Form 10-K, Exhibit 13
period 1998-12-31
ONEIDA FINANCIAL CORP
filed 1999-03-30
CIK 1070190

EXHIBIT 13


                       1998 ANNUAL REPORT TO STOCKHOLDERS

                               Annual Report 1998

                                Table of Contents









         President's Message to Shareholders

         "Your Link to a Brighter Future"

         Selected Consolidated Financial Data

         Management's Discussion and Analysis of
         Financial Condition and Results of Operations

         Report of Independent Accountants

         Consolidated Financial Statements

         Notes to Consolidated Financial Statements

         Officers and Board of Directors

         Corporate Information
from left to right:

Thomas H. Dixon,
Senior Vice President, Credit Administration
Michael R. Kallet,
President, Chief Executive Officer & Trust Officer
Eric E. Stickels,
Senior Vice President, Chief Financial Officer,
Corporate Secretary & Trust Officer


   {GRAPHIC-PHOTO OF ABOVE]

A Message to our Shareholders:

We are pleased to present you with the "first" Annual Report of Oneida Financial Corp., the stock holding corporation of Oneida Savings Bank. It is a unique honor for me to write this initial message to shareholders. Our reorganization to stock ownership after 133 years as a mutual savings bank, was a historic event for the Bank and our communities.

As one of Central New York's oldest, continuously operating businesses, this new form of ownership has allowed many of our loyal customers to become proud owners. Our Oneida Savings Bank family is truly bigger and better.

In light of the changes in the industry, our reorganization from a mutual savings bank to a state-chartered stock savings bank, gave us the control we needed to continue to be customer and community oriented. We feel the reorganization is the ultimate reinforcement of our independence and protects this institution as an asset to the communities we serve.

To demonstrate that commitment even further, we established The Oneida Savings Bank Charitable Foundation that is dedicated exclusively to supporting charitable causes and community development activities in the Bank's market area. This will help to support many worthy community activities for generations to come.

During our first full year's presence in Camden, we hit our corporate target of $3.5 million in deposits and became the Camden area's primary lending source, exceeding $6.2 million in loans. The Camden Branch Community Room has become an active home to many civic groups, confirming our belief that we have positive effects on the communities we serve.

In May, we celebrated the Grand Re-Opening of the Main Office. The renovation of our Main Office and Operations Center further allows us to deliver a new level of service. By restructuring our interior floor plan of the Main Office, we increased speed of interdepartmental communication and delivery of services. In the end, the result has been increased customer convenience with the improvements well received by everyone.

In the first quarter of 1998 the Bank made a commitment to expand our Trust Department with the appointment of staff dedicated exclusively to enhancing product offerings and providing a high level of service. We are pleased to report that the department exceeded expectations for 1998 and will become an increasingly important part of our financial products.

In October, we launched the One Card, our debit card entry into the market. This product allows customers to access their OSB accounts through MasterCard acceptance at over 15 million merchants worldwide. We look forward to checking account growth, cross-selling new accounts and increasing fee revenue over the next year due to this new product offering.

The Bank has maintained its own "in-house" data processing center for over a decade. This past year we upgraded our system to a state-of-the-art client-server based platform. The upgrade allows for potential expansion, new products and addresses Y2K concerns. In particular, this platform upgrade prepares us for the world of internet banking, which we will embrace in 1999.

All of these accomplishments in 1998 could not have occurred without the outstanding efforts put forth by our Oneida Savings Bank team of dedicated employees.

As Oneida Financial Corp. begins its first full year, we can only look forward to the positive effects that our solid preparations will bring to everyone involved. The high level of commitment by our employees, the strength of our communities and our loyal shareholders and customer base will continue to strengthen Oneida Financial Corp. in the years to come. We look forward to welcoming the challenges of expansion and growth and renew our pledge to continue being the leading community bank in the areas we serve.

/S/Michael R. Kallet
--------------------
Michael R. Kallet
President and Chief Executive Officer

[graphic-photo]

                                                                               6
"Your Link to A Brighter Future"

Oneida Savings has taken on many challenges in the past year, in part to prepare for the new century and in part to counter the many changes the banking industry has undergone.

We took our physical changes one step further. We adopted a new logo and slogan to reinforce our mission to our customers. This new icon, two interlocking "O"s, represents the symbol of our philosophy, which is our devoted partnership with the communities we serve. It is our promise of continued strength, unity and unwavering commitment to our customers. "Your Link to a Brighter Future" further signifies our pledge to our customers. Both the icon and the slogan were carefully selected to strengthen our relationship with our customers, and reassure them that in light of all the changes taking place, our loyalty lies with them.

Oneida Savings also met the demands of our customers when the One Card was launched, which is Oneida Savings entry into the debit card arena. This allows our customers the ultimate in purchasing convenience. Our advertising theme "Gotta Get One!" is a consumer-friendly call to action to increase brand awareness and market demand for this exciting new fee generating product.

Another consumer demand in our market area proved to be an opportunity for Oneida Savings as we enhanced our Trust Services Department. Now we offer a fully-staffed, full service Trust department that is headed by Charles R. Stevens, CTFA, Vice President, Trust & Investment Services. So far, this fee generating service has proven successful. Under Stevens, Trust Assets are now at $18.9 million, an increase of nearly $15.0 million with 111 accounts.

More market opportunities arose and new efforts have been focused on our Business Banking Services. This department generates low cost-of-funds deposits as well as higher yielding assets such as business loans. Oneida Savings has promoted James L. Lacy to Senior Business Banking Officer, to oversee Business Banking development. His 30 years of Commercial Banking experience in our market area, made him the ideal candidate.

Since we have effective sales teams in place, our computer platform upgrade provides the opportunity to focus on the future-- internet banking. The internet's purpose is to provide information to those who seek it, therefore we feel this new service delivery option will be an effective tool for Oneida Savings' growth. Our internet presence will also show we offer both high-tech and the personal touch.

In keeping true to our roots, a prime focus remains in Residential Mortgage Lending. Over the past twelve months, the low interest rate environment led to an increase in fixed-rate one-to-four family loan originations, which were originated for resale in the secondary market on a servicing retained basis. Rick Lounsbury, former Senior Vice President at Onbank, has been hired for his significant experience in marketing loans in the secondary market. We are looking forward to increased growth in this area, thereby increasing shareholder value.

Enormous changes and preparations continue, which will amount to growth and prosperity in the future. Our diligence in seeking and recognizing opportunities will increase shareholder value moving forward. As we begin to realize our full potential we hope to continue with a full speed ahead approach to doing business that will build stronger customer relationships and increase shareholder value.

blank page

Selected Consolidated Financial Data

The following table sets forth selected consolidated historical financial data of the Company as of and for each of the years in the five-year period ended December 31, 1998. The historical "Selected Financial Condition Data" and historical "Selected Operations Data" are derived from the audited financial statements. The "Selected Financial Ratios" and other data for all periods are unaudited. All financial information in these tables should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the related notes thereto included elsewhere in this annual report.

                                                                    At December 31,
                                                 1998        1997        1996        1995      1994
                                              --------    --------    --------    --------   --------
Selected Financial Condition Data:                                (in thousands)
Total assets                                  $248,781    $210,637    $211,095    $205,531   $201,120
Loans receivable, net                          132,256     142,368     135,872     140,677    141,290
Mortgage-backed securities                      20,022      11,780       4,725         280        410
Investment securities                           62,669      43,525      52,926      47,758     47,381
Deposits                                       194,205     182,961     185,508     181,385    179,725
Borrowed funds                                  10,000           -           -           -          -
Retained earnings                               27,710      26,649      25,364      23,616     21,997
Paid in capital and common stock                15,903           -           -           -          -
Stockholders' equity                            44,134      27,120      25,538      23,951     21,249

                                                              Years ended December 31,
                                                1998        1997       1996         1995       1994
                                              --------    --------    --------    --------   --------
Selected Operations Data:                                         (in thousands)
Total interest income                          $16,236     $15,863     $15,154     $14,584    $13,844
Total interest expense                           7,999       7,897       7,895       7,628      6,777
   Net interest income                           8,237       7,966       7,259       6,956      7,067
      Provision for loan losses                      -         477        (103)         80        412
   Net interest income after provision
       for loan losses                           8,237       7,489       7,362        6,876     6,655
Non-interest income                                966         822         801         910        727
Non-interest expense                             7,379       6,145       5,390       5,270      5,479
Income before income taxes                       1,824       2,166       2,773       2,516      1,903
Income taxes                                       762         881       1,025         898        667
   Net income                                   $1,062      $1,285      $1,748      $1,618     $1,236

                                                               Years ended December 31,
                                                  1998      1997         1996        1995      1994
                                              --------    --------    --------    --------   --------
Selected Financial Ratios:
   Performance ratios:
Return on average assets                         0.49%       0.61%       0.84%       0.80%      0.60%
Return on average equity                         3.54%       4.83%       7.10%       7.13%      5.85%
Net interest margin                              4.01%       3.97%       3.66%       3.62%      3.57%
Efficiency ratio                                80.18%      69.93%      66.87%      67.00%     70.29%
Ratio of average interest-earning assets
   to average interest-bearing liabilities     118.21%     117.89%     116.27%     114.83%    113.26%

   Asset quality ratios:
Nonperforming assets to total assets             0.52%       0.57%       0.92%       1.15%      1.40%
Nonperforming loans to total assets              0.43%       0.42%       0.52%       0.67%      1.06%
Allowance for loan losses to loans receivable,
    net                                          1.17%       1.26%       1.14%       1.27%      1.50%
Allowance for loan losses to nonperforming
   loans                                       145.84%     200.75%     141.80%     130.02%     96.23%

   Capital ratios:
Total capital to total assets                   17.74%      12.88%      12.10%      11.65%     10.57%
Average equity to average assets                13.82%      12.69%      11.88%      11.21%     10.26%

Number of full-service offices                       5           5           4           4          4

Management's
Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
This section presents Management's discussion and analysis of and changes to the Company's consolidated financial results of operations and condition and should be read in conjunction with the Company's financial statements and notes thereto included herein.

When used in this Annual Report the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Operating Strategy
--------------------------------------------------------------------------------
In guiding the Bank's operations, Management has implemented various strategies designed to enhance the institution's profitability consistent with safety and soundness consideration. These strategies include: (i) operating as a community-bank that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) originating fixed-rate residential real estate loans for resale in the secondary market while retaining adjustable rate mortgage ("ARM") loans; (iii) increasing the level of higher yielding consumer, commercial real estate and commercial business loans; (iv) maintaining asset quality; (v) improving return on equity through the use of wholesale arbitrage transactions; and (vi) increasing fee income.

         Community Banking. The Oneida Savings Bank, the wholly owned subsidiary of Oneida Financial Corp., was established in Oneida, New York in 1866 and has been operating continuously since that time. Throughout its history, the Bank has been committed to meeting the financial needs of the communities in which it operates and providing quality service to its customers. Management believes that the Bank can be more effective than many of its competitors in serving its customers because of its ability to promptly and effectively provide Senior Management responses to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of Senior Management. The group has an average tenure with the Bank of over ten years and each individual who comprises Senior Management has experience in the banking industry of approximately 20 years. In addition, the Bank intends to use the mutual holding company structure to maintain the institution as an independent community bank. The Oneida Savings Bank Charitable Foundation has been established as a means of furthering the Company's commitment to the communities in which it conducts business. Management intends to increase the services and products provided by the Bank to the communities it serves by marketing its Trust Department and offering new loan and investment products.

         Originating Fixed-Rate One-to-Four Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of adjustable rate one-to-four family residential loans within Madison County and the surrounding counties. During the year ended December 31, 1998 and the year ended December 31, 1997, the Bank originated $24.5 million and $15.9 million, respectively, of one-to-four family mortgage loans. As of December 31, 1998, approximately $82.4 million or 61.6% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $69.5 million were ARM loans and $12.9 million had fixed rates of interest. During the past year, and as a result of the current low interest rate environment, most of the Bank's one-to-four family loan originations have been fixed-rate loans. Fixed-rate one-to-four family loans are originated for resale in the secondary market without recourse and on a servicing retained basis. ARM loans are retained in the Bank's portfolio. Of the $24.5 million of one-to-four family loans originated during the twelve months ended December 31, 1998, $19.1 million had fixed rates of interest. The Bank has recently hired a mortgage banker with significant experience marketing loans in the secondary market. The Bank is currently developing new single-family residential loan products, and is a qualified FHA lender.

         Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate Lending. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, Management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 1998, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $15.6 million, $13.5 million and $11.5 million, respectively. In the aggregate, these loans totaled $40.6 million, or 30.3%, of the Bank's total loan portfolio. Because the yields on these types of loans are generally higher than the yields on one-to-four family residential real estate loans, the Bank's goal over the next several years is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

         Maintaining Asset Quality. The Bank's high asset quality is a result of its conservative underwriting standards, the diligence of its loan collection personnel and the stability of the local economy. In addition, the Bank also invests in mortgage-backed securities issued by FHLMC, FNMA and GNMA and other investment securities, primarily U.S. Government securities and federal agency obligations. The Bank will only purchase investment securities which are rated A or higher by Moody's Investment Rating Service. At December 31, 1998, the Bank's ratio of nonperforming loans to total assets was 0.43% compared to 0.42% and 0.52% at December 31, 1997 and 1996, respectively. At December 31, 1998, the Bank's ratio of allowance for loan losses to total loans was 1.17% compared to 1.26% and 1.14% for the prior periods.

         Improving Return on Equity Through Wholesale Arbitrage Transactions. As a complement to the Bank's lending activities, the Bank buys investment securities. In order to enhance return on equity, the Bank has entered into wholesale borrowing transactions with the Federal Home Loan Bank of New York ("FHLB") as a funding source for the purchase of investment securities and mortgage-backed securities. The arbitrage transaction results in the leveraging of capital to increase net revenues through the positive spread between the borrowing rate and investment returns. The Bank enters into these transactions in order to put capital to work rather than force the origination of loans that do not fit the Bank's risk profile. Due to the narrow interest margins attainable through wholesale arbitrage transactions, as compared with traditional retail bank operations, the Company's net interest margins will decrease. In addition, the transactions increase total assets and reduce the return on assets in favor of improved return on equity and enhanced shareholder value. At December 31, 1998, the Bank had total borrowings of $10.0 million at an average cost of 5.14%. Due to the fact that the arbitrage transactions were executed during the fourth quarter of 1998, the incremental revenue for the year was not significant.

         Increasing Fee Income. The Bank has sought to increase its income by increasing its sources of fee income. In this regard, the Bank has hired an experienced trust officer and the Bank intends to enhance the visibility of the Trust Department. Consequently, the Bank expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 1998, the Trust Department had $18.9 million in assets under management. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 1998, loans serviced by the Bank for others totaled $37.4 million. Finally, beginning in 1999, the Bank intends to offer investment products and brokerage services to its customers, and realize the financial impact of the late 1998 introduction of the Bank's new Debit Card Program, which will be additional sources of fee income.

Financial Condition
--------------------------------------------------------------------------------
         Assets. Total Assets at December 31, 1998 were $248.8 million, an increase of $38.2 million or 18.1%, from $210.6 million at December 31, 1997. The increase in total assets was primarily attributable to an increase of $27.4 million in investment and mortgage-backed securities and an increase of $20.4 million in federal funds sold. The

11

increase in assets reflects the Bank's leveraging strategy in contemplation of completing the company's stock offering as well as internal growth. The asset growth was partially offset by a decrease of $10.1 million in net loans receivable as a result of Management's decision to sell substantially all newly originated fixed-rate residential mortgage loans into the secondary market without recourse and on a servicing retained basis. During the period of January 1, 1998 through December 31, 1998 a total of $16.5 million in fixed-rate residential mortgage loans were sold.

Management has sought to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. Total consumer and commercial business loans increased by $4.8 million during 1998.

         Liabilities. Total liabilities increased by $21.1 million or 11.5% to $204.6 million at December 31, 1998 from $183.5 million at December 31, 1997. The increase was the result of an increase in total deposits of $11.2 million and an increase in borrowings of $10.0 million. The deposit increase occurred in savings, money market and both interest and non-interest-bearing checking accounts. All of the Bank's branches experienced deposit growth. The Bank's newest branch, which opened in December 1997, contributed $2.9 million of the deposit volume increase. The Bank emphasized attracting low cost of funds deposit accounts during 1998. While certificates of deposit accounts decreased by $1.9 million or 1.7%, all other deposit accounts increased by $13.1 million, to $85.3 million at December 31, 1998 from $72.2 million at December 31, 1997, an increase of 18.1%. The increase in deposits partially reflects the receipt of stock subscription. The increase in borrowings reflects the Bank's strategy of leveraging its capital in contemplation of completion of the stock offering.

         Stockholders' Equity. Total Stockholders' equity at December 31, 1998 was $44.1 million, an increase of $17.0 million from $27.1 million at December 31, 1997. The increase in stockholders' equity is primarily a result of the net proceeds received from the stock offering completed on December 30, 1998 providing a total of $15.9 million additional capital. After-tax net income of $1.1 million also contributed to the increase in stockholders' equity. The Company completed its reorganization on December 30, 1998, as such, no cash dividend has been declared. It is the intention of the Company to pay an annual cash dividend of $.30 per share, payable semi-annually. The payment of dividends is expected to begin following the second quarter of 1999.

Analysis of Net Interest Income
--------------------------------------------------------------------------------
The Bank's principal business has historically
consisted of offering savings accounts, and other deposits to the general public and using the funds from such deposits to make loans secured by residential and commercial real estate, as well as consumer and commercial business loans. The Bank also invests a significant portion of its assets in investment securities and mortgage-backed securities, both of which are classified as available for sale. The Bank's results of operations depend primarily upon its net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as the changing interest rates when differences exist in the repricing of assets and liabilities.

Average Balance Sheet. The following table sets forth certain information relating to the Bank for the years ending December 31, 1998, 1997 and 1996. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.

Table I. Average Balance Sheets and Interest Margins

                                                                 For the Years Ending December 31,
                                                  1998                        1997                          1996
                                     ---------------------------  ---------------------------  --------------------------
                                       Average            Yield/  Average              Yield/  Average             Yield/
                                      Balance   Interest  Rate    Balance   Interest    Rate   Balance    Interest   Rate
                                                                   (dollars in thousands)
Interest-earning assets:
Loans receivable                     $138,953   $12,063   8.68%   $138,549  $11,973     8.64%    $137,030  $11,507   8.40%
Investment and MBS securities          56,646     3,736   6.60%     56,153    3,638     6.48%      53,578    3,281   6.12%
Federal funds                           7,274       347   4.77%      4,526      241     5.32%       6,697      357   5.33%
Equity securities                       2,550        90   3.53%      1,205       11     0.91%         900        9   1.00%
--------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets        $205,423   $16,236   7.90%   $200,433  $15,863     7.91%    $198,205  $15,154   7.65%
--------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
Money market deposits                 $12,519      $407   3.25%  $10,905     $349       3.20%     $12,001     $404   3.37%
Savings accounts                       44,481     1,295   2.91%   44,148    1,302       2.95%      45,422    1,342   2.95%
Interest-bearing checking               6,091       121   1.99%    5,632      111       1.97%       5,399      108   2.00%
Time deposits                         109,419     6,110   5.58%  109,326    6,135       5.61%     107,654    6,041   5.61%
Borrowings                              1,264        66   5.22%        0        0       0.00%           0        0   0.00%
--------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities   $173,774    $7,999   4.60% $170,011   $7,897       4.64%    $170,476   $7,895   4.63%
--------------------------------------------------------------------------------------------------------------------------

Net interest income                    $8,237                     $7,966                          $7,259
--------------------------------------------------------------------------------------------------------------------------
Net interest spread                                       3.30%                         3.27%                       3.02%
--------------------------------------------------------------------------------------------------------------------------
Net earning assets                    $31,649                    $30,422                         $27,729
--------------------------------------------------------------------------------------------------------------------------
Net interest margin                                       4.01%                         3.97%                       3.66%
--------------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning assets
   to interest-bearing liabilities                      118.21%                       117.89%                     116.27%
--------------------------------------------------------------------------------------------------------------------------

Rate and Volume Analysis. The following table presents the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

Table II. Rate and Volume Analysis

                                                          Years Ended December 31,
                                       1998 vs. 1997                            1997 vs. 1996
                                   Increase/(Decrease)                 Increase/(Decrease)
                                   -------------------------------    ------------------------------
                                                          Total                              Total
                                          Due to        Increase/            Due to        Increase/
                                   Volume       Rate    (Decrease)    Volume       Rate    (Decrease)

                                        (dollars in thousands)            (dollars in thousands)
Interest-earning assets:
Loans receivable                     $35         $55        $90          $131        $335       $466
Investment and
   mortgage-backed securities         33          65         98           167         190        357
Federal funds                        131         (25)       106         (116)          -        (116)
Equity securities                     47          32         79             3          (1)         2
----------------------------------------------------------------------------------------------------
Total interest-earning assets       $246        $127       $373          $185        $524       $709
----------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
Money market deposits                $52          $6        $58          $(35)       $(20)      $(55)
Savings accounts                      10         (17)        (7)         (38)         (2)        (40)
Interest-bearing checking              9           1         10             5          (2)         3
Time deposits                          5         (30)       (25)           94           -         94
Borrowings                            66           -         66             -           -          -
----------------------------------------------------------------------------------------------------
Total interest-bearing liabilities  $142        $(40)      $102           $26        $(24)         2
----------------------------------------------------------------------------------------------------

Net change in interest income                              $271                                 $707
====================================================================================================

Comparison of Operating Results for the Years Ended December 31, 1998 and December 31, 1997.
--------------------------------------------------------------------------------
         General. Net income for the year-ended December 31, 1998 decreased by $222,000 or 17.3%, to $1.1 million for the fiscal year ended 1998 from $1.3 million for the year ended December 31, 1997. The decrease was due primarily to an increase in operating and other expense as a result of the expense recognition for the establishment of The Oneida Savings Bank Charitable Foundation concurrent with the recent stock offering and the expenses resulting from the expansion of the Bank's branch network, trust services and mortgage operations. The increase in operating and other expenses was partially offset by increasing interest income through portfolio yield improvements in the loans and investments of the Bank due to portfolio diversification, improved other income and a reduction in the income tax provisions made through December 31, 1998 as compared with the same period in 1997.

         Interest Income. Interest income increased by $373,000, or 2.4%, to $16.2 million for the year ended December 31, 1998 from $15.9 million for the year ended December 31, 1997. The increase in interest income was derived from increases in the average balance of all interest-earning assets. Income on loans increased by $90,000; income on investments, including mortgage-backed securities, increased by $98,000; federal funds sold generated an additional $106,000 in income; and a $79,000 increase in income on equity securities.

The increase in income on loans resulted from an increase of $404,000 in the average balance of loans to $139.0 million in 1998 from $138.5 million in 1997, and a 4 basis point increase in the average yield on loans to 8.68% from 8.64%. Management's strategy is to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while originating for sale in the secondary market substantially all fixed-rate residential real estate loans. As of December 31, 1998 residential real estate loans totaled $82.4 million, a decrease of $14.4 million from December 31, 1997. During the same period a total of $16.5 million in fixed-rate residential real estate loans were sold in the secondary market. The decrease in loans resulting from the sales activity was partially offset by an increase in consumer and commercial business loans of $4.8 million during the period to $27.1 million at December 31, 1998 from $22.3 million at December 31, 1997.

Other interest-earning assets also contributed to the increase in interest income. The increase in income from investment and mortgage-backed securities was a result of an increase of $493,000 in the average balance of investments and mortgage-backed securities and an increase of 12 basis points in the average yield on investments and mortgage-backed securities. The increase in average yield resulted from an increase in mortgage-backed securities, particularly FHLMC and FNMA balloon investments, GNMA pooled securities, which provide higher returns due to longer terms to maturity, and the maintenance of investments in federal agency callable securities, which provide improved returns in the short term. The increase in income on federal funds sold is the result of an increase in the average balance of $2.7 million to $7.3 million during 1998 as compared with $4.5 million during 1997. This increase was partially offset by a decrease of 55 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve Bank's decrease in short term rates during 1998. The increase in income from equity securities was attributable to a $1.3 million increase in the average balance of equity investments and an increase in the average yield of 262 basis points. The increase in the average yield on equity investments was due to the purchase of FHLB stock as a condition of FHLB membership, which returned dividends throughout 1998 at rates at or exceeding 7.00%. At December 31, 1998 the Bank held $1.2 million in FHLB stock as compared with $306,000 at December 31, 1997 which was acquired just prior to year-end 1997.

         Interest Expense. Interest expense was $8.0 million for the year ended December 31, 1998; an increase of $101,000 or 1.3% from $7.9 million for the year ended December 31, 1997. The increase in interest expense was primarily due to an increase in the average balance of interest-bearing liabilities in the 1998 period of $3.8 million as compared with the same period in 1997. This increase in average balance was partially offset by a 4 basis point decrease in the average interest rate paid on interest-bearing liabilities. The volume increase is primarily a result of an increase of $1.6 million in the average balance of money market accounts and $1.3 million on average for the year 1998 in borrowings outstanding as compared with no borrowings in the prior period. The decrease in the average rate paid on interest-bearing liabilities is primarily due to a decrease of 3 basis points in the average rate paid on time deposits to 5.58% during 1998, from 5.61% during 1997.

         Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb future charge-offs and loans deemed uncollectible. In determining the appropriate level of the allowance for loan losses, Management considers past and anticipated loss experience, evaluations of collateral, current and anticipated economic conditions, volume and type of lending activities and the levels of non-performing and other classified loans. The allowance is based on estimates and the ultimate losses that may occur may vary from such estimates. Management of the Bank assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

The Bank assessed the methods used to determine loan loss allowance adequacy and implemented a new methodology at year-end 1997. The new method takes a more conservative approach and is more aggressive in determining adequate allowance levels than the earlier formula utilized by the Bank. The new method considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Due to this new method employed by the Bank, a large provision to the allowance for loan losses was charged at year-end 1997 resulting in net provisions for the year ended December 31, 1997 of $477,000. The quarterly assessment of allowance adequacy has not resulted in the need for additional provisions to the allowance for loan losses during 1998 due primarily to the reduction in total loans of $10.7 million to $133.8 million at December 31, 1998 and a consistent level of nonperforming assets between the two periods. The balance of the allowance for loan losses decreased to $1.5 million at December 31, 1998, from $1.8 million at December 31, 1997.

         Operating Income. Operating income increased by $144,000 or 17.5%, to $966,000 for the year ended December 31, 1998 from $822,000 for the year ended December 31, 1997. The increase was primarily the result of an improved capital gains distribution received on an institutional mutual fund held by the Bank, which increased by $111,000 to $194,000 for 1998 from $83,000 for 1997. Revenue improved on the Bank's secondary market loan sales and servicing activities, which increased by $76,000 to $193,000 in income through December 31, 1998 from $117,000 through December 31, 1997. Other operating income decreased in 1998 to $579,000 from $622,000 in 1997, a decrease of $43,000 or 6.9%.

         Operating and Other Expenses. Operating and other expenses increased by $1.2 million, or 20.1%, to $7.4 million for the year ended December 31, 1998 from $6.1 million for the year ended December 31, 1997. The increase was due to the recognition of additional contribution expense of $386,000, an increase in salaries and employee benefits of $591,000, an increase of $249,000 in occupancy and equipment, an increase of $57,000 in travel and meeting expenses, and an increase of $51,000 in professional fees. These increases were partially offset by a decrease of $100,000 during 1998 in other operating expenses.

Salaries and employee benefits increased to $3.7 million for the year ended December 31, 1998 from $3.1 million for the same period in 1997. The increase was primarily the result of an additional 10 full-time equivalent employees hired by the Bank to support the expansion of the branch network, trust services and mortgage operations. In addition, an ESOP contribution and modest merit increases made in 1998 contributed to the increase in salary and benefit expense. Occupancy and equipment expenses increased to $1.4 million for 1998 from $1.2 million for 1997, this is a result of the opening of a new branch office and the renovation of the Bank's main office and operations center. Contribution expense for the year ended December 31, 1998 was $825,000 compared with $440,000 for the same period in 1997. The increased expense level was a result of the creation of a charitable foundation in connection with the reorganization and stock offering. Contribution expense of $802,000 was recognized as a result of the foundation on a pre-tax basis during 1998. Travel and meeting expenses increased during 1998 as a result of the installation, training and conversion of the Bank's new in-house data processing system. Professional fees increased as a result of additional legal and audit fees incurred relating to the Bank's corporate and strategic planning prior to reorganization.

Income Tax. Income tax expense was $762,000 for the year ended December 31, 1998, a reduction of $119,000 from the 1997 income tax provision of $881,000. The effective tax rate increased to 41.8% for 1998 from 40.7% for 1997.

Comparison of Operating Results for
the Years Ended December 31, 1997
and December 31, 1996.
--------------------------------------------------------------------------------
         General. Net income for the year ended December 31, 1997 decreased by $463,000, or 26.5%, to $1.3 million for the fiscal year 1997 from $1.7 million for the year ended December 31, 1996. The decrease was primarily due to an increase in operating and other expense as a result of expense recognition of various contribution pledges, construction expenses and a significant provision for the allowance for loan losses. The decrease was partially offset by an increase in interest income that primarily resulted from an increase in the average balance of interest-earning assets and a decrease in the average balance of interest-bearing liabilities.

         Interest Income. Interest income increased by $709,000, or 4.7%, to $15.9 million for the year ended December 31, 1997 from $15.2 million for the year ended December 31, 1996. The increase was due primarily to a $466,000 increase in income from loans and a $359,000 increase in income from investment and equity securities. These increases were partially offset by a $116,000 decrease in income from federal funds sold.

The increase in income from loans was attributable to a $1.5 million increase in the average balance of loans to $138.5 million from $137.0 million, and an increase of 24 basis points in the average yield on loans from 8.40% to 8.64%. The origination and portfolio growth of the Bank's commercial real estate, consumer and commercial loans was responsible for the loan portfolio growth. During 1997, a total of $30.2 million of commercial real estate, consumer and commercial business loans were originated as compared with $17.7 million during 1996. The Bank continued to originate and retain adjustable rate one-to-four family real estate loans and originate for sale in the secondary market substantially all fixed-rate one-to-four family real estate loans. Due to loan sales and repayments the portfolio of one-to-four family real estate loans decreased by $3.8 million, although originations of one-to-four family loans remained stable.The decrease in one-to-four family loans was more than offset by an increase in all other loan categories exclusive of one-to-four family residential loans of $10.3 million during 1997.

The increase in income from investment and mortgage-backed securities was attributable to a $2.6 million increase in the average balance of investment and mortgage-backed securities to $56.2 million from $53.6 million, and an increase of 36 basis points in the average yield on investment securities to 6.48% from 6.12%. The volume increase was the result of improved cash management decreasing the level of short-term federal funds sold to longer term, higher yielding investment securities. The reduction in federal funds sold was attributable to 85% of the volume increase of investment securities. The yield improvement in the investment portfolio resulted from the investment in slightly longer-term investments, primarily callable federal agency securities and short-term and medium-term mortgage-backed securities.Given the interest rate environment these securities provided a higher return over the short-term with the likelihood that the call provisions or expected prepayments would shorten the average life of the securities.

         Interest Expense. Interest expense remained the same at $7.9 million for the year ended December 31, 1997 and 1996. The average rate paid on interest-bearing liabilities increased by 1 basis point to 4.64% from 4.63%.
This increase was offset by a decrease in the average balance of interest-bearing liabilities of $465,000, to $170.0 million in 1997 from $170.5 million in 1996. The increase in average rate paid on interest-bearing liabilities was due to a shift in the portfolio mix from lower yielding savings accounts and money market deposits to certificates of deposit. The average balance of Certificate of Deposit increased $1.7 million to $109.3 million during 1997 from $107.7 million during 1996. Money market deposits decreased in average balance by $1.1 million to $10.9 million for the year ended December 31, 1997. A decrease in the interest rates paid on money market deposits resulted in some accounts transferring into higher yielding time deposits. Savings accounts also decreased on average by $1.3 million during 1997. This continued a trend of customers moving from traditional core deposits to higher yielding options including time deposits and non-bank financial products. Interest-bearing checking account average balances increased by $233,000 during 1997 as a result of the Bank's emphasis on all checking products.

         Provision for Loan Losses. The Bank's provision for loan losses increased by $580,000, from a net recapture in the allowance for loan losses during 1996 of $103,000, to total provisions during 1997 of $477,000. The Bank instituted a new method for evaluating the Bank's allowance for loan losses at year-end 1997. The previous method allowed for the recapture of allowance upon the specific charge-off and disposal of collateral of a reserved loan. This prior method resulted in the negative provision recorded for the year ended 1996. The increase in provision expensed during 1997 is reflective of management's objective to increase the allowance for loan losses in response to portfolio volume increases and changes in the loan portfolio composition as the Bank redirects loan origination and retention toward commercial real estate, consumer and commercial business loans. Additionally, the level of provision made in 1997 reflects an increase in loan charge-offs of $123,000, to a total of $299,000 for the year ended December 31, 1997, from $176,000 for the year ended December 31, 1996. The increase in charge-offs, changes in the composition of the loan portfolio and an increase of $6.9 million in total loans resulted in management's decision to increase the provision for loan losses.

         Operating Income. Operating income was $822,000 for the year ended December 31, 1997, a $21,000, or 2.6% increase from $801,000 for the year ended December 31, 1996. This increase was primarily the result of improving revenue on secondary market loan sales and servicing activities, which increased from $71,000 in income through December 31, 1996 to $117,000 through December 31, 1997. Profit on the sale of securities decreased by $18,000 during 1997 to $82,000 for the year ended December 31, 1997 from $100,000 for 1996. Income from the Bank's checking accounts and ATM program decreased by $14,000, or 3.2%, to $429,000 from $443,000 as a result of the Bank's re-introduction of a free checking account into the product line. Other operating income increased in 1997 to $194,000 from $187,000 in 1996.

         Operating and Other Expenses. Operating and other expenses increased by $755,000, or 14%, to $6.1 million for the year ended December 31, 1997 from $5.4 million for the year ended December 31, 1996. The increase was due to the recognition of additional contribution expense of $338,000, an increase of $210,000 in salaries and employee benefits, an increase of $157,000 in occupancy and equipment, an increase of $45,000 in legal fees and an increase in FDIC assessments of $21,000. These increases were partially offset by a decrease of $16,000 in other operating expenses.

Contribution expense increased to $440,000 for 1997 from $102,000 for 1996. The additional contribution expense in 1997 was due to the recognition of expense, on an accrual basis, of all multiple year contribution pledges outstanding in anticipation of the formation of a charitable community foundation concurrent with the formation of the mutual holding company and stock issuance. Salaries and employee benefits increased to $3.1 million for 1997 from $2.9 million for 1996. Occupancy and equipment expenses increased to $1.2 million in 1997 from $1.0 million in 1996. The opening of a new branch during 1997 impacted both expense categories. The branch was our Bank's first expansion into a new market area in over 20 years and represents a unique opportunity in a community previously served by only large commercial banks. Salaries and employee benefits were also impacted during 1997 by the realization of the Bank's business banking services department. This new business unit was developed to support all account relationships of the business customer, from lending, to corporate cash services, to the personal banking needs of the business owner. This additional service and the staffing to support the service, has been well received by the business community and resulted in asset growth along those product lines. Legal fees increased to $93,000 in 1997 from $48,000 during 1996. The increase represents legal costs incurred during 1997 related to the Bank's corporate and strategic planning. Deposit insurance increased to $23,000 for the year of 1997 as compared with $2,000 for the year ended December 31, 1996, resulting from the FDIC's decision to raise the assessment for deposit insurance in 1997 to $0.013 per one hundred dollars of deposits from the minimal assessment charged in 1996.

         Income Tax. Income tax expense was $881,000 for the year ended December 31, 1997, a reduction of $144,000 from the 1996 income tax expense of $1.0 million. The effective tax rate increased to 40.7% for 1997 from 37.0% for 1996.

Management of Market Risk
--------------------------------------------------------------------------------
The Bank's most significant form of market risk is interest rate risk, as the majority of the Bank's assets and liabilities are sensitive to changes in interest rates. Ongoing monitoring and management of this risk is an important component of the Company's asset and liability management process. The Bank's mortgage loan portfolio, consisting primarily of loans on residential real property located in its market area, is subject to risks associated with the local economy. The Bank does not own any trading assets. The Bank does not engage in any hedging transactions, such as interest rate swaps and caps. The

Bank's interest rate risk management program focuses primarily on evaluating and managing the composition of the Bank's assets and liabilities in the context of various interest rate scenarios. Factors beyond Management's control, such as market interest rates and competition, also have an impact on interest income and interest expense.

         Concentration Risk. The Bank's lending activities are primarily conducted in Madison County, New York and the towns and villages in adjacent counties. If the local economy, national economy or real estate market weakens, the financial condition and results of operations of the Bank could be adversely affected. A weakening in the local real estate market or a decline in the local economy could increase the number of delinquent or nonperforming loans and reduce the value of the collateral securing such loans, which would reduce the Bank's net income.

Much of the Bank's market area is included in the 270,000-acre land claim of the Oneida Indian Nation ("Oneidas"). Over 13 years ago the United States Supreme Court ruled in favor of the Oneidas in a lawsuit which Management believes was intended to encourage the State of New York to negotiate an equitable settlement in a land dispute that has existed for 200 years. In December 1998, the Oneidas and the U.S. Justice Department filed motions to amend the long outstanding claim against the State of New York. If the motion were granted to amend the claim, various named and 20,000 unnamed additional defendants, who own real property in parts of Madison and Oneida Counties, would be included in the original suit. Neither the Bank nor the Company is a named defendant in the motion. The United States District Court is scheduled to hear arguments on the matter in late March 1999.

To date neither the original claim nor the motion to amend has had an adverse impact on the local economy or real property values. In addition, title insurance companies continue to underwrite policies in the land claim area with no change in premiums or underwriting standards. The Bank requires title insurance on all residential real estate loans, excluding home equity loans. Both the State of New York and the Oneidas have indicated in their respective communications that individual landowners will not be adversely affected by the ongoing litigation. The Company continues to monitor the situation.

         Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential monthly and bi-weekly adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated fixed-rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; and (iii) investing in shorter term securities which generally bear lower yields as compared to longer term investments, but which better position the Bank for increases in market interest rates. Shortening the maturities of the Bank's interest-earning assets by increasing shorter-term investments better matches the maturities of the Bank's certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 1998 totaled $65.5 million, or 35.7% of total interest-bearing liabilities. The strategy of investing in short-term securities may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed-rate loans and investments. However, management believes that reducing the exposure to interest rate fluctuations will enhance long-term profitability.

         Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature, reprice or otherwise cash flow within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 1998, the Bank's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was a negative 8.79%. During a period of rising interest rates, an institution with a negative gap position is likely to experience a decline in net interest income as the cost of its interest-bearing liabilities increases at a rate faster than its yield on interest-earning assets. In comparison, an institution with a positive gap is likely to realize a decline in its net interest income in a falling interest rate environment. Given the Bank's existing liquidity position and its ability to sell securities from its available for sale portfolio, the Bank's negative gap position will not have a material adverse effect on its operating results or liquidity position.

The following table sets forth the amounts of all interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998, which are anticipated by the Bank, based upon certain assumptions, to mature, reprice or cash flow in each of the future time periods shown (the "GAP Table"). Except as stated below, the table sets forth an approximation of the projected cash flow of assets and liabilities at December 31, 1998, on the basis of contractual maturities, scheduled loan amortizations, and scheduled rate adjustments within the selected time intervals. While the Bank believes the data to be reasonable, there can be no assurance that the contractual maturity and repricing periods will approximate actual future loan prepayment and deposit withdrawal activity.

Table III. Gap Analysis

                                                                           At December 31, 1998
                                       ------------------------------------------------------------------------------
                                         1999      2000        2001     2002      2003  Thereafter  Total  Fair Value
-------------------------------------------------------------------------------------------------------------------
Interest earning assets:                              (dollars in thousands)
Fixed rate:
   Loans receivable                    $9,680     $7,342   $  5,688  $ 3,990    $2,530    $9,243   $38,473  $38,972
      Average interest rate             7.93%      8.85%       8.98%    8.94%     8.54%     8.39%     8.84%
   Investment and MBS                   8,100      5,624      4,278    6,035    10,944    36,162    71,143   71,548
      Average interest rate             6.36%      6.25%       6.52%    6.54%     6.10%     6.28%     6.35%
Variable rate:
   Loans receivable                    66,704     13,860      3,210    5,839     3,071     2,642    95,326   97,915
      Average interest rate             8.26%      8.51%       8.82%    8.12%     7.47%     9.23%     8.27%
   Investment securities                6,865          -          -        -         -         -     6,865    7,228
      Average interest rate             5.78%          -          -        -         -         -     5.88%
   Federal funds                       22,100          -          -        -         -         -    22,100   22,100
      Average interest rate             5.50%          -          -        -         -         -     5.50%
   Equity Securities                        -          -          -        -         -     3,146     3,146    3,915
      Average interest rate                 -          -          -        -         -     6.32%     6.32%
-------------------------------------------------------------------------------------------------------------------
Total interest-earning assets$         113,449    $26,826 $  13,176  $15,864   $16,545   $51,193  $237,053 $241,678
-------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities
Fixed rate:
   Certificate accounts              $65,537     $23,267   $  9,967  $ 5,580    $4,432       $90  $108,873 $110,426
      Average interest rate             5.15%      5.93%      5.62%    5.87%     5.61%     4.44%     5.41%
Variable Rate:
   Savings deposits                    43,069          -          -        -         -         -    43,069   43,077
      Average interest rate             3.00%          -          -        -         -         -     3.00%
   Money market and NOW                21,700          -          -        -         -         -    21,700   21,706
      Average interest rate             2.88%                     -        -         -         -     2.88%
Borrowings                              5,000          -          -        -     5,000         -    10,000    9,991
   Average interest rate                5.28%          -          -        -     4.99%         -     5.14%
-------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities  $135,306     $23,267   $  9,967  $ 5,580    $9,432       $90  $183,642 $185,200
-------------------------------------------------------------------------------------------------------------------

Interest sensitivity gap per period $(21,857)     $3,559   $  3,209  $10,284    $7,113   $51,103   $53,411
-------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap $(21,857)   $(18,298)  $(15,089) $(4,805)   $2,308   $53,411   $53,411
-------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning assets to
   interest-bearing liabilities        83.85%     115.30%    132.20%  284.30%   175.41% 56881.11%   129.08%
-------------------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap
   as a percentage of total assets     -8.79%      -7.36%     -6.07%   -1.93%     0.93%    21.47%    21.47%
-------------------------------------------------------------------------------------------------------------------

The Gap table shown includes all interest sensitive assets and liabilities grouped based upon instruments with common characteristics. The following assumptions were used to prepare the table. Fixed-rate loans with amortizing payments are scheduled according to amortized cash flows, since this represents a repricing opportunity on funds received as payments. Fixed-rate demand loans, time notes or any other fixed-rate loans with no scheduled amortizing payment are assigned by final maturity. Investment and mortgage-backed securities are scheduled based on the earlier of their maturity date or next scheduled call date. Variable rate loans are assumed to cash flow as of their next scheduled repricing date since this represents a repricing opportunity. Federal funds are assigned to immediate repricing since they represent an overnight investment and therefore they mature and reprice daily. Equity securities have no stated maturity and are considered by the Bank as long-term investments and therefore are grouped in the final maturity category. Fixed-rate certificate accounts are assigned by final maturity dates. Variable rate savings, money market and NOW deposits have no stated maturity date, however due to the relatively high degree of sensitivity to interest rate changes, these instruments are assumed to cash flow within one year. Except as described above, the GAP table does not take into account prepayments of loans, mortgage-backed securities or investments nor does the table assume any decay rates for deposits or early withdrawal activity for certificate accounts.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements, and the use of interest rate risk measurements to generally measure market risks. Although certain assets and liabilities may have similar maturities or terms to repricing, they may react in different degrees to changes in market interest rates. The change in interest rates on certain types of assets and liabilities may lag behind changes in market rates. Certain assets, such as ARM loans have features that restrict changes in interest rates from year to year and over the life of the loan. Moreover, changes in interest rates, prepayments and early withdrawals of certificates of deposits would affect the results set forth in the GAP table. Finally, the ability of some borrowers to service their adjustable rate loans may decrease in the event of interest rate increases. There are no other interest-earning assets or liabilities that have been omitted from the table.

         Year 2000. Like many financial institutions, the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern that on January 1, 2000 computers will be unable to "read" the new year and as a consequence, there may be widespread computer malfunctions. The Bank utilizes an in-house data processing service to process loan or deposit information. In 1998, the Bank completed installation of a year 2000 compliant internal deposit and loan data processing system. Management believes, based upon the advanced technology of the computer hardware installed in 1998, as well as the documented testing of the software used by the Bank and the FDIC's recent examination of the software for year 2000 compliancy, that the internal deposit and loan data processing system is year 2000 compliant. The Bank also updated the software for its check processing and check clearing systems, which was completed in December 1998. In addition, the Bank utilizes third party processors to support its ATM, ACH and wire transfer systems. Internal testing of these systems has not resulted in problems handling the century change.

Management has developed a formal written plan to resolve the year 2000 issue. The Bank's written plan addresses the year 2000 issue by establishing (i) an organizational phase in which senior bank personnel were assigned responsibility for identifying the scope of the year 2000 problem by functional area; (ii) an inventory phase, in which all of the Bank's systems were evaluated to determine if a year 2000 issue existed and the potential exposure to the Bank if the system did fail. At this phase, Bank personnel were assigned to determine the specified remediation that was necessary to address each year 2000 problem;
(iii) an assessment phase, during which all vendors, associated with the Bank's internal and external computer systems were contacted and asked to advise the Bank of whether their systems hardware and software was year 2000 compliant;
(iv) a remediation phase, in which the Bank took steps to ensure that the computer systems on which the Bank relies are year 2000 compliant, (v) the testing phase, during which the Bank seeks to ensure that its computer systems are year 2000 compliant and (vi) the contingency planning phase, during which the Bank prepares a Contingency and Business Resumption Plan should circumstances warrant.

The Bank is in the process of testing its computer applications and hardware to ensure that they will be able to read the year 2000. Testing of the Bank's applications and hardware that has occurred through December 31, 1998 has resulted in satisfactory progress toward the Bank being year 2000 compliant. Based on the current timetable, testing is expected to be completed by March 1999. The Bank is in the process of developing a contingency plan for the year 2000 issue, and intends to have a contingency plan established by year-end. As part of the contingency plan, the Bank will identify potential alternative suppliers of computer services (including third- party vendors) and processing methods. Management will continue to monitor this issue and report to the Board of Directors on a monthly basis until full compliance is obtained from all vendors.

Through December 31, 1998, the cost incurred to address the year 2000 issue or otherwise upgrade and test the Bank's computer capabilities have been approximately $225,000. Additional costs related to the year 2000 issue will be expensed as they are incurred, except for the costs, if any, for new hardware and software that is purchased, which will be capitalized. The funds used to address the year 2000 issue have been obtained from operating income. Management does not expect that the additional costs to be incurred in connection with the year 2000 issue will have a material impact on the Bank's financial condition or results of operations. System replacement and testing has not delayed other information technology projects to date.

         Liquidity. The Bank's primary sources of funds are deposits; proceeds from the principal and interest payments on loans; mortgage related, debt and equity securities; and to a lesser extent, proceeds from the sale of fixed-rate residential real estate loans and additional borrowing ability available as needed. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales and borrowings are greatly influenced by general interest rates, economic conditions and competition.

Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 1998, cash and interest-bearing deposits totaled $26.2 million, or 10.5% of total assets.

If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the Federal Home Loan Bank of New York ("FHLB"). The Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 1998, the Bank had approximately $20.9 million available to it under the FHLB borrowing agreement. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. At December 31, 1998, the Bank had $10.0 million in borrowings outstanding with the FHLB in repurchase agreements.

The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 1998, the Bank had outstanding commitments to originate loans of $10.3 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

Certificates of Deposit, which are scheduled to mature in one year or less from December 31, 1998, totaled $65.5 million. Based upon the Bank's experience and its' current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

In 1999, the Bank plans to continue renovating and expanding the Bank's retail banking franchise. The construction costs and equipment of these offices is expected to cost approximately $2.0 million. Management anticipates it will have sufficient funds available to meet its planned capital expenditures throughout 1999.

         Capital Requirements. The FDIC has adopted risk-based capital guidelines to which the Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. The Bank is required to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the Bank's "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk.

These guidelines divide a savings bank's capital into two tiers. The first tier ("Tier I") includes common equity, retained earnings, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets (except mortgage servicing rights and purchased credit card relationships subject to certain limitations). Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions.

Based on the foregoing, the Bank is currently classified as a "well capitalized" savings institution.

                               Minimum
                              Required       Actual
                              --------       ------
     Tier I Capital to
        Average Assets            4%       15.85%
     Tier I Capital to Risk-
        Weighted Assets           4%       26.95%
     Total Capital to Risk-
        Weighted Assets           8%       28.37%

         Impact of New Accounting Standards. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designed as a fair value hedge, a cash flow hedge, or a foreign currency hedge. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and, accordingly, would apply to the Company beginning on January 1, 2000. The Company has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

In October, 1998 the FASB issued SFAS No. 134, "Accounting for Mortgage-backed Securities retained after the Securitization of Mortgage Loans held for sale by a Mortgage Banking Enterprise", which require that after the securitization of mortgage loans held for sale, the entity classify the resulting mortgage-backed security or other retained interests based on its ability and intent to sell or hold those investments. SFAS No. 134 is effective for the first quarter beginning after December 15, 1998 and accordingly would apply to the Company for the quarter ended March 31, 1999. The Company has not engaged in retaining securities after the securitization of its mortgage loans held for sale and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 134 is not expected to have a material impact on the Company's financial statements.

Report of Independent Accountants

The Board of Directors
Oneida Financial Corporation
Oneida, New York


In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Oneida Financial Corporation and its subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP
Syracuse, New York
January 19, 1999

Oneida Financial Corporation
Consolidated Statements of Condition
December 31, 1998 and 1997
Assets
                                                       1998              1997
                                                  ------------      ------------
Cash and due from banks                             $4,056,047        $4,364,055
Federal funds sold                                  22,100,000         1,700,000

   Total cash and cash equivalents                  26,156,047         6,064,055

Investment securities, at fair value                62,668,656        43,525,625
Mortgage-backed securities, at fair value           20,022,420        11,779,690

Mortgage loans held for sale                         1,862,923           191,517
Loans receivable                                   131,935,891       143,969,053
Allowance for credit losses                         (1,542,542)       (1,792,715)
                                                  ------------      ------------
   Net loans receivable                            130,393,349       142,176,338

Premises and equipment, net                          4,853,534         3,811,533
Accrued interest receivable                          1,600,342         1,567,629
Refundable income taxes                                420,946           144,946
Other real estate                                      224,193           308,000
Other assets                                           578,725         1,067,713
                                                  ------------      ------------
   TOTAL ASSETS                                   $248,781,135      $210,637,046
                                                  ============      ============


Liabilities and Stockholders' Equity

Due to depositors                                 $193,398,105      $182,044,928
Mortgagors' escrow funds                               806,777           915,956
Borrowings                                          10,000,000
Other liabilities                                      442,287           556,175
                                                  ------------      ------------
   Total liabilities                               204,647,169       183,517,059

Stockholders' equity:
  Common stock, $.10 par value, 8,000,000 shares
     authorized; 3,580,200 shares issued and
     outstanding                                       358,020
  Additional paid-in capital                        15,545,422
  Retained earnings                                 27,709,840        26,648,512
  Common shares issued under employee
     stock plans-unearned                            (401,322)
  Accumulated other comprehensive income               922,006           471,475
                                                  ------------      ------------
Total stockholders' equity                          44,133,966        27,119,987
                                                  ------------      ------------

   TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                           $248,781,135      $210,637,046
                                                  ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corporation
Consolidated Statements of Income
Years Ended December 31, 1998, 1997 and 1996

                                                       1998             1997              1996
                                                   -----------       -----------     -----------
Interest and dividend income:
  Interest and fees on loans                       $12,063,146       $11,973,668     $11,507,029
  Interest and dividends on investment securities:
     U. S. Government and agency obligations         2,246,841         2,323,169        1,351,938
     Corporate obligations                             667,594         1,087,658        1,684,530
     Mortgage-backed securities                        654,794            13,436           14,670
     Other                                             255,833           224,687          239,384
  Interest on federal funds sold
     and interest-bearing deposits                     347,470           240,597          356,664
                                                   -----------       -----------      -----------
      Total interest and dividend income            16,235,678        15,863,215       15,154,215
                                                   -----------       -----------      -----------

Interest expense:
  Savings deposits                                   1,295,386         1,240,791        1,273,426
  Money market and Super NOW                           527,857           460,486          511,611
  Time deposits                                      6,109,874         6,196,440        6,110,432
  Short-term borrowings                                 51,353
  Long-term borrowings                                  14,452
                                                   -----------       -----------      -----------
     Total interest expense                          7,998,922         7,897,717        7,895,469
                                                   -----------       -----------      -----------

     Net interest income                             8,236,756         7,965,498        7,258,746

Provision for credit losses                                  0           476,886         (103,215)
                                                   -----------       -----------      -----------

     Net interest income after
        provision for credit losses                  8,236,756         7,488,612        7,361,961

Other income                                           965,934           821,530          800,741

Other expenses                                       7,378,945         6,144,510        5,389,622
                                                   -----------       -----------      -----------

     Income before income taxes                      1,823,745         2,165,632        2,773,080

Provision for income taxes                             761,417           881,000        1,025,300
                                                   -----------       -----------      -----------

     NET INCOME                                     $1,062,328        $1,284,632       $1,747,780
                                                    ==========        ==========       ==========

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corporation
Consolidated Statements of Comprehensive Income
Years Ended December 31, 1998, 1997 and 1996



                                                       1998              1997              1996
                                                    ----------        ----------       ----------
Net income                                          $1,062,328        $1,284,632       $1,747,780
Other comprehensive income, net of tax

Unrealized gains on securities:
  Unrealized holding gains (losses)
     arising during period                             917,537           531,867         (142,363)
  Less: Reclassification adjustment for
     gains included in net income                     (207,642)         (81,750)         (100,419)
                                                    ----------        ----------       ----------
                                                       709,895           450,117         (242,782)

Net income (tax) benefit effect                       (259,364)        (153,040)           82,546

     Other comprehensive income (loss),
        net of tax                                     450,531           297,077         (160,236)
                                                    ----------        ----------       ----------

     COMPREHENSIVE INCOME                            1,512,859        $1,581,709       $1,587,544
                                                    ==========        ==========       ==========

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corporation
Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 1998, 1997 and 1996
                                                                                                                       Common Stock
                                                                                                                      Issued Under
                                                                                  Additional                            Employee
                                                           Common Stock             Paid-In          Retained         Stock Plans -
                                                     Shares           Amount         Capital         Earnings           Unearned
                                                     ------           ------         -------         --------           --------

Balance at December 31, 1995                                                                        $23,616,100

Net income                                                                                            1,747,780

Other comprehensive income, net of tax:
   Unrealized losses on securities
      net of reclassification adjustment
                                                   ---------         --------       -----------     -----------          ---------
Balance at December 31, 1996                                                                         25,363,880

Net income                                                                                            1,284,632

Other comprehensive income, net of tax:
   Unrealized gains on securities
      net of reclassification adjustment
                                                   ---------         --------       -----------     -----------          ---------
Balance at December 31, 1997                                                                         26,648,512

Net proceeds from sale of common stock             3,510,038         $351,004       $14,848,996
Issuance of common stock to
   Charitable Foundation                              70,162            7,016           694,604
Capital contribution to Oneida Financial, MHC                                                            (1,000)
ESOP shares committed to be released                                                                                     $(549,500)
Shares issued under stock plans                                                           1,822                            148,178

Net income                                                                                            1,062,328

Other comprehensive income, net of tax:
   Unrealized gains on securities
      net of reclassification adjustment
                                                   ---------         --------       -----------     -----------          ---------
Balance at December 31, 1998                       3,580,200         $358,020       $15,545,422     $27,709,840          $(401,322)
                                                   =========         ========       ===========     ===========          =========

                                                 Accumulated
                                                     Other
                                                Comprehensive
                                                    Income             Total
                                                    ------             -----
Balance at December 31, 1995                       $334,634       $23,950,734

Net income                                                          1,747,780

Other comprehensive income, net of tax:
   Unrealized losses on securities
      net of reclassification adjustment           (160,236)         (160,236)
                                                   ---------         --------

Balance at December 31, 1996                        174,398        25,538,278

Net income                                                          1,284,632

Other comprehensive income, net of tax:
   Unrealized gains on securities
      net of reclassification adjustment            297,077           297,077
                                                   ---------         --------

Balance at December 31, 1997                        471,475        27,119,987

Net proceeds from sale of common stock                             15,200,000
Issuance of common stock to
   Charitable Foundation                                              701,620
Capital contribution to Oneida Financial, MHC                          (1,000)
ESOP shares committed to be released                                 (549,500)
Shares issued under stock plans                                       150,000

Net income                                                          1,062,328

Other comprehensive income, net of tax:
   Unrealized gains on securities
      net of reclassification adjustment            450,531           450,531
                                                   ---------         --------

Balance at December 31, 1998                       $922,006       $44,133,966
                                                   ========       ===========

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 1998, 1997 and 1996

                                                                             1998             1997            1996
--------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net income ........................................................   $  1,062,328    $  1,284,632    $  1,747,780
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation ..................................................        531,517         416,649         321,060
      Amortization of premiums and discounts on securities, net .....         83,929         150,991         426,881
      Provision for credit and other real estate losses .............        704,144         175,727
      Provision for deferred income taxes ...........................         89,493        (204,493)        185,846
      Gain on calls of securities, net ..............................       (207,642)        (81,750)       (100,419)
      ESOP shares earned ............................................        150,000
      Contribution of common stock to Charitable Foundation .........        701,620
      Loss on sale of other real estate owned .......................         86,523          47,513           4,300
      (Gain) loss on sale of loans ..................................       (152,883)        (32,522)         10,910
      Income taxes refundable .......................................       (276,000)        (70,507)       (161,492)
      Accrued interest receivable ...................................        (32,713)         86,640          45,898
      Other assets ..................................................        215,141          (4,399)         17,086
      Other liabilities .............................................        (54,260)        330,978         (22,012)
      Origination of loans held for sale ............................    (18,194,662)     (3,976,263)     (5,573,334)
      Proceeds from sale of loans ...................................     16,676,139       3,987,657       5,504,087
      Reclassification of Nationar balances to cash
       and due from banks from other assets .........................                                        687,338
--------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities .....................        678,530       2,639,270       3,269,656
--------------------------------------------------------------------------------------------------------------------

Investing activities:
   Purchase of investment securities ................................    (49,117,396)    (11,315,373)    (29,921,615)
   Principal collected on and proceeds of maturities
      or calls from investment ......................................     30,819,734      21,048,740      19,671,647
   Purchase of mortgage-backed securities ...........................    (13,347,640)     (7,960,459)
   Principal collected from mortgage-backed securities ..............      5,134,139         998,195          44,339
   Net decrease (increase) in loans .................................     11,020,798      (7,265,279)      4,304,486
   Purchase of bank premises and equipment ..........................     (1,573,518)     (2,100,884)       (259,626)
   Proceeds from sale of other real estate ..........................        759,475         589,494         510,370
--------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities .........................    (16,304,408)     (6,005,566)     (5,650,399)
--------------------------------------------------------------------------------------------------------------------

Financing activities:
   Net increase (decrease) in demand deposits, savings, money market,
      Super NOW and mortgagor's escrow accounts .....................     13,007,104      (2,320,962)      3,007,720
   Net (decrease) increase in time deposits .........................     (1,939,734)        (49,374)      1,114,917
   Proceeds from borrowings .........................................     10,000,000
   Net proceeds from sale of common stock ...........................     15,200,000
   Common stock acquired by ESOP ....................................       (549,500)
--------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities ...........     35,717,870      (2,370,336)      4,122,637
--------------------------------------------------------------------------------------------------------------------

      Increase (decrease) in cash and cash equivalents ..............     20,091,992      (5,736,632)      1,741,894

Cash and cash equivalents at beginning of year ......................      6,064,055      11,800,687      10,058,793
--------------------------------------------------------------------------------------------------------------------

      CASH AND CASH EQUIVALENTS AT END OF YEAR ......................   $ 26,156,047    $  6,064,055    $ 11,800,687
====================================================================================================================

Supplemental  disclosures  of cash flow  information:
Cash paid during the year for:
      Interest on deposits and obligations ..........................   $  7,972,081    $  7,900,471    $  7,899,555
      Income taxes ..................................................        993,674       1,198,025       1,015,744
   Non-cash investing activities:
     Unrealized gain (loss) on investment and mortgage-backed
      securities designated as available for sale ...................   $    709,895    $    450,117    $   (242,782)
     Transfer of loans to other real estate .........................        762,191         313,576         662,593


The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corporation
Notes to Consolidated Financial Statements


1. REORGANIZATION AND STOCK OFFERING

Oneida Financial Corporation (the "Company") is a Delaware corporation organized in December 1998 by Oneida Savings (the "Bank") in connection with the conversion of the Bank from a New York chartered mutual savings bank to a New York chartered stock savings bank and reorganization to a two-tiered mutual holding company. The Company was formed for the purpose of acquiring all of the capital stock of the Bank upon completion of the reorganization. As part of the reorganization, the Company offered for sale approximately 44.5% of the shares of its common stock to eligible depositors of the Bank (the "offering") and issued approximately 53.5% of the Company's shares of common stock to Oneida Financial, MHC (the "MHC"), a state-chartered mutual holding company incorporated in New York. Concurrent with the close of the offering, the remaining 2% of the Company's shares of common stock were issued to The Oneida Savings Charitable Foundation (the "Foundation"). The reorganization and offering were completed on December 30, 1998. Prior to that date, the Company had no assets and no liabilities. The financial statements presented for periods prior to the reorganization are for the Bank as the predecessor entity to the Company.

Completion of the offering resulted in the issuance of 3,580,200 shares of common stock, 1,915,445 shares (53.5%) of which were issued to the MHC, 1,594,593 shares (44.5%) of which were sold to eligible depositors of the Bank, and 70,162 shares (2%) of which were issued to the Foundation, at $10.00 per share. Costs related to the offering, primarily marketing fees paid to investment banking firms, professional fees, registration fees, and printing and mailing costs, were $745,930 and have been deducted to arrive at net proceeds of $15,200,000. Subsequent to the offering, the Bank's Employee Stock Ownership Plan acquired 133,180 shares in the secondary market.

Charitable Foundation
As part of the reorganization and Conversion, the Company established the Foundation which is dedicated exclusively to supporting charitable causes and community development activities in Central New York. The Foundation was funded in December 1998 with $701,620 (70,162 shares) of common stock and $100,000 cash contributed by the Company. A one-time charge of $801,620 is reflected in 1998 for this contribution. The contribution will be fully tax deductible, subject to an annual limitation based upon the Company's taxable income.

Oneida Financial Corporation
Notes to Consolidated Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
The Bank is located in Central Upstate New York with offices in the City of Oneida and the Villages of Cazenovia, Hamilton and Camden. The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits (with original maturity of three months or less) and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities (including Mortgage-Backed Securities)
Available-for-sale securities consist of securities reported at fair value, with net unrealized gains and losses reflected as a separate component of stockholder's equity, net of the applicable income tax effect. None of the Bank's securities have been classified as trading or held-to-maturity securities.

Purchases and sales of securities are recorded as of the settlement date. Premiums and discounts are amortized and accreted, respectively, on a systematic basis over the period of maturity, or earliest call date of the related securities. Gains or losses on securities sold are computed based on identified cost.

Oneida Financial Corporation
Notes to Consolidated Financial Statements


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Loans
Loans are reported at their outstanding principal balance net of charge-offs and the allowance for credit losses. Interest income is generally recognized when income is earned using the interest method.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received or when the loan is no longer impaired.

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

Mortgage loans held for sale are carried at the lower of cost or market. Market value is determined in the aggregate.

Allowance for Credit Losses
The adequacy of the allowance for credit losses is periodically evaluated by the Bank in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. The allowance is increased by provisions charged to expense and decreased by charge-offs (net of recoveries). Management's evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse circumstances that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and an analysis of the levels and trends of delinquencies, charge offs, and the risk ratings of the various loan categories. Loans are charged against the allowance for credit losses when management believes that the collectibility of principal is unlikely.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful life of each type of asset. Maintenance and repairs are charged to operating expense as incurred.

Oneida Financial Corporation
Notes to Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other Real Estate
Other real estate is comprised of real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure, and is carried at the lower of the recorded investment in the loan or the fair value less estimated disposal costs.

Income Taxes
Deferred income taxes are provided for revenue and expense items that are reported in different periods for financial reporting purposes than for tax purposes, principally depreciation, allowance for credit losses, pension benefits, and unrealized gains and losses on available-for-sale investments. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share
Earnings per share is not presented since the Company completed its offering on December 30, 1998 and, accordingly, such data would not be meaningful.


3. INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

Investment securities and mortgage-backed securities consist of the following at December 31:

                                                                                           1998
                                                             -----------------------------------------------------------
                                                              Amortized     Gross Unrealized
                                                                 Cost            Gains         Losses         Fair Value
                                                             -----------     -----------     -----------     -----------
Investment Securities Available for sale portfolio:
        Debt securities:
            U. S. Agencies .............................     $37,346,182     $    48,823     $    24,225     $37,370,780
            U. S. Government ...........................       1,000,476           8,904                       1,009,380
            Corporate ..................................      15,579,538         438,565           2,403      16,015,700
            State and municipals .......................       3,918,540         139,879           4,112       4,054,307
            Public utilities ...........................         300,000           3,152         303,152
                                                             -----------     -----------     -----------     -----------
                                                              58,144,736         639,323          30,740      58,753,319

        Stock investments:
            Mutual funds and other stocks ..............       1,917,831         769,106                       2,686,937
            Federal Home Loan Bank stock ...............       1,228,400                                       1,228,400
                                                             -----------     -----------     -----------     -----------
                                                             $61,290,967     $ 1,408,429     $    30,740     $62,668,656
                                                             ===========     ===========     ===========     ===========

Mortgage-Backed Securities Available for sale portfolio:
        Federal National Mortgage Association$13,850,563     $   112,032     $     5,297     $13,957,298
        Federal Home Loan Mortgage Corp. ...............       5,924,288          44,818           3,614       5,965,492
        Government National Mortgage Assoc .............          12,586               2          12,584
        Collateral Mortgage Obligations ................          75,991          11,055          87,046
                                                             -----------     -----------     -----------     -----------

                                                             $19,863,428     $   167,905     $     8,913     $20,022,420
                                                             ===========     ===========     ===========     ===========


Oneida Financial Corporation
Notes to Consolidated Financial Statements

3. INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES (cont.)

                                                                         1997
                                            -----------------------------------------------------------
                                             Amortized          Gross        Unrealized
                                               Cost             Gains          Losses        Fair Value
                                            -----------       --------        -------       -----------
Investment Securities
   Available for sale portfolio:
      Debt securities:
         U. S. Agencies                     $24,504,368        $52,548        $43,587       $24,513,329
         U. S. Government                     2,002,001         12,499                        2,014,500
         Corporate                           11,833,769         44,226                       11,877,995
         State and municipals                 2,162,051        162,287                        2,324,338
         Public utilities                       749,731          4,824                          754,555
                                            -----------       --------        -------       -----------
                                             41,251,920        276,384         43,587        41,484,717

      Stock investments:
         Mutual funds and other stocks        1,287,570        447,238                        1,734,808
         Federal Home Loan Bank stock           306,100                                         306,100
                                            -----------       --------        -------       -----------
                                            $42,845,590       $723,622        $43,587       $43,525,625
                                            ===========       ========        =======       ===========

Mortgage-Backed Securities
   Available for sale portfolio:
      Federal National Mortgage Association  $7,752,088        $64,030             $0        $7,816,118
      Federal Home Loan Mortgage Corp.        3,806,988         31,162              0         3,838,150
      Government National Mortgage Assoc.        16,342            320              0            16,662
      Collateral  Mortgage Obligations           98,513         10,247              0           108,760
                                            -----------       --------        -------       -----------
                                            $11,673,931       $105,759             $0       $11,779,690
                                            ===========       ========        =======       ===========


The amortized cost and approximate fair value of available-for-sale securities (other than equity securities) at December 31, 1998 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Amortized
                                                               Cost           Fair Value
                                                           ------------      ------------
Due in one year or less                                     $ 4,683,185       $ 4,709,985
Due after one year through five years                        19,553,410        19,629,784
Due after five years through ten years                       22,789,598        22,925,873
Due after ten years                                          11,118,543        11,487,677
         Total                                               58,144,736        58,753,319
Mortgage-backed securities                                   19,863,428        20,022,420
                                                           ------------      ------------
         Total                                             $ 78,008,164      $ 78,775,739
                                                           ============      ============


Proceeds from maturities and calls of available-for-sale securities for 1998, 1997 and 1996 were $30,784,772, $21,013,593 and $19,581,306, respectively. Gross gains of $207,642,  $83,156 and $100,419 for 1998, 1997 and 1996,  respectively, and gross losses of $1,406 for 1997 were realized on these calls.

Investment securities with a carrying value of $10,384,882 at December 31, 1998 were pledged to collateralize borrowing arrangements.

Oneida Financial Corporation
Notes to Consolidated Financial Statements

4. LOANS RECEIVABLE

The components of loans receivable are as follows:

                                                  1998              1997
                                             ------------     ------------

          Residential                          $91,730,772     $105,269,408
          Consumer loans                        15,552,517       12,722,039
          Commercial real estate                14,966,946       16,581,665
          Commercial loans                      11,548,579        9,587,458
                                               133,798,814      144,160,570
          Allowance for credit losses          (1,542,542)       (1,792,715)
                                             ------------     ------------
             Net loans                        $132,256,272     $142,367,855
                                              ============     ============


Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage loans serviced for others was $37,429,837, $26,288,271 and $25,087,490 at
December 31, 1998, 1997 and 1996, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $265,600, $176,600 and $173,000 at December 31, 1998, 1997 and 1996, respectively.

The Bank grants commercial, consumer and residential loans primarily throughout Madison County. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the County. At December 31, 1998 and 1997 loans to officers and directors were not significant.

An analysis of the change in the allowance for credit losses for the years ended December 31 is as follows:

                                              1998             1997               1996
                                          ----------        ----------       ----------
         Balance at beginning of year      $1,792,715        $1,545,649       $1,781,292
         Loans charged off                   (347,707)        (299,356)         (176,487)
         Recoveries                            97,534            69,536           44,059
         Provision for credit losses                0           476,886         (103,215)
                                           ----------        ----------       ----------
            Balance at end of year         $1,542,542        $1,792,715       $1,545,649
                                           ==========        ==========       ==========

As of December 31, 1998 and 1997, the Bank had no impaired loans for which specific valuation allowances were recorded.

Loans having carrying values of $762,191 and $313,576 were transferred to other real estate in 1998 and 1997, respectively.

Oneida Financial Corporation
Notes to Consolidated Financial Statements


5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31:

                                              1998              1997
                                          ----------        ----------
         Land and buildings                $5,836,561        $5,282,831
         Equipment and fixtures             3,364,691         2,364,479
         Construction in progress              19,576
                                            9,220,828         7,647,310
         Accumulated depreciation          (4,367,294)      (3,835,777)
                                           ----------        ----------
            Net book value                 $4,853,534        $3,811,533
                                           ==========        ==========

Depreciation expense was $531,517, $416,649 and $321,060 in 1998, 1997 and 1996,
respectively.

6. DUE TO DEPOSITORS

Amounts due to depositors at December 31 are as follows:

                                             1998               1997
                                         ------------      ------------
         Non-interest bearing demand      $20,563,532       $13,947,070
         Savings                           42,262,425        41,008,299
         Money market and Super NOW        21,699,634        16,277,310
         Time deposit                     108,872,514       110,812,249
                                         ------------      ------------
            Total due to depositors      $193,398,105      $182,044,928
                                         ============      ============

At December 31, 1998 and 1997, time deposits with balances in excess of $100,000 totalled $21,136,600 and $21,012,173, respectively.

The contractual maturity of time deposits as of December 31, are as follows:

                                            1998                               1997
                                ---------------------------     -----------------------------
                Maturity           Amount          Percent          Amount            Percent
           One year or less      $65,688,000        60.3        $68,959,000            62.2
           Over one year to
                three years       31,259,000        28.7         36,817,000            33.2
           Over three years       11,926,000        11.0          5,036,000             4.6
                                ------------       -----       ------------           -----
                                $108,873,000       100.0       $110,812,000           100.0
                                ============       =====       ============           =====

Oneida Financial Corporation
Notes to Consolidated Financial Statements

7. BORROWINGS

At December 31, 1998, outstanding borrowings were as follows:

          Short-term borrowings:
               Federal Home Loan Bank repurchase                      $5,000,000
          Long-term borrowings:
               Federal Home Loan Bank advance                          5,000,000
                                                                     $10,000,000

Borrowings at December 31, 1998 have maturity dates as follows:

                                                       Weighted
                                                     Average Rate

          January 20, 1999                               5.28%        $5,000,000
          December 20, 2008                             4.995%         5,000,000
                                                        -----        -----------
                                                         5.14%       $10,000,000
                                                       ======        ===========

Both borrowings are collateralized by pledged securities which had a carrying value of $10,384,882 at December 31, 1998.

8. INCOME TAXES

The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                        1998              1997
                                                     ---------         ---------
          Asset (Liability)
          Allowance for loan losses                   $507,000          $574,000
          Depreciation                                 269,000           226,000
          Investment securities                       (615,000)         (314,000)
          Pension benefits                            (203,000)         (205,000)
          Other                                        (74,000)           (7,000)
                                                     ---------         ---------
             Total deferred income tax
                asset (liability), net               $(116,000)          274,000
                                                     =========         ========

The provision for income taxes for the years ended December 31, consists of the following:

                                 1998              1997              1996
                               --------          --------       ----------
          Current:
             Federal           $488,216          $869,413         $668,237
             State              183,708           216,080          171,217
          Deferred:
             Federal             85,733          (158,413)         145,763
             State                3,760           (46,080)          40,083
                               --------          --------       ----------
                               $761,417          $881,000       $1,025,300
                               ========          ========       ==========


Oneida Financial Corporation
Notes to Consolidated Financial Statements

8. INCOME TAXES (cont.)

A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

                                                              1998             1997              1996
                                                              ----             ----              ----
         Federal statutory income tax rate                     34%               34%             34%
         State tax, net of federal benefit                      6                 6               5
         Tax exempt investment income                          (3)               (3)             (2)
         Other                                                  4                 3
                                                              ----             ----              ----
            Effective tax rate                                 41%               40%             37%
                                                              ----             ----              ----

9. BENEFIT PLANS

The Bank provides a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits are primarily a function of the employee's years of service and level of compensation. The Bank's policy is to fund the plan in amounts sufficient to pay liabilities.

Plan assets consist primarily of temporary cash investments, and listed stocks and bonds. The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan at October 1, 1998 (date of the most recent actuarial study) and October 1, 1997:

                                                                 1998             1997
                                                             -----------      -----------

Change in benefit obligation:
   Benefit obligation at beginning of year .............     $ 2,986,124      $ 2,758,400
   Service cost ........................................         124,508          127,246
   Interest cost .......................................         214,675          200,960
   Actuarial loss ......................................         368,367           51,492
   Benefit payments ....................................        (148,779)        (151,974)
                                                             -----------      -----------
      Benefit obligation at end of year ................     $ 3,544,895      $ 2,986,124
                                                             ===========      ===========

Change in plan assets:
   Fair value of plan assets at
      beginning of year ................................     $ 3,943,463      $ 3,336,429
   Actual return on plan assets ........................          (8,149)         719,067
   Benefit payments ....................................        (148,779)        (112,033)
                                                             -----------      -----------

      Fair value of plan assets at end of year .........     $ 3,786,535      $ 3,943,463
                                                             ===========      ===========

Funded status ..........................................     $   241,640      $   957,339
Unrecognized transition asset ..........................         (20,283)         (48,447)
Unrecognized (gain)/loss ...............................         301,606         (384,483)
Unrecognized past service liability ....................         (10,462)         (11,763)
                                                             -----------      -----------
     Prepaid benefit expense ...........................     $   512,501      $   512,646
                                                             ===========      ===========

                                                                              38
Oneida Financial Corporation
Notes to Consolidated Financial Statements

9. BENEFIT PLANS (cont.)

The weighted average assumptions used in determining the actuarial present value of the projected benefit obligation are as follows:

                                                         1998             1997
                                                         ----             ----
               Discount rate                            6.50 %             7.25%
               Expected return on plan assets           8.00 %             8.00%
               Rate of compensation increase            4.50 %             5.00%

The net periodic pension cost for the years ended December 31 includes the following components:

                                                        1998              1997            1996
                                                      --------          --------         --------
Service cost benefits earned during the period        $124,508          $127,246         $138,470
Interest cost on projected benefit obligation          214,675           200,960          193,466
Actual return on plan assets                          (309,573)        (261,541)        (403,078)
Net amortization and deferral                          (29,465)         (29,465)          139,904
                                                      --------         ---------         --------

   Net periodic pension cost                          $    145         $  37,200         $ 68,762
                                                      ========         =========         ========

In addition to the retirement plan, the Bank sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a before tax basis. Under the plan, employees may elect to contribute a portion of their compensation, with the Bank matching the contribution up to 3% of compensation. Contributions associated with the plan amounted to $66,288, $56,167 and $58,311 at December 31, 1998, 1997 and 1996, respectively.

In connection with the reorganization (Note 1), the Bank established The Oneida Savings Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP was authorized to purchase up to 8%, or 133,180 shares of common stock in the offering. Since no shares were available to the ESOP in the offering, the ESOP subsequently purchased the shares. The purchase of the shares are funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime plus 1%, 8.75% at December 31, 1998. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares will be committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the committed to be released shares based on the average market price during the period. At December 31, 1998, the Plan has 36,517 shares held in suspense with a fair value of approximately $410,800. In addition, the Plan has allocated to Plan participants a total of 13,483 shares through December 31, 1998 and recorded compensation expense of approximately $150,000.

Oneida Financial Corporation
Notes to Consolidated Financial Statements

10. OTHER INCOME AND EXPENSES

Other income and other expenses for the years ended December 31 consist of the following:

                                                       1998              1997              1996
                                                    ----------        ----------       ----------
          Other income:
             Net investment security gains            $207,642           $81,750         $100,419
             Service charges on deposit accounts       419,398           438,122          453,550
             Other                                     338,894           301,658          246,772
                                                    ----------        ----------       ----------
                Total other income                    $965,934          $821,530         $800,741

                                                       1998              1997               1996
                                                    ----------        ----------       ----------
          Other expenses:
            Salaries and employee benefits          $3,684,556        $3,093,679       $2,883,788
            Building occupancy and equipment         1,419,757         1,171,020        1,014,222
            FDIC and N.Y.S. assessment                  24,889            28,010            6,171
            Advertising                                194,341           153,792          174,926
            Postage and telephone                      165,040           123,132          120,334
            Printing and supplies                      104,306            71,676           69,612
            Trustees compensation                      122,950            90,700           88,350
            Professional fees                          191,327           140,438          110,159
            Travel and meetings                        176,433           119,219           85,395
            Insurance                                   67,795            63,661           70,201
            Dues and subscriptions                      61,841            57,495           47,742
            Service fees                               100,397            76,480           82,286
            ORE expenses                                91,640           374,426          385,058
            Contributions                              825,469           439,629          101,429
            Sales tax                                   49,262            33,320           30,762
            Other                                       98,942           107,833          119,187
                                                    ----------        ----------       ----------
                Total other expenses                $7,378,945        $6,144,510       $5,389,622
                                                    ==========        ==========       ==========

11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Oneida Financial Corporation
Notes to Consolidated Financial Statements


11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents
         The carrying amounts reported in the statements of condition for cash and cash equivalents are a reasonable estimate of fair value.

         Investment Securities (including Mortgage-Backed Securities)
         For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Mortgage Loans Held for Sale
         The carrying amounts reported in the statements of condition for mortgage loans held for sale are a reasonable estimate of fair value.

         Loan Receivables
         For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest approximates its fair value.

         Deposit Liabilities
         The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         Borrowings
         The carrying amount of repurchase agreements and other short-term borrowings approximate their fair values. Fair values of long-term borrowings are estimated using discounted cash flows, based on current market rates for similar borrowings.

         Off-Balance Sheet Instruments
         Off-balance sheet financial instruments consist of letters of credit and commitments to extend credit. The fair value of these financial instruments is not significant.

Oneida Financial Corporation
Notes to Consolidated Financial Statements


11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (cont.)

The estimated fair values of the Company's financial instruments at December 31:

                                                                (Amounts in Thousands)
                                                          1998                         1997
                                                Carrying       Estimated       Carrying     Estimated
                                                 Amount       Fair Value        Amount      Fair Value
                                               ---------      ---------      ---------     ---------
Financial assets:
    Cash and cash equivalents ............     $  26,156      $  26,156      $   6,064     $   6,064

    Investment securities ................        62,369         62,369         43,526        43,526
    Mortgage-backed securities ...........        20,022         20,022         11,780        11,780
    Mortgage loans held for sale .........         1,863          1,863            192           192

    Loans receivable .....................       131,936        135,024        143,969       143,813
    Allowance for credit losses ..........        (1,543)                       (1,793)
                                               ---------      ---------      ---------     ---------
       Net loans .........................       130,393        135,024        142,176       143,813

    Accrued interest receivable ..........         1,600          1,600          1,568         1,568
                                               ---------      ---------      ---------     ---------
       Total financial assets ............     $ 242,403      $ 247,034      $ 205,306     $ 206,943
                                               =========      =========      =========     =========
 Financial liabilities:
    Due to depositors ....................     $ 193,398      $ 194,964      $ 182,045     $ 184,149
    Borrowings ...........................        10,000          9,991
       Total financial liabilities .......     $ 203,398      $ 204,955      $ 182,045      $ 184,149
                                               =========      =========      =========     =========

12. COMMITMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement the Bank has in those particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the counter party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments.
The contract amount of these financial instruments approximates their market value.
                                                         Contract
                                                           Amount

           Financial instruments whose contract
             amounts represent credit risk:
                 Commitments to extend credit            $2,415,912
                 Letters of credit                        7,855,649

                                                                              42
Oneida Financial Corporation
Notes to Consolidated Financial Statements


12. COMMITMENTS (cont.)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates each customer's creditworthiness on a case-by-case basis. For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate.

The Bank has available a $20,898,000 line of credit with the Federal Home Loan Bank of which $0 is outstanding at December 31, 1998.

The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period ended December 31, 1998 was $493,000 which was represented by cash on hand.


13. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory frameworks for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                              43
Oneida Financial Corporation
Notes to Consolidated Financial Statements


13. REGULATORY MATTERS (cont.)

As of December 31, 1997 the most recent notification from the New York State Banking Department categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are as follows:

                                                                                       To Be Well
                                                                                     Capitalized Under
                                                               For Capital           Prompt Corrective
                                       Actual               Adequacy Purposes      Action Provisions
                                Amount        Ratio          Amount      Ratio         Amount      Ratio
                                ------        -----          ------      -----         ------      -----
As of December 31, 1998:
  Total Capital
    (to Risk Weighted Assets)  $37,290,106    28.81%       $10,354,577     8%       $12,943,222     10%
  Tier I Capital
    (to Risk Weighted Assets)  $35,823,879    27.67%         5,177,289     4%        $7,765,933      6%
  Tier I Capital
    (to Average Assets)        $35,823,879    16.48%        $8,695,116     4%       $10,868,895      5%

As of December 31, 1997:
  Total Capital
    (to Risk Weighted Assets)  $28,189,650     22.9%        $9,843,159     8%       $12,303,949      0%
  Tier I Capital
    (to Risk Weighted Assets)  $26,648,512     21.7%        $4,921,580     4%        $7,382,369      6%
  Tier I Capital
    (to Average Assets)        $26,648,512     12.8%        $4,921,580     4%        $6,151,974      5%

14. PARENT COMPANY STATEMENTS

                                    CONDENSED BALANCE SHEET
                                           DECEMBER 31, 1998

            Assets:
              Investments in and advances to subsidiary              $43,798,205
              Other assets                                               436,761
                                                                     -----------
                 Total assets                                        $44,234,966
                                                                     ===========

            Liabilities:
              Due to related parties                                    $101,000
              Shareholders' equity                                    44,133,966
                                                                     -----------
                 Total liabilities and shareholders' equity          $44,234,966
                                                                     ===========

                                                                              44
Oneida Financial Corporation
Notes to Consolidated Financial Statements

14. PARENT COMPANY STATEMENTS (cont.)

                      CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

           Revenue:
             Interest on investments and deposits            $        0
                                                             ----------
                Total revenue                                         0
                                                             ----------
           Expenses:
             Contribution expense                               801,620
                                                             ----------
                Total expenses                                  801,620
                                                             ----------

             Loss before tax benefit and equity
              in undistributed net income of subsidiary        (801,620)

           Income tax                                           288,583
                                                             ----------
             Loss before equity in undistributed net
                 income of subsidiary                          (513,037)

           Equity in undistributed net income:
             Subsidiary bank                                  1,575,365
                                                             ----------

                Net income                                   $1,062,328
                                                             ==========
                        CONDENSED STATEMENT OF CASH FLOWS
                              YEAR ENDED DECEMBER 31, 1998

           Operating activities:
             Net income                                      $1,062,328
             Adjustments to reconcile net income to
              net cash provided by operating activities:
                Contributions to Charitable Foundation          801,620
                Income taxes refundable                       (288,583)
                Equity in undistributed net income of
                 subsidiary bank                            (1,575,365)
                                                            ----------

                Net cash provided by operating activities             0

           Cash and cash equivalents at beginning of year             0
                                                             ----------

                Cash and cash equivalents at end of year     $        0
                                                             ----------

As part of the Reorganization (see Note 1), the Company received capital contributions from the MHC in the form of stock of the Bank. Upon issuance of common stock of the Company, net proceeds from the offering were deposited with the subsidiary. Both transactions are reflected in the investment in and advances to subsidiary.

Office of the President
Michael R. Kallet, President, Chief Executive Officer & Trust Officer

Officers
William J. Baldwin, Vice President, Business Banking Officer
Scott R. Bobo, Collection Department Manager
Vicky L. Brigham, Branch Officer, Hamilton Office
Mark A. Cavanagh, Vice President, Mortgage Banking Officer
Wendy J. Chandler, Branch Operations Officer
Gail R. Crumb, Auditor
Thomas H. Dixon, Senior Vice President, Credit Administration
Kathleen J. Donegan, Branch Manager, Main Office
Robert W. Fox, Vice President, Consumer Banking Officer
Shane P. Hennessy, Assistant Vice President, Systems Group
Randall R. Kennedy, Vice President, Collections
James L. Lacy, Vice President, Senior Business Banking Officer
Thomas W. Lewin, Assistant Vice President, Business Banking Officer Frederick S. Lounsbury, Vice President, Mortgage Administrator
Jonathan Maisey, Vice President, Bank Operations
Bernard G. Mathews, II, Assistant Vice President, Consumer Banking Officer Joanne W. Mobriant, Assistant Vice President & Human Resources Director Deresa F. Rich, Comptroller
George A. Sawner, Vice President, Regional Lender
Charles R. Stevens, Vice President, Trust & Investment Services
Eric E. Stickels, Senior Vice President, Chief Financial Officer,
     Corporate Secretary & Trust Officer
Robert L. Stinson, Vice President, Regional Lender
Deborah S. Strauss, Assistant Vice President & Branch Manager, Camden Office Claudia J. Tavernese, Branch Manager, Cazenovia Office
Susan T. Urben, Assistant Vice President & Branch Manager, Hamilton Office Sally W. West, Compliance Officer & Branch Manager, Convenience Office Cynthia F. Whipple, Vice President, Mortgage Banking Officer
Patricia A. Zupan, Administrative Assistant & Marketing Officer

                                                                              46
Board of Directors
Oneida Savings

Chairman of the Board
Nicholas J. Christakos, Investor and Consultant

Directors
Patricia D. Caprio, Director of Development Programs, Colgate University
Edward J. Clarke, President, Kennedy & Clarke, Inc.
James J. Devine, President, Kiley Law Firm, PC
John E. Haskell, President, Bailey & Haskell Associates, Inc.
Michael R. Kallet, President & Chief Executive Officer, Oneida Savings
Rodney D. Kent, President, Chief Executive Officer, & Chairman, Omega Wire, Inc. William D. Matthews, Chairman of the Board and Retired Chief Executive Officer,
     Oneida Ltd.
Michael W. Milmoe, Retired President, Canastota Publishing Co., Inc.
Richard B. Myers, Orthodontist, Orthodontic Associates of CNY
Frank O. White, Jr., Assistant Athletic Director, Colgate University


Board of Directors
Oneida Financial Corp.



Chairman of the Board
Nicholas J. Christakos, Investor and Consultant

Directors
Patricia D. Caprio, Director of Development Programs, Colgate University
Edward J. Clarke, President, Kennedy & Clarke, Inc.
James J. Devine, President, Kiley Law Firm, PC
John E. Haskell, President, Bailey & Haskell Associates, Inc.
Michael R. Kallet, President & Chief Executive Officer, Oneida Savings
Rodney D. Kent, President, Chief Executive Officer, & Chairman, Omega Wire, Inc. William D. Matthews, Chairman of the Board and Retired Chief Executive Officer,
     Oneida Ltd.
Michael W. Milmoe, Retired President, Canastota Publishing Co., Inc.
Richard B. Myers, Orthodontist, Orthodontic Associates of CNY
Frank O. White, Jr., Assistant Athletic Director, Colgate University

Corporate Information

Executive Office
182 Main Street
Oneida, New York 13421
(315) 363-2000

Investor Relations
Michael R. Kallet, President & CEO
Eric E. Stickels, Senior Vice President & CFO
The Oneida Savings Bank
P.O. Box 240
182 Main Street
Oneida, New York 13421
(315) 363-2000

Annual Report On Form 10-K
A copy of the Company's report on Form 10-K, as filed with the Securities and Exchange Commission is available without charge by written request addressed to Eric E. Stickels, Senior Vice President & CFO at the address above.

Date & Place Of
Annual Meeting
April 27, 1999, 4 P.M. (EDT)
The Oneida Savings Bank
182 Main Street
Oneida, New York 13421

General Counsel
Kiley Law Firm, PC
108 Lenox Avenue
Oneida, New York 13421

Special Counsel
Luse Lehman Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, NW
Suite 400
Washington, D.C. 20015

Independent Accountants
PricewaterhouseCoopers, LLP
One Lincoln Center
Syracuse, New York 13202

Stock Transfer Agent
Registrar & Transfer Company, Inc.
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 866-1340

Stock Price Information
Oneida Financial Corp., Inc.'s common stock is traded on the Nasdaq Smallcap Market under the symbol "ONFC". Newspaper stock tables list the holding company as "Oneida F".

                 1998              High                  Low     Cash Dividend
                                                                 Paid Per Share
--------------------------------------------------------------------------------
           First Quarter           N/A                   N/A        N/A
           Second Quarter          N/A                   N/A        N/A
           Third Quarter           N/A                   N/A        N/A
           Fourth Quarter *        11 1/2                 10         $.00

*The Company's stock began trading on December 30, 1998

Stockholders
The number of common stockholders of record as of December 31, 1998 was 1,115.