Form 10-K, Exhibit 13
period 1999-12-31
ONEIDA FINANCIAL CORP
filed 2000-03-28
CIK 1070190

Table of Contents



         2        President's Message to Shareholders

         3        Your Link To A Brighter Future

         5        Selected Consolidated Financial Data

         6        Management's Discussion and Analysis of
                  Financial Condition and Results of Operation

         19       Report of Independent Accountants

         21       Consolidated Financial Statements

         26       Notes to Consolidated Financial Statements

         44       Board of Directors

         45       Officers

         46       Corporate Information

                         A Message to our Shareholders

Oneida Financial Corp. is proud to take this opportunity to deliver our second annual report. As we enter our second year as a public company, we are excited to provide details of past growth as well as a more refined view of where we see ourselves in the future. I am pleased to report that our strong local commitment and community philosophy have allowed us to grow without compromising our personalized service. We will maintain this local commitment as it is our strength and furthermore the infrastructure of our business.

It is with great pleasure that we can report net earnings in the past year that surpass previously recorded earnings. This only bolsters our confidence that operations at the local level will continue to serve community interests as well as ours. We have been successful in our expansion of new branches, which is why we are confident that a new branch in Canastota will meet the strong demand for local banking in this area. This expansion will undoubtedly further strengthen our franchise, and it is in keeping with a local commitment, which is part of our mission statement. We continue to look for new branch opportunities as they arise, although only in an environment that we can provide a community banking experience.

We will continue to develop our technological banking expertise as this market demands, although in doing so we refuse to sacrifice the personalized service that is the foundation of our business. In launching our Internet Banking service we are maintaining a progressive stance toward technological market demands, while at the same time keeping traditional customer based philosophies intact.

Services such as the One Card have proven so successful in producing checking account growth, and cross-selling new accounts that expansion of services in this direction is not only timely, but also extremely promising. Also in keeping with our dedication to convenient banking, we continue to offer extended service hours. This has provided better service to our already loyal customers, and attracts new friendships as well.

Another area of remarkable growth for us in the past year has been in Business Banking. We have exceeded our expectations in Business Banking and are creating a reputation as a major service provider in the area. The team effort at Oneida Savings is responsible for its fantastic successes this past year, and provides a strong sense of security for further growth. After one full year in operation as a public company we are happy to report such successes, and are well prepared to follow suit for exciting victories in the future.

Our careful planning and preparations have allowed an easy transition into the next century. We took every step to ensure our systems and our vendors' systems were year 2000 compliant. Congratulations are due for our staff who took the care to strategize against any foreseen difficulties in the passage to the year 2000. With the great care that was taken in averting these difficulties, we were able to ease our customers' minds as well as our own.

I am honored to thank the team at Oneida Financial Corp. for their expertise and commitment in making 1999 a flagship year. Since we have exceeded every goal this past year, we are able to enter the year 2000 proudly, and will realize the vision that is Oneida Financial Corp.

/s/Michael R. Kallet
--------------------
Michael R. Kallet

[GRAPHIC]
President and Chief Executive Officer from left to right:

Eric E. Stickels
Senior Vice President,
Chief Financial Officer,
Corporate Secretary & Trust Officer
Michael R. Kallet
President, Chief Executive
Officer & Trust Officer
Thomas H. Dixon
Senior Vice President,
Credit Administration
Your Link To A Brighter Future
Increased Delivery Options

3

                         Your Link to a Brighter Future

          Oneida Savings has long held a tradition of excellence in customer service. As we expand the delivery options available to our customers, our goal is to continue to solidify the friendships that make our community banking experience a success. Our expansion of delivery systems now keeps us on the cutting edge within the rapidly evolving banking industry, and we're able to do so without distancing ourselves from our customers.

         Oneida Savings has successfully maintained rapport with our customers throughout the historical implementation of Drive-Thru Banking, Automated Teller Machines, Debit Cards, and Telephone Banking. We credit the success of these services not merely on the efficiency of their usage, but primarily on the level of customer assistance received. At Oneida Savings we strongly believe that these services are an addition to, not a replacement of personal attention.

         As we expand our delivery systems to include Internet Banking, we continue to practice our customer-based philosophies and in the process personalize what some erroneously conclude is an impersonal enterprise. The option of banking from the comfortable confines of one's home with extremely accessible and friendly support, is an appropriate addition for a bank whose focus is on personal service. It is projected that the use of Internet Banking services will more than triple over the next five years, proving that Oneida Savings' entrance into this delivery area is very timely and a strategic success. The users of our Internet Banking Service will find that the ability to make transactions 24 hours a day from the privacy of home or office, is an indispensable option of modern day banking. The option of paying bills electronically is a necessity to those wishing to economize their time, and vital for those with unconventional work schedules. The ability to shop at many of the premier Internet retailer sites through the security of the bank's Internet service is an added convenience and a significant source of savings for our customers. In the customers' conversion from paper to electronic transactions, Oneida Savings' proven expertise in providing personal assistance will be its decided success, and will become a hallmark in helping our customers gain confidence in this new and exciting banking service.

In demonstrating our continued commitment to banking at the personal level we offer longer service hours in our six branches than any other financial institution. This further reinforces the emphasis we place on maintaining a face to face relationship with our customers, and providing the most convenient banking available. Oneida Savings has always been, and continues to be forward thinking in ensuring a strong foundation for our customers and ourselves.


[GRAPHIC-from left to right: Bob Stinson, Randy Kennedy, Tony Pulverenti, George Sawner Business Banking Services]

         Business Banking Services has been an area of much progress for Oneida Savings and we continue to devote our efforts to its continued growth. We feel that by proactively inviting business accounts to join us, we are creating opportunities to aggressively cross-sell our diverse selection of financial products. Successes in Business Banking Services have allowed Oneida Savings to increase its already expansive list of product offerings, which enlarges our portfolio, and leads to greater shareholder value over the long term. Our loan quality has also remained strong, with non-performing loans and delinquencies below peer groups, and previous Oneida Savings' year-end levels.

         Relationship banking allows Oneida Savings to

[GRAPHIC-from left to right: Bob Stinson, Randy Kennedy, Tony Pulverenti, George Sawner]

know the customer and broaden our relationship with each area business we serve. Our customers have provided us with many opportunities for growth by recommending us to their friends and business associates, thereby becoming valuable advertisers for the bank. Oneida Savings prides itself on developing mutually beneficial relationships with area businesses, and we have earned a reputation as a leading commercial lender in the area.

         Oneida Savings retains an experienced team of lenders who are are well respected in the communities they serve, and known well as industry leaders in their field. Because we take great care in hiring locally for our Business Banking Services team, our customers are very comfortable in letting us handle their business's needs. Our strength in Business Banking Services has been the relationships established and maintained throughout the years, as well as the customer tailored service that allows us to grow so steadily. We have found that visiting our customers at their place of business is effective in solidifying these important friendships. Our Business Banking professionals also maintain levels of authority that allow them to respond quickly and efficiently to the business community, which is a strong strategy for excellent customer service.

         Oneida Savings believes that the economic growth that is vital to all of our futures will be fueled by small business successes. Being a community bank requires that we do our part to help our communities develop and prosper, which is a responsibility that we take very seriously.

         The visibility and success of Oneida Savings clearly indicates that we are fast becoming the bank of choice for businesses and individuals in the markets we serve. Oneida Savings will continue to reward its shareholders by providing wise opportunities for future growth, and the confidence that comes with the firmament of a solid past.

5
                      Selected Consolidated Financial Data

The following table sets forth selected consolidated historical financial data of the Company as of and for each of the years in the five-year period ended December 31, 1999. The historical "Selected Financial Condition Data" and historical "Selected Operations Data" are derived from the audited financial statements. The "Selected Financial Ratios" and other data for all periods are unaudited. All financial information in these tables should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the related notes thereto included elsewhere in this annual report.

                                                                            At December 31,
                                                       -------------------------------------------------------
                                                         1999        1998        1997        1996        1995
Selected Financial Condition Data:  (in thousands)
Total Assets                                          $280,212    $248,781    $210,637    $211,095    $205,531
Loans receivable, net                                  149,146     132,256     142,368     135,872     140,677
Mortgage-backed securities                              26,355      20,022      11,780       4,725         280
Investment securities                                   85,543      62,669      43,525      52,926      47,758
Deposits                                               189,120     194,205     182,961     185,508     181,385
Borrowed funds                                          50,200      10,000           -           -           -
Retained earnings                                       29,683      27,710      26,649      25,364      23,616
Paid in capital and common stock                        15,771      15,903           -           -           -
Stockholders' equity                                    39,951      44,134      27,120      25,538      23,951


                                                                            At December 31,
                                                       -------------------------------------------------------
                                                         1999        1998        1997        1996        1995
Selected Operations Data:                                      (in thousands except per share data)
Total interest income                                 $18,582     $16,236     $15,863     $15,154      $14,584
Total interest expense                                  8,985       7,999       7,897       7,895        7,628
  Net interest income                                   9,597       8,237       7,966       7,259        6,956
      Provision for loan losses                           229           -         477        (103)          80
  Net interest income after provision for loan losses   9,368       8,237       7,489       7,362        6,876
Non-interest income                                     1,332         966         822         801          910
Non-interest expense                                    6,882       7,379       6,145       5,390        5,270
Income before income taxes                              3,818       1,824       2,166       2,773        2,516
Income taxes                                            1,311         762         881       1,025          898
  Net income                                           $2,507      $1,062      $1,285      $1,748       $1,618
         Net Income per share                           $0.73         N/A         N/A         N/A          N/A
         Cash dividends declared                        $0.15         N/A         N/A         N/A          N/A

                                                                            At December 31,
                                                       -------------------------------------------------------
                                                         1999        1998        1997        1996        1995
Selected Financial Ratios:
   Performance ratios:
Return on average assets                                  0.95%       0.49%       0.61%       0.84%       0.80%
Return on average equity                                  5.92%       3.54%       4.83%       7.10%       7.13%
Net interest margin                                       3.82%       4.01%       3.97%       3.66%       3.62%
Efficiency ratio                                         62.97%      80.18%      69.93%      66.87%      67.00%
Ratio of average interest-earning assets
  to average interest-bearing liablitites               122.87%     118.21%     117.89%     116.27%     114.83

   Asset quality ratios:
Nonperforming assets to total assets                      0.08%       0.52%       0.57%       0.92%       1.15%
Nonperforming loans to total assets                       0.05%       0.43%       0.42%       0.52%       0.67%
Allowance for loan losses to loans receivable, net        1.02%       1.17%       1.26%       1.14%       1.27%
Allowance for loan losses to nonperforming loans       1153.79%     145.84      200.75%      141.80%    130.02%

   Capital ratios:
Total capital to total assets                            14.26%      17.74%      12.88%      12.10%      11.65%
Average equity to average assets                         16.00%      13.82%      12.69%      11.88%      11.21%

Number of full service offices                               6           5           5           4           4

                                                                               6
                    Management's Discussion and Analysis of
                  Financial Condition and Result of Operations

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

         The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Operating Strategy

         In guiding the Bank's operations, Management has implemented various strategies designed to enhance the institution's profitability consistent with safety and soundness considerations. These strategies include: (i) operating as a community-bank that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) originating fixed-rate residential real estate loans for retention or resale in the secondary market while retaining adjustable rate mortgage ("ARM") loans and hybrid ARM loans; (iii) increasing the level of higher yielding consumer, commercial real estate and commercial business loans; (iv) maintaining asset quality; (v) improving return of equity through the use of wholesale arbitrage transactions; and (vi) increasing fee income.

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

        The Oneida Savings Bank Charitable Foundation has been established as a means of furthering the Company's commitment to the communities in which it conducts business. Management intends to increase the services and products provided by the Bank to the communities it serves by marketing its Trust Department and offering new loan and investment products. In addition, the Bank continues to evaluate the benefits of expanding its branch network and service delivery in contiguous market areas. During 1999 the Bank opened its sixth full service branch office in Canastota, New York.

         Originating Fixed Rate One-to-Four Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of adjustable rate one-to-four family residential loans within Madison County and the surrounding counties. During the year ended December 31, 1999 and the year ended December 31, 1998, the Bank originated $20.0 million and $24.5 million, respectively, of one-to-four family mortgage loans. As of December 31, 1999, approximately $81.3 million or 53.9% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $63.1 million were ARM loans and $18.2 million had fixed rates of interest. During the past year, and as a result of the current low interest rate environment, most of the Bank's one-to-four family loan originations have been fixed-rate loans. Of the $20.0 million in one-to-four family loans originated during the twelve months ended December 31, 1999, $15.0 million had fixed rates of interest. The Bank is expanding its residential lending market area through the use of outside mortgage originators and expects to significantly increase loan origination volume. The Bank continues developing new single-family residential loan products, and is a qualified FHA lender.

         Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate

Lending. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, Management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 1999, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $26.0 million, $17.9 million and $15.7 million, respectively. In the aggregate, these loans totaled $59.7 million, or 39.6% of the Bank's total loan portfolio, as compared with $42.1 million at December 31, 1998. Because the yields on these types of loans are generally higher than the yields on one-to-four family residential real estate loans, the Bank's goal over the next several years is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

         Maintaining Asset Quality. The Bank's high asset quality is a result of its conservative underwriting standards, the diligence of its loan collection personnel and the stability of the local economy. In addition, the Bank also invests in mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae and other investment securities, primarily U.S. Government securities and federal agency obligations. The Bank will only purchase investment securities which are rated A or higher by Moody's Investment Rating Service.

         At December 31, 1999, the Bank's ratio of nonperforming loans to total assets was 0.05% compared to 0.43% and 0.42% at December 31, 1998 and 1997, respectively. At December 31, 1999, the Bank's ratio of allowance for loan losses to total loans was 1.02% compared to 1.17% and 1.26% for the prior periods.

         Improving Return on Equity Through Wholesale Arbitrage Transactions. As a complement to the Bank's lending activities, the Bank buys investment securities. In order to enhance return on equity, the Bank has entered into wholesale borrowing transactions with the Federal Home Loan Bank of New York ("FHLB") as a funding source for the purchase of investment securities and mortgage-backed securities. During 1999 the Bank has been more aggressive in utilizing this strategy to enhance earnings. The arbitrage transaction results in the leveraging of capital to increase net revenues through the positive spread between the borrowing rate and investment returns. The Bank enters into these transactions in order to put capital to work rather than grow the loan portfolio by expanding the lending area well beyond the geographic service area of the branch network or accepting loans that do not fit the Bank's risk profile. Due to the narrow interest margins attainable through wholesale arbitrage transactions, as compared with traditional retail bank operations, the Company's net interest margins will decrease. In addition, this strategy will increase total assets resulting in reduced return on assets in favor of improved return on equity and enhanced shareholder value. At December 31, 1999, the Bank had total borrowings of $50.2 million at an average cost of 5.62%, as compared with $10.0 million in total borrowings at December 31, 1998 at an average cost of 5.14%.

         Increasing Fee Income. The Bank has sought to increase its income by increasing its sources of fee income. In this regard, the Bank continues to expand and enhance the visibility of the Trust Department. Management expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 1999, the Trust Department had $30.8 million in assets under management compared with $18.9 million at December 31, 1998. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 1999, loans serviced by the Bank for others totaled $38.0 million. Finally, beginning in 2000, the Bank intends to offer Internet banking and e-commerce capabilities to its customers, and continue to realize the financial impact of the late 1998 introduction of the Bank's new Debit Card Program, which will be additional sources of fee income.

Financial Condition

         Assets. Total Assets at December 31, 1999 were $280.2 million, an increase of $31.4 million or 12.6%, from $248.8 million at December 31, 1998. The increase in total assets was primarily attributable to an increase in investment and mortgage-backed securities of $29.2 million and an increase of $16.9 million in loans receivable, net. In addition, cash and due from banks increased $4.7 million as the Bank increased its liquidity position in response to potential currency demands at year-end. The increase in investment and mortgage-backed securities reflects the Bank's leveraging strategy and the investment of the proceeds of the Company's stock offering which were temporarily invested in federal funds at year-end 1998. The asset growth was partially offset by a decrease of $22.1 million in federal funds sold as the temporary investment of proceeds from the stock offering completed on December 30, 1998 were invested in other interest-earning assets. Management has sought to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. Total consumer and commercial business loans increased by $14.6 million during 1999. Real estate loans increased $2.2 million during 1999 while management continues to sell certain long-term newly originated fixed-rate residential mortgage loans into the secondary market without recourse and on a servicing retained basis. During the period of January 1, 1999 through December 31, 1999 a total of $5.1 million in fixed-rate residential mortgage loans were sold. During 1999 the Bank transferred a significant portion of its residential and commercial real estate loans to a special purpose real estate investment trust subsidiary. At December 31, 1999, approximately $41.9 million in loans were held in the Bank's subsidiary and are presented on a consolidated basis with the Company's assets.

         Liabilities. Total liabilities increased by $35.7 million or 17.4% to $240.3 million at December 31, 1999 from $204.6 million at December 31, 1998. The increase was the result of an increase in borrowings of $40.2 million. The increase in borrowings was to support the arbitrage investment strategy. The increase in borrowing was partially offset by a decrease of $5.1 million in deposits to $189.1 million at December 31, 1999 from $194.2 million at December 31, 1998. While certificates of deposit accounts decreased by $5.8 million or 5.3%, all other deposit accounts increased by $733,000, to $86.1 million at December 31, 1999 from $85.3 million at December 31, 1998. This increase in other deposit accounts results from the Bank's emphasis on attracting low cost of funds deposit accounts during 1999. The Bank's newest branch, which opened in November 1999, contributed $925,000 in new deposits by year-end. The level of deposits reported at December 31, 1998 partially reflects the receipt of stock subscription proceeds.

         Stockholders' Equity. Total stockholders' equity at December 31, 1999 was $40.0 million, a decrease of $4.1 million from $44.1 million at December 31, 1998. The decrease in stockholders' equity is primarily the result of a reduction in accumulated other comprehensive income, an increase in treasury stock, an increase in unearned shares of common stock to be issued under the Company's Employee Stock Ownership Plan ("ESOP"), and the payment of cash dividends to stockholders. Accumulated other comprehensive income decreased $3.5 million at December 31, 1999 resulting from a valuation adjustment in the market value of mortgage-backed and investment securities due to higher market interest rates which increased the net unrealized loss on the Bank's available for sale securities. The Company's stock repurchase program acquired a total of 167,100 shares of common stock recorded at cost and held as treasury stock in the amount of $1.8 million during the second half of 1999. In addition, the Company purchased shares of common stock in the open market to complete the funding of the Employee Stock Ownership Plan ("ESOP") thereby increasing unearned shares under the Plan by $766,000 net of the 1999 allocation of shares to Plan participants. Stockholders were paid the first semi-annual dividend during 1999 equal to $.15 per share of common stock resulting in a reduction in stockholders' equity of $534,000. After-tax net income of $2.5 million partially offset the decreases in stockholders' equity.

Analysis of Net Interest Income

         The Bank's principal business has historically consisted of offering savings accounts and other deposits to the general public and using the funds from such deposits to make loans secured by residential and commercial real estate, as well as consumer and commercial business loans. The Bank also invests a significant portion of its assets in investment securities and mortgage-backed securities, both of which are classified as available for sale. The Bank's results of operations depend primarily upon its net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as the changing interest rates when differences exist in the repricing of assets and liabilities.

Average Balance Sheet. The following table sets forth certain information relating to the Bank for the years ending December 31, 1999, 1998 and 1997. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.

                                                               For the Years Ending December 31,
                                                         1999                                 1998
                                          ---------------------------------    -----------------------------------
                                          Average                    Yield/    Average                      Yield/
                                          Balance      Interest       Rate     Balance      Interest         Rate
         (dollars in thousands)
Interest-earning assets:
  Loans receivable                       $136,765      $11,358        8.30%    $138,953     $12,063         8.68%
  Investment and MBS securities           104,294        6,757        6.48%      56,646       3,736         6.60%
  Federal funds                             6,565          323        4.92%       7,274         347         4.77%
  Equity securities                         3,709          144        3.88%       2,550          90         3.53%
-----------------------------------------------------------------------------------------------------------------
Total Interest-earning assets             251,333       18,582        7.39%     205,423      16,236         7.90%
-----------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:

         Money market deposits           $ 14,985      $   491        3.28%    $ 12,519      $  407         3.25%
  Savings accounts                         45,824        1,094        2.39%      44,481       1,295         2.91%
  Interest-bearing checking                 7,890          143        1.81%       6,091         121         1.99%
  Time deposits                           103,018        5,488        5.33%     109,419       6,110         5.58%
  Borrowings                               32,841        1,769        5.39%       1,264          66         5.22%
-----------------------------------------------------------------------------------------------------------------
Total Interest-bearing liabilities        204,558        8,985        4.39%     173,774       7,999         4.60%
-----------------------------------------------------------------------------------------------------------------

    Net interest income                                $ 9,597                              $ 8,237
                                                       -------                              -------
    Net interest spread                                               3.00%                                 3.30%
    Net earning assets                   $ 46,775                              $ 31,649
    Net interest margin                                   3.82%                                4.01%
                                                          ====                                 ====
    Ratio of interest-earning assets
      to interest-bearing liabilities                    122.87%                             118.21%
                                                         ------                              ------

                                                     December 31,
                                          ---------------------------------
                                                         1997
                                          ---------------------------------
                                          Average                   Yield/
                                          Balance      Interest      Rate

Interest-earning assets:
  Loans receivable                       $138,549     $11,973         8.64%
  Investment and MBS securities            56,153       3,638         6.48%
  Federal funds                             4,526         241         5.32%
  Equity securities                         1,205          11         0.91%
                                         --------      ------         ----
Total Interest-earning assets             200,433      15,863         7.91%
                                         --------      ------         ----

Interest-bearing liabilities:

         Money market deposits           $ 10,905     $   349         3.20%
  Savings accounts                         44,148       1,302         2.95%
  Interest-bearing checking                 5,632         111         1.97%
  Time deposits                           109,326       6,135         5.61%
  Borrowings                                    0           0         0.00%
                                         --------      ------         ----
Total Interest-bearing liabilities        170,011       7,897         4.64%
                                         --------      ------         ----

    Net interest income                                $7,966
    Net interest spread                                               3.27%
                                                                      ====
    Net earning assets                   $ 30,422
                                         ========
    Net interest margin                                  3.97%
                                                         ====
    Ratio of interest-earning assets
      to interest-bearing liabilities                   117.89%
                                                        ------

                                                                                       Years Ended December 31,
                                                               ---------------------------------------------------------------------
                                                                           1999 vs. 1998                        1998 vs. 1997
                                                               Increase / (Decrease)     Total      Increase / (Decrease)    Total
                                                                       Due to          Increase/           Due to          Increase/
                                                                Volume       Rate     (Decrease)    Volume       Rate     (Decrease)
                                                                            (dollars in thousands)
Interest-earning Assets:
         Loans receivable                                     $  (182)     $ (523)     $ (705)       $ 35        $ 55        $ 90
         Investment and mortgage-backed securities              3,087         (66)      3,021          33          65          98
         Federal funds                                            (35)         11         (24)        131         (25)        106
         Equity securities                                         45           9          54          47          32          79
                                                              -------      ------      ------        ----        ----        ----
Total interest-earning assets                                 $ 2,915      $ (569)     $2,346        $246        $127        $373
                                                              -------      ------      ------        ----        ----        ----

Interest-bearing liabilities:
         Money market deposits                                $    81      $    3      $   84        $ 52        $  6        $ 58
         Savings accounts                                          32        (233)       (201)         10         (17)         (7)
         Interest-bearing checking                                 33         (11)         22           9           1          10
         Time deposits                                           (341)       (281)       (622)          5         (30)        (25)
         Borrowings                                             1,701           2        1,703         66           -          66
                                                              -------      ------      ------        ----        ----        ----
                  Total interest-bearing liabilities          $ 1,506      $ (520)      $  986       $142        $(40)       $102
                                                              -------      ------      ------        ----        ----        ----

         Net change in interest income                                                 $ 1,360                               $271
                                                                                       -------                               ----

Comparison of Operating Results for the Years Ended December 31, 1999 and December 31, 1998

         General. Net income for the year-ended December 31, 1999 increased by $1.4 million or 136.1%, to $2.5 million for the year 1999 from $1.1 million for the year ended December 31, 1998. The increase was due primarily to an increase in interest income, an increase in non-interest income and a decrease in non-interest expense. The increase in income and decrease in non-interest expense were partially offset by an increase in interest expense, an increase in the provision for loan losses and an increase in the provision for income taxes made through December 31, 1999 as compared with the same period in 1998.

         Interest Income. Interest income increased by $2.3 million or 14.4%, to $18.6 million for the year ended December 31, 1999 from $16.2 million for the year ended December 31, 1998. The increase in interest income was derived from increases in investment activities. Income on mortgage-backed and other investment securities increased by $3.0 million and income on equity securities increased by $54,000 between the two periods. These increases were partially offset by a decrease of $705,000 in income derived from loans receivable and a decrease of $24,000 in income from federal funds sold.

         The increase in interest income from investment and mortgage-backed securities was a result of an increase of $47.6 million in the average balance of investments and mortgage-backed securities offset in part by a decrease of 12 basis points in the average yield on investments and mortgage-backed securities. The increase in the average balance of investment and mortgage-backed securities was the result of management's use of wholesale arbitrage transactions employed to improve return on equity and the investment of proceeds received from the stock offering. Wholesale borrowing arrangements are entered into through the Federal Home Loan Bank of New York with the proceeds used to purchase investment and mortgage-backed securities. Borrowings increased on average $31.6 million in 1999 as compared with 1998. The net returns expected on individual wholesale arbitrage transactions is much less than typical in retail banking operations, therefore net interest margins are negatively impacted in favor of overall improved profitability. The net interest margin of the Company decreased 19 basis points from 4.01% during 1998 to 3.82% during 1999. The decrease in the average yield on investment and mortgage-backed securities is the result of lower market interest rates available during the first half of 1999 as compared with 1998, the period at which much of the Company's investing activity was accomplished.

         The increase in income from equity securities was attributable to a $1.2 million increase in the average balance of equity investments and an increase in the average yield of 35 basis points. The increase in the average balance of equity investments was due to the continuing purchase of FHLB stock as a condition of FHLB membership and coincident with the borrowing relationship between the Company and FHLB. At December 31, 1999 the Bank held $2.5 million in FHLB stock as compared with $1.2 million at December 31, 1998. The improvement in the average yield on equity securities is also due to the additional investment in FHLB stock, which returned dividends throughout 1999 at rates at or exceeding 6.68%.

         The decrease in income on loans resulted from a decrease of $2.2 million in the average balance of loans to $136.8 million in 1999 from $139.0 million in 1998, and a 38 basis point decrease in the average yield on loans to 8.30% from 8.68%. Management's strategy is to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed-rate residential real estate loans sold in the secondary market on servicing retained basis. As of December 31, 1999 residential real estate loans totaled $81.3 million, a decrease of $1.1 million from December 31, 1998. During the same period a total of $5.1 million in fixed rate residential real estate loans were sold in the secondary market. The decrease in loans resulting from the sales activity was partially offset by an increase in consumer and commercial business loans of $14.6 million during the period to $41.7 million at December 31, 1999 from $27.1 million at December 31, 1998. However, much of the portfolio growth was experienced in the second half of 1999, therefore the average balance and interest income derived from the significant overall growth in loans is not reflected in the 1999 financial results. At December 31, 1999 total loans receivable were $150.7 million as compared with $133.8 million at December 31, 1998, an increase of 12.6%. The reduction in yield on loans is a result of the lower market interest rates available during much of 1999 as compared with 1998.

         Interest income on federal funds sold decreased as a result of a decrease in the average balance of federal funds of $709,000 to $6.6 million during 1999 as compared with $7.3 million during 1998. This decrease was partially offset by an increase of 15 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve's increases in short term rates during 1999.

         Interest Expense. Interest expense was $9.0 million for the year ended December 31, 1999; an increase of $1.0 million or 12.3% from $8.0 million for the year ended December 31, 1998. The increase in interest expense was primarily due to an increase in borrowing expense which was $1.8 million for 1999 compared with $66,000 for 1998. This increase in interest expense was partially offset by a decrease of $717,000 in interest paid on deposit accounts during 1999 to $7.2 million from $7.9 million in 1998.

         The increase in borrowing expense was due to the increase in the average balance of borrowings outstanding in the 1999 period to $32.8 million as compared with $1.3 million during the same 1998 period. In addition to the increase in average balance, the average rate paid on borrowed funds increased 17 basis points. The increase in the volume of borrowings was to support the wholesale arbitrage investment activities of the Company. The increase in the average rate paid on borrowed funds was due to management's desire to lengthen the maturity of the borrowed funds to take advantage of the relatively low interest rates available at the time and to better match the maturities or other repricing characteristics of the selected investment securities purchased.

         The decrease in the average rate paid on deposits was primarily due to a decrease of 40 basis points in the average rate paid on deposits to 4.20% during 1999, from 4.60% during 1998. This reduction in the cost of retail deposits is primarily a result of management's desire to attract lower cost of funds core deposits rather than time deposits. Core deposits, including money market accounts, savings account and interest-bearing checking accounts, increased on average $5.6 million to $68.7 million at an average cost of 2.52% during 1999 from $63.1 million at an average cost of 2.89% during 1998. During the same period time deposits decreased on average $6.4 million from $109.4 million during 1998 at an average cost of 5.58% to $103.0 million at an average cost of 5.33% during 1999.

         Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb future charge-offs and loans deemed uncollectible. In determining the appropriate level of the allowance for loan losses, Management considers past and anticipated loss experience, evaluations of collateral, current and anticipated economic conditions, volume and type of lending activities and the levels of non-performing and other classified loans. The allowance is based on estimates and the ultimate losses that may occur may vary from such estimates. The evaluation considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Management of the Bank assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

         During the year ended December 31, 1999 provisions for loan losses of $229,000 were made compared with no provisions made during 1998. The additions made to the allowance for loan losses were deemed prudent due to an increase in total loans of $16.9 million at December 31, 1999 as compared with December 31, 1998 and the increase in origination activity of commercial real estate loans, commercial business loans and consumer loans during 1999 versus 1998. During 1999 a total of $42.6 million of these higher risk loan types were originated as compared with $29.1 million during 1998, an increase of 46.4%. At December 31, 1999 commercial real estate loans, commercial business loans and consumer loans totaled $59.7 million as compared with $42.1 million at December 31, 1998, an increase of 41.8%. Nonperforming assets decreased substantially between the two periods to $227,000 at December 31, 1999 from $1.3 million at December 31, 1998. However, both periods experienced a similar level of net charge-off activity with $249,000 in 1999 and $250,000 of net charge-offs during 1998. The balance of the allowance for loan losses remained at $1.5 million at both period end dates.

         Non-interest Income. Non-interest income increased by $366,000 or 37.9%, to $1.3 million for the year ended December 31, 1999 from $966,000 for the year ended December 31, 1998. The increase was primarily the result of an increase in securities gains received, which totaled $463,000 during 1999 as compared with $208,000 during 1998, an increase of $255,000. Deposit account service fees also contributed to the improvement in non-interest income, which increased by $77,000 to $496,000 in income through December 31, 1999 from $419,000 through December 31, 1998. In addition, income derived from the Bank's trust department operation increased to $71,000 during 1999 from $14,000 during 1998. The Company experienced a decrease in income on the sale of loans of $33,000 from 1998 to 1999, due to the reduction in fixed-rate residential real estate loan sales activity. During 1999 a total of $5.1 million in loans were sold as compared with $16.5 million during 1998. All other sources of non-interest income increased slightly in 1999 to $284,000 from $274,000 in 1998, an increase of $10,000 or 3.7%.

         Non-interest Expense. Non-interest expense decreased by $497,000, or 6.7%, to $6.9 million for the year ended December 31, 1999 from $7.4 million for the year ended December 31, 1998. The decrease was primarily due to a reduction in charitable contribution expense of $820,000, a decrease of $64,000 in travel and meeting expenses, and a decrease of $57,000 in expenses relating to problem loans. These decreases in expenses were partially offset by increases in salaries and employee benefits of $277,000 and an increase of $167,000 during 1999 in all other sources of non-interest expense including the cost to establish a real estate investment trust ("REIT") subsidiary corporation.

         Salaries and employee benefits increased to $4.0 million for the year ended December 31, 1999 from $3.7 million for the same period in 1998. The increase was primarily the result of the additional staffing necessary to support the expansion of the branch network, trust services and mortgage operations. Costs incurred in the creation of a REIT subsidiary corporation, known as Oneida Preferred Funding Corp., was approximately $86,000 during 1999. The REIT was established to invest primarily in the real estate loans originated by the Bank and to allow the Bank to compete more aggressively in the pricing of real estate loans. Contribution expense for the year ended December 31, 1999 was $5,000 compared with $825,000 for the same period in 1998. The increased expense level in 1998 was a result of the creation of a charitable foundation in connection with the reorganization and stock offering. Contribution expense of $802,000 was recognized as a result of funding the foundation on a pre-tax basis during 1998. Travel and meeting expenses were $112,000 for the year ended December 31, 1999 as compared with $176,000 for the year ended December 31, 1998. Travel and meeting expenses were at increased levels during 1998 as a result of the installation, training and conversion of the Bank's new in-house data processing system. Expenses relating to problem loans and other real estate were $43,000 during 1999 as compared with $92,000 during 1998. The reduction is attributed to the improved asset quality of the Company between the two periods.

         Provision for Income Taxes. Income tax expense was $1.3 million for the year ended December 31, 1999, an increase of $550,000 from the 1998 income tax provisions of $761,000. The increase in income tax provision is due to the improvement in pretax net income of the Company, which was $3.8 million for year ended December 31, 1999 compared with $1.8 million for the year ended December 31, 1998. The effective tax rate decreased to 34.3% for 1999 from 41.8% for 1998 as the Company has employed various strategies to reduce the tax burden in this and future periods.

Comparison of Operating Results for the Years Ended December 31, 1998 and December 31, 1997.

         General. Net income for the year-ended December 31, 1998 decreased by $222,000 or 17.3%, to $1.1 million for the fiscal year ended 1998 from $1.3 million for the year ended December 31, 1997. The decrease was due primarily to an increase in non-interest expense as a result of the expense recognition for the establishment of The Oneida Savings Bank Charitable Foundation concurrent with the recent stock offering and the expenses resulting from the expansion of the Bank's branch network, trust services and mortgage operations. The increase in non-interest expenses was partially offset by increasing interest income through portfolio yield improvements in the loans and investments of the Bank due to portfolio diversification, improved other income, and a reduction in the provisions for income taxes made through December 31, 1998 as compared with the same period in 1997.

         Interest Income. Interest income increased by $373,000, or 2.4%, to $16.2 million for the year ended December 31, 1998 from $15.9 million for the year ended December 31, 1997. The increase in interest income was derived from increases in all interest-earning asset types. Income on loans increased by $90,000; income on investments, including mortgage-backed securities, increased by $98,000; federal funds sold generated an additional $106,000 in income; and a $79,000 increase in income on equity securities.

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

         Other interest-earning assets also contributed to the increase in interest income. The increase in income from investment and mortgage-backed securities was a result of an increase of $493,000 in the average balance of investments and mortgage-backed securities and an increase of 12 basis points in the average yield on investments and mortgage-backed securities. The increase in average yield resulted from an increase in mortgage-backed securities, particularly Freddie Mac and Fannie Mae balloon investments, Ginnie Mae pooled securities, which provide higher returns due to longer terms to maturity and the maintenance of investments in federal agency callable securities, which provide improved returns in the short term. The increase in income on federal funds sold is the result of an increase in the average balance of $2.7 million to $7.3 million during 1998 as compared with $4.5 million during 1997. This increase was partially offset by a decrease of 55 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve Bank's decrease in short term rates during 1998. The increase in income from equity securities was attributable to a $1.3 million increase in the average balance of equity investments and an increase in the average yield of 262 basis points. The increase in the average yield on equity investments was due to the purchase of FHLB stock as a condition of FHLB membership, which returned dividends throughout 1998 at rates at or exceeding 7.00%. At December 31, 1998 the Bank held $1.2 million in FHLB stock as compared with $306,000 at December 31, 1997 which was acquired just prior to year-end 1997.

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

         The Bank assessed the methods used to determine loan loss allowance adequacy and implemented a new methodology at year-end 1997. The new method takes a more conservative approach and is more aggressive in determining adequate allowance levels than the earlier formula utilized by the Bank. The new method considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Due to this new method employed by the Bank, a large provision to the allowance for loan losses was charged at year-end 1997 resulting in net provisions for the year ended December 31, 1997 of $477,000. The quarterly assessment of allowance adequacy did not result in the need for additional provisions to the allowance for loan losses during 1998 due primarily to the reduction in total loans of $10.7 million to $133.8 million at December 31, 1998 and a consistent level of nonperforming assets between the two periods. The balance of the allowance for loan losses decreased to $1.5 million at December 31, 1998, from $1.8 million at December 31, 1997.

         Non-interest Income. Non-interest income increased by $144,000 or 17.5%, to $966,000 for the year ended December 31, 1998 from $822,000 for the year ended December 31, 1997. The increase was primarily the result of an improved capital gains distribution received on an institutional mutual fund held by the Bank, which increased by $111,000 to $194,000 for 1998 from $83,000 for 1997. Revenue improved on the Bank's secondary market loan sales and servicing activities, which increased by $76,000 to $193,000 in income through December 31, 1998 from $117,000 through December 31, 1997. Other non-interest income sources decreased in 1998 to $579,000 from $622,000 in 1997, a decrease of $43,000 or 6.9%.

Non-interest Expense. Non-interest expense increased by $1.2 million, or 20.1%, to $7.4 million for the year ended December 31, 1998 from $6.1 million for the year ended December 31, 1997. The increase was due to the recognition of additional contribution expense of $386,000, an increase in salaries and employee benefits of $591,000, an increase of $249,000 in occupancy and equipment, an increase of $57,000 in travel and meeting expenses, and an increase of $51,000 in professional fees.

These increases were partially offset by a decrease of $100,000 during 1998 in other operating expenses.

         Salaries and employee benefits increased to $3.7 million for the year ended December 31, 1998 from $3.1 million for the same period in 1997. The increase was primarily the result of an additional 10 full-time equivalent employees hired by the Bank to support the expansion of the branch network, trust services and mortgage operations. In addition, an ESOP contribution and modest merit increases made in 1998 impacted the increase in salary and benefit expense. Occupancy and equipment expenses increased to $1.4 million for 1998 from $1.2 million for 1997, this is a result of the opening of a new branch office and the renovation of the Bank's main office and operations center. Contribution expense for the year ended December 31, 1998 was $825,000 compared with $440,000 for the same period in 1997. The increased expense level was a result of the creation of a charitable foundation in connection with the reorganization and stock offering. Contribution expense of $802,000 was recognized as a result of funding the foundation on a pre-tax basis during 1998. Travel and meeting expenses increased during 1998 as a result of the installation, training, and conversion of the Bank's new in-house data processing system. Professional fees increased as a result of additional legal and audit fees incurred relating to the Bank's corporate and strategic planning prior to reorganization.

         Provisions for Income Taxes. Income tax expense was $762,000 for the year ended December 31, 1998, a reduction of $119,000 from the 1997 provision for income taxes of $881,000 the effective tax rate increased to 41.8% for 1998 from 40.7% for 1997.

Management of Market Risk

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

         Concentration Risk. The Bank's lending activities are primarily conducted in Madison county, located in central New York State, and the towns and villages in adjacent counties. If the local economy, national economy or real estate market weakens, the financial condition and results of operations of the Bank could be adversely affected. A weakening in the local real estate market or a decline in the local economy could increase the number of delinquent or nonperforming loans and reduce the value of the collateral securing such loans, which would reduce the Bank's net income.

         Much of the Bank's market area is included in the 270,000-acre land claim of the Oneida Indian Nation ("Oneidas"). Over 14 years ago the United States Supreme Court ruled in favor of the Oneidas in a lawsuit which Management believes was intended to encourage the State of New York to negotiate an equitable settlement in a land dispute that has existed for 200 years. In December 1998, the Oneidas and the U.S. Justice Department filed motions to amend the long outstanding claim against the State of New York. The motion attempts to include in the claim, various named and 20,000 unnamed additional defendants, who own real property in parts of Madison and Oneida counties, thereby including the additional defendants in the original suit. Neither the Bank nor the Company is a named defendant in the motion. The United States District Court heard arguments on the matter in late March 1999 and appointed a "settlement master" to help the parties negotiate an agreement in lieu of further litigation.

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

         Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential monthly and bi-weekly adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; and (iii) managing the Company's investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates and better matches the maturities of the Bank's certificate of deposit accounts.
Certificates of deposit that mature in one year or less, at December 31, 1999 totaled $64.5 million, or 29.4% of total interest-bearing liabilities. The wholesale arbitrage strategy of investing allows the Company to invest in longer-term assets by hedging the additional interest rate risk with liabilities of similar maturity or repricing characteristics. Borrowed funds that mature in one year or less, at December 31, 1999 totaled $14.2 million, or 6.5% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

         The Company uses a computer simulation model to assist in monitoring interest rate risk. As of December 31,1999 a 200 basis point increase in market interest rates was estimated to have a negative impact of 1.9% on net interest income during 1999 while a 200 basis point decline in rates would have a positive impact of 2.2% on net interest income during 1999. This analysis is based on numerous assumptions including nature and timing of interest rate levels, prepayment on loans and securities, deposit rate changes, pricing decisions on loans and deposits, and other assumptions, and should not be relied upon as being indicative of expected operating results.

         Impact of the Year 2000. The Company implemented and tested all system enhancements and remediations related to the year 2000 for compliance prior to December 31, 1999. As a result, the Company's systems successfully transitioned to the year 2000. Additionally, the Company experienced no significant Y2K related deposit declines in December 1999, however, as a result of the uninvested cash on hand for Y2K contingencies, interest income was negatively impacted in the fourth quarter by approximately $25,000. Total costs incurred to address the year 2000 issue or otherwise upgrade and test the Bank's computer capabilities are estimated at $100,000 during 1999 and $225,000 during 1998. The company has experienced no customer problems related to the Y2K issue to date.

         Liquidity. The Bank's primary sources of funds are deposits; FHLB borrowings; proceeds from the principal and interest payments on loans and mortgage-related, debt and equity securities; and to a lesser extent, proceeds from the sale of fixed rate residential real estate loans and additional borrowing ability available as needed. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales and borrowings are greatly influenced by general interest rates, economic conditions and competition.

         Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) expected deposit flows, (iv) yields available on interest-bearing deposits, and (v) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 1999, cash and interest-bearing deposits totaled $8.8 million, or 3.1% of total assets. If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 1999, the Bank had approximately $22.0 million available to it under the FHLB borrowing agreement. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. At December 31, 1999, the Bank had $20.0 million in borrowings outstanding with the FHLB in repurchase agreements.

         The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 1999, the Bank had outstanding commitments to originate loans of $12.0 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

         Certificates of deposit, which are scheduled to mature in one year or less from December 31, 1999, totaled $64.5 million. Based upon the Bank's experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

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

                                               MINIMUM
                                               REQUIRED      ACTUAL
Tier I Capital to Average
Assets                                            4%          14.20%
Tier I Capital to Risk-Weighted
Assets                                            4%          23.15%
Total Capital to Risk-Weighted
Assets                                            8%          24.30%

         Impact of New Accounting Standards. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designed as a fair value hedge, a cash flow hedge, or a foreign currency hedge. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 so that it is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Accordingly, the Statement would apply to the Company beginning on January 1, 2001. The Company has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

         In June 1999, the FASB issued SFAS No. 136, "Transfers of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others", which establishes standards for transactions in which an entity ("Donor") makes a contribution by transferring assets to a not-for-profit organization or charitable trust ("Recipient") that accepts the assets from the Donor and agrees to use those assets on behalf of, or transfer those assets, the return on investment of those assets, or both to another entity ("Beneficiary") that is specified by the donor. SFAS No. 136 is effective for the first quarter beginning after December 15, 1999 and accordingly would apply to the Company for the quarter ended March 31, 2000. The Company does not engage in transfers of this nature. Accordingly, SFAS No. 136 is not expected to have a material impact on the Company's financial statements.

                                      1999

                       Consolidated Financial Statements

                       Report of Independent Accountants



The Board of Directors
Oneida Financial Corp.
Oneida, New York


In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Oneida Financial Corp. and its subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP

January 21, 2000

Consolidated Statements of Condition
December 31, 1999 and 1998
Assets                                                                        1999             1998
                                                                         -----------       -----------
Cash and due from banks                                                  $ 8,814,777       $ 4,056,047
Federal funds sold                                                                 -        22,100,000
                                                                         -----------       -----------
       Total cash and cash equivalents                                     8,814,777        26,156,047

Investment securities, at fair value                                      85,542,549        62,668,656
Mortgage-backed securities, at fair value                                 26,354,588        20,022,420
Mortgage loans held for sale                                                 340,713         1,862,923
Loans receivable                                                         150,327,854       131,935,891
Allowance for credit losses                                               (1,522,890)       (1,542,542)
                                                                         -----------       -----------
       Net loans receivable                                              148,804,964       130,393,349
Premises and equipment,  net                                               5,301,128         4,853,534
Accrued interest receivable                                                1,766,643         1,600,342
Refundable income taxes                                                            -           134,946
Other real estate 93,925                                                     224,193
Other assets                                                               3,193,041           864,725
                                                                         -----------       -----------

       Total Assets                                                      $280,212,328      $248,781,135
                                                                         ============      ============

Liabilities and Stockholders' Equity
Due to depositors                                                       $188,270,946      $193,398,105
Mortgagors' escrow funds                                                     849,548           806,777
Borrowings                                                                50,200,000        10,000,000
Other liabilities 673,897                                                    442,287
Income taxes payable                                                         267,171                 -
                                                                        ------------      ------------
       Total liabilities                                                $240,261,562      $204,647,169
                                                                        ------------      ------------
Stockholders' equity:
   Common stock, $.10 par value, 8,000,000 shares authorized;
      3,580,200 shares issued and outstanding                                358,020           358,020
   Additional paid-in capital                                             15,412,746        15,545,422
   Retained earnings                                                      29,682,707        27,709,840
   Accumulated other comprehensive (loss) income                          (2,584,406)          922,006
   Treasury stock (at cost, 167,100 shares)                               (1,751,137)                -
   Common shares issued under employee stock plans - unearned             (1,167,164)         (401,322)
                           Total stockholders' equity                     39,950,766        44,133,966
                                                                         -----------       -----------

       Total Liabilities and Stockholders' Equity                        $280,212,328      $248,781,135
                                                                         ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income
Years Ended December 31, 1999, 1998 and 1997

                                                         1999           1998            1997
                                                      ----------     ----------     ----------
Interest and dividend income:
Interest and fees on loans                           $11,358,010     $12,063,146   $11,973,668
Interest and dividends on investment securities:
     U. S. Government and agency obligations           2,760,142      2,246,841      2,323,169
     Corporate obligations                             1,948,268        667,594      1,087,658
     Mortgage-backed securities                        1,842,299        654,794         13,436
     Other                                               349,793        255,833        224,687
     Interest on federal funds sold
        and interest-bearing deposits                    323,104        347,470        240,597
                                                     -----------     -----------   -----------

             Total interest and dividend income       18,581,616     16,235,678     15,863,215
                                                     -----------     -----------   -----------

Interest expense:
     Savings deposits                                  1,094,229      1,295,386      1,240,791
     Money market and Super NOW                          634,267        527,857        460,486
     Time deposits                                     5,487,527      6,109,874      6,196,440
     Short-term borrowings                               384,548         51,353              -
     Long-term borrowings                              1,384,447         14,452              -
                                                     -----------     -----------   -----------

             Total interest expense                    8,985,018      7,998,922      7,897,717
                                                     -----------     -----------   -----------

Net interest income                                    9,596,598      8,236,756      7,965,498
Provision for credit losses                              229,102              -        476,886
                                                     -----------     -----------   -----------

             Net interest income after
               provision for credit losses             9,367,496      8,236,756      7,488,612
Other income                                           1,332,247        965,934        821,530
Other expenses                                         6,882,086      7,378,945      6,144,510
                                                     -----------     -----------   -----------

             Income before income taxes                3,817,657      1,823,745      2,165,632

Provision for income taxes                             1,311,000        761,417         881,000
                                                     -----------     -----------    -----------

             Net Income                               $2,506,657     $1,062,328      $1,284,632
                                                      ==========     ==========      ==========

Earnings per share - basic                            $     0.73     $        -      $        -
                                                      ----------     ----------      ----------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income
Years Ended December 31, 1999, 1998 and 1997
                                                                1999              1998            1997
                                                           -----------      ----------        ---------
Net income                                                  $2,506,657      $1,062,328      $1,284,632
Unrealized (losses) gains on securities:
Unrealized holding (losses) gains arising during period     (5,380,993)        917,537          531,867
         Less: Reclassification adjustment for
             gains included in net income                     (463,027)       (207,642)         (81,750)


                                                            (5,844,020)        709,895          450,117
Net income tax effect                                        2,337,608        (259,364)        (153,040)

Other comprehensive (loss) income, net of tax               (3,506,412)        450,531          297,077
Comprehensive (loss) income                                 $ (999,755)     $1,512,859      $ 1,581,709
                                                            ==========      =========       ===========

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 1999, 1998 and 1997


                                                                   Common Stock            Additional
                                                              ------------------------       Paid-In          Retained
                                                              Shares            Amount       Capital          Earnings
                                                              ------            ------       -------          --------
Balance at December 31, 1996                                         -        $      -     $         -      $25,363,880
Net income                                                           -               -               -        1,284,632
Other comprehensive income, net of tax:
Unrealized gains on securities
                  net of reclassification adjustment                 -               -               -               -
                                                             ---------        --------     -----------     ------------

Balance at December 31, 1997                                         -               -               -       26,648,512
Net proceeds from sale of common stock                       3,510,038         351,004      14,848,996                -
Issuance of common stock
to Charitable Foundation                                        70,162           7,016         694,604                -
Capital contribution to Oneida Financial, MHC                        -               -                         - (1,000
ESOP shares acquired                                                 -               -               -                -
Shares issued under ESOP plan                                        -               -           1,822                -
Net income                                                           -               -               -        1,062,328
Other comprehensive income, net of tax:
Unrealized gains on securities
                  net of reclassification adjustment                -               -               -               -
                                                             ---------        --------     -----------     ------------

Balance at December 31, 1998                                 3,580,200         358,020      15,545,422       27,709,840
Adjustment of net proceeds
from sale of common stock                                            -               -        (123,000)               -
Net income                                                           -               -               -        2,506,657
ESOP shares acquired                                                 -               -               -                -
Shares issued under ESOP plan                                        -               -                        (9,676) -
Common stock cash dividends: $.15 per share -                        -               -        (533,790)               -
Treasury stock purchased                                             -               -               -                -
Other comprehensive income (loss), net of tax:
Unrealized losses on securities
                  net of reclassification adjustment -               -               -               -       (3,506,412)

                                                             ---------        --------     -----------     ------------
Balance at December 31, 1999                                 3,580,200        $358,020     $15,412,746     $ 29,682,707
                                                             =========        ========     ===========     ============

                                                                                              Common Stock
                                                               Accumulated                     Issued Under
                                                                  Other                          Employee
                                                               Comprehensive      Treasury      Stock Plans -
                                                                  Income          Stock           Unearned         Total
                                                                  ------          -----           --------         -----
Balance at December 31, 1996                                   $ 174,398          $     -          $     -      $25,538,278
Net income                                                             -                -                -        1,284,632
Other comprehensive income, net of tax:
Unrealized gains on securities
                  net of reclassification adjustment             297,077               -                -          297,077
                                                             -----------      -----------      -----------     ------------

Balance at December 31, 1997                                                    471,475 -                -       27,119,987
Net proceeds from sale of common stock                                 -                -                -       15,200,000
Issuance of common stock
to Charitable Foundation                                               -                -                -          701,620
Capital contribution to Oneida Financial, MHC                          -                -                -           (1,000)
ESOP shares acquired                                                   -                -         (549,500)        (549,500)
Shares issued under ESOP plan                                          -                -          148,178          150,000
Net income                                                             -                -                -        1,062,328
Other comprehensive income, net of tax:
Unrealized gains on securities
                  net of reclassification adjustment             450,531                -                -          450,531
                                                             -----------      -----------      -----------     ------------

Balance at December 31, 1998                                     922,006                -         (401,322)      44,133,966
Adjustment of net proceeds
from sale of common stock                                              -                -                -         (123,000)
Net income                                                             -                -                -        2,506,657
ESOP shares acquired                                                   -                -         (912,340)        (912,340)
Shares issued under ESOP plan                                          -                -          146,498          136,822
Common stock cash dividends: $.15 per share -                          -                -         (533,790)
Treasury stock purchased                                               -       (1,751,137)               -       (1,751,137)
Other comprehensive income (loss), net of tax:
Unrealized losses on securities
                  net of reclassification adjustment -                 -                -       (3,506,412)

                                                             -----------      -----------      -----------     ------------
Balance at December 31, 1999                                 $(2,584,406)     $(1,751,137)     $(1,167,164)    $ 39,950,766
                                                             ===========      ===========      ===========     ============

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 1999, 1998 and 1997
                                                                              1999                    1998               1997
                                                                         -----------               -----------       ----------
Operating activities:
  Net income                                                              $ 2,506,657               $1,062,328       $1,284,632
  Adjustments to reconcile net income to
    net cash provided by operating activities:
        Depreciation                                                         654,307                   531,517          416,649
        Amortization of premiums and
           (accretion of discounts) on securities, net                        (9,712)                   83,929          150,991
              Provision for credit and other real estate losses                                      229,102 -          704,144
              Provision for deferred income taxes                            (33,891)                 (204,493)
              Gain on sales and calls of securities, net                    (463,027)                  (81,750)
              ESOP shares earned                                             136,822                   150,000                -
              Contribution of common stock to Charitable Foundation                -                                  701,620 -
              Loss on sale of other real estate owned                         72,189                    86,523           47,513
              Gain on sale of loans                                          (17,709)                 (152,883)         (32,522)
              Income taxes refundable (payable)                              402,117                    10,000          (70,507)
              Accrued interest receivable                                   (166,301)                  (32,713)          86,640
              Other assets                                                    43,183                   215,141           (4,399)
              Other liabilities231,610                                       (54,260)                  330,978
              Origination of loans held for sale                          (3,583,913)              (18,194,662)      (3,976,263)
                                                                        -----------               -----------       ----------
              Proceeds from sale of loans                                  5,123,832                16,676,139        3,987,657
                                                                        -----------               -----------       ----------

Net cash provided by operating activities                                  5,125,266                   678,530        2,639,270
Investing  activities:
  Purchase of investment securities                                      (76,040,841)              (49,117,396)     (11,315,373)
  Proceeds of maturities, sales or calls
     from investment securities 42,994,548                                30,819,734                21,048,740
  Purchase of mortgage-backed securities                                  (9,221,899)              (13,347,640)      (7,960,459)
  Principal collected on and proceeds from
     sales of mortgage-backed securities                                   7,690,850                 5,134,139          998,195
  Net decrease (increase) in loans                                       (19,108,082)               11,020,798       (7,265,279)
  Purchase of bank premises and equipment                                 (1,101,901)               (1,573,518)      (2,100,884)
  Proceeds from sale of other real estate                                    525,444                   759,475          589,494
                                                                        -----------               -----------       ----------

      Net cash used in investing activities                              (54,261,881)              (16,304,408)      (6,005,566)
                                                                         -----------               -----------       ----------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements
of Cash Flows (cont.)
Years Ended December 31, 1999, 1998 and 1997
                                                                            1999              1998            1997
                                                                         ----------      -----------       -----------
Financing activities:
         Net increase (decrease) in demand deposits,
           savings, money market, Super NOW and
            mortgagors' escrow accounts                                 $   733,220     $ 13,007,104      $(2,320,962)
         Net decrease in time deposits                                   (5,817,608)      (1,939,734)         (49,374)
         Proceeds from borrowings                                        54,200,000       10,000,000                -
         Repayment of borrowings                                        (14,000,000)               -                -
         Cash dividends                                                    (533,790)               -                -
         Purchase of treasury stock                                      (1,751,137)               -                -
         Net proceeds from sale of common stock                                   -       15,200,000                -
         Adjust net proceeds from sale of common stock                     (123,000)               -                -
         Common stock acquired by ESOP                                     (912,340)        (549,500)               -
                                                                         ----------      -----------       -----------

                Net cash provided by (used in) financing activities      31,795,345       35,717,870       (2,370,336)
                                                                         ----------      -----------       -----------

                Increase (decrease) in cash and cash equivalents        (17,341,270)      20,091,992       (5,736,632)

Cash and cash equivalents at beginning of year                           26,156,047        6,064,055       11,800,687
                                                                         ----------      -----------       -----------

               Cash and Cash Equivalents at End of Year                   8,814,777       26,156,047        6,064,055
                                                                         ----------      -----------       -----------
Supplemental disclosures of cash flow information:
         Cash paid during the year for:
         Interest on deposits and obligations                           $ 8,507,157      $ 7,972,081       $ 7,900,471
         Income taxes                                                     1,258,350          993,674         1,198,025
         Non-cash investing activities:
            Unrealized gain (loss) on investment and mortgage-
              backed securities designated as available for sale         (5,844,020)         709,895          450,117
          Transfer of loans to other real estate                            467,365          762,191          313,576


The accompanying notes are an integral part of the consolidated financial statements.

                                                                              26
Notes to Consolidated
Financial Statements

1. Reorganization and Stock Offering

Oneida Financial Corp. (the "Company") is a Delaware corporation, which was organized in December 1998 by Oneida Savings Bank (the "Bank") in connection with the conversion of the Bank from a New York chartered mutual savings bank to a New York chartered stock savings bank and reorganization to a two-tiered mutual holding company. The Company was formed for the purpose of acquiring all of the capital stock of the Bank upon completion of the reorganization. As part of the reorganization, the Company offered for sale approximately 44.5% of the shares of its common stock to eligible depositors of the Bank (the "offering") and issued approximately 53.5% of the Company's shares of common stock to Oneida Financial, MHC (the "MHC"), a state-chartered mutual holding company incorporated in New York. Concurrent with the close of the offering, the remaining 2% of the Company's shares of common stock were issued to The Oneida Savings Bank Charitable Foundation (the "Foundation"). The reorganization and offering were completed on December 30, 1998. Prior to that date, the Company had no assets and no liabilities. The financial statements presented for the period prior to the reorganization are for the Bank as the predecessor entity to the Company.

Completion of the offering resulted in the issuance of 3,580,200 shares of common stock, 1,915,445 shares (53.5%) of which were issued to the MHC, 1,594,593 shares (44.5%) of which were sold to eligible depositors of the Bank, and 70,162 shares (2%) of which were issued to the Foundation, at $10.00 per share. Costs related to the offering, primarily marketing fees paid to investment banking firms, professional fees, registration fees, and printing and mailing costs totaled $868,950, of which $123,000 was incurred during 1999, and were deducted from proceeds resulting in net proceeds of approximately $15,077,000. Subsequent to the offering, the Bank's Employee Stock Ownership Plan (ESOP) acquired 133,180 shares in the secondary market.

Charitable Foundation

As part of the reorganization and Conversion, the Company established the Foundation, which is dedicated exclusively to supporting charitable causes and community development activities in Central New York. The Foundation was funded in December 1998 with $701,620 (70,162 shares) of common stock and $100,000 cash contributed by the Company. A one-time charge of $801,620 was reflected in 1998 for this contribution. The contribution will be fully tax deductible, subject to an annual limitation based upon the Company's taxable income.


2. Summary of Significant Accounting Policies

Nature of Operations

The Bank is located in Central Upstate New York with offices in the City of Oneida and the Villages of Cazenovia, Hamilton, Canastota and Camden and owns one banking related subsidiary, Oneida Preferred Funding Corporation (OPFC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. The Bank owns all of the outstanding common stock and 83% of the preferred stock of OPFC. The remaining 17% of OPFC's preferred stock is owned by officers, employees and employees' family members of the Bank. OPFC primarily engages in investing activities of residential and commercial real estate mortgages.

27
Notes to Consolidated Financial Statements

2.       Summary of Significant Accounting Policies (cont.)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the estimated fair value of the collateral.

Mortgage loans held for sale are carried at the lower of cost or market. Market value is determined in the aggregate.

                                                                              28
Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

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

Other Real Estate

Other real estate is comprised of real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure, and is carried at the lower of the recorded investment in the property or the fair value less estimated disposal costs.

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

Trust Department Assets

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on a cash basis of income recognition and are included in Other Income.

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Earnings per common share have been computed based on the following at December 31, 1999:

     Net income applicable to common shares            $  2,506,657
                                                       ============
     Average number of common shares outstanding          3,413,506
                                                       ============
     Earning per share                                        $0.73
                                                       ============


Earnings per share is not presented for 1998 and 1997 since the Company completed its offering on December 30, 1998 and, accordingly, such data would not be meaningful. The Company has no common stock equivalents that would be dilutive to earnings per share.

Treasury Stock

In June 1999, the Company's Board of Directors authorized the repurchase of up to 5% of Company common stock initially offered (see Note 1). Accordingly, based on market conditions, the Company buys its shares on the open market. Treasury stock purchases are recorded at cost. During 1999, the Company purchased 167,100 shares of treasury stock at an average cost of $10.48 per share.

Reclassification

Certain 1998 amounts have been reclassified to conform with the 1999 financial statement presentation.


3. Investment Securities and Mortgage-Backed Securities

Investment securities and mortgage-backed securities consist of the following at December 31:

                                                                                   1999
                                                     ----------------------------------------------------------
                                                     Amortized             Gross Unrealized
                                                        Cost             Gains          Losses      Fair Value
                                                   ------------        --------      ----------    ------------
Investment Securities
  Available for sale portfolio:
  -----------------------------
    Debt securities:
      U. S. Agencies                               $ 54,802,956        $ 16,200      $1,826,290    $ 52,992,866
      Corporate                                      11,420,017               -         697,151      10,722,866
      State and municipals                            3,624,401           1,794         156,801       3,469,394
      Public utilities                                  200,000               -           8,741         191,259
                                                   ------------        --------      ----------    ------------
                                                     70,047,374          17,994       2,688,983      67,376,385
    Equity investments:
       Mutual funds and other stocks                 16,182,464         675,112       1,238,912      15,618,664
       Federal Home Loan Bank stock                   2,547,500               -               -       2,547,500
                                                   ------------        --------      ----------    ------------
                                                   $ 88,777,338        $693,106      $3,927,895    $ 85,542,549
                                                   ============        ========      ==========    ============
Mortgage-Backed Securities
   Available for sale portfolio:
   -----------------------------
   Federal National Mortgage Association           $ 14,823,919        $  2,976      $  532,245      14,294,650
   Federal Home Loan Mortgagee Corp.                  5,518,589           1,859         262,021       5,258,427
   Government National Mortgage Assoc.                7,022,876               -         282,227       6,740,649
   Collateral Mortgage Obligations                       61,755               -             893          60,862
                                                   ------------        --------      ----------    ------------
                                                   $ 27,427,139        $  4,835      $1,077,386     $26,354,588
                                                   ============        ========      ==========    ============

                                                                              30
Notes to Consolidated Financial Statements

3. Investment Securities and Mortgage-Backed Securities (cont.)

                                                                          1998
                                            ----------------------------------------------------------
                                              Amortized             Gross Unrealized
                                                Cost            Gains          Losses      Fair Value
                                             -----------     -----------      --------   ------------
Investment Securities
  Available for sale portfolio:
  -----------------------------
    Debt securities:
      U. S. Agencies                         $37,346,182     $    48,823      $ 24,225     $ 37,370,780
      Corporate                                1,000,476           8,904             -        1,009,380
      State and municipals                    15,579,538         438,565         2,403       16,015,700
      Public utilities                         3,918,540         139,879         4,112        4,054,307
                                                 300,000           3,152             -          303,152
                                             -----------     -----------      --------      -----------
                                              58,144,736         639,323        30,740       58,753,319
    Equity investments:
       Mutual funds and other stocks           1,917,831         769,106             -        2,686,937
       Federal Home Loan Bank stock            1,228,400               -             -        1,228,400
                                             -----------     -----------      --------      -----------
                                             $61,290,967     $ 1,408,429      $  30,74     $ 62,668,656
                                             ===========     ===========      ========     ============


Mortgage-Backed Securities
   Available for sale portfolio:
   -----------------------------
   Federal National Mortgage Association     $13,850,563     $   112,032      $  5,297      $13,957,298
   Federal Home Loan Mortgagee Corp.           5,924,288          44,818         3,614        5,965,492
   Government National Mortgage Assoc             12,586               -             2           12,584
   Collateral Mortgage Obligations                75,991          11,055             -           87,046
                                             -----------     -----------      --------      -----------
                                             $19,863,428     $   167,905      $  8,913      $20,022,420
                                             ===========     ===========      ========      ===========


The amortized cost and approximate fair value of available-for-sale securities (other than equity securities) at December 31, 1999 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Amortized
                                               Cost          Fair Value
                                            ----------       ----------

Due after one year through five years      $30,625,383      $29,706,027
Due after five years through ten years      32,227,035       30,981,168
Due after ten years                          7,194,956        6,689,190
                                           -----------      -----------
                  Total                     70,047,374       67,376,385
Mortgage-backed securities                  27,427,139       26,354,588
                                           -----------      -----------
                  Total                    $97,474,513      $93,730,973
                                           ===========      ===========


Gross  gains of  $618,052,  $207,642  and  $83,156  for  1999,  1998  and  1997,
respectively and gross losses of $155,025 and $1,406 for 1999 and 1997 were realized on sales and calls of securities and the tax provision applicable to these net realized gains and losses amounted to $185,211, $83,057 and $32,700 for 1999, 1998 and 1997, respectively.

Investment securities with a carrying value of $34,831,267 at December 31, 1999 were pledged to collateralize borrowing arrangements and other commitments.

Notes to Consolidated Financial Statements

4. Loans Receivable

The components of loans receivable at December 31 are as follows:

                                                  1999                 1998
                                              ------------         ------------
Residential                                   $ 90,662,574         $ 89,867,849
Consumer loans                                  26,020,295           15,552,517
Commercial real estate                          17,918,013           14,966,946
Commercial loans                                15,726,972           11,548,579
                                              ------------         ------------
                                               150,327,854          131,935,891
Allowance for credit losses                     (1,522,890)          (1,542,542)
                                              ------------         ------------
         Net loans                            $148,804,964         $130,393,349
                                              ============         ============


Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage loans serviced for others were $37,989,000, $37,429,837 and $26,288,271 at
December 31, 1999, 1998 and 1997, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $303,200, $265,600 and $176,600 at December 31, 1999, 1998 and 1997, respectively.

The Bank grants commercial, consumer and residential loans primarily throughout Madison County. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the County.

At December 31, 1999 and 1998 loans to officers and directors were not significant.

An analysis of the change in the allowance for credit losses for the years ended December 31 is as follows:

                                         1999             1998            1997
                                      ---------       ---------       ---------
Balance at beginning of year         $1,542,542      $1,792,715       $1,545,649
Loans charged off                      (337,684)       (347,707)       (299,356)
Recoveries                               88,930          97,534          69,536
Provision for credit losses             229,102               -         476,886
                                     ----------      ----------       ----------
Balance at end of year               $1,522,890      $1,542,542       $1,792,715
                                     ==========      ==========       ==========

As of December 31, 1999 and 1998, the Bank had no impaired loans for which specific valuation allow- ances were recorded.

Loans having carrying values of $467,365 and $762,191 were transferred to other real estate in 1999 and 1998, respectively.

                                                                              32
Notes to Consolidated Financial Statements

5. Premises and Equipment

Premises and equipment consist of the following at December 31:

                                                    1999                 1998
                                                ----------            ---------
Land and buildings                              $6,556,194           $5,836,561
Equipment and fixtures                           3,679,600            3,364,691
Construction in progress                            84,253               19,576
                                                ----------            ---------
                                                10,320,047            9,220,828
Accumulated depreciation                        (5,018,919)          (4,367,294)
                                                ----------            ---------
         Net book value                         $5,301,128           $4,853,534
                                                ==========           ==========

Depreciation expense was $654,307, $531,517 and $416,649 in 1999, 1998 and 1997,
respectively.
6. Due to Depositors

Amounts due to depositors at December 31 are as follows:

                                                        1999              1998
                                                   -----------       -----------
Non-interest bearing demand                       $ 19,559,888      $ 20,563,532
Savings                                             42,799,081        42,262,425
Money market and Super NOW                          22,857,071        21,699,634
Time deposit                                       103,054,906       108,872,514
                                                  ------------      ------------
         Total due to depositors                  $188,270,946      $193,398,105
                                                  ============      ============

At December 31, 1999 and 1998, time deposits with balances in excess of $100,000 totaled $20,608,068 and $21,136,600, respectively.

The contractual maturity of time deposits as of December 31, are as follows:

                                     1999                           1998
                          ------------------------       ---------------------------
Maturity Amount
One year or less          $ 64,543,279        62.6       $  63,300,585          58.1
One to two years            19,684,607        19.1          23,168,268          21.3
Two to three years           8,154,603         7.9           9,246,268           8.7
Three to four years          4,710,579         4.6           5,690,782           5.2
Four to five years           5,896,232         5.7           6,861,779           6.3
Over five years                 65,606         0.1             604,832           0.4
                          -------------       -----       -------------         -----
                          $ 103,054,906       100.0       $ 108,872,514         100.0
                          =============       =====       =============         =====

Notes to Consolidated Financial Statements

7. Borrowings

Outstanding borrowings as of December 31 are as follows:

                                                              1999            1998
                                                          -----------    -----------
Short-term borrowings:
     Federal Home Loan Bank outstanding line of credit   $    200,000    $        -
   Federal Home Loan Bank advances                         14,000,000      5,000,000
Long-term borrowings:
 Federal Home Loan Bank advances                           36,000,000      5,000,000
                                                          -----------    -----------
                                                          $50,200,000    $10,000,000
                                                          ===========    ===========


Borrowings at December 31, 1999 have maturity dates as follows:

                                             Weighted
                                            Average Rate

                   January 3, 2000             5.60%         $   200,000
                   February 3, 2000            5.58%           5,000,000
                   June 14, 2000               5.98%           5,000,000
                   October 2, 2000             6.09%           4,000,000
                   April 29, 2002              5.48%           5,000,000
                   November 14, 2003           6.40%           6,000,000
                   January 20, 2004            6.30%           5,000,000
                   January 20, 2006            4.85%           5,000,000
                   December 10, 2008           5.00%           5,000,000
                   April 8, 2009               5.65%           5,000,000
                   April 9, 2009               4.94%           5,000,000
                                               5.62%         $50,200,000
                                                             ===========

The Bank has available a $21,970,500 line of credit with the Federal Home Loan Bank of which $200,000 is outstanding at December 31, 1999. The line of credit is secured by mortgage loans contained within the Bank's loan portfolio.

At December 31, 1999, borrowings are secured by pledged securities, which had a carrying value of $34,532,255 and residential mortgages in the amount of $45,741,605 pledged under a blanket collateral agreement.

                                                                              34
Notes to Consolidated Financial Statements

8. Income Taxes

The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                     1999               1998
                                                  -----------        ----------
                                                        Asset (Liability)
Allowance for loan losses                         $   609,000        $  507,000
Depreciation                                          291,000           269,000
Investment securities                               1,723,000          (615,000)
Pension benefits                                     (193,000)         (203,000)
Charitable contribution carryforward                  202,000           286,000
                                                  -----------        ----------
Other                                             $   (89,000)       $  (74,000)
                                                  ===========        ==========

         Total deferred income tax asset (liability), net 2,543,000 170,000 The provision for income taxes for the years ended December 31, consists of the following:

                          1999             1998         1997
                     -----------      -----------      -----------
Current:
         Federal     $ 1,151,300      $   709,804      $   869,413
         State           193,591          248,120          216,080
Deferred:
         Federal           9,200         (135,855)        (158,413)
         State           (43,091)         (60,652)         (46,080)
                     -----------      -----------      -----------
                     $ 1,311,000      $   761,417      $   881,000
                     ===========      ===========      ===========


A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

                                                    1999        1998        1997
                                                    ----        ----        ----
Federal statutory income tax rate                   34 %        34 %        34 %
State tax, net of federal benefit                    3 %         6 %         6 %
Tax exempt investment income                        (7)%        (3)%        (3)%
Other                                                1 %         4 %         3 %
                                                    ----        ----        ----
         Effective tax rate                         31 %        41 %        40 %
                                                    ===         ===         ===

Notes to Consolidated Financial Statements

9. Benefit Plans

The Bank provides a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits are primarily a function of the employee's years of service and level of compensation. The Bank's policy is to fund the plan in amounts sufficient to pay liabilities.

Effective October 1, 1999 the plan formula was changed to a retirement accumulation plan (cash balance plan). For each plan year beginning October 1, 1999 for which participants earn an additional year of credited service, their retirement accounts shall be credited with interest equal to the annual yield on thirty year constant treasury maturities as determined at the beginning of the plan year and with a percentage of compensation each year based on service. This decreased the projected benefit obligation by approximately $645,000. This decrease in the projected benefit obligation will be recognized as a credit over the next 10 years.

Plan assets consist primarily of temporary cash investments, and listed stocks and bonds. The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

                                                                          1999           1998
                                                                    -----------      -----------
Change in benefit obligation:
Benefit obligation at beginning of year                             $ 3,715,869      $ 2,986,124
         Service cost                                                   163,736          124,508
         Interest cost                                                  231,972          214,675
         Actuarial (gain)/loss                                         (232,850)         576,244
         Benefit payments                                              (167,567)        (185,682)
         Plan amendments                                               (645,506)               -
                                                                    -----------      -----------
                  Benefit obligation at end of year                 $ 3,065,654      $ 3,715,869
                                                                    ===========      ===========

Change in plan assets:
      Fair value of plan assets at beginning of year                $ 4,170,335      $ 3,943,463
         Actual return on plan assets                                   713,246          412,554
         Benefit payments                                              (167,567)        (185,682)
                                                                    -----------      -----------
                  Fair value of plan assets at end of year            4,716,014        4,170,335
                                                                    ===========      ===========

Funded status                                                       $ 1,650,360      $   454,466
Unrecognized transition asset                                                 -          (20,283)
Unrecognized (gain)/loss                                               (527,499)          88,780
Unrecognized past service liability                                    (639,180)         (10,462)
                                                                    -----------      -----------
         Prepaid benefit expense                                    $   483,681      $   512,501
                                                                    ===========      ===========

         The weighted average assumptions used in determining the actuarial present value of the projected benefit obligation are as follows:

                                         1999             1998
Discount rate                            8.00%            6.50%
Expected return on plan assets           8.00%            8.00%
Rate of compensation increase            5.50%            4.50%

                                                                              36
Notes to Consolidated Financial Statements

9. Benefit Plans (cont.)

The net periodic pension cost for the years ended December 31 includes the following components:

                                                      1999           1998         1997
                                                   --------      --------      --------
Service cost benefits earned during the period      163,736       124,508       127,246
Interest cost on projected benefit obligation       231,972       214,675       200,960
Expected return on plan assets                     (329,817)     (309,573)     (261,541)
Net amortization and deferral                       (37,071)      (29,465)      (29,465)
                                                   --------      --------      --------
         Net periodic pension cost                   28,820           145        37,200
                                                   ========      ========      ========

In addition to the retirement plan, the Bank sponsors a 401(k) savings plan, which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis. Under the plan, employees may elect to contribute a portion of their compensation, with the Bank matching the contribution up to 3% of compensation. Contributions associated with the plan amounted to $74,185, $66,288 and $56,167 at December 31, 1999, 1998 and 1997, respectively.

In connection with the reorganization (Note 1), the Bank established The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP was authorized to purchase up to 8%, or 133,180 shares of common stock in the offering. Since no shares were available to the ESOP in the offering, the ESOP subsequently purchased the shares. The purchase of the shares were funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year, which was 7.75% for 1999. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares will be committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized, related to the committed to be released shares based on the average market price during the period. Cash dividends, received on unallocated shares, are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares, are not considered outstanding. Compensation expense approximated $137,000 and $150,000 for the years ended 1999 and 1998, respectively. Of the 133,180 shares acquired on behalf of the ESOP, 13,483 and 13,348 were released as of December 31, 1999 and 1998, respectively. The estimated fair value of the remaining 106,349 shares held in suspense at December 31, 1999 is approximately $1,183,100.

Notes to Consolidated Financial Statements

10. Other Income and Expenses

Other income and other expenses for the years ended December 31 consist of the following:

                                                     1999           1998           1997
                                                 ----------     ----------     ----------
Other income:
         Net investment security gains           $  463,027     $  207,642     $   81,750
         Service charges on deposit accounts        496,168        419,398        438,122
         Other                                      373,052        338,894        301,658
                                                 ----------     ----------     ----------
                                                 $1,332,247     $  965,934     $  821,530
                                                 ==========     ==========     ==========
Other expenses:
Salaries and employee benefits                    3,962,137      3,684,556      3,093,679
         Building occupancy and equipment         1,406,487      1,419,757      1,171,020
         FDIC and N.Y.S. assessment 29,232           24,889         28,010
         Advertising                                166,989        194,341        153,792
         Postage and telephone                      182,176        165,040        123,132
         Printing and supplies                      138,658        104,306         71,676
         Trustees compensation                      126,800        122,950         90,700
         Professional fees                          181,205        191,327        140,438
         Travel and meetings                        112,453        176,433        119,219
         Insurance                                   58,301         67,795         63,661
         Dues and subscriptions                      57,791         61,841         57,495
         Service fees                               122,492        100,397         76,480
         ORE expenses                                43,219         91,640        374,426
         Contributions                                4,720        825,469        439,629
         Sales tax                                   44,547         49,262         33,320
         Other                                      244,879         98,942        107,833
                                                 ----------     ----------     ----------
                 Total other expenses            $6,882,086     $7,378,945     $6,144,510
                                                 ==========     ==========     ==========

11. Disclosures about Fair Value of Financial Instruments

In cases where quoted market prices are not available, fair values of financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                                                                              38
Notes to Consolidated Financial Statements

11. Disclosures about Fair Value of Financial Instruments (cont.)

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

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

         Loans Receivable
         For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest approximates its fair value.

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

         Off-Balance Sheet Instruments
         Off-balance sheet financial instruments consist of letters of credit and commitments to extend credit. The fair value of these financial instruments is not significant. 11. Disclosures about Fair Value of Financial Instruments (cont.)

Notes to Consolidated Financial Statements

11. Disclosures about Fair Value of Financial Instruments (cont.)


         The estimated fair values of the Company's financial instruments at December 31:

                                                           (Amounts in Thousands)
                                                      1999                       1998
                                           --------------------------   ------------------------
                                            Carrying     Estimated      Carrying       Estimated
                                            Amount       Fair Value     Amount        Fair Value
                                           ---------     ---------      ---------      ---------
Financial assets:
     Cash and cash equivalents             $   8,815      $   8,815     $  26,156      $  26,156
     Investment securities                    85,543         85,543        62,669         62,669
     Mortgage-backed securities 26,355        26,355         20,022        20,022
     Mortgage loans held for sale                341            341         1,863          1,863
     Loans receivable                        150,328        151,794       131,936        135,024
     Allowance for credit losses              (1,523)             -        (1,543)             -
                                           ---------      ---------     ---------      ---------
         Net loans                           148,805        151,794       130,393        135,024
                                           =========      =========     =========      =========

     Accrued interest receivable               1,767          1,767         1,600          1,600
         Total financial assets              271,626        274,615       242,703        247,334

Financial liabilities:
     Due to depositors                     $ 188,271      $ 189,482     $ 193,398      $ 194,964
     Borrowings                               50,200         48,890        10,000          9,991
                                           ---------      ---------     ---------      ---------
         Total financial liabilities       $ 238,471      $ 238,372     $ 203,998      $ 204,955
                                           =========      =========     =========      =========

12. Commitments

The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of condition.

The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments. The contract amount of these financial instruments approximates their market value.

At December 31, 1999 and 1998, the following financial instruments were outstanding whose contract amount represent credit risk:


                                                     Contract Amount
                                                  1999                1998
Financial instruments whose contract
    amounts represent credit risk:
      Commitments to extend credit            $ 3,572,335        $ 2,415,912
      Letters of credit                         8,407,759          7,855,649

Notes to Consolidated Financial Statements

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

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

The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period ended December 31, 1999 was $573,000, which was represented by cash on hand.


13. Dividends and Restrictions

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations approximated $4,319,827 as of December 31, 1999.

In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has indicated that banking organizations could generally pay dividends only out of current operating earnings.

Notes to Consolidated Financial Statements

14. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory frameworks for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 1999, the most recent notification from the New York State Banking Department categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following tables.There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are as follows:

                                                                                   To Be Well
                                                                                Capitalized Under
                                                         For Capital            Prompt Corrective
                                     Actual           Adequacy Purposes          Action Provisions
                             --------------------    --------------------        -----------------
                             Amount         Ratio    Amount         Ratio        Amount      Ratio
                             ------         -----    ------         -----        ------      -----
As of December 31, 1999:
Total Capital
(to Risk Weighted Assets)  38,786,127       24.30%   12,769,743        8%       15,962,179       10%
         Tier I Capital
(to Risk Weighted Assets)  36,959,437       23.15%   6,384,871         4%       9,577,307        6%
         Tier I Capital
(to Average Assets)        36,959,437       14.20%   10,413,760        4%       13,017,200       5%

As of December 31, 1998:
Total Capital
(to Risk Weighted Assets)  37,290,106       28.81%   10,354,577        8%       12,943,222       10%
         Tier I Capital
(to Risk Weighted Assets)  35,823,879       26.67%   5,177,289         4%       7,765,933        6%
         Tier I Capital
(to Average Assets)        35,823,879       16.48%   8,695,116         4%       10,868,895       5%

                                                                              42
Notes to Consolidated Financial Statements

15. Parent Company Statements

                            Condensed Balance Sheets

                                                         December 31,
                                                     1999           1998
                                                  -----------    ----------
Assets:
    Cash                                          $   321,051    $         -
    Investments, fair value                         4,869,726              -
    Investments in and advances to subsidiary      35,635,649     43,798,205
    Other assets                                      258,504        436,761
                                                  -----------    -----------
                  Total assets                    $41,084,930    $44,234,966
                                                  ===========    ===========

Liabilities:
    Due to related parties                        $ 1,134,164    $   101,000
    Shareholders' equity                           39,950,766     44,133,966
                                                  -----------    -----------
    Total liabilities and shareholders' equity    $41,084,930    $44,234,966
                                                  ===========    ===========

                         Condensed Statements of Income

                                                                    Years Ended December 31,
                                                                       1999            1998
                                                                   -----------     -----------
Revenue:
         Interest on investments and deposits                      $   446,517     $         -
                                                                   -----------     -----------
         Total revenue                                                 446,517               -
                                                                   -----------     -----------

Expenses:
Compensations and benefits                                              30,000               -
         Contribution expense                                                -         801,620
         Other expenses                                                 81,543               -
         Loss on sale of securities 4,476                                    -
                  Total expenses                                       116,019         801,620
                  Income (loss) before tax benefit and equity
                     in undistributed net income of subsidiary         330,498        (801,620)

Income tax                                                             126,000         288,583

                  Income (loss) before equity in undistributed
                      net income of subsidiary                         204,498        (513,037)

         Equity in undistributed net income:
         Subsidiary bank                                             2,302,159       1,575,365
                                                                   -----------     -----------

                  Net income                                       $ 2,506,657     $ 1,062,328
                                                                   ===========     ===========

                                  Condensed Statements of Cash Flow


                                                                    Years Ended December 31,
                                                                    ------------------------
                                                                      1999              1998
                                                                   -----------      -----------
Operating activities:
    Net income                                                     $ 2,506,657      $ 1,062,328
    Adjustments to reconcile net income to
       net cash provided by operating activities:
         Loss on sales of investments                                    4,476                -
         Amortization/accretion, net                                     2,932                -
         Contributions to Charitable Foundation                              -          801,620
         ESOP shares earned                                            136,822                -
         Income taxes refundable                                             -         (288,583)
         Other assets/liabilities, net                               7,155,481                -
         Equity in undistributed net income of subsidiary bank      (2,302,159)      (1,575,365)
                                                                   -----------      -----------

         Net cash provided by operating activities                   7,504,209                -
                                                                   -----------      -----------
Investing activities:

    Purchase of investments                                         (5,525,276)               -
    Proceeds from sales of investment securities                       500,885                -
                                                                   -----------      -----------

          Net cash used in operating activities                     (5,024,391)               -
                                                                   -----------      -----------

Financing activities:
    Purchase of treasury stock                                      (1,751,137)               -
    Dividends paid/received                                            566,210                -
    Common stock acquired by ESOP                                     (912,340)               -
    Adjust net proceeds                                                (61,500)               -
                                                                   -----------      -----------

    Net cash used in financing activities                           (2,158,767)               -
                                                                   -----------      -----------

    Net increase in cash and cash equivalents                      $   321,051      $         -
                                                                   ===========      ===========

Cash and cash equivalents at beginning of year                               -                -

    Cash and cash equivalents at end of year                       $   321,051      $         -
                                                                   ===========      ===========

Board of Directors

Nicholas J. Christakos
Chairman, Investor and Consultant

Michael R. Kallet
President, Chief Executive
Officer & Trust Officer

Patricia D. Caprio
Director of Development Programs,
Colgate University

Edward J. Clarke
President, Kennedy & Clarke, Inc.

Jim Devine
Former President, Kiley Law Firm, PC

Patricia D. Caprio
Director of Development Programs,
Colgate University

Edward J. Clarke
President, Kennedy & Clarke, Inc.

Jim Devine
Former President, Kiley Law Firm, PC

Michael W. Milmoe
Retired President, Canastota Publishing Co., Inc.

Dr. Richard B. Myers
President, Orthodontic Associates of CNY, PC

Frank O. White, Jr.
Assistant Director of Athletics, Colgate University

                        Officers of Oneida Savings Bank

Executive
--------------------------------------------------------------------------------
         Michael R. Kallet, President, Chief Executive Officer & Trust Officer Eric E. Stickels, Senior Vice President, Chief Financial Officer &
               Corporate Secretary
         Thomas H. Dixon, Senior Vice President, Credit Administration

Lending Operations
--------------------------------------------------------------------------------
Business Banking Services
         James L. Lacy, Vice President, Senior Business Banking Officer
         William J. Baldwin, Vice President, Business Banking Officer
         Anthony E. Pulverenti, Vice President, Regional Lender
         George A. Sawner, Vice President, Regional Lender
         Robert L. Stinson, Vice President, Regional Lender
         Thomas W. Lewin, Assistant Vice President, Business Banking Officer Mortgage Banking Services
         Frederick S. Lounsbury, Vice President, Mortgage Administrator
         Mark A. Cavanagh, Vice President, Mortgage Banking Officer
         Cynthia F. Whipple, Vice President, Mortgage Banking Officer
Consumer Banking Services
         Robert W. Fox, Vice President, Consumer Banking Officer
         Bernard G. Mathews II, Assistant Vice President, Branch Administration Kathleen J. Donegan, Consumer Banking Officer
Collections Administration
         Randall R. Kennedy, Vice President, Collections
         Scott R. Bobo, Collections Department Manager

Banking Operations
--------------------------------------------------------------------------------
Bank Operations
         Jonathan Maisey, Vice President, Operations
         Wendy J. Chandler, Branch Operations Officer
Branch Administration
         Deborah S. Strauss, Assistant Vice President & Branch Manager - Camden Susan T. Urben, Assistant Vice President & Branch Manager - Hamilton Cheri L. Osborne, Branch Manager - Cazenovia
         Diane M. Petrie, Branch Manager - Canastota
         Sally W. West, Branch Manager - Convenience Center & Compliance Officer Vicky L. Brigham, Branch Officer - Hamilton

Trust and Investment Services
--------------------------------------------------------------------------------
         Charles R. Stevens, CTFA, Vice President, Trust & Investment Services

Administrative
--------------------------------------------------------------------------------
         Deresa F. Rich, CPA, Comptroller
         Joanne W. Mobriant, Assistant Vice President & Human Resources Director Gail R. Crumb, Auditor
         Patricia A. Zupan, Administrative Assistant & Marketing Officer

                       Officers of Oneida Financial Corp.

         Michael R. Kallet, President & Chief Executive Officer
         Eric E. Stickels, Senior Vice President, Chief Financial Officer &
              Corporate Secretary
         Thomas H. Dixon, Senior Vice President

Corporate Information
Oneida Financial Corp.

Executive Office
182 Main Street
Oneida, New York 13421
(315)363-2000

Special Counsel
Luse Lehman Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, NW
Suite 400
Washington, DC 20015

Independent Accountants
PricewaterhouseCoopers, LLP
One Lincoln Center
Syracuse, New York 13202

Stock Transfer Agent
Registrar & Transfer Company, Inc.
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 866-1340

Investor Relations
Michael R. Kallet, President & CEO
Eric E. Stickels, Sr. Vice President & CFO
P.O. Box 240
Oneida, New York 13421
(315)363-2000

Date & Place of Annual Meeting
April 25, 2000, 4:00 P.M. (Eastern Time)
The Greater Oneida Civic Center
159 Main Street
Oneida, New York 13421

Annual Report on Form 10-k
A copy of the Company's annual report on Form
10-k, as filed with the Securities and Exchange Commission, is available without charge by written request addressed to Eric E. Stickels, Senior Vice President & CFO at the address above.

Stockholders
The number of common stockholders of record as of December 31, 1999 was 882


Stock Price Information

Oneida Financial Corp.'s common stock is traded on the Nasdaq market under the symbol "ONFC". Newspaper stock tables generally list the Company as "Oneida Fn".

                                             Cash Dividends                                                     Cash Dividends
   1998*               High          Low     Paid per Share               1999          High        Low         Paid per Share
---------------------------------------------------------------------------------------------------------
1st  Quarter           N/A           N/A             N/A              1st   Quarter     11 1/4      9                 $0.00
2nd  Quarter           N/A           N/A             N/A              2nd   Quarter     10 1/8      5 7/8             $0.00
3rd  Quarter           N/A           N/A             N/A              3rd   Quarter     10 5/8      9 7/8             $0.15
4th  Quarter          11 1/2          10           $0.00              4th   Quarter     11 1/4     10 1/8             $0.00

* The Company's stock began trading on December 30, 1998

Office Information
Oneida Savings BankMain Office
182 Main Street
Oneida, New York 13421
(315) 363-2000

Cazenovia Branch
42 Albany Street
Cazenovia, New York 13035
(315) 655-3402

Hamilton Branch
35 Broad Street
Hamilton, New York
(315) 824-2800

Convenience Center
585 Main Street
Oneida, New York 13421
(315) 363-3335

Camden Branch
41 Harden Boulevard
Camden, New York 13316
(315) 245-4200

Canastota Branch
104 South Peterboro Street
Canastota, New York 13032
(315) 697-7450