Form 10-K, Exhibit 13
period 2000-12-31
ONEIDA FINANCIAL CORP
filed 2001-03-30
CIK 1070190

EXHIBIT 13

                       2000 ANNUAL REPORT TO STOCKHOLDERS

TABLE OF contents

2        President's Message
         to Shareholders

4        Your Link To
         A Brighter Future

6        Internet Banking

8        Selected Consolidated
         Financial Data

10       Management's Discussion
         and Analysis of Financial
         Condition and Results
         of Operation

26       Report of Independent
         Accountants

27       Consolidated Financial
         Statements

33       Notes to Consolidated
         Financial Statements

53       Board of Directors

55       Corporate Information

A MESSAGE TO OUR shareholders

from left to right:

Eric E. Stickels
Senior Vice President, Chief Financial Officer,
Corporate Secretary & Trust Officer

Michael r. kallet
President, Chief Executive Officer & Trust Officer

thomas h. dixon
Senior Vice President, Credit Administration

[graphic-photo of above]


Oneida Financial Corp. the holding company of Oneida Savings Bank, is pleased to present our third annual report as a public stock company. The Company's results for fiscal 2000 represent significant growth, and notable expansion in important areas of operation. In the past year, the Company continued to diversify its income sources, gather substantial deposit market share, hold our margins, and successfully execute capital management plans. Oneida Financial Corp. closed fiscal 2000 with extraordinary results, reinforcing our confidence in an even stronger position for the future. The successes achieved in the financial management of the Company in the past year promise a consistent increase in shareholder value. This represents a commitment we have steadfastly honored, as delineated in the following discussion.


Financial Performance


The financial results for fiscal 2000 noted significant improvement in all areas. Net Income was $2.6 million for the year ended December 31, 2000. On a per share basis, basic earnings per share increased to $0.82 from $0.73 the prior year, an increase of 12.3%. As of December 31, 2000 total assets were $319.5 million, deposits were $202.8 million and shareholders' equity stood at $41.8 million. This equity level translates into an equity to total assets ratio of 13.1%, down from 14.3% and 17.7% respectively in the two prior years. This demonstrates the Company's continuing commitment to effectively manage capital levels. Total loans receivable also increased from $149.1 million to $164.7 million, an increase of 9.4% from year end 1999. Total deposits increased 7.2%, a substantial gain from the year prior.

Operating Strategy

In October of 2000 Oneida Savings completed the acquisition of Bailey & Haskell Associates Inc. (Bailey & Haskell), a market leader offering a full spectrum of quality insurance products and financial services. There were many motivations leading to the acquisition of Bailey & Haskell. Primarily, after a careful decision making process that evolved over more than a year's time, it was determined that Bailey & Haskell would prove to be an excellent foundation insurance agency. In recognition of this, and having Bailey & Haskell serve as a platform, the acquisitions of Noyes and LaLonde and the Dunn insurance agency were also announced. These acquisitions allow Oneida Savings to begin incorporating a sales culture- aggressively meeting customers' needs utilizing an expansive range of financial and insurance products and services.

Secondly, Bailey & Haskell already operates in markets familiar to Oneida Savings, and additionally, the acquisition creates new marketing opportunities for both companies. Moreover, this diversification of income source allows Oneida Savings to cross-sell products and gather reliable non-interest rate based income.

                                                             PRESIDENT'S MESSAGE


Most importantly, the competent management team and staff of Bailey & Haskell were retained following the acquisition, thereby maximizing the synergies and expertise of both companies. Along with rounding out Oneida Savings' portfolio of services, the acquisition complements Oneida Savings services with the addition of more fee-based services. Finally, Oneida Savings and Bailey & Haskell share similar customer service philosophies, that for both has largely resulted in a loyal customer base, and is decidedly a contributing factor in our successes.

In addition to acquiring Bailey & Haskell, Oneida Savings completed construction of our sixth full-service banking office in Canastota, New York in August of 2000. The opening of this branch represented a successful market expansion by generating significant deposits, and loan origination since its grand opening.

The year 2000 also marked the launch of Oneida Savings' Onelink: an Internet banking service that we have been committed to developing since 1997. Taking conservative measures however, Oneida Savings delayed implementation of Onelink because of reasonable Y2K concerns. This full-function banking platform was in test mode by March 2000, and was introduced to the customer base as of April 2000. Onelink offers Oneida Savings' customers complete Internet Banking, making available a full range of transactions including third party bill payment. Onelink is also a particularly efficient delivery system. Transactions using the service are at the lowest cost to Oneida Savings when compared to other traditional delivery systems. As predicted, Oneida Savings' customers received this delivery option with considerable enthusiasm, as the number of users and overall usage continue to rise steadily. With the implementation of Internet Banking, other delivery channels are not sacrificed, as Onelink is an addition to, not a replacement of personal service.

Growth Prospects

The consistent growth and momentum of the Company makes us very confident and secure as we enter fiscal 2001. Having closed the Bailey & Haskell acquisition, we expect to see considerable benefits from this income source during this year and in the years to come.

With the development and implementation of our Internet Banking platform, the number of users and usage of this service is projected to increase as the number using the Internet continues to rise, as an entire generation raised in the digital age matures, and as we encourage usage across demographics in our marketing strategies.

Remaining consistent with our operating strategy, Oneida Savings will continue to consider expanding into markets receptive to the customer based philosophies that we maintain as part of the infrastructure of our business. As we complete our one hundred and thirty-fifth year of continuous service, the mutually beneficial relationships with our customers will continue to be instrumental in our success. This is a fact we seldom overlook, and also a fact that we consider to be among our greatest strengths.

At this time, we would be remiss not to recognize the merits of the Company's Board of Directors, who have steadfastly focussed on maintaining our integrity and growth-by working together and sharing a dynamic expertise. Our efforts demonstrate a commitment to realizing the future vision of Oneida Financial Corp. We look forward to continued successes in the year 2001, as the benefits of our strategies unfold, and as possible opportunities for expansion materialize. In the forthcoming year and beyond, Oneida Financial Corp. will continue our dedication to providing value to the shareholders, and an exceptional quality of products and services to the communities that we proudly serve. These commitments have allowed Oneida Financial Corp. to be extremely well positioned for the future.

/s/Michael R. Kallet
--------------------
Michael R. Kallet

President and Chief Executive Officer
www.oneidabank.com
YOUR LINK TO A brighter future

Insuring the Growth of
Oneida Financial Corp.


The timely addition
of Bailey & Haskell
to THE ONEIDA
FINANCIAL CORP. TEAM makes possible the offering of a complete range of quality insurance products and financial services...

Banking, Insurance and Financial Services

For nearly one hundred and thirty-five years, Oneida Savings has remained successful by being innovative and forward looking in its financial operation and management, and by continually increasing our high levels of customer service. The acquisition of Bailey & Haskell Associates Inc. (Bailey & Haskell) is another example of the dynamic operating strategies that ensure a competitive future for Oneida Financial Corp.

The timely addition of Bailey & Haskell to the Oneida Financial Corp. team makes possible the offering of a complete range of quality insurance products and financial services. This also creates a unique cross-selling opportunity for both Oneida Savings and Bailey & Haskell. Customers will benefit from the complementary products and services, convenience of access to these products and services and the combined expertise of our banking and insurance professionals.

Among the range of products and services offered by Bailey & Haskell are personal insurance, financial services and business insurance. As a full service insurance agency, with over thirty years of experience, Bailey & Haskell represents several major insurance carriers, including Utica National Insurance Group. They are a regional agency serving clients in twelve counties in Central New York. Bailey & Haskell services the insurance and risk management needs of more than 1,400 businesses and 5000 families in Central New York.

The nature of insurance products and financial services allow for aggressive selling opportunities that expand the possibilities within Oneida Savings' already established customer base. Quite simply, the two companies will enlarge the availability of products and services within their respective markets, while simultaneously creating new marketing opportunities for each.

Like Oneida Savings, Bailey & Haskell have demonstrated their commitment to exceptional customer service, and to expertly providing superior quality products and services. The professionalism of the staff at Bailey & Haskell will undoubtedly make a complementary addition to the team at Oneida Savings.

Oneida Financial Corp. expects to see the steady growth that has been characteristic of the agency in the past to occur synergistically with that of Oneida Savings. The acquisition also leaves open possibilities for the addition of other insurance agencies to Bailey & Haskell, as they are a market leader, and therefore a likely foundation to build upon. Two additional insurance agencies have also joined the Oneida Financial Corp. team early in 2001. It is in all of these ways that the acquisition of Bailey & Haskell, the area's premier insurance agency, marks a significant addition to Oneida Financial Corp.

                                                  YOUR LINK TO A BRIGHTER FUTURE
www.oneidabank.com

YOUR LINK TO A BRIGHTER FUTURE

INTERNET banking

Buys You the Time.

Complete Internet Banking

This past year's launch of Oneida Savings' Onelink, "Complete Internet Banking," added a highly competitive delivery system to the already wide range of delivery options available to Oneida Savings' customers. The user friendliness, navigability and overall ease of Onelink is characteristically Oneida Savings at its best. We offer Onelink's Internet Banking as a supplement to the convenience of telephone banking, debit cards, automated teller machines and drive-thru banking.
Onelink was developed strategically to be an addition to above industry standards of personal service found at each of our six full-service banking offices.

With state-of-the-art encryption, transactions using Onelink are also the safest available which will be a strong incentive for selecting Onelink over other online banking options. Onelink offers the convenience of paying bills, shopping, transferring funds between accounts and balancing a checkbook all online and all from the comfort of the home, office or anywhere there is a PC with Internet access. A peripheral feature of Onelink allows the seasonal or migratory Oneida Savings' customer to manage their Oneida Savings account during their absence, especially when coupled with available electronic banking and ATM services. This added value in Onelink invites customer loyalty through convenience.

Oneida Savings realized that the biggest hurdle in attracting usage of Onelink is getting the customer to experience the initial trial. In anticipation of this, an awareness advertising campaign was in order. The conscientious marketing of this increasingly popular delivery system involves emphasizing the timesaving benefits of Onelink with advertising that cuts across age demographics. When coupled with the friendly slogan that www.oneidabank.com promotes familiarity, "Onelink Buys You the Time," the radio, television, outdoor and print advertising focuses on the benefits of safety and ease using Onelink. This brand differentiation separates Onelink from other Internet Banking services by positioning it as the preferred online banking service in its completeness, safety and simplicity.

Another function of the Onelink advertising campaign was to invite new accounts to Oneida Savings-opening one for the express purpose of using Onelink. This is an attractive option for potential customers of other financial service providers that have yet to embrace this delivery system. The growth in usage of Onelink is expected to be continuous and strong, as customers become more comfortable with the idea of Internet Banking, and as they have more positive experiences with the ease of their online transactions. The next generation will undoubtedly use some form of online banking frequently in simplifying their transactions, as the digital age evolves and pervades every aspect of American culture. Moreover, the addition of Onelink to Oneida Savings' range of delivery options is demonstrable of our commitment to the customer, and to our being well prepared for the changes that face our rapidly evolving industry and the business world as a whole.

With these exciting ventures now well underway and operating efficiently, Oneida Financial Corp. moves forward with the ability to serve our communities better than ever before. We are pleased to have maintained the strong customer relationships that have allowed us to grow with increasing steadiness in the recent past. We are also certain that building on these relationships allows us to maintain our commitment to excellence in community banking, insurance and in financial services.


www.oneidabank.com
www.oneidabank.com

SELECTED CONSOLIDATED

financial data

The following table sets forth selected consolidated historical financial data of the Company as of and for each of the years in the five-year period ended December 31, 2000. The historical "Selected Financial Condition Data" and historical "Selected Operations Data" are derived from the audited financial statements. The "Selected Financial Ratios," "Summary Quarterly Data" and other data for all periods are unaudited. All financial information in these tables should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the related notes thereto included elsewhere in this annual report.


Selected Financial Condition Data:                            2000          1999          1998        1997         1996
----------------------------------                            ----          ----          ----        ----         ----
                                                                                (dollars in thousands )
Total assets                                                $319,535     $280,212     $ 248,781    $ 210,637    $211,095
Loans receivable, net                                        164,661      149,146      132,256      142,368      135,872
Mortgage-backed securities 40,473                             26,355       20,022       11,780        4,725
Investment securities                                         90,796       85,543       62,669       43,525       52,926
Deposits 202,756                                             189,120      194,205      182,961      185,508
Borrowed funds                                                72,100       50,200       10,000            -            -
Retained earnings 31,176                                      29,683       27,710       26,649       25,364
Paid in capital and common stock                              16,659       15,771       15,903            -            -
Stockholders' equity                                          41,845       39,951       44,134       27,120       25,538



                                                                               Years ended December 31,
                                                              -----------------------------------------------------------
Selected Operations Data:                                       2000        1999         1998         1997         1996
-------------------------                                       ----        ----         ----         ----         ----
                                                                      (dollars in thousands, except per share data)
Total interest income                                        $22,139      $18,582      $16,236      $15,863      $15,154
Total interest expense                                        11,609        8,985        7,999        7,897        7,895
                                                             ------------------------------------------------------------
  Net interest income                                         10,530        9,597        8,237        7,966        7,259
      Provision for loan losses                                  345          229            -          477         (103)
                                                             ------------------------------------------------------------
  Net interest income after provision for loan losses         10,185        9,368        8,237        7,489        7,362
Non-interest income                                            1,770        1,332          966          822          801
Non-interest expense                                           8,322        6,882        7,379        6,145        5,390
                                                             ------------------------------------------------------------
Income before income taxes 3,633                               3,818        1,824        2,166        2,773
Income taxes                                                   1,024        1,311          762          881        1,025
                                                             ------------------------------------------------------------
  Net income                                                  $2,609       $2,507       $1,062       $1,285       $1,748
                                                             ------------------------------------------------------------
  Earnings per share - basic                                  $ 0.82       $ 0.73          N/A          N/A          N/A
  Earnings per share - diluted                                $ 0.81       $ 0.73          N/A          N/A          N/A
  Cash dividends declared                                     $ 0.33       $ 0.15          N/A          N/A          N/A

www.oneidabank.com

SELECTED CONSOLIDATED FINANCIAL DATA

                                                     Three Months Ended
                                       --------------------------------------------
Summary Quarterly Data:                31-Mar-00   30-Jun-00  30-Sep-00  31-Dec-00
-----------------------                ---------   ---------  ---------  ---------
                                       (dollars in thousands, except per share data)
Net interest income                      $2,508     $2,634     $2,721     $2,667
Provision for loan losses                    66         84         85        110
Non-interest income                         258        102        215      1,195
Non-interest expense                      1,839      1,799      1,906      2,778
                                          --------------------------------------
Income before income taxes                  861        853        945        974
Income taxes                                254        236        306        228
                                          --------------------------------------
  Net income                              $ 607       $617      $ 639      $ 746
                                          ======================================
  Earnings per share - basic              $0.19       $0.19     $0.20      $0.24
  Earnings per share - diluted            $0.19       $0.19     $0.20      $0.23
  Cash dividends declared                 $0.16       $   -     $0.17      $   -



                                                   Three Months Ended
                                      --------------------------------------------
                                      31-Mar-99   30-Jun-99   30-Sep-99   31-Dec-99
                                      ---------   ---------   ---------   ---------
                                      (dollars in thousands, except per share data)
Net interest income                      $2,348      2,293      2,502      2,454
Provision for loan losses                    45         45         45         94
Non-interest income                         235        483        204        410
Non-interest expense                      1,544      1,853      1,745      1,740
                                         ---------------------------------------
Income before income taxes 994              878        916      1,030
Income taxes                                389        270        340        312
                                          --------------------------------------
  Net income                              $ 605      $ 608      $ 576      $ 718
                                          ======================================
  Earnings per share - basic              $ 0.17     $0.17      $0.16      $0.23
  Earnings per share - diluted            $ 0.17     $0.17       0.16      $0.23
  Cash dividends declared                 $    -     $   -      $0.15      $   -


                                                                         Years ended December 31,
                                                         -------------------------------------------------------
Selected Financial Ratios:                                 2000       1999       1998         1997         1996
--------------------------                                 ----       ----       ----         ----         ----
Performance ratios:
Return on average assets                                    0.85%       0.95%       0.49%       0.61%       0.84%
Return on average equity                                    6.59%       5.92%       3.54%       4.83%       7.10%
Net interest margin                                         3.63%       3.82%       4.01%       3.97%       3.66%
Efficiency ratio                                           67.20%      62.97%      80.18%      69.93%      66.87%
Ratio of average interest-earning assets
  to average interest-bearing liabilities                 120.89%     122.87%     118.21%     117.89%     116.27%
   Asset quality ratios:
Nonperforming assets to total assets                        0.08%       0.08%       0.52%       0.57%       0.92%
Nonperforming loans to total assets 0.06%                   0.05%       0.43%       0.42%       0.52%
Allowance for loan losses to loans receivable, net          0.99%       1.02%       1.17%       1.26%       1.14%
Allowance for loan losses to nonperforming loans          872.73%    1153.79%     145.84%     200.75%     141.80
   Capital ratios:
Total capital to total assets                              13.10%      14.26%      17.74%      12.88%      12.10%
Average equity to average assets                           12.89%      16.00%      13.82%      12.69%      11.88%

Number of full-service offices                              6           6           5           5           4

MANAGEMENT'S DISCUSSION
and analysis of financial condition and results of operations

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

Operating Strategy

         In guiding the Bank's operations, Management has implemented various strategies designed to enhance the institution's profitability consistent with safety and soundness consideration. These strategies include: (i) operating as a community- bank that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) originating fixed-rate residential real estate loans for retention or resale in the secondary market and originating adjustable rate mortgage ("ARM") loans and hybrid ARM loans for retention by the Bank; (iii) increasing the level of higher yielding consumer, commercial real estate and commercial business loans; (iv) maintaining asset quality; (v) improving return on equity through the use of wholesale arbitrage transactions; (vi) increasing fee income and diversifying income sources.

         Community Banking. The Oneida Savings Bank, the wholly owned subsidiary of Oneida Financial Corp., was established in Oneida, New York in 1866 and has been operating continuously since that time. Throughout its history, the Bank has been committed to meeting the financial needs of the communities in which it operates and providing quality service to its customers. Management believes that the Bank can be more effective than many of its competitors in serving its customers because of its ability to promptly and effectively respond to customer needs and inquiries. The Bank's ability to succeed in its service area is enhanced by the stability of Senior Management. The group has an average tenure with the Bank of nearly fifteen years and each individual who comprises Senior Management has experience in the banking industry of approximately 20 years. In addition, the Bank intends to use the mutual holding company structure to maintain the institution as an independent community bank.

         Management intends to increase the services and products provided by the Bank to the communities it serves by marketing its newly acquired insurance agency subsidiary, cross selling trust services and offering new loan and investment products. As an extension of personal service and to complement traditional bank product delivery channels, the Bank introduced complete Internet Banking during the Spring of 2000. In addition, the Bank continues to evaluate the benefits of expanding its branch network and service delivery in contiguous market areas. During 2000 the Bank completed construction of its sixth full service branch office in Canastota, New York.

         Originating One-to-Four Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of adjustable rate one-to-four family residential ("ARM") loans within Madison County and the surrounding counties. During the year ended December 31, 2000 and the year ended December 31, 1999, the Bank originated $20.5 million and $20.0 million, respectively, of one-to-four family mortgage loans. As of December 31, 2000, approximately $84.4 million, or 50.7% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $66.9 million were ARM loans and $17.5 million

MANAGEMENT'S DISCUSSION

had fixed rates of interest. During the past year, and as a result of the steady increase in interest rates throughout the year, the Bank's one-to-four family loan originations have been equally divided between fixed-rate loans and hybrid ARM loans which have a fixed rate of interest for the first three to five years adjusting annually thereafter. Of the $20.5 million in one-to-four family loans originated during the twelve months ended December 31, 2000, $13.1 million had fixed rates of interest. The Bank is expanding its residential lending market area through the use of outside mortgage originators and expects to significantly increase loan origination volume. The Bank continues developing new single-family residential loan products, and is a qualified FHA lender.

         Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate Lending. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, Management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 2000, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $31.2 million, $19.9 million and $19.9 million, respectively. In the aggregate, these loans totaled $71.0 million, or 42.7%, of the Bank's total loan portfolio, as compared with $59.7 million at December 31, 1999. Because the yields on these types of loans are generally higher than the yields on one-to-four family residential real estate loans, the Bank's goal over the next several years is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

         Maintaining Asset Quality. The Bank's high asset quality is a result of its conservative underwriting standards, the diligence of its loan collection personnel and the stability of the local economy. In addition, the Bank also invests in mortgage-backed securities issued by federal government agencies and other investment securities, primarily U.S. Government securities and federal agency obligations. The Bank will only purchase investment securities which are rated A or higher by Moody's Investment Rating Service.
At December 31, 2000, the Bank's ratio of nonperforming loans to total assets was 0.06% compared to 0.05% and 0.43% at December 31, 1999 and 1998, respectively. At December 31, 2000, the Bank's ratio of allowance for loan losses to total loans was 0.99% compared to 1.02% and 1.17% for the prior periods. The Bank's allowance for loan losses exceeded its nonperforming loans by 8.7 times at December 31, 2000, compared to 11.5 times coverage at December 31, 1999 and 1.5 times at year-end 1998.

         Improving Return on Equity Through Wholesale Arbitrage Transactions. As a complement to the Bank's lending activities, the Bank buys investment securities. In order to enhance its return on equity, the Bank has entered into wholesale borrowing transactions with the Federal Home Loan Bank of New York ("FHLB") as a funding source for the purchase of investment securities and mortgage-backed securities. During 2000 the Bank selectively utilized this strategy to enhance earnings. The arbitrage transaction results in the leveraging of capital to increase net revenues through the positive spread between the borrowing rate and investment returns. The Bank enters into these transactions in order to put capital to work rather than grow the loan portfolio by expanding the lending area well beyond the geographic service area of the branch network or accepting loans that do not fit the Bank's risk profile. Due to the narrow interest margins attainable through wholesale arbitrage transactions, as compared with traditional retail bank operations, the Company's net interest margins decrease. In addition, this strategy increases total assets resulting in reduced return on assets in favor of improved return on equity and enhanced shareholder value. At December 31, 2000, the Bank had total borrowings of $72.1 million at an average cost of 6.17%, as compared with $50.2 million in total borrowings at December 31, 1999 at an average cost of 5.62%.

         Increasing Fee Income and Diversifying Income Sources. The Bank has sought to increase its income by increasing fee income and other sources of non-interest income. In this regard, the Bank completed the acquisition of Bailey & Haskell Associates, Inc. ("B&H"), an insurance agency with five Central New York offices. This expansion of financial services is expected to provide a significant new revenue source for the Company. The acquisition of B&H was completed in October 2000. Subsequent to year end, two additional insurance

MD&A



agency acquisitions were announced. These acquisitions were completed in the first quarter of 2001.

         The Bank continues to expand and enhance the visibility of the Trust Department. Management expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 2000, the Trust Department had $37.7 million in assets under management compared with $30.8 million at December 31, 1999. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 2000, loans serviced by the Bank for others totaled $39.7 million. In April 2000, the Bank introduced Internet banking and e-commerce capabilities to its customers, and continues to realize the financial impact of the late 1998 introduction of the Bank's new Debit Card Program, both new services represent growing sources of fee income.

Financial Condition

         Assets. Total Assets at December 31, 2000 were $319.5 million, an increase of $39.3 million or 14.0%, from $280.2 million at December 31, 1999. The increase in total assets was primarily attributable to an increase in investment and mortgage-backed securities of $19.4 million and an increase of $15.5 million in loans receivable, net. In addition, intangible and other assets increased $3.1 million as the Company recognized goodwill in the amount of $3.4 million as a result of the Bank's acquisition of B&H. The Bank also completed the construction of its newest banking office in Canastota, New York resulting in an increase in net premises and equipment of $900,000.

         The increase in investment and mortgage-backed securities reflects the Bank's strategy of employing wholesale arbitrage transactions in an effort to improve net earnings and return on equity. Management has sought to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. Total consumer and commercial business loans increased by $9.3 million during 2000. Real estate loans increased $6.3 million during 2000, while management continues to sell certain long-term newly originated fixed-rate residential mortgage loans into the secondary market without recourse and on a servicing retained basis. During the period of January 1, 2000 through December 31, 2000 a total of $7.8 million in fixed-rate residential mortgage loans were sold. During 1999 the Bank transferred a significant portion of its residential and commercial real estate loans to a special purpose real estate investment trust subsidiary. At December 31, 2000, approximately $38.6 million in loans were held in the Bank's subsidiary and are presented on a consolidated basis.

         Liabilities. Total liabilities increased by $37.4 million or 15.6% to $277.7 million at December 31, 2000 from $240.3 million at December 31, 1999. The increase was the result of an increase in borrowings of $21.9 million. The increase in borrowings was to support the arbitrage investment strategy. Deposit accounts increased by $13.7 million to $202.8 million at December 31, 2000 from $189.1 million at December 31, 1999. Time deposit accounts increased by $7.3 million or 7.1%, and all other deposit accounts increased by $6.4 million or 7.4%, to $92.5 million at December 31, 2000 from $86.1 million at December 31, 1999. This increase in other deposit accounts results from the Bank's emphasis on attracting low cost of funds deposit accounts. The Bank's newest branch, which opened in November 1999, contributed $4.4 million in new deposits by year-end. The implementation of Internet banking technology in April 2000 has also contributed to the increase in core deposits.

         Stockholders' Equity. Total stockholders' equity at December 31, 2000 was $41.8 million, an increase of $1.8 million from $40.0 million at December 31, 1999. The increase in stockholders' equity is primarily the result of the contribution of the Company's after-tax net income of $2.6 million. In addition, accumulated other comprehensive income increased $2.1 million at December 31, 2000 resulting from a valuation adjustment in the market value of mortgage-backed and investment securities due to lower market interest rates which decreased the net unrealized loss on the Bank's available for sale securities.

         Partially offsetting the increases in stockholders' equity was an increase in treasury stock, an increase in unearned shares of common stock to be earned under the Company's 2000 Recognition and Retention Plan ("RRP"), and the payment of cash dividends to stockholders. The Company's stock repurchase program acquired a total of 181,910 shares of common stock during 2000, which was recorded at cost as an addition to treasury stock in the amount of $2.0 million. In addition, stockholders were paid semi-annual dividends during 2000 equal to $.33 per share of common stock resulting in a reduction in stockholders' equity of $1.1 million. The Company issued 83,238 www.oneidabank.com

MANAGEMENT'S DISCUSSION

of $1.1 million.The Company issued 83,238 shares of common stock to fund the 2000 Recognition and Retention Plan resulting in an increase in unearned stock based compensation under the plan of $884,000. Unearned stock based compensation was reduced by $105,000 representing the stock based compensation earned by plan participants during 2000.

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

Average Balance Sheet. The following table sets forth certain information relating to the Bank for the years ending December 31, 2000, 1999 and 1998. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.

                                                                        For the Years Ending December 31,
                                            ---------------------------------------------------------------------------------------
                                                         2000                          1999                          1998
                                             --------------------------   ----------------------------    -------------------------
                                             Average             Yield/   Average               Yield/    Average            Yield/
                                             Balance   Interest   Rate    Balance    Interest    Rate     Balance  Interest   Rate
                                             -------   --------   ----    -------    --------    ----     -------  --------   ----
                                                                             (dollars in thousands)
Interest-earning assets:
         Loans receivable                  $161,920    $13,830   8.54%   $136,765    $11,358     8.30%   $138,953  $12,063    8.68%
         Investment and MBS securities      121,339      8,004   6.60%    104,294      6,757     6.48%     56,646    3,736    6.60%
         Federal funds                        1,274         67   5.26%      6,565        323     4.92%      7,274      347    4.77%
         Equity securities                    5,700        239   4.19%      3,709        144     3.88%      2,550       90    3.53%
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets               290,233     22,140   7.63%    251,333     18,582     7.39%    205,423   16,236    7.90%
------------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
         Money market deposits             $ 16,899    $   568   3.36%   $ 14,985    $   491     3.28%   $ 12,519   $  407    3.25%
         Savings accounts                    46,314      1,105   2.39%     45,824      1,094     2.39%     44,481    1,295    2.91%
         Interest-bearing checking            8,380        150   1.79%      7,890        143     1.81%      6,091      121    1.99%
         Time deposits                      102,634      5,770   5.62%    103,018      5,488    5.33%     109,419    6,110    5.58%
         Borrowings                          65,856      4,017   6.10%     32,841      1,769    5.39%       1,264       66    5.22%
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities          240,083     11,610   4.84%    204,558      8,985    4.39%     173,774    7,999    4.60%
------------------------------------------------------------------------------------------------------------------------------------

         Net interest income                            10,530                         9,597                         8,237
                                                        ------                         -----                         -----
         Net interest spread                                     2.79%                          3.00%                         3.30%
         Net earning assets                 $50,150                       $46,775                        $ 31,649
                                            -------                       -------                        --------
         Net interest margin                              3.63%                         3.82%                         4.01%
                                                          ----                          ----                          ----
         Ratio of interest-earning assets
   to interest-bearing liabilities                      120.89%                       122.87%                       118.21%
                                                        ------                        ------                        ------

MD&A

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

                                                                                 Years Ended December 31,
                                                       --------------------------------------------------------------------------
                                                                   2000 vs. 1999                          1999 vs. 1998
                                                       ----------------------------------     -----------------------------------
                                                       Increase / (Decrease)                  Increase / (Decrease)
                                                              Due to             Total              Due to               Total
                                                       --------------------     Increase/     ------------------        Increase/
                                                       Volume         Rate     (Decrease)     Volume        Rate       (Decrease)
                                                       ------         ----     ----------     ------        ----       ----------
                                                                                   (In Thousands)
Interest-earning assets:
         Loans receivable                              $ 2,149      $   323      $ 2,472      $  (182)     $  (523)     $  (705)
         Investment and mortgage-backed securities       1,124          123        1,247        3,087          (66)       3,021
         Federal funds                                    (278)          22         (256)         (35)          11          (24)
         Equity securities 83                               12           95           45            9           54
-------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                          $ 3,078      $   480      $ 3,558      $ 2,915      $  (569)     $ 2,346
-------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
         Money market deposits                              64           13           77           81            3           84
         Savings accounts                                   12           (1)          11           32         (233)        (201)
         Interest-bearing checking                           9           (2)           7           33          (11)          22
         Time deposits                                     (22)         304          282         (341)        (281)        (622)
         Borrowings                                      2,014          234        2,248        1,701            2        1,703
-------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities                  $ 2,077      $   548      $ 2,625      $ 1,506       $ (520)       $ 986
-------------------------------------------------------------------------------------------------------------------------------
   Net change in interest income                                                 $   933                                $ 1,360


Comparison of Operating Results for the Years Ended December 31, 2000 and December 31, 1999.

         General. Net income for the year-ended December 31, 2000 increased by $102,000, to $2.6 million for the year 2000 from $2.5 million for the year ended December 31, 1999. Basic earnings per share increased 12.3%, to $0.82 for the year ended December 31, 2000 as compared with the 1999 reported basic earnings per share of $0.73. The increase in net income was due primarily to an increase in interest income, an increase in non-interest income and a decrease in the provision for income taxes. The increases in income were partially offset by an increase in interest expense, an increase in the provision for loan losses and an increase in non-interest expenses through December 31, 2000 as compared with the same period in 1999.

         Interest Income. Interest income increased by $3.5 million or 18.8%, to $22.1 million for the year ended December 31, 1999 from $18.6 million for the year ended December 31, 1998. The increase in interest income was derived from increases in investment and loan activities. Interest and fees on loans increased by $2.5 million for the year ended December 31, 2000 as compared with the same period in 1999. Income on mortgage-backed www.oneidabank.com

MANAGEMENT'S DISCUSSION

and other investment securities increased by $1.2 million and income on equity securities increased by $95,000 between the two periods. These increases were partially offset by a decrease of $256,000 in income from federal funds sold.

         The increase in interest income from investment and mortgage-backed securities was a result of an increase of $17.0 million in the average balance of investments and mortgage-backed securities and an increase of 12 basis points in the average yield on investments and mortgage-backed securities. The increase in the average balance of investment and mortgage-backed securities was the result of management's use of wholesale arbitrage transactions employed to improve return on equity. Wholesale borrowing arrangements are entered into through the Federal Home Loan Bank of New York with the proceeds used to purchase investment and mortgage-backed securities. The average balance of borrowings outstanding during 2000 increased $33.1 million as compared with 1999, to an average balance of $65.9 million. The net returns expected on individual wholesale arbitrage transactions is much less than typical in retail banking operations, therefore net interest margins are negatively impacted in favor of overall improved profitability. The net interest margin of the Company decreased 19 basis points from 3.82% during 1999 to 3.63% during 2000. The increase in the average yield on investment and mortgage-backed securities is the result of higher market interest rates available during most of the year 2000 as compared with 1999.

         The increase in income from equity securities was attributable to a $2.0 million increase in the average balance of equity investments and an increase in the average yield of 31 basis points. The increase in the average balance of equity investments was due to the continuing purchase of FHLB stock as a condition of FHLB membership and coincident with the borrowing relationship between the Company and FHLB. At December 31, 2000 the Bank held $4.0 million in FHLB stock as compared with $2.5 million at December 31, 1999. The improvement in the average yield on equity securities is also due to the additional investment in FHLB stock, which returned dividends throughout 2000 at rates at or exceeding 6.75%.

         The increase in income on loans resulted from an increase of $25.2 million in the average balance of loans to $161.9 million in 2000 from $136.8 million in 1999, and a 24 basis point increase in the average yield on loans to 8.54% from 8.30%. Management's strategy is to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed-rate residential real estate loans sold in the secondary market on a servicing retained basis. As of December 31, 2000 residential real estate loans totaled $84.4 million, an increase of $3.1 million from December 31, 1999. During the same period a total of $7.8 million in fixed rate residential real estate loans were sold in the secondary market. The reduction in loans resulting from the sales activity was further offset by an increase in consumer and commercial business loans of $9.3 million during the period to $51.1 million at December 31, 2000 from $41.7 million at December 31, 1999. The portfolio growth, which began in the second half of 1999 contributed to the significant increase in the average balance and interest income of loans reflected in the 2000 financial results. At December 31, 2000 total loans receivable were $166.3 million, as compared with $150.7 million at December 31, 1999, an increase of 10.4%. The increase in yield on loans is a result of the higher market interest rates available during much of 2000 as compared with 1999, and the Bank's strategy of increasing consumer and commercial business loans in the loan portfolio.

         Interest income on federal funds sold decreased as a result of a decrease in the average balance of federal funds of $5.3 million to $1.3 million during 2000 as compared with $6.6 million during 1999. This decrease was partially offset by an increase of 34 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve's increases in short term rates during the latter part of 1999 and during the year 2000. The decrease in the average balance of federal funds sold was due primarily to the relatively high loan origination volume experienced during the year and a reduction of cash flow as call options were not exercised by issuers of investment securities as a result of the rising interest rate environment experienced during 2000.

         Interest Expense. Interest expense was $11.6 million for the year ended December 31, 2000; an increase of $2.6 million, or 28.9% from $9.0 million for the year ended December 31, 1999. The increase in interest expense was primarily due to an increase in borrowing expense, which was $4.0 million for 2000 compared with $1.8 million for 1999. In addition, interest paid on deposit accounts during 2000 was $7.6 million, increasing $377,000 from $7.2 million during 1999.

MD&A

         The increase in borrowing expense was due to the increase in the average balance of borrowings outstanding in the 2000 period to $65.9 million as compared with $32.8 million during the same 1999 period. In addition to the increase in average balance, the average rate paid on borrowed funds increased 71 basis points. The increase in the volume of borrowings was to support the wholesale arbitrage investment activities of the Company. The increase in the average rate paid on borrowed funds was due to higher interest rates available on new advances during 2000 as compared with 1999 and adjustable rate advances repricing during the year to higher rates of interest.

         The increase in interest expense paid on deposits was primarily due to an increase of 16 basis points in the average rate paid on deposits to 4.36% during 2000, from 4.20% during 1999. The increase in the cost of retail deposits was primarily a result of an increase in market interest rates during the 2000 period resulting in higher rates of interest paid on retail deposits. In particular, time deposit accounts repriced at higher rates of interest during the 2000 period resulting in an increase of 29 basis points in the average rate paid on time deposits between the two periods. Management's desire is to attract lower cost of funds core deposits rather than time deposits. Core deposits, including money market accounts, savings account and interest-bearing checking accounts, increased on average $2.9 million to $71.6 million at an average cost of 2.55% during 2000 from $68.7 million at an average cost of 2.52% during 1999. During the same period average time deposits decreased $384,000 from $103.0 million during 1999 to $102.6 million in 2000.

         Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb future charge-offs and loans deemed uncollectible. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of collateral, current and anticipated economic conditions, volume and type of lending activities and the levels of non-performing and other classified loans. The allowance is based on estimates and the ultimate losses that may occur may vary from such estimates.The evaluation considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Management of the Bank assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

         During the year ended December 31, 2000 provisions for loan losses of $345,000 were made compared with $229,000 in provisions for loan losses made during 1999. The additions made to the allowance for loan losses were deemed prudent due to an increase in total loans of $15.6 million at December 31, 2000 as compared with December 31, 1999 and the increase in origination activity of commercial real estate loans, commercial business loans and consumer loans during 2000 versus 1999. During 2000 a total of $53.8 million of these higher risk loan types were originated as compared with $42.6 million during 1999, an increase of 26.3%. At December 31, 2000 commercial real estate loans, commercial business loans and consumer loans totaled $71.0 million as compared with $59.7 million at December 31, 1999, an increase of 18.9%. Nonperforming assets remained at similarly low levels during the two periods, $242,000 at December 31, 2000 compared with $227,000 at December 31, 1999. In addition, both periods experienced a similar level of net charge-off activity with $236,000 in 2000 and $249,000 of net charge-offs during 1999. The balance of the allowance for loan losses increased to $1.6 million at December 31, 2000 compared with $1.5 million at December 31, 1999.

         Non-interest Income. Non-interest income increased by $438,000, or 32.9%, to $1.8 million for the year ended December 31, 2000 from $1.3 million for the year ended December 31, 1999. The increase was primarily the result of commissions earned from the sale of financial products and services derived from the acquisition of B&H. This new source of revenue provided $624,000 during 2000 following completion of the acquisition on October 1, 2000. Deposit account service fees also contributed to the improvement in non-interest income, which increased by $121,000, to $617,000 in income through December 31, 2000 from $496,000 through December 31, 1999. In addition, income derived for the Bank's trust department operation increased to $114,000 during 2000 from $71,000 during 1999. The Company experienced an increase in income from the sale www.oneidabank.com

MANAGEMENT'S DISCUSSION

and servicing of fixed-rate residential real estate loans, which increased to $231,000 during 2000 compared with $144,000 during 1999. Partially offsetting these increases in revenue was a decrease in net investment security gains realized during the year ended December 31, 2000 as compared with the same period during 1999. For the year 2000 net securities gains of $39,000 were realized as compared with $463,000 in net security gains during 1999. The decrease in realized gains was the result of the Company's strategy during 2000 of selling certain investment and mortgage-backed securities and recognizing a loss upon the sale, while reinvesting the proceeds at higher market interest rates available at the time, intended to enhance future earnings.

         Non-interest Expense. Non-interest expense increased by $1.4 million, to $8.3 million for the year ended December 31, 2000 from $6.9 million for the year ended December 31, 1999. The increase was primarily due to additional expense incurred relating to the acquisition of B&H. Expenses totaling $712,000 were incurred as a result of insurance agency operations for the period beginning October 1, 2000, the date of completion of the acquisition. This new source of non-interest expense primarily resulted in an increase in salaries and employee benefit expense. Salaries and employee benefits increased by $1.0 million during 2000. In addition, building occupancy and equipment expenses increased by $203,000, postage and telephone expenses increased by $62,000, advertising expense increased by $26,000, travel and meeting expenses increased by $47,000, and amortization of goodwill was recognized in the amount of $56,000.
         Salaries and employee benefits increased to $5.0 million for the year ended December 31, 2000 from $4.0 million for the same period in 1999. The increase was primarily the result of the acquisition of B&H. Additional salary and employee benefit expense of $552,000 was incurred relative to the insurance agency operations. In addition, salary and employee benefit expense increased as a result of the expansion of the branch banking network and the expense recognized relative to the stock based compensation plan. Building occupancy and equipment expenses increased to $1.6 million for the year ended December 31, 2000 as compared with $1.4 million for the 1999 period. The increase is the result of the opening of a new branch banking office in Canastota, New York and additional occupancy expense related to the insurance agency operation. The Company incurred $56,000 in expense as a result of the amortization of goodwill during 2000. Goodwill of $3.4 million was recognized in conjunction with the acquisition of B&H and is being amortized over a 15 year period. Other non-interest expense categories represent increases consistent with the expansion of the Company's market, business lines and other factors.

         Provision for Income Taxes. Income tax expense was $1.0 million for the year ended December 31, 2000, a decrease of $287,000 from the 1999 income tax provisions of $1.3 million. The decrease in income tax provision is due to the decrease in pretax net income of the Company, which was $3.6 million for year ended December 31, 2000, compared with $3.8 million for the year ended December 31, 1999. In addition, the effective tax rate decreased to 28% for 2000 from 31% for 1999 as the Company has increased its level of tax exempt investment income and employed various strategies to reduce the tax burden in this and future periods.

Comparison of Operating Results for the Years Ended December 31, 1999 and December 31, 1998.

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

MD&A

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

MANAGEMENT'S DISCUSSION

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

         During the year ended December 31, 1999 provisions for loan losses of $229,000 were made compared with no provisions made during 1998. The additions made to the allowance for loan losses was deemed prudent due to an increase in total loans of $16.9 million at December 31, 1999 as compared with December 31, 1998 and the increase in origination activity of commercial real estate loans, commercial business loans and consumer loans during 1999 versus 1998. During 1999 a total of $42.6 million of these higher risk loan types were originated as compared with $29.1 million during 1998, an increase of 46.4%. At December 31, 1999 commercial real estate loans, commercial business loans and consumer loans totaled $59.7 million as compared with $42.1 million at December 31, 1998, an increase of 41.8%. Nonperforming assets decreased substantially between the two periods to $227,000 at December 31, 1999 from $1.3 million at December 31, 1998. However, both periods experienced a similar level of net charge-off activity with $249,000 in 1999 and $250,000 of net charge-offs during 1998. The balance of the allowance for loan losses remained at $1.5 million at both period end dates.

         Non-interest Income. Non-interest income increased by $366,000 or 37.9%, to $1.3 million for the year ended December 31, 1999 from $966,000 for the year ended December 31, 1998. The increase was primarily the result of an increase in securities gains received, which totaled $463,000 during 1999 as compared with $208,000 during 1998, an increase of $255,000. Deposit account service fees also contributed to the improvement in non-interest income, which increased by $77,000 to $496,000 in income through December 31, 1999 from $419,000 through December 31, 1998. In addition, income derived for the Bank's trust department operation increased to $71,000 during 1999 from $14,000 during 1998. The Company experienced a decrease in income on the sale of loans of $33,000 from 1998 to 1999, due to the reduction in fixed-rate residential real estate loan sales activity. During 1999 a total of $5.1 million in loans were sold as compared with $16.5 million during 1998. All other sources of non-interest income increased slightly in 1999 to $284,000 from $274,000 in 1998, an increase of $10,000 or 3.7%.

         Non-interest Expense. Non-interest expense decreased by $497,000, or 6.7%, to $6.9 million for the year ended December 31, 1999 from $7.4 million for the year ended December 31, 1998. The decrease was primarily due to a reduction in charitable contribution expense of $820,000, a decrease of $64,000 in travel and meeting expenses,

MD&A

and a decrease of $57,000 in expenses relating to problem loans. These decreases in expenses were partially offset by increases in salaries and employee benefits of $277,000 and an increase of $167,000 during 1999 in all other sources of non-interest expense including the cost to establish a real estate investment trust ("REIT") subsidiary corporation.

         Salaries and employee benefits increased to $4.0 million for the year ended December 31, 1999 from $3.7 million for the same period in 1998. The increase was primarily the result of the additional staffing necessary to support the expansion of the branch network, trust services and mortgage operations. Costs incurred in the creation of a REIT subsidiary corporation, known as Oneida Preferred Funding Corp., was approximately $86,000 during 1999. The REIT was established to invest primarily in the real estate loans originated by the Bank and to allow the Bank to compete more aggressively in the pricing of real estate loans. Contribution expense for the year ended December 31, 1999 was $5,000 compared with $825,000 for the same period in 1998. The increased expense level in 1998 was a result of the creation of a charitable foundation in connection with the reorganization and stock offering. Contribution expense of $802,000 was recognized as a result of funding the foundation on a pretax basis during 1998. Travel and meeting expenses was $112,000 for the year ended December 31, 1999 as compared with $176,000 for the year ended December 31, 1998. Travel and meeting expenses were at increased levels during 1998 as a result of the installation, training and conversion of the Bank's new in-house data processing system. Expenses relating to problem loans and other real estate were $43,000 during 1999 as compared with $92,000 during 1998. The reduction is attributed to the improved asset quality of the Company between the two periods.

         Provision for Income Taxes. Income tax expense was $1.3 million for the year ended December 31, 1999, an increase of $550,000 from the 1998 income tax provisions of $761,000. The increase in income tax provision is due to the improvement in pretax net income of the Company, which was $3.8 million for year ended December 31, 1999 compared with $1.8 million for the year ended December 31, 1998. The effective tax rate decreased to 31% for 1999 from 41% for 1998 as the Company has increased its level of tax exempt investment income and has employed various strategies to reduce the tax burden in this and future periods.

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

         Much of the Bank's market area is included in the 270,000-acre land claim of the Oneida Indian Nation ("Oneidas"). The land claim area is held primarily by private persons. Over 15 years ago the United States Supreme Court ruled in favor of the Oneidas in a lawsuit which management believes was intended to encourage the State of New York to negotiate an equitable settlement in a land dispute that has existed for 200 years.

In June 1998, the United States Justice Department intervened in the action on behalf of the Oneidas against Madison County and Oneida County in New York State. In September 1998, a U.S. District Court removed a stay of litigation, having been in place since the late 1980's pending settlement negotiations. In December 1998, both the Oneidas and the U.S. Justice Department filed www.oneidabank.com

MANAGEMENT'S DISCUSSION

motions to amend the long outstanding claim against the State of New York. The motion attempts to include in the claim, various named and 20,000 unnamed additional defendants, who own real property in parts of Madison and Oneida counties, thereby including the additional defendants in the original suit. The U.S. District Court granted the motions to add as a defendant the State of New York, but denied the motions to add the private landowners. Neither the Bank nor the Company is a named defendant in the motion. The Court further rejected as not being viable the remedies of ejectment and/or of monetary damages against private landowners. Amended complaints were served by the Oneidas and the United States which seek to eject the Counties of Madison and Oneida from lands owned by the counties, and the Oneidas also seek a declaration that they have the right to possess all land within the land claim area. To date neither the original claim nor the motion to amend has had an adverse impact on the local economy or real property values. In addition, title insurance companies continue to underwrite policies in the land claim area with no change in premiums or underwriting standards. The Bank requires title insurance on all residential real estate loans, excluding home equity loans. Both the State of New York and the Oneidas have indicated in their respective communications that individual landowners will not be adversely affected by the ongoing litigation. The Company continues to monitor the situation.

         Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential monthly and bi-weekly adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; and (iii) managing the Company's investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates and better matches the maturities of the Bank's certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2000 totaled $63.2 million, or 25.1% of total interest-bearing liabilities. The wholesale arbitrage strategy of investing allows the Company to invest in longer-term assets by hedging the additional interest rate risk with liabilities of similar maturity or repricing characteristics.Borrowed funds that mature in one year or less, at December 31, 2000 totaled $12.0 million, or 4.8% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

         The Company uses a computer simulation model to assist in monitoring interest rate risk. As of December 31, 2000 a 200 basis point increase in market interest rates was estimated to have a positive impact of 1.4% on net interest income during 2001 while a 200 basis point decline in rates would have a negative impact of 2.1% on net interest income during 2000. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit rate changes, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

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

         Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits and
(vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2000, cash and interest-bearing deposits totaled $8.8 million, or 2.8% of total assets.

MD&A

         If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2000, the Bank had approximately $27.0 million available to it under the FHLB borrowing agreement. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. At December 31, 2000, the Bank had $38.0 million in borrowings outstanding with the FHLB in repurchase agreements.

         The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2000, the Bank had outstanding commitments to originate loans of $18.1 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

         Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2000, totaled $63.2 million. Based upon the Bank's experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

         In 2001, the Bank plans to continue renovating and expanding the Bank's retail banking franchise. The construction costs and equipment of these offices is expected to cost approximately $2.0 million. Management anticipates it will have sufficient funds available to meet its planned capital expenditures throughout 2001.

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

Based on the foregoing, the Bank is currently classified as a "well capitalized" savings institution.

                                    MINIMUM
                                    REQUIRED         ACTUAL
                                    --------         ------

           Tier I Capital to             4%          10.71%
           Average Assets

           Tier I Capital to             4%          17.68%
           Risk-Weighted Assets

           Total Capital to  8%       18.66%
           Risk-Weighted Assets

Impact of New Accounting Standards.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designed as a fair value hedge, a cash flow hedge, or a foreign currency hedge. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 so that it is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Accordingly, the Statement would apply to the Company beginning on January 1, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities - an Amendment of SFAS No. 133," which would be adopted concurrent with SFAS No. 133. The Company has not engaged in derivatives and hedging activities covered by the www.oneidabank.com

MANAGEMENT'S DISCUSSION

new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 and 138 are not expected to have a material impact on the Company's financial statements.

         In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities - a Replacement of SFAS No. 125". This statement revises the accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Under the financial components approach, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001 and accordingly would apply to the Company for the quarter ended June 30, 2001. The Company does not engage in transfers of this nature, accordingly, SFAS 140 is not expected to have a material impact on the Company's financial statements.

         Market for Common Stock. The Company's common stock commenced trading on December 30, 1998. The table below provides information on the high and low trading prices of the common stock for the periods indicated, as reported on the National Market System of the Nasdaq Stock Market, as well as the dividends paid during such periods. Oneida Financial Corp.'s common stock is traded on the Nasdaq market under the symbol "ONFC".

         Quarter                                          Dividends
Year     Ending                      High          Low       Paid
----     ------                      ----          ---       ----

1999     March 31                   $11.25       $9.00      $0.00
         June 30                    $10.13       $5.88      $0.00
         September 30               $10.63       $9.88      $0.15
         December 31                $11.25      $10.13      $0.00

         Quarter                                          Dividends
Year     Ending                      High          Low       Paid
----     ------                      ----          ---       ----

2000     March 31                   $11.00      $10.00      $0.16
         June 30                    $11.00      $10.13      $0.00
         September 30               $11.25      $10.25      $0.17
         December 31                $11.25      $10.69      $0.00

         As of December 31, 2000, there were 3,663,438 shares of the Company's common stock outstanding and approximately 824 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

         The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2000, as shown in the table above. The Board will review the dividend regularly and hopes to maintain a regular semiannual dividend in the future, based upon the Company's earnings, financial condition and other factors.

                               www.oneidabank.com

         Consolidated
                  financial
                           statements



                     [graphic-logo Oneida Financial Corp.]



                             Oneida Financial Corp.
                               www.oneidabank.com

REPORT OF INDEPENDENT accountants

The Board of Directors
Oneida Financial Corp.
Oneida, New York


In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Oneida Financial Corp. and its subsidiary at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/PricewaterhouseCoopes LLP
----------------------------
PricewaterhouseCoopes LLP


January 25, 2001

CONSOLIDATED STATEMENTS of condition
                                                                    DECEMBER 31, 2000 AND 1999

Assets                                                                2000             1999
                                                               -------------      -------------
Cash and due from banks                                         $  7,217,417     $    8,814,777
Federal funds sold                                                 1,600,000                  -
                                                               -------------      -------------
         Total cash and cash equivalents                           8,817,417          8,814,777
                                                               -------------      -------------

Investment securities, at fair value                              90,795,825         85,542,549
Mortgage-backed securities, at fair value                         40,472,631         26,354,588
Mortgage loans held for sale                                       1,108,652            340,713
Loans receivable                                                 165,184,397        150,327,854
Allowance for credit losses                                       (1,632,021)
                                                               -------------      -------------
                                                                                     (1,522,890)
         Net loans receivable                                    163,552,376        148,804,964
Premises and equipment, net 6,172,501 5,301,128
Accrued interest receivable                                        2,267,541          1,766,643
Other real estate 55,474                                              93,925
Intangible and other assets                                        6,292,616          3,193,041
                                                               -------------      -------------

         Total Assets                                          $ 319,535,033      $ 280,212,328
                                                               =============      =============
Liabilities and Stockholders' Equity

Due to depositors                                              $ 201,849,419      $ 188,270,946
Mortgagors' escrow funds                                             906,290            849,548
Borrowings                                                        72,100,000         50,200,000
Other liabilities 2,421,255                                          673,897
Income taxes payable                                                 412,828            267,171
                                                               -------------      -------------
         Total liabilities                                       277,689,792        240,261,562
                                                               -------------      -------------

Stockholders' equity:
Common stock, $.10 par value, 8,000,000 shares authorized;
    3,663,438 and 3,580,200 shares issued and outstanding            366,344            358,020
Additional paid-in capital                                         6,292,498         15,412,746
Retained earnings                                                 31,176,041         29,682,707
Accumulated other comprehensive loss                                (460,455)        (2,584,406)

Treasury stock (at cost, 349,010 and 167,100 shares)              (3,728,951)        (1,751,137)

Common shares issued under employee stock plans - unearned        (1,020,666)        (1,167,164)

Unearned stock compensation                                         (779,570)
                                                               -------------      -------------
         Total stockholders' equity                               41,845,241         39,950,766
                                                               -------------      -------------
        Total Liabilities and Stockholders' Equity             $ 319,535,033      $ 280,212,328
                                                               =============      =============

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS of income
                                                       YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                              2000            1999           1998
                                                         -----------     -----------     -----------
Interest and dividend income:
    Interest and fees on loans                           $13,829,805     $11,358,010     $12,063,146
    Interest and dividends on investment securities:
         U. S. Government and agency obligations           3,383,326       2,760,142       2,246,841
         Corporate obligations                             2,183,668       1,948,268         667,594
         Mortgage-backed securities                        2,499,176       1,842,299         654,794
         Other                                               176,827         349,793         255,833
         Interest on federal funds sold
            and interest-bearing deposits                     66,541         323,104         347,470
                                                         -----------     -----------     -----------

               Total interest and dividend income         22,139,343      18,581,616      16,235,678
                                                         -----------     -----------     -----------

Interest expense:
Savings deposits                                           1,104,607       1,094,229       1,295,386
         Money market and Super NOW 717,792 634,267          527,857
         Time deposits                                     5,770,464       5,487,527       6,109,874
         Short-term borrowings                             1,135,805         384,548          51,353
         Long-term borrowings                              2,881,079       1,384,447          14,452
                                                         -----------     -----------     -----------

               Total interest expense                     11,609,747       8,985,018       7,998,922
                                                         -----------     -----------     -----------

               Net interest income                        10,529,596       9,596,598       8,236,756

Provision for credit losses                                  345,000         229,102               -
                                                         -----------     -----------     -----------

               Net interest income after
                 provision for credit losses              10,184,596       9,367,496       8,236,756
Other income                                               1,770,475       1,332,247         965,934
Other expenses                                             8,322,171       6,882,086       7,378,945
                                                         -----------     -----------     -----------

               Income before income taxes                  3,632,900       3,817,657       1,823,745

Provision for income taxes                                 1,024,200       1,311,000         761,417
                                                         -----------     -----------     -----------

               Net Income                                $ 2,608,700     $ 2,506,657     $ 1,062,328
                                                         ===========     ===========     ===========

 Earnings per share - basic                              $      0.82     $      0.73            $  -
                                                         ===========     ===========     ===========

 Earnings per share - diluted                            $      0.81     $      0.73            $  -
                                                         ===========     ===========     ===========



The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED  STATEMENTS of comprehensive  Income
                                                               YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                   2000             1999             1998
                                                               -----------      -----------      -----------
Net income                                                     $ 2,608,700      $ 2,506,657      $ 1,062,328
                                                               -----------      -----------      -----------

Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising during period       3,578,559       (5,380,993)         917,537
   Less: Reclassification adjustment for
           gains included in net income                            (38,640)        (463,027)        (207,642)
                                                               -----------      -----------      -----------

                                                                 3,539,919       (5,844,020)         709,895

Net income tax effect                                           (1,415,968)       2,337,608         (259,364)
                                                               -----------      -----------      -----------

Other comprehensive income (loss),net of tax                     2,123,951       (3,506,412)         450,531
                                                               -----------      -----------      -----------

Comprehensive Income (Loss)                                    $ 4,732,651      $  (999,755)     $ 1,512,859
                                                               ===========      ===========      ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                       29

CONSOLIDATED STATEMENTS
of changes in stockholders' equity

                                                            YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                                          Accumulated
                                                      Common Stock        Additional                          Other
                                               -----------------------     Paid-In         Retained       Comprehensive
                                                   Shares       Amount     Capital         Earnings          Income
                                                   ------       ------     -------         --------          ------
Balance at December 31, 1997                   $          -   $     -     $        -     $ 26,648,512    $   471,475
Net proceeds from sale of common stock            3,510,038    351,004     14,848,996               -              -
Issuance of common stock
   to Charitable Foundation                          70,162      7,016        694,604               -              -
Capital contribution to Oneida Financial, MHC             -          -              -          (1,000)             -
ESOP shares acquired                                      -          -              -               -              -
Shares issued under ESOP plan                             -          -          1,822               -              -
Net income                                                -          -              -       1,062,328              -
Other comprehensive income, net of tax:
     Unrealized gains on securities
       net of reclassification adjustment                 -          -              -               -        450,531
                                               -----------    --------    -----------    ------------    -----------

Balance at December 31, 1998                      3,580,200    358,020     15,545,422      27,709,840        922,006
Adjustment of net proceeds
   from sale of common stock                              -          -       (123,000)              -              -
Net income                                                -          -              -       2,506,657              -
ESOP shares acquired                                      -          -              -               -              -
Shares issued under ESOP plan                             -          -         (9,676)              -              -
Common stock cash dividends: $.15 per share -             -          -       (533,790)              -              -
Treasury stock purchased                                  -          -              -               -              -
Other comprehensive income (loss), net of tax:
     Unrealized losses on securities
       net of reclassification adjustment                 -          -              -               -     (3,506,412)
                                               -----------    --------    -----------    ------------    -----------

Balance at December 31, 1999                      3,580,200    358,020     15,412,746      29,682,707     (2,584,406)
Net income                                                -          -              -       2,608,700              -
ESOP shares acquired                                      -          -              -               -              -
Shares issued under ESOP plan                         3,672          -              -               -        146,498
Shares issued under stock plans                      83,238      8,324        876,080               -              -
Shares earned under stock plans                           -          -              -               -              -
Common stock cash dividends: $.33 per share -             -          -     (1,115,366)              -              -
Treasury stock purchased                                  -          -              -               -              -
Other comprehensive income (loss), net of tax:
     Unrealized gains on securities
       net of reclassification adjustment                 -          -              -               -      2,123,951
                                               -----------    --------    -----------    ------------    -----------

Balance at December 31, 2000                      3,663,438    366,344     16,292,498      31,176,041       (460,455)
                                               ============   ========    ===========    ============    ===========

                                                                  Common Stock
                                                                  Issued Under     Unearned
                                                                    Employee        Stock
                                                     Treasury     Stock Plans -     Based
                                                       Stock        Unearned    Compensation      Total
                                                       -----        --------    ------------      -----
Balance at December 31, 1997                       $       -    $         -     $        -    $ 27,119,987
Net proceeds from sale of common stock                     -              -              -      15,200,000
Issuance of common stock
   to Charitable Foundation                                -              -              -         701,620
Capital contribution to Oneida Financial, MHC              -              -              -          (1,000)
ESOP shares acquired                                       -       (549,500)             -        (549,500)
Shares issued under ESOP plan                              -        148,178              -         150,000
Net income                                                 -              -              -       1,062,328
Other comprehensive income, net of tax:
     Unrealized gains on securities
       net of reclassification adjustment                  -              -              -         450,531
                                                   ---------    -----------     ----------    ------------

Balance at December 31, 1998                               -       (401,322)             -      44,133,966
Adjustment of net proceeds
   from sale of common stock                               -              -              -        (123,000)
Net income                                                 -              -              -       2,506,657
ESOP shares acquired                                       -       (912,340)             -        (912,340)
Shares issued under ESOP plan                              -        146,498              -         136,822
Common stock cash dividends: $.15 per share -              -              -       (533,790)
Treasury stock purchased                          (1,751,137)             -              -      (1,751,137)
Other comprehensive income (loss), net of tax:
     Unrealized losses on securities
       net of reclassification adjustment                  -              -              -      (3,506,412)
                                                   ---------    -----------     ----------    ------------

Balance at December 31, 1999                      (1,751,137)    (1,167,164)             -      39,950,766
Net income                                                 -              -              -       2,608,700
ESOP shares acquired                                       -
Shares issued under ESOP plan                              -        150,170
Shares issued under stock plans                            -              -       (884,404)              -
Shares earned under stock plans                            -              -        104,834         104,834
Common stock cash dividends: $.33 per share -              -              -     (1,115,366)
Treasury stock purchased                          (1,977,814)             -              -      (1,977,814)
Other comprehensive income (loss), net of tax:
     Unrealized gains on securities
       net of reclassification adjustment                  -              -              -       2,123,951
                                                   ---------    -----------     ----------    ------------

Balance at December 31, 2000                      (3,728,951)    (1,020,666)      (779,570)     41,845,241
                                                  ==========     ==========     ==========      ==========


The accompanying notes are an integral part of the consolidated financial statements.

www.oneidabank.com

CONSOLIDATED STATEMENTS
of cash flows

                                                                   YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                                                  ------------------------------------------------
                                                                       2000              1999               1998
                                                                  ------------      ------------      ------------
Operating activities
   Net income                                                     $  2,608,700      $  2,506,657      $  1,062,328
   Adjustments  to reconcile  net income to
      net cash provided by operating activities:
        Depreciation and amortization                                  764,150           654,307           531,517
        Amortization of premiums and
          (accretion of discounts) on securities, net                  (80,419)           (9,712)           83,929
        Provision for credit and other real estate losses              345,000           229,102                 -
        Provision for deferred income taxes                            163,412           (33,891)         (196,507)
        Gain on sales and calls of securities, net                     (38,640)         (463,027)         (207,642)
        ESOP shares earned                                             150,170           136,822           150,000
        Stock compensation earned                                      104,834                 -                 -
        Contribution of common stock to Charitable Foundation                -                 -           701,620
      Loss on sale of other real estate owned                            6,986            72,189            86,523
      Gain on sale of loans                                            (51,110)          (17,709)         (152,883)
      Income taxes payable                                             145,657           402,117            10,000
      Accrued interest receivable                                     (500,898)          (32,713)
      Other assets                                                  (1,659,788)           43,183           215,141
       Other liabilities                                             1,747,358           231,610           (54,260)
       Origination of loans held for sale                           (8,421,107)       (3,583,913)      (18,194,662)
       Proceeds from sale of loans                                   7,704,278         5,123,832        16,676,139
                                                                  ------------      ------------      ------------

       Net cash provided by operating activities                     2,988,583         5,125,266           678,530
                                                                  ------------      ------------      ------------

Investing activities
   Purchase of investment securities                               (23,609,548)      (76,040,841)      (49,117,396)
   Proceeds of maturities, sales or calls
          from investment securities                                21,041,457        42,994,548        30,819,734
   Purchase of mortgage-backed securities                          (20,427,212)       (9,221,899)      (13,347,640)
   Principal collected on and proceeds from
      sales of mortgage-backed securities                            7,282,962         7,690,850         5,134,139
   Net (increase) decrease in loans                                (15,220,312)      (19,108,082)       11,020,798
   Purchase of bank premises and equipment                          (1,579,690)        (1,101,90        (1,573,518)
   Proceeds from sale of other real estate                             159,365           525,444           759,475
   Purchase of insurance agency                                     (3,075,000)                -                 -
                                                                  ------------      ------------      ------------

   Net cash used in investing activities                           (35,427,978)      (54,261,881)      (16,304,408)
                                                                  ------------      ------------      ------------


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS
of cash flows
(cont.)
                                                                      YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                                                      ----------------------------------------------
                                                                          2000             1999              1998
                                                                       -----------      -----------      -----------
Financing activities:
     Net increase in demand deposits,
        savings, money market,
     Super NOW and  mortgagor's escrow accounts                        $  6,343,971      $    733,220      $ 13,007,104
     Net increase (decrease) in time deposits                             7,291,244        (5,817,608)       (1,939,734)
     Proceeds from borrowings                                            45,100,000        54,200,000        10,000,000
     Repayment of borrowings                                            (23,200,000)      (14,000,000)                -
     Cash dividends                                                      (1,115,366)         (533,790)                -
     Purchase of treasury stock                                          (1,977,814)       (1,751,137)                -
     Net proceeds from sale of common stock                                       -                 -        15,200,000
     Adjust net proceeds from sale of common stock                                -          (123,000)                -
     Common stock acquired by ESOP                                                -          (912,340)         (549,500)
                                                                       ------------      ------------      ------------

           Net cash provided by  financing activities                    32,442,035        31,795,345        35,717,870
                                                                       ------------      ------------      ------------

           Increase (decrease) in cash and cash equivalents                   2,640       (17,341,270)       20,091,992

Cash and cash equivalents at beginning of year                            8,814,777        26,156,047         6,064,055
                                                                       ------------      ------------      ------------

           Cash and Cash Equivalents at End of Year                    $  8,817,417      $  8,814,777      $ 26,156,047
                                                                       ============      ============      ============

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest on deposits and obligations                              $ 11,514,935      $  8,507,157      $  7,972,081
     Income taxes                                                           883,753         1,258,350           993,674
   Non-cash investing activities:
        Unrealized gain (loss) on investment and mortgage-  backed
         securities designated as available for sale                      3,539,919        (5,844,020)          709,895
       Transfer of loans to other real estate                               127,900           467,365           762,191
       Obligation to issue stock in connection with acquisition             500,000                 -                 -
   Non-cash financing  activities:
   Issuance of common stock for
       compensation  plans                                                  884,404                 -                 -

The accompanying notes are an integral part of the consolidated financial statements.

www.oneidabank.com

NOTES TO CONSOLIDATED financial
Statements

1. Reorganization and Stock Offering

Oneida Financial Corp. (the "Company") is a Delaware corporation which was organized in December 1998 by Oneida Savings Bank (the "Bank") in connection with the conversion of the Bank from a New York chartered mutual savings bank to a New York chartered stock savings bank and reorganization to a two-tiered mutual holding company. The Company was formed for the purpose of acquiring all of the capital stock of the Bank upon completion of the reorganization. As part of the reorganization, the Company offered for sale approximately 44.5% of the shares of its common stock to eligible depositors of the Bank (the "offering") and issued approximately 53.5% of the Company's shares of common stock to Oneida Financial, MHC (the "MHC"), a state-chartered mutual holding company incorporated in New York. Concurrent with the close of the offering, the remaining 2% of the Company's shares of common stock were issued to The Oneida Savings Bank Charitable Foundation (the "Foundation"). The reorganization and offering were completed on December 30, 1998. Prior to that date, the Company had no assets and no liabilities. The financial statements presented for the period prior to the reorganization are for the Bank as the predecessor entity to the Company.

Completion of the offering resulted in the issuance of 3,580,200 shares of common stock, 1,915,445 shares (53.5%) of which were issued to the MHC, 1,594,593 shares (44.5%) of which were sold to eligible depositors of the Bank, and 70,162 shares (2%) of which were issued to the Foundation, at $10.00 per share. Costs related to the offering, primarily marketing fees paid to investment banking firms, professional fees, registration fees, and printing and mailing costs totaled $868,950, of which $123,000 was incurred during 1999, and was deducted from proceeds resulting in net proceeds of approximately $15,077,000. Subsequent to the offering, the Bank's Employee Stock Ownership Plan (ESOP) acquired 133,180 shares in the secondary market.

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

NOTES TO CONSOLIDATED
financial Statements
2. Summary of Significant Accounting Policies (cont.)

Nature of Operations (cont.)

On October 2, 2000, the Company completed its acquisition of Bailey & Haskell Associates, Inc., an insurance agency (the "Agency"). The Company agreed to pay $3,075,000 in cash and $500,000 in Company stock to the Agency's shareholders. $3,350,000 in goodwill was recorded in conjunction with the transaction. Goodwill is being amortized over 15 years. Under terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period beginning in the Company's fiscal year 2001. An obligation to issue stock of $500,000 was recognized at the closing date pending regulatory approval of issuance of the Company's stock in conjunction with the transaction. Regulatory approval for issuance of the stock was received subsequent to year end. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of Agency operations are included in the financial statements as of the date of the acquisition.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

www.oneidabank.com

NOTES TO CONSOLIDATED
financial Statements

2. Summary of Significant Accounting Policies (cont.)

Loans (cont.)

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

Insurance

Commissions from sales of insurance products are recorded as income when earned.

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

NOTES TO CONSOLIDATED
financial Statements

2. Summary of Significant Accounting Policies (cont.)

Trust Department Assets

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on a cash basis of income recognition and are included in Other Income.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Earnings per common share have been computed based on the following for the years ended December 31:


Twelve Months Ended December 31, 2000           Income        Shares      Per Share

Net income (twelve months ended)             $2,608,700
                                             ----------
Basic earnings per share                     $2,608,700     $3,199,678     $   0.82
                                                                           ========
Effect of dilutive securities:
      Stock options and awards                        -          5,432
                                             ----------     ----------     --------
         Diluted earnings per share          $2,608,700     $3,205,110     $   0.81
                                             ==========     ==========     ========



Twelve Months Ended December 31, 1999       Income             Shares      Per Share

Net income (twelve months ended)           $2,506,657
                                           ----------
Basic earnings per share                    2,506,657       3,413,506      $   0.73
                                                                           ========
Effect of dilutive securities:
Stock options and awards                            -               -
                                           ----------      ----------      --------
Diluted earnings per share                 $2,506,657      $3,413,506      $   0.73
                                           ==========      ==========      ========


Earnings per share is not presented for 1998 since the Company completed its offering on December 30, 1998 and, accordingly, such data would not be meaningful.

Treasury Stock

Treasury stock purchases are recorded at cost. In 2000 and 1999, the Company purchased 181,910 and 167,100 shares of treasury stock at an average cost of $10.87 and $10.48 per share, respectively.

The Company considers treasury stock to be an attractive investment in view of the current price at which the stock is trading relative to the Company's earnings per share, book value per share and general market conditions. Treasury stock has also been acquired to have shares available for issuance under the Company's stock option and management recognition and retention stock plans.

www.oneidabank.com

NOTES TO CONSOLIDATED
financial Statements

3. Investment Securities and Mortgage-Backed Securities

Investment securities and mortgage-backed securities consist of the following at December 31:

                                                                                     2000
                                                        -----------------------------------------------------------
                                                         Amortized             Gross Unrealized
                                                            Cost             Gains          Losses       Fair Value
                                                        -----------     -----------     -----------     -----------
Investment Securities
  Available for sale portfolio:
    Debt securities:
      U. S. Agencies                                    $47,794,925     $    31,714     $   140,600     $47,686,039
      Corporate                                          17,188,569         195,548         843,164      16,540,953
      State and municipals                                2,568,809           1,021          27,845       2,541,985
      Public utilities 200,000                                  416           2,049         198,367
                                                        -----------     -----------     -----------     -----------
                                                         67,752,303         228,699       1,013,658      66,967,344
    Equity investments:
      Mutual funds and other stocks                      19,805,816         585,566         512,901      19,878,481
      Federal Home Loan Bank stock                        3,950,000               -               -       3,950,000
                                                        -----------     -----------     -----------     -----------
                                                        $91,508,119     $   814,265     $ 1,526,559     $90,795,825
                                                        ===========     ===========     ===========     ===========
Mortgage-Backed Securities
  Available for sale portfolio:
      Federal National Mortgage Association             $13,335,352     $    15,995     $   140,009     $13,211,338
      Federal Home Loan Mortgagee Corp.                  13,792,868          60,832          99,778      13,753,922
      Government National Mortgage Assoc.13,349,217         143,643          36,160      13,456,700
      Collateral Mortgage Obligations                        50,320             352               -          50,671
                                                        -----------     -----------     -----------     -----------
                                                        $40,527,757     $   220,822     $   275,947     $40,472,631
                                                        ===========     ===========     ===========     ===========
                                                                          1999
                                              ----------------------------------------------------------
                                              Amortized             Gross Unrealized
                                                 Cost             Gains          Losses       Fair Value
                                                 ----             -----          ------       ----------
Investment Securities
  Available for sale portfolio:
    Debt securities:
      U. S. Agencies                          $54,802,956     $    16,200     $ 1,826,290     $52,992,866
      Corporate                                11,420,017               -         697,151      10,722,866
      State and municipals                      3,624,401           1,794         156,801       3,469,394
      Public utilities                            200,000               -           8,741         191,259
                                              -----------     -----------     -----------     -----------
                                               70,047,374          17,994       2,688,983      67,376,385
    Equity investments:
      Mutual funds and other stocks            16,182,464         675,112       1,238,912      15,618,664
      Federal Home Loan Bank stock              2,547,500               -               -       2,547,500
                                              -----------     -----------     -----------     -----------
                                              $88,777,338     $   693,106     $ 3,927,895     $85,542,549
                                              ===========     ===========     ===========     ===========
Mortgage-Backed Securities
  Available for sale portfolio:
    Federal National Mortgage Association      14,823,919           2,976         532,245      14,294,650
    Federal Home Loan Mortgagee Corp.           5,518,589           1,859         262,021       5,258,427
    Government National Mortgage Assoc          7,022,876               -         282,227       6,740,649
    Collateral Mortgage Obligations                61,755               -             893          60,862
                                              -----------     -----------     -----------     -----------
                                              $27,427,139     $     4,835     $ 1,077,386     $26,354,588
                                              ===========     ===========     ===========     ===========

The amortized cost and approximate fair value of available-for-sale securities (other than equity securities) at December 31, 2000 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED
financial Statements

3. Investment Securities and Mortgage-Backed Securities (cont.)

                                                Amortized
                                                   Cost          Fair Value
                                               ------------     ------------
Due within one year                            $  4,997,889     $  4,996,639
Due after year                                   33,645,270       32,910,766
Due after five years through ten years           17,611,201       17,611,776
Due after ten years                              11,497,943       11,448,163
       Total                                     67,752,303       66,967,344
Mortgage-backed securities                       40,527,757       40,472,631
                                               ------------     ------------

       Total                                   $108,280,060     $107,439,975
                                               ============     ============


Gross  gains of  $277,371,  $618,052  and  $207,642  for  2000,  1999 and  1998,
respectively and gross losses of $238,731, $155,025 for 2000 and 1999 were realized on sales and calls of securities and the tax provision applicable to these net realized gains and losses amounted to $15,456, $185,211 and $83,057 for 2000, 1999 and 1998, respectively.

Investment securities with a carrying value of $66,325,585 at December 31, 2000 were pledged to collateralize borrowing arrangements and other commitments.


4. Loans Receivable

The components of loans receivable at December 31 are as follows:




                                      2000              1999
                                -------------      -------------
Residential                     $  94,217,440      $  90,662,574
Consumer loans                     31,226,268         26,020,295
Commercial real estate             19,875,984         17,918,013
Commercial loans                   19,864,705         15,726,972
                                  165,184,397        150,327,854
Allowance for credit losses        (1,632,021)        (1,522,890)
                                -------------      -------------
        Net loans               $ 163,552,376      $ 148,804,964
                                =============      =============


Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage loans serviced for others was $39,657,033, $37,989,000 and $37,429,837 at
December 31, 2000, 1999 and 1998, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $336,300, $303,200 and $265,600 at December 31, 2000, 1999 and 1998, respectively.

The Bank grants commercial, consumer and residential loans primarily throughout Madison and Oneida Counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the Counties.

www.oneidabank.com

NOTES TO CONSOLIDATED

financial
statements

4. Loans Receivable (cont.)

At December 31, 2000 and 1999 loans to officers and directors were not significant.

An analysis of the change in the allowance for credit losses for the years ended December 31 is as follows:



                                                 2000             1999           1998
                                             -----------      -----------      -----------
Balance at beginning of year                 $ 1,522,890      $ 1,542,542      $ 1,792,715
Loans charged off                               (310,874)        (337,684)
                                                                                  (347,707)
Recoveries                                        75,005           88,930           97,534
Provision for credit losses                      345,000          229,102                -
                                             -----------      -----------      -----------
                  Balance at end of year     $ 1,632,021      $ 1,522,890      $ 1,542,542
                                             ===========      ===========      ===========

As of December 31, 2000 and 1999, the Bank had no impaired loans for which specific valuation allowances were recorded.

Loans having carrying values of $127,900 and $467,365 were transferred to other real estate in 2000 and 1999, respectively.

5. Premises and Equipment

Premises and equipment consist of the following at December 31:


                                                    2000               1999
                                               ------------        ------------
Land and buildings                             $  7,340,391        $  6,556,194
Equipment and fixtures                            4,320,241           3,679,600
Construction in progress                            239,105              84,253
                                               ------------        ------------
                                                 11,899,737          10,320,047
Accumulated depreciation                         (5,727,236)         (5,018,919)
                                               ------------        ------------
                  Net book value               $  6,172,501        $  5,301,128
                                               ============        ============

Depreciation expense was $708,317, $654,307 and $531,517 in 2000, 1999 and 1998,
respectively.


6. Due to Depositors

Amounts due to depositors at December 31 are as follows:

                                                     2000             1999
                                                ------------     ------------
Non-interest bearing demand                     $ 22,672,116     $ 19,559,888
Savings                                           42,944,969       42,799,081
Money market and Super NOW                        25,886,184       22,857,071
Time deposit                                     110,346,150      103,054,906
                                                ------------     ------------
                  Total due to depositors       $201,849,419     $188,270,946
                                                ============     ============

At December 31, 2000 and 1999, time deposits with balances in excess of $100,000 totaled $24,230,255 and $20,608,068, respectively.

NOTES TO CONSOLIDATED NOTES TO CONSOLIDATED

The contractual maturity of time deposits as of December 31, are as follows:

                                           2000                        1999
Maturity                          Amount         Percent      Amount       Percent

One year or less               $ 63,225,191        57.3   $ 64,543,279        62.6
One to two years                 32,328,314        29.3     19,684,607        19.1
Two to three years                6,303,317         5.7      8,154,603         7.9
Three to four years               2,951,824         2.7      4,710,579         4.6
Four to five years                5,461,058         4.9      5,896,232         5.7
Over five years                      76,446         0.1         65,606         0.1
                               ------------       -----   ------------       -----
                               $110,346,150       100.0   $103,054,906       100.0
                               ============       =====   ============       =====


7. Borrowings

Outstanding borrowings as of December 31 are as follows:

                                                          2000          1999
Short-term borrowings:
Federal Home Loan Bank outstanding line of credit   $          -     $   200,000
         Federal Home Loan Bank advances              12,000,000      14,000,000
Long-term borrowings:
Federal Home Loan Bank advances                       60,100,000      36,000,000
                                                     -----------     -----------
                                                     $72,100,000     $50,200,000
                                                     ===========     ===========

NOTES TO CONSOLIDATED financial
Statements

7. Borrowings (cont.)

Borrowings at December 31, 2000 have maturity dates as follows:

                                    Weighted
                                   Average Rate

    January 24, 2001                    6.67%      $ 2,000,000
    January 25, 2001                    6.51%        2,000,000
    March 20, 2001                      6.76%        3,000,000
    July 5, 2001                        6.78%        5,000,000
    April 29, 2002                      5.48%        5,000,000
    June 7, 2002                        6.72%        1,500,000
    July 18, 2002                       6.76%        2,600,000
    August 25, 2003                     6.92%        2,500,000
    October 14, 2003                    6.68%        1,000,000
    November 14, 2003 6.40%                          6,000,000
    January 20, 2004                    6.64%        5,000,000
    March 1, 2005                       7.34%        2,000,000
    May 3, 2005                         6.44%        5,000,000
    October 12, 2005                    5.93%        2,000,000
    January 20, 2006                    4.93%        5,000,000
    August 27, 2007                     6.36%        1,000,000
    October 12, 2007                    6.89%        1,000,000
    December 10, 2008 5.08%                          5,000,000
    April 8, 2009                       5.74%        5,000,000
    April 9, 2009                       5.02%        5,000,000
    March 23, 2010                      6.85%        3,000,000
    September 7, 2010 6.84%                          2,500,000
                                                   -----------
                                                   $72,100,000
                                                   ===========

The Bank has available a $26,955,700 line of credit with the Federal Home Loan Bank of which $0 is outstanding at December 31, 2000. The line of credit is secured by mortgage loans contained within the Bank's loan portfolio.

At December 31, 2000, borrowings are secured by pledged securities which had a carrying value of $66,017,249 and residential mortgages in the amount of $51,440,315 pledged under a blanket collateral agreement.

NOTES TO CONSOLIDATED

financial
statements

8. Income Taxes

The provision for income taxes for the years ended December 31, consists of the following:

                                          2000           1999          1998
Current:
  Federal                           $   811,111     $ 1,151,300     $   709,804
  State                                  49,677         193,591         248,120
Deferred:
  Federal                               126,589           9,200        (135,855)
  State                                  36,823         (43,091)        (60,652)
                                    -----------     -----------      -----------
                                    $ 1,024,200     $ 1,311,000      $   761,417
                                    ===========     ===========      ===========

A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

                                                2000        1999        1998

Federal statutory income tax rate               34 %        34 %        34 %
State tax, net of federal benefit                2 %         3 %         6 %
Tax exempt investment income                    (8)%        (7)%        (3)%
Other                                            -           1 %         4 %
     Effective tax rate                         28 %        31 %        41 %


The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                           2000            1999
                                                               Asset (Liability)
Allowance for loan losses                              $   653,000      $   609,000
Depreciation                                               323,000          291,000
Investment securities                                      307,000        1,723,000
Pension benefits                                          (244,000)        (193,000)
Charitable contribution carryforward                        65,000          202,000
Other                                                     (141,000)         (89,000)
                                                       -----------      -----------
  Total deferred income tax asset (liability), net     $   963,000      $ 2,543,000
                                                       ===========      ===========

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

Plan assets consist primarily of temporary cash investments, and listed stocks and bonds. The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:


                                                             2000            1999
Change in benefit obligation:
    Benefit obligation at beginning of year              $ 3,065,654      $ 3,715,869
   Service cost                                               77,638          163,736
   Interest cost                                             237,620          231,972
   Actuarial (gain)/loss                                     207,953         (232,850)
   Benefit payments                                         (180,019)        (167,567)
   Plan amendments                                                 -         (645,506)
                                                         -----------      -----------
            Benefit obligation at end of year            $ 3,408,846      $ 3,065,654
                                                         ===========      ===========

Change in plan assets:
   Fair value of plan assets at beginning of year        $ 4,716,014      $ 4,170,335
   Actual return on plan assets                              135,509          713,246
   Benefit payments                                         (180,019)        (167,567)
                                                         -----------      -----------
            Fair value of plan assets at end of year     $ 4,671,504      $ 4,716,014
                                                         ===========      ===========

  Funded status                                          $ 1,262,658      $ 1,650,360
Unrecognized (gain)/loss                                     (77,744)        (527,499)
Unrecognized past service liability                         (575,931)        (639,180)
                                                         -----------      -----------
            Prepaid benefit expense                      $   608,983      $   483,681
                                                         ===========      ===========


The weighted average assumptions used in determining the actuarial present value of the projected benefit obligation are as follows:

                                         2000          1999
Discount rate 7.25% 8.00%
Expected return on plan assets           9.00%        8.00%
Rate of compensation increase            4.75%        5.50%

NOTES TO CONSOLIDATED
financial Statements

9. Benefit Plans (cont.)

The net periodic pension cost for the years ended December 31 includes the following components:


                                                      2000           1999        1998

Service cost benefits earned during the period     $  77,638      $ 163,736      $ 124,508
Interest cost on projected benefit obligation        237,620        231,972        214,675
Expected return on plan assets                      (370,714)      (329,817)      (309,573)
Net amortization and deferral                        (69,846)       (37,071)       (29,465)
                                                   ---------      ---------      ---------
     Net periodic  pension  (benefit) cost         $(125,302)     $  28,820      $     145
                                                   =========      =========      =========


In addition to the retirement plan, the Bank sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pretax basis. Under the plan, employees may elect to contribute a portion of their compensation, with the Bank matching the contribution up to 3% of compensation. Contributions associated with the plan amounted to $82,540, $74,185 and $66,288 at December 31, 2000, 1999 and 1998, respectively.

In connection with the reorganization (Note 1), the Bank established The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP was authorized to purchase up to 8%, or 133,180 shares of common stock in the offering. Since no shares were available to the ESOP in the offering, the ESOP subsequently purchased the shares. The purchase of the shares was funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 8.5% and 7.75% for 2000 and 1999, respectively. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares will be committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding. Compensation expense approximated $150,000, $137,000 and $150,000 for the years ended 2000, 1999 and 1998, respectively. Of the 133,180 shares acquired on behalf of the ESOP 13,349, 13,348 and 13,483 were released as of December 31, 2000, 1999 and 1998, respectively. The estimated fair value of the remaining 93,000 shares held in suspense at December 31, 2000 is approximately $1,046,250.


10. Stock Based Compensation Plans

During 2000, shareholders approved the 2000 Stock Option Plan and Management Recognition and Retention Plan for directors, officers and key employees. Under the Stock Option Plan up to 166,475 options have been authorized for grant of incentive stock options. The exercise price is equal to the market value of the Company's shares at the date of grant ($10.625). All options have a 10-year term and vest and become exercisable ratably over a five-year period. Options granted in 2000 totaled 150,500. No options were exercised during 2000.

www.oneidabank.com

NOTES TO CONSOLIDATED
financial Statements
10. Stock Based Compensation Plans (cont.)

During 2000, the Company awarded 74,000 shares of restricted stock under the Management Recognition and Retention Plan. The market value of shares awarded at the date of grant approximated $884,000 and has been recognized in the accompanying statement of condition as unearned-stock-based compensation. The market value of the shares awarded will be recognized as compensation expense ratably over the five-year vesting period of the awards. Compensation expense recorded in conjunction with this plan was $104,834 in 2000.

The Company has elected to account for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Pro forma amounts of net income and earnings per share under Statement of Financial Accounting Standards No. 123 at December 31, 2000 is as follows:



Net income:
     As reported                      2,608,700
     Pro forma                        2,564,850
                                          Basic                 Diluted
Earnings per share:
     As reported                           0.82                   0.81
     Pro forma                             0.80                   0.80

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following assumptions: risk free interest rate - 6.39%; dividend yield - 3.07%; market price volatility - 26.3%. An assumed weighted average option life of 5 years has been utilized for each year. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Therefore, the foregoing pro forma results are not likely to be representative of the effects of reported net income of future periods due to additional years of vesting. The weighted-average fair value per share of discounted options during 2000 is $2.70.

11. Other Income and Expenses

Other income and other expenses for the years ended December 31 consist of the following:

                                                    2000             1999        1998

Other income:
         Net investment security gains           $   38,640     $  463,027     $  207,642
         Service charges on deposit accounts        617,089        496,168        419,398
         Commissions earned from the
             sale of  financial products            624,327              -              -
         Other                                      490,419        373,052        338,894
                                                 ----------     ----------     ----------
             Total other income                  $1,770,475     $1,332,247     $  965,934
                                                 ==========     ==========     ==========

Other expenses:
         Salaries and employee benefits          $5,001,415     $3,962,137     $3,684,556
         Building occupancy and equipment         1,609,131      1,406,487      1,419,757
         FDIC and N.Y.S. assessment                  46,201         29,232         24,889
         Advertising                                193,086        166,989        194,341
         Postage and telephone                      244,366        182,176        165,040
         Printing and supplies                      116,429        138,658        104,306
         Trustees compensation                      130,800        126,800        122,950
         Professional fees                          157,669        181,205        191,327
         Travel and meetings                        159,421         112,45        176,433
         Insurance                                   68,832         58,301         67,795
         Dues and subscriptions                      71,280         57,791         61,841
         Service fees                               114,244        122,492        100,397
         ORE expenses                                20,526         43,219         91,640
         Contributions                                7,090          4,720        825,469
         Sales tax                                   68,026         44,547         49,262
         Other                                      313,655        244,879         98,942
                                                 ----------     ----------     ----------
             Total other expenses                $8,322,171     $6,882,086     $7,378,945
                                                 ==========     ==========     ==========


12. Disclosures about Fair Value of Financial Instruments

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

www.oneidabank.com


NOTES TO CONSOLIDATED
financial Statements

12. Disclosures about Fair Value of Financial Instruments (cont.)

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

Deposit Liabilities
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

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

NOTES TO CONSOLIDATED
financial Statements

12. Disclosures about Fair Value of Financial Instruments (cont.)

The estimated fair values of the Company's financial instruments at December 31:

                                                                 (Amounts in Thousands)
                                                            2000                        1999
                                                   Carrying      Estimated     Carrying     Estimated
                                                     Amount      Fair Value      Amount     Fair Value
Financial assets:
Cash and cash equivalents                         $   8,817      $   8,817     $   8,815      $  8,815
         Investment securities                       90,796         90,796        85,543         85,543
         Mortgage-backed securities                  40,473         40,473        26,355        26,355
         Mortgage loans held for sale                 1,109          1,109           341            341

Loans receivable                                    165,184        168,353       150,328        151,794
Allowance for credit losses                          (1,632)             -        (1,523)             -
                                                  ---------      ---------     ---------      ---------
                  Net loans                         163,552        168,353       148,805        151,794

Accrued interest  receivable                          2,268          2,268         1,767          1,767
                                                  ---------      ---------     ---------      ---------
                  Total financial assets          $ 307,015      $ 311,816     $ 271,626      $ 274,615
                                                  =========      =========     =========      =========

Financial liabilities:
Due to depositors                                 $ 201,849      $ 202,698     $ 188,271      $ 189,482
Borrowings                                           72,100         71,589        50,200         48,890
                                                  ---------      ---------     ---------      ---------
                  Total financial liabilities     $ 273,949      $ 274,287     $ 238,471      $ 238,372
                                                  =========      =========     =========      =========

13. Commitments

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

At December 31, 2000 and 1999, the following financial instruments were outstanding whose contract amount represent credit risk:

                                                         Contract Amount
                                                    2000              1999
Financial instruments whose contract
    amounts represent credit risk:
          Commitments to extend credit        $   3,794,147    $   3,572,335
          Letters of credit                      14,328,737        8,407,759
www.oneidabank.com

NOTES TO CONSOLIDATED
financial Statements

13. Commitments (cont.)

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

The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period ended December 31, 2000 was $832,000 which was represented by cash on hand.

14. Dividends and Restrictions

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations approximated $4,528,500 as of December 31, 2000.

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

NOTES TO CONSOLIDATED
financial Statements

15. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory frameworks for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are as follows:

                                                                                                    To Be Well
                                                                                                 Capitalized Under
                                                                             For Capital         Prompt Corrective
                                                    Actual                Adequacy Purposes       Action Provisions
                                          ----------------------    -----------------------     -----------------------
                                             Amount       Ratio        Amount         Ratio      Amount        Ratio
As of December 31, 2000:
   Total Capital
     (to Risk Weighted Assets)            $36,034,743     18.66%    $ 15,449,570        8%     $19,311,962        10%
         Tier I Capital
            (to Risk Weighted Assets)     $34,145,806     17.68%    $  7,724,785        4%     $11,587,177         6%
         Tier I Capital
            (to Average Assets)           $34,145,806     10.71%    $ 12,747,022        4%     $15,933,778         5%

As of December 31, 1999:
   Total Capital
     (to Risk Weighted Assets)            $38,786,127     24.30%     $12,769,743        8%     $15,962,179        10%
         Tier I Capital
     (to Risk Weighted Assets)            $36,959,437     23.15%     $ 6,384,871        4%     $ 9,577,307         6%
         Tier I Capital
     (to Average Assets)                  $36,959,437     14.20%    $ 10,413,760        4%     $13,017,200         5%

www.oneidabank.com

NOTES TO CONSOLIDATED
financial Statements

16. Parent Company Statements

         Condensed Balance Sheets
                                                               December 31,
                                                             2000            1999
Assets:
   Cash                                                 $   627,338     $   321,051
   Investments, fair value                                4,052,443       4,869,726
   Investments in and advances to subsidiary             37,998,096      35,635,649
   Other assets                                             188,030         258,504
                                                        -----------     -----------
                    Total assets                       $42,865,907     $41,084,930
                                                       ===========     ===========

Liabilities and shareholder's equity:
Due to related parties                                  $ 1,020,666     $ 1,134,164
   Shareholders' equity                                  41,845,241      39,950,766
                                                        -----------     -----------

         Total liabilities and shareholders' equity     $42,865,907     $41,084,930
                                                        ===========     ===========


         Condensed Statements of Income

         Years Ended December 31,
         2000     1999
Revenue:
Interest on investments and deposits                      $  356,493     $  446,517
         Total revenue                                       356,493        446,517
                                                          ----------     ----------
Expenses:
   Compensations and benefits                                 30,000         30,000
   Other expenses                                             87,464         81,543
   Loss on sale of securities                                 26,635          4,476
                                                          ----------     ----------
         Total expenses                                      144,099        116,019
                                                          ----------     ----------

         Income before tax benefit and equity
            in undistributed net income of subsidiary        212,394        330,498

Income tax 60,200 126,000

         Income before equity in undistributed
             net income of subsidiary                        152,194        204,498

Equity in undistributed net income:
   Subsidiary bank                                         2,456,506      2,302,159
                                                          ----------     ----------

         Net income                                       $2,608,700     $2,506,657
                                                          ==========     ==========


NOTES TO CONSOLIDATED
financial Statements

Condensed Statements of Cash Flow

                                                                       Years Ended December 31,
                                                                         2000            1999
Operating activities:
    Net income                                                      $ 2,608,700      $ 2,506,657
    Adjustments to reconcile net income to
      net cash provided by operating activities:
          Loss on sales of investments                                   26,635            4,476
          Amortization/accretion, net                                     1,068            2,932
          ESOP shares earned                                            150,170          136,822
          Other assets/liabilities, net                                 963,250        7,155,481
          Equity in undistributed net income of subsidiary bank      (2,456,506)      (2,302,159)
                                                                    -----------      -----------

          Net cash provided by operating activities                   1,293,317        7,504,209
                                                                    -----------      -----------

Investing activities:
    Purchase of investments                                            (127,600)      (5,525,276)
    Proceeds from sales of investment securities                        978,750          500,885
                                                                    -----------      -----------

          Net cash provided by (used in) operating activities           851,150       (5,024,391)
                                                                    -----------      -----------

Financing activities:
    Purchase of treasury stock                                       (1,977,814)      (1,751,137)
    Dividends paid/received                                             139,634          566,210
    Common stock acquired by ESOP                                             -         (912,340)
    Adjust net proceeds                                                       -          (61,500)
                                                                    -----------      -----------

          Net cash used in financing activities                      (1,838,180)      (2,158,767)
                                                                    -----------      -----------

          Net increase in cash and cash equivalents                     306,287          321,051

Cash and cash equivalents at beginning of year                          321,051                -
                                                                    -----------      -----------

          Cash and cash equivalents at end of year                  $   627,338      $   321,051
                                                                    ===========      ===========

Supplemental disclosures of cash flow information:
   Non-cash investing activities:
     Unrealized gain (loss) on investment
        securities designated as available for sale                 $   (61,570)     $  (147,257)
   Non-cash financing activities:
     Issuance of common stock for compensation plans                    884,404                -


17. Subsequent Events

Subsequent to year end the Company acquired Noyes and LaLonde Insurance Agency for $1,280,200 principally in cash and a note payable. Additionally, the Company has a letter of intent outstanding to acquire the assets of The Dunn Agency for $495,000 in cash and a note payable.

www.oneidabank.com

BOARD OF  directors

Nicholas J. Christakos
Chairman, Investor and Consultant

Michael R. Kallet
President, Chief Executive
Officer & Trust Officer

Patricia D. Caprio
Director of Development Programs,
Colgate University

Edward J. Clarke
President, Kennedy & Clarke, Inc.

James J. Devine, Jr.
Former President, Kiley Law Firm, PC

John E. Haskell
President, Bailey & Haskell Associates, Inc.

Rodney D. Kent
President & Chief Operating Officer,
International Wire Group

William D. Matthews
Retired Chairman & Chief Executive Officer,
Oneida Ltd.

Michael W. Milmoe
Retired President, Canastota Publishing Co., Inc.

Dr. Richard B. Myers
Retired President, Orthodontic Associates of CNY, PC

Frank O. White, Jr.
Assistant Director of Athletics, Colgate University

OFFICERS OF oneida financial corp.

Nicholas J. Christakos, Chairman of the Board
Michael R. Kallet, President & Chief Executive Officer
Eric E. Stickels, Senior Vice President, Chief Financial Officer
   & Corporate Secretary
Thomas H. Dixon, Senior Vice President

OFFICERS OF oneida
savings bank

Executive
Nicholas J. Christakos,
Chairman of the Board
Michael R. Kallet,
President, Chief Executive Officer & Trust Officer
Eric E. Stickels,
Senior Vice President, Chief Financial Officer,
Secretary & Trust Officer
Thomas H. Dixon,
Senior Vice President - Credit Administration

Lending Operations
Business Banking Services:
James L. Lacy,
Vice President - Senior Business Banking Officer
William J. Baldwin,
Vice President - Business Banking Officer
Thomas W. Lewin,
Vice President - Business Banking Officer
Anthony E. Pulverenti,
Vice President - Regional Lender
George A. Sawner,
Vice President - Regional Lender
Robert L. Stinson,
Vice President - Regional Lender
Mortgage Banking Services:
Frederick S. Lounsbury,
Vice President - Mortgage Administrator
Mark A. Cavanagh,
Vice President - Mortgage Banking Officer
Cynthia F. Whipple,
Vice President - Mortgage Banking Officer
Consumer Banking Services:
Bernard G. Mathews II,
Vice President - Consumer Banking Officer &
Branch Administrator
Robert W. Fox,
Vice President - Consumer Banking Officer
Kathleen J. Donegan,
Assistant Vice President - Consumer Banking Officer
Managed Assets:
Randall R. Kennedy,
Vice President
Scott R. Bobo,
Department Manager


Banking Operations
Bank Operations:
Jonathan Maisey,
Vice President - Operations
Wendy J. Chandler,
Branch Operations Officer
Branch Administration:
Deborah S. Strauss,
Assistant Vice President & Branch Manager - Camden
Susan T. Urben,
Assistant Vice President & Branch Manager - Hamilton
Cheri Osborne,
Branch Manager - Cazenovia
Diane M. Petrie,
Branch Manager - Canastota
Vicky L. Brigham,
Branch Officer - Hamilton

Trust and Investment Services
Charles R. Stevens, CTFA,
Vice President, Trust & Investment Services

Administrative
Deresa F. Rich, CPA
Vice President & Comptroller
Joanne W. Mobriant,
Assistant Vice President & Human Resources Director
Gail R. Crumb,
Auditor & Security Officer
Sally W. West,
Compliance Officer, Community Reinvestment Act
Officer & Bank Secrecy Officer
Patricia A. Zupan,
Administrative Assistant & Marketing Officer

Officers of Bailey & Haskell Associates, Inc.
Michael R. Kallet,
Chairman of the Board
John E. Haskell,
President
John W. Bailey,
Chief Executive Officer
William J. Fahy, Jr.,
Vice President
Eric E. Stickels,
Treasurer and Secretary
www.oneidabank.com

CORPORATE information

Executive Office
182 Main Street
Oneida, New York 13421
(315) 363-2000

Special Counsel
Luse Lehman Gorman Pomerenk & Schick, PC
5335 Wisconsin Avenue, NW
Suite 400
Washington, DC 20015

Independent Accountants
PricewaterhouseCoopers, LLP
One Lincoln Center
Syracuse, New York 13202

Stock Transfer Agent
Registrar & Transfer Company, Inc.
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 866-1340




Investor Relations
Michael R. Kallet, President & CEO
Eric E. Stickels, Sr. Vice President & CFO
P.O. Box 240
Oneida, New York 13421
(315) 363-2000

Date & Place of Annual Meeting
April 24, 2001, 4:00 P.M. (Eastern Time)
The Greater Oneida Civic Center
159 Main Street
Oneida, New York 13421

Annual Report on Form 10-k
A copy of the Company's annual report on Form
10-k, as filed with the Securities and Exchange Commission, is available without charge by written request addressed to Eric E. Stickels, Senior Vice President & CFO at the address above.


BANKING OFFICES information

Main Office
182 Main Street
Oneida, New York 13421
(315) 363-2000

Cazenovia Branch
42 Albany Street
Cazenovia, New York 13035
(315) 655-3402


Hamilton Branch
35 Broad Street
Hamilton, New York 13346
(315) 824-2800

Convenience Center
585 Main Street
Oneida, New York 13421
(315) 363-3335


Camden Branch
41 Harden Boulevard
Camden, New York 13316
(315) 245-4200

Canastota Branch
104 South Peterboro Street
Canastota, New York 13032
(315) 697-7450

INSURANCE OFFICES  information

Oneida Office
131 Main Street
Oneida, New York 13421
(315) 363-2100

Syracuse Office
442 South Bay Road
Suite B
North Syracuse, New York 13212
(315) 432-0087

Canastota Office
3215 Seneca Turnpike
Canastota, New York 13032
(315) 697-2292

New Hartford Office
8246 Seneca Turnpike
New Hartford, New York 13413
(315) 797-4920

NOTES

www.oneidabank.com