Form 10-K, Exhibit 13
period 2001-12-31
ONEIDA FINANCIAL CORP
filed 2002-03-28
CIK 1070190

RESIDENT'S MESSAGE
                                        TO SHAREHOLDERS                     1


                                        YOUR LINK TO
                                        A BRIGHTER FUTURE                   5


                                        SELECTED CONSOLIDATED
                                        FINANCIAL DATA                      9


                                        MANAGEMENT'S DISCUSSION
                                        AND ANALYSIS OF FINANCIAL
                                        CONDITION AND RESULTS
                                        OF OPERATIONS                      11

                     [GRAPHIC-LOGO-IBERIA BANK CORPORETION]

                                        REPORT OF INDEPENDENT
                                        ACCOUNTANTS                        31


                                        CONSOLIDATED FINANCIAL
                                        STATEMENTS                         32


                                        NOTES TO CONSOLIDATED
                                        FINANCIAL STATEMENTS               38


                                        BOARD OF DIRECTORS                 61


                                        CORPORATE INFORMATION              62

President's Message to Shareholders

Our country has faced a most difficult period in its history, leading us to seek the important things in life. The tragic events of this past year have touched all of us. Tragedy calls upon us to seek the enduring values of family, community, freedom and security.

During this period of uncertainty, Oneida Financial Corp. has focused on the long-term strength of the Company, while drawing on innovative strategies for growth. Oneida Financial Corp. understands that the role of a financial services provider is to encourage stability in the local economy and to support growth and prosperity. We remain firm in our vision of growth and the diversification of our Company while maintaining the core qualities that strengthen the communities we serve. This year has been filled with challenges and we have remained firm in our objectives and have gained positive results from our efforts.

Oneida Financial Corp., the holding company of Oneida Savings Bank and its insurance subsidiary Bailey & Haskell Associates, Inc., is pleased to dedicate our 2001 Annual Report to the members of our community who face daily hazards for the benefit of us all. Our professional and volunteer firefighters, emergency medical workers and law enforcement officials deserve a place of high honor in our community. We recognize and praise their contribution and aspire to their level of dedication. Oneida Financial Corp. also understands the role we play in the community and we have committed ourselves to providing service at a level that makes a difference in the lives of the people we serve. The traditions that Oneida Financial Corp. uphold withstand the scrutiny of this more urgent time.

FINANCIAL PERFORMANCE

The financial results of Oneida Financial Corp. for the year ended December 31, 2001 reveal fiscal improvement, growth and diversification of our

Company. Net income was $3.0 million for 2001 compared with $2.6 million for the year ended December 31, 2000. Basic earnings per share increased 14.6% to $0.94 per share for 2001 from $0.82 per share for the prior fiscal period. As of December 31, 2001 total assets were $352.7 million, an increase of 10.4% for the year. Total funds on deposit with Oneida Savings Bank increased 12.5% to $228.2 million at December 31, 2001 from $202.8 million at December 31, 2000 and total loans receivable increased $6.2 million to $170.9 million at December 31, 2001 during a record year for sales of residential real estate loans. Also during 2001, the Company completed the acquisition of two additional insurance agencies to complement Bailey & Haskell Associates, Inc. The Company's insurance subsidiary generated total revenue for the year ended December 31, 2001 of $4.9 million. Total shareholders' equity increased to $45.0 million at December 31, 2001 from $41.8 million at December 31, 2000 this level of equity represents a book value per share of common stock of $13.98 as compared with a book value of $13.33 per share at December 31, 2000.

INSURANCE OPERATIONS UPDATE

Our insurance operations expanded during 2001 with the acquisition of Noyes & LaLonde, Inc. and The Dunn Agency. The resulting increase in market area and the integration of operations with that of Bailey & Haskell Associates, Inc. generated an impressive return in its first full year of operation. The insurance subsidiary is now doing business as Bailey Haskell & LaLonde. With an expanded management force and greater efficiency from the united team, we are capable of delivering the broadest range of products and services to our customers in our market area.

Our entry into the insurance industry has exceeded our expectations resulting in significant earnings growth and diversifying of our Company's revenue mix generated from non-interest income sources.


CHARTER CONVERSION

Oneida Financial Corp. exercised an opportunity to convert from a state to a federal corporate charter. The charter conversion resulted in a change of regulatory oversight from the Federal Reserve Board to the Office of Thrift Supervision ("OTS"). The OTS has adopted rules that our Company's board and management believes will enhance the effectiveness of the mutual holding company structure and will benefit the Company and our shareholders. One such OTS rule allows mutual holding companies to waive the receipt of cash dividends without causing ownership dilution of minority shareholders upon conversion to full stock form. This has allowed your Company to increase the dividends paid to minority shareholders. In addition, the OTS has proposed rules that would facilitate ongoing operations, capital raising, acquisition flexibility and stock benefits.

CAZENOVIA BRANCH RECONSTRUCTION

To further expand upon our success in the Cazenovia region, we are in the process of an extensive rebuilding and expansion of our Cazenovia Branch. Working closely with the State of New York Historic Preservation Office and the community of Cazenovia, the completed building will achieve a state of grandeur that will inspire generations to come. This building will provide the community with a single source for banking, insurance and financial services. In the future, this location and others will also house related professional services, to be poised to fulfill our vision of a complete one-stop financial services center.

We have acquired a two level 20,000 square foot building directly adjacent to our Company's headquarters that will meet the needs of our current and anticipated expansion. The building currently houses our Operations and Information Technology Departments and will provide adequate space for the relocation of the Oneida division of our insurance operation by mid-year 2003. Our Mortgage Department will relocate in the former Operations facility early in 2002 allowing the expansion of our Trust Department within the Company's Main Office.

TRUST DEPARTMENT EXPANSION

Our Trust Department has experienced a significant increase in assets under management over the course of the year, despite the financial uncertainty of the last few months of 2001. This is a testament to the trust that the community places in our advisers. Since we are positioned as a truly stable organization, with the skill to minimize the pitfalls of an unstable market, our asset management guidance is a highly sought after service. Our local professionals provide a strong commitment to the assets of our local communities and recognize the responsibility of our role. This commitment has been rewarded with the impressive growth of the department in recent years.

For this reason, we are presently expanding the Trust Department to meet the growing demand for our services and we are preparing to bring this service to a wider audience in need of the guidance our Trust Department provides.

The dedication of our employees, sound management, and strong customer relationships made this a banner year for Oneida Financial Corp. We are proud to report a stock price that nearly doubled since our last annual report. We also were able to double the dividends paid to our shareholders as a result of the corporate charter conversion. Higher interest in mutual holding company shares, the previous trading discount to book value of the Company and our financial performance were all factors in the truly remarkable stock performance of the Company. Your Company is dedicated to enhancing value to our shareholders while maintaining a high level of service to our customers, providing fulfilling employment opportunities and remaining committed to the communities we serve.

SBC MERGER

Oneida Financial Corp. is pleased to announce progress in our acquisition of SBC Financial Corporation, the holding company of the State Bank of Chittenango. To preserve the unique strengths of each company, we are carefully looking at the culture of both institutions. It is important that the merger be managed with long-term growth in mind. Throughout the process we will remain faithful to our community roots. To that end we will carefully address the needs of customers, employees and stockholders. The completed merger will position Oneida Financial Corp. as a company with the ability to provide quality products and services to a broadening market.

TRAINING AND STAFF DEVELOPMENT DEPARTMENT

Oneida Financial Corp. is committed to building upon our most important asset, our employees. Our new Training and Staff Development Department provides our employees with the tools they need to provide genuine value to our customers. As the talents of our employees are cultivated; our productivity increases, our market share is strengthened and the needs of our customers are better served. Oneida Financial Corp.

differentiates itself from other institutions by providing highly informed and knowledgeable representatives. Every skill upgrade creates an increase in potential of lasting value to both the Company and its employees. We are creating the next generation of banking and insurance professionals, the people who will shape the course of our Company in years to come.

Behind every transaction are the people of the communities we serve. Our Company has drawn upon the unique talents we find in our communities for expertise and experience. We take pride in the team we have assembled from our own region and have provided them with the training and support that produces impressive results. Without the hard work of a truly dedicated team of employees and the guidance provided by the Company's Board of Directors, none of our achievements would have been possible. Oneida Financial Corp. will continue to define the role of a community financial services provider. We appreciate the patronage of our customers and the support of our shareholders.


Signature Appears Here



        /S/Michael R. Kallet
        --------------------
        Michael R. Kallet
        President and Chief Executive Officer

Your Link to a Brighter Future
As we take pride in our achievements over the past year, we must take great pride in the people who have made our success possible.

The strength of our institution rests soundly on the shoulders of our employees, who have tirelessly dedicated themselves to giving the best they have to offer. Oneida Financial Corp. is made up of some of the finest people in our community. Their commitment to serving the needs of our customers and the community as a whole has built a bond of trust. That trust has made Oneida Financial Corp. the place where people go when they need the confidence of knowing that their financial services are in good hands. Our customers know that they will be served by a highly trained representative who understands and respects their concerns, that the best solution will be provided, and that their interests will be well protected. This is what makes it possible for us to be an institution the community counts on in times of need, and this is what makes Oneida Financial Corp. who we are today.

Let us introduce some of the people who have helped to make this year successful.

     MARK A. CAVANAGH

     [GRAPHIC-Photo of MARK A. CAVANAGH]

     /s/MARK A. CAVANAGH
     -------------------
     VICE PRESIDENT, MORTGAGE OFFICER

Oneida Savings and I grew up in the same place. There is a natural connection between the community and the bank that lets us serve our members in ways that only a hometown bank could understand. Beyond that, it feels even better to know that Oneida Savings responds to the needs of our people like no other company. After two devastating fires in downtown Oneida, the bank immediately rose to the occasion by giving a generous contribution to the Red Cross Chapter.

It is a very rewarding feeling to see my customers receive the keys to their new homes.

Giving people a way to join fully in the life of our region is what I do.

Oneida Savings has allowed me to use my skills in the place where I grew up. After 29 years with the bank, I can see the positive impact of our efforts throughout the community. I am very grateful for this opportunity.

     CHARLES R. STEVENS

     [GRAPHIC-Photo of CHARLES R. STEVENS]

      /s/CHARLES R. STEVENS
      ---------------------
      VICE PRESIDENT, TRUST DEPARTMENT

Oneida Savings has allowed me to build a Trust Department that provides products and services that are cost-effective, and compete strongly with our peers.

Because our customers are our neighbors, we understand that people ate the reason for what we do.

That means that our clients get service that increases their financial power from people they know and trust. We have the ability to help our customers build a sound financial future. The end result is an increase in the security and prosperity of the people we see every day. It's very gratifying to know that what you do makes a big difference.

Our company really cares about people. Oneida Savings has made it easy for me to become involved in the community, giving me encouragement to serve on the boards of V.V.S. Dollars for Scholars, the Oneida Health Care Foundation, and others. The bank also generously supports the community with donations. When you invest in people, everyone benefits. And, when people know you really care, they are happy to do business with you.

      KATHLEEN DONEGAN

     [GRAPHIC-Photo of KATHLEEN DONEGAN]

      /s/KATHLEEN DONEGAN
      -------------------
      ASSISTANT VICE PRESIDENT,
      CONSUMER BANKING

The most rewarding experience I have is when a customer who has nearly given up hope is able to see a new light through understanding and reorganizing their finances. A strong financial institution has the tools to create a bright future. But it takes more than just the ability to provide a solution. The person who handles your finances should have your financial future as their first priority. At Oneida Savings, success means making sure that our customers have greater opportunity, and more financial freedom.

As part of the OSB team, I can take pride in seeing the happiness that my solutions make possible.

Extending the same principle of service to the community as a whole is an important part of what we do. Serving on the board of the United Way keeps me aware of how satisfying it is to make a difference in the lives of others.

      CATHY MUMFORD

      [GRAPHIC-Photo of CATHY MUMFORD]

      /s/CATHY MUMFORD
      ----------------
      BRANCH SUPERVISOR,
      CONVENIENCE OFFICE

The bank has given me an opportunity to meet and help many people. The thing I love most about my work is the customers. That makes working here a good fit for me, because the bank wants us to care about the people we serve, just as the bank cares about their employees. Oneida Savings is very family oriented. They have made it possible for me to do my best on the job without sacrificing my duties as a mother. My work with Oneida Savings has given me and my family stability and security.

By providing the proper tools and training, they have allowed me to grow with the company.

A good  company  gives  back to the  place  where it has  found  success.  Their generous financial donations to local organizations and their excellent employment and career advancement opportunities have a profoundly positive effect on the community. I am happy to be a part of something that helps people grow.

      CRAIG T. BAILEY

      [GRAPHIC-Photo of CRAIG T. BAILEY]

      /s/CRAIG T. BAILEY
      ------------------
      PERSONAL LINES,
      SALES REPRESENTATIVE

When a financial institution responds to a customer's needs they end up with more than a product. Oneida Financial knows that their real business is to provide the means for living a better life. I received a call from a client who had been in an accident. She was noticeably shaken. I told her that the most important thing was that she was not seriously injured. By the end of the conversation, she was much more relaxed and even laughing. She said that it was obvious that Bailey Haskell& LaLonde truly cares about people, and not just premium dollars.

When customers tell us that we're about more than business, we are doing business the right way.

Customers know when genuine commitment comes with their purchase. This is what makes Oneida Financial a solid choice, even when times get tough.

      ROMAINE M. JOHNSON

      [GRAPHIC-Photo of ROMAINE M. JOHNSON]

      /s/ROMAINE M. JOHNSON
      ---------------------
      PERSONAL LINES,
      SALES REPRESENTATIVE

Our company is here for the community through a broad range of services, the kind of services you would expect from a much larger institution. At the same time, that creates a rare combination.

We live here and care about what happens to our area and its people.

Customers get the kind of treatment they would expect from an old friend. That friendly service comes through with the aid of a powerful set of financial tools and extensive training. Our customers know that we are people-oriented and genuinely care about our clients as we strive to meet their needs. We are part of the community. One of the things that makes Oneida Financial special is that our people do not have to choose between quality and the comfort of knowing that their financial institution really cares.

As an employee of the company the same advantages are there for me. I have everything I need to do the best I can. And, I am encouraged in a way that makes a positive impact on the place where I live.

Selected Consoldated Financial Data

The following table sets forth selected consolidated historical financial data of the Company as of and for each of the years in the five-year period ended December 31, 2001. The historical "Selected Financial Condition Data" and historical "Selected Operations Data" are derived from the audited financial statements. The "Selected Financial Ratios", "Summary Quarterly Data" and other data for all periods are unaudited. All financial information in these tables should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the related notes thereto included elsewhere in this annual report.


Selected Financial Condition Data:     2001       2000      1999      1998      1997
                                      ----------------------------------------------
                                                   ( in thousands )

Total assets                         $352,717  $319,372  $280,212  $248,781  $210,637
Loans receivable, net                 170,893   164,661   149,146   132,256   142,368
Mortgage-backed securities             53,686    40,473    26,355    20,022    11,780
Investment securities                  78,390    90,796    85,543    62,669    43,525
Deposits                              228,163   202,756   189,120   194,205   182,961
Borrowed funds                         76,600    72,100    50,200    10,000        --
Retained earnings                      33,049    31,176    29,683    27,710    26,649
Paid in capital and common stock       16,816    16,659    15,771    15,903        --
Stockholders' equity                   45,014    41,845    39,951    44,134    27,120

                                      ----------------------------------------------
Selected Operations Data:             2001       2000      1999      1998      1997
                                      ----------------------------------------------
                                      ( dollars in thousands, except per share data )

Total interest income                 $22,461  $22,139  $18,582  $16,236  $15,863
Total interest expense                 12,228   11,609    8,985    7,999    7,897
                                      ----------------------------------------------
  Net interest income                  10,233   10,530    9,597    8,237    7,966
Provision for loan losses                 480      345      229       --      477
                                      ----------------------------------------------
  Net interest income after
     provision for loan losses          9,753   10,185    9,368    8,237    7,489
Non-interest income                     7,171    1,770    1,332      966      822
Non-interest expense                   12,528    8,266    6,882    7,379    6,145
                                      ----------------------------------------------
Income before income taxes
     and goodwill amortization          4,396    3,689    3,818    1,824    2,166
Income taxes                            1,060    1,024    1,311      762      881
                                      ----------------------------------------------
Income before goodwill amortization     3,336    2,665    2,507    1,062    1,285
Goodwill amortization                     343       56       --       --       --
  Net income                          $ 2,993  $ 2,609  $ 2,507  $ 1,062  $ 1,285
                                      ----------------------------------------------
  Earnings per share - basic          $  0.94  $  0.82  $  0.73      N/A      N/A
  Earnings per share - diluted $0.92           $  0.81  $  0.73      N/A      N/A
  Cash basis net income per share     $  1.04  $  0.83  $  0.73      N/A      N/A
  Cash dividends declared             $  0.54  $  0.33  $  0.15      N/A      N/A



                                                Three Months Ended
                                 -----------------------------------------------
 Summary Quarterly Data:           31-Mar-01 30-Jun-01 30-Sep-01 31-Dec-01
                                 -----------------------------------------------
                                 ( dollars in thousands, except per share data )

Net interest income                 $2,625   $2,705     $2,400     $2,503
Provision for loan losses              120      120        120        120
Non-interest income                  1,571    1,629      1,881      2,090
Non-interest expense                 3,154    3,204      3,133      3,380
Income before income taxes             922    1,010      1,028      1,093
Income taxes                           279      313        287        181
  Net income                        $  643   $  697     $  741     $  912
  Earnings per share - basic        $ 0.20   $ 0.22     $ 0.23     $ 0.29
  Earnings per share - diluted      $ 0.20   $ 0.21     $ 0.23     $ 0.28
  Cash dividends declared           $ 0.18   $   --     $ 0.36     $   --


                                                Three Months Ended
                                 -----------------------------------------------
                                   31-Mar-01 30-Jun-01 30-Sep-01 31-Dec-01
                                 -----------------------------------------------
                                 ( dollars in thousands, except per share data )

Net interest income                 $2,508   $2,634     $2,721     $2,667
Provision for loan losses               66       84         85        110
Non-interest income                    258      102        215      1,195
Non-interest expense                 1,839    1,799      1,906      2,778
Income before income taxes             861      853        945        974
Income taxes                           254      236        306        228
  Net income                        $  607   $  617     $  639     $  746
  Earnings per share - basic        $ 0.19   $ 0.19     $ 0.20     $ 0.24
  Earnings per share - diluted      $ 0.19   $ 0.19     $ 0.20     $ 0.23
  Cash dividends declared           $ 0.16   $   --     $ 0.17     $   --



                                                                           Years ended December 31,
                                                         -----------------------------------------------------------
           Selected Financial Ratios:                       2001         2000         1999        1998        1997
                                                         -----------------------------------------------------------
              Performance ratios:
Return on average assets                                    0.89%       0.85%        0.95%       0.49%       0.61%
Return on average equity                                    6.91%       6.59%        5.92%       3.54%       4.83%
Net interest margin                                         3.35%       3.63%        3.82%       4.01%       3.97%
Efficiency ratio                                           71.61%      67.20%       62.97%      80.18%      69.93%
Ratio of average interest-earning assets
  to average interest-bearing liabilitites                115.70%     120.89%      122.87%     118.21%     117.89%
   Asset quality ratios:
Nonperforming assets to total assets                        0.08%       0.08%        0.08%       0.52%       0.57%
Nonperforming loans to total assets                         0.06%       0.06%        0.05%       0.43%       0.42%
Allowance for loan losses to loans receivable, net          0.98%       0.99%        1.02%       1.17%       1.26%
Allowance for loan losses to nonperforming loans          803.85%     872.73%     1153.79%     145.84%     200.75%
   Capital ratios:
Total capital to total assets                              12.76%      13.10%       14.26%      17.74%      12.88%
Average equity to average assets                           12.86%      12.89%       16.00%      13.82%      12.69%

Number of full-service offices                                  6           6            6           5           5


Management's Discussion and Analysis of Financial Condition and Results of Operation

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



In guiding the Bank's operations, Management has implemented various strategies designed to enhance the institution's profitability consistent with safety and soundness considerations. These strategies include: (i) operating as a community-bank that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) originating fixed-rate residential real estate loans for retention or resale in the secondary market and originating adjustable rate mortgage ("ARM") loans and hybrid ARM loans for retention by the Bank; (iii) increasing the level of higher yielding consumer, commercial real estate and commercial business loans; (iv) maintaining asset quality; (v) improving return on equity through a variety of means including; profitability improvements, acquisitions, the use of wholesale arbitrage transactions, and other methods; (vi) increasing fee income and diversifying income sources.

Community Banking. The Oneida Savings Bank, the wholly owned subsidiary of Oneida Financial Corp., was established in Oneida, New York in 1866 and has been operating continuously since that time. Throughout its history, the Bank has been committed to meeting the financial needs of the communities in which it operates and providing quality service to its customers. Management believes that the Bank can be more effective than many of its competitors in serving its customers because of its ability to promptly and effectively respond to customer needs and inquiries. The Bank's ability to succeed in its service area is enhanced by the stability of Senior Management. The group has an average tenure with the Bank of nearly fifteen years and each individual who comprises Senior Management has a minimum of twenty years experience in the banking industry. In addition, the Bank intends to use the mutual holding company structure to maintain the institution as an independent community bank.

In recent years management has increased the services and products provided by the Bank to the communities it serves by offering services through its insurance agency subsidiary, cross selling trust services, offering new loan and investment products, and seeking to expand into markets desiring the services of a community bank. As an extension of personal service and to complement traditional bank product delivery channels, the Bank introduced complete internet banking during the spring of 2000. In addition, the Bank continues to evaluate the benefits of expanding its branch network and service delivery in contiguous market areas. During 2001 the Bank began the reconstruction of its banking office and financial services center in Cazenovia, New York and entered into an agreement to acquire SBC Financial Corporation, the stock holding company of the State Bank of Chittenango.

Originating One-to-Four Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of one-to-four family residential loans within Madison County and the surrounding counties. During the year ended December 31, 2001 and the year ended December 31, 2000, the Bank originated $39.4 million and $20.5 million, respectively, of one-to-four family mortgage loans. As of December 31, 2001, approximately $76.5 million, or 44.3% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $55.1 million were adjustable rate mortgage ("ARM") loans and $21.4 million had fixed rates of interest. During the past year, and as a result of the steady decrease in interest rates throughout the year, the Bank's one-to-four family loan originations have been primarily fixed-rate loans. ARM loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years adjusting annually thereafter, represented a lower than average percentage of total originations. Of the $39.4 million in one-to-four family loans originated during the twelve months ended December 31, 2001, $35.2 million had fixed rates of interest. During 2001 the Bank expanded its residential lending market area through the use of outside mortgage originators. This has also resulted in a significant increase in loan origination volume. The Bank continues developing new single-family residential loan products, and is a qualified FHA lender.

Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate Lending. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 2001, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $34.1 million, $24.5 million and $26.4 million, respectively. In the aggregate, these loans totaled $85.0 million, or 49.3%, of the Bank's total loan portfolio, as compared with $71.0 million December 31, 2000. Because the yields on these types of loans are generallyhigher than the yields on one-to-four family residential real estate loans, the Bank's goal over the next several years is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

Maintaining Asset Quality. The Bank's asset quality is a result of its conservative underwriting standards, the diligence of its loan collection personnel and the stability of the local economy. In addition, the Bank also invests in mortgage-backed securities issued by federal government agencies and other investment securities, primarily U.S. Government securities and federal agency obligations. The Bank will only purchase investment securities which are rated investment grade or higher by Moody's Investment Rating Service.

At December 31, 2001, the Bank's ratio of nonperforming loans to total assets was 0.06% compared to 0.06% and 0.05% at December 31, 2000 and 1999, respectively. At December 31, 2001, the Bank's ratio of allowance for loan losses to net loans was 0.98% compared to 0.99% and 1.02% for the prior periods. The Bank's allowance for loan losses exceeded its nonperforming loans by 8.0 times at December 31, 2001, compared to 8.7 times coverage at December 31, 2000 and 11.5 times at year-end 1999.

Improving Return on Equity Through Wholesale Arbitrage Transactions. As a complement to the Bank's lending activities, the Bank buys investment securities. In order to enhance its return on equity, the Bank has entered into wholesale borrowing transactions with the Federal Home Loan Bank of New York ("FHLB") as a funding source for the purchase of investment securities and mortgage-backed securities. During 2001 the Bank selectively utilized this strategy to enhance earnings. An arbitrage transaction results in the leveraging of capital through borrowing to increase net revenues through the positive spread between the borrowing rate and investment returns. The Bank enters into these transactions in order to put capital to work rather than grow the loan portfolio by seeking to originate loans outside our markets or accepting loans that do not fit the Bank's risk profile. Due to the narrow interest margins attainable through wholesale arbitrage transactions, as compared with traditional retail bank operations, the Bank's net interest margins decrease. At December 31, 2001, the Bank had total borrowings of $76.6 million at an average cost of 5.43%, as compared with $72.1 million in total borrowings at December 31, 2000 at an average cost of 6.17%.

Increasing Fee Income and Diversifying Income Sources. The Bank has sought to increase its income by increasing fee income and other sources of non-interest income. In this regard, the Bank completed the acquisitions of two insurance agencies during 2001, expanding the insurance and financial services business of Bailey & Haskell Associates, Inc. ("B&H"), an insurance agency subsidiary of the Bank with five Central New York offices. The expansion of the Bank's financial services business has provided a new revenue source for the Company. Subsequent to year end, an additional insurance agency acquisition was announced. This acquisition will be completed during the first quarter of 2002.

The Bank continues to expand and enhance the visibility of the Trust Department. Management expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 2001, the Trust Department had $50.6 million in assets under management compared with $37.7 million at December 31, 2000. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 2001, loans serviced by the Bank for others totaled $55.5 million compared with $39.7 million as December 31, 2000. The

Bank also offers its customers internet banking and e-commerce capabilities as well as debit cards. These products and services represent growing sources of fee income and customer retention tools.

Financial Condition

Assets. Total assets at December 31, 2001 were $352.7 million, an increase of $33.3 million or 10.4%, from $319.4 million at December 31, 2000. The increase in total assets was primarily attributable to an increase in cash and cash equivalents of $12.9 million and an increase of $9.4 million in the cash surrender value of life insurance. In addition, mortgage loans held for sale increased $4.8 million, as the Bank was an active originator of fixed-rate one-to-four family residential loans during 2001. Intangible and other assets increased $2.4 million as the Company recognized goodwill in the amount of $1.8 million as a result of the Bank's acquisition of insurance agencies during 2001. The Bank also continued the expansion of its banking franchise and other facilities resulting in an increase in net premises and equipment of $1.8 million.

The increase in cash and cash equivalents is a result of an increase in deposits at the Bank. The Bank's liquidity position has been maintained to finance the acquisition of SBC Financial Corporation, the holding company of State Bank of Chittenango, expected to be completed during the second quarter of 2002.

The increase in cash surrender value life insurance is a result of the Company's purchase of Bank-Owned Life Insurance ("BOLI") during 2001. BOLI was purchased to provide additional non-interest income to offset the cost of various employee benefit programs.

Management has sought to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. This strategy is supported through the origination for sale in the secondary market of fixed-rate one-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans increased by $14.0 million during 2001. Residential real estate loans decreased $7.9 million during 2001, reflecting management's decision to sell certain long-term newly originated fixed-rate residential mortgage loans into the secondary market without recourse and on a servicing retained basis. During the period of January 1, 2001 through December 31, 2001 a total of $26.6 million in fixed-rate residential mortgage loans were sold, compared with loan sales of $7.8 million during 2000. During 1999 the Bank transferred a significant portion of its residential and commercial real estate loans to a special purpose real estate investment trust ("reit") subsidiary. At December 31, 2001, approximately $39.7 million in loans were held in the Bank's reit subsidiary. All loans are reported on a consolidated basis.

Liabilities. Total liabilities increased by $30.2 million or 10.9% to $307.7 million at December 31, 2001 from $277.5 million at December 31, 2000. The increase was the result of an increase in deposits of $25.4 million and an increase in borrowings of $4.5 million.

Deposit accounts increased to $228.2 million at December 31, 2001 from $202.8 million at December 31, 2000. Interest bearing deposit accounts increased by $18.2 million or 10.1%, and non-interest bearing deposit accounts increased by $7.2 million or 31.7%, to $29.9 million at December 31, 2001 from $22.7 million at December 31, 2000. This increase in non-interest bearing deposit accounts results from the Bank's emphasis on attracting low cost of funds deposit accounts.

The implementation of internet banking technology in April 2000 has contributed to the increase in the Bank's core deposits. The increase in borrowings undertaken were in connection with the Bank's arbitrage investment strategy.

Stockholders' Equity. Total stockholders' equity at December 31, 2001 was $45.0 million, an increase of $3.2 million from $41.8 million at December 31, 2000. The increase in stockholders' equity is primarily the result of after-tax net income of $3.0 million. In addition, accumulated other comprehensive loss decreased $304,000 at December 31, 2001 resulting from a positive valuation adjustment in the market value of mortgage-backed and investment securities. Lower market interest rates decreased the net unrealized loss on the Bank's available for sale securities. Stockholders' equity also increased due to a reduction in treasury stock of 55,332 shares held at a cost of $531,000, primarily as a result of stock issued in connection with the acquisition of Bailey & Haskell Associates, Inc. Unearned stock based compensation to be earned under the Company's 2000 Recognition and Retention Plan ("RRP") was reduced by $157,000 representing the stock based compensation earned by plan participants during 2001. Unearned common shares issued under the Bank's ESOP plan was reduced by $146,000 representing ESOP stock earned by plan participants during 2001.

Partially offsetting the increases in stockholders' equity was the payment of cash dividends to stockholders. Stockholders were paid semi-annual dividends during 2001 equal to $.54 per share of common stock resulting in a reduction in stockholders' equity of $1.1 million.

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

Average Balance Sheet. The following table sets forth certain information relating to the Bank for the years ending December 31, 2001, 2000 and 1999. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.


                                                         For the Years Ending December 31,
                                                      2001                              2000
                                       ----------------------------------------------------------------------
                                        Average                   Yield/  Average                   Yield/
                                        Balance     Interest      Rate    Balance     Interest      Rate
                                       ----------------------------------------------------------------------
                                                           ( dollars in thousands )
Interest-earning assets:
   Loans receivable                    $169,831     $14,232        8.38%  $161,920     $13,830        8.54%
   Investment and MBS securities        122,372       7,724        6.31%   121,339       8,004        6.60%
   Federal funds                          6,935         246        3.55%     1,274          67        5.26%
   Equity securities                      6,325         259        4.09%     5,700         239        4.19%
-------------------------------------------------------------------------------------------------------------
Total interest-earning assets           305,463      22,461        7.35%   290,233      22,140        7.63%
-------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Money market deposits               $ 18,317     $   547        2.99%  $ 16,899     $   568        3.36%
   Savings accounts                      48,083         834        1.73%    46,314       1,105        2.39%
   Interest-bearing checking              8,943         116        1.30%     8,380         150        1.79%
   Time deposits                        113,762       6,533        5.74%   102,634       5,770        5.62%
   Borrowings                            74,904       4,198        5.60%    65,856       4,017        6.10%
-------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities      264,009      12,228        4.63%   240,083      11,610        4.84%
-------------------------------------------------------------------------------------------------------------

    Net interest income                             $10,233                            $10,530
                                                    -------                            -------
    Net interest spread                                            2.72%                              2.79%
                                                                   ----                               ----
    Net earning assets                              $41,454                            $50,150
                                                    -------                            -------
    Net interest margin                                            3.35%                              3.63%
                                                                   ----                               ----
    Ratio of interest-earning assets

       to interest-bearing liabilities                           115.70%                            120.89%
                                                                 ------                             ------


                                       For the Years Ending December 31,
                                                     1999
                                       ----------------------------------
                                        Average                   Yield/
                                        Balance     Interest      Rate
                                       ----------------------------------
                                            ( dollars in thousands )
Interest-earning assets:
   Loans receivable                    $136,765     $11,358        8.30%
   Investment and MBS securities        104,294       6,757        6.48%
   Federal funds                          6,565         323        4.92%
   Equity securities                      3,709         144        3.88%
------------------------------------------------------------------------
Total interest-earning assets           251,333      18,582        7.39%
------------------------------------------------------------------------

Interest-bearing liabilities:
   Money market deposits               $ 14,985     $   491        3.28%
   Savings accounts                      45,824       1,094        2.39%
   Interest-bearing checking              7,890         143        1.81%
   Time deposits                        103,018       5,488        5.33%
   Borrowings                            32,841       1,769        5.39%
------------------------------------------------------------------------
Total interest-bearing liabilities      204,558       8,985        4.39%
------------------------------------------------------------------------

    Net interest income                              $9,597
                                                     ------
    Net interest spread                                            3.00%
                                                                   ----
    Net earning assets                             $ 46,775
                                                   --------
    Net interest margin                                            3.82%
                                                                   ----
    Ratio of interest-earning assets

       to interest-bearing liabilities                           122.87%
                                                                 ------

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


                                                                         Years Ended December 31,
                                                -------------------------------------------------------------------
                                                             2001 vs. 2000                  2000 vs. 1999
                                                -------------------------------------------------------------------
                                                  Increase / (Decrease)  Total    Increase / (Decrease)  Total
                                                       Due to           Increase/       Due to          Increase/
                                                    Volume     Rate    (Decrease)   Volume     Rate    (Decrease)
                                                -------------------------------------------------------------------
                                                                             ( in thousands )
Interest-earning assets:
       Loans receivable                              $663     $(261)     $ 402      $ 2,149      $323     $ 2,472
       Investment and mortgage-backed securities       65      (345)      (280)       1,124       123       1,247
       Federal funds                                  201       (22)       179         (278)       22        (256)
       Equity securities                               26        (6)        20           83        12          95
-------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                        $955     $(634)     $ 321      $ 3,078      $480     $ 3,558
-------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
       Money market deposits                       $   42     $ (63)     $ (21)     $    64      $  13      $   77
       Savings accounts                                31      (302)      (271)          12         (1)         11
       Interest-bearing checking                        7       (41)       (34)           9         (2)          7
       Time deposits                                  639       124        763          (22)       304         282
       Borrowings                                     507      (326)       181        2,014        234       2,248
-------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                 $1,226     $(608)     $ 618      $ 2,077      $ 548      $2,625
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in interest income                               $(297)                              $ 933
-------------------------------------------------------------------------------------------------------------------

Comparison of Operating Results for the Years Ended December 31, 2001 and December 31, 2000.

General. Net income for the year-ended December 31, 2001 increased by $384,000, to $3.0 million for the year 2001 from $2.6 million for the year ended December 31, 2000. Basic earnings per share increased 14.6%, to $0.94 for the year ended December 31, 2001 as compared with the 2000 reported basic earnings per share of $0.82. The increase in net income was due primarily to an increase in non-interest income and an increase in interest income. The increases in income were partially offset by an increase in interest expense, an increase in the provision for loan losses and an increase in non-interest expenses for the year-ended December 31, 2001 as compared with 2000.

Interest Income. Interest income increased by $322,000 or 1.5%, to $22.5 million for the year ended December 31, 2001 from $22.1 million for the year ended December 31, 2000. The increase in interest income was derived from increases in loan activities and federal funds sold. Interest and fees on loans increased by $402,000 for the year ended December 31, 2001 as compared with the same period in 2000. Interest income earned on federal funds sold increased $179,000 during 2001 as compared with the year ended December 31, 2000. In addition, income on equity securities increased by $20,000 during 2001 from 2000 levels. These increases were partially offset by a decrease of $280,000 in income on mortgage-backed and other investment securities between the two periods.

The increase in income on loans resulted from an increase of $7.9 million in the average balance of loans to $169.8 million in 2001 from $161.9 million in 2000, partially offset by a 16 basis point decrease in the average yield on loans to 8.38% from 8.54%. Management's strategy is to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed-rate residential real estate loans sold in the secondary market on a servicing retained basis. As of December 31, 2001 residential real estate loans totaled $76.5 million, a decrease of $7.9 million from December 31, 2000. During the same period a total of $26.6 million in fixed-rate residential real estate loans were sold in the secondary market. The reduction in loans resulting from the sales activity was offset by an increase in consumer and commercial business loans of $9.4 million during the period to $60.5 million at December 31, 2001 from $51.1 million at December 31, 2000. At December 31, 2001 total loans receivable were $172.6 million, as compared with $166.3 million at December 31, 2000, an increase of 3.8%. The decrease in yield on loans is a result of the lower market interest rates available during much of 2001 as compared with 2000, notwithstanding the changes in the composition of the loan portfolio to higher yielding loans.

Interest income on federal funds sold increased as a result of an increase in the average balance of federal funds of $5.7 million to $6.9 million during 2001 as compared with $1.3 million during 2000. This increase was partially offset by a decrease of 171 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve's aggressive action taken to reduce short term rates during 2001. The increase in the average balance of federal funds sold was due primarily to the increase in deposits during the year and an increase in cash flow as call options were exercised by issuers of investment securities as a result of the declining interest rate environment during 2001.

The increase in income from equity securities was attributable to a $625,000 increase in the average balance of equity investments partially offset by a decrease in the average yield of 10 basis points. The increase in the average balance of equity investments was due to the continuing purchase of FHLB stock as a condition of FHLB membership and coincident with the borrowing relationship between the Company and FHLB. The decrease in the average yield on equity securities is also due to the investment in FHLB stock, which returned dividends throughout 2001 at slightly reduced dividend rates as compared with 2000 levels.

The decrease in interest income from investment and mortgage-backed securities was a result of a decrease of 29 basis points in the average securities partially offset by an increase of $1.0 million in the average balance of investments and mortgage-backed securities. The increase in the average balance of investment and mortgage-backed securities was the result of management's use of wholesale arbitrage transactions employed to improve return on equity. Wholesale borrowing arrangements are entered into through the Federal Home Loan Bank of New York with the proceeds used to purchase investment and mortgage-backed securities. The average balance of borrowings outstanding during 2001 increased $9.0 million as compared with 2000, to an average balance of $74.9 million. The net returns expected on individual wholesale arbitrage transactions is much less than typical in retail banking operations, therefore net interest margins are negatively impacted in favor of overall improved profitability. The net interest margin decreased 28 basis points from 3.63% during 2000 to 3.35% during 2001. The decrease in the average yield on investment and mortgage-backed securities is the result of lower market interest rates available during most of the year 2001 as compared with 2000.

Interest Expense. Interest expense was $12.2 million for the year ended December 31, 2001, an increase of $618,000, or 5.3% from $11.6 million for the year ended December 31, 2000. The increase in interest expense was primarily due to an increase in interest paid on deposit accounts during 2001 of $8.0 million, increasing $437,000 from $7.6 million during 2000. In addition, borrowing expense, increased to $4.2 million for 2001 compared with $4.0 million for 2000.


The increase in interest expense paid on deposits was primarily due to an increase in the average balance of interest-bearing deposits partially offset by a decrease in the average rate paid on deposits. Management's desire is to attract lower cost of funds core deposits. Core deposits, including money market accounts, savings account and interest-bearing checking accounts, increased on average $3.8 million to $75.3 million at an average cost of 1.99% during 2001 from $71.6 million at an average cost of 2.55% during 2000. During the same period the average balance of time deposits increased $11.1 million to $113.8 million in 2001 from $102.6 million during 2000 and the average rate paid on time deposits increased 12 basis points.

The decrease in the cost of retail deposits was primarily a result of a decrease in market interest rates during the 2001 period resulting in reduced rates of interest paid on retail deposits, particularly short-term, core deposits and variable rate deposit accounts. Time deposit accounts are typically offered at a fixed rate of interest for a fixed maturity period. Therefore, the higher interest rates available during the 2000 period continued throughout much of 2001 resulting in a higher average cost. The reduced market interest rates available during 2001 is expected to result in a reduction in the average rate paid on time deposits during the 2002 period.

The increase in borrowing expense was due to the increase in the average balance of borrowings outstanding in the 2001 period to $74.9 million as compared with $65.9 million during the same 2000 period. Partially offsetting the increase in average balance, the average rate paid on borrowed funds decreased 50 basis points. The increase in the volume of borrowings was to support the wholesale arbitrage investment activities of the Company. The decrease in the average rate paid on borrowed funds was due to lower interest rates available on new advances during 2001 as compared with 2000 and adjustable rate advances repricing during the year to reduced rates of interest.

Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb future charge-offs and loans deemed uncollectible. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of collateral, current economic conditions, volume and type of lending activities and the levels of non-performing and other classified loans. The allowance is based on estimates and the ultimate losses that may occur may vary from such estimates. The evaluation considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Management of the Bank assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

During the year ended December 31, 2001 provisions for loan losses of $480,000 were made compared with $345,000 in provisions for loan losses made during 2000. The additions made to the allowance for loan losses were deemed prudent due to an increase in total loans of $6.3 million at December 31, 2001 as compared with December 31, 2000 and the continued origination for retention in the Bank's loan portfolio of commercial real estate loans, commercial business loans and consumer loans during 2001 and 2000. During 2001 a total of $53.9 million of these higher risk loan types were originated as compared with $53.8 million during 2000. At December 31, 2001 commercial real estate loans, commercial business loans and consumer loans totaled $85.0 million as compared with $71.0 million at December 31, 2000, an increase of 19.8%. Nonperforming assets remained at similar low levels during the two periods, $285,000 at December 31, 2001 compared with $242,000 at December 31, 2000. Net charge-off activity for the year ended December 31, 2001 was $440,000 as compared with $236,000 in net charge-offs during 2000. The balance of the allowance for loan losses increased to $1.7 million at December 31, 2001 compared with $1.6 million at December 31, 2000.

Non-interest Income. Non-interest income increased by $5.4 million, or 305.1%, to $7.2 million for the year ended December 31, 2001 from $1.8 million for the year ended December 31, 2000. The increase was primarily the result of commissions earned from the sale of financial products and services derived from the Bank's insurance subsidiary, Bailey & Haskell Associates, Inc. This source of revenue provided $4.9 million during 2001 compared with revenue derived from the insurance unit of $624,000 during 2000. The increase is a result of a full year of insurance subsidiary activity during 2001 following completion of the initial acquisition on October 1, 2000. Two additional agency acquisitions during 2001 also contributed to the increased revenue as compared with 2000.

The Bank's purchase of BOLI during the 2001 period provided a new source of non-interest income. Revenue in the amount of $400,000 was recognized as a result of an increase in the cash surrender value of the BOLI policy during 2001 as compared with no comparable revenue during 2000.

Deposit account service fees also contributed to the improvement in non-interest income, which increased by $140,000, to $757,000 in income through December 31, 2001 from $617,000 through December 31, 2000.

In addition, income derived from the Bank's trust department operation increased to $149,000 during 2001 from $114,000 during 2000. The Company experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans, which increased to $430,000 during 2001 compared with $231,000 during 2000. Revenue derived from providing data and check processing services to a local commercial bank resulted in income of $98,000 during 2001 compared with revenue of $7,000 during 2000. Net investment security gains realized during the year ended December 31, 2001 were $198,000 compared with $39,000 in net security gains during 2000. The increase in realized gains was the result of the Company's strategy during 2000 of selling certain investment and mortgage-backed securities and recognizing a loss upon the sale, while reinvesting the proceeds at higher market interest rates available at that time, intended to enhance future earnings.

Non-interest Expense. Non-interest expense increased by $4.5 million, to $12.9 million for the year ended December 31, 2001 from $8.3 million for the year ended December 31, 2000. The increase was primarily due to additional expense incurred from the Bank's insurance subsidiary, Bailey & Haskell Associates, Inc. Expenses totaling $4.1 million were incurred as a result of insurance agency operations for the period ended December 31, 2001 as compared with expenses of $712,000 during 2000. The increase is due to the initial entry into insurance and financial services which began October 1, 2000 with the acquisition of B&H. This new source of non-interest expense primarily resulted in an increase in salaries and employee benefit expense.

Salaries and employee benefits of the Company increased by $2.9 million during 2001. In addition, building occupancy and equipment expenses increased by $674,000, postage and telephone expenses increased by $178,000, advertising expense increased by $78,000, travel and meeting expenses increased by $140,000, and amortization of goodwill was recognized in the amount of $343,000.

Salaries and employee benefits increased to $7.9 million for the year ended December 31, 2001 from $5.0 million for the same period in 2000. The increase was primarily the result of the acquisition of B&H. Additional salary and employee benefit expense of $2.9 million was incurred relative to the insurance agency operations. Building occupancy and equipment expenses increased to $2.3 million for the year ended December 31, 2001 as compared with $1.6 million for the 2000 period. The increase is primarily the result of additional occupancy expense related to the insurance agency operation in the amount of $508,000 for the 2001 period. The Company incurred $343,000 as a result of the amortization of goodwill during 2001 relating to insurance agency acquisitions as compared with $56,000 in expense during 2000. Additional goodwill in the amount of $1.8 million was recognized during 2001 in conjunction with the acquisition of two insurance agencies and was being amortized over a 15 year period. Other non-interest expense categories represent increases consistent with the expansion of the Company's market, business lines and other factors.

Provision for Income Taxes. Income tax expense was $1.1 million for the year ended December 31, 2001, an increase of $36,000 from the 2000 income tax provisions of $1.0 million. The increase in income tax provision is due to the increase in pretax net income of the Company, which was $4.1 million for year ended December 31, 2001, compared with $3.6 million for the year ended December 31, 2000. This increase was partially offset by decrease in the effective tax rate to 26% for 2001 from 28% for 2000 as the Company has increased its level of tax exempt investment income.

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

Interest Income. Interest income increased by $3.5 million or 18.8%, to $22.1 million for the year ended December 31, 2000 from $18.6 million for the year ended December 31, 1999. The increase in interest income was derived from increases in investment and loan activities. Interest and fees on loans increased by $2.5 million for the year ended December 31, 2000 as compared with the same period in 1999. Income on mortgage-backed and other investment securities increased by $1.2 million and income on equity securities increased by $95,000 between the two periods.These increases were partially offset by a decrease of $256,000 in income from federal funds sold.

The increase in interest income from investment and mortgage-backed securities was a result of an increase of $17.0 million in the average balance of investments and mortgage-backed securities and an increase of 12 basis points in the average yield on investments and mortgage-backed securities. The increase in the average balance of investment and mortgage-backed securities was the result of management's use of wholesale arbitrage transactions. The average balance of borrowings outstanding during 2000 increased $33.1 million as compared with 1999, to an average balance of $65.9 million. The net interest margin of the Company decreased 19 basis points from 3.82% during 1999 to 3.63% during 2000. The increase in the average yield on investment and mortgage-backed securities is the result of higher market interest rates available during most of the year 2000 as compared with 1999.

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

The increase in interest expense paid on deposits was primarily due to an increase of 16 basis points in the average rate paid on deposits to 4.36% during 2000, from 4.20% during 1999. The increase in the cost of retail deposits was primarily a result of an increase in market interest rates during the 2000 period resulting in higher rates of interest paid on retail deposits. In particular, time deposit accounts repriced at higher rates of interest during the 2000 period resulting in an increase of 29 basis points in the average rate paid on time deposits between the two periods. Core deposits, including money market accounts, savings account and interest-bearing checking accounts, increased on average $2.9 million to $71.6 million at an average cost of 2.55% during 2000 from $68.7 million at an average cost of 2.52% during 1999. During the same period average time deposits decreased $384,000 from $103.0 million during 1999 to $102.6 million 2000.

Provision for Loan Losses. During the year ended December 31, 2000 provisions for loan losses of $345,000 were made compared with $229,000 in provisions for loan losses made during 1999. The additions made to the allowance for loan losses were deemed prudent due to an increase in total loans of $15.6 million at December 31, 2000 as compared with December 31, 1999 and the increase in origination activity of commercial real estate loans, commercial business loans and consumer loans during 2000 versus 1999. During 2000 a total of $53.8 million of these higher risk loan types were originated as compared with $42.6 million during 1999, an increase of 26.3%. At December 31, 2000 commercial real estate loans, commercial business loans and consumer loans totaled $71.0 million as compared with $59.7 million at December 31, 1999, an increase of 18.9%. Nonperforming assets remained at similar low levels during the two periods, $242,000 at December 31, 2000 compared with $227,000 at December 31, 1999. In addition, both periods experienced a similar level of net charge-off activity with $236,000 in 2000 and $249,000 of net charge-offs during 1999. The balance of the allowance for loan losses increased to $1.6 million at December 31, 2000 compared with $1.5 million at December 31, 1999.

Non-interest Income. Non-interest income increased by $438,000, or 32.9%, to $1.8 million for the year ended December 31, 2000 from $1.3 million for the year ended December 31, 1999. The increase was primarily the result of commissions earned from the sale of financial products and services derived from the acquisition of B&H. This new source of revenue provided $624,000 during 2000 following completion of the acquisition on October 1, 2000. Deposit account service fees also contributed to the improvement in non-interest income, which increased by $121,000, to $617,000 in income through December 31, 2000 from $496,000 through December 31, 1999. In addition, income derived for the Bank's trust department operation increased to $114,000 during 2000 from $71,000 during 1999. The Company experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans, which increased to $231,000 during 2000 compared with $144,000 during 1999. Partially offsetting these increases in revenue was a decrease in net investment security gains realized during the year ended December 31, 2000 as compared with the same period during 1999. For the year 2000 net securities gains of $39,000 were realized as compared with $463,000 in net security gains during 1999. The decrease in realized gains was the result of the Company's strategy during 2000 of selling certain investment and mortgage-backed securities and recognizing a loss upon the sale, while reinvesting the proceeds at higher market interest rates available at the time, intended to enhance future earnings.

Non-interest Expense. Non-interest expense increased by $1.4 million, to $8.3 million for the year ended December 31, 2000 from $6.9 million for the year ended December 31, 1999. The increase was primarily due to additional expense incurred relating to the acquisition of B&H. Expenses totaling $712,000 were incurred as a result of insurance agency operations for the period beginning October 1, 2000, the date of completion o the acquisition. This new source of non-interest expense primarily resulted in an increase in salaries and employee benefit expense.

Salaries and employee benefits of the Company increased by $1.0 million during 2000. In addition, building occupancy and equipment expenses increased by $203,000, postage and telephone expenses increased by $62,000, advertising expense increased by $26,000, travel and meeting expenses increased by $47,000, and amortization of goodwill was recognized in the amount of $56,000.

Salaries and employee benefits of the Company increased to $5.0 million for the year ended December 31, 2000 from $4.0 million for the same period in 1999. The increase was primarily the result of the acquisition of B&H. Additional salary and employee benefit expense of $552,000 was incurred relative to the insurance agency operations. In addition, salary and employee benefit expense increased as a result of the expansion of the branch banking network and the expense recognized relative to the stock based compensation plan. Building occupancy and equipment expenses increased to $1.6 million for the year ended December 31, 2000 as compared with $1.4 million for the 1999 period. The increase is the result of the opening of a new branch banking office in Canastota, New York and additional occupancy expense related to the insurance agency operation. The Company incurred $56,000 in expense as a result of the amortization of goodwill during 2000. Goodwill of $3.4 million was recognized in conjunction with the acquisition of B&H and is being amortized over a 15 year period. Other non-interest expense categories represent increases consistent with the expansion of the Company's market, business lines and other factors.

Provision for Income Taxes. Income tax expense was $1.0 million for the year ended December 31, 2000, a decrease of $287,000 from the 1999 income tax provisions of $1.3 million. The decrease in income tax provision is due to the decrease in pretax net income of the Company, which was $3.6 million for year ended December 31, 2000, compared with $3.8 million for the year ended December 31, 1999. In addition, the effective tax rate decreased to 28% for 2000 from 31% for 1999 as the Company has increased its level of tax exempt investment income.

Management of Market Risk

The Bank's most significant form of market risk is interest rate risk, as the majority of the Bank's assets and liabilities are sensitive to changes in interest rates. Ongoing monitoring and management of this risk is an important component of the Company's asset and liability management process. The Bank's mortgage loan portfolio, consisting primarily of loans on residential real property located in its market area, is subject to risks associated with the local economy. The Bank does not own any trading assets. The Bank does not engage in hedging transactions other than forward sale commitments on certain committed, originated mortgage loans, such as interest rate swaps and caps. The Bank's interest rate risk management program focuses primarily on evaluating and managing the composition of the Bank's assets and liabilities in the context of various interest rate scenarios. Factors beyond Management's control, such as market interest rates and competition, also have an impact on interest income and interest expense.

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

In June 1998, the United States Justice Department intervened in the action on behalf of the Oneidas against Madison County and Oneida County in New York State. In September 1998, a U.S. District Court removed a stay of litigation, having been in place since the late 1980's pending settlement negotiations. In December 1998, both the Oneidas and the U.S. Justice Department filed motions to amend the long outstanding claim against the State of New York. The motion attempts to include in the claim, various named and 20,000 unnamed additional defendants, who own real property in parts of Madison and Oneida counties, thereby including the additional defendants in the original suit. The U.S. District Court granted the motions to add as a defendant the State of New York, but denied the motions to add the private landowners. Neither the Bank nor the Company is a named defendant in the motion. The Court further rejected as not being viable the remedies of ejectment and /or of monetary damages against private landowners. In January 2001, amended complaints were served by the Oneidas and the United States which seek to eject the Counties of Madison and Oneida from lands owned by the counties, and the Oneidas also seek a declaration that they have the right to possess all land within the land claim area. In June 2001, the Court determined that certain land purchased by the Oneidas in 1997 and 1998 are exempt from real estate taxes, accepting the Oneidas argument that the acquired parcels lie within the boundaries of the "reservation" established in 1794 by the Federal Government. The State of New York, Counties of Madison and Oneida and the City of Sherrill have appealed the Courts decision with a court date set for March 2002. In February 2002 a joint statement was issued by the Oneidas, State of New York and the counties of Madison and Oneida, indicating that the framework for a settlement had been agreed upon subject to the approval by the State legislature and the federal government.

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

Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential monthly and bi-weekly adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify the Company's sources of revenue, particularly non-interest income and (iv) managing the Company's investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates and better matches the maturities of the Bank's certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2001 totaled $89.9 million, or 32.2% of total interest-bearing liabilities. The wholesale arbitrage strategy of investing allows the Company to invest in longer-term assets by hedging the additional interest rate risk with liabilities of similar maturity or repricing characteristics. Borrowed funds that mature in one year or less, at December 31, 2000 totaled $11.6 million, or 4.2% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

The Company uses a computer simulation model to assist in monitoring interest rate risk. As of December 31, 2001 a 200 basis point increase in market interest rates was estimated to have a positive impact of 2.2% on net interest income during 2002 while a 200 basis point decline in rates would have a negative impact of 2.6% on net interest income during 2002. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit rate changes, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

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


Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and
(vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2001, cash and interest-bearing deposits totaled $21.8 million, or 6.2% of total assets.

If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Bank borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2001, the Bank had approximately $30.7 million available to it under the FHLB borrowing agreement. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. At December 31, 2001, the Bank had $36.0 million in borrowings outstanding with the FHLB in repurchase agreements.

The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2001, the Bank had outstanding commitments to originate loans of $27.5 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2001, totaled $89.9 million. Based upon the Bank's experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

In 2002, the Bank plans to continue renovating and expanding the Bank's retail banking franchise. The construction costs and equipment of these offices is expected to cost approximately $1.5 million. Management anticipates it will have sufficient funds available to meet its planned capital expenditures throughout 2002.

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

                       MINIMUM
                       REQUIRED    ACTUAL
                       ------------------

Tier I Capital to        4%        10.33%
Average Assets

Tier I Capital to        8%        16.30%
Risk-Weighted Assets

Total Capital to         4%        17.13%
Risk-Weighted Assets


Impact of New Accounting Standards. In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under the new rule, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives. This Statement is effective for the Company beginning on January 1, 2002. The eliminating of goodwill amortization is expected to have a material impact on the Company's financial statements. Goodwill amortization totaled $342,875 and $55,833 for the years ended December 31, 2001 and 2000 respectively.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The effect of this pronouncement is not expected to have a material impact on the Company's financial statements.

In August 2001, the FASB issued SFAS No. 144,"Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The effect of this pronouncement is not expected to have a material impact on the Company's financial statements.

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


      Year  Quarter            High        Low       Dividends
            Ending                                     Paid

      2000  March 31          $11.00      $10.00      $0.16
            June 30           $11.00      $10.13      $0.00
            September 30      $11.25      $10.25      $0.17
             December 31      $11.25      $10.69      $0.00

      Year  Quarter            High        Low       Dividends
            Ending                                     Paid

      2001  March 31          $13.38      $11.50      $0.18
            June 30           $15.55      $12.25      $0.00
            September 30      $21.50      $15.25      $0.36
            December 31       $23.00      $19.38      $0.00


As of December 31, 2001, there were 3,663,438 shares of the Company's common stock issued and approximately 825 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2001, as shown in the table above. The Board will review the dividend regularly and expects to maintain a regular semiannual dividend in the future, based upon the Company's earnings, financial condition and other factors.

                                    Oneida Financial Corp.

                              Consolidated Financial Statements

Report of Independent Auditors


        The Board of Directors and Shareholders
        Oneida Financial Corp.
        Oneida, New York


     In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Oneida Financial Corp. and its subsidiary at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      PricewaterhouseCoopers LLP


      January 25, 2002

      Consolidated Statements of Condition

      At December 31, 2001 and 2000

Assets                                                 2001             2000

Cash and due from banks                          $  11,851,416    $   7,217,417
Federal funds sold                                   9,900,000        1,600,000
                                                 -------------    -------------
Total cash and cash equivalents                     21,751,416        8,817,417

Investment securities, at fair value                78,389,623       90,795,825
Mortgage-backed securities, at fair value           53,685,513       40,472,631
Mortgage loans held for sale                         5,946,132        1,108,652

Loans receivable                                   166,618,703      165,184,397
Allowance for credit losses                         (1,671,973)      (1,632,021)
                                                 -------------    -------------
Net loans receivable                               164,946,730      163,552,376

Premises and equipment, net                          8,014,779        6,172,501
Accrued interest receivable                          2,028,253        2,267,541
Other real estate                                       76,971           55,474
Other assets                                         3,751,015        2,835,037
Goodwill                                             4,744,420        3,294,167
Cash surrender value - life insurance                9,382,428               --
                                                 -------------    -------------

Total Assets                                     $ 352,717,280    $ 319,371,621
                                                 -------------    -------------

Liabilities and Stockholders' Equity

Interest bearing deposits                        $ 198,280,627    $ 180,083,593
Non-interest bearing deposits                       29,882,471       22,672,116
Borrowings                                          76,600,000       72,100,000
Other liabilities                                    2,940,364        2,670,671
                                                 -------------    -------------
Total liabilities                                  307,703,462      277,526,380
                                                 -------------    -------------

Stockholders' equity:
Preferred stock, 1,000,000 shares authorized                --               --
Common stock, $.01 par value, 20,000,000
shares authorized;
3,663,438 shares issued                                 36,634          366,344
Additional paid-in capital                          16,778,890       16,292,498
Retained earnings                                   33,049,226       31,176,041
Accumulated other comprehensive loss                  (156,838)        (460,455)
Treasury stock (at cost, 293,678 and 349,010        (3,197,606)      (3,728,951)
shares)
Common shares issued under employee stock             (874,168)      (1,020,666)
plans - unearned
Unearned stock compensation                           (622,320)        (779,570)
                                                 -------------    -------------
Total stockholders' equity                          45,013,818       41,845,241
                                                 -------------    -------------

Total Liabilities and Stockholders' Equity       $ 352,717,280    $ 319,371,621
                                                 -------------    -------------


     The accompanying notes are an integral part of the consolidated financial statements.

     Consolidate Statements of Income

     Years ended December 31, 2001,2000 and 1999


                                           2001           2000           1999
Interest and dividend income:
Interest and fees on loans             $ 14,232,35$   13,829,80$     11,358,010
Interest and dividends on
investment securities:
U.S. Government and agency              1,832,347      3,383,326      2,760,142
obligations
Corporate debt and equity               2,788,139      2,183,668      1,948,268
obligations
Mortgage-backed securities              3,202,602      2,499,176      1,842,299
Other                                     160,124        176,827        349,793
Interest on federal funds sold
and interest-bearing deposits             245,534         66,541        323,104
                                       ----------     ----------     ----------

Total interest and dividend income     22,461,097     22,139,343     18,581,616
                                       ----------     ----------     ----------

Interest expense:
Savings deposits                          834,463      1,104,607      1,094,229
Money market and Super NOW                662,893        717,792        634,267
Time deposits                           6,532,688      5,770,464      5,487,527
Short-term borrowings                     669,064      1,135,805        384,548
Long-term borrowings                    3,529,121      2,881,079      1,384,447
                                       ----------     ----------     ----------

Total interest expense                 12,228,229     11,609,747      8,985,018
                                       ----------     ----------     ----------

Net interest income                    10,232,868     10,529,596      9,596,598

Provision for credit losses               480,000        345,000        229,102
                                       ----------     ----------     ----------

Net interest income after
provision for credit losses             9,752,868     10,184,596      9,367,496

Other income                            7,170,832      1,770,475      1,332,247
Other expenses                         12,870,561      8,322,171      6,882,086
                                       ----------     ----------     ----------

Income before income taxes              4,053,139      3,632,900      3,817,657

Provision for income taxes              1,060,000      1,024,200      1,311,000
                                       ----------     ----------     ----------

Net Income                             $ 2,993,139$   2,608,700$      2,506,657
                                       ----------     ----------     ----------

Earnings per share - basic             $     0.94     $     0.82     $     0.73
                                       ----------     ----------     ----------

Earnings per share - diluted           $     0.92     $     0.81     $     0.73
                                       ----------     ----------     ----------


      The accompanying notes are an integral part of the consolidated financial statements.

     Consolidated Statements of Changes in Stockholder Equity

       YEARS ENDED DECEMBER 31, 2001,2000 AND 1999


                                                                                            Additional
                                                       Common Stock                          Paid-In           Retained
                                                         Shares             Amount           Capital           Earnings

Balance at December 31, 1998                           3,580,200       $    358,020       $ 15,545,422       $ 27,709,840$
Adjustment of net proceeds
from sale of common stock                                     --                 --           (123,000)                --
Net income                                                    --                 --                 --          2,506,657

Other comprehensive income (loss), net of tax
Unrealized losses on securities
Unrealized holding losses arising during period
Reclassification adjustment for gains included in net income

Other comprehensive loss, before tax

Income tax benefit

Other comprehensive loss, net of tax

Comprehensive loss

ESOP shares acquired                                          --                 --                 --                 --
Shares issued under ESOP plan                                 --                 --             (9,676)                --
Common stock cash dividends: $.15 per share                   --                 --                 --           (533,790)
Treasury stock purchased                                      --                 --                 --                 --
                                                     ------------------------------------------------------------------------
Balance at December 31, 1999                           3,580,200            358,020         15,412,746         29,682,707
Net income                                                                                                      2,608,700

Other comprehensive income (loss), net of tax
Unrealized gains on securities
Unrealized holding gains arising during period
Reclassification adjustment for gains included in net income
Other comprehensive income, before tax

Income tax provision

Other comprehensive income, net of tax

Comprehensive income

Shares issued under ESOP plan                                                                    3,672                 --

Shares issued under stock plans                           83,238              8,324            876,080                 --
Shares earned under stock plans                               --                 --                 --                 --
Common stock cash dividends: $.33 per share                   --                 --                 --         (1,115,366)
Treasury stock purchased                                      --                 --                 --                 --
                                                     ------------------------------------------------------------------------
Balance at December 31, 2000                           3,663,438       $    366,344       $ 16,292,498       $ 31,176,041





                                                                                                          Common Stock
                                                                     Accumulated                           Issued Under
                                                                        Other                                Employee
                                                 Comprehensive       Comprehensive         Treasury        Stock Plans -
                                                  Income (Loss)      Income (Loss)           Stock           Unearned

Balance at December 31, 1998                               --       $   922,006       $        --       $   (401,322)
Adjustment of net proceeds
from sale of common stock                                  --                --                --                 --
Net income                                          2,506,657                --                --                 --
                                                    ---------         ---------
Other comprehensive income (loss), net of tax
Unrealized losses on securities                    (5,380,993)
Unrealized holding losses arising during period
Reclassification adjustment for gains included
in net income                                        (463,027)
                                                    ---------         ---------
Other comprehensive loss, before tax               (5,844,020)
                                                    ---------         ---------
Income tax benefit                                  2,337,608
                                                    ---------         ---------
Other comprehensive loss, net of tax               (3,506,412)       (3,506,412)
                                                    ---------         ---------
Comprehensive loss                                   (999,755)
                                                    =========
ESOP shares acquired                                                         --                --           (912,340)
Shares issued under ESOP plan                                                --                --            146,498
Common stock cash dividends: $.15 per share                                  --                --                 --
Treasury stock purchased                                                     --        (1,751,137)                --
                                                                 ---------------------------------------------------------
Balance at December 31, 1999                               --        (2,584,406)       (1,751,137)        (1,167,164)
Net income                                          2,608,700
                                                    ---------         ---------
Other comprehensive income (loss), net of tax
Unrealized gains on securities                      3,578,559
Unrealized holding gains arising during period
Reclassification adjustment for gains included
in net income                                         (38,640)
Other comprehensive income, before tax              3,539,919
                                                    ---------
Income tax provision                               (1,415,968)
                                                   ----------
Other comprehensive income, net of tax              2,123,951         2,123,951
                                                    ---------         ---------
Comprehensive income                                4,732,651
                                                    =========
Shares issued under ESOP plan                                                --                --            146,498

Shares issued under stock plans                                              --                --                --
Shares earned under stock plans                                              --                --                --
Common stock cash dividends: $.33 per share                                  --                --                --
Treasury stock purchased                                                     --        (1,977,814)               --
                                                                 ---------------------------------------------------------
Balance at December 31, 2000                               --       $  (460,455)      $(3,728,951)      $ (1,020,666)








                                                   Unearne
                                                  Stock Based
                                                  Compensation            Total

Balance at December 31, 1998                     $        --       $ 44,133,966
Adjustment of net proceeds
from sale of common stock                                 --           (123,000)
Net income                                                --          2,506,657
                                                                      ---------
Other comprehensive income (loss), net of tax
Unrealized losses on securities
Unrealized holding losses arising during period
Reclassification adjustment for gains included
in net income
                                                                      ---------
Other comprehensive loss, before tax
                                                                      ---------
Income tax benefit
                                                                      ---------
Other comprehensive loss, net of tax                                 (3,506,412)
                                                                      ---------
Comprehensive loss

ESOP shares acquired                                      --          (912,340)
Shares issued under ESOP plan                             --            136,822
Common stock cash dividends: $.15 per share               --           (533,790)
Treasury stock purchased                                  --        (1,751,137)
                                                --------------------------------
Balance at December 31, 1999                              --         39,950,766
Net income                                                            2,608,700
                                                                      ---------
Other comprehensive income (loss), net of tax
Unrealized gains on securities
Unrealized holding gains arising during period
Reclassification adjustment for gains included in net income
Other comprehensive income, before tax

Income tax provision

Other comprehensive income, net of tax                                2,123,951
                                                                      ---------
Comprehensive income

Shares issued under ESOP plan                             --            150,170

Shares issued under stock plans                     (884,404)                --
Shares earned under stock plans                      104,834            104,834
Common stock cash dividends: $.33 per share               --         (1,115,366)
Treasury stock purchased                                  --         (1,977,814)
                                                --------------------------------
Balance at December 31, 2000                     $  (779,570)      $ 41,845,241



The accompanying notes are an integral part of the consolidated financial statements.

YEARS ENDED DECEMBER 31, 2001,2000 AND 1999






                                                                                                                      Accumulated
                                                                           Additional                                    Other
                                                Common Stock               Paid-In       Retained      Comprehensive Comprehensive
                                                Shares           Amount    Capital       Earnings      Income (Loss) Income (Loss)

Balance at December 31, 2000 (continued)        3,663,438    $   366,344   $ 16,292,498  $31,176,041            --    $  (460,455)
Change in par value from $0.10 to $0.01                         (329,710)       329,710
Net income                                                                                 2,993,139     2,993,139
                                                                                                         ---------
Other comprehensive income, net of tax
Unrealized gains on securities                                                                             703,792
Unrealized holding gains arising during period
Reclassification adjustment for gains included
in net income                                                                                             (197,762)
                                                                                                         ---------
Other comprehensive income, before tax                                                                     506,030
                                                                                                         ---------
Income tax provision                                                                                      (202,413)
                                                                                                         ---------
Other comprehensive income, net of tax                                                                     303,617        303,617
                                                                                                         ---------
Comprehensive income                                                                                     3,296,756
                                                                                                         =========
Shares issued under ESOP plan                                                   143,164
Shares issued under stock plans
Common stock cash dividends: $.54 per share                                               (1,119,954)
Treasury stock purchased
Treasury stock reissued                                                          13,518
                                               ------------------------------------------------------                 --------------
Balance at December 31, 2001                    3,663,438    $    36,634   $ 16,778,890  $33,049,226                  $  (156,838)
                                                =========    ===========   ============  ===========                  ===========



                                                                        Common Stock
                                                                     Issued Under
                                                                      Employee          Unearned
                                                   Treasury           Stock Plans -     Stock Based
                                                   Stock              Unearned          Compensation       Total

Balance at December 31, 2000 (continued)       $  (3,728,951)     $  (1,020,666)       $ (779,570)      $ 41,845,241
Change in par value from $0.10 to $0.01                                                                           --
Net income                                                                                                 2,993,139

Other comprehensive income, net of tax
Unrealized gains on securities
Unrealized holding gains arising during period
Reclassification adjustment for gains included in net income

Other comprehensive income, before tax

Income tax provision

Other comprehensive income, net of tax                                                                       303,617

Comprehensive income

Shares issued under ESOP plan                                           146,498                              289,662
Shares issued under stock plans                                                           157,250            157,250
Common stock cash dividends: $.54 per share                                                    --         (1,119,954)
Treasury stock purchased                             (17,675)                                                (17,675)
Treasury stock reissued                              549,020                                   --            562,538
                                               ---------------------------------------------------------------------
Balance at December 31, 2001                   $  (3,197,606)       $  (874,168)       $ (622,320)      $ 45,013,818
                                               =============        ===========        ==========       ============






      Consolidated Statements of Cash Flows

      Years ended December 31, 2001,2000 and 1999

                                                              2001             2000             1999
Operating activities
Net income                                              $  2,993,139      $ 2,608,700     $  2,506,657
Adjustments to reconcile net income
to
net cash provided by operating
activities:
Depreciation and amortization                              1,167,983          764,150          654,307
Amortization of premiums and
(accretion of discounts) on                                   40,645          (80,419)          (9,712)
securities, net
Provision for credit and other real                          480,000          345,000          229,102
estate losses
Provision for deferred income taxes                            8,802          163,412          (33,891)
Provision for investment losses                              118,750               --               --
Gain on sales and calls of                                  (197,762)         (38,640)        (463,027)
securities, net
ESOP shares earned                                           289,662          150,170          136,822
Stock compensation earned                                    157,250          104,834               --
Loss on sale of other real estate                             24,753            6,986           72,189
owned
Gain on sale of loans                                       (196,975)         (51,110)         (17,709)
Income taxes payable                                         (50,767)         145,657          402,117
Accrued interest                                             239,288         (500,898)        (166,301)
receivable
Other assets                                              (1,313,947)      (1,659,788)          43,183
Other liabilities                                           (202,952)       1,747,358          231,610
Origination of loans held for sale                       (31,434,973)      (8,421,107)      (3,583,913)
Proceeds from sale of                                     26,794,468        7,704,278        5,123,832
                                                          ----------        ---------        ---------
loans

Net cash (used in) provided by operating                  (1,082,636)       2,988,583        5,125,266
                                                          ----------        ---------        ---------
activities

Investing activities
Purchase of investment                                   (47,738,862)     (23,609,548)     (76,040,841)
securities
Proceeds of maturities, sales or
calls
from investment securities                                60,198,498       21,041,457       42,994,548
Purchase of mortgage-backed                              (31,493,761)     (20,427,212)      (9,221,899)
securities
Principal collected on and proceeds
from
sales of mortgage-backed securities                       18,771,842        7,282,962        7,690,850
Net (increase) decrease                                   (2,244,886)     (15,220,312)     (19,108,082)
in loans
Purchase of bank premises and                             (2,667,386)      (1,579,690)      (1,101,901)
equipment
Proceeds from sale of other real                             324,282          159,365          525,444
estate
Purchase of insurance                                       (965,390)      (3,075,000)              --
agency
Purchase of life insurance                                (9,000,000)              --               --

                                                         -----------      -----------      -----------
Net cash used in investing activities                    (14,815,663)     (35,427,978)     (54,261,881)
                                                         -----------      -----------      -----------

      The accompanying notes are an integral part of the consolidated financial statements.

      Years ended December 31, 2001,2000 and 1999

                                                               2001              2000              1999

Financing activities:
Net increase in demand deposits,
savings, money market, Super NOW and
mortgagor's escrow accounts                              $ 14,077,670      $  6,343,971      $    733,220
Net increase (decrease) in time deposits                   11,329,719         7,291,244        (5,817,608)
Proceeds from borrowings                                   16,500,000        45,100,000        54,200,000
Repayment of borrowings                                   (12,000,000)      (23,200,000)      (14,000,000)
Cash dividends                                             (1,119,954)       (1,115,366)         (533,790)
Purchase of treasury stock                                    (17,675)       (1,977,814)       (1,751,137)
Exercise of stock options (using treasury stock)               62,538                --                --

Adjust net proceeds from sale of common stock                                        --          (123,000)

Common stock acquired by ESOP                                                        --          (912,340)
                                                         ------------      ------------      ------------

Net cash provided by financing activities                  28,832,298        32,442,035        31,795,345
                                                         ------------      ------------      ------------

Increase (decrease) in cash and cash equivalents           12,933,999             2,640       (17,341,270)

Cash and cash equivalents at beginning of year              8,817,417         8,814,777        26,156,047
                                                         ------------      ------------      ------------

Cash and Cash Equivalents at End of Year                 $ 21,751,416      $  8,817,417      $  8,814,777
                                                         ------------      ------------      ------------

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and obligations                     $ 12,314,323$       11,514,935      $  8,507,157
Income taxes                                                  946,369           883,753         1,258,350
Non-cash investing activities:
Unrealized gain (loss) on investment
and mortgage-
backed securities designated a savailable for sale            506,030         3,539,919        (5,844,020)
Transfer of loans to other real estate                        370,532           127,900           467,365
Obligation to issue stock in connection with acquisition     (500,000)          500,000                --

Note payables issued in connection with acquisition           860,000                --                --

Non-cash financing activities:
Issuance of common stock for compensation plans                    --           884,404                --



The accompanying notes are an integral part of the consolidated financial statements.

      Notes to Consolidated
      Financial Statemnets

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

The Company received regulatory approval to convert its charter from a Delaware Corporation to a Federal corporation chartered by the Office of Thrift Supervision (`OTS") on July 12, 2001 and completed the charter conversion on July 18, 2001. As part of the charter conversion, the total number of shares authorized changed from 8,000,000 at a par value of $0.10 to 20,000,000 at a par value of $0.01. In addition, one million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2001.

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

The MHC, whose activities are not included in the accompanying financial statements, owns approximately 56.88% of the outstanding common stock of the Company. Salaries, employee benefits and rent approximating $21,000 were allocated from the Company to Oneida Financial MHC during 2001, 2000 and 1999.

Notes to Consolidated Financial Statemnets

Nature of Operations  (Continued)

On October 2, 2000, the Company completed its acquisition of Bailey and Haskell Associates, Inc., an insurance agency (the "Agency"). The Company was acquired for $3,075,000 in cash and $500,000 in Company stock, of which 45,496 shares of stock were issued in January 2001, to the Agency's shareholders. Goodwill in the amount of $3,350,000 was recorded in conjunction with the transaction. Goodwill is being amortized over 15 years. Under terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending in 2005.

On January 2, 2001, the Bank completed its acquisition of Noyes and LaLonde, Inc., an insurance agency. The Bank agreed to pay $667,500 in cash which included $55,200 in fixed assets and established a note payable for $612,500 to be paid over 24 months with interest at 7.5% per annum to acquire certain tangible and intangible assets of the agency. Goodwill in the amount of $1,250,000 was recorded in conjunction with the transaction. Additionally, effective as of January 1, 2001, the Bank also completed its acquisition of The Dunn Agency. The Bank agreed to pay $247,500 in cash and established a note payable for $247,500 to be paid over 24 months with interest at 7.5% per annum to acquire 100% of the capital stock of The Dunn Agency. Goodwill in the amount of $543,000 was recorded in conjunction with this transaction. The goodwill for both acquisitions is being amortized over 15 years.

The acquisitions were accounted for under the purchase method of accounting and, accordingly, the results of the agencies' operations are included in the financial statements as of the date of the acquisitions.

On November 21, 2001, the Bank signed a definitive merger agreement to acquire the assets of State Bank of Chittenango (SBC); a $65 million New York State chartered commercial bank. Under the terms of the agreement, the Bank will pay approximately $11.9 million or $102.60 in cash for each of the 116,079 shares of common stock outstanding in SBC Financial Corporation. The merger is subject to approval by the stockholders of SBC and regulatory authorities and is expected to be completed in the second quarter of 2002.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Notes to Consolidated Financial Statemnets

Cash  and Cash  Equivalents

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

Loans

Loans are reported at their outstanding principal balance net of charge-offs, net deferred origination costs and the allowance for credit losses. Interest income is generally recognized when income is earned using the interest method.

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

As of December 31, 2001, the Company has $4.6 million of mortgage loan forward sale commitments to hedge interest rate risk on certain committed originated loans. The fair value of these commitments is not material.

Allowance  for Credit  Losses

The adequacy of the allowance for credit losses is periodically evaluated by the Bank in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. The allowance is increased by provisions charged to expense and decreased by charge-offs (net of recoveries).

Notes to Consolidated Financial Statemnets

Allowance for Credit Losses (Continued)

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

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the fair value of their net tangible and other intangible assets. Goodwill is being amortized on the straight-line method over 15 years. The Company periodically reviews the carrying value of goodwill using fair value methodologies.

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

Trust  Department  Assets

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are included in Other Income.

Notes to Consolidated Financial Statemnets

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share give effect to weighted average shares, which would be outstanding assuming the exercise of issued options using the treasury stock method. Earnings per common share have been computed based on the following for the years ended December 31:


Twelve Months Ended December 31, 2001

                                      Income        Shares       Per Share
NNet income (twelve months ended)  $2,993,139

                                   ----------     ---------     --------
Basic earnings per share            2,993,139     3,192,974     $   0.94
Effect of dilutive securities:
Stock options and awards                             78,077
                                   ----------     ---------     --------
Diluted earnings per share         $2,993,139     3,271,051     $   0.92
                                   ----------     ---------     --------


Twelve Months Ended December 31, 2000

                                      Income        Shares       Per Share
Net income (twelve months ended)   $2,608,700

                                   ----------     ---------     --------
Basic earnings per share            2,608,700     3,199,678     $   0.82
Effect of dilutive securities:
Stock options and awards                   --         5,432
                                   ----------     ---------     --------
Diluted earnings per share         $2,608,700     3,205,110     $   0.81
                                   ----------     ---------     --------


Treasury Stock

Treasury stock purchases are recorded at cost. In 2001 and 2000, the Company purchased 1,400 and 181,910 shares of treasury stock at an average cost of $12.625 and $10.87 per share, respectively. During 2001, 53,137 shares of treasury stock were reissued at an average cost of $10.68. Of the 53,137 shares reissued, 45,496 were issued in conjunction with the purchase of Bailey and Haskell Associates, Inc. and 7,641 were issued from the exercise of stock options.

New Pronouncements

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under the new rule, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives. This statement is effective for the Company beginning on January 1, 2002. The elimination of goodwill amortization is expected to have a material impact on the Company's financial statements. Goodwill amortization totaled $342,875 and $55,833 for the years ended December 31, 2001 and 2000 respectively.

Reclassifications

Certain amounts have been reclassified to conform to current year presentation. These reclassifications had no effect on net income as previously reported.

      Notes to Consolidated
      Financial Statemnets

      3.     Investment Securities and Mortgage-Backed Securities

     Investment  securities  and  mortgage-backed   securities  consist  of  the
     following at December 31:

                                                                               2001
                                        -------------------------------------------------------------
                                           Amortized                    Gross Unrealized
                                             Cost              Gains         Losses       Fair Value
Investment Securities
Investment Securities
Available for sale portfolio:
Debt securities:
U. S. Agencies                            $25,034,886     $  300,766     $    97,347     $25,238,305
Corporate                                  31,663,219         53,708       1,431,612      30,285,315
State and municipals                        3,480,594         29,488          12,482       3,497,600
Public utilities                              200,000          1,269              --         201,269
                                          -----------     ----------     -----------     -----------
                                           60,378,699        385,231       1,541,441      59,222,489
Equity investments:
Mutual funds and other stocks              14,943,646        449,948          56,460      15,337,134
Federal Home Loan Bank stock                3,830,000             --              --       3,830,000
                                          -----------     ----------     -----------     -----------
                                          $79,152,345     $  835,179     $ 1,597,901     $78,389,623
                                          -----------     ----------     -----------     -----------
Mortgage-Backed Securities
Available for sale portfolio:
Federal National Mortgage Association     $16,105,529     $  148,165     $     9,362     $16,244,332
Federal Home Loan Mortgagee Corp.          19,395,019        157,815          25,196      19,527,638
Government National Mortgage Assoc         14,660,622        263,932          49,887      14,874,667
Small Business Administration                 882,638             --              --         882,638
Collateral Mortgage Obligations             2,140,376         24,787           8,925       2,156,238
                                          -----------     ----------     -----------     -----------
                                          $53,184,184     $  594,699     $    93,370     $53,685,513
                                          -----------     ----------     -----------     -----------

                                                                               2000
                                        -------------------------------------------------------------
                                           Amortized                    Gross Unrealized
                                             Cost              Gains         Losses       Fair Value
Investment Securities
Available for sale portfolio:
Debt securities:
U. S. Agencies                            $47,794,925     $   31,714     $   140,600     $47,686,039
Corporate                                  17,188,569        195,548         843,164      16,540,953
State and municipals                        2,568,809          1,021          27,845       2,541,985
Public utilities                              200,000            416           2,049         198,367
                                          -----------     ----------     -----------     -----------
                                           67,752,303        228,699       1,013,658      66,967,344
Equity investments:
Mutual funds and other stocks              19,805,816        585,566         512,901      19,878,481
Federal Home Loan Bank stock                3,950,000             --              --       3,950,000
                                          -----------     ----------     -----------     -----------
                                          $91,508,119     $  814,265     $ 1,526,559     $90,795,825
                                          -----------     ----------     -----------     -----------
Mortgage-Backed Securities
Available for sale portfolio:
Federal National Mortgage Association     $13,335,352     $   15,995     $   140,009     $13,211,338
Federal Home Loan Mortgagee Corp.          13,792,868         60,832          99,778      13,753,922
Government National Mortgage Assoc         13,349,217        143,643          36,160      13,456,700
Collateral Mortgage Obligations                50,320            352              --          50,671
                                          -----------     ----------     -----------     -----------
                                          $40,527,757     $  220,822     $   275,947     $40,472,631
                                          -----------     ----------     -----------     -----------


      Notes to Consolidated
      Financial Statemnets

     3. Investment Securities and Mortgage-Backed Securities (Continued)

     The amortized cost and approximate fair value of available-for-sale debt securities at December 31, 2001 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Amortized
                                                 Cost             Fair Value

Due within one year                        $      47,358      $      48,572
Due after one year through five years         18,829,846         18,549,695
Due after five years through ten years        13,978,295         13,861,554
Due after ten years                           27,523,200         26,762,668
                                           -------------      -------------
Total                                         60,378,699         59,222,489
Mortgage-backed securities                    53,184,184         53,685,513
                                           -------------      -------------
Total                                      $ 113,562,883      $ 112,908,002
                                           -------------      -------------

Gross  gains of  $238,807,  $277,371  and  $618,052  for  2001,  2000 and  1999,
respectively and gross losses of $41,045, $238,731 and $155,025 for 2001, 2000 and 1999 were realized on sales and calls of securities.

Investment securities with a carrying value of $49,423,254 at December 31, 2001 were pledged to collateralize borrowing arrangements and other commitments.


4. Loans Receivable

The components of loans receivable at December 31 are as follows:

                                                 2001               2000

Residential                                $  81,607,173      $  94,217,440
Consumer loans                                34,106,262         31,226,268
Commercial real estate                        24,520,215         19,875,984
Commercial loans                              26,385,053         19,864,705
                                           -------------      -------------
                                             166,618,703        165,184,397
Allowance for credit losses                   (1,671,973)        (1,632,021)
                                           -------------      -------------
Net loans                                  $ 164,946,730      $ 163,552,376
                                           -------------      -------------




Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage loans serviced for others was $55,469,558 and $39,657,033 at December 31, 2001and 2000, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $511,800 and $336,300 at December 31, 2001and 2000, respectively.

Notes to Consolidated Financial Statemnets

The Bank grants commercial, consumer and residential loans primarily throughout Madison and Oneida Counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the Counties.

At December 31, 2001 and 2000 loans to officers and directors were not significant.

An analysis of the change in the allowance for credit losses for the years ended December 31 is as follows:



                                        2001             2000             1999

Balance at beginning of year     $ 1,632,021      $ 1,522,890      $ 1,542,542
Loans charged off                   (502,895)        (310,874)        (337,684)
Recoveries                            62,847           75,005           88,930
Provision for credit losses          480,000          345,000          229,102
                                 -----------      -----------      -----------
Balance at end of year           $ 1,671,973      $ 1,632,021      $ 1,522,890
                                 -----------      -----------      -----------


As of December 31, 2001 and 2000, the Bank had no impaired loans for which specific valuation allowances were recorded.

Loans having carrying values of $370,532 and $127,900 were transferred to other real estate in 2001 and 2000, respectively.


5. Premises and Equipment

Premises and equipment consist of the following at December 31:



                                     2001             2000

Land and buildings           $  9,558,713      $ 7,340,391
Equipment and fixtures          5,137,141        4,320,241
Construction in progress           79,327          239,105
                             ------------      -----------
                               14,775,181      11,899, 737
Accumulated depreciation      (6,760 ,402)      (5,727,236)
                             ------------      -----------
Net book value               $  8,014,779      $ 6,172,501
                             ------------      -----------


Depreciation expense was $825,108,  $708,317 and $654,307 in 2001,2000 and 1999,
respectively.

Notes to Consolidated Financial Statemnets

6. Due to Depositors

Amounts due to depositors at December 31 are as follows:

                                     2001             2000

Non-interest bearing demand     $ 29,882,471     $ 22,672,116
Savings                           43,621,027       42,944,969
Money market and Super NOW        32,145,681       25,886,184
Time deposit                     121,675,869      110,346,150
Mortgage escrow funds                838,050          906,290
                                ------------     ------------
Total due to depositors         $228,163,098     $202,755,709
                                ------------     ------------

At December 31, 2001 and 2000, time deposits with balances in excess of $100,000 totaled $27,326,463 and $24,230,255, respectively.

The contractual maturity of time deposits as of December 31, are as follows:




The contractual maturity of time deposits as of December 31, are as follows:


                                   2001                      2000
                     ---------------------------------------------------
Maturity                  Amount        Percent     Amount          Percent

One year or less      $ 89,931,440        73.9   $ 63,225,191        57.3
One to two years        16,633,384        13.7     32,328,314        29.3
Two to three years       5,883,431         4.8      6,303,317         5.7
Three to four years      5,816,545         4.8      2,951,824         2.7
Four to five years       3,292,728         2.7      5,461,058         4.9
Over five years            118,341         0.1         76,446         0.1
                      ------------       -----   ------------       -----
                      $121,675,869       100.0   $110,346,150       100.0
                      ------------       -----   ------------       -----



7. Borrowings

Outstanding borrowings as of December 31 are as follows:



Outstanding borrowings as of December 31 are as follows:



                                           2001            2000
Short-term borrowings:
Federal Home Loan Bank advances      11,600,000      12,000,000
Long-term borrowings:
Federal Home Loan Bank advances      65,000,000      60,100,000
                                    -----------     -----------
                                    $76,600,000     $72,100,000
                                    -----------     -----------

Notes to Consolidated Financial Statemnets

Borrowings at December 31, 2001 have maturity dates as follows:




Borrowings at December 31, 2001 have maturity dates as follows:


                                         Rate

January 15, 2002                         4.63%                    $  2,500,000
April 29, 2002                           5.48%                       5,000,000
June 7, 2002                             2.01%                       1,500,000
July 18, 2002                            1.93%                       2,600,000
January 27, 2003                         5.36%                       2,000,000
June 7, 2002                             2.34%                       2,000,000
April 28, 2003                           2.51%                       5,000,000
July 7, 2003                             6.92%                       2,500,000
August 25, 2003                          6.68%                       1,000,000
October 14, 2003                         6.40%                       6,000,000
November 14, 2003                        2.49%                       5,000,000
January 20, 2004                         7.22%                       2,000,000
March 1, 2005                            6.56%                       5,000,000
May 3, 2005                              5.83%                       2,000,000
November 2, 2005                         4.85%                       5,000,000
January 20, 2006                         5.33%                       3,000,000
March 20, 2006                           4.57%                       2,000,000
April 27, 2007                           6.36%                       1,000,000
October 11, 2007                         6.89%                       1,000,000
December 10, 2008                        5.00%                       5,000,000
April 8, 2009                            5.65%                       5,000,000
April 9, 2009                            4.94%                       5,000,000
March 23, 2010                           6.74%                       3,000,000
September 7, 2010                        6.73%                       2,500,000

                                                                  -------------
                                                                  $  76,600,000
                                                                  -------------

The Bank has available a $30,652,300 line of credit with the Federal Home Loan Bank of which $0 is outstanding at December 31, 2001. At December 31, 2001, borrowings are collateralized by pledged securities, which had a carrying value of $49,105,732 and residential mortgages in the amount of $48,422,623 pledged under a blanket collateral agreement. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2001.

Notes to Consolidated Financial Statemnets

8. Income Taxes

                     2001            2000            1999
Current:
Federal       $ 1,007,624      $  811,111     $ 1,151,300
State              43,574          49,677         193,591
Deferred:
Federal              (124)        126,589           9,200
State               8,926          36,823         (43,091)
              -----------      ----------     -----------
              $ 1,060,000      $1,024,200     $ 1,311,000
              -----------      ----------     -----------




A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:



                                      2001     2000     1999

Federal statutory income tax rate 34 % 34 % 34 % State tax, net of federal benefit 1 % 2 % 3 %
Tax exempt investment income          (9)%     (8)%     (7)%
Other                                          --        1 %
                                      --       --       --
Effective tax rate                    26 %     28 %     31 %
                                      ==       ==       ==


The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:



                                                         2001           2000
                                                         Asset (Liability)

Allowance for loan losses                            $ 669,000      $ 653,000
Depreciation                                           358,000        323,000
Investment securities                                  105,000        307,000
Pension benefits                                      (253,000)      (244,000)
Charitable contribution carryforward                        --         65,000
Other                                                 (122,000)      (141,000)
                                                     ---------      ---------
Total deferred income tax asset (liability), net     $ 757,000      $ 963,000
                                                     ---------      ---------

Notes to Consolidated Financial Statemnets

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

Plan assets consist primarily of temporary cash investments, and listed stocks and bonds. The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:



                                                       2001             2000
Change in benefit obligation:
Benefit obligation at beginning of year            $ 3,408,846      $ 3,065,654
Service cost                                           208,121           77,638
Interest cost                                          245,181          237,620
Actuarial loss                                         120,574          207,953
Benefit payments                                      (210,460)        (180,019)
                                                   -----------      -----------
Benefit obligation at end of year                  $ 3,772,262      $ 3,408,846
                                                   -----------      -----------

Change in plan assets:
Fair value of plan assets at beginning of year     $ 4,671,504      $ 4,716,014
Actual return on plan assets                          (339,089)         135,509
Benefit payments                                      (210,460)        (180,019)
                                                   -----------      -----------
Fair value of plan assets at end of year           $ 4,121,955      $ 4,671,504
                                                   -----------      -----------

Funded status                                      $   349,693      $ 1,262,658
Unrecognized (gain)/loss                               794,743          (77,744)
Unrecognized past service liability                   (512,682)        (575,931)
                                                   -----------      -----------
Prepaid benefit expense                            $   631,754      $   608,983
                                                   -----------      -----------


     The weighted average assumptions used in determining the actuarial present value of the projected benefit obligation are as follows:

                                                2001         2000

Discount rate                                  7.00%        7.25%
Expected return on plan assets                 9.00%        9.00%
Rate of compensation increase                  4.25%        4.75%

      Notes to Consolidated
      Financial Statemnets

      9.     Benefit Plans (Continued)

      The net periodic pension cost for the years ended December 31 includes the following components:

                                                      2001           2000           1999

Service cost benefits earned during the period     $ 208,121      $  77,638      $ 163,736
Interest cost on projected benefit obligation        245,181        237,620        231,972
Expected return on plan assets                      (412,824)      (370,714)      (329,817)
Net amortization and deferral                        (63,239)       (69,846)       (37,071)
                                                   ---------      ---------      ---------
Net periodic pension (benefit) cost                $ (22,761)     $(125,302)     $  28,820
                                                   ---------      ---------      ---------

In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis. Under the plan, employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 3% of compensation. Contributions associated with the plan amounted to $143,312, $82,540 and $74,185 at December 31, 2001, 2000 and 1999, respectively.

In connection with the reorganization (Note 1), the Bank established The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP was authorized to purchase up to 8%, or 133,180 shares of common stock in the offering. Since no shares were available to the ESOP in the offering, the ESOP subsequently purchased the shares. The purchase of the shares were funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 9.5% and 8.5% for 2001 and 2000, respectively. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding. Compensation expense approximated $290,000, $150,000 and $137,000 for the years ended 2001, 2000 and 1999, respectively. Of the 133,180 shares acquired on behalf of the ESOP 13,348, 13,349 and 13,348 were released in December 31, 2001, 2000 and 1999, respectively. The estimated fair value of the remaining 79,653 shares held in suspense at December 31, 2001 is approximately $1,760,000.


10. Stock Based Compensation Plans

During 2000, shareholders approved the 2000 Stock Option Plan and Management Recognition and Retention Plan for directors, officers and key employees. Under the Stock Option Plan up to 166,475 options have been authorized for grant of incentive stock options. The exercise price of options granted is equal to the market value of the Company's shares at the date of grant. All options have a 10-year term and vest and become exercisable ratably over a five-year period. Options granted in 2000 totaled 150,500. No options were exercised during 2000.

Notes to Consolidated Financial Statemnets


                                                             Range of                          Weighted Average
                                                             Option                            Exercise Price
                                         Options              Price            Shares          Shares
                                         Outstanding         Per share         Exercisable     Outstanding

Outstanding at December 31, 1999                --                 --              --               --
Granted                                    150,500                                             $    10.625
Exercised                                       --                                                  --
Forfeited                                       --                                                  --

Outstanding at December 31, 2000           150,500      $      10.625              --          $    10.625
Granted                                      2,385      21.00-22.00
Exercised                                  (11,236)                                                 10.625
Forfeited                                       --

Outstanding at December 31, 2001           141,649      $10.625-22.00          21,249          $    10.802



There were 15,975 shares available for future grants under the plan described above as of December 31, 2001 and 2000. As of December 31, 2001, 18,864 of the 150,500 options issued in 1999 were exercisable at an exercise price of $10.625. The options have a remaining life of 8.25 years. The 2,385 shares granted in 2001 were exercisable at a weighted average exercise price of $21.16 and have a remaining life of 8.25 years.

During 2000, the Company awarded 74,000 shares of restricted stock under the Management Recognition and Retention Plan. The market value of shares awarded at the date of grant approximated $884,000 and has been recognized in the accompanying statement of condition as unearned-stock-based compensation. The market value of the shares awarded will be recognized as compensation expense ratably over the five-year vesting period of the awards. Compensation expense recorded in conjunction with this plan was $157,250 and $104,834 in 2001 and 2000, respectively.

The Company has elected to account for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Pro forma amounts of net income and earnings per share under Statement of Financial Accounting Standards No. 123 at December 31, 2001 is as follows:


                                  2001           2000
Net income:
As reported             $     2,993,139     $2,608,700
Pro forma                     2,925,355      2,564,850

Earnings per share:
As reported
Basic                              0.94           0.82
Diluted                            0.92           0.81

Pro forma
Basic                              0.92           0.80
Diluted                            0.89           0.80

Notes to Consolidated Financial Statemnets

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following assumptions for 2001 and 2000 respectively: risk free interest rate - 4.33% and 6.39%; dividend yield - 3.22% and 3.07%; market price volatility - 29.81% and 26.30%. An assumed weighted average option life of 5 years has been utilized for each year. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Therefore, the preceding results are not likely to be representative of the effects of reported net income of future periods due to additional years of vesting. The weighted-average fair value per share of discounted options granted during 2000 and 2001 was $2.70 and $4.36, respectively.


11. Other Income and Expenses

Other income and other expenses for the years ended December 31 consist of the following:




                                             2001           2000           1999

Other income:
Net investment security gains         $   197,762     $   38,640     $  463,027
Service charges on deposit accounts       756,920        617,089        496,168
Commissions earned from the
sale of financial products              4,945,954        624,327             --
Cash surrender value increase             400,311             --             --
Other                                     869,885        490,419        373,052
                                      -----------     ----------     ----------
Total other income                    $ 7,170,832     $1,770,475     $1,332,247
                                      -----------     ----------     ----------

Other expenses:
Salaries and employee benefits        $ 7,862,195     $5,001,415     $3,962,137
Building occupancy and equipment        2,283,864      1,609,131      1,406,487
FDIC and N.Y.S. assessment                 75,321         46,201         29,232
Advertising                               270,955        193,086        166,989
Postage and telephone                     422,004        244,366        182,176
Printing and supplies                      16,352        116,429        138,658
Trustees compensation                     128,850        130,800        126,800
Professional fees                         131,386        157,669        181,205
Travel and meetings                       299,342        159,421        112,453
Insurance                                 113,592         68,832         58,301
Dues and subscriptions                    114,872         71,280         57,791
Service fees                              215,767        114,244        122,492
ORE expenses                               36,405         20,526         43,219
Contributions                              30,354          7,090          4,720
Sales tax                                  63,553         68,026         44,547
Other                                     805,749        313,655        244,879
                                      -----------     ----------     ----------
Total other expenses                  $12,870,561     $8,322,171     $6,882,086
                                      -----------     ----------     ----------

Notes to Consolidated Financial Statemnets

12. Disclosures about Fair Value of Financial Instruments

Fair values of financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value are based on quoted market prices or estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

Loans Receivable

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The carrying amount of accrued interest approximates its fair value.

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

Notes to Consolidated Financial Statemnets

The estimated fair values of the Company's financial instruments at December 31:


                                               (Amounts in Thousands)
                                           2001                       2000
                                   -----------------------   --------------------
                                   Carrying     Estimated     Carrying Estimated
                                   Amount       Fair Value    Amount   Fair Value
Financial assets:
Cash and cash equivalents        $  21,751      $  21,751      $  8,817     $  8,817
Investment securities               78,389         78,389        90,796       90,796
Mortgage-backed securities          53,686         53,686        40,473       40,473
Mortgage loans held for sale         5,946          5,946         1,109        1,109

Loans receivable                   166,619        172,256       165,184      168,353
Allowance for credit losses         (1,672)        (1,632)           --
                                 ---------      ---------      --------     --------
Net loans                          164,947        172,256       163,552      168,353

Accrued interest receivable          2,028          2,028         2,268        2,268
                                 ---------      ---------      --------     --------
Total financial assets           $ 326,747      $ 334,056      $307,015     $311,816
                                 ---------      ---------      --------     --------

Financial liabilities:
Due to depositors                $ 228,163      $ 230,376      $201,849     $202,698
Borrowings                          76,600         78,756        72,100       71,589
                                 ---------      ---------      --------     --------
Total financial liabilities      $ 304,763      $ 309,132      $273,949     $274,287
                                 ---------      ---------      --------     --------


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

At December 31, 2001 and 2000, the following financial instruments were outstanding whose contract amount represent credit risk:

                                                 Contract Amount
                                                 2001          2000
Financial instruments whose contract
amounts represent credit risk:
Commitments to extend credit               $ 9,718,994     $ 3,794,147
Letters of credit                           17,790,643      14,328,737

Notes to Consolidated Financial Statemnets

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

The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period ended December 31, 2001 was $683,000, which was represented by cash on hand.

14. Dividends and Restrictions

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations approximated $6,401,700 as of December 31, 2001.

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

The Board of Trustees of Oneida Financial MHC determines whether the MHC will waive or receive cash dividends declared by the Company each time the Company declares a cash dividend, which is expected to be on a semi-annual basis. The MHC may elect to receive dividends and utilize such funds to pay expenses or for other allowable purposes. The Office of Thrift Supervision (the "OTS") has indicated that it does not object to the waiver of cash dividends by MHC subject to the following: (I) the MHC must restrict the Company's retained earnings by the dollar amount of dividends waived by MHC, (ii) the Bank notifies OTS prior to paying any cash dividends to the Company if such a capital distribution becomes necessary; (iii) the Board of Trustees of the MHC must ratify the determination that the dividend waiver is consistent with the director's fiduciary duties to the members of the federally chartered mutual holding company. As of December 31, 2001, the retained earnings of the Company that were restricted due to the dividend waiver by MHC was $689,560.

Notes to Consolidated Financial Statemnets

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's actual capital amounts and ratios are as follows:


                                                                                 To Be Well
                                                                                 Capitalized Under
                                 Actual                   For Capital            Prompt Corrective
                                 Amount                   Adequacy Purposes      Action Provisions
                                 ------                   -----------------      -----------------
As of December 31, 2001:                         Ratio    Amount        Ratio    Amount       Ratio
Total Capital
(to Risk Weighted Assets)     $36,905,877        17.13%  $17,231,974     8%     $21,539,968     10%
Tier I Capital
(to Risk Weighted Assets)     $35,100,298        16.30%  $ 8,615,987     4%     $12,923,981      6%
Tier I Capital
(to Average Assets)           $35,100,298        10.33%  $13,591,597     4%     $16,989,496      5%

As of December 31, 2000:
Total Capital
(to Risk Weighted Assets)     $36,034,743        18.66%  $15,449,570     8%     $19,311,962     10%
Tier I Capital
(to Risk Weighted Assets)     $34,145,806        17.68%  $ 7,724,785     4%     $11,587,177      6%
Tier I Capital
(to Average Assets)           $34,145,806        10.71%  $12,747,022     4%     $15,933,778      5%


Notes to Consolidated
      Financial Statemnets

16.   Parent Company Statements



Condensed Balance Sheets


                                                    December 31,
                                               2001            2000
Assets:
Cash                                      $ 3,052,626     $   627,338
Investments, fair value                     2,228,564       4,052,443
Investments in and advances to             40,450,866      37,998,096
subsidiary
Premises and equipment                        903,600              --
Other assets                                   13,330         188,030
                                          -----------     -----------
Total assets                              $46,648,986     $42,865,907
                                          -----------     -----------

Liabilities and shareholder's equity:
Due to related parties                    $ 1,636,168     $ 1,020,666
Shareholders' equity                       45,013,818      41,845,241
                                          -----------     -----------
Total liabilities and shareholders'equity $46,649,986     $42,865,907
                                          -----------     -----------



Condensed Statements of Income

                                              Years Ended December 31,
                                                2001            2000
Revenue:
Dividends from subsidiary                 $   638,001      $1,255,000
Interest on investments and deposits          283,234         356,493
Rental income                                  25,376              --
                                          -----------      ----------
Total revenue                                 946,611       1,611,493
                                          -----------      ----------

Expenses:
Compensations and benefits                     47,728          30,000
Other expenses                                105,253          87,464
(Gain) Loss on sale of securities                 (14)         26,635
                                          -----------      ----------
Total expenses                                152,967         144,099
                                          -----------      ----------

Income before tax benefit and equity
in undistributed net income of                793,644       1,467,394
subsidiary

Provision for income taxes                     45,000          60,200
                                          -----------      ----------

Income before equity in undistributed
net income of subsidiary                      748,644       1,407,194

Equity in undistributed net income:
Subsidiary bank                             2,244,495       1,201,506
                                          -----------      ----------

Net income                                $ 2,993,139      $2,608,700
                                          -----------      ----------

Notes to Consolidated Financial Statemnets

Condensed Statements of Cash Flow

Condensed Statements of Cash Flow

                                                                   Years Ended December 31,
                                                                    2001             2000
Operating activities:
Net income                                                   $ 2,993,139      $ 2,608,700
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation expense                                              15,077
(Gain) loss on sales of investments                                  (14)          26,635
Amortization/accretion, net                                           92            1,068
ESOP shares earned                                               289,662          150,170
Other assets/liabilities, net                                  1,365,970          963,250
Equity in undistributed net income of subsidiary bank         (2,244,495)      (1,201,506)
                                                             -----------      -----------

Net cash provided by operating activities                      2,419,431        2,548,317
                                                             -----------      -----------

Investing activities:
Purchase of investments                                       (1,999,375)        (127,600)
Proceeds from sales of investment securities                   4,000,000          978,750
Purchase of premises and equipment                              (918,677)              --
                                                             -----------      -----------

Net cash provided by (used in) operating activities            1,081,948          851,150
                                                             -----------      -----------

Financing activities:
Purchase of treasury stock                                       (17,675)      (1,977,814)
Dividends paid/received                                       (1,119,954)      (1,115,366)
Exercise of stock options (using treasury stock)                  62,538               --
                                                             -----------      -----------

Net cash used in financing activities                         (1,075,091)      (3,093,180)
                                                             -----------      -----------

Net increase in cash and cash equivalents                      2,426,288          306,287

Cash and cash equivalents at beginning of year                   627,338          321,051
                                                             -----------      -----------

Cash and cash equivalents at end of year                     $ 3,053,626      $   627,338
                                                             -----------      -----------

Supplemental disclosures of cash flow information:
Non-cash investing activities:
Unrealized gain (loss) on investment
securities designated as available for sale                  $   176,824      $   (61,570)
Obligation to issue stock in connection with acquisition     $  (500,000)     $   500,000
Non-cash financing activities:
Issuance of common stock for compensation plans                       --          884,404



Notes to Consolidated Financial Statemnets

17.       Segment Information

The Company has determined that it has two primary business segments, its banking franchise and its insurance activities. For the year ended December 31, 2001, the Company's insurance activities consisted of those conducted through Bailey & Haskell Associates, Inc., Noyes and LaLonde, Inc., and The Dunn Agency subsidiaries. For the year ended December 31, 2000, only those activities of Bailey & Haskell Associates, Inc. are presented since that acquisition was effective October 1, 2000. Information a bout the Company presented in the following table for the periods indicated:





                                                                                    2001
                                                                  Banking           Insurance
                                                                  Activities        Activities        Total

Net interest income                                            $ 10,232,868     $        --      $ 10,232,868
Provision for credit losses                                         480,000              --           480,000
                                                               ------------     -----------      ------------
Net interest income after provision
for credit losses                                                 9,752,868              --         9,752,868

Other income                                                      2,224,878       4,945,954         7,170,832
Other expenses                                                    7,737,883       3,964,695        11,702,578
Depreciation and amortization                                       732,341         435,642         1,167,983
                                                               ------------     -----------      ------------

Income before taxes                                               3,507,522         545,617         4,053,139

Income tax expense                                                  862,145         197,855         1,060,000
                                                               ------------     -----------      ------------

Net income                                                     $  2,645,377     $   347,762      $  2,993,139
                                                               ------------     -----------      ------------

Total Assets                                                   $346,175,810     $ 7,902,202      $354,078,012
                                                               ------------     -----------      ------------

Notes to Consolidated Financial Statemnets




                                                                                    2001
                                                                  Banking           Insurance
                                                                  Activities        Activities        Total

Net interest income                                            $ 10,529,596     $        --      $ 10,529,596
Provision for credit losses                                         345,000              --           345,000
                                                               ------------     -----------      ------------
Net interest income after provision
for credit losses                                                10,184,596              --        10,184,596

Other income                                                      1,146,148         624,327         1,770,475
Other expenses                                                    6,856,100         701,921         7,558,021
Depreciation and amortization                                       698,055          66,095           764,150
                                                               ------------     -----------      ------------

Income before taxes                                               3,776,589        (143,689)        3,632,900

Income tax expense                                                1,073,054         (48,854)        1,024,200
                                                               ------------     -----------      ------------


Net income                                                     $  2,703,535     $   (94,835)     $  2,608,700
                                                               ------------     -----------      ------------

Total Assets                                                   $314,840,825     $ 5,257,017      $320,097,842
                                                               ------------     -----------      ------------


The following represents a reconciliation of the Company's reported segment assets to consolidated assets as of December 31:

                                                    2001               2000
Assets

Total assets for reportable segments          $ 354,078,012      $ 320,097,842
Elimination of intercompany cash balances        (1,360,732)          (726,221)

Consolidated total                              352,717,280        319,371,621




The accounting policies of the segment are the same as those described in the summary of significant accounting policies.


18. Subsequent Events

In January 2002, the Company has signed a letter of intent to acquire the assets of Kennedy & Clarke, Inc., an insurance agency, for $194,500 in cash and establish a note payable for $194,500 to be paid over 24 months with interest at 6.0% per annum. The acquisition is expected to close in the first quarter 2002.

                               Board of Directors

                                     PHOTOS


      Nicholas J. Christakos
      Chairman, Investor and Consultant


      Patricia D. Caprio
      Director of Development Programs,
      Colgate University


      James J. Devine, Jr.
      Former President, Kiley Law Firm, PC


      Rodney D. Kent
      President & Chief Operating Officer,
      International Wire Group


      Michael W. Milmoe
      Retired President,
      Canastota Publishing Co., Inc.


      Frank O. White, Jr.
      Assistant Director of Athletics,
      Colgate University


      Michael R. Kallet
      President, Chief Executive
      Officer & Trust Officer


      Edward J. Clarke
      President, Kennedy & Clarke, Inc.


      John E. Haskell
      President, Bailey & Haskell
      Associates, Inc.


      William D. Matthews
      Retired Chairman & Chief Executive
      Officer, Oneida Ltd.


      Dr. Richard B. Myers
      Retired President, Orthodontic
      Associates of CNY, PC

                       Officers of Oneida Financial Corp.


      Nicholas J. Christakos
      Chairman of the Board

      Michael R. Kallet
      President & Chief
      Executive Officer

      Eric E. Stickels
      Senior Vice President,
      Chief Financial Officer
      & Corporate Secretary

      Thomas H. Dixon
      Senior Vice President

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


Banking Operations


      Bank Operations:
      ----------------

      Jonathan Maisey,
      Vice President - Operations

      Wendy J. Chandler,
      Branch Operations Officer

      Branch Administration:
      ----------------------

      Deborah S. Strauss,
      Assistant Vice President &
      Branch Manager - Camden

      Susan T. Urben,
      Assistant Vice President &
      Branch Manager - Hamilton

      Diane M. Petrie,
      Assistant Vice President
      Branch Manager - Canastota

      Cheri Osborne,
      Branch Manager - Cazenovia

      Vicky L. Brigham,
      Branch Officer - Hamilton


Lending Operations


      Business Banking Services
      -------------------------

      James L. Lacy,
      Vice President - Senior Business
      Banking Officer

      William J. Baldwin,
      Vice President -
      Business Banking Officer

      Russell H. brewer
      Vice President -
      Business Banking Officer

      Thomas W. Lewin,
      Vice President -
      Business Banking Officer

      Anthony E. Pulverenti,
      Vice President - Regional Lender

      George A. Sawner,
      Vice President - Regional Lender

      Robert L. Stinson,
      Vice President - Regional Lender

      Mortgage Banking Services
      -------------------------

      Frederick S. Lounsbury,
      Vice President -
      Mortgage Administrator

      Mark A. Cavanagh,
      Vice President -
      Mortgage Banking Officer

      Cynthia F. Whipple,
      Vice President -
      Mortgage Banking Officer

      Consumer Banking Services
      -------------------------

      Bernard G. Mathews II,
      Vice President - Consumer Banking
      Officer & Branch Administrator

      Robert W. Fox,
      Vice President - Consumer
      Banking Officer

      Kathleen J. Donegan,
      Assistant Vice President -
      Consumer Banking Officer

      Managed Assets
      --------------

      Randall R. Kennedy,
      Vice President

      Scott R. Bobo,
      Department Manager


Trust and Investment
Services

      Charles R. Stevens, CTFA,
      Vice President, Trust &
      Investment Services


Administrative

      Deresa F. Rich, CPA
      Vice President & Comptroller

      Joanne W. Mobriant,
      Assistant Vice President &
      Human Resources Director

      Susan M. maphia
      Director of Training,Recruitment
      and Staff Development

      Gail R. Crumb,
      Auditor & Security Officer

      Sally W. West,
      Compliance Officer, Community
      Reinvestment Act

      Patricia A. Zupan,
      Administrative Assistant &
      Marketing Officer


Officers of
Bailey Haskell & Lalonde

      Michael R. Kallet,
      Chairman of the Board

      John E. Haskell,
      President

      John W. Bailey,
      Chief Executive Officer

      William J. Fahy, Jr.,
      Chief Marketing Officer

      Mark J. Lalonde,
      Chief Operating Officer

      Eric E. Stickels,
      Treasurer and Secretary

      Oneida Financial Corp.   Corporate Information
      ----------------------------------------------


      Executive Office
      182 Main Street
      Oneida, New York 13421
      (315) 363-2000

      Special Counsel
      Luse Lehman Gorman Pomerenk & Schick, PC
      5335 Wisconsin Avenue, NW
      Suite 400
      Washington, DC 20015

      Independent Accountants
      PricewaterhouseCoopers, LLP
      One Lincoln Center
      Syracuse, New York 13202

      Stock Transfer Agent
      Registrar & Transfer Company, Inc.
      10 Commerce Drive
      Cranford, New Jersey 07016-3572
      (800) 866-1340

      Investor Relations
      Michael R. Kallet, President & CEO
      Eric E. Stickels, Sr. Vice President & CFO
      P.O. Box 240
      Oneida, New York 13421
      (315) 363-2000

      Date & Place of Annual Meeting
      April 23, 2002, 4:00 P.M. (Eastern Time)
      The Greater Oneida Civic Center
      159 Main Street
      Oneida, New York 13421

      Annual Report on Form 10-k A copy of the Company's annual report on Form 10-k, as filed with the Securities and Exchange Commission, is available without charge by written request addressed to Eric E. Stickels, Senior Vice President & CFO at the address above.


      Oneida Savings    Banking Offices Information
      ---------------------------------------------


      Main Office
      182 Main Street
      Oneida, New York 13421
      (315) 363-2000

      Cazenovia Branch
      48 Albany Street
      Cazenovia, New York 13035
      (315) 655-3402

      Hamilton Branch
      35 Broad Street
      Hamilton, New York 13346
      (315) 824-2800

      Convenience Center
      585 Main Street
      Oneida, New York 13421
      (315) 363-3335

      Camden Branch
      41 Harden Boulevard
      Camden, New York 13316
      (315) 245-4200

      Canastota Branch
      104 South Peterboro Street
      Canastota, New York 13032
      (315) 697-7450


      Bailey, Haskell & Lalonde    Insurance Offices Information
      ----------------------------------------------------------


      Oneida Office
      131 Main Street
      Oneida, New York 13421
      (315) 363-2100

      Syracuse Office
      442 South Bay Road
      Suite B
      North Syracuse, New York 13212
      (315) 432-0087

      Canastota Office
      3215 Seneca Turnpike
      Canastota, New York 13032
      (315) 697-2292

      New Hartford Office
      8246 Seneca Turnpike
      New Hartford, New York 13413
      (315) 797-4920

      Liverpool office
      90 Commerce Blvd.
      Liverpool, NY 13088
      (315) 457-1830




                                       63