Form 10-K, Exhibit 13
ONEIDA FINANCIAL CORP
filed 2003-03-28
CIK 1070190

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2002 and 2001

                        Report of Independent Accountants

The Board of Directors and Shareholders
Oneida Financial Corp.
Oneida, New York

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Oneida Financial Corp. and its subsidiary at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

January 24, 2003

Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2002 and 2001
--------------------------------------------------------------------------------

Assets                                                                               2002                2001
Cash and due from banks                                                         $  15,442,715       $  11,851,416
Federal funds sold                                                                  2,400,000           9,900,000
                                                                                -------------       -------------
        Total cash and cash equivalents                                            17,842,715          21,751,416

Investment securities, at fair value                                              123,256,143          78,389,623
Mortgage-backed securities, at fair value                                          39,718,710          53,685,513

Mortgage loans held for sale                                                        3,090,285           5,946,132

Loans receivable                                                                  196,914,592         166,618,703
Allowance for credit losses                                                        (2,109,144)         (1,671,973)
                                                                                -------------       -------------
        Net loans receivable                                                      194,805,448         164,946,730

Premises and equipment, net                                                        10,228,963           8,014,779
Accrued interest receivable                                                         2,307,590           2,028,253
Other real estate                                                                          --              76,971
Cash surrender value - life insurance                                               9,892,332           9,382,428
Other assets                                                                        3,437,231           3,751,015
Goodwill                                                                           10,904,029           4,744,420
Other intangible assets                                                             1,186,648                  --
                                                                                -------------       -------------

        Total Assets                                                            $ 416,670,094       $ 352,717,280
                                                                                =============       =============

Liabilities and Stockholders' Equity

Interest bearing deposits                                                       $ 245,827,978       $ 198,280,627
Non-interest bearing deposits                                                      45,950,878          29,882,471
Borrowings                                                                         73,500,000          76,600,000
Other liabilities                                                                   3,327,067           2,940,364
                                                                                -------------       -------------
        Total liabilities                                                         368,605,923         307,703,462
                                                                                -------------       -------------

Stockholders' equity:
    Preferred stock, 1,000,000 shares authorized                                           --                  --
    Common stock, $.01 par value, 20,000,000 shares authorized;
      5,495,069 and 3,663,438 shares issued in 2002 and 2001, respectively             54,951              36,634
    Additional paid-in capital                                                     17,042,792          16,778,890
    Retained earnings                                                              35,174,238          33,049,226
    Accumulated other comprehensive income (loss)                                     105,471            (156,838)
    Treasury stock (at cost, 432,750 and 444,006 shares)                           (3,120,541)         (3,197,606)
    Common shares issued under employee stock plans - unearned                       (727,670)           (874,168)
    Unearned stock-based compensation                                                (465,070)           (622,320)
                                                                                -------------       -------------
        Total stockholders' equity                                                 48,064,171          45,013,818
                                                                                -------------       -------------

        Total Liabilities and Stockholders' Equity                              $ 416,670,094       $ 352,717,280
                                                                                =============       =============

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

                                                            2002           2001           2000
Interest and dividend income:
    Interest and fees on loans                          $14,013,782    $14,232,351    $13,829,805
    Interest and dividends on investment securities:
      U. S. Government and agency obligations             1,731,413      1,832,347      3,383,326
      Corporate debt and equity obligations               2,853,557      2,788,139      2,183,668
      Mortgage-backed securities                          2,569,321      3,202,602      2,499,176
      Other                                                 298,198        160,124        176,827
    Interest on federal funds sold
      and interest-bearing deposits                         184,744        245,534         66,541
                                                        -----------    -----------    -----------

        Total interest and dividend income               21,651,015     22,461,097     22,139,343
                                                        -----------    -----------    -----------

Interest expense:
    Savings deposits                                        525,210        834,463      1,104,607
    Money market and interest-bearing checking              619,028        662,893        717,792
    Time deposits                                         5,397,131      6,532,688      5,770,464
    Short-term borrowings                                   999,830        669,064      1,135,805
    Long-term borrowings                                  2,627,086      3,529,121      2,881,079
                                                        -----------    -----------    -----------

        Total interest expense                           10,168,285     12,228,229     11,609,747
                                                        -----------    -----------    -----------

        Net interest income                              11,482,730     10,232,868     10,529,596

Provision for credit losses                                 163,516        480,000        345,000
                                                        -----------    -----------    -----------

        Net interest income after
           provision for credit losses                   11,319,214      9,752,868     10,184,596

Other income                                              8,519,638      7,170,832      1,770,475
Other expenses                                           15,482,396     12,870,561      8,322,171
                                                        -----------    -----------    -----------

        Income before income taxes                        4,356,456      4,053,139      3,632,900

Provision for income taxes                                1,160,000      1,060,000      1,024,200
                                                        -----------    -----------    -----------

        Net Income                                      $ 3,196,456    $ 2,993,139    $ 2,608,700
                                                        ===========    ===========    ===========

Earnings per share - basic                              $      0.66    $      0.62    $      0.55
                                                        ===========    ===========    ===========

Earnings per share - diluted                            $      0.64    $      0.61    $      0.54
                                                        ===========    ===========    ===========

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                     Additional
                                                                Common Stock           Paid-In         Retained    Comprehensive
                                                             Shares      Amount        Capital         Earnings        Income
Balance at December 31, 1999                               3,580,200   $ 358,020    $ 15,412,746    $ 29,682,707

Net income                                                                    --              --       2,608,700    $  2,608,700
                                                                                                                    ------------
   Other comprehensive income, net of tax
   Unrealized gains on securities                                                                                      3,578,559
   Unrealized holding gains arising during period
   Reclassification adjustment for gains included
     in net income                                                                                                       (38,640)
                                                                                                                    ------------
   Other comprehensive income, before tax                                                                              3,539,919
   Income tax provision                                                                                               (1,415,968)
                                                                                                                    ------------
   Other comprehensive income, net of tax                                                                              2,123,951
                                                                                                                    ------------
Comprehensive income                                                                                                $  4,732,651
                                                                                                                    ============
Shares issued under ESOP plan                                     --          --           3,672              --
Shares issued under stock plans                               83,238       8,324         876,080              --
Shares earned under stock plans
Common stock cash dividends: $.22 per share                       --          --              --      (1,115,366)
Treasury stock purchased                                          --          --              --              --
                                                           -----------------------------------------------------

Balance at December 31, 2000                               3,663,438     366,344      16,292,498      31,176,041              --
Change in par value from $0.10 to $0.01                                 (329,710)        329,710
Net income                                                        --          --              --       2,993,139    $  2,993,139
                                                                                                                    ------------
   Other comprehensive income, net of tax
   Unrealized gains on securities                                                                                        703,792
   Unrealized holding gains arising during period
   Reclassification adjustment for gains included
     in net income                                                                                                      (197,762)
                                                                                                                    ------------
   Other comprehensive income, before tax                                                                                506,030
   Income tax provision                                                                                                 (202,413)
                                                                                                                    ------------
   Other comprehensive income, net of tax                                                                                303,617
                                                                                                                    ------------
Comprehensive income                                                                                                $  3,296,756
                                                                                                                    ============
Shares issued under ESOP plan                                                            143,164              --
Shares earned under stock plans                                   --          --              --              --
Common stock cash dividends: $.36 per share                       --          --              --      (1,119,954)
Treasury stock purchased
Treasury stock reissued                                           --          --          13,518              --
                                                           -----------------------------------------------------

Balance at December 31, 2001                               3,663,438   $  36,634    $ 16,778,890    $ 33,049,226              --

                                                                                         Common Stock
                                                            Accumulated                  Issued Under     Unearned
                                                               Other                       Employee         Stock
                                                           Comprehensive     Treasury    Stock Plans -      Based
                                                            Income(Loss)      Stock        Unearned     Compensation       Total
Balance at December 31, 1999                               $ (2,584,406)  $ (1,751,137)  $ (1,167,164)  $         --   $ 39,950,766

Net income                                                           --             --             --             --      2,608,700

   Other comprehensive income, net of tax
   Unrealized gains on securities
   Unrealized holding gains arising during period
   Reclassification adjustment for gains included in net income

   Other comprehensive income, before tax
   Income tax provision

   Other comprehensive income, net of tax                     2,123,951                                                   2,123,951

Comprehensive income

Shares issued under ESOP plan                                        --             --        146,498             --        150,170
Shares issued under stock plans                                      --             --                      (884,404)            --
Shares earned under stock plans                                                                              104,834        104,834
Common stock cash dividends: $.22 per share                          --             --             --             --     (1,115,366)
Treasury stock purchased                                             --     (1,977,814)            --             --     (1,977,814)
                                                           ------------------------------------------------------------------------

Balance at December 31, 2000                                   (460,455)    (3,728,951)    (1,020,666)      (779,570)    41,845,241
Change in par value from $0.10 to $0.01
Net income                                                           --             --             --             --      2,993,139

   Other comprehensive income, net of tax
   Unrealized gains on securities
   Unrealized holding gains arising during period
   Reclassification adjustment for gains included in net income

   Other comprehensive income, before tax
   Income tax provision

   Other comprehensive income, net of tax                       303,617                                                     303,617

Comprehensive income

Shares issued under ESOP plan                                        --             --        146,498             --        289,662
Shares earned under stock plans                                      --             --             --        157,250        157,250
Common stock cash dividends: $.36 per share                          --             --             --             --     (1,119,954)
Treasury stock purchased                                                       (17,675)                                     (17,675)
Treasury stock reissued                                              --        549,020             --             --        562,538
                                                           ------------------------------------------------------------------------

Balance at December 31, 2001                               $   (156,838)  $ (3,197,606)  $   (874,168)  $   (622,320)  $ 45,013,818

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                     Additional
                                                                Common Stock           Paid-In         Retained    Comprehensive
                                                             Shares      Amount        Capital         Earnings        Income
Balance at December 31, 2001 (continued)                   3,663,438   $  36,634    $ 16,778,890    $ 33,049,226
Net income                                                                                                             3,196,456
                                                                                                                    ------------
    Other comprehensive income, net of tax
    Unrealized gains on securities
    Unrealized holding gains arising during period                                                                     2,205,132
    Reclassification adjustment for gains included
      in net income                                                                                                     (298,884)
                                                                                                                    ------------
      Net unrealized holding gains                                                                                     1,906,248
      Minimum pension liability adjustment                                                                            (1,469,067)
                                                                                                                    ------------
    Other comprehensive income before tax                                                                                437,181
    Income tax provision                                                                                                (174,872)
                                                                                                                    ------------
    Other comprehensive income, net of tax                                                                               262,309
                                                                                                                    ------------
Comprehensive income                                                                                                $  3,458,765
                                                                                                                    ============
Three-for-two stock split effected in the
    form of a 50% stock dividend                           1,831,631      18,317                         (18,317)
Shares issued under ESOP plan                                                            200,555
Shares earned under stock plans
Tax benefit from stock plans                                                              63,820
Common stock cash dividends: $.51 per share                                                           (1,053,127)
Treasury stock reissued                                                                     (473)
                                                           -----------------------------------------------------

Balance at December 31, 2002                               5,495,069   $  54,951    $ 17,042,792    $ 35,174,238              --
                                                           =========   =========    ============    ============

                                                                                         Common Stock
                                                            Accumulated                  Issued Under     Unearned
                                                               Other                       Employee         Stock
                                                           Comprehensive     Treasury    Stock Plans -      Based
                                                            Income(Loss)      Stock        Unearned     Compensation       Total
Balance at December 31, 2001 (continued)                   $   (156,838)  $ (3,197,606)  $   (874,168)  $   (622,320)  $ 45,013,818
Net income                                                 $  3,196,456                                                   3,196,456

    Other comprehensive income, net of tax
    Unrealized gains on securities
    Unrealized holding gains arising during period
    Reclassification adjustment for gains included in net income

      Net unrealized holding gains
      Minimum pension liability adjustment

    Other comprehensive income before tax
    Income tax provision

    Other comprehensive income, net of tax                      262,309                                                     262,309

Comprehensive income

Three-for-two stock split effected in the
    form of a 50% stock dividend                                                                                                 --
Shares issued under ESOP plan                                                                 146,498                       347,053
Shares earned under stock plans                                                                              157,250        157,250
Tax benefit from stock plans                                                                                                 63,820
Common stock cash dividends: $.51 per share                                                                       --     (1,053,127)
Treasury stock reissued                                                         77,065                            --         76,592
                                                           ------------------------------------------------------------------------

Balance at December 31, 2002                               $    105,471   $ (3,120,541)  $   (727,670)  $   (465,070)  $ 48,064,171
                                                           ============   ============   ============   ============   ============

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

                                                                      2002             2001             2000
Operating activities:
    Net income                                                    $  3,196,456     $  2,993,139     $  2,608,700
    Adjustments to reconcile net income to
      net cash provided by operating activities:
        Depreciation and amortization                                1,083,840        1,167,983          764,150
        Amortization of premiums and
          (accretion of discounts) on securities, net                  202,010           40,645          (80,419)
        Provision for credit and other real estate losses              163,516          480,000          345,000
        Provision for deferred income taxes                             28,312            8,802          163,412
        Provision for investment losses                                     --          118,750               --
        Gain on sales and calls of securities, net                    (298,884)        (197,762)         (38,640)
        ESOP shares earned                                             347,053          289,662          150,170
        Stock compensation earned                                      221,070          157,250          104,834
        Loss on sale of other real estate owned                         18,630           24,753            6,986
        Gain on sale of loans                                         (489,327)        (196,975)         (51,110)
        Income taxes payable                                          (436,134)         (50,767)         145,657
        Accrued interest receivable                                    165,296          239,288         (500,898)
        Other assets                                                  (494,851)      (1,313,947)      (1,659,788)
        Other liabilities                                           (1,530,663)        (202,952)       1,747,358
        Origination of loans held for sale                         (29,551,974)     (31,434,973)      (8,421,107)
        Proceeds from sale of loans                                 32,897,148       26,794,468        7,704,278
                                                                  ------------     ------------     ------------

        Net cash provided by (used in) operating activities          5,521,498       (1,082,636)       2,988,583
                                                                  ------------     ------------     ------------

Investing activities:
    Purchase of investment securities                              (79,081,374)     (47,738,862)     (23,609,548)
    Proceeds of maturities, sales or calls
      from investment securities                                    58,133,377       60,198,498       21,041,457
    Purchase of mortgage-backed securities                         (13,522,017)     (31,493,761)     (20,427,212)
    Principal collected on and proceeds from
      sales of mortgage-backed securities                           34,581,200       18,771,842        7,282,962
    Net  increase in loans                                          (3,369,498)      (2,244,886)     (15,220,312)
    Purchase of bank premises and equipment                         (2,379,887)      (2,667,386)      (1,579,690)
    Proceeds from sale of other real estate                            271,288          324,282          159,365
    Purchase of life insurance                                              --       (9,000,000)              --
    Purchase of insurance agency                                      (383,146)        (965,390)      (3,075,000)
    Purchase of SBC Financial Corp., net of cash received           (3,073,175)              --               --
                                                                  ------------     ------------     ------------

        Net cash used in investing activities                       (8,823,232)     (14,815,663)     (35,427,978)
                                                                  ------------     ------------     ------------

   The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2002, 2001 and 2000
--------------------------------------------------------------------------------

                                                                      2002             2001             2000
Financing activities:
    Net increase in demand deposits,
      savings, money market, interest-bearing checking and
      mortgagor's escrow accounts                                 $ 14,475,872     $ 14,077,670     $  6,343,971
    Net (decrease) increase in time deposits                       (11,006,304)      11,329,719        7,291,244
    Proceeds from borrowings                                        11,500,000       16,500,000       45,100,000
    Repayment of borrowings                                        (14,600,000)     (12,000,000)     (23,200,000)
    Cash dividends                                                  (1,053,127)      (1,119,954)      (1,115,366)
    Purchase of treasury stock                                              --          (17,675)      (1,977,814)
    Exercise of stock options (using treasury stock)                    76,592           62,538               --
                                                                  ------------     ------------     ------------

        Net cash (used by) provided by  financing activities          (606,967)      28,832,298       32,442,035
                                                                  ------------     ------------     ------------

        Increase (decrease) in cash and cash equivalents            (3,908,701)      12,933,999            2,640

Cash and cash equivalents at beginning of year                      21,751,416        8,817,417        8,814,777
                                                                  ------------     ------------     ------------

        Cash and Cash Equivalents at End of Year                  $ 17,842,715     $ 21,751,416     $  8,817,417
                                                                  ============     ============     ============

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest on deposits and obligations                        $ 10,198,948     $ 12,314,323     $ 11,514,935
      Income taxes                                                   1,555,000          946,369          883,753
    Non-cash operating activities:
      Minimum pension liability adjustment                          (1,469,067)              --               --
    Non-cash investing activities:
      Unrealized gain on investment and mortgage-
        backed securities designated as available for sale           1,906,248          506,030        3,539,919
      Transfer of loans to other real estate                            53,756          370,532          127,900
      Obligation to issue stock in connection with acquisition              --         (500,000)         500,000
      Note payables issued in connection with acquisition              194,500          860,000               --
    Non-cash financing activities:
      Issuance of common stock for compensation plans                       --               --          884,404

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Organization

      Oneida Financial Corp. (the "Company") is a Delaware corporation which was organized in December 1998 by Oneida Savings Bank (the "Bank") in connection with the conversion of the Bank from a New York chartered mutual savings bank to a New York chartered stock savings bank and reorganization to a two-tiered mutual holding company. The Company was formed for the purpose of acquiring all of the capital stock of the Bank upon completion of the reorganization. As part of the reorganization, the Company sold approximately 44.5% of the shares of its common stock to eligible depositors of the Bank (the "offering") and issued approximately 53.5% of the Company's shares of common stock to Oneida Financial, MHC (the "MHC"). Concurrent with the close of the offering, the remaining 2% of the Company's shares of common stock were issued to The Oneida Savings Bank Charitable Foundation (the "Foundation"). The reorganization and offering were completed on December 30, 1998. Net proceeds from the offering were approximately $15,077,000.

      The Company completed its charter conversion from a Delaware corporation to a federal corporation on July 18, 2001. As part of the charter conversion, the total number of shares authorized changed from 8,000,000 at a par value of $0.10 to 20,000,000 at a par value of $0.01. In addition, one million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2002.

2.    Summary of Significant Accounting Policies

      Nature of Operations

      The Bank is located in Central New York with offices in the City of Oneida and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, and Bridgeport and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and State Bank of Chittenango (SBC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC primarily engages in investing activities of residential and commercial real estate mortgages.

      At December 31, 2002, the MHC, whose activities are not included in the accompanying financial statements, owns approximately 56.76% of the outstanding common stock of the Company. Salaries, employee benefits and rent approximating $21,000 were allocated from the Company to the MHC during 2002, 2001 and 2000.

      On May 31, 2002, the Bank completed its acquisition of SBC Financial Corporation, the holding company of State Bank of Chittenango; a New York State chartered commercial bank. The two banking offices of Chittenango became banking offices of the Bank. The Bank has retained SBC as a special purpose commercial bank subsidiary of the Bank. SBC is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York law. The results of SBC's operations have been included in the consolidated financial statements since that date. The Bank paid $11.9 million ($243,000 was paid to Oneida Financial Corp. for shares previously owned) or $102.60 in cash for each of the 116,079 shares of common stock outstanding in SBC Financial Corporation. Assets acquired as a result of the acquisition totaled $66.5 million and resulted in additional goodwill of $5.6 million and a core deposit intangible of approximately $1.2 million. Amortization of the core deposit intangible approximated $63,000 for 2002.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Nature of Operations (Continued)

      The following summarizes the estimated fair values of the assets acquired and liabilities assumed as of May 31, 2002:

            Cash and cash equivalents                    $  8,592,957
            Investment and mortgage-backed securities      29,145,560
            Loans receivable, net                          26,706,492
            Other assets                                    2,032,340
            Goodwill                                        5,577,913
            Core deposit intangible                         1,250,057
                                                         ------------
                         Total assets acquired             73,305,319

            Deposits                                      (60,146,190)
            Other liabilities                              (1,492,997)
                                                         ------------
                         Net assets acquired             $ 11,666,132
                                                         ============

      The following represents pro-forma information on the results of operations for the twelve months ended December, 31, 2002 and 2001:

                                                  For the Twelve Months Ended
                                                December 31,        December 31,
                                                    2002                2001
                                                ------------        -----------

      Net interest income
            Oneida Financial Corp.              $ 11,482,730        $10,232,868
            State Bank of Chittenango (1)            912,866          2,213,421
                                                ------------        -----------
                   Combined                     $ 12,395,596        $12,446,289
                                                ============        ===========

      Net income
            Oneida Financial Corp.              $  3,196,456        $ 2,993,139
            State Bank of Chittenango (1)           (478,554)           401,541
                                                ------------        -----------
                   Combined                     $  2,717,902        $ 3,394,680
                                                ============        ===========

      Earnings per share
            Oneida Financial Corp.              $       0.66        $      0.62
            State Bank of Chittenango (1)              (0.10)              0.09
                                                ------------        -----------
                   Combined                     $       0.56        $      0.71
                                                ============        ===========

      (1) - Information for the twelve months ended 2002 for State Bank of Chittenango reflects the results of operations through May 31, 2002, the date of acquisition.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Nature of Operations (Continued)

      On July 1, 2002, the Bank completed its acquisition of Kennedy & Clarke, Inc., an insurance agency. The Bank paid $200,855 in cash and established a note payable for $194,500 to be paid over 24 months with interest at 6.0% per annum for fixed assets and other intangible assets. Goodwill in the amount of $400,000 was recorded in conjunction with the transaction. Kennedy & Clarke, Inc. has been subsequently merged into Bailey and Haskell Associates, Inc.

      On January 2, 2001, the Bank completed its acquisition of Noyes and LaLonde, Inc., an insurance agency. The Bank paid $667,500 in cash and established a note payable for $612,500 to be paid over 24 months with interest at 7.5% per annum to acquire certain tangible and intangible assets of the agency. Goodwill in the amount of $1,250,000 was recorded in conjunction with the transaction. Noyes and LaLonde, Inc. was subsequently merged into Bailey and Haskell Associates, Inc. Additionally, effective as of January 1, 2001, the Bank also completed its acquisition of The Dunn Agency. The Bank paid $247,500 in cash and established a note payable for $247,500 to be paid over 24 months with interest at 7.5% per annum to acquire 100% of the capital stock of The Dunn Agency. Goodwill in the amount of $543,000 was recorded in conjunction with this transaction. The Dunn Agency was merged into Bailey and Haskell Associates, Inc. as of January 1, 2002.

      On October 2, 2000, the Company completed its acquisition of Bailey and Haskell Associates, Inc., an insurance agency (the "Agency"). The Bank paid $3,075,000 in cash and $500,000 in Company stock, of which 68,244 shares of stock were issued to the Agency's shareholders. Goodwill in the amount of $3,350,000 was recorded in conjunction with the transaction. Under terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending in 2005. As of December 31, 2002, $182,291 additional goodwill was recorded for the contingent purchase payment for 2001.

      The acquisitions were accounted for under the purchase method of accounting and, accordingly, the results of the agencies' operations are included in the financial statements as of the date of the acquisitions.

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has identified the allowance for loan losses to be the accounting area that requires the most subjective and complex judgments and as such could be the most subject to revision as new information becomes available.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Risks and Uncertainties

      In the normal course of its business, the Company encounters economic and regulatory risks. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases from its interest-earning assets. The Company's primary credit risk is the risk of default on the Company's loan portfolio and corporate debt obligations that results from the borrower's or corporation's inability or unwillingness to makecontractually required payments. Market risk reflects potential changes in the value of collateral underlying loans, the fair value of investment securities and loans held for sale.

      The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulator's judgements based on information available to them at the time of their examination.

      Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits (with original maturity of three months or less) and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

      Investment Securities (including Mortgage-Backed Securities)

      Available-for-sale securities consist of securities reported at fair value, with net unrealized gains and losses reflected as a component of accumulated other comprehensive income, net of the applicable income tax effect. Realized gains and losses are included in the consolidated statement of income and are determined using the specific identification method. A decline in the fair value of any available for sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis. None of the Bank's securities have been classified as trading or held-to-maturity securities.

      Purchases and sales of securities are recorded as of the trade date. Premiums and discounts are amortized and accreted, respectively, on a systematic basis over the period of maturity, or earliest call date of the related securities.

      Loans

      Loans are reported at their outstanding principal balance net of charge-offs, net deferred origination costs and the allowance for credit losses. Interest income is generally recognized when income is earned using the interest method

      The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received or when the loan is no longer impaired.

      A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Loans (Continued)

      interest rate, except that all collateral-dependent loans are measured for impairment based on the estimated fair value of the collateral.

      Mortgage loans held for sale are carried at the lower of cost or fair value. Fair value is determined in the aggregate.

      As of December 31, 2002, the Company has $2.7 million of mortgage loan forward sale commitments to hedge interest rate risk on certain committed originated loans. The fair value of these commitments is not material.

      Allowance for Credit Losses

      The allowance is established based upon management's evaluation of the probable and estimable losses in the loan portfolio, the composition of the loan portfolio and other quantitative and qualitative factors. Management monitors and modifies the level of the allowance for credit losses in order to maintain a level considered adequate to provide for potential loan losses. Annually, management evaluates the adequacy of the allowance and determines the appropriate level of provision for credit losses by applying fixed percentages to each category of performing loans and classified loans. The allowance is increased by provisions charged to expense and decreased by charge-offs (net of recoveries). Management's evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse circumstances that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and an analysis of the levels and trends of delinquencies, charge offs, and the risk ratings of the various loan categories. Loans are charged against the allowance for credit losses when management believes that the collectibility of principal is unlikely.

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

      Intangible Assets

      Intangible assets represent principally core deposit value and goodwill arising from acquisitions. The Company periodically reviews the carrying value of intangible assets using fair value methodologies. Core deposit intangibles are being amortized over 11.5 years.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Mortgage Servicing Rights

      Originated mortgage servicing rights are recorded at their fair value at the time of transfer and are amortized in proportion to and over the period of estimated net servicing income or loss. The Bank uses a valuation model that calculates the present value of future cash flows to determine the fair value of servicing rights. In using this valuation model, the Bank incorporates assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost of servicing per loan, the discount rate, and prepayment speeds. The carrying value of the originated mortgage servicing rights is periodically evaluated for impairment using these same market assumptions.

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

      Trust Department Assets

      Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are included in Other Income. At December 31, 2002, the Bank maintained 380 trust/fiduciary accounts, with total assets of $55.6 million under management as compared to 304 trust/fiduciary accounts with $49.5 million total assets at December 31, 2001.

      Employee Benefits

      The Company maintains a non-contributory qualified retirement accumulation plan that covers substantially all employees who meet certain age and service requirements. The actuarially determined pension benefit is based on the employee's years of service and level of compensation. The Company's policy is to fund the minimum amount required by government regulations.

      Additionally, the Company maintains various defined contribution plans and accrues contributions due under these plans as earned by employees.

      Stock-Based Compensation

      The Company maintains a fixed award stock option plan and restricted stock plan for certain officers and directors providing services to the Company. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the stock option plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Stock-Based Compensation (Continued)

      Compensation expense equal to the market value of ONFC's stock on the grant date is accrued ratably over the vesting period for shares of restricted stock granted. Compensation expense recorded in conjunction with this plan was $157,250, $157,250 and $104,834 for 2002, 2001 and 2000
      respectively.

      The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                              2002           2001           2000
      Net income:
          As reported                                      $3,196,456     $2,993,139     $2,608,700
      Deduct: Total stock-based employee
          compensation expense determined under
          fair value method, net of related tax effects       (59,845)       (67,784)       (43,850)
                                                           ----------     ----------     ----------
          Pro forma                                        $3,136,611     $2,925,355     $2,564,850
                                                           ==========     ==========     ==========

      Earnings per share:
          As reported
            Basic                                          $     0.66     $     0.62     $     0.55
            Diluted                                        $     0.65     $     0.61     $     0.54

          Pro forma
            Basic                                          $     0.64     $     0.61     $     0.53
            Diluted                                        $     0.62     $     0.59     $     0.53

      The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with following assumptions:

                                    2002        2001        2000

      Risk free interest rate       4.26%       4.33%       6.39%
      Dividend yield                3.00%       3.22%       3.07%
      Market price volatility      29.81%      29.81%      29.81%

      An assumed weighted average option life of 5 years has been utilized for each year. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Therefore, preceding results are not likely to be representative of the effects of reporting net income of future periods due to additional years of vesting. The weighted average fair value per share of discounted options granted during 2002, 2001 and 2000 was $4.32, $4.36 and $2.70 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Earnings Per Share

      Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share give effect to weighted average shares, which would be outstanding assuming the exercise of issued options using the treasury stock method. The Company paid a three-for-two stock dividend based on the ex-dividend date of April 23, 2002. All share and per share data from prior periods have been restated to reflect the retroactive effect of the stock dividend, except for the capitalization of the Company. Earnings per common share have been computed based on the following for the years ended December 31:

      Twelve Months Ended December 31, 2002    Income        Shares     Per Share
      Net income (twelve months ended)       $3,196,456
                                             ==========
      Basic earnings per share                3,196,456     4,850,014     $0.66
                                                                          =====
      Effect of dilutive securities:
          Stock options and awards                            172,379
                                             ----------     ---------     -----
              Diluted earnings per share     $3,196,456     5,022,393     $0.64
                                             ==========     =========     =====

      Twelve Months Ended December 31, 2001    Income        Shares     Per Share
      Net income (twelve months ended)       $2,993,139
                                             ==========
      Basic earnings per share                2,993,139     4,789,461     $0.62
                                                                          =====
      Effect of dilutive securities:
          Stock options and awards                            108,389
                                             ----------     ---------     -----
              Diluted earnings per share     $2,993,139     4,897,850     $0.61
                                             ==========     =========     =====

      Twelve Months Ended December 31, 2000    Income        Shares     Per Share
      Net income (twelve months ended)       $2,608,700
                                             ==========
      Basic earnings per share                2,608,700     4,799,517     $0.55
                                                                          =====
      Effect of dilutive securities:
          Stock options and awards                              8,148
                                             ----------     ---------     -----
              Diluted earnings per share     $2,608,700     4,807,665     $0.54
                                             ==========     =========     =====

      Treasury Stock

      Treasury stock purchases are recorded at cost. In 2001, the Company purchased 2,100 shares of treasury stock at an average cost of $8.417 per share. During 2002 and 2001, 11,421 and 80,620 shares of treasury stock were reissued at an average cost of $6.72 and $6.81, respectively. The shares reissued during 2002 were issued from the exercise of stock options. Of the 80,620 shares reissued in 2001, 68,244 were issued in conjunction with the purchase of Bailey and Haskell Associates, Inc. and 12,376 were issued from the exercise of stock options.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      New Pronouncements

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under the new rule, goodwill is no longer amortized but is subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives. This statement was effective for the Company beginning on January 1, 2002. The Company periodically reviews for impairment the carrying value of goodwill and other intangibles.

      The fair value of the reporting unit was estimating using the expected present value of future cash flows. As of December 31, 2002, no impairment adjustment has been made to goodwill or other intangibles based on the analysis. The impact of the pronouncement on the financial statements is as follows:

                                                       For the Twelve Months Ended
                                              December 31,     December 31,     December 31,
                                                  2002             2001             2000
      Reported net income                    $   3,196,456    $   2,993,139    $   2,608,700
      Goodwill amortization, net of tax                 --          253,213           40,094
                                             -------------    -------------    -------------
      Adjusted net income                    $   3,196,456    $   3,246,352    $   2,648,794
                                             =============    =============    =============

      Basic earnings per share:
      Reported earnings per share            $        0.66    $        0.62    $        0.55
      Goodwill amortization, net of tax                 --             0.05             0.01
                                             -------------    -------------    -------------
      Adjusted basic earnings per share      $        0.66    $        0.67    $        0.56
                                             =============    =============    =============

      Diluted earnings per share:
      Reported earnings per share            $        0.64    $        0.61    $        0.54
      Goodwill amortization, net of tax                 --             0.05             0.01
                                             -------------    -------------    -------------
      Adjusted diluted earnings per share    $        0.64    $        0.66    $        0.55
                                             =============    =============    =============

      Other Comprehensive Income

      The following represents a summary of the tax effects of each component of other comprehensive income as of December 31, 2002:

                                                                            Tax
                                                        Before-Tax       (Expense)        Net-of-Tax
                                                          Amount         or Benefit         Amount
      Unrealized gains on securities
            Unrealized holding gains arising
              during period                              2,205,132        (882,053)        1,323,079
            Less: reclassification adjustment for
              gains realized in income                    (298,884)        119,554          (179,330)
                                                        --------------------------------------------
            Net unrealized gains                         1,906,248        (762,499)        1,143,749

                                                        --------------------------------------------
      Minimum pension liability adjustment              (1,469,067)        587,627          (881,440)
                                                        --------------------------------------------

      Other comprehensive income                           437,181        (174,872)          262,309
                                                        ============================================

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Other Comprehensive Income (Continued)

      The following represents a summary of the balances within accumulated other comprehensive income as of December 31:

                                       Unrealized         Minimum         Accumulated
                                          Gains           Pension            Other
                                      (Losses) On        Liability       Comprehensive
                                       Securities        Adjustment      Income (Loss)
      Balance December 31, 1999       $(2,584,406)       $      --        $(2,584,406)
      Current period change             2,123,951               --          2,123,951
                                      -----------------------------------------------
      Balance December 31, 2000          (460,455)              --           (460,455)
      Current period change               303,617               --            303,617
                                      -----------------------------------------------
      Balance December 31, 2001          (156,838)              --           (156,838)
      Current period change             1,143,749         (881,440)           262,309
                                      -----------------------------------------------
      Balance December 31, 2002       $   986,911        $(881,440)       $   105,471
                                      ===============================================

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.    Investment Securities and Mortgage-Backed Securities

      Investment securities and mortgage-backed securities consist of the following at December 31:

                                                                               2002
                                                     ----------------------------------------------------------
                                                       Amortized         Gross Unrealized
                                                          Cost          Gains         Losses        Fair Value
      Investment Securities
          Available for sale portfolio:
            Debt securities:
              U. S. Agencies                         $ 48,593,534    $  916,735    $      3,620    $ 49,506,649
              Corporate                                42,750,463       681,540       1,181,762      42,250,241
              State and municipals                     12,642,339       346,009          26,346      12,962,002
                                                     ------------    ----------    ------------    ------------
                                                      103,986,336     1,944,284       1,211,728     104,718,892
            Equity investments:
              Mutual funds and other stocks            15,020,339       262,500         430,588      14,852,251
              Federal Home Loan Bank stock              3,685,000            --              --       3,685,000
                                                     ------------    ----------    ------------    ------------
                                                     $122,691,675    $2,206,784    $  1,642,316    $123,256,143
                                                     ============    ==========    ============    ============
      Mortgage-Backed Securities
          Available for sale portfolio:
            Federal National Mortgage Association    $ 12,627,800    $  445,934    $         --    $ 13,073,734
            Federal Home Loan Mortgagee Corp.          18,914,557       485,059          31,074      19,368,542
            Government National Mortgage Assoc.         4,255,542       192,988              --       4,448,530
            Small Business Administration                 712,911            --           1,291         711,620
            Collateralized Mortgage Obligations         2,127,513        19,490          30,719       2,116,284
                                                     ------------    ----------    ------------    ------------
                                                     $ 38,638,323    $1,143,471    $     63,084    $ 39,718,710
                                                     ============    ==========    ============    ============

                                                                               2001
                                                     ----------------------------------------------------------
                                                       Amortized         Gross Unrealized
                                                          Cost          Gains         Losses        Fair Value
      Investment Securities
          Available for sale portfolio:
            Debt securities:
              U. S. Agencies                         $ 25,034,886    $  300,766    $     97,347    $ 25,238,305
              Corporate                                31,663,219        53,708       1,431,612      30,285,315
              State and municipals                      3,480,594        29,488          12,482       3,497,600
              Public utilities                            200,000         1,269              --         201,269
                                                     ------------    ----------    ------------    ------------
                                                       60,378,699       385,231       1,541,441      59,222,489
            Equity investments:
              Mutual funds and other stocks            14,943,646       449,948          56,460      15,337,134
              Federal Home Loan Bank stock              3,830,000            --              --       3,830,000
                                                     ------------    ----------    ------------    ------------
                                                     $ 79,152,345    $  835,179    $  1,597,901    $ 78,389,623
                                                     ============    ==========    ============    ============
      Mortgage-Backed Securities
          Available for sale portfolio:
            Federal National Mortgage Association    $ 16,105,529    $  148,165    $      9,362    $ 16,244,332
            Federal Home Loan Mortgagee Corp.          19,395,019       157,815          25,196      19,527,638
            Government National Mortgage Assoc.        14,660,622       263,932          49,887      14,874,667
            Small Business Administration                 882,638            --              --         882,638
            Collateralized Mortgage Obligations         2,140,376        24,787           8,925       2,156,238
                                                     ------------    ----------    ------------    ------------
                                                     $ 53,184,184    $  594,699    $     93,370    $ 53,685,513
                                                     ============    ==========    ============    ============

      The amortized cost and approximate fair value of available-for-sale debt securities at December 31, 2002 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.    Investment Securities and Mortgage-Backed Securities (Continued)

                                                 Amortized
                                                    Cost         Fair Value

      Due within one year                       $ 12,033,627    $ 12,074,384
      Due after one year through five years       25,986,439      26,448,012
      Due after five years through ten years      24,289,389      24,980,962
      Due after ten years                         41,676,881      41,215,534
                                                ------------    ------------
            Total                                103,986,336     104,718,892
      Mortgage-backed securities                  38,638,323      39,718,710
                                                ------------    ------------
            Total                               $142,624,659    $144,437,602
                                                ============    ============

      Gross gains of $526,641, $238,807 and $277,371 for 2002, 2001 and 2000,
      respectively and gross losses of $227,757, $41,045 and $238,731 for 2002, 2001 and 2000 were realized on sales and calls of securities.

      Investment securities with a carrying value of $41,731,135 at December 31, 2002 were pledged to collateralize borrowing arrangements and other commitments. The carrying value of securities which are pledged to secure public deposits and for other purposes required or permitted by law, aggregated approximately $7,171,000 at December 31, 2002.

4.    Loans Receivable

      The components of loans receivable at December 31 are as follows:

                                          2002              2001

      Residential                    $  97,639,155     $  81,607,173
      Consumer loans                    37,421,111        34,106,262
      Commercial real estate            32,079,083        24,520,215
      Commercial loans                  29,775,243        26,385,053
                                     -------------     -------------
                                       196,914,592       166,618,703
      Allowance for credit losses       (2,109,144)       (1,671,973)
                                     -------------     -------------
            Net loans                $ 194,805,448     $ 164,946,730
                                     =============     =============

      Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $619,300 and $511,800 at December 31, 2002 and 2001, respectively.

      The Bank grants commercial, consumer and residential loans primarily throughout Madison and Oneida counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the counties.

      At December 31, 2002 and 2001 loans to officers and directors were not significant.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.    Loans Receivable (Continued)

      An analysis of the change in the allowance for credit losses for the years ended December 31 is as follows:

                                          2002           2001           2000

      Balance at beginning of year    $ 1,671,973    $ 1,632,021    $ 1,522,890
      Loans charged off                  (807,470)      (502,895)      (310,874)
      Recoveries                          119,312         62,847         75,005
      Provision for credit losses         163,516        480,000        345,000
      SBC acquisition                     961,813             --             --
                                      -----------    -----------    -----------
            Balance at end of year    $ 2,109,144    $ 1,671,973    $ 1,632,021
                                      ===========    ===========    ===========

      As of December 31, 2002, the Bank had impaired loans of approximately $732,000 for which specific valuation allowances of $346,000 were recorded. The average investment in impaired loans during 2002 was $833,000. Interest income on impaired loans recognized on a cash basis approximated $30,000 for the year ended December 31, 2002. As of December 31, 2001, there were no impaired loans for which specific valuation allowances were recorded.

      Loans having carrying values of $53,756 and $370,532 were transferred to other real estate in 2002 and 2001, respectively.

5.    Mortgage Servicing Assets

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balance of mortgage loans serviced for others was $69,648,023 at December 31, 2002.

      The balance of mortgage servicing rights included in other assets at December 31, 2002 was $146,866. The capitalization of the servicing rights was determined using a discount rate of 7.5% and a 20% prepayment percentage rate over the life of the mortgages. As of December 31, 2002, $177,735 of mortgage servicing rights were capitalized, offset by amortization of the rights of $30,869 during 2002.

6.    Premises and Equipment

      Premises and equipment consist of the following at December 31:

                                               2002               2001

      Land and buildings                  $ 10,463,370       $  9,558,713
      Equipment and fixtures                 7,126,496          5,137,141
      Construction in progress                 413,576             79,327
                                          ------------       ------------
                                            18,003,442         14,775,181
      Accumulated depreciation              (7,774,479)        (6,760,402)
                                          ------------       ------------
            Net book value                $ 10,228,963       $  8,014,779
                                          ============       ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

6.    Premises and Equipment (Continued)

      Depreciation expense was $1,020,431, $825,108 and $708,317 in 2002, 2001 and 2000, respectively.

7.    Goodwill and Other Intangible Assets

      Goodwill and other intangible assets consist of the following at December 31:

                                           As of December 31, 2002
                                  ----------------------------------------
                                     Gross
                                   Carrying     Accumulated
                                     Value      Amortization       Net
                                  -----------   ------------   -----------

      Goodwill                    $11,302,737    $(398,708)    $10,904,029
      Core deposit intangibles      1,250,057      (63,409)      1,186,648
                                  -----------    ---------     -----------
                   Total          $12,552,794    $(462,117)    $12,090,677
                                  ===========    =========     ===========

                                           As of December 31, 2001
                                  ----------------------------------------
                                     Gross
                                   Carrying     Accumulated
                                     Value      Amortization       Net
                                  -----------   ------------   -----------

      Goodwill                    $ 5,143,128    $(398,708)    $ 4,744,420
      Core deposit intangibles             --           --              --
                                  -----------    ---------     -----------
                   Total          $ 5,143,128    $(398,708)    $ 4,744,420
                                  ===========    =========     ===========

      Amortization of the core deposit intangible for the next five years is estimated to be $109,000. The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

                                          Banking       Insurance
                                         Activities     Activities         Total
      Balance as of December 31, 1999            --             --               --
      Goodwill acquired                  $       --    $ 3,350,000     $  3,350,000
      Amortization expense                       --        (55,833)         (55,833)
                                         ----------    -----------     ------------
      Balance as of December 31, 2000            --      3,294,167        3,294,167
      Goodwill acquired                          --      1,793,128        1,793,128
      Amortization expense                       --       (342,875)        (342,875)
                                         ----------    -----------     ------------
      Balance as of December 31, 2001            --      4,744,420        4,744,420
      Goodwill acquired                   5,577,913        581,696        6,159,609
                                         ----------    -----------     ------------
      Balance as of December 31, 2002    $5,577,913    $ 5,326,116     $ 10,904,029
                                         ==========    ===========     ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.    Due to Depositors

      Amounts due to depositors at December 31 are as follows:

                                                        2002            2001

      Non-interest bearing demand                   $ 45,950,878    $ 29,882,471
      Savings                                         64,085,041      43,621,027
      Money market and interest-bearing checking      47,323,882      32,145,681
      Time deposit                                   133,557,774     121,675,869
      Mortgage escrow funds                              861,281         838,050
                                                    ------------    ------------
            Total due to depositors                 $291,778,856    $228,163,098
                                                    ============    ============

      At December 31, 2002 and 2001, time deposits with balances in excess of $100,000 totaled $31,278,145 and $27,326,463, respectively.

      The contractual maturity of time deposits as of December 31, are as follows:

                                      2002                     2001
                             ----------------------   ----------------------
           Maturity              Amount     Percent       Amount     Percent

      One year or less       $ 82,441,570     61.7    $ 89,931,440     73.9
      One to two years         21,205,750     15.9      16,633,384     13.7
      Two to three years       12,367,967      9.3       5,883,431      4.8
      Three to four years       5,359,793      4.0       5,816,545      4.8
      Four to five years       11,917,135      8.9       3,292,728      2.7
      Over five years             265,559      0.2         118,341      0.1
                             ------------    -----    ------------    -----
                             $133,557,774    100.0    $121,675,869    100.0
                             ============    =====    ============    =====

9.    Borrowings

      Outstanding borrowings as of December 31 are as follows:

                                                 2002           2001
      Short-term borrowings:
          Federal Home Loan Bank advances 18,500,000 11,600,000 Long-term borrowings:
          Federal Home Loan Bank advances     55,000,000     65,000,000
                                             -----------    -----------
                                             $73,500,000    $76,600,000
                                             ===========    ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

9.    Borrowings (Continued)

      Borrowings at December 31, 2001 have maturity dates as follows:

                                                      Rate

      January 27, 2003                                5.36%      2,000,000
      April 28, 2003                                  1.86%      2,000,000
      July 7, 2003                                    1.77%      5,000,000
      August 25, 2003                                 6.92%      2,500,000
      October 14, 2003                                6.68%      1,000,000
      November 14, 2003                               6.40%      6,000,000
      January 15, 2004                                1.81%      2,500,000
      January 20, 2004                                1.94%      5,000,000
      June 15, 2004                                   1.39%      1,000,000
      March 1, 2005                                   7.22%      2,000,000
      May 3, 2005                                     6.56%      5,000,000
      November 2, 2005                                5.83%      2,000,000
      January 20, 2006                                4.85%      5,000,000
      March 20, 2006                                  5.33%      3,000,000
      April 27, 2006                                  4.57%      2,000,000
      August 27, 2007                                 6.36%      1,000,000
      October 11, 2007                                6.89%      1,000,000
      December 10, 2008                               5.00%      5,000,000
      April 8, 2009                                   5.65%      5,000,000
      April 9, 2009                                   4.94%      5,000,000
      March 23, 2010                                  6.74%      3,000,000
      September 7, 2010                               6.73%      2,500,000
      September 24, 2012                              3.34%      5,000,000
                                                               -----------
                                                               $73,500,000
                                                               ===========

      The Bank has available a $34,116,300 line of credit with the Federal Home Loan Bank of which $0 is outstanding at December 31, 2002. At December 31, 2002, borrowings are collateralized by pledged securities, which had a carrying value of $41,731,135 and residential mortgages in the amount of $60,942,928 pledged under a blanket collateral agreement. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2002. In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2002.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Income Taxes

      The provision for income taxes for the years ended December 31, consists of the following:

                                 2002             2001             2000
      Current:
          Federal             $1,084,006      $ 1,007,624       $  811,111
          State                   47,682           43,574           49,677
      Deferred:
          Federal                 20,994             (124)         126,589
          State                    7,318            8,926           36,823
                              ----------      -----------       ----------
                              $1,160,000      $ 1,060,000       $1,024,200
                              ==========      ===========       ==========

      A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

                                                 2002      2001      2000

      Federal statutory income tax rate           34%       34%       34%
      State tax, net of federal benefit            1%        1%        2%
      Tax exempt investment income               (10)%      (9)%      (8)%
      Other                                        2%       --
                                                 ---       ---       ---
            Effective tax rate                    27%       26%       28%
                                                 ===       ===       ===

      The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                                   2002          2001
                                                                    Asset (Liability)
      Allowance for loan losses                                 $ 829,000     $ 669,000
      Depreciation                                                383,000       358,000
      Investment securities                                      (846,000)      105,000
      Pension benefits                                            198,000      (253,000)
      Other                                                      (168,000)     (122,000)
      Core deposit intangible                                    (466,000)           --
                                                                ---------     ---------
            Total deferred income tax asset (liability), net    $ (70,000)    $ 757,000
                                                                =========     =========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans

      The Bank provides a noncontributory defined benefit retirement accumulation plan (cash balance plan) covering substantially all employees. Under the plan, retirement benefits are primarily a function of the employee's years of service and level of compensation. The Bank's policy is to fund the plan in amounts sufficient to pay liabilities.

      For each plan year for which participants earn an additional year of credited service, their retirement accounts shall be credited with interest equal to the annual yield on thirty year constant treasury maturities as determined at the beginning of the plan year and with a percentage of compensation each year based on service.

      Plan assets consist primarily of temporary cash investments, and listed stocks and bonds. The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

                                                                2002            2001
      Change in benefit obligation:
          Benefit obligation at beginning of year           $ 3,772,262     $ 3,408,846
          Service cost                                          216,562         208,121
          Interest cost                                         259,913         245,181
          Actuarial loss                                        189,292         120,574
          Benefit payments                                     (207,523)       (210,460)
                                                            -----------     -----------
            Benefit obligation at end of year               $ 4,230,506     $ 3,772,262
                                                            ===========     ===========

      Change in plan assets:
          Fair value of plan assets at beginning of year    $ 4,121,955     $ 4,671,504
          Actual return on plan assets                         (684,440)       (339,089)
          Benefit payments                                     (207,523)       (210,460)
                                                            -----------     -----------
            Fair value of plan assets at end of year        $ 3,229,992     $ 4,121,955
                                                            ===========     ===========

      Funded status                                         $(1,000,514)    $   349,693
      Unrecognized (gain)/loss                                2,006,409         794,743
      Unrecognized past service gain                           (449,433)       (512,682)
      Additional minimum liability recognized                (1,469,067)             --
                                                            -----------     -----------
            (Accrued)/Prepaid expense                       $  (912,605)    $   631,754
                                                            ===========     ===========

      Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions" requires recognition in the balance sheet of an additional minimum liability for pension plans with accumulated benefits in excess of plan assets. At December 31, 2002, the accumulated benefit obligation exceeds the plan assets resulting in the recognition of an additional minimum pension liability of $1,469,067, which was recorded as a charge to shareholders' equity, net of tax benefit of $587,627.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      The weighted average assumptions used in determining the actuarial present value of the projected benefit obligation are as follows:

                                           2002        2001

      Discount rate                        6.50%       7.00%
      Expected return on plan assets       9.00%       9.00%
      Rate of compensation increase        4.00%       4.25%

      The net periodic pension cost for the years ended December 31 includes the following components:

                                                           2002          2001          2000
      Service cost benefits earned during the period    $ 216,562     $ 208,121     $  77,638
      Interest cost on projected benefit obligation       259,913       245,181       237,620
      Expected return on plan assets                     (376,593)     (412,824)     (370,714)
      Net amortization and deferral                       (24,590)      (63,239)      (69,846)
                                                        ---------     ---------     ---------
            Net periodic pension cost (benefit)         $  75,292     $ (22,761)    $(125,302)
                                                        =========     =========     =========

      In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis. Under the plan, employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 3% of compensation. Contributions associated with the plan amounted to $168,638, $143,312 and $82,540 for the years ended December 31, 2002, 2001 and 2000, respectively.

      In connection with the reorganization (Note 1), the Bank established The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP purchased 199,770 shares of common stock in the open market subsequent to the reorganization and offering. The purchase of the shares were funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 4.75% and 9.5% for 2002 and 2001, respectively. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding. Compensation expense approximated $347,000, $290,000 and $150,000 for the years ended 2002, 2001 and 2000, respectively. Of the 199,770 shares acquired on behalf of the ESOP 20,023, 20,022 and 20,023 were released in December 31, 2002, 2001 and 2000, respectively. The estimated fair value of the remaining 99,455 shares held in suspense at December 31, 2002 is approximately $1,790,000.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      State Bank of Chittenango participated in the New York State Bankers Retirement System plan which was a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits were primarily a function of the employee's years of service and level of compensation. The plan was frozen as of May 31, 2002. The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

                                                                2002
      Change in benefit obligation:
          Benefit obligation at beginning of year           $ 2,141,211
          Service cost                                           12,017
          Interest cost                                          83,382
          Actuarial loss                                       (310,392)
          Benefit payments                                      (55,546)
                                                            -----------
            Benefit obligation at end of year               $ 1,870,672
                                                            ===========

      Change in plan assets:
          Fair value of plan assets at beginning of year    $ 2,520,424
          Actual return on plan assets                         (253,340)
          Benefit payments                                      (55,546)
                                                            -----------
            Fair value of plan assets at end of year        $ 2,211,538
                                                            ===========

      Funded status                                         $   340,866
      Unrecognized (gain)/loss                                   66,750
                                                            -----------
            (Accrued)/Prepaid expense                       $   407,616
                                                            ===========

      The weighted average assumptions used in determining the actuarial present value of the projected benefit obligation are as follows:

                                              2002

      Discount rate                           6.75%
      Expected return on plan assets          8.50%
      Rate of compensation increase           0.00%

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      The net periodic pension cost for the years ended December 31 includes the following components:

                                                           2002

      Service cost benefits earned during the period    $  12,017
      Interest cost on projected benefit obligation        83,382
      Expected return on plan assets                     (123,802)
                                                        ---------
            Net periodic pension cost (benefit)         $ (28,403)
                                                        =========

12.    Stock Based Compensation Plans

       During 2000, shareholders approved the 2000 Stock Option Plan and Management Recognition and Retention Plan for directors, officers and key employees. Under the Stock Option Plan up to 249,712 options have been authorized for grant of incentive stock options. The exercise price of options granted is equal to the market value of the Company's shares at the date of grant. All options have a 10-year term and vest and become exercisable ratably over a five-year period. Activity in these plans for 2002, 2001 and 2000 was as follows:

                                                              Range of                      Weighted Average
                                                              Option                         Exercise Price
                                              Options          Price           Shares            Shares
                                            Outstanding      Per Share       Exercisable       Outstanding
      Outstanding at December 31, 1999             --                              --                --
          Granted                             225,750             $7.083
          Exercised                                --
          Forfeited                                --                 --

      Outstanding at December 31, 2000        225,750             $7.083           --            $7.083
          Granted                               3,578        14.00-14.68
          Exercised                           (16,854)             7.083
          Forfeited                                --                 --

      Outstanding at December 31, 2001        212,474       $7.083-14.68       31,874            $7.201
          Granted                               1,058        14.40-18.55
          Exercised                           (11,950)             7.083
          Forfeited                            (3,008)     7.083 - 14.40

      Outstanding at December 31, 2002        198,574     $7.083 - 18.55       63,124            $7.244

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.   Stock Based Compensation Plans (Continued)

      There were 23,962 shares available for future grants under the plan described above as of December 31, 2002 and 2001. At December 31, 2002 the weighted average information for outstanding and exercisable shares is as follows:

                             Options Outstanding                     Options Exercisable
                                               Weighted Average                  Weighted
         Range of                                      Remaining                  Average
         Exercise                         Exercise       Life                    Exercise
           Price             Shares         Price       (Years)      Shares        Price
           $7.08             194,396        $7.08         7.25       58,946       $ 7.08
          $14.00               3,000       $14.00         7.25        3,000       $14.00
          $14.68                 578       $14.68         7.25          578       $14.68
          $18.55                 600       $18.55         7.25          600       $18.55
                             -------       ------       ------       ------       ------
      Total/Average          198,574        $7.24         7.25       63,124       $ 7.59
                             -------       ------       ------       ------       ------

      During 2000, the Company awarded 74,000 shares of restricted stock under the Management Recognition and Retention Plan. The market value of shares awarded at the date of grant approximated $884,000 and has been recognized in the accompanying statement of condition as unearned stock-based compensation. The market value of the shares awarded will be recognized as compensation expense ratably over the five-year vesting period of the awards. Compensation expense recorded in conjunction with this plan was $157,250, $157,250 and $104,834 for 2002, 2001 and 2000, respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

13.   Other Income and Expenses

      Other income and other expenses for the years ended December 31 consist of the following:

                                                     2002           2001          2000
      Other income:
          Net investment security gains          $   298,884    $   197,762    $   38,640
          Service charges on deposit accounts      1,062,252        756,920       617,089
          Commissions earned from the
            sale of financial products             5,454,730      4,945,954       624,327
          Cash surrender value increase              533,748        400,311            --
          Other                                    1,170,024        869,885       490,419
                                                 -----------    -----------    ----------
            Total other income                   $ 8,519,638    $ 7,170,832    $1,770,475
                                                 ===========    ===========    ==========

      Other expenses:
          Salaries and employee benefits         $ 9,581,813    $ 7,862,195    $5,001,415
          Building occupancy and equipment         2,876,477      2,283,864     1,609,131
          FDIC and N.Y.S. assessment                  64,760         75,321        46,201
          Advertising                                329,651        270,955       193,086
          Postage and telephone                      492,119        422,004       244,366
          Printing and supplies                       26,227         16,352       116,429
          Trustees compensation                      139,250        128,850       130,800
          Professional fees                          178,646        131,386       157,669
          Travel and meetings                        426,078        299,342       159,421
          Insurance                                  222,928        113,592        68,832
          Dues and subscriptions                     124,478        114,872        71,280
          Service fees                               329,727        215,767       114,244
          ORE expenses                                25,423         36,405        20,526
          Contributions                               40,466         30,354         7,090
          Sales tax                                   77,060         63,553        68,026
          Other                                      547,293        805,749       313,655
                                                 -----------    -----------    ----------
            Total other expenses                 $15,482,396    $12,870,561    $8,322,171
                                                 ===========    ===========    ==========

14.   Disclosures about Fair Value of Financial Instruments

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

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14.   Disclosures about Fair Value of Financial Instruments (Continued)

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

      Mortgage Loans Held for Sale

      The carrying amounts reported in the statements of condition for mortgage loans held for sale is determined by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair value is determined in the aggregate.

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

      Off-Balance Sheet Instruments

      Off-balance sheet financial instruments consist of unused lines of credit and commitments to extend credit. The fair value of these financial instruments is not significant.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14.   Disclosures about Fair Value of Financial Instruments (Continued)

      The estimated fair values of the Company's financial instruments at December 31:

                                                         (Amounts in Thousands)
                                                     2002                      2001
                                           -----------------------     --------------------
                                           Carrying      Estimated     Carrying    Estimated
                                            Amount      Fair Value      Amount    Fair Value
      Financial assets:
          Cash and cash equivalents        $  17,843     $  17,843     $ 21,751    $ 21,751
          Investment securities              123,256       123,256       78,389      78,389
          Mortgage-backed securities          39,719        39,719       53,686      53,686
          Mortgage loans held for sale         3,090         3,091        5,946       5,946

          Loans receivable                   196,915       204,643      166,619     172,256
          Allowance for credit losses         (2,109)                    (1,672)         --
                                           ---------     ---------     --------    --------
            Net loans                        194,806       204,643      164,947     172,256

          Accrued interest receivable          2,308         2,308        2,028       2,028
                                           ---------     ---------     --------    --------
            Total financial assets         $ 381,022     $ 390,860     $326,747    $334,056
                                           =========     =========     ========    ========

      Financial liabilities:
          Due to depositors                $ 291,779     $ 293,390     $228,163    $230,376
          Borrowings                          73,500        77,261       76,600      78,756
                                           ---------     ---------     --------    --------
            Total financial liabilities    $ 365,279     $ 370,651     $304,763    $309,132
                                           =========     =========     ========    ========

15.   Commitments

      The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and unused lines of credit. Such commitments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of condition.

      The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments. The contract amount of these financial instruments approximates their market value.

      At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amount represent credit risk:

                                                      Contract Amount
                                                    2002           2001
      Financial instruments whose contract
        amounts represent credit risk:
          Commitments to extend credit          $12,261,979    $ 9,718,994
          Unused lines of credit                 20,508,779     17,790,643

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

15.   Commitments (Continued)

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

      The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period ended December 31, 2002 was $1,919,000, which was represented by cash on hand.

16.   Dividends and Restrictions

      The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations approximated $8,543,500 and $6,401,700 as of December 31, 2002 and 2001 respectively.

      In addition, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has indicated that banking organizations could generally pay dividends only out of current operating earnings.

      The Board of Trustees of Oneida Financial MHC determines whether the MHC will waive or receive cash dividends declared by the Company each time the Company declares a cash dividend, which is expected to be on a semi-annual basis. The MHC may elect to receive dividends and utilize such funds to pay expenses or for other allowable purposes. The Office of Thrift Supervision (the "OTS") has indicated that it does not object to the waiver of cash dividends by MHC subject to the following: (I) the MHC must restrict the Company's retained earnings by the dollar amount of dividends waived by MHC, (ii) the Bank notifies OTS prior to paying any cash dividends to the Company if such a capital distribution becomes necessary;
      (iii) the Board of Trustees of the MHC must ratify the determination that the dividend waiver is consistent with the director's fiduciary duties to the members of the federally chartered mutual holding company. As of December 31, 2002, the retained earnings of the Company that were restricted due to the dividend waiver by MHC was $2,164,453.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.   Regulatory Matters

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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Bank meets all capital adequacy requirements to which it is subject.

      The Bank's actual capital amounts and ratios are as follows:

                                                                                            To Be Well
                                                                                        Capitalized Under
                                                                     For Capital        Prompt Corrective
                                                Actual            Adequacy Purposes     Action Provisions
                                         ---------------------    ------------------   -------------------
                                            Amount      Ratio       Amount     Ratio     Amount      Ratio
      As of December 31, 2002:
          Total Capital
            (to Risk Weighted Assets)    $32,048,664    12.48%    $20,543,567    8%    $25,679,459    10%
          Tier I Capital
            (to Risk Weighted Assets)    $29,939,520    11.66%    $10,271,783    4%    $15,407,675     6%
          Tier I Capital
            (to Average Assets)          $29,939,520     7.50%    $15,967,744    4%    $19,959,680     5%

      As of December 31, 2001:
          Total Capital
            (to Risk Weighted Assets)    $36,905,877    17.13%    $17,231,974    8%    $21,539,968    10%
          Tier I Capital
            (to Risk Weighted Assets)    $35,100,298    16.30%    $ 8,615,987    4%    $12,923,981     6%
          Tier I Capital
            (to Average Assets)          $35,100,298    10.33%    $13,591,597    4%    $16,989,496     5%

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Parent Company Statements

                            Condensed Balance Sheets

                                                                    December 31,
                                                                2002           2001
      Assets:
          Cash                                              $ 1,458,292    $ 3,053,626
          Investments, fair value                             2,599,055      2,228,564
          Investments in and advances to subsidiary          42,866,154     40,450,866
          Premises and equipment                              1,323,786        903,600
          Other assets                                          122,840         50,785
                                                            -----------    -----------
              Total assets                                  $48,370,127    $46,687,441
                                                            ===========    ===========

      Liabilities and shareholder's equity:
          Other liabilities                                 $   104,093         37,455
          Due to related parties                                201,863    $ 1,636,168
          Shareholders' equity                               48,064,171     45,013,818
                                                            -----------    -----------
              Total liabilities and shareholders' equity    $48,370,127    $46,687,441
                                                            ===========    ===========

                         Condensed Statements of Income

                                                                       Years Ended December 31,
                                                                  2002           2001           2000
      Revenue:
          Dividends from subsidiary                           $ 1,065,000     $  638,001    $ 1,255,000
          Interest on investments and deposits                    192,870        283,234        356,493
          Gain (loss) on sale of securities                         1,383             14        (26,635)
          Rental income                                             9,572         25,376             --
                                                              -----------     ----------    -----------
              Total revenue                                     1,268,825        946,625      1,584,858
                                                              -----------     ----------    -----------

      Expenses:
          Compensations and benefits                               65,000         47,728         30,000
          Other expenses                                          160,553        105,253         87,464
                                                              -----------     ----------    -----------
              Total expenses                                      225,553        152,981        117,464
                                                              -----------     ----------    -----------

              Income before taxes and equity
                 in undistributed net income of subsidiary      1,043,272        793,644      1,467,394

      (Benefit) Provision for income taxes                         (7,000)        45,000         60,200
                                                              -----------     ----------    -----------

              Income before equity in undistributed
                 net income of subsidiary                       1,050,272        748,644      1,407,194

      Equity in undistributed net income:
          Subsidiary bank                                       2,146,184      2,244,495      1,201,506
                                                              -----------     ----------    -----------

              Net income                                      $ 3,196,456     $2,993,139    $ 2,608,700
                                                              ===========     ==========    ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Parent Company Statements (Continued)

                        Condensed Statements of Cash Flow

                                                                                         Years Ended December 31,
                                                                                   2002            2001            2000
      Operating activities:
          Net income                                                           $ 3,196,456     $ 2,993,139     $ 2,608,700
          Adjustments to reconcile net income to
            net cash provided by operating activities:
              Depreciation expense                                                  33,922          15,077              --
              Gain on sales of investments                                          (1,383)            (14)         26,635
              Amortization/accretion, net                                             (292)             92           1,068
              ESOP shares earned                                                   347,053         289,662         150,170
              Other assets/liabilities, net                                     (1,232,042)      1,365,970         963,250
              Equity in undistributed net income of subsidiary bank             (2,146,184)     (2,244,495)     (1,201,506)
                                                                               -----------     -----------     -----------

              Net cash provided by operating activities                            197,530       2,419,431       2,548,317
                                                                               -----------     -----------     -----------

      Investing activities:
          Purchase of investments                                               (1,000,000)     (1,999,375)       (127,600)
          Proceeds from sales of investment securities                             637,779       4,000,000         978,750
          Purchase of premises and equipment                                      (454,108)       (918,677)             --
                                                                               -----------     -----------     -----------

              Net cash (used by) provided by operating activities                 (816,329)      1,081,948         851,150
                                                                               -----------     -----------     -----------

      Financing activities:
          Purchase of treasury stock                                                    --         (17,675)     (1,977,814)
          Dividends paid                                                        (1,053,127)     (1,119,954)     (1,115,366)
          Exercise of stock options (using treasury stock)                          76,592          62,538              --
                                                                               -----------     -----------     -----------

              Net cash used in financing activities                               (976,535)     (1,075,091)     (3,093,180)
                                                                               -----------     -----------     -----------

              Net (decrease) increase in cash and cash equivalents              (1,595,334)      2,426,288         306,287

      Cash and cash equivalents at beginning of year                             3,053,626         627,338         321,051
                                                                               -----------     -----------     -----------

              Cash and cash equivalents at end of year                         $ 1,458,292     $ 3,053,626     $   627,338
                                                                               ===========     ===========     ===========

      Supplemental disclosures of cash flow information:
          Non-cash investing activities:
            Unrealized gain (loss) on investment
              securities designated as available for sale                      $     6,596     $   176,824     $   (61,570)
            Obligation to issue stock in connection with acquisition           $        --     $  (500,000)    $   500,000

          Non-cash financing activities:

            Issuance of common stock for compensation plans                             --              --         884,404

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.   Segment Information

      The Company has determined that it has two primary business segments, its banking franchise and its insurance activities. For the years ended December 31, 2002 and 2001, the Company's insurance activities consisted of those conducted through Bailey & Haskell Associates, Inc. and The Dunn Agency subsidiaries. Information about the Company is presented in the following table for the periods indicated:

                                                                      2002
                                                      Banking      Insurance
                                                    Activities     Activities        Total
      Net interest income                          $ 11,482,730    $       --    $ 11,482,730
      Provision for credit losses                       163,516            --         163,516
                                                   ------------    ----------    ------------
            Net interest income after provision
                 for credit losses                   11,319,214            --      11,319,214

      Other income                                    3,064,908     5,454,730       8,519,638
      Other expenses                                  9,594,551     4,804,005      14,398,556
      Depreciation and amortization                     966,534       117,306       1,083,840
                                                   ------------    ----------    ------------

              Income before taxes                     3,823,037       533,419       4,356,456

      Income tax expense                                940,000       220,000       1,160,000
                                                   ------------    ----------    ------------

              Net income                           $  2,883,037    $  313,419    $  3,196,456
                                                   ============    ==========    ============

      Total Assets                                 $410,033,200    $7,729,647    $417,762,847
                                                   ============    ==========    ============

                                                                      2001
                                                      Banking      Insurance
                                                    Activities     Activities        Total
      Net interest income                          $ 10,232,868    $       --    $ 10,232,868
      Provision for credit losses                       480,000            --         480,000
                                                   ------------    ----------    ------------
            Net interest income after provision
                 for credit losses                    9,752,868            --       9,752,868

      Other income                                    2,224,878     4,945,954       7,170,832
      Other expenses                                  7,737,883     3,964,695      11,702,578
      Depreciation and amortization                     732,341       435,642       1,167,983
                                                   ------------    ----------    ------------

              Income before taxes                     3,507,522       545,617       4,053,139

      Income tax expense                                862,145       197,855       1,060,000
                                                   ------------    ----------    ------------

              Net income                           $  2,645,377    $  347,762    $  2,993,139
                                                   ============    ==========    ============

      Total Assets                                 $346,175,810    $7,902,202    $354,078,012
                                                   ============    ==========    ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.   Segment Information (Continued)

                                                                      2000
                                                      Banking      Insurance
                                                    Activities     Activities         Total
      Net interest income                          $ 10,529,596    $        --     $ 10,529,596
      Provision for credit losses                       345,000             --          345,000
                                                   ------------    -----------     ------------
            Net interest income after provision
                 for credit losses                   10,184,596             --       10,184,596

      Other income                                    1,146,148        624,327        1,770,475
      Other expenses                                  6,856,100        701,921        7,558,021
      Depreciation and amortization                     698,055         66,095          764,150
                                                   ------------    -----------     ------------

              Income before taxes                     3,776,589       (143,689)       3,632,900

      Income tax expense                              1,073,054        (48,854)       1,024,200
                                                   ------------    -----------     ------------

              Net income                           $  2,703,535    $   (94,835)    $  2,608,700
                                                   ============    ===========     ============

      Total Assets                                 $314,840,825    $ 5,257,017     $320,097,842
                                                   ============    ===========     ============

      The following represents a reconciliation of the Company's reported segment assets to consolidated assets as of December 31:

                                                          2002              2001
                                     Assets
      Total assets for reportable segments           $ 417,762,847     $ 354,078,012
      Elimination of intercompany cash balances         (1,092,753)       (1,360,732)
                                                     -------------     -------------

            Consolidated total                         416,670,094       352,717,280
                                                     =============     =============

      The accounting policies of the segment are the same as those described in the summary of significant accounting policies.