Form 10-K, Exhibit 13
period 2003-12-31
ONEIDA FINANCIAL CORP
filed 2004-03-30
CIK 1070190

EXHIBIT 13


                       2003 ANNUAL REPORT TO STOCKHOLDERS

                                [PHOTO OMITTED]

                               [GRAPHIC OMITTED]

                                      2003

www.oneidabank.com             [GRAPHIC OMITTED]            www.bhlinsurance.com

--------------------------------------------------------------------------------
                                                  Your Link to a Brighter Future

                                [PHOTO OMITTED]

                                     [LOGO]
                                     Oneida
                                 Financial Corp.

                               Annual Report 2003

--------------------------------------------------------------------------------

      We can all remember ourselves as a child waking up to a fresh snowfall.

            The preparation. And then, we're there.

                  Noticing everything and nothing.

      The clean hill that will soon show the marks of every run we've made.

      You take your carefully chosen position at the top of the hill.

      There is little that compares to your first unspoiled run.

      You hold on tightly at first, but towards the bottom your arms let go and

                  lift up in celebration.

--------------------------------------------------------------------------------

      With the eyes of a 137 year-old, we look back at the first five years as a young public company. We pushed forward with the vigor of youth, moving deftly year after year to successfully create the company that we are today. This report is a celebration of those first five years and the exciting run we've had.

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003

                                [PHOTO OMITTED]

--------------------------------------------------------------------------------
                                                                        Contents

                                [PHOTO OMITTED]

 2                                                       President's Message

 9                                                       Introduction

10                                                       1999

11                                                       2000

12                                                       2001

14                                                       2002

15                                                       2003

16                                                       Officers

17                                                       Board of Directors

18                                                       Selected Financial Data

20                                                       Corporate Information


                                                                             ---

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003

                                [PHOTO OMITTED]

Michael R. Kallet
President & CEO


---
  2

President's
    Message

To our shareholders and friends, Oneida Financial Corp. began its life as a public company on December 30, 1998 as a result of the reorganization of Oneida Savings Bank, a 132 year old mutual savings bank headquartered in Oneida, New York. This past year marked the fifth anniversary of Oneida Financial Corp., a company with 137 years of experience serving the financial service needs of individuals, businesses and organizations throughout Central New York State. The 2003 Annual Report will provide the requisite financial performance factors for the year ended December 31, 2003, but even more importantly, will highlight the growth and transformation of our Company over the past five years.

The success of our Company over the last five years has been through thoughtful consideration of our operating plan and innovation in our execution. The result has been an ability to grow a company in a market area not experiencing significant growth, to diversify a company in an industry not often demonstrating a desire to change, to attract and retain a talented workforce in an era where employee turnover plagues many companies, and to consistently return value to our shareholders during a period of volatility in broader markets.

Innovation in execution often means being the first to market with a particular product or service. Oneida Savings was the first savings bank in New York State to be granted trust department powers, with assets under management growing from $19 million to nearly $80 million in five years. Oneida Financial Corp. was one of the first mutual holding companies to create a Charitable Foundation at the onset of our initial public offering, continuing a tradition of support to many important agencies delivering services to our communities. Our insurance subsidiary, Bailey Haskell & LaLonde Agency, offers traditional insurance and financial services as well as innovative solutions for their clients, such as, environmental risk management coverage and specialty insurance lines for a number of industry trade associations.

Innovation in financial services can also mean seeking to improve upon an existing product, service or delivery method. Operating in an industry considered homogenous, our Company continually seeks differentiation in our products, services and delivery. Oneida Financial Corp. will continue to improve and innovate in the areas of banking, insurance and financial services while remaining committed to delivering value to our shareholders.

Our Company understands its role in the communities we share, our responsibility to our shareholders and our commitment to our employees. We also appreciate the financial foundation and the traditions of a Company established in 1866. Most importantly, we realize the future of our company depends on our continued ability to succeed over the long-term. We are pleased to report on the progress made over the past five years and the specific performance for the year ended December 31, 2003. This Annual Report will highlight our accomplishments and share some future strategies to deliver on our promise of providing a Link to a Brighter Future to our shareholders, our customers, our employees and the communities we serve.

--------------------------------------------------------------------------------
"Success is achieved through innovation, careful planning and superior service to our customers."
--------------------------------------------------------------------------------


                                                                             ---

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003



Financial Highlights

The financial results for 2003 are presented in detail in the Management's Discussion and Analysis of Financial Condition and Results of Operation. It is my pleasure to comment on various highlights, trends and performance indicators. The Company continues to demonstrate an ability to grow its assets base, increase non-interest income and net interest income, grow core deposits-- and the Company enjoyed a record year in the origination of loans while maintaining exceptional asset quality. Net income was $3.1 million for 2003 compared with $3.2 million for the year ended December 31, 2002. Basic earnings per share decreased 4.5% to $0.42 per share for 2003 from $0.44 per share for the prior fiscal period, primarily the result of higher net loan provisions and pension plan expenses. As of December 31, 2003 total assets were $428.2 million, an increase of 2.8% for the year. Total funds on deposit with Oneida Savings Bank increased 4.7% to $305.5 million at December 31, 2003 from $291.8 million at December 31, 2002 and loans receivable increased $2.7 million to $200.6 million at December 31, 2003 during a record year for sales of loans with $50.2 million in fixed-rate residential real estate loans sold during 2003.

Total assets of our Company have increased at an average annual rate of over 14% since 1998. The steady, consistent growth of the Company has been achieved through a combination of banking and insurance acquisitions, retail branch expansion, improved market share within our core market area and through the use of wholesale borrowing facilities. The growth of Oneida Financial Corp. was recognized by Fortune Small Business magazine as one the "100 Fastest Growing Small Businesses in America" in their July/August 2003 edition.

Oneida Financial Corp. continues to be an active lender in our market supporting the needs of individuals and businesses alike. 2003 was a record year in the origination of loans at $134.3 million, including $68.8 million in residential real estate loans, also a record for the Company. Our strategy has been to originate fixed-rate residential real estate loans primarily for sale in the secondary market, while we

                              [BAR CHART OMITTED]

                              [BAR CHART OMITTED]

                              [BAR CHART OMITTED]


---
  4
originate business and consumer loans for retention in the Bank's loan portfolio. Business and consumer loans have increased at an average annual rate of 30% from 1998 through 2003.

Core deposits, consisting of checking accounts, savings accounts, money market and NOW accounts, remain a primary funding source for the Company increasing $94 million over the past five years. The introduction of a high performance marketing program to attract new checking accounts during 2003 was successful in escalating our monthly new account openings by over 50% and resulted in an increase in checking account balances of 17% for the year. Checking accounts represent the fastest growing segment of deposit accounts, increasing at an average annual rate of 32% or $67 million over the past five years. The asset growth of the Company combined with the shift in deposit accounts in favor of lower cost sources of funds have contributed to the annual increase in net interest income demonstrated between 1998 and 2003.

Non-interest income now represents 35% of total revenue for Oneida Financial Corp. Our insurance and financial services subsidiary, Bailey & Haskell Associates, Inc. accounted for 62% of the total non-interest income for the Company or $6.8 million during 2003. On October 1, 2003, the Company completed the acquisition of the MacDonald/Yando insurance agency located in New Hartford and Verona, New York. This transaction represents the fifth acquisition of an insurance agency by our Company, with all companies integrated and operating as the Bailey Haskell & LaLonde

                              [BAR CHART OMITTED]

                                [PHOTO OMITTED]

          William J. Fahy, Jr., Mark J. LaLonde, John E. Haskell, John W, Bailey
                                    Officers of Bailey & Haskell Associates Inc.


                                                                             ---

Agency. The acquired revenue stream and intrinsic growth of our insurance operation has resulted in an increase in insurance-related revenue of 24% during 2003 as compared with 2002.

The increase in core deposits has also contributed to the significant increase in non-interest income over the past several years. Deposit service fees increased 53% to $1.6 million during 2003 as compared with $1.1 million during 2002. The Bank implemented a checking account overdraft program during 2003 which honors the occasional overdraft on a customer checking account without the embarrassment and inconvenience of a bounced check. The program has been embraced as another customer-centered service and has generated $431 thousand in additional non-interest income for the Company.

Trust Department

Our Trust Department continues to be one of the fastest growing services of our Company. Despite the bear market conditions that have existed for much of the past two years, our Trust Department has experienced a significant increase in assets under management and have recorded a corresponding increase in revenue. This is a testament to the trust and confidence that the community has placed in our advisors.

Our Team

Oneida Financial Corp. is dedicated to enhancing value to our shareholders while maintaining a high level of service to our customers, providing fulfilling employment opportunities and remaining committed to the communities we serve. The growth in our workforce is reflective of the growth of the Company, supporting the many new products, services and markets served. Our Company draws upon the unique talents we find in our communities for expertise and experience. We take pride in the team we have assembled from our own region and have provided them with the training and support that produces impressive results. Success is achieved through innovation, careful planning and superior service to our customers, none of which can be accomplished without our employees.

Our Board of Directors is comprised of a talented group of individuals representing manufacturing, higher education, transportation, sales, publishing, medical practice, legal services, and financial services. Each member of the Board has accepted the challenges of a complicated business and has provided the guidance necessary achieve our collective goals. The 2003 Annual Meeting, to be held in April 2004, will mark the retirement of one of our long time

                              [BAR CHART OMITTED]

                              [BAR CHART OMITTED]

                              [BAR CHART OMITTED]

                                [PHOTO OMITTED]

                              James J. Devine, Jr.
                              Former President,
                              Kiley Law Firm, PC


---
  6

                                [PHOTO OMITTED]

              Eric E. Stickels, Michael R. Kallet, Thomas H. Dixon
                                              Officers of Oneida Financial Corp.

advisors in his role as a board member. James J. Devine, Jr. has served Oneida Financial Corp. and Oneida Savings Bank as a director for nearly 17 years. Mr. Devine also advised the company from a legal perspective through his association with the Kiley Law Firm, spanning over 40 years until his recent retirement from the firm. Thank you Jim, we appreciate your service to this Company and the community as a whole.

As the President and Chief Executive Officer, let me thank our dedicated team of banking, insurance and financial service professionals for their hard work. As a neighbor, let me thank the communities we serve for allowing Oneida Financial Corp. the continued ability to define the role of a community financial services provider. As a shareholder, let me thank you for also calling Oneida Financial Corp., your company.


/s/ Michael R. Kallet

Michael R. Kallet

--------------------------------------------------------------------------------
"We realize the future of our company depends on our continued ability to succeed over the long-term."
--------------------------------------------------------------------------------


                                                                             ---

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003

                                [PHOTO OMITTED]


---
  8

Introduction

With the end of 2003 came the conclusion of our first five years as a mutual holding company, and with it came surpassed objectives, attained goals and many successes. We're proud of our past five years and the company we've become; but what exactly was it that made those years so successful?

Our commitment to diversification, innovation and the hard work and efforts put forth by all employees from every department and division in each company-- just to name a few of the obvious. Along the way we also happened to stumble into a few exciting accolades and events that we thought we would share with you.

Take a moment to browse through the next five pages and find some of the most interesting and exciting accomplishments-- some well-known and others we may have been to too busy to let you know about.

We're happy to present to you the last five year's achievements of your Company.

                                [PHOTO OMITTED]


                                                                             ---

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003

        1999 Off
to a Great Start

1999 marked the first full year as a Mutual Holding Company. The year set a benchmark for the upcoming years with huge innovative strides in technology, market expansion, increases in fee income and savvy lending methodologies that propelled us to the top of our peers. All the while emphasizing our commitment to our customers.

The Oneida Savings Bank Charitable Foundation Created

The Foundation is dedicated exclusively to supporting the charitable causes and community development activities in the Bank's market area. Oneida Savings was one of the first mutual holding companies to create a charitable foundation at the onset of an Initial Public Offering.

2000 Software Compliant

After incredible amounts of hard work, we were ready well beyond goal and in the process, earning confidence from employees, customers and shareholders.

New Bank Office Announced

Plans for entering the Canastota market begin.

Business Banking Record Performance

Our Business Banking Department grows remarkably while keeping an eye on the quality of loans originated. Non-performing loans and delinquencies, the primary measure of asset quality, continued to be at levels envied by industry peers.

Trust & Investments Skyrocket

Trust Department grows nearly 50% from nearly $19 million in assets under management in 1998 to $38 million in 1999.

                                [PHOTO OMITTED]


---
 10

                                [PHOTO OMITTED]

2000 Picking
    Up Speed

This year proves to be one of many defining moments in our history. The final decision is made to acquire a well-known and reputable Insurance Agency that propelled us into the world of comprehensive financial services. We proved once again that the customer is the first priority.

Insurance & Financial Services Added

After a year of planning, the acquisition of Bailey & Haskell Associates, Inc. was completed in October giving us an expanded customer base for cross-sell opportunities and a sales force offering complementary products to our existing customers. Oneida Savings executives retained the existing and competent Bailey & Haskell management to operate the new enterprise, rather than the approach taken by many bank-acquired agencies. This decision has proven to be a profitable one and the primary driver of success. As a result, Oneida Savings is regularly requested to speak around the country about its success acquiring and integrating insurance and banking.

Internet Banking Launch
Coupled with Extended Bank Hours

There is no end to our customer-centric commitment. At the launch of our high tech delivery option, Internet Banking, we extended service hours to demonstrate our continued emphasis on high touch. Additionally, our Internet Banking launch made us the first community bank in our market to provide this delivery option with a real-time online bill payment service.

Canastota Office Opens

Making it the sixth full-service banking office of Oneida Savings, the Canastota Office opened in August 2000.


                                                                             ---

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003

                                [PHOTO OMITTED]

2001 In The
Thick Of It

Oneida Financial is really in high gear now, proving to be quite comfortable in our new role as a mutual holding company.

Stock Price & Dividends Double

Financial performance, interest in mutual holding company shares and the previous trading discount to book value were contributing factors to the remarkable performance of our stock, which doubled in just one year. Dividends paid to shareholders were doubled as well, as a result of the Office of Thrift Supervision's approval of a dividend waiver request filed by Oneida Financial MHC, our mutual holding company and majority shareholder.


---
 12

Two Additional Agencies Acquired

In the beginning of the year 2001, just 3 months after the acquisition of Bailey & Haskell Associates, we completed the acquisition of both the Noyes & LaLonde Agency and the Dunn Agency. Our insurance company, now doing business as Bailey, Haskell & LaLonde, expands into new market areas--including Syracuse, increases its management force and gains a broader range of services and customer base.

Cazenovia Financial Center Opens

Hailed as the prototype for all future offices, the new Cazenovia Office is our first office to be called a Financial Center. It was a labor of love as we integrated our existing office with the historical neighboring property creating truly inspiring architecture that anchors the commercial district in Cazenovia, NY. It now includes a dedicated wing for insurance operations and financial services. The first of its kind for Oneida Savings, we are proud to offer the Cazenovia community a grand space to obtain comprehensive and essential financial consult and services.

Oneida Expansion

Across the street from our headquarters, in Oneida, New York we acquired a two level, 20,000 square foot building to relocate our Oneida insurance operation and our Bank's check processing and technology department. Our insurance subsidiary is now headquartered in the new building, complete with a first class training center and conference center.

It was time to expand further and the mortgage department relocated to the now former Operations facility in order to make room for our expanding Trust Department, which has nearly tripled in assets under administration in the last four years.

Bank Training & Staff Development Department Added

Our new Training & Staff Development Department is committed to building upon our greatest asset, our employees. We take great pride in their growth and accomplishments and offer them opportunities to further their education in various ways, including an Educational Expense Assistance Program. We are dedicated to creating the next generation of banking and insurance professionals that will shape our company's future.

                                [PHOTO OMITTED]

--------------------------------------------------------------------------------
It's no secret that the key to our success is our people.
--------------------------------------------------------------------------------


                                                                             ---

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003

2002 Taking Notice

Oneida Savings and Bailey, Haskell & LaLonde are really performing well together. And nationally, others are taking notice.

Kennedy & Clarke Acquired

Newly housed in the Cazenovia Financial Center, Kennedy & Clarke bring years of insurance experience and strong customer relationships to both Oneida Savings and Bailey, Haskell & LaLonde.

Association Division Expands

The Association Division is part of a new business strategy for our insurance subsidiary. It allows us to act as the endorsed agent for State and National Associations, a unique market niche for our Agency. We were selected as the endorsed agent for the National Equipment Rental Association in 2002, making it the fourth trade association to come aboard.

Financial Services Division Broadens Scope

The Financial Services Division of Bailey, Haskell & LaLonde evolves with the addition of skilled and licensed producers. Coupled with the Bank's Trust & Investment Department we're now able to provide comprehensive financial solutions that meet the needs of today's complex lifestyles.

The State Bank of Chittenango Acquired

Recognizing an opportunity to further augment our services and expand into new markets, we were the first savings bank to acquire a commercial bank and retain its commercial charter allowing us to solicit municipal deposits. The Bank's reputation and longstanding relationships cultivated within each market make this new endeavor a viable strategy.

The merging of the two Bank cultures was of great importance to management, and they worked diligently to preserve the unique strengths of each organization. The hard work went beyond management, too: the technology department finished systems integration within only two months time, a huge undertaking that was publicly recognized and rewarded. The employees, in spite of their own transitions, labored tirelessly to put the needs of the customers first. With that kind of zeal, we were assured success.

                                [PHOTO OMITTED]

--------------------------------------------------------------------------------
Nationally Ranked In the Winter of 2002, Bank Insurance Marketing magazine ranked Oneida Savings number one in insurance commissions and fees as a percentage of total revenue out of 8,070 banks with assets under $500 million. In an area where others have struggled, we have shined.
--------------------------------------------------------------------------------


---
 14

2003 A Fantastic
          Finish

The year 2003 was filled with new developments, each one further setting us apart from the competition and each one poised to become a profitable addition to our portfolio of offerings.

With great efforts often comes great rewards, and in 2003 we found ourselves at the top of our game. Below lists national accolades and initiatives that prove our commitment to excellence.

MacDonald/Yando Agency Acquired

With the addition of this agency we now have a presence in Verona, NY as well as expanding our influence in New Hartford, NY.

Environmental Risk Management Added

This new product makes us one-of-a-kind in our industry. Our specialization in this arena proves that we are innovators, committed to taking the lead in fulfilling the most specific client demands.

Healthcare Specialization

We're proving ourselves highly skilled in the areas of Worker's Comp, Property & Liability and Employee Benefits within the healthcare industry across New York State.

New York State Cosmetology Association Added

NYSCA is the newest and fifth trade association to recognize Bailey, Haskell & LaLonde as the endorsed agent. Additionally in 2003, the Association division market expanded into Pennsylvania and Texas.

Record Revenues Due to New Checking Program

In June, the Bank launched a new checking program designed to increase deposits and fee revenues. We've hit new highs, increasing revenues derived from deposit accounts during 2003 by 53% as compared with 2002.

Joint Tech Project a Timesaver

Teams from both companies worked together to implement a state of the art Imaging System that allows policies, photos and other legal documents to be viewed on screen while serving customers. Leading to greater efficiencies, both companies will benefit from greater accuracy and productivity.

                                [PHOTO OMITTED]

Fortune Magazine
Top Ranks

Fortune Small Business magazine adds Oneida Financial Corp. to their list of America's Fastest Growing Small Businesses.

Russell 3000 Index
Listing

The Russell 3000 Index


                                                                             ---

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003

Officers of Oneida Financial Corp.

William D. Matthews,
Chairman of the Board

Michael R. Kallet,
President & Chief Executive Officer

Eric E. Stickels,
Executive Vice President,
Chief Financial Officer &
Corporate Secretary

Thomas H. Dixon,
Executive Vice President

Officers of Oneida Savings Bank

Executive

William D. Matthews,
Chairman of the Board

Michael R. Kallet,
President, Chief Executive
Officer & Trust Officer

Eric E. Stickels,
Executive Vice President,
Chief Financial Officer,
Secretary & Trust Officer

Thomas H. Dixon,
Executive Vice President &
Chief Credit Officer

Lending Operations

Business Banking Services:

James L. Lacy,
Senior Vice President -
Business Banking Services

William J. Baldwin,
Vice President - Regional Lender

Russell H. Brewer,
Vice President -
Business Banking Officer

Thomas W. Lewin,
Vice President -
Business Banking Officer

Michael D. McEwan,
Assistant Vice President -
Business Banking Officer

Diane M. Petrie,
Assistant Vice President -
Regional Lender

George A. Sawner,
Vice President - Regional Lender

Robert L. Stinson,
Vice President - Regional Lender

Mortgage Banking Services:

Frederick S. Lounsbury,
Senior Vice President -
Mortgage Banking Services

Mark A. Cavanagh,
Vice President -
Mortgage Banking Officer

Deborah S. Stickels,
Assistant Vice President -
Mortgage Banking Officer

Consumer Banking Services:

Gail R. Whipple,
Assistant Vice President -
Consumer Banking Manager

Robert W. Fox,
Vice President -
Consumer Banking Officer

Managed Assets:

Randall R. Kennedy,
Vice President -
Managed Asset Administrator

Scott R. Bobo,
Department Manager

Banking Operations

Bank Operations:

Jonathan Maisey,
Vice President - Operations

Penny L. Palmer,
Banking Systems Manager

Branch Administration:

Kathleen J. Donegan,
Vice President &
Branch Administrator

Roberta J. Button,
Assistant Vice President &
Branch Manager - Chittenango

Susan T. Urben,
Assistant Vice President &
Branch Manager - Hamilton

Wendy J. Chandler,
Branch Administration Officer
& Training Coordinator

Deanne E. Suits,
Branch Manager - Camden

Angel C. Rose,
Branch Manager - Canastota

Cathy E. Mumford,
Branch Manager -
Convenience Center

Andrea L. Eastman,
Branch Manager - Cazenovia

Trust and Investment Services

Charles R. Stevens, CTFA,
Senior Vice President,
Trust & Investment Services

Shelly Haynes-Newman,
Assistant Trust Officer &
Trust Operations Manager

Administrative

Deresa F. Rich, CPA,
Vice President, Treasurer &
Bank Secrecy Officer

Gina G. Rossi,
Vice President,
Marketing & Brand Development

Terry R. Bodley,
Assistant Treasurer

Erika R. Johnston, CPA,
Auditor

Joanne W. Mobriant,
Assistant Vice President &
Human Resources Director

Theresa W. Maphia,
Human Resource Manager

Sally W. West,
Compliance Officer

Patricia A. Zupan,
Administrative Assistant &
Marketing Officer

Officers of
Bailey & Haskell Associates

Michael R. Kallet,
Chairman of the Board

John E. Haskell,
President

John W. Bailey,
Chief Executive Officer

William J. Fahy, Jr.,
Chief Marketing Officer

Mark J. LaLonde,
Vice President

Eric E. Stickels,
Treasurer and Secretary


---
 16

Board of Directors of Oneida Financial Corp.

[PHOTO OMITTED]

Michael R. Kallet
President & Chief
Executive Officer

[PHOTO OMITTED]

Patricia D. Caprio
Director of Development
Programs, Colgate University

[PHOTO OMITTED]

Edward J. Clarke
Former President,
Kennedy & Clarke, Inc.

[PHOTO OMITTED]

Marlene Constanzo Denney
Owner, New York Bus Sales

[PHOTO OMITTED]

James J. Devine, Jr.
Former President,
Kiley Law Firm, PC

[PHOTO OMITTED]

John E. Haskell
President, Bailey &
Haskell Associates, Inc.

[PHOTO OMITTED]

Rodney D. Kent
President & Chief
Operating Officer,
International Wire Group

[PHOTO OMITTED]

William D. Matthews
Retired Chairman &
Chief Executive Officer,
Oneida Ltd.

[PHOTO OMITTED]

Michael W. Milmoe
Retired President,
Canastota Publishing Co., Inc.

[PHOTO OMITTED]

Dr. Richard B. Myers
Retired President,
Orthodontic Associates of CNY, PC

[PHOTO OMITTED]

Gerald N. Volk
President, Prima
International Trading Company

[PHOTO OMITTED]

Frank O. White, Jr.
Assistant Director
of Athletics, Colgate University


                                                                             ---

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003

Selected Consolidated
       Financial Data

The following tables set forth selected consolidated historical financial data of the Company as of and for each of the years in the six-year period ended December 31, 2003. The historical "Selected Financial Condition Data" and historical "Selected Operations Data" are derived from the audited financial statements. The "Selected Financial Ratios", "Summary Quarterly Data" and other data for all periods are unaudited. The Company paid a 3-for-2 stock dividend on February 24, 2004 and on April 23, 2002, all share data from prior periods has been retroactively restated. All financial information in these tables should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the related notes thereto.

Selected Financial Condition Data: (Dollars in thousands)

Years ended Dec. 31                  2003       2002       2001       2000       1999       1998
--------------------------------------------------------------------------------------------------
Total assets                       $428,189   $416,600   $352,717   $319,372   $280,212   $248,781
Loans receivable, net               200,596    197,896    170,893    164,661    149,146    132,256
Mortgage-backed securities           51,788     39,719     53,686     40,473     26,355     20,022
Investment securities               122,049    123,256     78,390     90,796     85,543     62,669
Interest bearing deposits           255,871    245,828    198,281    180,084    169,560    173,641
Non-interest bearing deposits        49,644     45,951     29,882     22,672     19,560     20,564
Borrowed funds                       67,400     73,500     76,600     72,100     50,200     10,000
Retained earnings                    37,144     35,174     33,049     31,176     29,683     27,710
Paid in capital and common stock     17,607     17,098     16,816     16,659     15,771     15,903
Stockholders' equity                 50,835     48,064     45,014     41,845     39,951     44,134

Selected Operations Data: (Dollars in thousands, except per share data)

Years ended Dec. 31                         2003      2002      2001      2000      1999      1998
--------------------------------------------------------------------------------------------------
Total interest income                    $20,794   $21,651   $22,461   $22,139   $18,582   $16,236
Total interest expense                     8,223    10,168    12,228    11,609     8,985     7,999
--------------------------------------------------------------------------------------------------
    Net interest income                   12,571    11,483    10,233    10,530     9,597     8,237
Provision for loan losses                    530       164       480       345       229        --
--------------------------------------------------------------------------------------------------
    Net interest income after
       provision for loan losses          12,041    11,319     9,753    10,185     9,368     8,237
Non-interest income                       10,954     8,519     7,171     1,770     1,332       966
Non-interest expense                      18,615    15,419    12,528     8,266     6,882     7,379
--------------------------------------------------------------------------------------------------
Income before income taxes
    and goodwill amortization              4,380     4,419     4,396     3,689     3,818     1,824
Income taxes                               1,148     1,160     1,060     1,024     1,311       762
--------------------------------------------------------------------------------------------------
Income before goodwill amortization        3,232     3,259     3,336     2,665     2,507     1,062
Goodwill and intangible amortization         110        63       343        56        --        --
--------------------------------------------------------------------------------------------------
    Net income                           $ 3,122   $ 3,196   $ 2,993   $ 2,609   $ 2,507   $ 1,062
==================================================================================================
    Earnings per share - basic           $  0.42   $  0.44   $  0.42   $  0.36   $  0.32       N/A
    Earnings per share - diluted         $  0.41   $  0.43   $  0.41   $  0.36   $  0.32       N/A
    Cash dividends declared              $  0.37   $  0.34   $  0.24   $  0.15   $  0.07       N/A


---
 18

Summary Quarterly Data:

                                       (Dollars in thousands, except per share data)

Three months ended                   31-Mar-03    30-Jun-03    30-sep-03     31-Dec-03
======================================================================================
Net interest income                    $3,141       $3,189       $3,150       $ 3,091
Provision for loan losses                 120          185          106           120
Non-interest income                     2,664        2,707        2,402         3,182
Non-interest expense                    4,425        4,468        4,419         5,413
--------------------------------------------------------------------------------------
Income before income taxes              1,260        1,243        1,027           740
Income taxes                              390          370          276           112
--------------------------------------------------------------------------------------
    Net income                         $  870       $  873       $  751       $   628
======================================================================================
    Earnings per share - basic         $ 0.12       $ 0.12       $ 0.10       $  0.08
    Earnings per share - diluted       $ 0.11       $ 0.11       $ 0.10       $  0.08
    Cash dividends declared            $0.180       $   --       $0.187       $    --

                                       (Dollars in thousands, except per share data)

Three months ended                   31-Mar-02    30-Jun-02    30-sep-02     31-Dec-02
======================================================================================
Net interest income                    $2,371       $2,767       $3,143       $ 3,202
Provision for loan losses                 190           80           80          (186)
Non-interest income                     2,040        1,940        2,221         2,318
Non-interest expense                    3,348        3,658        4,113         4,363
--------------------------------------------------------------------------------------
Income before income taxes                873          969        1,171         1,343
Income taxes                              260          258          346           296
--------------------------------------------------------------------------------------
    Net income                         $  613       $  711       $  825       $ 1,047
======================================================================================
    Earnings per share - basic         $ 0.09       $ 0.10       $ 0.11       $  0.14
    Earnings per share - diluted       $ 0.09       $ 0.10       $ 0.11       $  0.13
    Cash dividends declared            $0.167       $   --       $0.173       $    --

Selected Financial Ratios:

Years ended December 31                         2003        2002        2001        2000        1999        1998
==================================================================================================================
Performance ratios:
Return on average assets                         0.74%       0.81%       0.89%       0.85%       0.95%       0.49%
Return on average equity                         6.35%       6.88%       6.91%       6.59%       5.92%       3.54%
Net interest margin                              3.37%       3.31%       3.35%       3.63%       3.82%       4.01%
Efficiency ratio                                79.13%      77.09%      71.98%      67.20%      62.97%      80.18%
Ratio of average interest-earning assets
   to average interest-bearing liabilities     115.16%     112.07%     115.70%     120.89%     122.87%     118.21%

Asset quality ratios:
Nonperforming assets
   to total assets                               0.07%       0.01%       0.08%       0.08%       0.08%       0.52%
Nonperforming loans
   to total assets                               0.04%       0.01%       0.06%       0.06%       0.05%       0.43%
Allowance for loan losses
   to loans receivable, net                      1.05%       1.07%       0.98%       0.99%       1.02%       1.17%

Allowance for loan losses
   to nonperforming loans                     1168.51%    4304.08%     803.85%     872.73%    1153.79%     145.84%

Capital ratios:
Total capital to total assets                   11.86%      11.54%      12.76%      13.10%      14.26%      17.74%
Average equity to average assets                11.61%      11.78%      12.86%      12.89%      16.00%      13.82%

Number of full-service offices                      8           8           6           6           6           5


                                                                             ---

--------------------------------------------------------------------------------
                                          Oneida Financial Corp. 2003

Corporate Information

Executive Office

182 Main Street
Oneida, New York 13421
(315) 363-2000

Special Counsel

Luse Gorman
Pomerenk & Schick, PC
5335 Wisconsin Avenue,
NW, Suite 400
Washington, DC 20015

Independent Accountants

Crowe Chizek and Company L.L.C.
One Mid America Plaza
Oak Brook, Illinois 60522

Stock Transfer Agent

Registrar & Transfer Company, Inc.
10 Commerce Drive
Cranford, New Jersey 07016-3572
(800) 866-1340

Investor Relations

Michael R. Kallet, President & CEO
Eric E. Stickels, Executive Vice
President & CFO
P.O. Box 240, Oneida, NY 13421
(315) 363-2000

Date & Place of
Annual Meeting

April 27, 2004, 4 P.M. (Eastern Time)
The Greater Oneida Civic Center
159 Main Street
Oneida, New York 13421

Annual Report on Form 10-k

A copy of the Company's annual report on Form 10-k, as filed with the Securities and Exchange Commission, is available without charge by written request to Eric
E. Stickels, Executive Vice President & CFO at the above address.

Banking Office Information

Main Office

182 Main Street,
Oneida, NY 13421
(315) 363-2000

Cazenovia Office

48 Albany Street,
Cazenovia, NY 13035
(315) 655-3402

Hamilton Office

35 Broad Street,
Hamilton, NY 13346
(315) 824-2800

Convenience Center

585 Main Street,
Oneida, NY 13421
(315) 363-3335

Camden Office

41 Harden Boulevard,
Camden, NY 13316
(315) 245-4200

Canastota Office

104 South Peterboro St.,
Canastota, NY 13032
(315) 697-7450

Chittenango Office

101 Falls Boulevard,
Chittenango, NY 13037
(315) 687-3921

Bridgeport Office

Bridgeport Plaza
Bridgeport, New York 13030
(315) 622-8256

Insurance Office Information

Oneida Office

169 Main Street,
Oneida, New York 13421
(315) 363-2100

Canastota Office

3215 Seneca Turnpike,
Canastota, NY 13032
(315) 697-2292

Syracuse Office

442 South Bay Road, Suite B
North Syracuse, NY 13212
(315) 432-0087

Liverpool Office

90 Commerce Blvd.,
Liverpool, NY 13088
(315) 432-0019

New Hartford Office

8246 Seneca Turnpike,
New Hartford, NY 13413
(315) 797-4920

Cazenovia Office

48 Albany Street,
Cazenovia, NY 13035
(315) 655-3434

Verona Office

Station Street & Route 31,
Verona, NY 13478
(315) 363-7974


---
 20

                As we start our ascent into the next five years,

                   we enter with anxious anticipation knowing

                     that it will be another exciting ride.

                                [PHOTO OMITTED]

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2003 and 2002

                        Report of Independent Accountants

The Board of Directors and Shareholders
Oneida Financial Corp.
Oneida, New York

We have audited the accompanying consolidated statement of condition as of December 31, 2003 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Oneida Financial Corp. as of December 31, 2002 and for the years ended December 31, 2002 and 2001 were audited by other auditors whose report dated January 24, 2003 expressed an unqualified opinion on those statements.

We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2003 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC
February 4, 2004

Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2003 and 2002
--------------------------------------------------------------------------------

Assets                                                                   2003                 2002
Cash and due from banks                                              $  12,288,708       $  15,442,715
Federal funds sold                                                              --           2,400,000
                                                                     -------------       -------------
        Total cash and cash equivalents                                 12,288,708          17,842,715

Investment securities, at fair value                                   122,049,398         123,256,143
Mortgage-backed securities, at fair value                               51,788,321          39,718,710

Mortgage loans held for sale                                             1,959,797           3,090,285

Loans receivable                                                       200,751,993         196,914,592
Allowance for loan losses                                               (2,115,387)         (2,109,144)
                                                                     -------------       -------------
        Net loans receivable                                           198,636,606         194,805,448

Premises and equipment, net                                             10,258,233          10,228,963
Accrued interest receivable                                              2,190,603           2,307,590
Other real estate                                                          115,281                  --
Cash surrender value - life insurance                                   10,372,718           9,892,332
Other assets                                                             5,798,333           3,437,231
Goodwill                                                                11,632,192          10,904,029
Other intangible assets                                                  1,098,841           1,186,648
                                                                     -------------       -------------

        Total Assets                                                 $ 428,189,031       $ 416,670,094
                                                                     =============       =============

Liabilities and Stockholders' Equity

Interest bearing deposits                                            $ 255,870,872       $ 245,827,978
Non-interest bearing deposits                                           49,644,336          45,950,878
Borrowings                                                              67,400,000          73,500,000
Other liabilities                                                        4,438,594           3,327,067
                                                                     -------------       -------------
        Total liabilities                                              377,353,802         368,605,923
                                                                     -------------       -------------

Stockholders' equity:
    Preferred stock, 1,000,000 shares authorized                                --                  --
    Common stock, $.01 par value, 20,000,000 shares authorized;
       5,495,069 shares issued                                              54,951              54,951
    Additional paid-in capital                                          17,551,620          17,042,792
    Retained earnings                                                   37,143,624          35,174,238
    Accumulated other comprehensive income                                  21,389             105,471
    Treasury stock (at cost, 401,625 and 432,924 shares)                (3,038,570)         (3,120,541)
    Common shares issued under employee stock plans - unearned            (581,172)           (727,670)
    Unearned stock-based compensation                                     (316,613)           (465,070)
                                                                     -------------       -------------
        Total stockholders' equity                                      50,835,229          48,064,171
                                                                     -------------       -------------

        Total Liabilities and Stockholders' Equity                   $ 428,189,031       $ 416,670,094
                                                                     =============       =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------

                                                             2003             2002              2001
Interest and dividend income:
    Interest and fees on loans                            $13,591,980      $14,013,782      $14,232,351
    Interest and dividends on investment securities:
      U. S. Government and agency obligations               1,539,223        1,731,413        1,832,347
      Corporate debt and equity obligations                 3,177,672        2,853,557        2,788,139
      Mortgage-backed securities                            1,653,506        2,569,321        3,202,602
      Other                                                   737,943          298,198          160,124
    Interest on federal funds sold
      and interest-bearing deposits                            93,964          184,744          245,534
                                                          -----------      -----------      -----------

        Total interest and dividend income                 20,794,288       21,651,015       22,461,097
                                                          -----------      -----------      -----------

Interest expense:
    Savings deposits                                          439,793          525,210          834,463
    Money market and interest-bearing checking                559,171          619,028          662,893
    Time deposits                                           3,941,448        5,397,131        6,532,688
    Short-term borrowings                                     756,077          999,830          669,064
    Long-term borrowings                                    2,526,338        2,627,086        3,529,121
                                                          -----------      -----------      -----------

        Total interest expense                              8,222,827       10,168,285       12,228,229
                                                          -----------      -----------      -----------

        Net interest income                                12,571,461       11,482,730       10,232,868

Provision for loan losses                                     530,563          163,516          480,000
                                                          -----------      -----------      -----------

        Net interest income after
           provision for loan losses                       12,040,898       11,319,214        9,752,868

Other income                                               10,954,159        8,519,638        7,170,832
Other expenses                                             18,725,376       15,482,396       12,870,561
                                                          -----------      -----------      -----------

        Income before income taxes                          4,269,681        4,356,456        4,053,139

Provision for income taxes                                  1,148,000        1,160,000        1,060,000
                                                          -----------      -----------      -----------

        Net Income                                        $ 3,121,681      $ 3,196,456      $ 2,993,139
                                                          ===========      ===========      ===========

Earnings per share - basic                                $      0.42      $      0.44      $      0.42
                                                          ===========      ===========      ===========

Earnings per share - diluted                              $      0.41      $      0.43      $      0.41
                                                          ===========      ===========      ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------



                                                                                     Additional
                                                             Common Stock             Paid-In          Retained      Comprehensive
                                                         Shares        Amount         Capital          Earnings          Income
Balance at December 31, 2000                           3,663,438      $366,344      $16,292,498      $31,176,041

Change in par value from $0.10 to $0.01                               (329,710)         329,710
Net income                                                                                             2,993,139      $ 2,993,139
                                                                                                                      -----------
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period                                                                                                    703,792
   Reclassification adjustment for gains included
     in net income                                                                                                       (197,762)
                                                                                                                      -----------
   Other comprehensive income, before tax                                                                                 506,030
   Income tax provision                                                                                                  (202,413)
                                                                                                                      -----------
   Other comprehensive income, net of tax                                                                                 303,617
                                                                                                                      -----------
Comprehensive income                                                                                                  $ 3,296,756
                                                                                                                      ===========
Shares issued under ESOP plan                                                           143,164
Shares earned under stock plans
Common stock cash dividends: $.24 per share                                                           (1,119,954)
Treasury stock purchased
Treasury stock reissued                                                                  13,518
                                                       ---------------------------------------------------------
Balance at December 31, 2001                           3,663,438      $ 36,634      $16,778,890      $33,049,226               --
Net income                                                                                             3,196,456      $ 3,196,456
                                                                                                                      -----------
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period                                                                                                  2,205,132
   Reclassification adjustment for gains included
     in net income                                                                                                       (298,884)
                                                                                                                      -----------
     Net unrealized holding gains                                                                                       1,906,248
     Minimum pension liability adjustment                                                                              (1,469,067)
                                                                                                                      -----------
   Other comprehensive income before tax                                                                                  437,181

   Income tax provision                                                                                                  (174,872)
                                                                                                                      -----------
   Other comprehensive income, net of tax                                                                                 262,309
                                                                                                                      -----------
Comprehensive income                                                                                                  $ 3,458,765
                                                                                                                      ===========
Three-for-two stock split effected in the
   form of a 50% stock dividend                        1,831,631        18,317                           (18,317)
Shares issued under ESOP plan                                                           200,555
Shares earned under stock plans
Tax benefit from stock plans                                                             63,820
Common stock cash dividends: $.34 per share                                                           (1,053,127)
Treasury stock reissued                                                                    (473)
                                                       ---------------------------------------------------------
Balance at December 31, 2002                           5,495,069      $ 54,951      $17,042,792      $35,174,238               --
                                                       =========      ========      ===========      ===========

                                                                                       Common Stock
                                                      Accumulated                      Issued Under      Unearned
                                                         Other                            Employee         Stock
                                                     Comprehensive       Treasury      Stock Plans -       Based
                                                      Income(Loss)         Stock          Unearned     Compensation         Total
Balance at December 31, 2000                           $ (460,455)     $ (3,728,951)    $(1,020,666)    $ (779,570)    $ 41,845,241

Change in par value from $0.10 to $0.01
Net income                                                                                                                2,993,139

   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period
   Reclassification adjustment for gains included in net income

   Other comprehensive income, before tax
   Income tax provision

   Other comprehensive income, net of tax                 303,617                                                           303,617

Comprehensive income

Shares issued under ESOP plan                                                               146,498                         289,662
Shares earned under stock plans                                                                            157,250          157,250
Common stock cash dividends: $.24 per share                                                                              (1,119,954)
Treasury stock purchased                                                    (17,675)                                        (17,675)
Treasury stock reissued                                                     549,020                                         562,538
                                                       ----------------------------------------------------------------------------
Balance at December 31, 2001                           $ (156,838)     $ (3,197,606)    $  (874,168)    $ (622,320)    $ 45,013,818
Net income                                                                                                                3,196,456

   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period
   Reclassification adjustment for gains included in net income

     Net unrealized holding gains
     Minimum pension liability adjustment

   Other comprehensive income before tax

   Income tax provision

   Other comprehensive income, net of tax                 262,309                                                           262,309

Comprehensive income

Three-for-two stock split effected in the
   form of a 50% stock dividend                                                                                                  --
Shares issued under ESOP plan                                                               146,498                         347,053
Shares earned under stock plans                                                                            157,250          157,250
Tax benefit from stock plans                                                                                                 63,820
Common stock cash dividends: $.34 per share                                                                     --       (1,053,127)
Treasury stock reissued                                                      77,065                             --           76,592
                                                       ----------      ------------------------------------------------------------
Balance at December 31, 2002                           $  105,471      $ (3,120,541)    $  (727,670)    $ (465,070)    $ 48,064,171
                                                       ==========      ============     ===========     ==========     ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------




               The accompanying notes are an integral part of the
                       consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------



                                                                                     Additional
                                                             Common Stock              Paid-In          Retained       Comprehensive
                                                          Shares        Amount         Capital          Earnings           Income
Balance at December 31, 2002 (continued)                5,495,069      $ 54,951     $ 17,042,792      $ 35,174,238
Net income                                                                                               3,121,681      $ 3,121,681
                                                                                                                        -----------
    Other comprehensive income, net of tax
    Unrealized gains on securities arising
             during period                                                                                                  368,091
    Reclassification adjustment for gains included
      in net income                                                                                                        (764,655)
                                                                                                                        -----------
      Net unrealized holding losses                                                                                        (396,564)
      Minimum pension liability adjustment                                                                                  256,428
                                                                                                                        -----------
    Other comprehensive loss before tax                                                                                    (140,136)
    Income tax benefit                                                                                                       56,054
                                                                                                                        -----------
    Other comprehensive loss, net of tax                                                                                    (84,082)
                                                                                                                        -----------
Comprehensive income                                                                                                    $ 3,037,599
                                                                                                                        ===========
Shares issued under stock plans                                                           58,950
Shares issued under ESOP plan                                                            313,023
Shares earned under stock plans
Tax benefit from stock plans                                                             133,037
Common stock cash dividends: $.367 per share                                                            (1,152,295)
Treasury stock reissued                                                                    3,818
                                                        ----------------------------------------------------------

Balance at December 31, 2003                            5,495,069      $ 54,951     $ 17,551,620      $ 37,143,624               --
                                                        =========      ========     ============      ============

                                                                                                       Common Stock
                                                       Accumulated                    Issued Under       Unearned
                                                           Other                         Employee          Stock
                                                      Comprehensive      Treasury     Stock Plans -        Based
                                                       Income(Loss)        Stock         Unearned      Compensation        Total
Balance at December 31, 2002 (continued)                $ 105,471     $ (3,120,541)    $ (727,670)      $ (465,070)    $ 48,064,171
Net income                                                                                                                3,121,681

    Other comprehensive income, net of tax
    Unrealized gains on securities arising
             during period
    Reclassification adjustment for gains included in net income

      Net unrealized holding losses
      Minimum pension liability adjustment

    Other comprehensive loss before tax
    Income tax benefit

    Other comprehensive loss, net of tax                  (84,082)                                                          (84,082)

Comprehensive income

Shares issued under stock plans                                                                            (58,950)              --
Shares issued under ESOP plan                                                             146,498                           459,521
Shares earned under stock plans                                                                            207,407          207,407
Tax benefit from stock plans                                                                                                133,037
Common stock cash dividends: $.367 per share                                                                             (1,152,295)
Treasury stock reissued                                                     81,971                                           85,789
                                                        ---------     -------------------------------------------------------------

Balance at December 31, 2003                            $  21,389     $ (3,038,570)    $ (581,172)      $ (316,613)    $ 50,835,229
                    === ====                            =========     ============     ==========       ==========     ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------




               The accompanying notes are an integral part of the
                       consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------

                                                                      2003               2002               2001
Operating activities:
    Net income                                                   $  3,121,681       $  3,196,456       $  2,993,139
    Adjustments to reconcile net income to
      net cash provided by operating activities:
        Depreciation and amortization                               1,166,338          1,083,840          1,167,983
        Amortization of premiums and
          (accretion of discounts) on securities, net                 467,446            202,010             40,645
        Provision for loan and other real estate losses               530,563            163,516            480,000
        Provision for deferred income taxes                           170,724             28,312              8,802
        Provision for investment losses                                    --                 --            118,750
        Gain on sales and calls of securities, net                   (764,655)          (298,884)          (197,762)
        ESOP shares earned                                            459,521            347,053            289,662
        Stock compensation earned                                     207,407            221,070            157,250
        Loss on sale of other real estate owned                        13,523             18,630             24,753
        Gain on sale of loans                                        (376,622)          (489,327)          (196,975)
        Income taxes payable                                          123,461           (436,134)           (50,767)
        Accrued interest receivable                                   116,987            165,296            239,288
        Other assets                                               (2,591,910)          (494,851)        (1,313,947)
        Other liabilities                                             777,076         (1,530,663)          (202,952)
        Origination of loans held for sale                        (49,091,313)       (29,551,974)       (31,434,973)
        Proceeds from sale of loans                                50,598,423         32,897,148         26,794,468
                                                                 ------------       ------------       ------------

        Net cash provided by (used in) operating activities         4,928,650          5,521,498         (1,082,636)
                                                                 ------------       ------------       ------------

Investing activities:
    Purchase of investment securities                             (74,405,406)       (79,081,374)       (47,738,862)
    Proceeds of maturities, sales or calls
      from investment securities                                   75,112,171         58,133,377         60,198,498
    Purchase of mortgage-backed securities                        (43,801,021)       (13,522,017)       (31,493,761)
    Principal collected on and proceeds from
      sales of mortgage-backed securities                          32,132,035         34,581,200         18,771,842
    Net  increase in loans                                         (4,777,568)        (3,369,498)        (2,244,886)
    Purchase of bank premises and equipment                        (1,085,808)        (2,379,887)        (2,667,386)
    Proceeds from sale of other real estate                           287,043            271,288            324,282
    Purchase of insurance agency                                     (513,949)          (383,146)          (965,390)
    Purchase of SBC Financial Corp., net of cash received                  --         (3,073,175)                --
    Purchase of life insurance                                             --                 --         (9,000,000)
                                                                 ------------       ------------       ------------

        Net cash used in investing activities                     (17,052,503)        (8,823,232)       (14,815,663)
                                                                 ------------       ------------       ------------

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2003, 2002 and 2001
--------------------------------------------------------------------------------

                                                                         2003               2002             2001
Financing activities:
    Net increase in demand deposits,
      savings, money market, interest-bearing checking and
      mortgagor's escrow accounts                                   $ 20,544,861       $ 14,475,872       $ 14,077,670
    Net (decrease) increase in time deposits                          (6,808,509)       (11,006,304)        11,329,719
    Proceeds from borrowings                                          20,400,000         11,500,000         16,500,000
    Repayment of borrowings                                          (26,500,000)       (14,600,000)       (12,000,000)
    Cash dividends                                                    (1,152,295)        (1,053,127)        (1,119,954)
    Exercise of stock options (using treasury stock)                      85,789             76,592             62,538
    Purchase of treasury stock                                                --                 --            (17,675)
                                                                    ------------       ------------       ------------

        Net cash provided by (used by)  financing activities           6,569,846           (606,967)        28,832,298
                                                                    ------------       ------------       ------------

        (Decrease) Increase in cash and cash equivalents              (5,554,007)        (3,908,701)        12,933,999

Cash and cash equivalents at beginning of year                        17,842,715         21,751,416          8,817,417
                                                                    ------------       ------------       ------------

        Cash and Cash Equivalents at End of Year                    $ 12,288,708       $ 17,842,715       $ 21,751,416
                                                                    ============       ============       ============

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest on deposits and obligations                          $  8,338,124       $ 10,198,948       $ 12,314,323
      Income taxes                                                     1,166,018          1,555,000            946,369
    Non-cash operating activities:                                            --
      Minimum pension liability adjustment                               256,428         (1,469,067)                --
    Non-cash investing activities:
      Unrealized gain (loss) on investment and mortgage-
        backed securities designated as available for sale              (396,564)         1,906,248            506,030
      Transfer of loans to other real estate                             415,847             53,756            370,532
      Note payables issued in connection with acquisition                219,782            194,500            860,000
      Obligation to issue stock in connection with acquisition                --                 --           (500,000)

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

      The Company completed its charter conversion from a Delaware corporation to a federal corporation on July 18, 2001. As part of the charter conversion, the total number of shares authorized changed from 8,000,000 at a par value of $0.10 to 20,000,000 at a par value of $0.01. In addition, one million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2003.

2.    Summary of Significant Accounting Policies

      Nature of Operations

      The Bank is located in Central New York with offices in the City of Oneida and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, and Bridgeport and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and State Bank of Chittenango (SBC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. OPFC primarily engages in investing activities of residential and commercial real estate mortgages. The Bank also provides trust and brokerage services. The Bank owns one insurance and financial services subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has five central New York offices.

      At December 31, 2003, the MHC, whose activities are not included in the accompanying financial statements, owns approximately 56.41% of the outstanding common stock of the Company. Salaries, employee benefits and rent approximating $21,000 were allocated from the Company to the MHC during 2003, 2002 and 2001.

      On October 1, 2003, the Bank completed its acquisition of MacDonald/Yando Agency, Inc., an insurance agency. The Bank paid $219,783 in cash and established a note payable for $219,783 to be paid over 24 months with interest at 5.0% per annum to acquire 100% of the capital stock of the MacDonald/Yando Agency, Inc. Goodwill of approximately $434,000 was recorded in conjunction with this transaction. An intangible asset was also established in the amount of $22,000 which will be amortized over a five year period. Amortization expense was $1,100 for 2003. MacDonald/Yando Agency, Inc. has been subsequently merged into B&H.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Nature of Operations (Continued)

      On July 1, 2002, the Bank completed its acquisition of Kennedy & Clarke, Inc., an insurance agency. The Bank paid $200,855 in cash and established a note payable for $194,500 to be paid over 24 months with interest at 6.0% per annum for fixed assets and other intangible assets. Goodwill of approximately $400,000 was recorded in conjunction with the transaction. Kennedy & Clarke, Inc. has been subsequently merged into B & H.

      On May 31, 2002, the Bank completed its acquisition of SBC Financial Corporation, the holding company of State Bank of Chittenango; a New York State chartered commercial bank. The two banking offices of Chittenango became banking offices of the Bank. The Bank has retained SBC as a special purpose commercial bank subsidiary of the Bank. SBC is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York law. The results of SBC's operations have been included in the consolidated financial statements since that date. The Bank paid $11.9 million ($243,000 was paid to Oneida Financial Corp. for shares previously owned) or $102.60 in cash for each of the 116,079 shares of common stock outstanding in SBC Financial Corporation. Assets acquired as a result of the acquisition totaled $66.5 million and resulted in additional goodwill of $5.6 million and a core deposit intangible of approximately $1.2 million. Amortization of the core deposit intangible approximated $108,700 and $63,000 for 2003 and 2002 respectively.

      The following summarizes the estimated fair values of the assets acquired and liabilities assumed as of May 31, 2002:

            Cash and cash equivalents                      $  8,592,957
            Investment and mortgage-backed securities        29,145,560
            Loans receivable, net                            26,706,492
            Other assets                                      2,032,340
            Goodwill                                          5,577,913
            Core deposit intangibles                          1,250,057
                                                           ------------
                    Total assets acquired                    73,305,319

            Deposits                                        (60,146,190)
            Other liabilities                                (1,492,997)
                                                           ------------
                                                           $ 11,666,132
                                                           ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Nature of Operations (Continued)

      The following represents pro-forma information on the results of operations for the twelve months ended December 31, 2002 and 2001:

                                                   For the Twelve Months Ended
                                                  December 31,      December 31,
                                                      2002              2001
                                                  ------------      -----------

      Net interest income
            Oneida Financial Corp.                $ 11,482,730      $10,232,868
            State Bank of Chittenango(1)               912,866        2,213,421

                                                  ------------      -----------
                 Combined                         $ 12,395,596      $12,446,289
                                                  ============      ===========

      Net income
            Oneida Financial Corp.                $  3,196,456      $ 2,993,139
            State Bank of Chittenango(1)              (478,554)         401,541

                                                  ------------      -----------
                 Combined                         $  2,717,902      $ 3,394,680
                                                  ============      ===========

      Net interest income
            Oneida Financial Corp.                $       0.44      $      0.42
            State Bank of Chittenango (1)                (0.07)            0.06

                                                  ------------      -----------
                 Combined                         $       0.37      $      0.48
                                                  ============      ===========

      (1) - Information for the twelve months ended 2002 for State Bank of Chittenango reflects the results of operations through May 31, 2002, the date of acquisition.

      On January 2, 2001, the Bank completed its acquisition of Noyes and LaLonde, Inc., an insurance agency. The Bank paid $667,500 in cash and established a note payable for $612,500 to be paid over 24 months with interest at 7.5% per annum to acquire certain tangible and intangible assets of the agency. Goodwill in the amount of $1,250,000 was recorded in conjunction with the transaction. Noyes and LaLonde, Inc. was subsequently merged into B &H. Additionally, effective as of January 1, 2001, the Bank also completed its acquisition of The Dunn Agency. The Bank paid $247,500 in cash and established a note payable for $247,500 to be paid over 24 months with interest at 7.5% per annum to acquire 100% of the capital stock of The Dunn Agency. Goodwill in the amount of $543,000 was recorded in conjunction with this transaction. The Dunn Agency was merged into B & H as of January 1, 2002.

      On October 2, 2000, the Company completed its acquisition of Bailey and Haskell Associates, Inc., an insurance agency. The Bank paid $3,075,000 in cash and $500,000 in Company stock, of which 102,366 shares of stock were issued to the Agency's shareholders. Goodwill in the amount of $3,350,000 was recorded in conjunction with the transaction. Under terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending in 2005. As of December 31, 2003 and 2002, $294,166 and $182,291 additional goodwill was recorded for the contingent purchase payment for 2002 and 2001 respectively.

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

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

      Use of Estimates

      To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, loan servicing rights, and fair values of financial instruments are particularly subject to change.

      Risks and Uncertainties

      In the normal course of its business, the Company encounters economic and regulatory risks. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases from its interest-earning assets. The Company's primary credit risk is the risk of default on the Company's loan portfolio and corporate debt obligations that results from the borrower's or corporation's inability or unwillingness to make contractually required payments. Market risk reflects potential changes in the value of collateral underlying loans, the fair value of investment securities and loans held for sale.

      The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulator's judgments based on information available to them at the time of their examination.

      Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits (with original maturity of three months or less) and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

      Investment Securities (including Mortgage-Backed Securities)

      Available-for-sale securities consist of securities reported at fair value, with net unrealized gains and losses reflected as a component of accumulated other comprehensive income, net of the applicable income tax effect. Realized gains and losses are included in the consolidated statement of income and are based on the amortized cost of the security sold. A decline in the fair value of any available for sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis. None of the Bank's securities have been classified as trading or held-to-maturity securities.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Investment Securities (including Mortgage-Backed Securities)

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

      Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

      As of December 31, 2003, the Company has $2.0 million of mortgage loan forward sale commitments to hedge interest rate risk on certain committed originated loans. The fair value of these commitments is not material.

      Allowance for Loan Losses

      The allowance is established through a provision for loan losses based upon management's evaluation of probable or incurred risk in the loan portfolio and current economic conditions. The allowance is established based upon management's evaluation of the probable and estimable losses in the loan portfolio, the composition of the loan portfolio and other quantitative and qualitative factors. Management's evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse circumstances that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and an analysis of the levels and trends of delinquencies, charge offs, and the risk ratings of the various loan categories. Quarterly, management evaluates the adequacy of the allowance and determines the appropriate level of provision for loan losses by applying a range of estimated loss percentages to each category of performing loans and classified loans. The allowance adjustment is based upon the net change in each portfolio category, as well as adjustment related to impaired loans, since the prior quarter. Management monitors and modifies the level of the allowance for loan losses to maintain it at a level which it considers adequate to provide for probable loan losses. Loans are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Premises and Equipment

      Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years. Maintenance and repairs are charged to operating expense as incurred.

      Other Real Estate

      Other real estate is comprised of real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure, and is carried at the lower of the recorded investment in the property or the fair value less estimated disposal costs.

      Goodwill and Other Intangible Assets

      Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance in 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

      Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and insurance acquisitions. They are initially measured at fair value and then amortized on a straight line method over their estimated useful lives. Core deposit intangibles are being amortized over 11.5 years and acquired customer relationship intangible over 5 years.

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

      Bank Owned Life Insurance

      The Company has purchased life insurance policies on certain key officers. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

      Insurance

      Commissions from sales of insurance products are recorded as income when earned.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Income Taxes

      Deferred income taxes are provided for revenue and expense items that are reported in different periods for financial reporting purposes than for tax purposes, principally depreciation, allowance for loan losses, pension benefits, and unrealized gains and losses on available-for-sale investments. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Trust Department Assets

      Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are included in Other Income. At December 31, 2003, the Bank maintained 435 trust/fiduciary accounts, with total assets of $79.9 million under management as compared to 380 trust/fiduciary accounts with $55.6 million total assets at December 31, 2002.

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

      Fair Value of Financial Instruments

      Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

      Operating Segment

      Internal financial information is primarily reported and aggregated in two lines of business; banking and insurance.

      Reclassification

      Some items in the prior year financial statements were reclassified to conform to the current presentation.

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

      Compensation expense equal to the market value of the Company's stock on the grant date is accrued ratably over the vesting period for shares of restricted stock granted. Compensation expense recorded in conjunction with this plan was $207,407, $157,250 and $157,250 for 2003, 2002 and 2001
      respectively.

      The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

                                                                 2003                2002              2001
      Net income:
          As reported                                        $  3,121,681       $  3,196,456       $  2,993,139
      Deduct: Total stock-based employee
          compensation expense determined under
          fair value method, net of related tax effects          (114,601)           (59,845)           (67,784)

                                                             ------------       ------------       ------------
          Pro forma                                          $  3,007,080       $  3,136,611       $  2,925,355
                                                             ============       ============       ============

      Earnings per share:
          As reported
            Basic                                            $       0.42       $      0.44        $       0.42
            Diluted                                          $       0.41       $      0.43        $       0.41

          Pro forma
            Basic                                            $       0.41       $      0.43        $       0.41
            Diluted                                          $       0.39       $      0.42        $       0.40

      The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with following assumptions:

                                                   2003        2002        2001

      Risk free interest rate                      2.74%       4.26%       4.33%
      Dividend yield                               3.00%       3.00%       3.22%
      Market price volatility                     37.30%      29.81%      29.81%

      An assumed weighted average option life of 5 years has been utilized for each year. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Therefore, preceding results are not likely to be representative of the effects of reporting net income of future periods due to additional years of vesting. The weighted average fair value per share of discounted options granted during 2003, 2002 and 2001 was $5.56, $4.32 and $4.36 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

      Earnings per Share

      Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share give effect to weighted average shares, which would be outstanding assuming the exercise of issued options and awards using the treasury stock method. The Company declared a three-for-two stock dividend to all shareholders of record as of February 10, 2004. The weighted average shares outstanding and earnings per share and dividends per share information has been adjusted to reflect the three-for-two stock split declared. Earnings per common share have been computed based on the following for the years ended December 31:

      Twelve Months Ended December 31, 2003            Income         Shares        Per Share
      Net income                                    $3,121,681
                                                    ==========
      Basic earnings per share                       3,121,681      7,376,791      $     0.42
                                                                                   ==========
      Effect of dilutive securities:
          Stock options and awards                                    238,395
                                                    ----------      ---------      ----------
              Diluted earnings per share            $3,121,681      7,615,186      $     0.41
                                                    ==========      =========      ==========

      Twelve Months Ended December 31, 2002           Income          Shares      Per Share
      Net income                                    $3,196,456
                                                    ==========
      Basic earnings per share                       3,196,456      7,274,787      $     0.44
                                                                                   ==========
      Effect of dilutive securities:
          Stock options and awards                                    244,902
                                                    ----------      ---------      ----------
              Diluted earnings per share            $3,196,456      7,519,689      $     0.43
                                                    ==========      =========      ==========

      Twelve Months Ended December 31, 2001           Income         Shares        Per Share
      Net income                                    $2,993,139
                                                    ==========
      Basic earnings per share                       2,993,139      7,184,192      $     0.42
                                                                                   ==========
      Effect of dilutive securities:
          Stock options and awards                                    155,772
                                                    ----------      ---------      ----------
              Diluted earnings per share            $2,993,139      7,339,964      $     0.41
                                                    ==========      =========      ==========

      Treasury Stock

      Treasury stock purchases are recorded at cost. There were no shares of treasury stock purchased during 2003 and 2002. During 2003 and 2002, 31,299 and 11,421 shares of treasury stock were reissued at an average cost of $2.62 and $6.72, respectively. The shares reissued during 2003 and 2002 were issued on the exercise of stock options.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (Continued)

       Other Comprehensive Income

       The following represents a summary of the tax effects of each component of other comprehensive income for the year ended December 31, 2003:

                                                                                Tax
                                                              Before-Tax      (Expense)      Net-of-Tax
                                                                Amount       or Benefit         Amount
      Unrealized gains on securities
            Unrealized holding gains (losses) arising
              during period                                   $ 368,091       $(147,236)      $ 220,855
            Less: reclassification adjustment for
              gains realized in income                         (764,655)        305,861        (458,794)
                                                              -----------------------------------------
            Net unrealized gains (losses)                      (396,564)        158,625        (237,939)

                                                              -----------------------------------------
      Minimum pension liability adjustment                      256,428        (102,571)        153,857
                                                              -----------------------------------------

      Other comprehensive income (loss)                       $(140,136)      $  56,054       $ (84,082)
                                                              =========================================

      The following represents a summary of the balances within accumulated other comprehensive income as of December 31, net of tax:

                                                              Unrealized       Minimum        Accumulated
                                                                 Gains         Pension           Other
                                                             (Losses) On      Liability      Comprehensive
                                                              Securities      Adjustment     Income (Loss)
      Balance December 31, 2000                              $  (460,455)      $      --       $(460,455)
      Current period change                                      303,617              --         303,617
                                                             ----------------------------------------------
      Balance December 31, 2001                                 (156,838)             --        (156,838)
      Current period change                                    1,143,749        (881,440)        262,309
                                                             ----------------------------------------------
      Balance December 31, 2002                                  986,911        (881,440)        105,471
      Current period change                                     (237,939)        153,857         (84,082)
                                                             ----------------------------------------------
      Balance December 31, 2003                              $   748,972       $(727,583)      $  21,389
                                                             ----------------------------------------------

      New Pronouncements

      During 2003, the Company adopted FASB Statement 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", FASB Statement 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equitites", FASB 132, "Employers' Disclosures about Pension and Other Postretirement Benefits", FASB Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees", and FASB Interpretation 46, "Consolidation of Variable Interest Entities." SFAS Statement 132 (revised 2003) requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.    Investment Securities and Mortgage-Backed Securities

      Investment securities and mortgage-backed securities consist of the following at December 31:

                                                                                             2003
                                                                     --------------------------------------------------
                                                                                                Gross Unrealized
                                                                      Fair Value            Gains              Losses
      Investment Securities
         Available for sale portfolio:
            Debt securities:
              U. S. Agencies                                         $ 45,499,701       $    212,414       $    552,621
              Corporate                                                31,736,064            610,449             49,814
              State and municipals                                     26,109,698            648,900             34,925
                                                                     ------------       ------------       ------------
                                                                      103,345,463          1,471,763            637,360
            Equity investments:
              Mutual funds and other stocks                            15,333,935            313,596                 --
              Federal Home Loan Bank stock                              3,370,000                 --                 --
                                                                     ------------       ------------       ------------
                                                                     $122,049,398       $  1,785,359       $    637,360
                                                                     ============       ============       ============
      Mortgage-Backed Securities
         Available for sale portfolio:
            Federal National Mortgage Association                    $ 21,978,730       $    207,738       $     92,022
            Federal Home Loan Mortgage Corp.                           22,933,883            178,539             39,519
            Government National Mortgage Assoc                          1,587,629             84,223                276
            Small Business Administration                                 564,149                 --                989
            Collateralized Mortgage Obligations                         4,723,930              5,622            243,023
                                                                     ------------       ------------       ------------
                                                                     $ 51,788,321       $    476,122       $    375,829
                                                                     ============       ============       ============

                                                                                           2002
                                                                     --------------------------------------------------
                                                                                               Gross Unrealized
                                                                      Fair Value            Gains              Losses
      Investment Securities
         Available for sale portfolio:
            Debt securities:
              U. S. Agencies                                         $ 49,506,649       $    916,735       $      3,620
              Corporate                                                42,250,241            681,540          1,181,762
              State and municipals                                     12,962,002            346,009             26,346
                                                                     ------------       ------------       ------------
                                                                      104,718,892          1,944,284          1,211,728
            Equity investments:
              Mutual funds and other stocks                            14,852,251            262,500            430,588
              Federal Home Loan Bank stock                              3,685,000                 --                 --
                                                                     ------------       ------------       ------------
                                                                     $123,256,143       $  2,206,784       $  1,642,316
                                                                     ============       ============       ============
      Mortgage-Backed Securities
         Available for sale portfolio:
            Federal National Mortgage Association                    $ 13,073,734       $    445,934       $         --
            Federal Home Loan Mortgage Corp.                           19,368,542            485,059             31,074
            Government National Mortgage Assoc                          4,448,530            192,988                 --
            Small Business Administration                                 711,620                 --              1,291
            Collateralized Mortgage Obligations                         2,116,284             19,490             30,719
                                                                     ------------       ------------       ------------
                                                                     $ 39,718,710       $  1,143,471       $     63,084
                                                                     ============       ============       ============

      The fair value of available-for-sale debt securities at December 31, 2003 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.    Investment Securities and Mortgage-Backed Securities (Continued)

                                                     Fair Value

      Due within one year                          $  1,190,198
      Due after one year through five years          21,683,660
      Due after five years through ten years         33,908,352
      Due after ten years                            46,563,253
                                                   ------------
            Total                                   103,345,463
      Mortgage-backed securities                     51,788,321
                                                   ------------
            Total                                  $155,133,784
                                                   ============

      Gross gains of $1,040,872, $526,641 and $238,807 for 2003, 2002 and 2001,
      respectively and gross losses of $276,217, $227,757 and $41,045 for 2003, 2002 and 2001 were realized on sales and calls of securities.

      Investment securities with a carrying value of $36,937,127 at December 31, 2003 were pledged to collateralize borrowing arrangements and other commitments. The carrying value of securities which are pledged to secure public deposits and for other purposes required or permitted by law, aggregated approximately $5,675,000 at December 31, 2003.

      At year end 2003 and 2002, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity.

      Securities with unrealized losses at year end 2003 not recognized in income are as follows:

                                                      Less than 12 Months               More than 12 Months
                                                   Fair            Unrealized           Fair         Unrealized
      Description of Securities                    Value              Loss             Value             Loss
      U. S. Agencies                            $16,575,038       $   552,621
      Corporate                                   5,431,454            27,193       $ 1,973,280       $ 22,621
      State and municipals                        4,181,974            34,925
      Federal National Mortgage Assoc.            10,594,667            92,022
      Federal Home Loan Mortgage Corp.            7,515,239            39,519
      Government National Mortgage                   27,349               276
      Small Business Administration                                                  564,149               989
      Collateralized Mortgage Obligations         3,701,355           243,023
                                                -----------       -----------       -----------       --------
      Total temporarily impaired                $48,027,076       $   989,579       $ 2,537,429       $ 23,610
                                                ===========       ===========       ===========       ========

      Unrealized losses on investments have not been recognized into income because the issuer(s) securities are of investment grade, management has the intent and ability to hold for the foreseeable future and the decline in fair value is largely due to declines in market interest rates since the securities were purchased. The fair value is expected to recover as the securities(s) approach their maturity dates.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.    Loans Receivable

      The components of loans receivable at December 31 are as follows:

                                                    2003                2002

      Residential                               $  94,951,657     $  97,639,155
      Consumer loans                               36,122,048        37,421,111
      Commercial real estate                       38,184,195        32,079,083
      Commercial loans                             31,494,093        29,775,243
                                                -------------     -------------
                                                  200,751,993       196,914,592
      Allowance for loan losses                    (2,115,387)       (2,109,144)
                                                -------------     -------------
            Net loans                           $ 198,636,606     $ 194,805,448
                                                =============     =============

      The Bank grants commercial, consumer and residential loans primarily throughout Madison and Oneida counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the counties.

      At December 31, 2003 and 2002 loans to officers and directors were approximately $2.9 million and $747,000 respectively. During 2003, $2.2 million of new loans were made to officers and directors.

      An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

                                           2003           2002          2001

      Balance at beginning of year      $ 2,109,144   $ 1,671,973   $ 1,632,021
      Loans charged off                    (725,263)     (807,470)     (502,895)
      Recoveries                            200,943       119,312        62,847
      Provision for loan losses             530,563       163,516       480,000
      SBC acquisition                            --       961,813            --
                                        -----------   -----------   -----------
            Balance at end of year      $ 2,115,387   $ 2,109,144   $ 1,671,973
                                        ===========   ===========   ===========

      Impaired loans were as follows:

                                                             2003         2002

      Impaired loans                                        $700,012    $733,801
      Allocated allowance for loan losses                   $352,505    $346,443

      Average of impaired loans during the year             $927,073    $833,066
      Cash-basis interest income recognized                 $ 41,370    $ 29,582

       Nonperforming loans were as follows:

                                                              2003        2002

      Loans past due over 90 days still on accrual          $ 34,205    $     --
      Nonaccrual loans                                      $147,417    $ 49,117

      Loans having carrying values of $415,847 and $53,756 were transferred to other real estate in 2003 and 2002, respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5.    Secondary Mortgage Market Activities

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balance of mortgage loans serviced for others was $93,054,751 and $69,648,023 at December 31, 2003 and 2002 respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $853,400 and $619,300 at December 31, 2003 and 2002, respectively.

      The balance of mortgage servicing rights included in other assets at December 31, 2003 and 2002 was $351,515 and $146,866 respectively. The capitalization of the servicing rights was determined using a discount rate of 7.5% and a 20% prepayment percentage rate over the life of the mortgages. For the year ended December 31, 2003 and 2002, $285,763 and $177,735 of mortgage servicing rights were capitalized, offset by amortization of the rights of $ 81,114 during 2003 and $30,869 during 2002.

6.    Premises and Equipment

      Premises and equipment consist of the following at December 31:

                                                    2003               2002

      Land and buildings                        $ 11,991,473       $ 10,463,370
      Equipment and fixtures                       7,043,209          7,126,496
      Construction in progress                        31,106            413,576
                                                ------------       ------------
                                                  19,065,788         18,003,442
      Accumulated depreciation                    (8,807,555)        (7,774,479)
                                                ------------       ------------
            Net book value                      $ 10,258,233       $ 10,228,963
                                                ============       ============

      Depreciation expense was $1,056,538, $1,020,431 and $825,108 in 2003, 2002
and 2001, respectively.

7.    Goodwill and Other Intangible Assets

      Goodwill and other intangible assets consist of the following at December 31:

                                                       As of December 31, 2003
                                          ------------------------------------------------
                                              Gross
                                            Carrying        Accumulated
                                              Value         Amortization          Net
                                          -------------    -------------     -------------
      Goodwill                            $  12,030,900    $    (398,708)    $  11,632,192
      Core deposit intangible                 1,250,057         (172,109)        1,077,948
      Customer relationship intangible           21,993           (1,100)           20,893
                                          -------------    -------------     -------------
                   Total                  $  13,302,950    $    (571,917)    $  12,731,033
                                          =============    =============     =============

                                                      As of December 31, 2002
                                          ------------------------------------------------
                                              Gross
                                            Carrying        Accumulated
                                              Value         Amortization          Net
                                          -------------    -------------     -------------
      Goodwill                            $  11,302,737    $    (398,708)    $  10,904,029
      Core deposit intangible                 1,250,057          (63,409)        1,186,648
                                          -------------    -------------     -------------
                   Total                  $  12,552,794    $    (462,117)    $  12,090,677
                                          =============    =============     =============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

7.    Goodwill and Other Intangible Assets (Continued)

      Goodwill is no longer being amortized starting in 2002. The effect of not amortizing goodwill is summarized as follows:

                                                         For the Twelve Months Ended
                                              December 31,      December 31,      December 31,
                                                  2003              2002              2001
      Reported net income                    $   3,121,681     $   3,196,456     $   2,993,139
      Goodwill amortization, net of tax                 --                --           253,213
                                             -------------     -------------     -------------
      Adjusted net income                    $   3,121,681     $   3,196,456     $   3,246,352
                                             =============     =============     =============

      Basic earnings per share:
      Reported earnings per share            $        0.42     $        0.44     $        0.42
      Goodwill amortization, net of tax                 --                --              0.03
                                             -------------     -------------     -------------
      Adjusted basic earnings per share      $        0.42     $        0.44     $        0.45
                                             =============     =============     =============

      Diluted earnings per share:
      Reported earnings per share            $        0.41     $        0.43     $        0.41
      Goodwill amortization, net of tax                 --                --              0.03
                                             -------------     -------------     -------------
      Adjusted diluted earnings per share    $        0.41     $        0.43     $        0.44
                                             =============     =============     =============

      Amortization of the core deposit intangible for the next five years is estimated to be $109,000 while amortization of the customer relationship intangible for the next five years is estimated to be $4,400. The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

                                                Banking          Insurance
                                               Activities        Activities            Total
         Balance as of December 31, 2000      $         --      $  3,294,167       $  3,294,167
         Goodwill acquired                              --         1,793,128          1,793,128
         Amortization expense                           --          (342,875)          (342,875)

                                              ------------      ------------       ------------
         Balance as of December 31, 2001                --         4,744,420          4,744,420
         Goodwill acquired                       5,577,913           581,696          6,159,609
                                              ------------      ------------       ------------
         Balance as of December 31, 2002         5,577,913         5,326,116         10,904,029
         Goodwill acquired                              --           728,163            728,163
                                              ------------      ------------       ------------
         Balance as of December 31, 2003      $  5,577,913      $  6,054,279       $ 11,632,192
                                              ============      ============       ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.    Due to Depositors

      Amounts due to depositors at December 31 are as follows:

                                                         2003               2002
      Non-interest bearing demand                     $ 49,644,336      $ 45,950,878
      Savings                                           68,412,266        64,085,041
      Money market and interest-bearing checking        59,945,004        47,323,882
      Time deposit                                     126,749,265       133,557,774
      Mortgage escrow funds                                764,337           861,281
                                                      ------------      ------------
            Total due to depositors                   $305,515,208      $291,778,856
                                                      ============      ============

      At December 31, 2003 and 2002, time deposits with balances in excess of $100,000 totaled $32,467,366 and $31,278,145, respectively.

      The contractual maturity of time deposits as of December 31, are as follows:

                                          2003                         2002
                               ------------------------       ------------------------
      Maturity                    Amount        Percent          Amount        Percent
      One year or less         $ 79,542,342       62.8%       $ 82,441,570       61.7%
      One to two years           20,456,104       16.1          21,205,750       15.9
      Two to three years          8,213,645        6.5          12,367,967        9.3
      Three to four years        12,887,672       10.2           5,359,793        4.0
      Four to five years          5,592,082        4.4          11,917,135        8.9
      Over five years                57,420        0.0             265,559        0.2
                               ------------      -----        ------------      -----
                               $126,749,265      100.0%       $133,557,774      100.0%
                               ============      =====        ============      =====

9.    Borrowings

      Outstanding borrowings as of December 31 are as follows:

                                                                     2003            2002
      Short-term borrowings:
          Federal Home Loan Bank outstanding line of credit      $ 2,500,000      $        --
          Federal Home Loan Bank advances                         13,500,000       18,500,000
      Long-term borrowings:
          Federal Home Loan Bank advances                         51,400,000       55,000,000
                                                                 -----------      -----------
                                                                 $67,400,000      $73,500,000
                                                                 ===========      ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

9.    Borrowings (Continued)

      Borrowings at December 31, 2003 have maturity dates as follows:

                                            Range of            Average
                                             Rates                Rate
      Overnight Line of Credit                1.04%               1.04%         2,500,000
      2004                                1.12% - 1.26%           1.21%        13,500,000
      2005                                1.20% - 6.56%           5.21%         9,000,000
      2006                                4.57% - 5.33%           4.94%        10,000,000
      2007                                    6.36%               6.36%         1,000,000
      2008                                3.75% - 5.00%           4.58%         7,900,000
      Thereafter                          3.34% - 6.74%           5.10%        23,500,000
                                                                             ------------
                                                                             $ 67,400,000
                                                                             ============

      The Bank has available a $41,244,000 line of credit with the Federal Home Loan Bank of which $2,500,000 is outstanding at December 31, 2003. At December 31, 2003, borrowings are collateralized by pledged securities, which had a carrying value of $36,937,127 and residential mortgages in the amount of $58,425,378 pledged under a blanket collateral agreement. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2003. In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2003.

10.   Income Taxes

      The provision for income taxes for the years ended December 31, consists of the following:

                                            2003            2002              2001
        Current:
            Federal                     $   918,531      $ 1,084,006      $ 1,007,624
            State                            58,745           47,682           43,574
        Deferred:
            Federal                         141,469           20,994             (124)
            State                            29,255            7,318            8,926
                                        -----------      -----------      -----------
                                        $ 1,148,000      $ 1,160,000      $ 1,060,000
                                        ===========      ===========      ===========

      A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

                                               2003      2002        2001

      Federal statutory income tax rate         34%        34%        34%
      State tax, net of federal benefit          1%         1%         1%
      Tax exempt investment income             (10)%      (10)%       (9)%
      Other                                                 2%
                                               ---        ---        ---
            Effective tax rate                  25%        27%        26%
                                               ===        ===        ===

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Income Taxes (Continued)

      The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                                 2003              2002
                                                                    Asset (Liability)
      Allowance for loan losses                                $ 846,000       $ 829,000
      Depreciation                                               451,000         383,000
      Investment securities                                     (730,000)       (846,000)
      Pension benefits                                           (31,000)        198,000
      Core deposit intangible                                   (440,000)       (466,000)
      Mortgage related fees                                     (262,000)       (125,000)
      Other                                                      (14,000)        (43,000)
                                                               ---------       ---------
            Total deferred income tax liability, net           $(180,000)      $ (70,000)
                                                               =========       =========

11.   Benefit Plans

      The Bank provides a noncontributory defined benefit retirement accumulation plan (cash balance plan) covering substantially all employees. Under the plan, retirement benefits are primarily a function of the employee's years of service and level of compensation.

      Information about changes in obligations and funded status of the defined benefit pension plan follows:

                                                                    2003             2002
      Change in benefit obligation:
          Benefit obligation at beginning of year              $ 4,230,506       $ 3,772,262
          Service cost                                             267,080           216,562
          Interest cost                                            275,061           259,913
          Actuarial loss                                           119,183           189,292
          Benefits paid                                           (177,516)         (207,523)
                                                               -----------       -----------
            Benefit obligation at end of year                  $ 4,714,314       $ 4,230,506
                                                               ===========       ===========

      Change in plan assets, at fair value:
          Beginning plan assets                                $ 3,229,992       $ 4,121,955
          Actual return                                            578,453          (684,440)
          Benefits paid                                           (177,516)         (207,523)
          Employer contributions                                   612,030                --
                                                               -----------       -----------
            Ending plan assets                                 $ 4,242,959       $ 3,229,992
                                                               ===========       ===========

      Funded status (plan assets less benefit obligation)      $  (471,355)      $(1,000,514)
      Unrecognized (gain)/loss                                   1,698,279         2,006,409
      Unrecognized past service gain                              (386,184)         (449,433)
      Additional minimum liability recognized                   (1,212,639)       (1,469,067)
                                                               -----------       -----------
            (Accrued)/Prepaid expense                          $  (371,899)      $  (912,605)
                                                               ===========       ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      Amounts recognized in the balance sheet consist of:

                                                                         2003              2002
      Accrued benefit cost                                            $   840,740       $   556,462
      Accumulated other comprehensive income                           (1,212,639)       (1,469,067)
                                                                      -----------       -----------
                     Net amount recognized                            $  (371,899)      $  (912,605)
                                                                      ===========       ===========

      The accumulated benefit obligation for the pension plan was $4,614,858 and $4,142,597 at year-end 2003 and 2002 respectively.

      The net periodic pension cost for the years ended December 31 includes the following components:

                                                             2003            2002           2001
      Service cost benefits earned during the period      $ 267,080       $ 216,562       $ 208,121
      Interest cost on projected benefit obligation         275,061         259,913         245,181
      Expected return on plan assets                       (310,253)       (376,593)       (412,824)
      Net amortization and deferral                          95,864         (24,590)        (63,239)
                                                          ---------       ---------       ---------
            Net periodic pension cost (benefit)           $ 327,752       $  75,292       $ (22,761)
                                                          =========       =========       =========

      Additional Information                                                                      2003            2002
          Increase (decrease) in minimum liability included in other comprehensive income      $(153,857)       $881,440

      Assumptions

      Weighted-average assumptions used to determine
              benefit obligation at year-end
      Discount rate                                                                                6.375%           6.50%
      Rate of compensation increase                                                                 3.50%           4.00%

      Weighted-average assumptions used to determine
              net cost
      Discount rate                                                                                 7.00%           6.50%
      Expected return on plan assets                                                                9.00%           9.00%
      Rate of compensation increase                                                                 4.25%           4.00%

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      The Company's pension plan asset allocation at year-end 2003 and 2002, target allocation for 2004, and expected long-term rate of return by asset category are as follows:

                                                       Percentage of               Weighted-
                                        Target          Plan Assets            Average Expected
                                      Allocation      at December 31,           Long Term Rate
      Asset Category                     2004         2003        2002          of Return 2003
          Equity Securities                65%             67%       60%             8 - 12%
          Debt Securities                  35%             33%       40%             5 - 9%
          Real Estate                       0%              0%        0%
          Other                             0%              0%        0%
                                      -------        ------------------
                 Total                    100%            100%      100%               9%
                                      =======        ==================

      Plan assets are invested in six diversified investment funds of the RSI Retirement Trust (the "Trust"), a no load series open-ended mutual fund. The investment funds include four equity mutual funds and two bond mutual funds, each with its own investment objectives, investment strategies and risks, as detailed in the Trust's prospectus. The Trust has been given discretion by the Plan Sponsor to determine the appropriate strategic asset allocation versus plan liabilities, as governed by the Trust's Statement of Investment Objectives and Guidelines. The investment goal is to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long-term.

      The Company expects to contribute $348,000 to the Plan for the year ending December 31, 2004.

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

                                                                   2003              2002
      Change in benefit obligation:
          Beginning benefit obligation                         $ 1,870,672       $ 2,141,211
          Service cost                                              19,200            12,017
          Interest cost                                            122,601            83,382
          Actuarial loss                                           214,884          (310,392)
          Benefits paid                                           (130,228)          (55,546)
                                                               -----------       -----------
            Ending benefit obligation                          $ 2,097,129       $ 1,870,672
                                                               ===========       ===========

      Change in plan assets, at fair value:
          Beginning plan assets                                $ 2,211,538       $ 2,520,424
          Actual return on plan assets                             387,136          (253,340)
          Benefits paid                                           (130,228)          (55,546)
                                                               -----------       -----------
            Ending plan assets                                 $ 2,468,446       $ 2,211,538
                                                               ===========       ===========

      Funded status (plan assets less benefit obligation)      $   371,317       $   340,866
      Unrecognized (gain)/loss                                      77,858            66,750
                                                               -----------       -----------
            (Accrued)/Prepaid expense                          $   449,175       $   407,616
                                                               ===========       ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      Amounts recognized in the balance sheet consisted of:

                                                            2003          2002

      Prepaid benefit cost                                $449,175      $407,616
      Accrued benefit cost                                      --            --
      Accumulated other comprehensive income                    --            --
                                                          --------      --------

                     Net amount recognized                $449,175      $407,616
                                                          ========      ========

      The accumulated benefit obligation for the pension plan was $2,097,129 and $1,870,672 at year-end 2003 and 2002 respectively.

      The net periodic pension cost for the years ended December 31 includes the following components:

                                                           2003          2002

      Service cost benefits earned during the period     $  19,200    $  12,017
      Interest cost on projected benefit obligation        122,601       83,382
      Expected return on plan assets                      (183,360)    (123,802)
                                                         ---------    ---------
            Net periodic pension benefit                 $ (41,559)   $ (28,403)
                                                         =========    =========

      Additional Information                                                           2003              2002
          Increase in minimum liability included in other comprehensive income      $      --           $   --

      Assumptions

      Weighted-average assumptions used to determine
              benefit obligation at year-end
      Discount rate                                                                     6.000%           6.75%
      Rate of compensation increase                                                      0.00%           0.00%

      Weighted-average assumptions used to determine
              net cost
      Discount rate                                                                      6.00%           6.75%
      Expected return on plan assets                                                     8.00%           8.50%
      Rate of compensation increase                                                      0.00%           0.00%

      The Company's pension plan asset allocation at year-end 2003 and 2002, target allocation for 2004, and expected long-term rate of return by asset category are as follows:

                                                             Percentage of              Weighted-
                                          Target               Plan Assets          Average Expected
                                       Allocation           at September 30,         Long Term Rate
      Asset Category                       2004             2003        2002         of Return 2003
          Equity Securities                   60%           59.7%       55.3%               8%
          Debt Securities                     40%           34.5%       36.3%               6%
          Other                                0%            5.8%        8.4%
                                        ---------          -----------------
                 Total                       100%            100%        100%               8%
                                        ========           =================

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      The New York State Bankers Retirement System (the "System") was established in 1938 to provide for the payment of benefits to employees of participating banks. The System utilizes two investment management firms each investing approximately 50% of the total portfolio with 60% invested in equity securities and 40% invested in debt securities. Firm 1 is employed for expertise as a Value Manager and is allowed to invest in a certain amount of equity portfolio in international securities while the equities managed by Firm 2 are in a commingled Large Cap Equity Fund. The Fund is invested in a diversified portfolio of common or capital stocks, bonds, debentures, or preferred stocks or in other types of equity investment whether foreign or domestic. For the debt securities, Firm 1 manages a fixed income portfolio while Firm 2 manages a fixed income fund. Both portfolios' guidelines are set forth in the System's investment policy.

      The Company expects to contribute $0 to the Plan for the year ending September 30, 2004.

      In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis. Under the plan, employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 3% of compensation. Contributions associated with the plan amounted to $205,527, $168,638 and $143,312 for the years ended December 31, 2003, 2002 and 2001, respectively.

      In connection with the reorganization (Note 1), the Bank established The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP purchased 299,655 shares of common stock in the open market subsequent to the reorganization and offering. The purchase of the shares were funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 4.25% and 4.75% for 2003 and 2002, respectively. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding. Compensation expense approximated $460,000, $347,000 and $290,000 for the years ended 2003, 2002 and 2001, respectively. Of the 299,655 shares acquired on behalf of the ESOP 30,034, 30,034 and 30,033 were released in December 31, 2003, 2002 and 2001, respectively. The estimated fair value of the remaining 119,148 shares held in suspense at December 31, 2003 is approximately $1,756,000.

12.   Stock Based Compensation Plans

      During 2000, shareholders approved the 2000 Stock Option Plan and Management Recognition and Retention Plan for directors, officers and key employees. Under the Stock Option Plan up to 374,568 options have been authorized for grant of incentive stock options. The exercise price of options granted is equal to the market value of the Company's shares at the date of grant. All options have a 10-year term and vest and become exercisable ratably over a five-year period. Activity in these plans for 2003, 2002 and 2001 was as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.   Stock Based Compensation Plans (Continued)

                                                                      Range of                           Weighted Average
                                                                       Option                              Exercise Price
                                                  Options               Price              Shares              Shares
                                                Outstanding           Per Share          Exercisable        Outstanding
      Outstanding at December 31, 2000             338,625         $         4.722                --        $   4.722
          Granted                                    5,367           9.333 - 9.787
          Exercised                                (25,281)                  4.722
          Forfeited                                     --                      --

      Outstanding at December 31, 2001             318,711         $4.722 - 9.787             47,811        $   4.801
          Granted                                    1,587           9.60 - 12.367
          Exercised                                (17,925)                  4.722
          Forfeited                                 (4,512)           4.722 - 9.60

      Outstanding at December 31, 2002             297,861         $4.722 - 12.367            94,686        $   4.829
          Granted                                   31,454          12.00 - 18.167
          Exercised                                (58,152)                  4.722
          Forfeited                                 (1,350)           4.722- 12.00

      Outstanding at December 31, 2003             269,813          4.722 - 18.167           125,813        $   6.434

      There were 15,693 and 35,943 shares available for future grants under the plan described above as of December 31, 2003 and 2002. At December 31, 2003 the weighted average information for outstanding and exercisable shares is as follows:

               Options Outstanding                                              Options Exercisable
                                                 Weighted Average                     Weighted
          Range of                                          Remaining                 Average
          Exercise                           Exercise         Life                    Exercise
           Price               Shares         Price          (Years)       Shares       Price
           $4.72               233,487        $  4.72          6.30       102,537      $  4.72
      $9.087 - $10.90            5,367        $  9.41          6.30         5,367      $  9.41
      $10.90 - $12.733          19,755        $ 12.02          8.90         6,705      $ 12.05
      $16.353 - $18.167         11,204        $ 17.32          6.30        11,204      $ 17.32

                               -------        -------          ----       -------      -------
       Total/Average           269,813        $  5.87          6.49       125,813      $  6.43
                               =======        =======          ====       =======      =======

      During 2000, the Company awarded 166,000 shares of restricted stock under the Management Recognition and Retention Plan. The market value of shares awarded at the date of grant approximated $884,000 and has been recognized in the accompanying statement of condition as unearned stock-based compensation. The market value of the shares awarded will be recognized as compensation expense ratably over the five-year vesting period of the awards. In addition, in 2003, the Company awarded 8,100 shares of restricted stock under the plan having a market value of approximately $97,200 and has also been recognized as unearned stock-based compensation and will be recognized as compensation expense ratably over the three-year vesting period of the

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.   Stock Based Compensation Plans (Continued)

      awards. Compensation expense recorded in conjunction with this plan was $207,407, $157,250 and $157,250 for 2003, 2002 and 2001, respectively.

13.   Other Income and Expenses

      Other income and other expenses for the years ended December 31 consist of the following:

                                                       2003            2002              2001
      Other income:
          Net investment security gains            $   764,655      $   298,884      $   197,762
          Service charges on deposit accounts        1,625,496        1,062,252          756,920
          Commissions earned from the
            sale of financial products               6,750,504        5,454,730        4,945,954
          Cash surrender value increase                525,707          533,748          400,311
          Other                                      1,287,797        1,170,024          869,885
                                                   -----------      -----------      -----------
            Total other income                     $10,954,159      $ 8,519,638      $ 7,170,832
                                                   ===========      ===========      ===========

      Other expenses:
          Salaries and employee benefits           $11,406,664      $ 9,581,813      $ 7,862,195
          Building occupancy and equipment           3,317,774        2,876,477        2,283,864
          FDIC and N.Y.S. assessment                    96,043           64,760           75,321
          Advertising                                  514,500          329,651          270,955
          Postage and telephone                        581,960          492,119          422,004
          Printing and supplies                         34,436           26,227           16,352
          Director compensation                        166,700          139,250          128,850
          Professional fees                            234,214          178,646          131,386
          Travel and meetings                          451,338          426,078          299,342
          Insurance                                    223,335          222,928          113,592
          Dues and subscriptions                       162,133          124,478          114,872
          Service fees                                 398,078          329,727          215,767
          ORE expenses                                  29,329           25,423           36,405
          Contributions                                 42,411           40,466           30,354
          Sales tax                                    134,860           77,060           63,553
          Other                                        523,746          483,884          805,749
          Intangible amortization                      109,800           63,409               --
          Extinguishment of debt                       298,055               --               --
                                                   -----------      -----------      -----------
            Total other expenses                   $18,725,376      $15,482,396      $12,870,561
                                                   ===========      ===========      ===========

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14.   Disclosures about Fair Value of Financial Instruments (Continued)

      The estimated fair values of the Company's financial instruments at December 31:

                                                        (Amounts in Thousands)
                                                2003                            2002
                                       -------------------------       -------------------------
                                        Carrying      Estimated        Carrying       Estimated
                                         Amount       Fair Value        Amount        Fair Value
Financial assets:
    Cash and cash equivalents          $  12,289       $  12,289       $  17,843       $  17,843
    Investment securities                122,049         122,049         123,256         123,256
    Mortgage-backed securities            51,788          51,788          39,719          39,719
    Mortgage loans held for sale           1,960           1,960           3,090           3,091

    Loans receivable                     200,752         202,595         196,915         204,643
    Allowance for loan losses             (2,115)         (2,115)         (2,109)         (2,109)
                                       ---------       ---------       ---------       ---------
      Net loans                          198,637         200,480         194,806         202,534

    Accrued interest receivable            2,191           2,191           2,308           2,308
                                       ---------       ---------       ---------       ---------
      Total financial assets           $ 388,914       $ 390,757       $ 381,022       $ 388,751
                                       =========       =========       =========       =========

Financial liabilities:
    Due to depositors                  $ 305,515       $ 307,429       $ 291,779       $ 293,390
    Borrowings                            67,400          68,899          73,500          77,261
                                       ---------       ---------       ---------       ---------
      Total financial liabilities      $ 372,915       $ 376,328       $ 365,279       $ 370,651
                                       =========       =========       =========       =========

15.   Commitments

      Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

      At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                          Contract Amount
                                                       2003              2002
      Financial instruments whose contract
        amounts represent credit risk:
            Commitments to extend credit            $ 6,402,224      $12,261,979
            Unused lines of credit                   25,743,288       20,508,779

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

      The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period including December 31, 2003 was $3,758,000, which was represented by cash on hand.

16.   Dividends and Restrictions

      The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations approximated $10,514,429 and $8,543,500 as of December 31, 2003 and 2002 respectively.

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

      The Board of Trustees of Oneida Financial MHC determines whether the MHC will waive or receive cash dividends declared by the Company each time the Company declares a cash dividend, which is expected to be on a semi-annual basis. The MHC may elect to receive dividends and utilize such funds to pay expenses or for other allowable purposes. The Office of Thrift Supervision (the "OTS") has indicated that it does not object to the waiver of cash dividends by MHC subject to the following: (I) the MHC must restrict the Company's retained earnings by the dollar amount of dividends waived by MHC, (ii) the Bank notifies OTS prior to paying any cash dividends to the Company if such a capital distribution becomes necessary;
      (iii) the Board of Trustees of the MHC must ratify the determination that the dividend waiver is consistent with the director's fiduciary duties to the members of the federally chartered mutual holding company. As of December 31, 2003 and 2002, the retained earnings of the Company that were restricted due to the dividend waiver by MHC were $3,744,695 and $2,164,453 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.   Regulatory Matters

      Banks and bank holding companies are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, under capitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. Management believes, as of December 31, 2003 and 2002, that the Bank meets all capital adequacy requirements to which it is subject.

      The Bank's actual capital amounts and ratios are as follows:

                                                                                                             To Be Well
                                                                                                        Capitalized Under
                                                                               For Capital              Prompt Corrective
                                                    Actual                 Adequacy Purposes            Action Provisions
                                           ----------------------       -----------------------     ------------------------
                                             Amount         Ratio         Amount          Ratio       Amount           Ratio
      As of December 31, 2003:
          Total Capital
            (to Risk Weighted Assets)      $34,329,826      13.20%      $20,809,871         8%      $26,012,339         10%
          Tier I Capital
            (to Risk Weighted Assets)      $32,073,321      12.33%      $10,404,936         4%      $15,607,403          6%
          Tier I Capital
            (to Average Assets)            $32,073,321       7.83%      $16,390,491         4%      $20,488,113          5%

      As of December 31, 2002:
          Total Capital
            (to Risk Weighted Assets)      $32,048,664      12.48%      $20,543,567         8%      $25,679,459         10%
          Tier I Capital
            (to Risk Weighted Assets)      $29,939,520      11.66%      $10,271,783         4%      $15,407,675          6%
          Tier I Capital
            (to Average Assets)            $29,939,520       7.50%      $15,967,744         4%      $19,959,680          5%

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Parent Company Statements

                         Condensed Balance Sheets

                                                                        December 31,
                                                                  2003               2002
      Assets:
          Cash                                                $  2,498,169       $  1,458,292
          Investments, fair value                                  505,155          2,599,055
          Investments in and advances to subsidiary             46,145,438         42,866,154
          Premises and equipment                                 1,286,550          1,323,786
          Other assets                                              23,403            122,840
                                                              ------------       ------------
              Total assets                                    $ 50,458,715       $ 48,370,127
                                                              ============       ============

      Liabilities and shareholders' equity:
          Other liabilities                                   $     58,063       $    104,093
          Due to related parties                                  (434,577)           201,863
          Shareholders' equity                                  50,835,229         48,064,171
                                                              ------------       ------------
              Total liabilities and shareholders' equity      $ 50,458,715       $ 48,370,127
                                                              ============       ============

                         Condensed Statements of Income

                                                                         Years Ended December 31,
                                                                    2003            2002              2001
      Revenue:
          Dividends from subsidiary                             $        --      $ 1,065,000       $   638,001
          Interest on investments and deposits                      144,353          192,870           283,234
          Gain on sale of securities                                 79,191            1,383                14
          Rental income                                              30,700            9,572            25,376
                                                                -----------      -----------       -----------
              Total revenue                                         254,244        1,268,825           946,625
                                                                -----------      -----------       -----------

      Expenses:
          Compensations and benefits                                 19,700           65,000            47,728
          Other expenses                                            137,916          160,553           105,253
                                                                -----------      -----------       -----------
              Total expenses                                        157,616          225,553           152,981
                                                                -----------      -----------       -----------

              Income before taxes and equity
                 in undistributed net income of subsidiary           96,628        1,043,272           793,644

      Provision (benefit) for income taxes                           25,000           (7,000)           45,000
                                                                -----------      -----------       -----------

              Income before equity in undistributed
                 net income of subsidiary                            71,628        1,050,272           748,644

      Equity in undistributed net income:
          Subsidiary bank                                         3,050,053        2,146,184         2,244,495
                                                                -----------      -----------       -----------

              Net income                                        $ 3,121,681      $ 3,196,456       $ 2,993,139
                                                                ===========      ===========       ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Parent Company Statements (Continued)

                        Condensed Statements of Cash Flow

                                                                                     Years Ended December 31,
                                                                              2003              2002             2001
      Operating activities:
          Net income                                                      $ 3,121,681       $ 3,196,456       $ 2,993,139
          Adjustments to reconcile net income to
            net cash provided by operating activities:
              Depreciation expense                                             53,178            33,922            15,077
              Gain on sales of investments                                    (79,191)           (1,383)              (14)
              Amortization/accretion, net                                        (952)             (292)               92
              ESOP shares earned                                              459,521           347,053           289,662
              Other assets/liabilities, net                                  (463,326)       (1,232,042)        1,365,970
              Equity in undistributed net income of subsidiary bank        (3,050,053)       (2,146,184)       (2,244,495)
                                                                          -----------       -----------       -----------

              Net cash provided by operating activities                        40,858           197,530         2,419,431
                                                                          -----------       -----------       -----------

      Investing activities:
          Purchase of investments                                                  --        (1,000,000)       (1,999,375)
          Proceeds from sales of investment securities                      2,081,467           637,779         4,000,000
          Purchase of premises and equipment                                  (15,942)         (454,108)         (918,677)
                                                                          -----------       -----------       -----------

              Net cash provided by (used by)operating activities            2,065,525          (816,329)        1,081,948
                                                                          -----------       -----------       -----------

      Financing activities:
          Purchase of treasury stock                                               --                --           (17,675)
          Dividends paid                                                   (1,152,295)       (1,053,127)       (1,119,954)
          Exercise of stock options (using treasury stock)                     85,789            76,592            62,538
                                                                          -----------       -----------       -----------

              Net cash used in financing activities                        (1,066,506)         (976,535)       (1,075,091)
                                                                          -----------       -----------       -----------

              Net increase (decrease) in cash and cash equivalents          1,039,877        (1,595,334)        2,426,288

      Cash and cash equivalents at beginning of year                        1,458,292         3,053,626           627,338
                                                                          -----------       -----------       -----------

              Cash and cash equivalents at end of year                    $ 2,498,169       $ 1,458,292       $ 3,053,626
                                                                          ===========       ===========       ===========

      Supplemental disclosures of cash flow information:
          Non-cash investing activities:
            Unrealized gain (loss) on investment
              securities designated as available for sale                 $    92,576       $     6,596       $   176,824
            Obligation to issue stock in connection with acquisition      $        --       $        --       $  (500,000)

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.   Segment Information

      The Company has determined that it has two primary business segments, its banking franchise and its insurance activities. For the years ended December 31, 2003, 2002 and 2001, the Company's insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. Information about the Company is presented in the following table for the periods indicated:

                                                                          2003
                                                       Banking          Insurance
                                                      Activities        Activities           Total
      Net interest income                            $ 12,571,461      $         --      $ 12,571,461
      Provision for credit losses                         530,563                --           530,563
                                                     ------------      ------------      ------------
            Net interest income after provision
                 for credit losses                     12,040,898                --        12,040,898

      Other income                                      4,203,655         6,750,504        10,954,159
      Other expenses                                   11,633,648         5,925,390        17,559,038
      Depreciation and amortization                       989,464           176,874         1,166,338
                                                     ------------      ------------      ------------

              Income before taxes                       3,621,441           648,240         4,269,681

      Income tax expense                                  928,000           220,000         1,148,000
                                                     ------------      ------------      ------------

              Net income                             $  2,693,441      $    428,240      $  3,121,681
                                                     ============      ============      ============

      Total Assets                                   $419,091,264      $ 10,191,971      $429,283,235
                                                     ============      ============      ============

                                                                          2002
                                                       Banking          Insurance
                                                      Activities        Activities           Total
      Net interest income                            $ 11,482,730      $         --      $ 11,482,730
      Provision for credit losses                         163,516                --           163,516
                                                     ------------      ------------      ------------
            Net interest income after provision
                 for credit losses                     11,319,214                --        11,319,214

      Other income                                      3,064,908         5,454,730         8,519,638
      Other expenses                                    9,594,551         4,804,005        14,398,556
      Depreciation and amortization                       966,534           117,306         1,083,840
                                                     ------------      ------------      ------------

              Income before taxes                       3,823,037           533,419         4,356,456

      Income tax expense                                  940,000           220,000         1,160,000
                                                     ------------      ------------      ------------

              Net income                             $  2,883,037      $    313,419      $  3,196,456
                                                     ============      ============      ============

      Total Assets                                   $410,033,200      $  7,729,647      $417,762,847
                                                     ============      ============      ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.   Segment Information (Continued)

                                                                           2001
                                                        Banking         Insurance
                                                      Activities        Activities           Total
      Net interest income                            $ 10,232,868      $         --      $ 10,232,868
      Provision for credit losses                         480,000                --           480,000
                                                     ------------      ------------      ------------
            Net interest income after provision
                 for credit losses                      9,752,868                --         9,752,868

      Other income                                      2,224,878         4,945,954         7,170,832
      Other expenses                                    7,737,883         3,964,695        11,702,578
      Depreciation and amortization                       732,341           435,642         1,167,983
                                                     ------------      ------------      ------------

              Income before taxes                       3,507,522           545,617         4,053,139

      Income tax expense                                  862,145           197,855         1,060,000
                                                     ------------      ------------      ------------

              Net income                             $  2,645,377      $    347,762      $  2,993,139
                                                     ============      ============      ============

      Total Assets                                   $346,175,810      $  7,902,202      $354,078,012
                                                     ============      ============      ============

      The following represents a reconciliation of the Company's reported segment assets to consolidated assets as of December 31:

                                                        2003                  2002
                              Assets
      Total assets for reportable segments           $ 429,283,235       $ 417,762,847
      Elimination of intercompany cash balances         (1,094,204)         (1,092,753)
                                                     -------------       -------------

            Consolidated total                         428,189,031         416,670,094
                                                     =============       =============

      The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

20.   Quarterly Financial Data (Unaudited)

                              Interest     Net Interest        Net
              2003            Income          Income          Income       Basic         Diluted
          First Quarter       $5,324          $3,141          $  870      $   0.12      $   0.11
          Second Quarter       5,306           3,189             873          0.12          0.11
          Third Quarter        5,205           3,150             751          0.10          0.10
          Fourth Quarter       4,960           3,091             628          0.08          0.08

              2002

          First Quarter       $5,014          $2,371          $  613      $   0.09      $   0.08
          Second Quarter       5,302           2,767             711          0.10          0.09
          Third Quarter        5,725           3,143             825          0.11          0.11
          Fourth Quarter       5,610           3,202           1,047          0.14          0.14

21.   Subsequent Events

      On January 28, 2004, the Company declared a three-for-two stock split to be paid in the form of a stock dividend. The stock split will be paid to stockholders of record as of February 10, 2004, payable on February 24, 2004. Fractional shares will be paid in cash based on the last sales price of the common stock on the first trading date following the record date, as adjusted for the split. All share and per share data from prior periods have been restated to reflect the retroactive effect of the stock dividend.

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

Operating Strategy

      In guiding the Bank's operations, management has implemented various strategies designed to enhance the institution's profitability consistent with safety and soundness considerations. These strategies include: (i) operating as a community bank that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) originating fixed-rate residential real estate loans primarily for resale in the secondary market and originating adjustable rate mortgage ("ARM") loans and hybrid ARM loans for retention by the Bank; (iii) increasing the level of higher yielding consumer, commercial real estate and commercial business loans; (iv) maintaining asset quality; (v) improving return on equity through a variety of means including; profitability improvements, acquisitions, the use of wholesale arbitrage transactions, and other methods; (vi) increasing fee income and diversifying income sources.

      Community Banking. The Oneida Savings Bank, the wholly owned subsidiary of Oneida Financial Corp., was established in Oneida, New York in 1866 and has been operating continuously since that time. Throughout its history, the Bank has been committed to meeting the financial needs of the communities it serves and providing quality service to its customers. Management believes that the Bank can be more effective than many of its competitors in serving its customers because of its ability to promptly and effectively respond to customer needs and inquiries. The Bank's ability to succeed in its service area is enhanced by the stability of senior management. The group has an average tenure with the Bank of fifteen years and each individual who comprises senior management has a minimum of twenty years experience in the banking industry. In addition, the Bank's mutual holding company structure will enable the institution to remain an independent community bank.

      In recent years management has increased the services and products provided by the Bank to the communities it serves by offering services through its insurance agency subsidiary, offering trust services, offering new loan and investment products, and seeking to expand into markets desiring the services of a community bank. As an extension of personal service and to complement traditional bank product delivery channels, the Bank introduced complete internet banking during the spring of 2000. In addition, the Bank continues to evaluate the benefits of expanding its branch network and service delivery in contiguous market areas. During 2002 the Bank completed the acquisition of SBC Financial Corporation, the stock holding company of the State Bank of Chittenango ("SBC"). The offices of SBC become the seventh and eighth banking offices of Oneida Savings Bank. SBC's commercial banking charter eliminated the regulatory barriers previously preventing Oneida Savings Bank from accepting the deposits of public funds. The SBC subsidiary will allow the combined banking enterprise to solicit and service municipal deposit accounts from the various municipalities, school districts and other public funding sources throughout the market area

      Originating One-to-Four Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of one-to-four family residential loans within Madison County and the surrounding counties. During the year ended December 31, 2003 and the year ended December 31, 2002, the Bank originated $68.8 million and $43.5 million, respectively, of one-to-four family mortgage loans. As of December 31, 2003, approximately $79.9 million, or 39.4% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $50.7 million were adjustable rate mortgage ("ARM") loans and $29.2 million had fixed rates of interest. During the past year, and as a result of the steady decrease in interest rates throughout the year, the Bank's one-to-four family loan originations have been primarily fixed-rate loans. The Bank generally sells its fixed-rate one-to-four family loans. Such loans are sold without recourse to the Bank and on a servicing retained basis. During the year ended December 31, 2003 and December 31, 2002, the Bank sold $50.2 million and $32.4 million, respectively, in fixed-rate one-to-four family loans. ARM loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years adjusting annually thereafter, represented a lower than average percentage of total originations. Of the $68.8 million in one-to-four family loans originated during the twelve months ended December 31, 2003, $63.0 million had fixed rates of interest. The Bank's residential lending market area exceeds the Bank's branch network through the use of outside mortgage originators. This has resulted in a significant increase in loan origination volume. The Bank continues developing new single-family residential loan products, and is a qualified FHA lender.

      Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate Lending. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 2003, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $36.1 million, $38.2 million and $31.5 million, respectively. In the aggregate, these loans totaled $105.8 million, or 52.2%, of the Bank's total loan portfolio, as compared with $99.3 million at December 31, 2002. Because the yields on these types of loans are generally higher than the yields on one-to-four family residential real estate loans, the Bank's goal over the next several years is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

      Maintaining Asset Quality. The Bank's asset quality reflects our conservative underwriting standards, the diligence of its loan collection personnel and the stability of the local economy. In addition, the Bank invests in mortgage-backed securities issued by federal government agencies and other investment securities, including U.S. Government securities and federal agency obligations. The Bank also invests in corporate debt and trust preferred securities. The Bank will only purchase investment securities which are rated investment grade or higher by Moody's Investment Rating Service.

      At December 31, 2003, the Bank's ratio of nonperforming loans to total assets was 0.04% compared to 0.01% and 0.06% at December 31, 2002 and 2001, respectively. At December 31, 2003, the Bank's ratio of allowance for loan losses to net loans was 1.05% compared to 1.07% and 0.98% for the prior periods. The Bank's ratio of net charge-offs to net loans for the year ended December 31, 2003 was 0.26% compared with a ratio of 0.37% during 2002. The Bank's allowance for loan losses exceeded its nonperforming loans by 11.7 times at December 31, 2003, compared to 43.0 times coverage at December 31, 2002 and 8.0 times at year-end 2001.

      Improving Return on Equity Through Wholesale Arbitrage Transactions. Complementing the Bank's lending activities, the Bank invests in securities. In order to enhance its return on equity, the Bank has engaged in wholesale borrowing transactions with the Federal Home Loan Bank of New York ("FHLB") as a funding source for the purchase of investment securities and mortgage-backed securities. During 2003, the Bank selectively utilized this strategy to enhance earnings. An arbitrage transaction results in the leveraging of capital through borrowings that can be reinvested in securities which provide a positive spread between the borrowing rate and investment return. The Bank enters into these transactions in order to obtain a positive return on its capital rather than grow the loan portfolio by originating loans outside our market or accepting loans that do not fit the Bank's risk profile. At December 31, 2003, the Bank had total borrowings of $67.4 million at an average cost of 4.66 as compared with $73.5 million in total borrowings at December 31, 2002 at an average cost of 4.82%.

      Increasing Fee Income and Diversifying Income Sources. The Bank has sought to increase its income by increasing fee income and other sources of non-interest income. In this regard, the Bank completed the acquisition of its fifth insurance agency during 2003, expanding the insurance and financial services business of Bailey & Haskell Associates, Inc. ("B&H"), an insurance agency subsidiary of the Bank with five Central New York offices. The expansion of the Bank's financial services business has provided a new revenue source for the Company. Total revenue earned from the sale of financial products was $6.8 million during 2003 as compared with $5.5 million for 2002 and $4.9 million during 2001.

      During 2003 the Bank introduced a marketing program to attract new fee-based deposit accounts. This initiative was in conjunction with the implementation of a checking account overdraft program for new and existing customers. This program allows a customer to occasionally overdraw their account with the Bank honoring payment of the overdraft based upon a variety of account information and prior customer spending experience. The combination of new account generation and the fees derived from the overdraft program has resulted in a significant increase in deposit account service fee revenue. The Bank also offers its customers internet banking and e-commerce capabilities as well as debit cards. These products and services represent growing sources of fee income and customer retention tools. Service charges on deposit accounts totaled $1.6 million for the year ended December 31, 2003 compared with $1.1 million and $757,000 for the comparable period in 2002 and 2001, respectively.

      The Bank continues to expand the visibility of its Trust Department. Management expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 2003, the Trust Department had $79.9 million in assets under management compared with $55.6 million at December 31, 2002. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 2003, loans serviced by the Bank for others totaled $93.1 million compared with $69.6 million as December 31, 2002.

Financial Condition

      Assets. Total assets at December 31, 2003 were $428.2 million, an increase of $11.5 million or 2.8%, from $416.7 million at December 31, 2002. The increase in total assets was primarily attributable to an increase in mortgage-backed securities of $12.1 million and an increase in loans receivable of $3.8 million. In addition, other assets increased $2.4 million due to an increase in receivables attributable to insurance sales activities. These increases were partially offset by a decrease in cash and cash equivalents of $5.5 million and mortgage loans held for sale decreased $1.1 million, as the Bank actively originated and sold fixed-rate one-to-four family residential loans during 2003.

      The increase in mortgage-backed securities is consistent with the Bank's strategy to originate and sell in the secondary market, fixed rate one-to-four family residential real estate loans. The Bank reinvests loan sale proceeds in other loan assets and mortgage-backed securities which provide improved liquidity as compared with individual mortgage loans and government agency guarantees as to the repayment of principal and interest. In addition, mortgage-backed securities allow the Bank to acquire interest rate characteristics for overall balance sheet interest rate risk management.

      Management continues to seek to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. This strategy is supported through the origination for sale in the secondary market of fixed-rate one-to-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans increased by $6.5 million during 2003. Residential real estate loans decreased $5.7 million during 2003, primarily a result of management's decision to sell certain long-term newly originated fixed-rate residential mortgage loans into the secondary market without recourse and on a servicing retained basis. During the period of January 1, 2003 through December 31, 2003 a total of $50.2 million in fixed-rate residential mortgage loans were sold, compared with loan sales of $32.4 million during 2002.

      Liabilities. Total liabilities increased by $8.7 million or 2.4% to $377.4 million at December 31, 2003 from $368.6 million at December 31, 2002. The increase was primarily the result of an increase in deposits of $13.7 million partially offset by a decrease in borrowings of $6.1 million.

      Deposit accounts increased to $305.5 million at December 31, 2003 from $291.8 million at December 31, 2002. Interest bearing deposit accounts increased by $10.1 million or 4.1%, and non-interest bearing deposit accounts increased by $3.7 million or 8.0%, to $49.6 million at December 31, 2003 from $46.0 million at December 31, 2002. The increase in deposit accounts resulted primarily from the Bank's emphasis on attracting low cost of funds deposit accounts which has resulted in an increase in core deposit accounts. The implementation of internet banking in April 2000 has contributed to an increase in the Bank's core deposits. The decrease in borrowings is a result of a debt restructuring transaction eliminating $3.0 million in borrowings at an average cost 7.11% and the maturing of various borrowings that were not replaced.

      Stockholders' Equity. Total stockholders' equity at December 31, 2003 was $50.8 million, an increase of $2.7 million from $48.1 million at December 31, 2002. The increase in stockholders' equity reflects the contribution of net income of $3.1 million. Stockholders' equity also increased due to a reduction in treasury stock of 31,299 shares held at a cost of $86,000, primarily as a result of stock issued in connection with the Company's 2000 Stock Option Plan due to the exercise of stock options by plan participants. Unearned stock based compensation to be earned under the Company's 2000 Recognition and Retention Plan ("RRP") was reduced by $207,000 representing the stock based compensation earned by plan participants during 2003. Unearned common shares issued under the Bank's ESOP plan was reduced by $146,000 representing ESOP stock earned by plan participants during 2003.

      Partially offsetting the increases in stockholders' equity was the payment of cash dividends to stockholders. Stockholders were paid semi-annual dividends during 2003 equal to $.37 per share of common stock resulting in a reduction in stockholders' equity of $1.2 million. In addition, accumulated other comprehensive income decreased $84,000 at December 31, 2003 resulting from a decrease in the market value of mortgage-backed and investment securities partially offset by a positive adjustment of the Company's minimum pension liability. Lower market interest rates resulted in a reduction in the net unrealized gain on the Bank's available for sale securities. The Company's minimum pension liability at December 31, 2003 was $1.2 million as compared with $1.5 million at December 31, 2002.

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

      Net Margin Analysis. The following table sets forth certain information relating to the Bank for the years ending December 31, 2003, 2002 and 2001. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.

                                                                     For the Years Ending December 31,
                                                     2003                              2002                          2001
                                         ----------------------------    -----------------------------   ---------------------------
                                         Average               Yield/    Average                Yield/   Average              Yield/
                                         Balance   Interest     Rate     Balance    Interest     Rate    Balance   Interest    Rate
                                         -------   --------     ----     -------    --------     ----    -------   --------    ----
                                                                            ( dollars in thousands )
Interest-earning assets:
  Loans receivable                       $204,119   $13,592     6.66%    $187,695    $14,014     7.47%   $169,831   $14,232    8.38%
  Investment and MBS securities           153,136     6,956     4.54%     141,407      7,273     5.14%    122,372     7,724    6.31%
  Federal funds                             8,767        94     1.07%      11,327        185     1.63%      6,935       246    3.55%
  Equity securities                         6,459       152     2.35%       6,188        179     2.89%      6,325       259    4.09%
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets             372,481    20,794     5.58%     346,617     21,651     6.25%    305,463    22,461    7.35%
------------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Money market deposits                  $ 38,818   $   481     1.24%    $ 30,865    $   566     1.83%   $ 18,317   $   547    2.99%
  Savings accounts                         72,787       440     0.60%      69,160        525     0.76%     48,083       834    1.73%
  Interest-bearing checking                15,982        78     0.49%      10,499         53     0.50%      8,943       116    1.30%
  Time deposits                           127,094     3,942     3.10%     125,847      5,397     4.29%    113,762     6,533    5.74%
  Borrowings                               68,757     3,282     4.77%      72,912      3,627     4.97%     74,904     4,198    5.60%
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities        323,438     8,223     2.54%     309,283     10,168     3.29%    264,009    12,228    4.63%
------------------------------------------------------------------------------------------------------------------------------------

    Net interest income                             $12,571                          $11,483                        $10,233
                                                    -------                          -------                        -------
    Net interest spread                                         3.04%                            2.96%                         2.72%
                                                                ----                             ----                          ----
    Net earning assets                   $ 49,043                        $ 37,334                        $ 41,454
                                         --------                        --------                        --------
    Net interest margin                                3.37%                            3.31%                          3.35%
                                                    -------                          -------                        -------
    Ratio of interest-earning assets
      to interest-bearing liabilities                115.16%                          112.07%                        115.70%
                                                    -------                          -------                        -------

      Rate and Volume Analysis. The following table presents the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by current rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                 2003 vs. 2002                          2002 vs. 2001
                                                   ------------------------------------------------------------------------------
                                                    Increase / (Decrease)                    Increase / (Decrease)
                                                           Due to               Total                Due to              Total
                                                   ---------------------      Increase/      ---------------------     Increase/
                                                    Volume         Rate      (Decrease)      Volume         Rate       (Decrease)
                                                   ------------------------------------------------------------------------------
                                                                                  ( In Thousands)
Interest-earning assets:
  Loans receivable                                 $ 1,094       $(1,516)      $  (422)      $ 1,334       $(1,552)      $  (218)
  Investment and mortgage-backed securities            533          (850)         (317)          979        (1,430)         (451)
  Federal funds                                        (27)          (64)          (91)           72          (133)          (61)
  Equity securities                                      6           (33)          (27)           (4)          (76)          (80)
---------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets                   $ 1,606       $(2,463)      $  (857)      $ 2,381       $(3,191)      $  (810)
---------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Money market deposits                            $    99       $  (184)      $   (85)      $   230       $  (211)      $    19
  Savings accounts                                      22          (107)          (85)          160          (469)         (309)
  Interest-bearing checking                             27            (2)           25             8           (71)          (63)
  Time deposits                                         39        (1,494)       (1,455)          518        (1,654)       (1,136)
  Borrowings                                          (198)         (147)         (345)          (99)         (472)         (571)
---------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities              $   (11)      $(1,934)      $(1,945)      $   817       $(2,877)      $(2,060)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
    Net increase in net interest income                                        $ 1,088                                   $ 1,250
---------------------------------------------------------------------------------------------------------------------------------

Comparison of Operating Results for the Years Ended December 31, 2003 and December 31, 2002.

      General. Net income for the year ended December 31, 2003 decreased by $74,000, to $3.1 million from $3.2 million for the year ended December 31, 2002. Basic earnings per share decreased 4.5%, to $0.42 for the year ended December 31, 2003 as compared with the 2002 reported basic earnings per share of $0.44. The decrease in net income was due primarily to an increase in non-interest expenses and an increase in the provisions for possible loan losses. The increases in expense were partially offset by an increase in non-interest income, an increase in net interest income and a decrease in the provision for income taxes for the year-ended December 31, 2003 as compared with 2002.

      Interest Income. Interest income decreased by $857,000 or 4.0%, to $20.8 million for the year ended December 31, 2003 from $21.7 million for the year ended December 31, 2002. The decrease in interest income was due to decreases in market interest rates throughout the period, resulting in a decrease in yield on interest earning assets. Interest and dividend income on mortgage-backed and other investment securities decreased $344,000, to $7.1 million for the year ended December 31, 2003 from $7.5 million for the year ended December 31, 2002. Interest and fees on loans decreased by $422,000 for the year ended December 31, 2003 as compared with the same period in 2002. Interest income earned on federal funds sold decreased $91,000 during 2003 as compared with the year ended December 31, 2002.

      The decrease in income on loans resulted from an 81 basis point decrease in the average yield on loans to 6.66% from 7.47%, partially offset by an increase of $16.4 million in the average balance of loans to $204.1 million in

2003 from $187.7 million in 2002. The increase in loans reflects management's strategy to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed-rate residential real estate loans sold in the secondary market on a servicing retained basis. As of December 31, 2003 residential real estate loans totaled $79.9 million, a decrease of $6.1 million from December 31, 2002. During the 2003 year a total of $50.2 million in fixed-rate residential real estate loans were sold in the secondary market. The reduction in loans resulting from the sales activity was partially offset by an increase in consumer and commercial business loans of $420,000 during the year to $67.6 million at December 31, 2003 from $67.2 million at December 31, 2002. In addition, commercial real estate loans increased $5.7 million from December 31, 2002 to December 31, 2003. At December 31, 2003 total loans receivable were $202.7 million, as compared with $200.0 million at December 31, 2002, an increase of 1.4%. The decrease in the yield on loans is a result of the lower market interest rates during 2003 as compared with 2002, notwithstanding the changes in the composition of the loan portfolio to higher yielding loans.

      Interest income on federal funds sold decreased as a result of a decrease of 56 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve's actions to further reduce short term rates during 2003. This decrease in interest income on federal funds sold was also a result of a decrease in the average balance federal funds sold during the 2003 period as compared with 2002. The decrease in the average balance of federal funds sold was due primarily to the increase in mortgage-backed securities during the year.

      Income from equity securities decreased $27,000 due to a decrease in the average yield of 54 basis points. The Bank owns stock of the Federal Home Loan Bank as a condition of its membership. The Home Loan Bank chose to suspend a quarterly dividend payment in September 2003 due to an impairment charge on investments that they owned and subsequently sold. Capital of the Home Loan Bank remains within regulatory guidelines. Dividends received from the Home Loan Bank totaled $146,000 for the year ended December 31, 2003 compared with $170,000 for the year ended December 31, 2002. The decrease in yield on equity investments was partially offset by an increase in the average balance of equity investments for 2003 as compared with 2002 due to an increase of FHLB stock held as a condition of FHLB membership.

      The decrease in interest income from investment and mortgage-backed securities was a result of a decrease of 60 basis points in the average yield on investments and mortgage-backed securities partially offset by an increase of $11.7 million in the average balance of investments and mortgage-backed securities. The decrease in the average yield on investment and mortgage-backed securities is the result of lower market interest rates during 2003 as compared with 2002. The increase in mortgage-backed securities is consistent with the Bank's strategy to originate and sell in the secondary market, fixed rate one-to-four family residential real estate loans. The Bank reinvests loan sale proceeds in other loan assets and mortgage-backed securities which provide improved liquidity as compared with individual mortgage loans and government agency guarantees as to the repayment of principal and interest. In addition, mortgage-backed securities allow the Bank to acquire interest rate characteristics for overall balance sheet interest rate risk management. The declining interest rate environment during 2003 resulted in an increased level of origination and sales of fixed rate one-to-four family residential real estate loans resulting in additional cash to reinvest in investment and mortgage-backed securities.

      Also contributing to the decrease in interest income was a decrease in arbitrage investing during 2003 as the average balance of borrowings outstanding during 2003 decreased $4.1 million as compared with 2002, to an average balance of $68.8 million. The net returns expected on individual wholesale arbitrage transactions is much less than typical in retail banking operations, therefore net interest margins are negatively impacted in favor of overall improved profitability. The reduction in total arbitrage investing contributed to an increase in the Bank's net interest margin, increasing 6 basis points from 3.31% during 2002 to 3.37% during 2003.

      Interest Expense. Interest expense was $8.2 million for the year ended December 31, 2003, a decrease of $2.0 million, or 19.6% from $10.2 million for the year ended December 31, 2002. The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2003 of $1.6 million, decreasing from $6.5 million during 2002 to $4.9 during 2003, partially offset by an increase in the average balance of interest-bearing deposits of $18.3 million. In addition, borrowing expense decreased to $3.3 million for 2003 compared with $3.6 million for 2002.

      The decrease in interest expense paid on deposits was primarily due to a decrease in the average rate paid on deposits partially offset by an increase in the average balance of interest-bearing deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, increased on average $17.1 million, or 15.5%, to $127.6 million at an average cost of 0.78% during 2003 from $110.5 million at an average cost of 1.04% during 2002. During the same period the average balance of time deposits increased $1.3 million, or 1.0%, to $127.1 million in 2003 from $125.8 million during 2002 and the average rate paid on time deposits decreased 119 basis points.

      The decrease in the cost of retail deposits was primarily a result of a decrease in market interest rates during the 2003 period resulting in reduced rates of interest paid on retail deposits, particularly short-term, core deposits and variable rate deposit accounts. Time deposit accounts are typically offered at a fixed rate of interest for a fixed maturity period. The reduced market interest rates offered during 2003 are expected to result in a lower cost of funds for time deposits during 2004.

      The decrease in borrowing expense was due to the decrease in the average rate paid on borrowed funds of 20 basis points and a decrease in the average balance of borrowings outstanding in the 2003 period to $68.8 million as compared with $72.9 million during the same 2002 period. The decrease in the average rate paid on borrowed funds was due to lower interest rates on new advances during 2003 as compared with 2002, the extinguishment of $3.0 million in borrowings in October 2003 at an average cost of 7.11% and adjustable rate advances repricing lower during the year.

      Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb probable incurred losses. In determining the appropriate level of the allowance for loan losses, management considers past loss experience and probable and estimatable losses, evaluations of collateral, current economic conditions, volume and type of lending activities and the levels of non-performing and other classified loans. The allowance is based on estimates and the ultimate losses that may occur may vary from such estimates. The evaluation considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Management assesses the allowance for loan losses on a quarterly basis and makes appropriate provisions for loan losses.

      During the year ended December 31, 2003 provisions for loan losses totaled $530,000, compared with provisions for the same period in 2002 of $535,000. Provisions for loan losses during 2002 were partially offset by improvement in the impairment of various loans acquired in connection with the acquisition of the State Bank of Chittenango, resulting in a reversal of specific reserves during 2002 of $371,000. Therefore, provisions made during 2003 increased $367,000 as compared with 2002, reflecting the reduction in impaired loans during 2002 and the corresponding reversal of specific reserves. During the third quarter of 2003, the Company classified a $2.0 commercial loan relationship. The commercial relationship is with a long-term customer of the Bank, which has been recently impacted by the continuation of a weak economy. The loan is currently performing in accordance with its terms. As a result, the Company increased its provision expense during the quarter, compared to both the second and third quarters of 2002, to provide loan loss reserves associated primarily with the increased risk of this specific credit. The Company believes that both the specific reserve for the credit and the overall level of the allowance at December 31, 2003 are adequate.

      The additions made to the allowance for loan losses were deemed prudent due to the continued origination for retention in the Bank's loan portfolio of commercial real estate loans, commercial business loans and consumer loans during 2003 and 2002. During 2003 a total of $56.4 million of these higher risk loan types were originated as compared with $47.0 million during 2002. At December 31, 2003 commercial real estate loans, commercial business loans and consumer loans totaled $105.8 million as compared with $99.3 million at December 31, 2002, an increase of 6.5%. Nonperforming assets remained at low levels during the years ended December 31, 2003 and 2002, totaling $296,000 at December 31, 2003 compared with $49,000 at December 31, 2002. Net charge-off activity for the year ended December 31, 2003 was $524,000 as compared with $688,000 in net charge-offs during 2002. The balance of the allowance for loan losses was $2.1 million or 1.05% of loans receivable at December 31, 2003 compared with $2.1 million or 1.07% of loans receivable at December 31, 2002.

      Non-interest Income. Non-interest income increased by $2.5 million, or 29.4%, to $11.0 million for the year ended December 31, 2003 from $8.5 million for the year ended December 31, 2002. The increase was primarily the result of commissions earned from the sale of financial products and services derived from the Bank's insurance subsidiary, Bailey & Haskell Associates, Inc. This source of revenue provided $6.8 million during 2003 compared with revenue derived from the insurance unit of $5.5 million during 2002. The increase is a result of an increase in sales and the full year of insurance subsidiary activity during 2003 following completion of an insurance agency acquisition completed during 2002. An additional agency acquired during 2003 also contributed to the increased revenue as compared with 2002.

      Deposit account service fees also contributed to the improvement in non-interest income, which increased by $563,000, to $1.6 million in income through December 31, 2003 from $1.1 million through December 31, 2002. The combination of new account generation and the fees derived from the overdraft program resulted in the significant increase in deposit account service fee revenue. The Company experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans, which increased to $825,000 during 2003 compared with $759,000 during 2002.

      Net investment security gains realized during the year ended December 31, 2003 were $765,000 compared with $299,000 in net security gains during 2002. The increase in net investment security gains is primarily the result of a $4.0 investment held in an arbitrage transaction sold in conjunction with the extinguishment of $3.0 million in FHLB borrowings. The investment sale in October 2003 resulted in a realized gain of $625,000. The gain was partially offset by a loss realized on temporarily impaired investment security and non-interest expense incurred in connection with the extinguished debt.

      Revenue in the amount of $526,000 was recognized as a result of an increase in the cash surrender value of Bank-Owned Life Insurance ("BOLI") during 2003 as compared with $534,000 in revenue recognized during 2002.

      Non-interest Expense. Non-interest expense increased by $3.2 million, to $18.7 million for the year ended December 31, 2003 from $15.5 million for the year ended December 31, 2002. The increase was primarily due to additional expense incurred from the Bank's insurance subsidiary. Expenses totaling $6.1 million were incurred as a result of insurance agency operations for the period ended December 31, 2003 as compared with expenses of $4.9 million during 2002. The increase is due to the continued expansion of the insurance subsidiary as a result of both additional insurance agency acquisitions and internal growth. The primary sources of increases in non-interest expense during 2003 were increases in salary and employee benefit expense resulting from the expansion of banking and insurance operations. In addition, the acquisition of SBC resulted in an increase in other non-interest expenses during 2003 as compared with 2002 due to the effective date of acquisition of June 1, 2002.

      Salaries and employee benefit expenses of the Company increased by $1.8 million during 2003. In addition, building occupancy and equipment expenses increased by $442,000, postage and telephone expenses increased by $90,000, advertising expense increased by $185,000, audit and legal expenses increased by $55,000, and the extinguishment of debt resulted in expense incurred of $298,000.

      Salaries and employee benefits increased to $11.4 million for the year ended December 31, 2003 from $9.6 million for the same period in 2002. The increase was primarily the result of the acquisition of SBC and insurance subsidiary operations. Additional salary and employee benefit expense of $692,000 was incurred relative to the insurance agency operations. Building occupancy and equipment expenses increased to $3.3 million for the year ended December 31, 2003 as compared with $2.9 million for the 2002 period. The increase is primarily the result of additional occupancy expense related to the acquisition of SBC on June 1, 2002 and the full year of expense recognition during 2003.

      Amortization expense during 2003 was $110,000 as compared with $63,000 of amortization expense during 2002. The increase in amortization expense is a result of the Company's acquisition of SBC and the identified deposit intangible asset established concurrent with the acquisition. The Company adopted SFAS 142 on January 1, 2002 pertaining to the amortization of goodwill. The Company periodically tests goodwill recognized in conjunction with its acquisition activity to identify impairment in the value of the asset. As of December 31, 2003 management has determined there is no impairment in goodwill. Other non-interest expense categories represent increases resulting from the acquisition of SBC and consistent with the expansion of the Company's market, business lines and other factors.

      Provision for Income Taxes. Income tax expense was $1.1 million for the year ended December 31, 2003 a decrease of $12,000 from the 2002 income tax provisions of $1.2 million. The decrease in income tax provision is due to the decrease in pretax net income of the Company, which was $4.3 million for year ended December 31, 2003, compared with $4.4 million for the year ended December 31, 2002. The effective tax rate was 26.9% during 2003 as compared with 26.6% during 2002.

Comparison of Operating Results for the Years Ended December 31, 2002 and December 31, 2001.

      General. Net income for the year ended December 31, 2002 increased by $203,000, to $3.2 million for the year from $3.0 million for the year ended December 31, 2001. Basic earnings per share increased 4.8%, to $0.44 for the year ended December 31, 2002 as compared with the 2001 reported basic earnings per share of $0.42. The increase in net income was due primarily to an increase in net interest income, an increase in non-interest income and a decrease in the net provisions for possible credit losses. The increases in income were partially offset by an increase in non-interest expenses and an increase in the provision for income taxes for the year-ended December 31, 2002 as compared with 2001.

      Interest Income. Interest income decreased by $810,000 or 3.6%, to $21.7 million for the year ended December 31, 2002 from $22.5 million for the year ended December 31, 2001. The decrease in interest income was due to decreases in market interest rates throughout the period, resulting in a decrease in yield on interest earning assets. Interest and dividend income on mortgage-backed and other investment securities decreased $531,000, to $7.5 million for the year ended December 31, 2002 from $8.0 million for the year ended December 31, 2001. Interest and fees on loans decreased by $218,000 for the year ended December 31, 2002 as compared with the same period in 2001. Interest income earned on federal funds sold decreased $61,000 during 2002 as compared with the year ended December 31, 2001.

      The decrease in income on loans resulted from a 91 basis point decrease in the average yield on loans to 7.47% from 8.38%, partially offset by an increase of $17.9 million in the average balance of loans to $187.7 million in 2002 from $169.8 million in 2001. The increase in loans reflects the acquisition of SBC. Management's strategy is to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed-rate residential real estate loans sold in the secondary market on a servicing retained basis. As of December 31, 2002 residential real estate loans totaled $85.6 million, an increase of $9.1 million from December 31, 2001. During the 2002 year a total of $32.4 million in fixed-rate residential real estate loans were sold in the secondary market. The reduction in loans resulting from the sales activity was offset by an increase in consumer and commercial business loans of $6.7 million during the year to $67.2 million at December 31, 2002 from $60.5 million at December 31, 2001. In addition, commercial real estate loans increased $7.6 million from December 31, 2001 to December 31, 2002. At December 31, 2002 total loans receivable were $200.0 million, as compared with $172.6 million at December 31, 2001, an increase of 15.9%. The decrease in the yield on loans is a result of the lower market interest rates during 2002 as compared with 2001, notwithstanding the changes in the composition of the loan portfolio to higher yielding loans.

      Interest income on federal funds sold decreased as a result of a decrease of 192 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve's actions to reduce short term rates during 2002. This decrease in yield was partially offset by an increase in the average balance federal funds sold during the 2002 period as compared with 2001. The increase in the average balance of federal funds sold was due primarily to the increase in deposits during the year and an increase in cash flow as call options were exercised by issuers of investment securities as a result of the declining interest rate environment during 2002.

      Income from equity securities decreased $80,000 due to a $137,000 decrease in the average balance of equity investments and a decrease in the average yield of 120 basis points. The decrease in the average balance of equity investments was due to a reduction of FHLB stock held as a condition of FHLB membership and due to the reduction in borrowings by the Company with the FHLB. The decrease in the average yield on equity securities is also due to the investment in FHLB stock, which returned dividends throughout 2002 at reduced dividend rates as compared with 2001 levels.

      The decrease in interest income from investment and mortgage-backed securities was a result of a decrease of 117 basis points in the average yield on investments and mortgage-backed securities partially offset by an increase of $19.0 million in the average balance of investments and mortgage-backed securities. The increase in the average balance of investment and mortgage-backed securities was the result of the SBC acquisition partially offset by the call options exercised by issuers of investment securities as a result of the declining interest rate environment during 2002, resulting in an increased level of federal funds sold. In addition, arbitrage investing decreased during 2002 as the average balance of borrowings outstanding during 2002 decreased $2.0 million as compared with 2001, to an average balance of $72.9 million. The net returns expected on individual wholesale arbitrage transactions is much less than typical in retail banking operations, therefore net interest margins are negatively impacted in favor of overall improved profitability. The net interest margin decreased 4 basis points from 3.35% during 2001 to 3.31% during 2002. The decrease in the average yield on investment and mortgage-backed securities is the result of lower market interest rates during 2002 as compared with 2001.

      Interest Expense. Interest expense was $10.2 million for the year ended December 31, 2002, a decrease of $2.0 million, or 16.4% from $12.2 million for the year ended December 31, 2001. The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2002 of $1.5 million, decreasing from $8.0 million during 2001 to $6.5 during 2002, partially offset by an increase in the average balance of interest-bearing deposits of $47.3 million. In addition, borrowing expense decreased to $3.6 million for 2002 compared with $4.2 million for 2001.

      The decrease in interest expense paid on deposits was primarily due to a decrease in the average rate paid on deposits partially offset by an increase in the average balance of interest-bearing deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, increased on average $35.2 million, or 46.7%, to $110.5 million at an average cost of 1.04% during 2002 from $75.3 million at an average cost of 1.99% during 2001. During the same period the average balance of time deposits increased $12.1 million, or 10.6%, to $125.8 million in 2002 from $113.8 million during 2001 and the average rate paid on time deposits decreased 145 basis points.

      The decrease in the cost of retail deposits was primarily a result of a decrease in market interest rates during the 2002 period resulting in reduced rates of interest paid on retail deposits, particularly short-term, core deposits and variable rate deposit accounts. Time deposit accounts are typically offered at a fixed rate of interest for a fixed maturity period. The reduced market interest rates offered during 2002 are expected to result in a lower cost of funds for time deposits during 2003.

      The decrease in borrowing expense was due to the decrease in the average rate paid on borrowed funds of 63 basis points and a decrease in the average balance of borrowings outstanding in the 2002 period to $72.9 million as compared with $74.9 million during the same 2001 period. The decrease in the average rate paid on borrowed funds was due to lower interest rates on new advances during 2002 as compared with 2001 and adjustable rate advances repricing lower during the year.

      Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb probable incurred losses. In determining the appropriate level of the allowance for loan losses, management considers past loss experience and probable and estimatable losses, evaluations of collateral, current economic conditions, volume and type of lending activities and the levels of non-performing and other classified loans. The allowance is based on estimates and the ultimate losses that may occur may vary from such estimates. The evaluation considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Management assesses the allowance for loan losses on a quarterly basis and makes appropriate provisions for loan losses.

      During the year ended December 31, 2002 provisions for loan losses of $164,000 were made compared with $480,000 in provisions for loan losses made during 2001. The decrease in provisions made during 2002 was primarily the result of the improvement in certain impaired loans acquired in connection with the acquisition of the SBC resulting in a reversal of specific reserves during 2002 of $371,000. The additions made to the allowance for loan losses were deemed prudent due to the continued origination for retention in the Bank's loan portfolio of commercial real estate loans, commercial business loans and consumer loans during 2002 and 2001. During 2002 a total of $47.0 million of these higher risk loan types were originated as compared with $53.9 million during 2001. At December 31, 2002 commercial real estate loans, commercial business loans and consumer loans totaled $99.3 million as compared with $85.0 million at December 31, 2001, an increase of 16.8%. Nonperforming assets remained at low levels during the years ended December 31, 2002 and 2001, totaling $49,000 at December 31, 2002 compared with $285,000 at December 31, 2001. Net charge-off activity for the year ended December 31, 2002 was $688,000 as compared with $440,000 in net charge-offs during 2001. The increase in net charge-offs was due in part to one commercial loan charged off during the first quarter of 2002 of approximately $356,000. The balance of the allowance for loan losses increased to $2.1 million at December 31, 2002 compared with $1.7 million at December 31, 2001.

      Non-interest Income. Non-interest income increased by $1.3 million, or 18.1%, to $8.5 million for the year ended December 31, 2002 from $7.2 million for the year ended December 31, 2001. The increase was primarily the result of commissions earned from the sale of financial products and services derived from the Bank's insurance subsidiary, Bailey & Haskell Associates, Inc. This source of revenue provided $5.5 million during 2002 compared with revenue derived from the insurance unit of $4.9 million during 2001. The increase is a result of a full year of insurance subsidiary activity during 2002 following completion of two agency acquisitions completed during 2001. An additional agency acquired during 2002 also contributed to the increased revenue as compared with 2001.

      Revenue in the amount of $534,000 was recognized as a result of an increase in the cash surrender value of Bank-Owned Life Insurance ("BOLI") during 2002 as compared with $400,000 in revenue recognized during 2001.

      Deposit account service fees also contributed to the improvement in non-interest income, which increased by $305,000, to $1.1 million in income through December 31, 2002 from $757,000 through December 31, 2001. The Company experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans, which increased to $759,000 during 2002 compared with $435,000 during 2001. Net investment security gains realized during the year ended December 31, 2002 were $299,000 compared with $198,000 in net security gains during 2001.

      Non-interest Expense. Non-interest expense increased by $2.6 million, to $15.5 million for the year ended December 31, 2002 from $12.9 million for the year ended December 31, 2001. The increase was primarily due to additional expense incurred from the Bank's insurance subsidiary. Expenses totaling $4.9 million were incurred as a result of insurance agency operations for the period ended December 31, 2002 as compared with expenses of $4.1 million during 2001. The increase is due to the continued expansion of the insurance subsidiary as a result of both additional insurance agency acquisitions and internal growth. The primary sources of increases in non-interest expense during 2002 were increases in salary and employee benefit expense resulting from the expansion of banking and insurance operations. In addition, the acquisition of SBC resulted in an increase in other non-interest expenses during 2002 as compared with 2001.

      Salaries and employee benefit expenses of the Company increased by $1.7 million during 2002. In addition, building occupancy and equipment expenses increased by $592,000, postage and telephone expenses increased by $70,000, advertising expense increased by $59,000, travel and meeting expenses increased by $127,000, and insurance expenses increased by $109,000.

      Salaries and employee benefits increased to $9.6 million for the year ended December 31, 2002 from $7.9 million for the same period in 2001. The increase was primarily the result of the acquisition of SBC and insurance subsidiary operations. Additional salary and employee benefit expense of $843,000 was incurred relative to the insurance agency operations. Building occupancy and equipment expenses increased to $2.9 million for the year ended December 31, 2002 as compared with $2.3 million for the 2001 period. The increase is primarily the result of additional occupancy expense related to the acquisition of SBC in the 2002 period. Partially offsetting these increases was a decrease of $343,000 in the amortization of goodwill during 2002 relating to insurance agency acquisitions as compared with 2001. The decrease in amortization expense is a result of the Company's adoption of SFAS 142 on January 1, 2002. The Company periodically tests goodwill recognized in conjunction with its acquisition activity to identify impairment in the value of the asset. As of December 31, 2002 management has determined there is no impairment in goodwill. Other non-interest expense categories represent increases resulting from the acquisition of SBC and consistent with the expansion of the Company's market, business lines and other factors.

      Provision for Income Taxes. Income tax expense was $1.2 million for the year ended December 31, 2002 an increase of $100,000 from the 2001 income tax provisions of $1.1 million. The increase in income tax provision is due to the increase in pretax net income of the Company, which was $4.4 million for year ended December 31, 2002, compared with $4.1 million for the year ended December 31, 2001. The effective tax rate was 26.6% during 2002 as compared with 26.2% during 2001. The increase in the effective tax rate is a result of a decrease in the level of tax exempt investment income during 2002.

Application of Critical Accounting Policies

      The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.

      The most significant accounting policies followed by the Company are presented in Note 2 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are recorded in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, the valuation of mortgage servicing assets, the fair value of investment securities, actuarial assumptions associated with the Company's pension plan and the fair value methodologies used to review the carrying value of goodwill to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

      The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the collateral value and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 2 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Allowance for Loan Losses section of the annual report.

      Mortgage servicing assets, are recorded and accounted for based on discounted cash flow modeling techniques which require management to make estimates regarding the amount and timing of expected future cash flows, including assumptions about loan repayment rates, credit loss experience, and costs to service, as well as discount rates that consider the risk involved. Because the values of these assets are sensitive to changes in assumptions, the valuation of mortgage servicing assets is considered a critical accounting estimate.

      Any material effect on the financial statements related to these critical accounting areas is also discussed in this financial review.

Management of Market Risk

      The Bank's most significant form of market risk is interest rate risk, as the majority of the Bank's assets and liabilities are sensitive to changes in interest rates. Ongoing monitoring and management of this risk is an important component of the Company's asset and liability management process. The Bank does not own any trading assets. The Bank does not engage in hedging transactions, such as interest rate swaps and caps, other than forward sale commitments on certain committed mortgage loans. The Bank's interest rate risk management program focuses primarily on evaluating and managing the composition of the Bank's assets and liabilities in the context of various interest rate scenarios. Factors beyond Management's control, such as market interest rates and competition, also have an impact on interest income and interest expense.

      Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential monthly and bi-weekly adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify the Company's sources of revenue, particularly non-interest income and (iv) managing the Company's investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates and better matches the maturities of the Bank's certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2003 totaled $79.5 million, or 24.6% of total interest-bearing liabilities. The wholesale arbitrage strategy of investing allows the Company to invest in longer-term assets by hedging the additional interest rate risk with liabilities of similar maturity or repricing characteristics. Borrowed funds that mature in one year or less, at December 31, 2003 totaled $16.0 million, or 4.9% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

      The Company uses a computer simulation model to assist in monitoring interest rate risk. As of December 31, 2003 a 200 basis point increase in market interest rates was estimated to have a positive impact of 0.5% on net interest income during 2004 while a 100 basis point decline in rates would have a negative impact of 0.1% on net interest income during 2004. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit rate changes, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

      Credit Risk. The Bank's loan and corporate bond portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, standard lending and investment policies and loan underwriting criteria.

      Note 2 to the consolidated financial statements describes the accounting policies related to nonperforming loans and charge-offs and describes the methodologies used to develop the allowance for loan losses. The policies governing nonperforming loans and charge-offs are consistent with regulatory standards. The Bank maintains an allowance for loan losses sufficient to absorb estimated probable current losses inherent in the loan portfolio. The evaluation of each element and the overall allowance are based on the size and current risk characteristics of the loan portfolio and include an assessment of individual problem loans, actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions.

      While management considers the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, delinquencies or loss rates, and management's intent with regard to asset disposition options. In addition, the allowance for loan losses is periodically reviewed by the bank regulatory agencies as an integral part of their examination process. Based on their review, the agencies may require the Bank to adjust the allowance for loan losses based on their judgments about information available to them at the time of their review.

      The securities investment policy is established by the Board of Directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets and desired risk parameters. In pursuing these objectives, management considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. The Bank will only invest in securities rated as investment grade by a nationally recognized investment rating agency. The ability of an issuer of a corporate debt instrument to repay the obligation is influenced by a number of factors including general economic conditions, cash flow, events in specific industries, regional crisis, bankruptcy and many other factors. Corporate bonds are not typically guaranteed beyond the company's ability to repay and therefore may result in a loss to the Bank if conditions change from those in place at the time the investment was acquired.

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

      Much of the Bank's market area is included in the 250,000-acre land claim of the Oneida Indian Nation ("Oneidas"). The land claim area is held primarily by private persons. Over 15 years ago the United States Supreme Court ruled in favor of the Oneidas in a lawsuit which management believes was intended to encourage the State of New York to negotiate an equitable settlement in a land dispute that has existed for 200 years.

      In June 1998, the United States Justice Department intervened in the action on behalf of the Oneidas against Madison County and Oneida County in New York State. In September 1998, a U.S. District Court removed a stay of litigation, having been in place since the late 1980's pending settlement negotiations. In December 1998, both the Oneidas and the U.S. Justice Department filed motions to amend the long outstanding claim against the State of New York. The motion attempts to include in the claim, various named and 20,000 unnamed additional defendants, who own real property in parts of Madison and Oneida counties, thereby including the additional defendants in the original suit. The U.S. District Court granted the motions to add as a defendant the State of New York, but denied the motions to add the private landowners. Neither the Bank nor the Company is a named defendant in the motion. The Court further rejected as not being viable the remedies of ejectment and/or of monetary damages against private landowners. In January 2001, amended complaints were served by the Oneidas and the United States which seek to eject the Counties of Madison and Oneida from lands owned by the counties, and the Oneidas also seek a declaration that they have the right to possess all land within the land claim area. In June 2001, the Court determined that certain land purchased by the Oneidas in 1997 and 1998 are exempt from real estate taxes, accepting the Oneidas argument that the acquired parcels lie within the boundaries of the "reservation" established in 1794 by the Federal Government. In July 2003, the United States Court of Appeals affirmed the decision of the lower court against the City of Sherrill but appeals continue relative to the decision against the Counties of Madison and Oneida.

      In February 2002 a joint statement was issued by the Oneidas, State of New York and the counties of Madison and Oneida, indicating that the framework for a settlement had been agreed upon subject to the approval by the State legislature and the federal government. The Oneidas of Wisconsin and the Stockbridge-Munsee Band of Mohican Indians have commenced separate actions in the United States District Court for the Northern District of New York to dispute and interrupt any settlement pending.

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

      Liquidity Risk. The objective of liquidity management is to ensure the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Company, are met, taking into account all on- and off-balance sheet funding demands. Liquidity management also includes ensuring cash flow needs are met at a reasonable cost. Liquidity risk arises from the possibility the Company may not be able to satisfy current or future financial commitments, or the Company may become unduly reliant on alternative funding sources. The Company maintains a liquidity risk management policy to address and manage this risk. The policy identifies the primary sources of liquidity, establishes procedures for monitoring and measuring liquidity, and establishes minimum liquidity requirements which comply with regulatory guidance. The policy also includes a contingency funding plan to address liquidity needs in the event of an institution-specific or a systemic financial market crisis. The liquidity position is continually monitored and reported on monthly to the Asset/Liability Management Committee.

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

      Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and
(vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2003, cash and interest-bearing deposits totaled $12.3 million, or 2.9% of total assets.

      If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2003, the Bank had approximately $38.7 million available to it under the FHLB borrowing agreement. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. The Bank also maintains lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2003 the Bank had approximately $10.0 million available to it under these borrowing arrangements.

      The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2003, the Bank had outstanding commitments to originate loans of $32.1 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

      Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2003, totaled $79.5 million. Based upon the Bank's experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

      In 2004, the Bank plans to continue renovating and expanding the Bank's retail banking franchise. The construction costs and equipment of these offices is expected to cost approximately $1.5 million. Management anticipates it will have sufficient funds available to meet its planned capital expenditures throughout 2004.

      Management believes the Company maintains effective liquidity policies and sources to satisfy current and anticipated financial commitments.

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

--------------------------------------------------------------
                                          MINIMUM
                                          REQUIRED     ACTUAL
--------------------------------------------------------------
Tier I Capital to Average Assets          4%            7.83%
Tier I Capital to Risk-Weighted
Assets                                    4%           12.33%
Total Capital to Risk-Weighted
Assets                                    8%           13.20%
--------------------------------------------------------------

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. The Company has various financial obligations, including contractual obligations and commitments that may require future cash payments.

      Contractual Obligations: The following table presents as of December 31, 2003, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements. Third Party Contractual Obligation

====================================================================================================================
(Dollars in thousands)                        Payments Due In
--------------------------------------------------------------------------------------------------------------------
Contractual               Note            One Year        One to            Three to        Over
obligation                Reference       or Less         Three years       Five years      Five years     Total
--------------------------------------------------------------------------------------------------------------------
Long-term
debt*                     9              $  16,000        $    19,000       $    8,900      $  23,500     $  67,400

*Excludes interest
====================================================================================================================

      Commitments and Off-Balance Sheet Arrangements: In the normal course of business, to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates, the Bank is party to financial instruments with off-balance sheet risk, held for purposes other than trading. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument, for loan commitments and standby letters of credit, is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. The Bank uses the same credit policies in making such commitments as it does for on-balance sheet loans. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower originate loans, unused lines of credit, and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Therefore, the amounts presented below do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2003. Further discussion of these commitments and off-balance sheet arrangements is included in Note 15 to the consolidated financial statements.

===============================================================================================================
(Dollars in thousands)
                                               One           One to                     Over
                                               Year          Three        Three to      Five
Commitments to extend credit:                  or Less       years        Five years    years         Total
---------------------------------------------------------------------------------------------------------------
Commercial                                     $  19,683     $      --     $      --    $      --     $  19,683
Residential real estate                            3,408            --            --           --         3,408
Revolving home equity lines                          215           945           840        5,717         7,717
Consumer revolving credit                          1,269            --            --           --         1,269
Standby letters of credit                             24            45            --           --            69

===============================================================================================================

      Impact of New Accounting Standards. In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires reporting mandatorily redeemable shares as liabilities, as well as obligations not in the form of shares to repurchase shares that may require cash payment and some obligation that may be settled by issuing a variable number of equity shares. This Statement is effective for financial instruments entered into after May 31, 2003. This Statement is not expected to have a material impact on the Company's financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which indicates commitments to make mortgage loans should be accounted for as derivatives if the loans are to be held for sale, because the commitment represents a written option and accordingly is recorded at the fair value of the option liability. This Statement is effective for contracts entered into or modified after June 30, 2003. Adoption of the new standard did not materially affect the Company's operating results or financial condition.

      Market for Common Stock. The Company's common stock commenced trading on December 30, 1998. The table below provides information on the high and low trading prices of the common stock for the periods indicated, as reported on the National Market System of the Nasdaq Stock Market, as well as the dividends paid during such periods. All information provided has been adjusted for the 3-for-2 stock split of April 23, 2002 and the 3-for-2 stock split of February 24, 2004. Oneida Financial Corp.'s common stock is traded on the Nasdaq market under the symbol "ONFC".

-----------------------------------------------------------

              Quarter                            Dividends
  Year        Ending       High       Low          Paid
-----------------------------------------------------------
2002      March 31         $11.334    $9.114     $0.1687

          June 30          $13.034    $10.801    $0.00

          September 30     $12.994    $11.041    $0.1733

          December 31      $12.667    $12.000    $0.00
-----------------------------------------------------------

              Quarter                            Dividends
  Year        Ending       High       Low          Paid
-----------------------------------------------------------
2003      March 31         $16.627    $11.034    $0.1800

          June 30          $18.601    $14.807    $0.00

          September 30     $17.168    $13.741    $0.1867

          December 31      $16.634    $13.807    $0.00
-----------------------------------------------------------

      As of December 31, 2003, there were 8,242,603 shares of the Company's common stock issued and approximately 789 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

      The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2003, as shown in the table above. The Board will review the dividend regularly and expects to maintain a regular semiannual dividend in the future, based upon the Company's earnings, financial condition and other factors.