Form 10-K, Exhibit 13
period 2004-12-31
ONEIDA FINANCIAL CORP
filed 2005-03-31
CIK 1070190

EXHIBIT 13

                       2004 ANNUAL REPORT TO STOCKHOLDERS

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2004 and 2003

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Oneida Financial Corp.
Oneida, New York

We have audited the accompanying consolidated statement of condition as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Oneida Financial Corp. for the year ended December 31, 2002 were audited by other auditors whose report dated January 24, 2003 expressed an unqualified opinion on those statements.

We conducted our audit of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Chizek and Company LLC

February 7, 2005

Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2004 and 2003
--------------------------------------------------------------------------------

Assets                                                                               2004                2003
Cash and due from banks                                                         $  11,852,680       $  12,288,708
Federal funds sold                                                                  3,180,000                  --
                                                                                -------------       -------------
        Total cash and cash equivalents                                            15,032,680          12,288,708

Investment securities, at fair value                                              109,729,902         122,049,398
Mortgage-backed securities, at fair value                                          44,377,946          51,788,321

Mortgage loans held for sale                                                        2,894,051           1,959,797

Loans receivable                                                                  210,966,055         200,751,993
Allowance for loan losses                                                          (1,981,504)         (2,115,387)
                                                                                -------------       -------------
        Net loans receivable                                                      208,984,551         198,636,606

Premises and equipment, net                                                         9,854,291          10,258,233
Accrued interest receivable                                                         2,104,134           2,190,603
Other real estate                                                                          --             115,281
Cash surrender value - life insurance                                              10,819,558          10,372,718
Other assets                                                                        5,542,720           5,798,333
Goodwill                                                                           12,283,791          11,632,192
Other intangible assets                                                               985,742           1,098,841
                                                                                -------------       -------------

        Total Assets                                                            $ 422,609,366       $ 428,189,031
                                                                                =============       =============

Liabilities and Stockholders' Equity

Interest bearing deposits                                                       $ 251,565,154       $ 255,870,872
Non-interest bearing deposits                                                      50,081,558          49,644,336
Borrowings                                                                         64,400,000          67,400,000
Other liabilities                                                                   3,918,203           4,438,594
                                                                                -------------       -------------
        Total liabilities                                                         369,964,915         377,353,802
                                                                                -------------       -------------

Stockholders' equity:
    Preferred stock, 1,000,000 shares authorized                                           --                  --
    Common stock, $.01 par value, 20,000,000 shares authorized;
      8,242,452 and 5,495,069 shares issued in 2004 and 2003, respectively             82,425              54,951
    Additional paid-in capital                                                     17,946,002          17,551,620
    Retained earnings                                                              39,196,498          37,143,624
    Accumulated other comprehensive income (loss)                                    (993,691)             21,389
    Treasury stock (at cost, 582,827 and 401,625 shares)                           (3,029,880)         (3,038,570)
    Common shares issued under employee stock plans - unearned                       (434,674)           (581,172)
    Unearned stock-based compensation                                                (122,229)           (316,613)
                                                                                -------------       -------------
        Total stockholders' equity                                                 52,644,451          50,835,229
                                                                                -------------       -------------

        Total Liabilities and Stockholders' Equity                              $ 422,609,366       $ 428,189,031
                                                                                =============       =============

        The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Income
Year Ended December 31, 2004, 2003 and 2002
--------------------------------------------------------------------------------

                                                               2004                2003              2002
Interest and dividend income:
    Interest and fees on loans                            $  12,907,040       $  13,591,980      $  14,013,782
    Interest and dividends on investment securities:
      U. S. Government and agency obligations                 1,758,334           1,539,223          1,731,413
      Corporate debt and equity obligations                   2,312,948           3,177,672          2,853,557
      Mortgage-backed securities                              1,512,351           1,653,506          2,569,321
      Tax exempt securities                                   1,114,856             718,443            264,573
      Other                                                      15,132              19,500             33,625
    Interest on federal funds sold
      and interest-earning deposits                              43,198              93,964            184,744
                                                          -------------       -------------      -------------

        Total interest and dividend income                   19,663,859          20,794,288         21,651,015
                                                          -------------       -------------      -------------

Interest expense:
    Savings deposits                                            328,094             439,793            525,210
    Money market and interest-bearing checking                  420,915             559,171            619,028
    Time deposits                                             3,227,095           3,941,448          5,397,131
    Short-term borrowings                                       110,101             756,077            999,830
    Long-term borrowings                                      2,751,003           2,526,338          2,627,086
                                                          -------------       -------------      -------------

        Total interest expense                                6,837,208           8,222,827         10,168,285
                                                          -------------       -------------      -------------

        Net interest income                                  12,826,651          12,571,461         11,482,730

Provision for loan losses                                       450,000             530,563            163,516
                                                          -------------       -------------      -------------

        Net interest income after
           provision for loan losses                         12,376,651          12,040,898         11,319,214

Loss on impairment of securities                             (1,050,000)                 --           (219,229)
Net investment security gains                                    88,579             764,655            518,113
Other income                                                 11,200,937          10,189,504          8,220,754
Other expenses                                               18,315,593          18,725,376         15,482,396
                                                          -------------       -------------      -------------

        Income before income taxes                            4,300,574           4,269,681          4,356,456

Provision for income taxes                                    1,009,000           1,148,000          1,160,000
                                                          -------------       -------------      -------------

        Net Income                                        $   3,291,574       $   3,121,681      $   3,196,456
                                                          =============       =============      =============

Earnings per share - basic                                $        0.44       $        0.42      $        0.44
                                                          =============       =============      =============

Earnings per share - diluted                              $        0.43       $        0.41      $        0.43
                                                          =============       =============      =============

         The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2004, 2003 and 2002
--------------------------------------------------------------------------------



                                                                                      Additional
                                                             Common Stock               Paid-In         Retained       Comprehensive
                                                         Shares         Amount          Capital         Earnings           Income
Balance at December 31, 2001                           3,663,438      $  36,634     $  16,778,890    $  33,049,226
Net income                                                                                               3,196,456      $ 3,196,456
                                                                                                                        -----------
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period                                                                                                    2,205,132
   Reclassification adjustment for gains included
     in net income                                                                                                         (298,884)
                                                                                                                        -----------
      Net unrealized holding gains                                                                                        1,906,248
      Minimum pension liability adjustment                                                                               (1,469,067)
                                                                                                                        -----------
   Other comprehensive income before tax                                                                                    437,181
   Income tax provision                                                                                                    (174,872)
                                                                                                                        -----------
   Other comprehensive income, net of tax                                                                                   262,309
                                                                                                                        -----------
Comprehensive income                                                                                                    $ 3,458,765
                                                                                                                        ===========
Three-for-two stock split effected in the
   form of a 50% stock dividend                        1,831,631         18,317                            (18,317)
Shares issued under ESOP plan                                                             200,555
Shares earned under stock plans
Tax benefit from stock plans                                                               63,820
Common stock cash dividends: $.34 per share                                                             (1,053,127)
Treasury stock reissued                                                                      (473)
                                                       -----------------------------------------------------------
Balance at December 31, 2002                           5,495,069      $  54,951     $  17,042,792    $  35,174,238
Net income                                                                                               3,121,681      $ 3,121,681
                                                                                                                        -----------
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period                                                                                                      368,091
   Reclassification adjustment for gains included
     in net income                                                                                                         (764,655)
                                                                                                                        -----------
     Net unrealized holding losses                                                                                         (396,564)
     Minimum pension liability adjustment                                                                                   256,428
                                                                                                                        -----------
   Other comprehensive loss before tax                                                                                     (140,136)
   Income tax benefit                                                                                                        56,054
                                                                                                                        -----------
   Other comprehensive loss, net of tax                                                                                     (84,082)
                                                                                                                        -----------
Comprehensive income                                                                                                    $ 3,037,599
                                                                                                                        ===========
Shares issued under stock plans                                                            58,950
Shares issued under ESOP plan                                                             313,023
Shares earned under stock plans
Tax benefit from stock plans                                                              133,037
Common stock cash dividends: $.367 per share                                                            (1,152,295)
Treasury stock reissued                                                                     3,818
                                                       -----------------------------------------------------------
Balance at December 31, 2003                           5,495,069      $  54,951     $  17,551,620    $  37,143,624               --
                                                       ---------      ---------     -------------    -------------

                                                                                     Common Stock
                                                       Accumulated                    Issued Under     Unearned
                                                           Other                        Employee         Stock
                                                      Comprehensive    Treasury      Stock Plans -       Based
                                                       Income(Loss)      Stock          Unearned      Compensation         Total
Balance at December 31, 2001                           $ (156,838)   $ (3,197,606)    $  (874,168)     $ (622,320)     $ 45,013,818
Net income                                                                                                                3,196,456

   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period
   Reclassification adjustment for gains included in net income

      Net unrealized holding gains
      Minimum pension liability adjustment

   Other comprehensive income before tax
   Income tax provision

   Other comprehensive income, net of tax                 262,309                                                           262,309

Comprehensive income

Three-for-two stock split effected in the
   form of a 50% stock dividend                                                                                                  --
Shares issued under ESOP plan                                                             146,498                           347,053
Shares earned under stock plans                                                                           157,250           157,250
Tax benefit from stock plans                                                                                                 63,820
Common stock cash dividends: $.34 per share                                                                              (1,053,127)
Treasury stock reissued                                                    77,065                                            76,592
                                                       ----------------------------------------------------------------------------
Balance at December 31, 2002                           $  105,471    $ (3,120,541)    $  (727,670)     $ (465,070)     $ 48,064,171
Net income                                                                                                                3,121,681

   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period
   Reclassification adjustment for gains included in net income

     Net unrealized holding losses
     Minimum pension liability adjustment

   Other comprehensive loss before tax
   Income tax benefit

   Other comprehensive loss, net of tax                   (84,082)                                                          (84,082)

Comprehensive income

Shares issued under stock plans                                                                           (58,950)               --
Shares issued under ESOP plan                                                             146,498                           459,521
Shares earned under stock plans                                                                           207,407           207,407
Tax benefit from stock plans                                                                                                133,037
Common stock cash dividends: $.367 per share                                                                   --        (1,152,295)
Treasury stock reissued                                                    81,971                              --            85,789
                                                       ----------------------------------------------------------------------------
Balance at December 31, 2003                           $   21,389    $ (3,038,570)    $  (581,172)     $ (316,613)     $ 50,835,229
                                                       ----------    ------------     -----------      ----------      ------------

         The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2004, 2003 and 2002
--------------------------------------------------------------------------------



                                                                                        Additional
                                                                  Common Stock           Paid-In         Retained      Comprehensive
                                                           Shares         Amount         Capital         Earnings         Income

Balance at December 31, 2003 (continued)                   5,495,069    $    54,951    $ 17,551,620   $  37,143,624
Net income                                                                                                3,291,574    $  3,291,574
                                                                                                                       ------------
    Other comprehensive income, net of tax
    Unrealized losses on securities arising
             during period                                                                                               (1,921,767)
    Reclassification adjustment for losses included
      in net income                                                                                                         961,421
                                                                                                                       ------------
      Net unrealized holding losses                                                                                        (960,346)
      Minimum pension liability adjustment                                                                                 (731,454)
                                                                                                                       ------------
    Other comprehensive loss before tax                                                                                  (1,691,800)
    Income tax benefit                                                                                                      676,720
                                                                                                                       ------------
    Other comprehensive loss, net of tax                                                                                 (1,015,080)
                                                                                                                       ------------
Comprehensive income                                                                                                   $  2,276,494
                                                                                                                       ============
Three-for-two stock split effected in the
    form of a 50% stock dividend                           2,747,383         27,474                         (27,474)
Shares issued under stock plans                                                              18,092
Shares issued under ESOP plan                                                               226,858
Shares earned under stock plans
Tax benefit from stock plans                                                                134,888
Common stock cash dividends: $.377 per share                                                             (1,211,226)
Treasury stock purchased
Treasury stock reissued                                                                      14,544
                                                         ----------------------------------------------------------
Balance at December 31, 2004                               8,242,452    $    82,425    $ 17,946,002   $  39,196,498              --
                                                         ===========    ===========    ============   =============

                                                                                        Common Stock
                                                        Accumulated                     Issued Under     Unearned
                                                           Other                           Employee        Stock
                                                       Comprehensive      Treasury      Stock Plans -      Based
                                                        Income(Loss)       Stock           Unearned     Compensation       Total
Balance at December 31, 2003 (continued)               $      21,389   $  (3,038,570)   $   (581,172)   $  (316,613)   $ 50,835,229
Net income                                                                                                                3,291,574

    Other comprehensive income, net of tax
    Unrealized losses on securities arising
             during period
    Reclassification adjustment for losses included in net income

      Net unrealized holding losses
      Minimum pension liability adjustment

    Other comprehensive loss before tax
    Income tax benefit

    Other comprehensive loss, net of tax                  (1,015,080)                                                    (1,015,080)

Comprehensive income

Three-for-two stock split effected in the
    form of a 50% stock dividend
Shares issued under stock plans                                                                             (18,092)             --
Shares issued under ESOP plan                                                                146,498                        373,356
Shares earned under stock plans                                                                             212,476         212,476
Tax benefit from stock plans                                                                                                134,888
Common stock cash dividends: $.377 per share                                                                             (1,211,226)
Treasury stock purchased                                                     (95,047)                                       (95,047)
Treasury stock reissued                                                      103,737                                        118,281
                                                       ----------------------------------------------------------------------------
Balance at December 31, 2004                           $    (993,691)  $  (3,029,880)   $   (434,674)   $  (122,229)   $ 52,644,451
                                                       =============   =============    ============    ===========    ============

        The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31, 2004, 2003 and 2002
--------------------------------------------------------------------------------

                                                                     2004               2003               2002
Operating activities:
    Net income                                                   $  3,291,574       $  3,121,681       $  3,196,456
    Adjustments to reconcile net income to
      net cash provided by operating activities:
        Depreciation and amortization                               1,077,723          1,166,338          1,083,840
        Amortization of premiums and
          (accretion of discounts) on securities, net                 475,458            467,446            202,010
        Provision for loan  losses                                    450,000            530,563            163,516
        Provision for deferred income taxes                           219,213            170,724             28,312
        Gain on sale of premises and equipment                        (15,249)                --                 --
        Loss (Gain) on available for sale securities, net             961,421           (764,655)          (298,884)
        ESOP shares earned                                            373,356            459,521            347,053
        Stock compensation earned                                     212,476            207,407            221,070
        (Gain) Loss on sale of other real estate owned                (21,689)            13,523             18,630
        Gain on sale of loans                                        (229,045)          (376,622)          (489,327)
        Income taxes payable                                         (148,344)           123,461           (436,134)
        Accrued interest receivable                                    86,469            116,987            165,296
        Other assets                                                 (367,173)        (2,591,910)          (494,851)
        Other liabilities                                            (335,161)           777,076         (1,530,663)
        Origination of loans held for sale                        (19,520,127)       (49,091,313)       (29,551,974)
        Proceeds from sale of loans                                18,814,918         50,598,423         32,897,148
                                                                 ------------       ------------       ------------

        Net cash provided by operating activities                   5,325,820          4,928,650          5,521,498
                                                                 ------------       ------------       ------------

Investing activities:
    Purchase of investment securities                             (53,996,964)       (74,405,406)       (79,081,374)
    Proceeds of maturities, sales or calls
      from investment securities                                   64,439,643         75,112,171         58,133,377
    Purchase of mortgage-backed securities                        (10,741,755)       (43,801,021)       (13,522,017)
    Principal collected on and proceeds from
      sales of mortgage-backed securities                          17,631,723         32,132,035         34,581,200
    Net  increase in loans                                        (10,976,996)        (4,777,568)        (3,369,498)
    Purchase of bank premises and equipment                          (617,287)        (1,085,808)        (2,379,887)
    Proceeds from sale of other real estate                           316,021            287,043            271,288
    Purchase of insurance agency                                     (651,599)          (513,949)          (383,146)
    Proceeds on sale of premises and equipment                         71,854                 --                 --
    Purchase of SBC Financial Corp., net of cash received                  --                 --         (3,073,175)
                                                                 ------------       ------------       ------------

        Net cash provided by (used in) investing activities         5,474,640        (17,052,503)        (8,823,232)
                                                                 ------------       ------------       ------------

         The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2004, 2003 and 2002
--------------------------------------------------------------------------------

                                                                     2004               2003                2002
Financing activities:
    Net increase in demand deposits,
      savings, money market, interest-bearing checking and
      mortgagor's escrow accounts                                $  7,911,751       $ 20,544,861       $ 14,475,872
    Net decrease in time deposits                                 (11,780,247)        (6,808,509)       (11,006,304)
    Proceeds from borrowings                                       63,000,000         20,400,000         11,500,000
    Repayment of borrowings                                       (66,000,000)       (26,500,000)       (14,600,000)
    Cash dividends                                                 (1,211,226)        (1,152,295)        (1,053,127)
    Exercise of stock options (using treasury stock)                  118,281             85,789             76,592
    Purchase of treasury stock                                        (95,047)                --                 --
                                                                 ------------       ------------       ------------

        Net cash (used by) provided by financing activities        (8,056,488)         6,569,846           (606,967)
                                                                 ------------       ------------       ------------

        Increase (decrease) in cash and cash equivalents            2,743,972         (5,554,007)        (3,908,701)

Cash and cash equivalents at beginning of year                     12,288,708         17,842,715         21,751,416
                                                                 ------------       ------------       ------------

        Cash and Cash Equivalents at End of Year                 $ 15,032,680       $ 12,288,708       $ 17,842,715
                                                                 ------------       ------------       ------------

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest on deposits and obligations                       $  6,835,184       $  8,338,124       $ 10,198,948
      Income taxes                                                    970,800          1,166,018          1,555,000
    Non-cash operating activities:
      Minimum pension liability adjustment                           (731,454)           256,428         (1,469,067)
    Non-cash investing activities:
      Transfer of loans to other real estate                          179,051            415,847             53,756
      Note payables issued in connection with acquisition                  --            219,782            194,500

         The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies

      Nature of Operations

      The consolidated financial statements include Oneida Financial Corp. (the "Company") and its wholly-owned subsidiary, Oneida Savings Bank (the "Bank"). Inter-company transactions and balances are eliminated in consolidation.

      The Bank is located in Central New York with offices in the City of Oneida and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, and Bridgeport and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and State Bank of Chittenango (SBC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC primarily engages in investing activities of residential and commercial real estate mortgages. SBC is a special purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law. The Bank owns one insurance and financial services subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices.

      Oneida Financial MHC, (the "Holding Company") a mutual holding company whose activity is not included in the accompanying financial statement, owns approximately 56.27% of the outstanding common stock of the Company at December 31, 2004. Salaries, employee benefits and rent approximating $21,000 were allocated from the Company to the MHC during 2004, 2003 and 2002.

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

      Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, amounts due from banks, interest-earning deposits in other financial institutions (with original maturity of three months or less) and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

      Investment Securities (including Mortgage-Backed Securities)

      Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of the applicable income tax effect. Other securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and determined using the specific identification method, except for mutual funds which is based on the average cost method. Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers:
      (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Loans Held for Sale

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

      As of December 31, 2004, the Company has $2.9 million of mortgage loan forward sale commitments to hedge interest rate risk on certain committed originated loans. The fair value of these commitments is not material.

      Loans

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred origination costs and the allowance for loan losses. Interest income is accrued on the unpaid principle balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

      The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received or when the loan is no longer impaired.

      A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the estimated fair value of the collateral.

      Allowance for Loan Losses

      The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management's evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse circumstances that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and an analysis of the levels and trends of delinquencies, charge offs, and the risk ratings of the various loan categories. Quarterly, management evaluates the adequacy of the allowance and determines the appropriate level of provision for loan losses by applying a range of estimated loss percentages to each category of performing loans and classified loans. The allowance adjustment is based upon the net change in each portfolio category, as well as adjustment related to impaired loans, since the prior quarter. Management monitors and modifies the level of the allowance for loan losses to maintain it at a level which it considers adequate to provide for probable loan losses. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

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

      Mortgage Servicing Rights

      Originated mortgage servicing rights represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to loan type and investor. Fair value is determined based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for the grouping.

      Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to estimated costs. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase in income.

      Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Bank Owned Life Insurance

      The Company has purchased life insurance policies on certain key officers. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

      Insurance

      Commissions from sales of insurance products are recorded as income when earned.

      Income Taxes

      Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      Trust Department Assets

      Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on a cash basis of income recognition and are included in Other Income. At December 31, 2004, the Bank maintained 494 trust/fiduciary accounts, with total assets of $101.5 million under management as compared to 435 trust/fiduciary accounts with $79.9 million total assets at December 31, 2003.

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

      Loan Commitments

      Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Operating Segment

      Internal financial information is primarily reported and aggregated in two lines of business; banking and insurance.

      Reclassification

      Some items in the prior year financial statements were reclassified to conform to the current presentation.

      Equity

      Common stock has $0.01 par and 20,000,000 shares authorized. In addition, one million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2004.

      Employee Stock Ownership Plan

      The  cost  of  shares  issued  to the  ESOP,  but  not  yet  allocated  to participants, is shown as a reduction of stockholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

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

      The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation."

                                                            2004             2003              2002
      Net income:
          As reported                                   $ 3,291,574       $ 3,121,681       $ 3,196,456
      Deduct: Total stock-based compensation
           expense determined under fair value
          based method, net of related tax effects          (58,348)         (114,601)          (59,845)
                                                        -----------       -----------       -----------
          Pro forma                                     $ 3,233,226       $ 3,007,080       $ 3,136,611
                                                        ===========       ===========       ===========

      Earnings per share:
          As reported
            Basic                                       $      0.44       $      0.42              0.44
            Diluted                                     $      0.43       $      0.41              0.43

          Pro forma
            Basic                                       $      0.43       $      0.41              0.43
            Diluted                                     $      0.42       $      0.39              0.42

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Stock-Based Compensation (Continued)

      The fair value of options granted and pro forma effects are computed using a Black-Scholes options pricing model with the following weighted average assumptions as of grant date:

                                               2004          2003          2002

      Risk free interest rate                  3.21%         2.74%         4.26%
      Dividend yield                           3.00%         3.00%         3.00%
      Expected option life                  5 years       5 years       5 years
      Market price volatility                 40.63%        37.30%        29.81%

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Therefore, preceding results are not likely to be representative of the effects of reporting net income of future periods due to additional years of vesting. The weighted average fair value per share of options granted during 2004, 2003 and 2002 was $4.24, $5.56 and $4.32 respectively.

      Earnings per Share

      Basic   earnings  per  share   represents   income   available  to  common
      stockholders divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for the calculation unless unearned. Diluted earnings per share give effect to weighted average shares, which would be outstanding assuming the exercise of issued options and awards using the treasury stock method. The Company declared a three-for-two stock dividend to all shareholders of record as of February 10, 2004. The weighted average shares outstanding and earnings per share and dividends per share information has been adjusted retroactively to reflect the three-for-two stock split declared. Earnings per common share have been computed based on the following for the years ended December 31:

      Twelve Months Ended December 31, 2004         Income           Shares         Per Share
      Net income                                 $ 3,291,574
                                                 -----------
      Basic earnings per share                     3,291,574        7,476,137      $      0.44
                                                                                   -----------
      Effect of dilutive securities:
          Stock options and awards                                    156,907
                                                 -----------      -----------      -----------
              Diluted earnings per share         $ 3,291,574        7,633,044      $      0.43
                                                 -----------      -----------      -----------

      Twelve Months Ended December 31, 2003         Income           Shares         Per Share
      Net income                                 $ 3,121,681
                                                 -----------
      Basic earnings per share                     3,121,681        7,376,791      $      0.42
                                                                                   -----------
      Effect of dilutive securities:
          Stock options and awards                                    238,395
                                                 -----------      -----------      -----------
              Diluted earnings per share         $ 3,121,681        7,615,186      $      0.41
                                                 -----------      -----------      -----------

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Earnings per Share (Continued)

      Twelve Months Ended December 31, 2002      Income           Shares         Per Share
      Net income                              $ 3,196,456
                                              -----------
      Basic earnings per share                  3,196,456        7,274,787      $      0.44
                                                                                -----------
      Effect of dilutive securities:
          Stock options and awards                                 244,902
                                              -----------      -----------      -----------
              Diluted earnings per share      $ 3,196,456        7,519,689      $      0.43
                                              -----------      -----------      -----------

      Stock options for 17,135, 6,458 and 515 shares of common stock were not considered in computing diluted earnings per common share for 2004, 2003 and 2002 respectively because they were antidilutive.

      Treasury Stock

      Treasury stock purchases are recorded at cost. In 2004, the Company purchased 7,250 shares of treasury stock at an average cost of $13.11 per share. There were no shares of treasury stock purchased during 2003.
      During 2004 and 2003, 26,860 and 46,948 shares of treasury stock were reissued at an average cost of $3.86 and $1.75, respectively. The shares reissued during 2004 and 2003 were issued on the exercise of stock options.

      Other Comprehensive Income (Loss)

      Other comprehensive income (loss) components and related tax effects were as follows:

                                                           2004           2003            2002
                                                           ----           ----            ----
      Unrealized gains (losses) on securities
            Unrealized holding losses arising
              during period                            $(1,921,767)   $   368,091     $ 2,205,132
            Less: reclassification adjustment for
              losses (gains) realized in income            961,421       (764,655)       (298,884)
                                                       ------------------------------------------
            Net unrealized (losses) gains                 (960,346)      (396,564)      1,906,248
            Tax effect                                     384,138        158,626        (762,499)
                                                       ------------------------------------------
                 Net-of-tax amount                        (576,208)      (237,938)      1,143,749
                                                       ------------------------------------------
            Minimum pension liability                     (731,454)       256,428      (1,469,067)
            Tax effect                                     292,582       (102,571)        587,627
                                                       ------------------------------------------
                 Net-of-tax amount                        (438,872)       153,857        (881,440)
                                                       ------------------------------------------
                                                       $(1,015,080)   $   (84,082)    $   262,309
                                                       ==========================================

2.    New Pronouncements

      Statement of Financial Accounting Standards (SFAS) No. 153 modifies an exception from fair value measurement of nonmonetary exchanges. Exchanges that are not expected to result in significant changes in cash flows of the reporting entity are not measured at fair value. This supercedes the prior exemption from fair value measurement for exchanges of similar productive assets, and applies for fiscal years beginning after June 15, 2005.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    New Pronouncements (Continued)

      Statement of Position 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer showed evidence of credit quality deterioration since it was made.

      SFAS No. 123, Revised, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. All options currently awarded will be fully vested as of April 2005.

      The effect of these new standards on the Company's financial position and results of operations is not expected to be material upon and after adoption.

3.    Investment Securities and Mortgage-Backed Securities

      Investment securities and mortgage-backed securities consist of the following at December 31:

                                                                               2004
                                                       ---------------------------------------------------
                                                                                  Gross Unrealized
                                                         Fair Value            Gains            Losses
      Investment Securities
          Available for sale portfolio:
          -----------------------------
            Debt securities:
              U. S. Agencies                           $  38,213,555      $       6,262      $     628,062
              Corporate                                   22,193,668            633,163            206,695
              State and municipals                        31,167,906            531,267            106,374
                                                       -------------      -------------      -------------
                                                          91,575,129          1,170,692            941,131
            Equity investments:
              Preferred and other equity stocks           12,114,934            266,663            213,179
              Mutual fund                                  2,782,839            123,950                 --
              Federal Home Loan Bank stock                 3,257,000                 --                 --
                                                       -------------      -------------      -------------
                                                       $ 109,729,902      $   1,561,305      $   1,154,310
                                                       -------------      -------------      -------------
      Mortgage-Backed Securities
          Available for sale portfolio:
          -----------------------------
            Federal National Mortgage Association      $  14,674,466      $      35,663      $     180,452
            Federal Home Loan Mortgage Corp.              19,672,176             27,855             61,563
            Government National Mortgage Assoc               444,207             28,313                 --
            Small Business Administration                    405,068                 --                 --
            Collateralized Mortgage Obligations            9,182,029             86,684             55,550
                                                       -------------      -------------      -------------
                                                       $  44,377,946      $     178,515      $     297,565
                                                       -------------      -------------      -------------

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.    Investment Securities and Mortgage-Backed Securities (Continued)

                                                                             2003
                                                       ------------------------------------------------
                                                                                Gross Unrealized
                                                        Fair Value           Gains            Losses
      Investment Securities
          Available for sale portfolio:
          -----------------------------
            Debt securities:
              U. S. Agencies                           $ 45,499,701      $    212,414      $    552,621
              Corporate                                  31,736,064           610,449            49,814
              State and municipals                       26,109,698           648,900            34,925
                                                       ------------      ------------      ------------
                                                        103,345,463         1,471,763           637,360
            Equity investments:
              Preferred and other equity stocks          12,551,096           996,000           822,000
              Mutual fund                                 2,782,839           139,596
              Federal Home Loan Bank stock                3,370,000                --                --
                                                       ------------      ------------      ------------
                                                       $122,049,398      $  2,607,359      $  1,459,360
                                                       ------------      ------------      ------------
      Mortgage-Backed Securities
          Available for sale portfolio:
          -----------------------------
            Federal National Mortgage Association      $ 21,978,730      $    207,738      $     92,022
            Federal Home Loan Mortgage Corp.             22,933,883           178,539            39,519
            Government National Mortgage Assoc            1,587,629            84,223               276
            Small Business Administration                   564,149                --               989
            Collateralized Mortgage Obligations           4,723,930             5,622           243,023
                                                       ------------      ------------      ------------
                                                       $ 51,788,321      $    476,122      $    375,829
                                                       ------------      ------------      ------------

      The fair value of available-for-sale debt securities at December 31, 2004 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                     Fair Value

      Due within one year                                           $  1,883,794
      Due after one year through five years                           21,120,208
      Due after five years through ten years                          28,786,255
      Due after ten years                                             39,784,872
                                                                    ------------
            Total                                                     91,575,129
      Mortgage-backed securities                                      44,377,946
                                                                    ------------
            Total                                                   $135,953,075
                                                                    ------------

      Gross gains of $453,487,  $1,040,872 and $526,641 for 2004, 2003 and 2002,
      respectively and gross losses of $1,414,908 $276,217 and $227,757 for 2004, 2003 and 2002 were realized on available for sale securities.

      Investment securities with a carrying value of $51,348,007 and $42,612,127 at December 31, 2004 and 2003 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law. At year-end 2004 and 2003, there were no

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

      Securities with unrealized losses at year end 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

3.    Investment Securities and Mortgage-Backed Securities (Continued)

      December 31, 2004                           Less than 12 Months        More than 12 Months                 Total
                                                  Fair       Unrealized      Fair       Unrealized       Fair           Unrealized
      Description of Securities                  Value          Loss         Value          Loss         Value             Loss
      ---------------------------------------------------   -----------   -----------   -----------   -----------      -----------
      U. S. Agencies                          $22,213,009   $   158,213   $14,319,483   $   469,849   $36,532,492      $   628,062
      Corporate                                 8,035,946       193,884     1,987,189        12,811    10,023,135          206,695
      State and municipals                      6,201,899        87,327     3,704,320        19,047     9,906,219          106,374
      Mutual funds and other stocks             3,736,821       213,179            --            --     3,736,821          213,179
      Federal National Mortgage Assoc           4,822,725        39,432     8,041,562       141,020    12,864,287          180,452
      Federal Home Loan Mortgage Corp.          2,670,813        28,545     4,569,664        33,018     7,240,477           61,563
      Collateralized Mortgage Obligations       2,512,390        30,288     1,288,558        25,262     3,800,948           55,550
                                              -----------   -----------   -----------   -----------   -----------      -----------
      Total temporarily impaired              $50,193,603   $   750,868   $33,910,776   $   701,007   $84,104,379      $ 1,451,875
                                              -----------   -----------   -----------   -----------   -----------      -----------

      December 31, 2003                           Less than 12 Months        More than 12 Months                 Total
                                                  Fair       Unrealized      Fair       Unrealized       Fair           Unrealized
      Description of Securities                  Value          Loss         Value          Loss         Value             Loss
      ---------------------------------------------------   -----------   -----------   -----------   -----------      -----------
      U. S. Agencies                          $16,575,038   $   552,621   $        --   $        --   $16,575,038      $   552,621
      Corporate                                 5,431,454        27,193     1,973,280        22,621     7,404,734           49,814
      State and municipals                      4,181,974        34,925            --            --     4,181,974           34,925
      Mutual funds and other stocks             2,000,000       372,000     3,000,000       450,000     5,000,000          822,000
      Federal National Mortgage Assoc          10,594,667        92,022            --            --    10,594,667           92,022
      Federal Home Loan Mortgage Corp.          7,515,239        39,519            --            --     7,515,239           39,519
      Government National Mortgage                 27,349           276                                    27,349              276
      Small Business Administration                                           564,149           989       564,149              989
      Collateralized Mortgage Obligations       3,701,355       243,023            --            --     3,701,355          243,023
                                              -----------   -----------   -----------   -----------   -----------      -----------
      Total temporarily impaired              $50,027,076   $ 1,361,579   $ 5,537,429   $   473,610   $55,564,505      $ 1,835,189
                                              -----------   -----------   -----------   -----------   -----------      -----------

      The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investments in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

      During 2004, the company had a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in two government sponsored enterprises ("GSE"); the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") with a book value of $5.0 million.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Unrealized losses on other investments have not been recognized into income because the issuer(s) securities are of investment grade, management has the intent and ability to hold for the foreseeable future and the decline in fair value is largely due to declines in market interest rates since the securities were purchased. The fair value is expected to recover as the securities(s) approach their maturity dates.

4.    Loans Receivable

      The components of loans receivable at December 31 are as follows:

                                                   2004                2003

      Residential                             $  99,036,242       $  94,951,657
      Consumer loans                             36,506,452          36,122,048
      Commercial real estate                     44,719,672          38,184,195
      Commercial loans                           30,703,689          31,494,093
                                              -------------       -------------
                                                210,966,055         200,751,993
      Allowance for loan losses                  (1,981,504)         (2,115,387)
                                              -------------       -------------
            Net loans                         $ 208,984,551       $ 198,636,606
                                              -------------       -------------

      The Bank grants commercial, consumer and residential loans primarily throughout Madison and Oneida counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the counties.

      At December 31, 2004 and 2003 loans to officers and directors were approximately $2.2 million and $2.9 million respectively. During 2004, $583,000 of new loans were made to officers and directors.

      At December 31, 2004, FHLB advances are collateralized by residential mortgages in the amount of $59,842,833 pledged under a blanket collateral agreement.

      An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

                                          2004          2003            2002

      Balance at beginning of year    $ 2,115,387    $ 2,109,144    $ 1,671,973
      Loans charged off                  (697,827)      (725,263)      (807,470)
      Recoveries                          113,944        200,943        119,312
      Provision for loan losses           450,000        530,563        163,516
      SBC acquisition                          --             --        961,813
                                      -----------    -----------    -----------
            Balance at end of year    $ 1,981,504    $ 2,115,387    $ 2,109,144
                                      -----------    -----------    -----------

Impaired loans were as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                           2004          2003

      Impaired loans                                    $   79,410   $  700,012
      Allocated allowance for loan losses               $   54,410   $  352,505

      Average of impaired loans during the year         $  791,483   $  927,073
      Cash-basis interest income recognized             $   94,178   $   41,370

      Nonperforming loans were as follows:

                                                           2004         2003

      Loans past due over 90 days still on accrual      $       --   $   34,205
      Nonaccrual loans                                  $  595,252   $  147,417

4.    Loans Receivable (Continued)

      Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

      Loans having carrying values of $179,051 and $415,847 were transferred to other real estate in 2004 and 2003, respectively.

5.    Secondary Mortgage Market Activities

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balance of mortgage loans serviced for others was $95,190,344 and $93,054,751 at December 31, 2004 and 2003 respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $927,500 and $853,400 at December 31, 2004 and 2003, respectively.

      The balance of mortgage servicing rights included in other assets at December 31, 2004 and 2003 was $353,797 and $351,515 respectively. For the year ended December 31, 2004 and 2003, $115,147 and $285,763 of mortgage servicing rights were capitalized, offset by amortization of the rights of $ 112,865 during 2004 and $81,114 during 2003. The fair value of capitalized mortgage servicing rights approximated book value as of year-end 2004 and 2003.

6.    Premises and Equipment

      Premises and equipment consist of the following at December 31:

                                                  2004                 2003

      Land and buildings                      $ 12,596,503        $ 12,405,952
      Equipment and fixtures                     5,910,842           5,607,616
      Construction in progress                      90,570              31,106
                                              ------------        ------------
                                                18,597,915          18,044,674
      Accumulated depreciation                  (8,743,624)         (7,786,441)
                                              ------------        ------------
          Net book value                      $  9,854,291        $ 10,258,233
                                              ------------        ------------

      Depreciation expense was $964,624, $1,056,538 and $1,020,431 in 2004, 2003
      and 2002 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

7.    Goodwill and Other Intangible Assets

      Other intangible assets consist of the following at December 31:

                                                          As of December 31, 2004
                                            -------------------------------------------------
                                                Gross
                                              Carrying        Accumulated
                                                Value         Amortization            Net
                                            ------------      ------------       ------------
      Core deposit intangible                  1,250,057          (280,810)           969,247
      Customer relationship intangible            21,993            (5,498)            16,495
                                            ------------      ------------       ------------
                   Total                    $  1,272,050      $   (286,308)      $    985,742
                                            ============      ============       ============

                                                          As of December 31, 2003
                                            ------------------------------------------------
                                                Gross
                                              Carrying        Accumulated
                                                Value         Amortization            Net
                                            ------------      ------------       ------------
      Core deposit intangible                  1,250,057          (172,109)         1,077,948
      Customer relationship intangible            21,993            (1,100)            20,893
                                            ------------      ------------       ------------
                   Total                    $  1,272,050      $   (173,209)      $  1,098,841
                                            ============      ============       ============

      Aggregate amortization expense was $113,099, $109,800, and $63,409 for 2004, 2003 and 2002.

      Estimated amortization expense for each of the next five years:

         2005                                             $113,099
         2006                                              113,099
         2007                                              113,099
         2008                                              111,998
         2009                                              108,700
         2010                                              108,700

      The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                    Banking       Insurance
                                                  Activities      Activities          Total
            Balance as of December 31, 2001      $        --      $ 4,744,420      $ 4,744,420
            Goodwill acquired                      5,577,913          581,696        6,159,609
                                                 -----------      -----------      -----------
            Balance as of December 31, 2002        5,577,913        5,326,116       10,904,029
            Goodwill acquired                             --          728,163          728,163
                                                 -----------      -----------      -----------
            Balance as of December 31, 2003        5,577,913        6,054,279       11,632,192
            Goodwill acquired                             --          651,599          651,599
                                                 -----------      -----------      -----------
            Balance as of December 31, 2004      $ 5,577,913      $ 6,705,878      $12,283,791
                                                 ===========      ===========      ===========

      During 2000, the Company completed its acquisition of Bailey and Haskell Associates, Inc. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending in 2005. Additional goodwill in the amount of $651,599, $294,166 and $182,291 was recorded for the contingent purchase payments for 2004, 2003 and 2002 respectively.

8.    Due to Depositors

      Amounts due to depositors at December 31 are as follows:

                                                          2004               2003
      Non-interest bearing demand                     $ 50,081,558      $ 49,644,336
      Savings                                           69,437,852        68,412,266
      Money market and interest-bearing checking        66,344,070        59,945,004
      Time deposits                                    114,969,018       126,749,265
      Mortgage escrow funds                                814,214           764,337
                                                      ------------      ------------
            Total due to depositors                   $301,646,712      $305,515,208
                                                      ------------      ------------

      At December 31, 2004 and 2003, time deposits with balances in excess of $100,000 totaled $27,736,651 and $32,467,366, respectively.

      The contractual maturity of time deposits as of December 31, are as follows:

                                             2004                              2003
                               ------------------------------      ------------------------------
         Maturity                 Amount            Percent           Amount           Percent
      One year or less         $ 72,134,904             62.8%      $ 79,542,342             62.8%
      One to two years           16,315,599             14.2         20,456,104             16.1
      Two to three years         16,322,490             14.2          8,213,645              6.5
      Three to four years         5,632,840              4.9         12,887,672             10.2
      Four to five years          4,493,475              3.9          5,592,082              4.4
      Over five years                69,710              0.0             57,420              0.0
                               ------------       ----------       ------------       ----------
                               $114,969,018            100.0%      $126,749,265            100.0%
                               ------------       ----------       ------------       ----------

9.    Borrowings

      Outstanding borrowings as of December 31 are as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                     2004             2003
      Short-term borrowings:
          Federal Home Loan Bank outstanding line of credit      $        --      $ 2,500,000
          Federal Home Loan Bank advances                         13,500,000       13,500,000
      Long-term borrowings:
          Federal Home Loan Bank advances                         50,900,000       51,400,000
                                                                 -----------      -----------
                                                                 $64,400,000      $67,400,000
                                                                 -----------      -----------

9.    Borrowings (Continued)

      Borrowings at December 31, 2004 have maturity dates as follows:

                                                           Range of        Average
                                                            Rates           Rate
      Overnight Line of Credit                                                                 --
      2005                                              2.16% - 6.56%       4.42%      13,500,000
      2006                                              1.93% - 5.33%       3.67%      18,500,000
      2007                                                    6.36%         6.36%       1,000,000
      2008                                              3.75% - 5.00%       4.57%       7,900,000
      2009                                              4.94% - 5.65%       5.30%      10,000,000
      Thereafter                                        3.34% - 6.74%       4.96%      13,500,000
                                                                                     ------------
                                                                                     $ 64,400,000
                                                                                     ------------

      The Bank has available a $42,449,600 line of credit with the Federal Home Loan Bank of which $0 is outstanding at December 31, 2004. At December 31, 2004, borrowings are collateralized by pledged securities, which had a carrying value of $38,421,732 and residential mortgages in the amount of $59,842,833 pledged under a blanket collateral agreement. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2004. In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2004.

10.   Income Taxes

      The provision for income taxes for the years ended December 31, consists of the following:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                      2004              2003             2002
      Current:
          Federal                 $   823,433       $   918,531      $ 1,084,006
          State                       (33,646)           58,745           47,682
      Deferred:
          Federal                     174,567           141,469           20,994
          State                        44,646            29,255            7,318
                                  -----------       -----------      -----------
                                  $ 1,009,000       $ 1,148,000      $ 1,160,000
                                  -----------       -----------      -----------

      A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

                                              2004         2003          2002

      Federal statutory income tax rate          34%          34%           34%
      State tax, net of federal benefit           1%           1%            1%
      Tax exempt investment income              (12)%         (8)%         (10)%
      Other                                       0%           0%            2%
                                             ------       ------        ------
            Effective tax rate                   23%          27%           27%
                                             ------       ------        ------

10.   Income Taxes (Continued)

      The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                                     2004            2003
                                                                       Asset (Liability)
      Allowance for loan losses                                   $ 793,000       $ 846,000
      Depreciation                                                 (114,000)        451,000
      Investment securities                                         308,000        (730,000)
      Pension benefits                                              121,000         (31,000)
      Core deposit intangible                                      (394,000)       (440,000)
      Mortgage related fees                                        (268,000)       (262,000)
      Other                                                         (18,000)        (14,000)
                                                                  ---------       ---------
            Total deferred income tax asset (liability), net      $ 428,000       $(180,000)
                                                                  ---------       ---------

11.   Benefit Plans

      The Bank provides a noncontributory defined benefit retirement accumulation plan (cash balance plan) covering substantially all employees. Under the plan, retirement benefits are primarily a function of the employee's years of service and level of compensation. As of June 15, 2004, the Bank had a plan amendment to freeze the plan benefits for plan participants. The unrecognized prior service cost associated with the previously expected years of service that will not be rendered resulted in a curtailment gain of $357,195.

      Information about changes in obligations and funded status of the defined benefit pension plan follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                   2004              2003
      Change in benefit obligation:
          Benefit obligation at beginning of year              $ 4,714,314       $ 4,230,506
          Service cost                                             129,279           267,080
          Interest cost                                            310,053           275,061
          Actuarial loss                                           386,413           119,183
          Benefits paid                                           (174,940)         (177,516)
          Settlements                                             (110,769)               --
          Curtailments                                             (97,765)               --
                                                               -----------       -----------
            Benefit obligation at end of year                  $ 5,156,585       $ 4,714,314
                                                               -----------       -----------

      Change in plan assets, at fair value:
          Beginning plan assets                                $ 4,242,959       $ 3,229,992
          Actual return                                            326,491           578,453
          Benefits paid                                           (174,940)         (177,516)
          Employer contributions                                    98,654           612,030
          Settlements                                             (110,769)               --
                                                               -----------       -----------
            Ending plan assets                                 $ 4,382,395       $ 4,242,959
                                                               -----------       -----------

11    Benefit Plans (Continued)

                                                                   2004              2003
      Funded status (plan assets less benefit obligation)      $  (774,190)      $  (471,355)
      Unrecognized (gain)/loss                                   1,915,181         1,698,279
      Unrecognized past service gain                                    --          (386,184)
      Additional minimum liability recognized                   (1,944,093)       (1,212,639)
                                                               -----------       -----------
            (Accrued)/Prepaid expense                          $  (803,102)      $  (371,899)
                                                               -----------       -----------

      Amounts recognized in the balance sheet consist of:

                                                                   2004              2003
      Accrued benefit cost                                     $ 1,140,991       $   840,740
      Accumulated other comprehensive income                    (1,944,093)       (1,212,639)
                                                               -----------       -----------

                     Net amount recognized                     $  (803,102)      $  (371,899)
                                                               ===========       ===========

      The accumulated benefit obligation for the pension plan was $5,156,585 and $4,614,858 at year-end 2004 and 2003 respectively.

      The net periodic pension cost for the years ended December 31 includes the following components:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                             2004             2003              2002
      Service cost benefits earned during the period      $  129,279       $  267,080       $  216,562
      Interest cost on projected benefit obligation          310,053          275,061          259,913
      Expected return on plan assets                        (381,737)        (310,253)        (376,593)
      Net amortization and deferral                           98,003           95,864          (24,590)
      Curtailment credit                                    (357,195)              --               --
                                                          ----------       ----------       ----------
            Net periodic pension cost (benefit)           $ (201,597)      $  327,752       $   75,292
                                                          ----------       ----------       ----------

      Additional Information

                                                                                                  2004            2003
          Increase (decrease) in minimum liability included in other comprehensive income      $ 731,454      $(153,857)

      Assumptions

      Weighted-average assumptions used to determine
              benefit obligation at year-end
      Discount rate                                                                                6.125%         6.375%
      Rate of compensation increase                                                                 0.00%          3.50%

      Weighted-average assumptions used to determine
              net cost
      Discount rate                                                                                 6.63%          6.50%
      Expected return on plan assets                                                                9.00%          9.00%
      Rate of compensation increase                                                                 3.50%          4.00%

11.   Benefit Plans (Continued)

      The Company's pension plan asset allocation at year-end 2004 and 2003, target allocation for 2005, and expected long-term rate of return by asset category are as follows:

                                                      Percentage of              Weighted-
                               Target                  Plan Assets           Average Expected
                             Allocation              at December 31           Long Term Rate
      Asset Category            2005             2004             2003        of Return 2004
      Equity Securities              65%              71%              67%         5% - 9%
      Debt Securities                35%              29%              33%         2% - 6%
      Real Estate                     0%               0%               0%
      Other                           0%               0%               0%
                             ----------       ---------------------------
             Total                  100%             100%             100%            9%
                             ==========       ===========================

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long-term.

      The Company expects to contribute $96,533 to the Plan for the year ending December 31, 2005.

      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

          Fiscal year ending December 31:

                     2005                                      $  368,717
                     2006                                         438,237
                     2007                                         588,061
                     2008                                         468,347
                     2009                                         530,109
                     Years 2010 - 2014                          2,723,574

      State Bank of Chittenango participated in the New York State Bankers Retirement System plan which was a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits were primarily a function of the employee's years of service and level of compensation. The plan was frozen as of May 31, 2002.

11.   Benefit Plans (Continued)

      The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                   2004             2003
      Change in benefit obligation:
          Beginning benefit obligation                         $ 2,097,129       $ 1,870,672
          Service cost                                              19,500            19,200
          Interest cost                                            122,295           122,601
          Actuarial loss                                           207,754           214,884
          Benefits paid                                           (168,953)         (130,228)
                                                               -----------       -----------
            Ending benefit obligation                          $ 2,277,725       $ 2,097,129
                                                               -----------       -----------

      Change in plan assets, at fair value:
          Beginning plan assets                                $ 2,468,446       $ 2,211,538
          Actual return on plan assets                             265,994           387,136
          Benefits paid                                           (168,953)         (130,228)
                                                               -----------       -----------
            Ending plan assets                                 $ 2,565,487       $ 2,468,446
                                                               -----------       -----------

      Funded status (plan assets less benefit obligation)      $   287,762       $   371,317
      Unrecognized (gain)/loss                                     212,383            77,858
                                                               -----------       -----------
            (Accrued)/Prepaid expense                          $   500,145       $   449,175
                                                               -----------       -----------

      Amounts recognized in the balance sheet consisted of:

                                                                  2004             2003
      Prepaid benefit cost                                     $  500,145      $  449,175
      Accrued benefit cost                                             --              --
      Accumulated other comprehensive income                           --              --
                                                               ----------      ----------

                     Net amount recognized                     $  500,145      $  449,175
                                                               ==========      ==========

      The accumulated benefit obligation for the pension plan was $2,277,725 and $2,097,129 at year-end 2004 and 2003 respectively.

      The net periodic pension cost for the years ended December 31 includes the following components:

                                                                2004            2003
         Service cost benefits earned during the period      $  19,500       $  19,200
         Interest cost on projected benefit obligation         122,295         122,601
         Expected return on plan assets                       (192,765)       (183,360)
                                                             ---------       ---------
               Net periodic pension benefit                  $ (50,970)      $ (41,559)
                                                             ---------       ---------

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      Additional Information                                                         2004         2003
       Increase in minimum liability included in other comprehensive income         $   --       $   --

      Assumptions

      Weighted-average assumptions used to determine
          benefit obligation at year-end
      Discount rate                                                                  6.000%       6.000%
      Rate of compensation increase                                                   0.00%        0.00%

      Weighted-average assumptions used to determine
          net cost
      Discount rate                                                                   6.00%        6.00%
      Expected return on plan assets                                                  8.00%        8.00%
      Rate of compensation increase                                                   0.00%        0.00%

      The Company's pension plan asset allocation at year-end 2004 and 2003, target allocation for 2005, and expected long-term rate of return by asset category are as follows:

                                                            Percentage of               Weighted-
                                        Target               Plan Assets            Average Expected
                                      Allocation           at September 30,          Long Term Rate
            Asset Category               2005             2004          2003         of Return 2004
                Equity Securities             60%           64.7%       59.7%               8%
                Debt Securities               40%           34.9%       34.5%               6%
                Other                          0%            0.4%        5.8%
                                     -----------        --------------------
                       Total                 100%            100%        100%               8%
                                     ===========        ====================

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

      The Company expects to contribute $0 to the Plan for the year ending September 30, 2005.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows:

      Fiscal year ending December 31:

               2005                                  $ 161,740
               2006                                    158,697
               2007                                    157,585
               2008                                    162,075
               2009                                    158,427
               Years 2010 - 2014                       774,384

      In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis. Under the plan, employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 3% of compensation. Contributions associated with the plan amounted to $196,672, $205,527 and $168,638 for the years ended December 31, 2004, 2003 and 2002, respectively.

      The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP purchased 299,655 shares of common stock in the open market subsequent to the reorganization and offering. The purchase of the shares were funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 4.00% and 4.25% for 2004 and 2003, respectively. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding. Compensation expense approximated $373,000, $460,000 and $347,000 for the years ended 2004, 2003 and 2002, respectively. Of the 299,655 shares acquired on behalf of the ESOP 30,034 were released in December 31, 2004, 2003 and 2002. The estimated fair value of the remaining 89,114 shares held in suspense at December 31, 2004 is approximately $1,225,000.

12.   Stock Based Compensation Plans

      During 2000, shareholders approved the 2000 Stock Option Plan and Management Recognition and Retention Plan for directors, officers and key employees. Under the Stock Option Plan, up to 374,568 options have been authorized for grant of incentive stock options. The exercise price of options granted is equal to the market value of the Company's shares at the date of grant. All options have a 10-year term and vest and become exercisable ratably over a five-year period. Activity in these plans for 2004, 2003 and 2002 was as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.   Stock Based Compensation Plans (Continued)

                                                                       Range of                            Weighted Average
                                                                        Option                             Exercise Price
                                                  Options                Price               Shares             Shares
                                                Outstanding            Per Share           Exercisable       Outstanding
Outstanding at December 31, 2001                   318,711         $4.722 - $9.787            47,811            $ 4.801
    Granted                                          1,587         $9.60 - $12.367
    Exercised                                      (17,925)                $ 4.722
    Forfeited                                       (4,512)         $4.722 - $9.60

Outstanding at December 31, 2002                   297,861        $4.722 - $12.367            94,686            $ 4.829
    Granted                                         31,454        $12.00 - $18.167
    Exercised                                      (58,152)                $ 4.722
    Forfeited                                       (1,350)         $4.722- $12.00

Outstanding at December 31, 2003                   269,813        $4.722 - $18.167           125,813            $ 6.434
    Granted                                          9,381        $12.00 - $15.673
    Exercised                                      (30,041)       $4.722 - $12.000
    Forfeited                                      (10,510)        $4.722- $16.833

Outstanding at December 31, 2004                   238,643        $4.722 - $18.167           168,363            $ 6.358

      There were 9,243 and 15,693 shares available for future grants under the plan described above as of December 31, 2004 and 2003. At December 31, 2004, the weighted average information for outstanding and exercisable shares is as follows:

                          Options Outstanding                               Options Exercisable
                                                Weighted Average                       Weighted
       Range of                                         Remaining                      Average
       Exercise                            Exercise       Life                         Exercise
        Price                Shares          Price       (Years)         Shares          Price
    $3.633 - $5.45           198,345         $ 4.72          5.30        137,820        $  4.72
   $9.084 - $10.90             4,465         $ 9.42          5.30          4,465        $  9.42
   $10.90 - $12.717           18,586         $12.03          7.80         12,061        $ 12.04
  $12.717 - $14.534              340         $13.87          5.30            340        $ 13.87
  $14.534 - $16.350            6,600         $14.79          9.00          3,375        $ 14.81
  $16.350 - $18.167           10,307         $17.25          5.30         10,302        $ 17.25
                             -------         ------          ----        -------        -------
    Total/Average            238,643         $ 6.21          5.60        168,363        $  6.36
                             -------         ------          ----        -------        -------

      During 2000, the Company awarded 166,000 shares of restricted stock under the Management Recognition and Retention Plan. The market value of shares awarded at the date of grant approximated $884,000 and has been recognized in the accompanying statement of condition as unearned stock-based compensation. The market value of the shares awarded will be recognized as compensation expense ratably over the five-year vesting period of the awards. In addition, in 2004, the Company awarded 1,800 shares of restricted stock under the plan having a market value of approximately $26,586 which has been recognized as unearned stock-based compensation and will be recognized as compensation expense ratably over the two-year vesting period of the awards.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      Compensation expense recorded in conjunction with this plan was $212,476, $207,407 and $157,250 for 2004, 2003 and 2002, respectively.

13.   Other Income and Expenses

      Other income and other expenses for the years ended December 31 consist of the following:

                                                       2004              2003              2002
      Other income:
          Service charges on deposit accounts         2,021,276         1,625,496         1,062,252
          Commissions earned from the
            sale of financial products                7,724,357         6,750,504         5,454,730
          Cash surrender value increase                 497,096           525,707           533,748
          Other                                         958,208         1,287,797         1,170,024
                                                   ------------      ------------      ------------
            Total other income                     $ 11,200,937      $ 10,189,504      $  8,220,754
                                                   ------------      ------------      ------------

      Other expenses:
          Salaries and employee benefits           $ 11,430,202      $ 11,406,664      $  9,581,813
          Building occupancy and equipment            3,265,054         3,317,774         2,876,477
          FDIC and N.Y.S. assessment                     59,011            96,043            64,760
          Advertising                                   494,610           514,500           329,651
          Postage and telephone                         585,236           581,960           492,119
          Director compensation                         198,500           166,700           139,250
          Professional fees                             220,457           234,214           178,646
          Travel and meetings                           465,957           451,338           426,078
          Insurance                                     287,456           223,335           222,928
          Dues and subscriptions                        184,042           162,133           124,478
          Service fees                                  434,200           398,078           329,727
          ORE expenses                                   15,942            29,329            25,423
          Contributions                                  52,155            42,411            40,466
          Sales tax                                      20,258           134,860            77,060
          Other                                         489,414           558,182           510,111
          Intangible amortization                       113,099           109,800            63,409
          Extinguishment of debt                             --           298,055                --
                                                   ------------      ------------      ------------
            Total other expenses                   $ 18,315,593      $ 18,725,376      $ 15,482,396
                                                   ------------      ------------      ------------

14.   Disclosures about Fair Value of Financial Instruments

      Fair values of financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value are based on quoted market prices or estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      Cash and Cash Equivalents

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

      The carrying amounts reported in the statements of condition for cash and cash equivalents are a reasonable estimate of fair value.

14.   Disclosures about Fair Value of Financial Instruments (Continued)

      Investment Securities (including Mortgage-Backed Securities)

      For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      Mortgage Loans Held for Sale

      The fair value of mortgage loans held for sale is determined by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair value is determined in the aggregate.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14.   Disclosures about Fair Value of Financial Instruments (Continued)

      The estimated fair values of the Company's financial instruments at December 31:

                                                            (Amounts in Thousands)
                                                       2004                           2003
                                             -------------------------       -------------------------
                                              Carrying       Estimated        Carrying      Estimated
                                               Amount       Fair Value         Amount       Fair Value
      Financial assets:
          Cash and cash equivalents          $  15,033       $  15,033       $  12,289       $  12,289
          Investment securities                109,730         109,730         122,049         122,049
          Mortgage-backed securities            44,378          44,378          51,788          51,788
          Mortgage loans held for sale           2,894           2,894           1,960           1,960

          Loans receivable                     210,966         214,668         200,752         202,595
          Allowance for loan losses             (1,982)         (1,982)         (2,115)         (2,115)
                                             ---------       ---------       ---------       ---------
            Net loans                          208,984         212,686         198,637         200,480

          Accrued interest receivable            2,104           2,104           2,191           2,191
                                             ---------       ---------       ---------       ---------
            Total financial assets           $ 383,123       $ 386,825       $ 388,914       $ 390,757
                                             ---------       ---------       ---------       ---------

      Financial liabilities:
          Due to depositors                  $ 301,647       $ 304,395       $ 305,515       $ 307,429
          Borrowings                            64,400          66,004          67,400          68,899
                                             ---------       ---------       ---------       ---------
            Total financial liabilities      $ 366,047       $ 370,399       $ 372,915       $ 376,328
                                             ---------       ---------       ---------       ---------

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

      At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                            2004                             2003
                                                ----------------------------      ----------------------------
                                                   Fixed           Variable          Fixed          Variable
                                                    Rate             Rate             Rate            Rate
                                                ----------------------------      ----------------------------
      Financial instruments whose contract
          amounts represent credit risk:
            Commitments to extend credit        $12,495,479      $ 3,638,423      $ 4,600,046      $ 1,802,177
            Unused lines of credit                3,121,735       28,367,063        5,726,597       20,016,691

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

15.   Commitments (Continued)

      Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 5.00% to 6.25% and maturities ranging from 15 years to 30 years. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate.

      The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period including December 31, 2004 and 2003 was $3,766,000 and $3,758,000 respectively, which was represented by cash on hand or on deposit with the Federal Reserve Bank.

16.   Dividends and Restrictions

      The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations was $12,594,777 and $10,514,429 as of December 31, 2004 and 2003 respectively.

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

      The Board of Trustees of Oneida Financial MHC determines whether the MHC will waive or receive cash dividends declared by the Company each time the Company declares a cash dividend, which is expected to be on a semi-annual basis. The MHC may elect to receive dividends and utilize such funds to pay expenses or for other allowable purposes. The Office of Thrift Supervision (the "OTS") has indicated that it does not object to the waiver of cash dividends by MHC subject to the following: (I) the MHC must restrict the Company's retained earnings by the dollar amount of dividends waived by MHC, (ii) the Bank notifies OTS prior to paying any cash dividends to the Company if such a capital distribution becomes necessary;
      (iii) the Board of Trustees of the MHC must ratify the determination that the dividend waiver is consistent with the director's fiduciary duties to the members of the federally chartered mutual holding company. As of December 31, 2004 and 2003, the retained earnings of the Company that were restricted due to the dividend waiver by MHC were $5,368,034 and $3,744,695 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.   Regulatory Matters

      The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

      Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, under capitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2004 and 2003, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are as follows:

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                               For Capital          Prompt Corrective
                                                    Actual                  Adequacy Purposes       Action Provisions
                                           -----------------------       ----------------------    -------------------
                                              Amount         Ratio          Amount        Ratio      Amount      Ratio
      As of December 31, 2004:
          Total Capital
            (to Risk Weighted Assets)      $36,372,031       14.13%      $20,586,134       8%      $25,732,668    10%
          Tier I Capital
            (to Risk Weighted Assets)      $34,390,527       13.36%      $10,293,067       4%      $15,439,601     6%
          Tier I Capital
            (to Average Assets)            $34,390,527        8.35%      $16,474,440       4%      $20,593,050     5%

      As of December 31, 2003:
          Total Capital
            (to Risk Weighted Assets)      $34,329,826       13.20%      $20,809,871       8%      $26,012,339    10%
          Tier I Capital
            (to Risk Weighted Assets)      $32,073,321       12.33%      $10,404,936       4%      $15,607,403     6%
          Tier I Capital
            (to Average Assets)            $32,073,321        7.83%      $16,390,491       4%      $20,488,113     5%

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Parent Company Statements

                            Condensed Balance Sheets

                                                                       December 31,
                                                                   2004              2003
      Assets:
          Cash                                                $  3,210,154       $  2,498,169
          Investments, fair value                                       --            505,155
          Investments in and advances to subsidiary             48,147,358         46,145,438
          Premises and equipment                                 1,231,558          1,286,550
          Other assets                                             123,881             23,403
                                                              ------------       ------------
              Total assets                                    $ 52,712,951       $ 50,458,715
                                                              ------------       ------------

      Liabilities and shareholders' equity:
          Other liabilities                                   $     76,000       $     58,063
          Due to related parties                                    (7,500)          (434,577)
          Shareholders' equity                                  52,644,451         50,835,229
                                                              ------------       ------------
              Total liabilities and shareholders' equity      $ 52,712,951       $ 50,458,715
                                                              ------------       ------------

                         Condensed Statements of Income

                                                                          Years Ended December 31,
                                                                    2004              2003            2002
      Revenue:
          Dividends from subsidiary                             $        --       $        --      $ 1,065,000
          Interest on investments and deposits                       48,041           144,353          192,870
          Gain on sale of securities                                     --            79,191            1,383
          Rental income                                              90,000            30,700            9,572
                                                                -----------       -----------      -----------
              Total revenue                                         138,041           254,244        1,268,825
                                                                -----------       -----------      -----------

      Expenses:
          Compensations and benefits                                 80,000            19,700           65,000
          Other expenses                                            139,104           137,916          160,553
                                                                -----------       -----------      -----------
              Total expenses                                        219,104           157,616          225,553
                                                                -----------       -----------      -----------

              Income before taxes and equity
                 in undistributed net income of subsidiary          (81,063)           96,628        1,043,272

      Provision (benefit) for income taxes                           (9,000)           25,000           (7,000)
                                                                -----------       -----------      -----------

              Income before equity in undistributed
                 net income of subsidiary                           (72,063)           71,628        1,050,272

      Equity in undistributed net income:
          Subsidiary bank                                         3,363,637         3,050,053        2,146,184
                                                                -----------       -----------      -----------

              Net income                                        $ 3,291,574       $ 3,121,681      $ 3,196,456
                                                                -----------       -----------      -----------

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Parent Company Statements (Continued)

                        Condensed Statements of Cash Flow

                                                                                  Years Ended December 31,
                                                                             2004             2003               2002
      Operating activities:
          Net income                                                     $ 3,291,574       $ 3,121,681       $ 3,196,456
          Adjustments to reconcile net income to
            net cash provided by operating activities:
              Depreciation expense                                            54,992            53,178            33,922
              Gain on sales of investments                                        --           (79,191)           (1,383)
              Amortization/accretion, net                                         --              (952)             (292)
              ESOP shares earned                                             373,356           459,521           347,053
              Other assets/liabilities, net                                1,043,692          (463,326)       (1,232,042)
              Equity in undistributed net income of subsidiary bank       (3,363,637)       (3,050,053)       (2,146,184)
                                                                         -----------       -----------       -----------

              Net cash provided by operating activities                    1,399,977            40,858           197,530
                                                                         -----------       -----------       -----------

      Investing activities:
          Purchase of investments                                                 --                --        (1,000,000)
          Proceeds from sales of investment securities                       500,000         2,081,467           637,779
          Purchase of premises and equipment                                      --           (15,942)         (454,108)
                                                                         -----------       -----------       -----------

              Net cash provided by (used by) investing activities            500,000         2,065,525          (816,329)
                                                                         -----------       -----------       -----------

      Financing activities:
          Purchase of treasury stock                                         (95,047)               --                --
          Dividends paid                                                  (1,211,226)       (1,152,295)       (1,053,127)
          Exercise of stock options (using treasury stock)                   118,281            85,789            76,592
                                                                         -----------       -----------       -----------

              Net cash used in financing activities                       (1,187,992)       (1,066,506)         (976,535)
                                                                         -----------       -----------       -----------

              Net increase (decrease) in cash and cash equivalents           711,985         1,039,877        (1,595,334)

      Cash and cash equivalents at beginning of year                       2,498,169         1,458,292         3,053,626
                                                                         -----------       -----------       -----------

              Cash and cash equivalents at end of year                   $ 3,210,154       $ 2,498,169       $ 1,458,292
                                                                         -----------       -----------       -----------

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.   Segment Information

      The Company has determined that it has two primary business segments, its banking franchise and its insurance activities. For the years ended December 31, 2004, 2003 and 2002, the Company's insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. Information about the Company is presented in the following table for the periods indicated:

                                                                           2004
                                                        Banking         Insurance
                                                      Activities        Activities           Total
      Net interest income                            $ 12,826,651      $         --      $ 12,826,651
      Provision for credit losses                         450,000                --           450,000
                                                     ------------      ------------      ------------
            Net interest income after provision
                 for credit losses                     12,376,651                --        12,376,651

      Other income                                      2,515,159         7,724,357        10,239,516
      Other expenses                                   10,948,078         6,289,792        17,237,870
      Depreciation and amortization                       922,805           154,918         1,077,723
                                                     ------------      ------------      ------------

              Income before taxes                       3,020,927         1,279,647         4,300,574

      Income tax expense                                  624,000           385,000         1,009,000
                                                     ------------      ------------      ------------

              Net income                             $  2,396,927      $    894,647      $  3,291,574
                                                     ------------      ------------      ------------

      Total Assets                                   $409,800,760      $ 11,237,890      $423,934,253
                                                     ------------      ------------      ------------

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                                           2003
                                                       Banking          Insurance
                                                      Activities        Activities          Total
      Net interest income                            $ 12,571,461      $         --      $ 12,571,461
      Provision for credit losses                         530,563                --           530,563
                                                     ------------      ------------      ------------
            Net interest income after provision
                 for credit losses                     12,040,898                --        12,040,898

      Other income                                      4,203,655         6,750,504        10,954,159
      Other expenses                                   11,633,648         5,925,390        17,559,038
      Depreciation and amortization                       989,464           176,874         1,166,338
                                                     ------------      ------------      ------------

              Income before taxes                       3,621,441           648,240         4,269,681

      Income tax expense                                  928,000           220,000         1,148,000
                                                     ------------      ------------      ------------

              Net income                             $  2,693,441      $    428,240      $  3,121,681
                                                     ------------      ------------      ------------

      Total Assets                                   $419,091,264      $ 10,191,971      $429,283,235
                                                     ------------      ------------      ------------

19.   Segment Information (Continued)

                                                                           2002
                                                         Banking        Insurance
                                                       Activities       Activities           Total
      Net interest income                            $ 11,482,730      $         --      $ 11,482,730
      Provision for credit losses                         163,516                --           163,516
                                                     ------------      ------------      ------------
            Net interest income after provision
                 for credit losses                     11,319,214                --        11,319,214

      Other income                                      3,064,908         5,454,730         8,519,638
      Other expenses                                    9,594,551         4,804,005        14,398,556
      Depreciation and amortization                       966,534           117,306         1,083,840
                                                     ------------      ------------      ------------

              Income before taxes                       3,823,037           533,419         4,356,456

      Income tax expense                                  940,000           220,000         1,160,000
                                                     ------------      ------------      ------------

              Net income                             $  2,883,037      $    313,419      $  3,196,456
                                                     ------------      ------------      ------------

      Total Assets                                   $410,033,200      $  7,729,647      $417,762,847
                                                     ------------      ------------      ------------

      The following represents a reconciliation of the Company's reported segment assets to consolidated assets as of December 31:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

                                                          2004                2003
                           Assets

      Total assets for reportable segments           $ 423,934,253       $ 429,283,235
      Elimination of intercompany cash balances         (1,324,887)         (1,094,204)
                                                     -------------       -------------

            Consolidated total                         422,609,366         428,189,031
                                                     -------------       -------------

      The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

20.   Quarterly Financial Data (Unaudited)

                             Interest    Net Interest       Net
               2004           Income        Income        Income        Basic         Diluted
          First Quarter       $4,894        $3,183        $  722      $   0.10      $   0.09
          Second Quarter       4,946         3,248           896          0.12          0.12
          Third Quarter        4,868         3,157         1,086          0.14          0.14
          Fourth Quarter       4,956         3,239           588          0.08          0.08

               2003

          First Quarter       $5,324        $3,141        $  870      $   0.12      $   0.11
          Second Quarter       5,306         3,189           873          0.12          0.11
          Third Quarter        5,205         3,150           751          0.10          0.10
          Fourth Quarter       4,960         3,091           628          0.08          0.08

      During the fourth quarter of 2004, the company had a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in two government sponsored enterprises ("GSE"); the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") with a book value of $5.0 million.

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

      Community Banking. The Oneida Savings Bank, the wholly owned subsidiary of Oneida Financial Corp., was established in Oneida, New York in 1866 and has been operating continuously since that time. Throughout its history, the Bank has been committed to meeting the financial needs of the communities it serves and providing quality service to its customers. Management believes that the Bank can be more effective than many of its competitors in serving its customers because of its ability to promptly and effectively respond to customer needs and inquiries. The Bank's ability to succeed in its service area is enhanced by the stability of senior management. The group has an average tenure with the Bank of fifteen years and each individual who comprises senior management has over twenty years experience in the banking industry. In addition, the Bank's mutual holding company structure enables the institution to remain an independent community bank.

      In recent years management has increased the services and products provided by the Bank to the communities it serves by offering (i) services through its insurance agency subsidiary, (ii) trust services, (iii) new loan and investment products, and seeking to expand into markets desiring the services of a community bank. As an extension of personal service and to complement traditional bank product delivery channels, the Bank introduced complete internet banking during 2000. In addition, the Bank continues to evaluate the benefits of expanding its branch network and service delivery in contiguous market areas. During 2002 the Bank completed the acquisition of SBC Financial Corporation, the stock holding company of the State Bank of Chittenango ("SBC") which we hold as a subsidiary of the Bank. SBC's commercial banking charter allows the combined banking enterprise to solicit and service municipal deposit accounts from the various municipalities, school districts and other public funding sources throughout the market area

      Originating One-to Four-Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of one-to four-family residential loans within Madison County and the surrounding counties. During the year ended December 31, 2004 and the year ended December 31, 2003, the Bank originated $38.5 million and $68.8 million, respectively, of one-to four-family mortgage loans. The decrease in loan origination volume during 2004 is due to the reduction in loan refinance activity that represented a majority of 2003 loan originations. As of December 31, 2004, approximately $81.6 million, or 38.2% of the loan portfolio consisted of one-to four-family residential mortgage loans, of which $50.4 million were adjustable rate mortgage ("ARM") loans and $31.2 million had fixed rates of interest. During the past year, and as a result of the continuation of low market interest rates throughout the year, the Bank's one-to four-family loan originations have been primarily fixed-rate loans. The Bank generally sells its fixed-rate one-to four-family loans. Such loans are sold without recourse to the Bank and on a servicing retained basis. During the year ended

December 31, 2004 and December 31, 2003, the Bank sold $18.6 million and $50.2 million, respectively, in fixed-rate one-to four-family loans. ARM loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years adjusting annually thereafter, represented a lower than average percentage of total originations. Of the $38.5 million in one-to four-family loans originated during the twelve months ended December 31, 2004, $30.9 million had fixed rates of interest. The Bank continues developing new single-family residential loan products, and is a qualified FHA lender. In addition, the Bank's residential lending market area exceeds the Bank's branch network through the use of outside mortgage originators. All properties securing the loans and/or borrowers are located in New York State.

      Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate Lending. To complement the Bank's traditional emphasis on one-to four-family residential real estate lending, management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 2004, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $36.5 million, $44.7 million and $30.7 million, respectively. In the aggregate, these loans totaled $111.9 million, or 52.3%, of the Bank's total loan portfolio, as compared with $105.8 million at December 31, 2003. Because the yields on these types of loans are generally higher than the yields on one-to four-family residential real estate loans, the Bank's goal over the next several years is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

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

      At December 31, 2004, the Bank's ratio of nonperforming loans to total assets was 0.14% compared to 0.04% and 0.01% at December 31, 2003 and 2002, respectively. At December 31, 2004, the Bank's ratio of allowance for loan losses to net loans was 0.94% compared to 1.05% and 1.07% for the prior periods. The Bank's ratio of net charge-offs to net loans for the year ended December 31, 2004 was 0.28% compared with a ratio of 0.26% during 2003. The Bank's allowance for loan losses exceeded its nonperforming loans by 3.3 times at December 31, 2004, compared to 11.7 times coverage at December 31, 2003 and 43.0 times at year-end 2002.

      Improving Return on Equity Through Wholesale Arbitrage Transactions. Complementing the Bank's lending activities, the Bank invests in securities. In order to enhance its return on equity, the Bank has engaged in wholesale borrowing transactions with the Federal Home Loan Bank of New York ("FHLB") as a funding source for the purchase of investment securities and mortgage-backed securities. During 2004, the Bank selectively utilized this strategy to enhance earnings. An arbitrage transaction results in the leveraging of capital through borrowings that can be reinvested in securities which provide a positive spread between the borrowing rate and investment return. The Bank enters into these transactions in order to obtain a positive return on its capital rather than grow the loan portfolio by originating loans outside our market or accepting loans that do not fit the Bank's risk profile. For the year ended December 31, 2004, the Bank had average borrowings outstanding of $65.8 million at an average cost of 4.35% as compared with $68.8 million in average borrowings outstanding during 2003 at an average cost of 4.77%.

      Increasing Fee Income and Diversifying Income Sources. The Bank has sought to increase its income by increasing fee income and other sources of non-interest income. In this regard, the Bank continues to expand the insurance and financial services business of Bailey & Haskell Associates, Inc. ("B&H"), an insurance agency subsidiary of the Bank with six Central New York offices. The expansion of the Bank's financial services business has provided a new revenue source for the Company. Total revenue earned from the sale of financial products was $7.7 million during 2004 as compared with $6.8 million for 2003 and $5.5 million during 2002.

      During 2004 the Bank continued a marketing program to attract new fee-based deposit accounts. This initiative was in conjunction with the implementation of a checking account overdraft program for new and existing customers. This program allows a customer to occasionally overdraw their account with the Bank honoring payment of the overdraft based upon a variety of account information and prior customer spending experience. The combination of new account generation and the fees derived from the overdraft program has resulted in a significant increase in deposit account service fee revenue. The Bank also offers its customers internet banking and e-commerce capabilities as well as debit cards. These products and services represent growing sources of fee income and customer retention tools. Service charges on deposit accounts totaled $2.0 million for the year ended December 31, 2004 compared with $1.6 million and $1.1 million for the comparable periods in 2003 and 2002, respectively.

      The Bank continues to grow and expand the visibility of its Trust Department. Management expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 2004, the Trust Department had $101.5 million in assets under management compared with $79.9 million at December 31,

2003. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 2004, loans serviced by the Bank for others totaled $95.2 million compared with $93.1 million at December 31, 2003.

Financial Condition

      Assets. Total assets at December 31, 2004 were $422.6 million, a decrease of $5.6 million or 1.3%, from $428.2 million at December 31, 2003. The decrease in total assets was primarily attributable to a decrease in investment and mortgage-backed securities of $19.7 million. The decreases were partially offset by an increase in loans receivable, net of $10.3 million, an increase in cash and cash equivalents of $2.7 million and mortgage loans held for sale increased $934,000.

      The decrease in investment and mortgage-backed securities is consistent with the Bank's strategy to originate and sell in the secondary market, fixed rate one-to-four family residential real estate loans. The Bank reinvests loan sales and investment sales and maturity proceeds in other loan assets and mortgage-backed securities as new loan origination volume warrants. Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing the Bank to accommodate periods of increased loan demand. In addition, investing in mortgage-backed securities allows the Bank to acquire interest rate characteristics for overall balance sheet interest rate risk management and government agency guarantees as to the repayment of principal and interest.

      Management continues to seek to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. This strategy is supported through the origination for sale in the secondary market of fixed-rate one-to-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans increased by $6.1 million during 2004. Residential real estate loans increased $4.1 million during 2004. The Bank continues to sell a majority of long-term newly originated fixed-rate residential mortgage loans into the secondary market without recourse and on a servicing retained basis. During the period of January 1, 2004 through December 31, 2004 a total of $18.6 million in fixed-rate residential mortgage loans were sold, compared with loan sales of $50.2 million during 2003.

      Liabilities. Total liabilities decreased by $7.4 million or 2.0% to $370.0 million at December 31, 2004 from $377.4 million at December 31, 2003. The decrease was primarily the result of a decrease in deposits of $3.9 million, a decrease in borrowings of $3.0 million and a decrease in other liabilities of $521,000.

      Deposit accounts decreased to $301.6 million at December 31, 2004 from $305.5 million at December 31, 2003. Interest-bearing deposit accounts decreased by $4.3 million or 1.7%, partially offset by an increase in non-interest bearing deposit accounts of $438,000 or 0.9%, to $50.1 million at December 31, 2004 from $49.6 million at December 31, 2003. The increase in non-interest bearing deposit accounts resulted primarily from the Bank's emphasis on attracting low cost of funds deposit accounts. Core deposit accounts which include checking, savings and money market accounts increased $7.9 million or 4.4% while higher cost of funds time deposits decreased $11.8 million or 9.3%. The implementation of a marketing program to attract new fee-based deposit accounts has contributed to an increase in the Bank's core deposits. The decrease in borrowings is a result of the maturing of various borrowings that were not replaced.

      Stockholders' Equity. Total stockholders' equity at December 31, 2004 was $52.6 million, an increase of $1.8 million from $50.8 million at December 31, 2003. The increase in stockholders' equity reflects net income of $3.3 million. Stockholders' equity also increased due to a reduction in treasury stock of 19,610 shares representing a net increase of approximately $23,000, primarily as a result of stock issued in connection with the Company's 2000 Stock Option Plan due to the exercise of stock options by plan participants. Unearned stock based compensation to be earned under the Company's 2000 Recognition and Retention Plan ("RRP") was reduced by $212,000 representing the stock based compensation earned by plan participants during 2004. Unearned common shares issued under the Bank's ESOP plan was reduced by $146,000 representing ESOP stock earned by plan participants during 2004.

      Partially offsetting the increases in stockholders' equity was the payment of cash dividends to stockholders. Stockholders were paid semi-annual dividends during 2004 equal to $0.377 per share of common stock resulting in a reduction in stockholders' equity of $1.2 million. In addition, accumulated other comprehensive income decreased $1.0 million at December 31, 2004 resulting from a decrease in the market value of mortgage-backed and investment securities and an adjustment of the Company's minimum pension liability. Lower market interest rates resulted in a reduction in the net unrealized gain on the Bank's available for sale securities. The Company's minimum pension liability at December 31, 2004 was $1.9 million as compared with $1.2 million at December 31, 2003.

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

      Net Margin Analysis. The following table sets forth certain information relating to the Bank for the years ending December 31, 2004, 2003 and 2002. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.

                                                                    For the Years Ending December 31,
                                                        2004                          2003                          2002
                                           ----------------------------   ----------------------------   ---------------------------
                                           Average               Yield/   Average               Yield/   Average              Yield/
                                           Balance    Interest    Rate    Balance   Interest     Rate    Balance   Interest    Rate
                                           -------    --------    ----    -------   --------     ----    -------   --------    ----
                                                                             ( dollars in thousands )
Interest-earning assets:
  Loans receivable                         $208,417   $ 12,907    6.19%   $204,119   $ 13,592    6.66%   $187,695  $ 14,014    7.47%
  Investment and MBS securities             147,553      6,043    4.10%    141,136      6,302    4.47%    128,856     6,598    5.12%
  Federal funds                               2,424         43    1.77%      8,767         94    1.07%     11,327       185    1.63%
  Equity securities                          18,422        671    3.64%     18,459        806    4.37%     18,739       854    4.56%
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets               376,816     19,664    5.22%    372,481     20,794    5.58%    346,617    21,651    6.25%
------------------------------------------------------------------------------------------------------------------------------------

Non interest-earning assets:
  Cash and due from banks                    10,389                         11,156                         13,485
  Other assets                               40,882                         39,625                         34,082
                                           --------                       --------                       --------
    Total Assets                           $428,087                       $423,262                       $394,184
                                           ========                       ========                       ========

Interest-bearing liabilities:
  Money market deposits                    $ 39,041   $    324    0.83%   $ 38,818   $    481    1.24%   $ 30,865  $    566    1.83%
  Savings accounts                           74,203        328    0.44%     71,342        440    0.62%     61,163       525    0.86%
  Interest-bearing checking                  24,952         97    0.39%     15,982         78    0.49%     10,499        53    0.50%
  Time deposits                             117,203      3,227    2.75%    127,094      3,942    3.10%    125,847     5,397    4.29%
  Borrowings                                 65,795      2,861    4.35%     68,757      3,282    4.77%     72,912     3,627    4.97%
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities          321,194      6,837    2.13%    321,993      8,223    2.55%    301,286    10,168    3.37%
------------------------------------------------------------------------------------------------------------------------------------

Non interest-bearing liabilities:
  Demand deposits                            50,497                         47,884                         40,844
  Other liabilities                           5,693                          4,226                          5,634
                                           --------                       --------                       --------
    Total liabilities                       377,384                        374,103                        347,764
                                           --------                       --------                       --------
  Stockholders' equity                       50,703                         49,159                         46,420
                                           --------                       --------                       --------
    Total Liabilities and
       Stockholders' Equity                $428,087                       $423,262                       $394,184
                                           ========                       ========                       ========

    Net interest income                               $ 12,827                       $ 12,571                      $ 11,483
                                                      --------                       --------                      --------
    Net interest spread                                           3.09%                          3.03%                         2.88%
                                                                  ----                           ----                          ----
    Net earning assets                     $ 55,622                       $ 50,488                       $ 45,331
                                           --------                       --------                       --------
    Net interest margin                                   3.40%                          3.37%                         3.31%
                                                        ------                         ------                        ------
    Ratio of interest-earning assets
      to interest-bearing liabilities                   117.32%                        115.68%                       115.05%
                                                        ------                         ------                        ------

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

                                                       2004 vs. 2003                            2003 vs. 2002
                                                 ------------------------------------------------------------------------------
                                                  Increase / (Decrease)                     Increase / (Decrease)
                                                         Due to                Total                Due to             Total
                                                 --------------------        Increase/     ----------------------    Increase/
                                                  Volume         Rate       (Decrease)      Volume         Rate      (Decrease)
                                                 ------------------------------------------------------------------------------
                                                                                ( In Thousands)
Interest-earning assets:
  Loans receivable                               $   266       $  (951)      $  (685)      $ 1,094       $(1,516)      $  (422)
  Investment and mortgage-backed securities          263          (522)         (259)          548          (844)         (296)
  Federal funds                                     (113)           62           (51)          (27)          (64)          (91)
  Equity securities                                   (1)         (134)         (135)          (12)          (36)          (48)
-------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets                 $   415       $(1,545)      $(1,130)      $ 1,603       $(2,460)      $  (857)
-------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Money market deposits                          $     2       $  (159)      $  (157)      $    99       $  (184)      $   (85)
  Savings accounts                                    13          (125)         (112)           63          (148)          (85)
  Interest-bearing checking                           35           (16)           19            27            (2)           25

  Time deposits                                     (272)         (443)         (715)           39        (1,494)       (1,455)

  Borrowings                                        (129)         (292)         (421)         (198)         (147)         (345)
-------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities            $  (351)      $(1,035)      $(1,386)      $    30       $(1,975)      $(1,945)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
    Net increase in net interest income                                      $   256                                   $ 1,088
-------------------------------------------------------------------------------------------------------------------------------

Comparison of Operating Results for the Years Ended December 31, 2004 and December 31, 2003.

      General. Net income for the year ended December 31, 2004 increased by $170,000, to $3.3 million from $3.1 million for the year ended December 31, 2003. Basic earnings per share increased 4.8%, to $0.44 for the year ended December 31, 2004 as compared with the 2003 basic earnings per share of $0.42. The increase in net income was due primarily to an increase in net interest income, a decrease in non-interest expenses, a decrease in the provision for income taxes and a decrease in the provisions for loan losses. The factors contributing to the improvement in net income for the year-ended December 31, 2004 as compared with 2003 were partially offset by an decrease in non-interest income resulting from an after-tax non-cash charge of $630,000 for the other-than-temporary impairment of preferred stock investments in two government sponsored enterprises ("GSE"); the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac").

      Interest Income. Interest income decreased by $1.1 million or 5.4%, to $19.7 million for the year ended December 31, 2004 from $20.8 million for the year ended December 31, 2003. The decrease in interest income was due to decreased market interest rates during the period, resulting in a decrease in yield on interest earning assets. Interest and dividend income on mortgage-backed and other investment securities decreased $394,000, to $6.7 million for the year ended December 31, 2004 from $7.1 million for the year ended December 31, 2003. Interest and fees on loans decreased by $685,000 for the year ended December 31, 2004 as compared with the same period in 2003. Interest income earned on federal funds sold decreased $51,000 during 2004 as compared with the year ended December 31, 2003.

      The decrease in income on loans resulted from a 47 basis point decrease in the average yield on loans to 6.19% from 6.66%, partially offset by an increase of $4.3 million in the average balance of loans to $208.4 million in 2004 from $204.1 million in 2003. The increase in loans reflects management's strategy to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed rate residential real estate loans sold in the secondary market on a servicing retained basis. As of December 31, 2004 residential real estate loans totaled $99.0 million, an increase of $4.1 million from December 31, 2003. During the 2004 year a total of $18.6 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial real estate loans increased $6.5 million to $44.7 million at December 31, 2004 from $38.2 million at December 31, 2003. At December 31, 2004 total loans receivable were $213.9 million, as compared with $202.7 million at December 31, 2003, an increase of 5.5%. The decrease in the yield on loans is a result of the lower market interest rates during 2004 as compared with 2003, notwithstanding the changes in the composition of the loan portfolio to higher yielding loans.

      The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of 37 basis points in the average yield on investments and mortgage-backed securities partially offset by an increase of $6.4 million in the average balance of investments and mortgage-backed securities. The decrease in the average yield on investment and mortgage-backed securities is the result of lower market interest rates during 2004 as compared with 2003. The increase in the average balance of investment and mortgage-backed securities reflects the decrease in the average balance in federal funds outstanding during 2004 as the Bank sought to achieve a higher rate of return than available on overnight investments.

      Interest income on federal funds sold decreased as a result of a decrease in the average balance of federal funds sold during the 2004 period as compared with 2003. The decrease in the average balance of federal funds sold was due primarily to the increase in loans receivable and the increase in investment securities during the year. The decrease in interest income on federal funds resulting from the decrease in average balance invested was partially offset by an increase of 70 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve's actions in the second half of 2004 to increase short term interest rates.

      Income from equity securities decreased $135,000 due to a decrease in the average yield of 73 basis points. The decrease in yield on equity securities was primarily the result of lower market interest rates available during the first half of 2004 which corresponded with the rate change date at which a variable rate preferred equity investment of $3.0 million in Fannie Mae adjusted. The Fannie Mae dividend rate was reduced 217 basis points to 1.37% for the next two year rate period. The decrease in the dividend rate on the Fannie Mae preferred equity investment also negatively impacted the market value of the security resulting in the impairment charge incurred during the fourth quarter of 2004. Partially offsetting the decrease in income earned on the Fannie Mae equity investment was the Federal Home Loan Bank's ("FHLB") decision to resume quarterly dividend payments during 2004 previously suspended during 2003. FHLB stock is held as a condition of FHLB membership.

      Also contributing to the decrease in interest income was a decrease in arbitrage investing during 2004 as the average balance of borrowings outstanding during 2004 decreased $3.0 million as compared with 2003, to an average balance of $65.8 million. The net returns expected on individual wholesale arbitrage transactions is much less than typical in retail banking operations, therefore net interest margins are negatively impacted in favor of overall improved profitability. The reduction in total arbitrage investing contributed to an increase in the Bank's net interest margin, increasing 3 basis points to 3.40% during 2004 from 3.37% during 2003.

      Interest Expense. Interest expense was $6.8 million for the year ended December 31, 2004, a decrease of $1.4 million, or 16.9% from $8.2 million for the year ended December 31, 2003. The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2004 of $1.0 million, decreasing from $4.9 million during 2003 to $4.0 during 2004, partially offset by an increase in the average balance of interest-bearing deposits of $2.2 million. In addition, borrowing expense decreased to $2.9 million for 2004 compared with $3.3 million for 2003.

      The decrease in interest expense paid on deposits was primarily due to a decrease in the average rate paid on deposits partially offset by an increase in the average balance of interest-bearing deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, increased on average $12.1 million, or 9.6%, to $138.2 million at an average cost of 0.54% during 2004 from $126.1 million at an average cost of 0.79% during 2003. During the same period the average balance of time deposits decreased $9.9 million, or 7.8%, to $117.2 million in 2004 from $127.1 million during 2003 and the average rate paid on time deposits decreased 35 basis points.

      The decrease in the cost of retail deposits was primarily a result of a decrease in market interest rates during the first half of 2004 resulting in reduced rates of interest paid on retail deposits, particularly short-term, core deposits and variable rate deposit accounts. Time deposit accounts are typically offered at a fixed rate of interest for a fixed maturity period. The increase in market interest rates during the second half of 2004 is expected to result in a higher cost of funds for deposits during 2005.

      The decrease in borrowing expense was due to the decrease in the average rate paid on borrowed funds of 42 basis points and a decrease in the average balance of borrowings outstanding in the 2004 period to $65.8 million as compared with $68.8 million during the 2003 period. The decrease in the average rate paid on borrowed funds was due to lower interest rates on new advances during 2004 as compared with 2003, the repayment of $3.0 million in borrowings in October 2003 at an average cost of 7.11% and adjustable rate advances repricing lower during the year.

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

      During the year ended December 31, 2004 provisions for loan losses totaled $450,000, compared with provisions for the same period in 2003 of $530,000. During the third quarter of 2003, the Company had classified a $2.0 million unsecured commercial loan relationship which had been impacted by a weak economy and a shift in manufacturing. As a result, the Company increased its provision expense during 2003 to provide loan loss allowances associated primarily with the increased risk of this specific credit. The borrower's debt was voluntarily restructured during the third quarter of 2004 and as a result, the Company calculated the potential loss on the loan based on a liquidation value. In October 2004, the Company sold the impaired credit to another financial institution based on the liquidation value. The allocated allowance for loan losses was adequate to cover the sale value of the loan and provisions for loan losses were reduced during the fourth quarter of 2004 primarily due to the sale of this impaired loan. The Company believes that the overall level of the allowance at December 31, 2004 is adequate.

      The additions made to the allowance for loan losses during 2004 were deemed prudent due to the continued origination for retention in the Bank's loan portfolio of commercial real estate loans, commercial business loans and consumer loans during 2004 and 2003. During 2004 a total of $61.1 million of these higher risk loan types were originated as compared with $56.4 million during 2003. At December 31, 2004 commercial real estate loans, commercial business loans and consumer loans totaled $111.9 million as compared with $105.8 million at December 31, 2003, an increase of 5.8%. Non-performing loans remained at low levels during the years ended December 31, 2004 and 2003, totaling $595,000 at December 31, 2004 compared with $181,000 at December 31, 2003. Net charge-off activity for the year ended December 31, 2004 was $584,000 as compared with $524,000 in net charge-offs during 2003. The balance of the allowance for loan losses was $2.0 million or 0.94% of loans receivable at December 31, 2004 compared with $2.1 million or 1.05% of loans receivable at December 31, 2003.

      Non-interest Income. Non-interest income decreased by $714,000, or 6.5%, to $10.2 million for the year ended December 31, 2004 from $11.0 million for the year ended December 31, 2003. The decrease in other non-interest income was the result of a decrease in net gains realized upon the sale of investment securities, primarily the result of a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in Fannie Mae and Freddie Mac with a book value of $5.0 million. In addition, the Company had a decrease in revenue derived from the sale and servicing of fixed-rate residential real estate loans due to the reduced volume of loan refinancing activity in 2004 as compared with 2003. Absent the non-cash impairment charge, non-interest income increased $335,000 or 3.1%.

      The decreases in other non-interest income were partially offset by an increase in revenue derived from the sale of financial products through the Company's insurance agency subsidiary, increasing $1.0 million, or 14.4% during 2004, and an increased level of service charges on deposit accounts, increasing $396,000, or 24.4% for the year ended December 31, 2004 compared with 2003.

      Commissions earned from the sale of financial products provided $7.7 million in revenue during 2004 compared with revenue derived from the insurance subsidiary of $6.8 million during 2003. The increase in revenue is a result of an increase in sales volume during 2004 and the full year of sales activity during 2004 following completion of an insurance agency acquisition completed during the fourth quarter of 2003. In addition, the Company established a new Health Care Division during 2004 that contributed to the revenue increase.

      The Trust department revenue increased $14,000 or 7.3% to $206,000 during 2004 from $192,000 during 2003. At December 31, 2004, the Bank maintained 494 trust/fiduciary accounts, with total assets of $101.5 million under management as compared to 435 trust/fiduciary accounts with $79.9 million total assets at December 31, 2003. Part of the increase in asset growth was a $14 million trust that was established in the last quarter of 2004 and is expected to have a favorable impact in 2005.

      Deposit account service fees also contributed to the improvement in non-interest income, increasing to $2.0 million in income through December 31, 2004 from $1.6 million for the twelve months ending December 31, 2003. The combination of new account generation and the fees derived from the overdraft program resulted in the significant increase in deposit account service fee revenue.

      The Company experienced a decrease in income from the sale and servicing of fixed-rate residential real estate loans, which decreased to $518,000 during 2004 compared with $825,000 during 2003. The reduction is primarily the result of a reduction in the volume of loan refinancing activity in 2004 as compared with 2003.

      Net investment security gains realized decreased $1.7 million during the year ended December 31, 2004 as compared with the year ended December 31, 2003. The reduction in net security gains was primarily due to a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in Fannie Mae and Freddie Mac with a book value of $5.0 million. This non-cash impairment charge resulted in a net loss on investment securities of $961,000 during 2004 compared with $765,000 in net security gains during 2003. The level of net investment security gains during 2003 is primarily the result of the sale of a $4.0 investment held in an arbitrage transaction, sold in conjunction with the extinguishment of $3.0 million in FHLB borrowings. The investment sale in October 2003 resulted in a realized gain of $625,000.

      Revenue in the amount of $497,000 was recognized as a result of an increase in the cash surrender value of Bank-Owned Life Insurance ("BOLI") during 2004 as compared with $526,000 in revenue recognized during 2003. The reduction in revenue is the result of a decrease in the variable rate earned during 2004 on the insurance policies owned.

      Non-interest Expense. Non-interest expense decreased by $409,000, to $18.3 million for the year ended December 31, 2004 from $18.7 million for the year ended December 31, 2003. The decrease was primarily due to expense incurred during 2003 of $298,000 for the extinguishment of debt held in conjunction with an arbitraged investment security. There was not a comparable expense incurred in 2004. The decrease in non-interest expense during 2004 as compared with 2003 is also due to a decrease in sales tax expense of $115,000 due to a reduction in large expenditures during 2004.

      Partially offsetting the decreases in non-interest expense was additional expense incurred during 2004 resulting from the expansion in insurance subsidiary activities. Expenses totaling $6.4 million were incurred as a result of insurance agency operations for the year ended December 31, 2004 as compared with expenses of $6.1 million during 2003. The increase is due to the continued expansion of the insurance subsidiary as a result of both additional insurance agency acquisitions and internal growth. The increase in operating expense of the insurance subsidiary is primarily the result of an increase compensation expense paid to insurance sales representatives consistent with the increased level of commissions earned by the Company from the sale of financial products. An additional agency acquired during the fourth quarter of 2003 also contributed to the increase in non-interest expense as compared with 2003.

      Salaries and employee benefits of the Company increased $24,000, or 0.2%, to $11.4 million for the year ended December 31, 2004 as compared with the year ended December 31, 2003. Salaries, wages and other compensation paid to employees of the Company during 2004 was $8.9 million, an increase of $369,000 or 4.4%, as compared with compensation expense of $8.5 million during 2003. The increase in compensation expense was offset by a decrease in employee benefit expenses of the Company during 2004, primarily the result of the curtailment of future benefits under the Company's defined benefit pension plan. The defined benefit pension plan was frozen as of June 15, 2004. The defined benefit pension plan freeze resulted in the recognition of pension income of $202,000 for the year ended December 31, 2004 as compared with pension expense of $328,000 for the 2003 plan year.

      Director compensation increased $32,000 during 2004 due to an increase in director fees and an increase in the number of director meetings held during 2004. Property, casualty and liability insurance coverage for the Company increased $64,000 for the year ended December 31, 2004 as compared with 2003 due to increases in insurance premiums. Amortization expense during 2004 was $113,000 as compared with $110,000 of amortization expense during 2003. The increase in amortization expense is a result of the Company's acquisition of an insurance agency during the fourth quarter of 2003 resulting in an additional identified customer intangible asset established and amortized concurrent with the acquisition. The Company adopted SFAS 142 on January 1, 2002 pertaining to the amortization of goodwill. The Company periodically tests goodwill recognized in conjunction with its acquisition activity to identify impairment in the value of the asset. As of December 31, 2004 management has determined there is no impairment in goodwill. Other non-interest expense categories represent year over year variances consistent with the expansion of the Company's market, business lines and other factors.

      Provision for Income Taxes. Income tax expense was $1.0 million for the year ended December 31, 2004 a decrease of $139,000 from the 2003 income tax provisions of $1.1 million. The decrease in income tax provision is due to the increase in tax exempt and tax preferred investment income of the Company, which was $1.1 million for year ended December 31, 2004, compared with $718,000 for the year ended December 31, 2003. The effective tax rate was 23% during 2004 as compared with 27% during 2003.

      Comparison of Operating Results for the Years Ended December 31, 2003 and December 31, 2002.

      General. Net income for the year ended December 31, 2003 decreased by $74,000, to $3.1 million from $3.2 million for the year ended December 31, 2002. Basic earnings per share decreased 4.5%, to $0.42 for the year ended December 31, 2003 as compared with the 2002 reported basic earnings per share of $0.44. The decrease in net income was due primarily to an increase in non-interest expenses and an increase in the provisions for loan losses. The increases in expense were partially offset by an increase in non-interest income, an increase in net interest income and a decrease in the provision for income taxes for the year-ended December 31, 2003 as compared with 2002.

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

      The decrease in income on loans resulted from an 81 basis point decrease in the average yield on loans to 6.66% from 7.47%, partially offset by an increase of $16.4 million in the average balance of loans to $204.1 million in 2003 from $187.7 million in 2002. The increase in loans reflects management's strategy to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed-rate residential real estate loans sold in the secondary market on a servicing retained basis. As of December 31, 2003 residential real estate loans totaled $95.0 million, a decrease of $2.7 million from December 31, 2002. During the 2003 year a total of $50.2 million in fixed-rate residential real estate loans were sold in the secondary market. The reduction in loans resulting from the sales activity was partially offset by an increase in consumer and commercial business loans of $420,000 during the year to $67.6 million at December 31, 2003 from $67.2 million at December 31, 2002. In addition, commercial real estate loans increased $6.1 million from December 31, 2002 to December 31, 2003. At December 31, 2003 total loans receivable were $202.7 million, as compared with $200.0 million at December 31, 2002, an increase of 1.4%. The decrease in the yield on loans is a result of the lower market interest rates during 2003 as compared with 2002, notwithstanding the changes in the composition of the loan portfolio to higher yielding loans.

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

      Income from equity securities decreased $48,000 due to a decrease in the average yield of 19 basis points. The Bank owns stock of the Federal Home Loan Bank as a condition of its membership. The Home Loan Bank chose to suspend a quarterly dividend payment in September 2003 due to an impairment charge on investments that they owned and subsequently sold. Capital of the Home Loan Bank remains within regulatory guidelines. Dividends received from the Home Loan Bank totaled $146,000 for the year ended December 31, 2003 compared with $170,000 for the year ended December 31, 2002. The decrease in yield on equity investments was also the result of a decrease in the average balance of equity investments for 2003 as compared with 2002 due to adjustments in the amount of FHLB stock held as a condition of FHLB membership.

      The decrease in interest income from investment and mortgage-backed securities was a result of a decrease of 65 basis points in the average yield on investments and mortgage-backed securities partially offset by an increase of $12.3 million in the average balance of investments and mortgage-backed securities. The decrease in the average yield on investment and mortgage-backed securities is the result of lower market interest rates during 2003 as compared with 2002. The increase in mortgage-backed securities is consistent with the Bank's strategy to originate and sell in the secondary market, fixed rate one-to-four family residential real estate loans. The Bank reinvests loan sale proceeds in other loan assets and mortgage-backed securities which provide improved liquidity as compared with individual mortgage loans and government agency guarantees as to the repayment of principal and interest. In addition, mortgage-backed securities allow the Bank to acquire interest rate characteristics for overall balance sheet interest rate risk management. The declining interest rate environment during 2003 resulted in an increased level of origination and sales of fixed rate one-to-four family residential real estate loans resulting in additional cash to reinvest in investment and mortgage-backed securities.

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

      Interest Expense. Interest expense was $8.2 million for the year ended December 31, 2003, a decrease of $2.0 million, or 19.6% from $10.2 million for the year ended December 31, 2002. The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2003 of $1.6 million, decreasing from $6.5 million during 2002 to $4.9 during 2003, partially offset by an increase in the average balance of interest-bearing deposits of $24.9 million. In addition, borrowing expense decreased to $3.3 million for 2003 compared with $3.6 million for 2002.

      The decrease in interest expense paid on deposits was primarily due to a decrease in the average rate paid on deposits partially offset by an increase in the average balance of interest-bearing deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, increased on average $23.6 million, or 23.0%, to $126.1 million at an average cost of 0.79% during 2003 from $102.5 million at an average cost of 1.12% during 2002. During the same period the average balance of time deposits increased $1.3 million, or 1.0%, to $127.1 million in 2003 from $125.8 million during 2002 and the average rate paid on time deposits decreased 119 basis points.

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

      During the year ended December 31, 2003 provisions for loan losses totaled $530,000, compared with provisions for the same period in 2002 of $535,000. Provisions for loan losses during 2002 were partially offset by improvement in the impairment of various loans acquired in connection with the acquisition of the State Bank of Chittenango, resulting in a reversal of specific reserves during 2002 of $371,000. Therefore, provisions made during 2003 increased $367,000 as compared with 2002, reflecting the reduction in impaired loans during 2002 and the corresponding reversal of specific reserves. During the third quarter of 2003, the Company classified a $2.0 million commercial loan relationship. The commercial relationship is with a long-term customer of the Bank, which has been recently impacted by the continuation of a weak economy. The loan is currently performing in accordance with its terms. As a result, the Company increased its provision expense during the quarter, compared to both the second and third quarters of 2002, to provide loan loss reserves associated primarily with the increased risk of this specific credit. The Company believes that both the specific reserve for the credit and the overall level of the allowance at December 31, 2003 are adequate.

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

      Net investment security gains realized during the year ended December 31, 2003 were $765,000 compared with $299,000 in net security gains during 2002. The increase in net investment security gains is primarily the result of a $4.0 investment held in an arbitrage transaction sold in conjunction with the extinguishment of $3.0 million in FHLB borrowings. The investment sale in October 2003 resulted in a realized gain of $625,000. The gain was partially offset by a loss realized on a temporarily impaired investment security and non-interest expense incurred in connection with the extinguished debt.

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

      Provision for Income Taxes. Income tax expense was $1.1 million for the year ended December 31, 2003 a decrease of $12,000 from the 2002 income tax provisions of $1.2 million. The decrease in income tax provision is due to the decrease in pretax net income of the Company, which was $4.3 million for year ended December 31, 2003, compared with $4.4 million for the year ended December 31, 2002. The effective tax rate was 27% during 2003 as compared with 27% during 2002.

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

      The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are recorded in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, the valuation of mortgage servicing assets, the fair value of investment securities, actuarial assumptions associated with the Company's pension plan and the fair value methodologies used to review the carrying value of goodwill to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

      The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the collateral value and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Allowance for Loan Losses section of the annual report.

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

      Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i)
emphasizing the origination and retention of residential monthly and bi-weekly adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans;
(ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify the Company's sources of revenue, particularly non-interest income and
(iv) managing the  Company's  investment  activities in a prudent  manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates and better matches the maturities of the Bank's certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2004 totaled $72.1 million, or 22.4% of total interest-bearing liabilities. The wholesale arbitrage strategy of investing allows the Company to invest in longer-term assets by hedging the additional interest rate risk with liabilities of similar maturity or repricing characteristics. Borrowed funds that mature in one year or less, at December 31, 2004 totaled $13.5 million, or 4.2% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

      The Company uses a computer simulation model to assist in monitoring interest rate risk. As of December 31, 2004 a 200 basis point increase in market interest rates was estimated to have a positive impact of 0.2% on net interest income during 2005 while a 100 basis point decline in rates would have a negative impact of 0.5% on net interest income during 2005. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

      Credit Risk. The Bank's loan and corporate bond portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, standard lending and investment policies and loan underwriting criteria.

      Note 1 to the consolidated financial statements describes the accounting policies related to nonperforming loans and charge-offs and describes the methodologies used to develop the allowance for loan losses. The policies governing nonperforming loans and charge-offs are consistent with regulatory standards. The Bank maintains an allowance for loan losses sufficient for estimated probable current losses inherent in the loan portfolio. The evaluation of each element and the overall allowance are based on the size and current risk characteristics of the loan portfolio and include an assessment of individual problem loans, actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions.

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

      In July 2003, the United States Court of Appeals affirmed the decision of the lower court against the City of Sherrill with appeals continuing relative to the decision against the Counties of Madison and Oneida. In January 2005 the United States Supreme Court heard the appeal brought forward by the City of Sherrill against the Oneidas arguing that the acquisition of real property by the Oneidas within the land claim area does not return the property to sovereign status. Therefore, the City of Sherrill contends that the property is subject to the payment of real property taxes or revert to the ownership of the taxing authority if assessed property taxes are not paid. The United States Supreme Court is expected to file their decision on this case by June 2005.

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

      Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and
(vi) liquidity of its
asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2004, cash and interest-bearing deposits totaled $15.0 million, or 3.6% of total assets.

      If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2004, the Bank had approximately $42.4 million available to it under the FHLB borrowing agreement. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. The Bank also maintains lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2004 the Bank had approximately $10.0 million available to it under these borrowing arrangements.

      The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2004, the Bank had outstanding commitments to originate loans of $47.6 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

      Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2004, totaled $72.1 million. Based upon the Bank's experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

      In 2005, the Company plans to continue renovating and expanding the Bank's retail banking franchise and the insurance subsidiary's network of offices. The construction costs and equipment of these offices is expected to cost approximately $4.5 million. Management anticipates it will have sufficient funds available to meet its planned capital expenditures throughout 2005.

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

--------------------------------------------------------------------------------
                                                      MINIMUM
                                                      REQUIRED      ACTUAL
--------------------------------------------------------------------------------
Tier I Capital to Average Assets                      4%             8.35%

Tier I Capital to Risk-Weighted Assets                4%            13.36%

Total Capital to Risk-Weighted  Assets                8%            14.13%
--------------------------------------------------------------------------------

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. The Company has various financial obligations, including contractual obligations and commitments that may require future cash payments.

      Contractual Obligations: The following table presents as of December 31, 2004, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements. Third Party Contractual Obligation

-----------------------------------------------------------------------------------------------------------
          (In thousands)                                          Payments Due In
-----------------------------------------------------------------------------------------------------------

Contractual           Note            One Year        One to           Three to         Over
obligation            Reference        or Less     Three years       Five years      Five years      Total

-----------------------------------------------------------------------------------------------------------
Long-term debt*            9           $13,500        $19,500          $17,900         $13,500      $64,400

*Excludes interest

-----------------------------------------------------------------------------------------------------------

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

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2004. Further discussion of these commitments and off-balance sheet arrangements is included in Note 15 to the consolidated financial statements.

------------------------------------------------------------------------------------------------
(In thousands)
                                      One         One to       Three to      Over
                                      Year         Three         Five        Five
Commitments to extend credit:        or Less       years        years        years         Total

------------------------------------------------------------------------------------------------
Commercial                           $33,201      $    --      $    --      $    --      $33,201
Residential real estate                4,737           --           --           --        4,737
Revolving home equity lines              308        1,174          795        6,062        8,339
Consumer revolving credit              1,255           --           --           --        1,255
Standby letters of credit                 91           --           --           --           91

------------------------------------------------------------------------------------------------

      Impact of New Accounting Standards. Statement of Financial Accounting Standards (SFAS) No. 153 modifies an exception from fair value measurement of non-monetary exchanges. Exchanges that are not expected to result in significant changes in cash flows of the reporting entity are not measured at fair value. This supercedes the prior exemption from fair value measurement for exchanges of similar productive assets, and applies for fiscal years beginning after June 15, 2005.

      Statement of Position 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer showed evidence of credit quality deterioration since it was made.

      SFAS No. 123, revised, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted.

      The effect of these new standards on the Company's financial position and results of operations is not expected to be material upon and after adoption.

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

----------------------------------------------------------

            Quarter                             Dividends
 Year       Ending          High        Low       Paid
----------------------------------------------------------
2003      March 31         $16.627    $11.034    $0.1800

          June 30          $18.601    $14.807    $0.00

          September 30     $17.168    $13.741    $0.1867

          December 31      $16.634    $13.807    $0.00
----------------------------------------------------------

            Quarter                             Dividends
 Year       Ending          High        Low       Paid
----------------------------------------------------------
2004      March 31         $17.65     $13.03     $0.1867

          June 30          $14.50     $ 8.74     $0.00

          September 30     $12.14     $10.00     $0.19

          December 31      $14.14     $11.01     $0.00
----------------------------------------------------------

      As of December 31, 2004, there were 8,242,452 shares of the Company's common stock issued and approximately 776 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

      The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2004, as shown in the table above. The Board will review the dividend regularly and expects to maintain a regular semiannual dividend in the future, based upon the Company's earnings, financial condition and other factors.