Form 10-K, Exhibit 13
period 2005-12-31
ONEIDA FINANCIAL CORP
filed 2006-03-31
CIK 1070190

EXHIBIT 13

                       2006 ANNUAL REPORT TO STOCKHOLDERS

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2005 and 2004

             Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
Oneida Financial Corp.
Oneida, New York


We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. accounting principles.



/s/ Crowe Chizek and Company L.L.C.

Crowe Chizek and Company L.L.C.
February 16, 2006
Cleveland, Ohio


Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2005 and 2004
------------------------------------------------------------------------------------------------

Assets                                                                 2005             2004
Cash and due from banks                                           $  12,146,694    $  11,852,680
Federal funds sold                                                      730,323        3,180,000
                                                                  -------------    -------------
        Total cash and cash equivalents                              12,877,017       15,032,680

Investment securities, at fair value                                106,432,297      106,472,902
Mortgage-backed securities, at fair value                            29,097,460       44,377,946
                                                                  -------------    -------------
Mortgage loans held for sale                                          1,353,732        2,894,051

Loans receivable                                                    236,682,247      210,966,055
Allowance for loan losses                                            (1,958,974)      (1,981,504)
                                                                  -------------    -------------
        Net loans receivable                                        234,723,273      208,984,551

Federal Home Loan Bank stock                                          3,857,900        3,257,000
Premises and equipment, net                                          12,703,422        9,854,291
Accrued interest receivable                                           2,193,742        2,104,134
Cash surrender value - life insurance                                11,238,009       10,819,558
Other assets                                                          7,920,643        5,542,720
Goodwill                                                             13,490,997       12,283,791
Other intangible assets                                                 872,643          985,742
                                                                  -------------    -------------

        Total Assets                                              $ 436,761,135    $ 422,609,366
                                                                  =============    =============

Liabilities and Stockholders' Equity

Interest bearing deposits                                         $ 250,142,113    $ 251,565,154
Non-interest bearing deposits                                        51,044,371       50,081,558
Borrowings                                                           77,270,000       64,400,000
Other liabilities                                                     4,716,361        3,918,203
                                                                  -------------    -------------
        Total liabilities                                           383,172,845      369,964,915
                                                                  -------------    -------------

Stockholders' equity:
    Preferred stock, 1,000,000 shares authorized                             --               --
    Common stock, $.01 par value, 20,000,000 shares authorized;
      8,242,452 shares issued                                            82,425           82,425
    Additional paid-in capital                                       18,300,012       17,946,002
    Retained earnings                                                41,710,740       39,196,498
    Accumulated other comprehensive loss                             (3,091,015)        (993,691)
    Treasury stock (at cost, 549,412 and 582,827 shares)             (3,074,292)      (3,029,880)
    Common shares issued under employee stock plans - unearned         (288,176)        (434,674)
    Unearned stock-based compensation                                   (51,404)        (122,229)
                                                                  -------------    -------------
        Total stockholders' equity                                   53,588,290       52,644,451
                                                                  -------------    -------------

        Total Liabilities and Stockholders' Equity                $ 436,761,135    $ 422,609,366
                                                                  =============    =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.


Oneida Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2005, 2004 and 2003
--------------------------------------------------------------------------------------------------

                                                           2005           2004            2003
Interest and dividend income:
    Interest and fees on loans                         $ 14,197,105   $ 12,907,040    $ 13,591,980
    Interest and dividends on investment securities:
      U. S. Government and agency obligations             1,465,414      1,758,334       1,539,223
      Corporate debt and equity obligations               2,387,865      2,312,948       3,177,672
      Mortgage-backed securities                          1,585,572      1,512,351       1,653,506
      Tax exempt securities                               1,171,125      1,114,856         718,443
      Other                                                 155,257         15,132          19,500
    Interest on federal funds sold
      and interest-earning deposits                          49,112         43,198          93,964
                                                       ------------   ------------    ------------

        Total interest and dividend income               21,011,450     19,663,859      20,794,288
                                                       ------------   ------------    ------------

Interest expense:
    Savings deposits                                        395,480        328,094         439,793
    Money market and interest-bearing checking              836,691        420,915         559,171
    Time deposits                                         3,313,306      3,227,095       3,941,448
    Short-term borrowings                                   339,640        110,101         756,077
    Long-term borrowings                                  2,801,648      2,751,003       2,526,338
                                                       ------------   ------------    ------------

        Total interest expense                            7,686,765      6,837,208       8,222,827
                                                       ------------   ------------    ------------

        Net interest income                              13,324,685     12,826,651      12,571,461

Provision for loan losses                                   360,000        450,000         530,563
                                                       ------------   ------------    ------------

        Net interest income after
           provision for loan losses                     12,964,685     12,376,651      12,040,898

Loss on impairment of securities                                 --     (1,050,000)             --
Net investment security gains                               274,934         88,579         764,655
Other income                                             11,617,476     11,200,937      10,189,504
Other expenses                                           19,609,518     18,315,593      18,725,376
                                                       ------------   ------------    ------------

        Income before income taxes                        5,247,577      4,300,574       4,269,681

Provision for income taxes                                1,390,000      1,009,000       1,148,000
                                                       ------------   ------------    ------------

        Net Income                                     $  3,857,577   $  3,291,574    $  3,121,681
                                                       ============   ============    ============

Earnings per share - basic                             $       0.51   $       0.44    $       0.42
                                                       ============   ============    ============

Earnings per share - diluted                           $       0.50   $       0.43    $       0.41
                                                       ============   ============    ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.


Oneida Financial Corp.

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 2005, 2004 and 2003
-----------------------------------------------------------------------------------------------------------------

                                                                        Additional
                                                Common Stock             Paid-In        Retained    Comprehensive
                                            Shares         Amount        Capital        Earnings        Income
Balance at December 31, 2002                5,495,069   $     54,951   $ 17,042,792   $ 35,174,238
Net income                                                                               3,121,681   $  3,121,681
                                                                                                     ------------
   Other comprehensive income,
      net of tax
   Unrealized gains on securities
        arising during period                                                                             368,091
   Reclassification adjustment for
     gains included in net income                                                                        (764,655)
                                                                                                     ------------
      Net unrealized holding losses                                                                      (396,564)
      Minimum pension liability
        adjustment                                                                                        256,428
                                                                                                     ------------
   Other comprehensive loss
     before tax                                                                                          (140,136)
   Income tax benefit                                                                                      56,054
                                                                                                     ------------
   Other comprehensive loss, net
     of tax                                                                                               (84,082)
                                                                                                     ------------
Comprehensive income                                                                                 $  3,037,599
                                                                                                     ============
Shares issued under stock plans                                              58,950
Shares issued under ESOP plan                                               313,023
Shares earned under stock plans
Tax benefit from stock plans                                                133,037
Common stock cash dividends:
   $.367 per share                                                                      (1,152,295)
Treasury stock reissued                                                       3,818
                                         ---------------------------------------------------------

Balance at December 31, 2003                5,495,069   $     54,951   $ 17,551,620   $ 37,143,624
Net income                                                                               3,291,574   $  3,291,574
                                                                                                     ------------
   Other comprehensive income,
     net of tax
   Unrealized losses on securities
        arising during period                                                                          (1,921,767)
   Reclassification adjustment for
     losses included in net income                                                                        961,421
                                                                                                     ------------
     Net unrealized holding losses                                                                       (960,346)
     Minimum pension liability
       adjustment                                                                                        (731,454)
                                                                                                     ------------
   Other comprehensive loss
     before tax                                                                                        (1,691,800)
   Income tax benefit                                                                                     676,720
                                                                                                     ------------
   Other comprehensive loss,
     net of tax                                                                                        (1,015,080)
                                                                                                     ------------
Comprehensive income                                                                                 $  2,276,494
                                                                                                     ============
Three-for-two stock split effected
   in the form of a 50% stock dividend      2,747,383         27,474                       (27,474)
Shares issued under stock plans                                              18,092
Shares issued under ESOP plan                                               226,858
Shares earned under stock plans
Tax benefit from stock plans                                                134,888
Common stock cash dividends:
  $.377 per share                                                                       (1,211,226)
Treasury stock purchased
Treasury stock reissued                                                      14,544
                                         ---------------------------------------------------------
Balance at December 31, 2004                8,242,452   $     82,425   $ 17,946,002   $ 39,196,498             --
                                         ============   ============   ============   ============

                                                                         Common Stock
                                          Accumulated                    Issued Under     Unearned
                                             Other                         Employee         Stock
                                         Comprehensive     Treasury      Stock Plans -      Based
                                          Income(Loss)       Stock         Unearned      Compensation        Total
Balance at December 31, 2002             $    105,471    $ (3,120,541)   $   (727,670)   $   (465,070)   $ 48,064,171
Net income                                                                                                  3,121,681
   Other comprehensive income,
      net of tax
   Unrealized gains on securities
        arising during period
   Reclassification adjustment for
     gains included in net income
      Net unrealized holding losses
      Minimum pension liability
        adjustment
   Other comprehensive loss
     before tax
   Income tax benefit
   Other comprehensive loss, net
     of tax                                   (84,082)                                                        (84,082)
Comprehensive income
Shares issued under stock plans                                                               (58,950)             --
Shares issued under ESOP plan                                                 146,498                         459,521
Shares earned under stock plans                                                               207,407         207,407
Tax benefit from stock plans                                                                                  133,037
Common stock cash dividends:
   $.367 per share                                                                                         (1,152,295)
Treasury stock reissued                                        81,971                                          85,789
                                         ----------------------------------------------------------------------------
Balance at December 31, 2003             $     21,389    $ (3,038,570)   $   (581,172)   $   (316,613)   $ 50,835,229
Net income                                                                                                  3,291,574
   Other comprehensive income,
     net of tax
   Unrealized losses on securities
        arising during period
   Reclassification adjustment for
     losses included in net income
     Net unrealized holding losses
     Minimum pension liability
       adjustment
   Other comprehensive loss
     before tax
   Income tax benefit
   Other comprehensive loss,
     net of tax                            (1,015,080)                                                     (1,015,080)
Comprehensive income
Three-for-two stock split effected
   in the form of a 50% stock dividend                                                                             --
Shares issued under stock plans                                                               (18,092)             --
Shares issued under ESOP plan                                                 146,498                         373,356
Shares earned under stock plans                                                               212,476         212,476
Tax benefit from stock plans                                                                                  134,888
Common stock cash dividends:
  $.377 per share                                                                                  --      (1,211,226)
Treasury stock purchased                                      (95,047)                                        (95,047)
Treasury stock reissued                                       103,737                              --         118,281
                                         ------------    ------------------------------------------------------------

Balance at December 31, 2004             $   (993,691)   $ (3,029,880)   $   (434,674)   $   (122,229)   $ 52,644,451
                                         ============    ============    ============    ============    ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.


Oneida Financial Corp.

Consolidated Statements of Changes in Stockholders' Equity (Continued)
Years Ended December 31, 2005, 2004 and 2003
----------------------------------------------------------------------------------------------------------------------
                                                                             Additional
                                                         Common Stock         Paid-In        Retained    Comprehensive
                                                       Shares     Amount      Capital        Earnings        Income
Balance at December 31, 2004 (continued)             8,242,452   $ 82,425   $ 17,946,002   $ 39,196,498
Net income                                                                                    3,857,577   $ 3,857,577
                                                                                                          -----------
    Other comprehensive income, net of tax
    Unrealized losses on securities arising
             during period                                                                                 (3,109,267)
    Reclassification adjustment for gains included
      in net income                                                                                          (274,934)
                                                                                                          -----------
      Net unrealized holding losses                                                                        (3,384,201)
      Minimum pension liability adjustment                                                                   (111,339)
                                                                                                          -----------
    Other comprehensive loss before tax                                                                    (3,495,540)
    Income tax benefit                                                                                      1,398,216
                                                                                                          -----------
    Other comprehensive loss, net of tax                                                                   (2,097,324)
                                                                                                          -----------
Comprehensive income                                                                                      $ 1,760,253
                                                                                                          ===========
Shares issued under stock plans                                                   16,160
Shares issued under ESOP plan                                                    211,567
Shares earned under stock plans
Tax benefit from stock plans                                                     127,497
Common stock cash dividends: $.41 per share                                                  (1,343,335)
Treasury stock purchased
Treasury stock reissued                                                           (1,214)
                                                     --------------------------------------------------
Balance at December 31, 2005                         8,242,452   $ 82,425   $ 18,300,012   $ 41,710,740            --
                                                     =========   ========   ============   ============

                                                                                    Common Stock
                                                      Accumulated                  Issued Under    Unearned
                                                         Other                       Employee        Stock
                                                     Comprehensive    Treasury      Stock Plans -    Based
                                                      Income(Loss)      Stock         Unearned    Compensation      Total
Balance at December 31, 2004 (continued)             $   (993,691)   $ (3,029,880)   $ (434,674)   $ (122,229)   $ 52,644,451
Net income                                                                                                          3,857,577

    Other comprehensive income, net of tax
    Unrealized losses on securities arising
             during period
    Reclassification adjustment for gains included in net income
      Net unrealized holding losses
      Minimum pension liability adjustment

    Other comprehensive loss before tax
    Income tax benefit

    Other comprehensive loss, net of tax               (2,097,324)                                                 (2,097,324)
Comprehensive income
Shares issued under stock plans                                                                       (16,160)             --
Shares issued under ESOP plan                                                           146,498                       358,065
Shares earned under stock plans                                                                        86,985          86,985
Tax benefit from stock plans                                                                                          127,497
Common stock cash dividends: $.41 per share                                                                        (1,343,335)
Treasury stock purchased                                                  (93,000)                                    (93,000)
Treasury stock reissued                                                    48,588                                      47,374
                                                     ------------------------------------------------------------------------
Balance at December 31, 2005                         $ (3,091,015)   $ (3,074,292)   $ (288,176)   $  (51,404)   $ 53,588,290
                                                     ============    ============    ==========    ==========    ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31, 2005, 2004 and 2003
----------------------------------------------------------------------------------------------------------

                                                                  2005            2004            2003
Operating activities:
    Net income                                                $  3,857,577    $  3,291,574    $  3,121,681
    Adjustments to reconcile net income to
      net cash provided by operating activities:
        Depreciation and amortization                            1,106,754       1,077,723       1,166,338
        Amortization of premiums and
          (accretion of discounts) on securities, net              208,509         475,458         467,446
        Provision for loan  losses                                 360,000         450,000         530,563
        Provision for deferred income taxes                        (98,000)        219,213         170,724
        Loss (Gain) on sale of premises and equipment               15,396         (15,249)             --
        (Gain) Loss on available for sale securities, net         (274,934)        961,421        (764,655)
        ESOP shares earned                                         358,065         373,356         459,521
        Stock compensation earned                                   86,985         212,476         207,407
        (Gain) Loss on sale of other real estate owned                  --         (21,689)         13,523
        Gain on sale of loans                                     (161,132)       (229,045)       (376,622)
        Income taxes payable                                        79,203        (148,344)        123,461
        Accrued interest receivable                                (89,608)         86,469         116,987
        Other assets                                            (1,363,202)       (367,173)     (2,591,910)
        Other liabilities                                          798,158        (335,161)        777,076
        Origination of loans held for sale                     (13,304,521)    (19,520,127)    (49,091,313)
        Proceeds from sale of loans                             15,005,972      18,814,918      50,598,423
                                                              ------------    ------------    ------------
        Net cash provided by operating activities                6,585,222       5,325,820       4,928,650
                                                              ------------    ------------    ------------

Investing activities:
    Purchase of investment securities                          (32,625,847)    (53,996,964)    (74,405,406)
    Proceeds of maturities, sales or calls
      from investment securities                                29,724,694      64,439,643      75,112,171
    Purchase of mortgage-backed securities                      (8,531,200)    (10,741,755)    (43,801,021)
    Principal collected on and proceeds from
      sales of mortgage-backed securities                       22,834,766      17,631,723      32,132,035
    Net  increase in loans                                     (26,152,104)    (10,976,996)     (4,777,568)
    Purchase of bank premises and equipment                     (3,858,181)       (617,287)     (1,085,808)
    Proceeds from sale of other real estate                         53,382         316,021         287,043
    Purchase of insurance agency                                (1,207,206)       (651,599)       (513,949)
    Proceeds on sale of premises and equipment                          --          71,854              --
                                                              ------------    ------------    ------------

        Net cash (used in) provided by investing activities    (19,761,696)      5,474,640     (17,052,503)
                                                              ------------    ------------    ------------

               The accompanying notes are an integral part of the
                       consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 2005, 2004 and 2003
----------------------------------------------------------------------------------------------------------

                                                                  2005            2004            2003
Financing activities:
    Net increase in demand deposits,
      savings, money market, interest-bearing checking and
      mortgagor's escrow accounts                             $  5,859,639    $  7,911,751    $ 20,544,861
    Net decrease in time deposits                               (6,319,867)    (11,780,247)     (6,808,509)
    Proceeds from borrowings                                    89,467,000      63,000,000      20,400,000
    Repayment of borrowings                                    (76,597,000)    (66,000,000)    (26,500,000)
    Cash dividends                                              (1,343,335)     (1,211,226)     (1,152,295)
    Exercise of stock options (using treasury stock)                47,374         118,281          85,789
    Purchase of treasury stock                                     (93,000)        (95,047)             --
                                                              ------------    ------------    ------------

        Net cash provided by (used in) financing activities     11,020,811      (8,056,488)      6,569,846
                                                              ------------    ------------    ------------

        (Decrease) increase in cash and cash equivalents        (2,155,663)      2,743,972      (5,554,007)

Cash and cash equivalents at beginning of year                  15,032,680      12,288,708      17,842,715
                                                              ------------    ------------    ------------

        Cash and Cash Equivalents at End of Year              $ 12,877,017    $ 15,032,680    $ 12,288,708
                                                              ============    ============    ============

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
      Interest on deposits and obligations                    $  7,695,565    $  6,835,184    $  8,338,124
      Income taxes                                               1,171,285         970,800       1,166,018
    Non-cash operating activities:
      Minimum pension liability adjustment                        (111,339)       (731,454)        256,428
    Non-cash investing activities:
      Transfer of loans to other real estate                        53,382         179,051         415,847
      Note payables issued in connection with acquisition               --              --         219,782

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

     The Bank is located in Central New York with offices in the City of Oneida and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, and Bridgeport and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and State Bank of Chittenango (SBC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages. SBC is a special purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law. The Bank also owns one insurance and financial services subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices.

     Oneida Financial MHC, (the "Holding Company") a mutual holding company whose activity is not included in the accompanying financial statement, owns approximately 56.02% of the outstanding common stock of the Company at December 31, 2005. Salaries, employee benefits and rent approximating $21,000 were allocated from the Company to the MHC during 2005, 2004 and 2003.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   Summary of Significant Accounting Policies (Continued)

     Federal Home Loan Bank (FHLB) Stock

     The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest additional amounts. FHLB stock is carried at cost and periodically evaluated for impairment. Because this stock is viewed as a long term investment, impairment is based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

     Loans Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

     As of December 31, 2005, the Company has $1.4 million of mortgage loan forward sale commitments. The fair value of these commitments is not material.

     Loans

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred origination fees and costs and the allowance for loan losses. Interest income is accrued on the unpaid principle balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

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

     Allowance for Loan Losses

     The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management's evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Quarterly, management evaluates the adequacy of the allowance and determines the appropriate level of provision for loan losses by applying a range of estimated loss percentages to each category of performing loans and classified loans. The allowance adjustment is based upon the net change in each portfolio category, as well as adjustments related to impaired loans, since the prior quarter. Management monitors and modifies the level of the allowance for loan losses to maintain it at a level which it considers adequate to

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   Summary of Significant Accounting Policies (Continued)

     Allowance for Loan Losses (Continued)

     provide for probable incurred loan losses. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

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

     Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and insurance acquisitions. They are initially measured at fair value and then amortized over their estimated useful lives. Core deposit intangibles are being amortized over 11.5 years and acquired customer relationship intangible over 5 years.

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

     Trust Department Assets

     Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on the accrual method, and are included in Other Income. At December 31, 2005, the Bank maintained 489 trust/fiduciary accounts, with total assets of $98.5 million under management as compared to 494 trust/fiduciary accounts with $101.5 million total assets at December 31, 2004.

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

     Equity

     Common stock has $0.01 par and 20,000,000 shares authorized. In addition, one million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2005.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   Summary of Significant Accounting Policies (Continued)

     Stock-Based Compensation (Continued)

                                                    2005             2004             2003
Net income:
    As reported                                $   3,857,577    $   3,291,574    $   3,121,681
Deduct: Total stock-based compensation
     expense determined under fair value
    based method, net of related tax effects         (78,298)         (58,348)        (114,601)

                                               -------------    -------------    -------------
    Pro forma                                  $   3,779,279    $   3,233,226    $   3,007,080
                                               =============    =============    =============

Earnings per share:
    As reported
      Basic                                    $        0.51    $        0.44    $        0.42
      Diluted                                  $        0.50    $        0.43    $        0.41

    Pro forma
      Basic                                    $        0.50    $        0.43    $        0.41
      Diluted                                  $        0.49    $        0.42    $        0.39

     The fair value of options granted and pro forma effects are computed using a Black-Scholes options pricing model with the following weighted average assumptions as of grant date:

                                      2005        2004        2003

Risk free interest rate                 4.27%       3.21%       2.74%
Dividend yield                          3.00%       3.00%       3.00%
Expected option life                 5 years     5 years     5 years
Expected stock price volatility        43.01%      40.63%      37.30%
Weighted average fair value of
      options granted during year   $   4.82    $   4.24    $   5.56


     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Therefore, preceding results are not likely to be representative of the effects of reporting net income of future periods due to additional years of vesting.

     Earnings per Share

     Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for the calculation unless unearned. Diluted earnings per share give effect to weighted average shares, which would be outstanding assuming the exercise of issued options and awards using the treasury stock method. The Company declared a three-for-two stock dividend to all shareholders of record as of February 10, 2004. The weighted average shares outstanding and earnings per share and dividends per share information have been adjusted retroactively to reflect the three-for-two stock split declared. Earnings per common share have been computed based on the following for the years ended December 31:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   Summary of Significant Accounting Policies (Continued)

     Earnings per Share (Continued)

Twelve Months Ended December 31, 2005     Income       Shares    Per Share

Net income                              $3,857,577
                                        ==========
Basic earnings per share                 3,857,577    7,575,836   $     0.51
                                                                  ==========
Effect of dilutive securities:
    Stock options and awards                             98,909
                                        ----------   ----------   ----------
        Diluted earnings per share      $3,857,577    7,674,745   $     0.50
                                        ==========   ==========   ==========

Twelve Months Ended December 31, 2004     Income       Shares    Per Share

Net income                              $3,291,574
                                        ==========
Basic earnings per share                 3,291,574    7,476,137   $     0.44
                                                                  ==========
Effect of dilutive securities:
    Stock options and awards                            156,907
                                        ----------   ----------   ----------
        Diluted earnings per share      $3,291,574    7,633,044   $     0.43
                                        ==========   ==========   ==========

Twelve Months Ended December 31, 2003     Income       Shares    Per Share

Net income                              $3,121,681
                                        ==========
Basic earnings per share                 3,121,681    7,376,791   $     0.42
                                                                  ==========
Effect of dilutive securities:
    Stock options and awards                            238,395
                                        ----------   ----------   ----------
        Diluted earnings per share      $3,121,681    7,615,186   $     0.41
                                        ==========   ==========   ==========

     Stock options for 52,368, 17,135 and 6,458 shares of common stock were not considered in computing diluted earnings per common share for 2005, 2004 and 2003 respectively because they were anti-dilutive.

     Treasury Stock

     Common stock that upon purchase is classified as treasury stock is recorded at cost. During 2005 and 2004, the Company purchased 7,750 and 7,250 shares classified as treasury stock at an average cost of $12.00 and $13.11 per share respectively. During 2005 and 2004, 41,165 and 26,860 shares of treasury stock were reissued at an average cost of $1.18 and $3.86, respectively. The shares reissued during 2005 and 2004 were issued on the exercise of stock options.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   Summary of Significant Accounting Policies (Continued)

     Other Comprehensive Income (Loss)

     Other comprehensive income (loss) components and related tax effects were as follows:

                                                      2005           2004           2003
Unrealized gains (losses) on securities
      Unrealized holding (losses) gains arising
        during period                             $(3,109,267)   $(1,921,767)   $   368,091
      Less: reclassification adjustment for
        losses (gains) realized in income            (274,934)       961,421       (764,655)
                                                  -----------------------------------------
      Net unrealized losses                        (3,384,201)      (960,346)      (396,564)
      Tax effect                                    1,353,680        384,138        158,625
                                                  -----------------------------------------
           Net-of-tax amount                       (2,030,521)      (576,208)      (237,939)
                                                  -----------------------------------------

      Minimum pension liability                      (111,339)      (731,454)       256,428
      Tax effect                                       44,536        292,582       (102,571)
                                                  -----------------------------------------
           Net-of-tax amount                          (66,803)      (438,872)       153,857
                                                  -----------------------------------------

                                                  $(2,097,324)   $(1,015,080)   $   (84,082)
                                                  =========================================

2.   New Pronouncements

     SFAS No. 123, Revised, requires companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. All options currently awarded were fully vested as of April 2005.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.   Investment Securities and Mortgage-Backed Securities

     Investment  securities  and  mortgage-backed   securities  consist  of  the
     following at December 31:

                                                                 2005
                                              ------------------------------------------
                                                                   Gross Unrealized
                                               Fair Value       Gains          Losses
Investment Securities
    Available for sale portfolio:
    -----------------------------
      Debt securities:
        U. S. Agencies                        $ 35,436,303   $         --   $  1,086,589
        Corporate                               21,903,291         75,562        868,093
        State and municipals                    32,497,981        193,909        187,156
                                              ------------   ------------   ------------
                                                89,837,575        269,471      2,141,838
      Equity investments:
        Preferred and other equity stocks       13,904,717        132,006        456,790
        Mutual fund                              2,690,005             --         92,834
                                              ------------   ------------   ------------
                                              $106,432,297   $    401,477   $  2,691,462
                                              ============   ============   ============
Mortgage-Backed Securities
    Available for sale portfolio:
    -----------------------------
      Federal National Mortgage Association   $  8,937,483   $         21   $    288,686
      Federal Home Loan Mortgage Corp.          18,034,265          1,749        461,522
      Small Business Administration                 22,958             --             --
      Collateralized Mortgage Obligations        2,102,754             --         57,835
                                              ------------   ------------   ------------
                                              $ 29,097,460   $      1,770   $    808,043
                                              ============   ============   ============

                                                                 2004
                                              ------------------------------------------
                                                                   Gross Unrealized
                                               Fair Value       Gains          Losses
Investment Securities
    Available for sale portfolio:
    -----------------------------
      Debt securities:
        U. S. Agencies                        $ 38,213,555   $      6,262   $    628,062
        Corporate                               22,193,668        633,163        206,695
        State and municipals                    31,167,906        531,267        106,374
                                              ------------   ------------   ------------
                                                91,575,129      1,170,692        941,131
      Equity investments:
        Preferred and other equity stocks       12,114,934        266,663        213,179
        Mutual fund                              2,782,839        123,950             --
                                              ------------   ------------   ------------
                                              $106,472,902   $  1,561,305   $  1,154,310
                                              ============   ============   ============
Mortgage-Backed Securities
    Available for sale portfolio:
    -----------------------------
      Federal National Mortgage Association   $ 14,674,466   $     35,663   $    180,452
      Federal Home Loan Mortgage Corp.          19,672,176         27,855         61,563
      Government National Mortgage Assoc           444,207         28,313             --
      Small Business Administration                405,068             --             --
      Collateralized Mortgage Obligations        9,182,029         86,684         55,550
                                              ------------   ------------   ------------
                                              $ 44,377,946   $    178,515   $    297,565
                                              ============   ============   ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.   Investment Securities and Mortgage-Backed Securities (Continued)

     The fair value of available-for-sale debt securities at December 31, 2005 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                    Fair Value

Due within one year                                                $  6,271,956
Due after one year through five years                                24,267,112
Due after five years through ten years                               28,255,198
Due after ten years                                                  31,043,309
                                                                   ------------
      Total                                                          89,837,575
Mortgage-backed securities                                           29,097,460
                                                                   ------------
      Total                                                        $118,935,035
                                                                   ============

Sales of available for sale securites      2005          2004          2003
      were as follows
               Proceeds                $ 52,559,460  $ 82,071,366  $107,244,206
               Gross Gains             $    603,656  $    453,487  $  1,040,872
               Gross Losses            $    328,722  $  1,414,908  $    276,217

     Investment securities with a carrying value of $61,595,468 and $51,348,007 at December 31, 2005 and 2004 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law. At year-end 2005 and 2004, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

     Securities with unrealized losses at year end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2005                         Less than 12 Months            More than 12 Months                Total
                                         Fair         Unrealized        Fair        Unrealized        Fair        Unrealized
Description of Securities                Value           Loss           Value          Loss           Value          Loss
----------------------------------    ------------   ------------   ------------   ------------   ------------   ------------
U. S. Agencies                        $ 10,672,241   $    172,623   $ 24,764,062   $    913,966   $ 35,436,303   $  1,086,589
Corporate                                8,279,784        219,848     10,558,187        648,245     18,837,971        868,093
State and municipals                     6,647,580         57,230      4,855,154        129,926     11,502,734        187,156
Mutual funds and other stocks            7,454,159        266,180      3,666,556        283,444     11,120,715        549,624
Federal National Mortgage Assoc          1,180,962         27,688      7,751,036        260,998      8,931,998        288,686
Federal Home Loan Mortgage Corp.        13,465,565        327,429      4,341,997        134,093     17,807,562        461,522
Collateralized Mortgage Obligations      1,530,919         42,922        571,836         14,913      2,102,755         57,835

                                      ------------   ------------   ------------   ------------   ------------   ------------
Total temporarily impaired            $ 49,231,210   $  1,113,920   $ 56,508,828   $  2,385,585   $105,740,038   $  3,499,505
                                      ============   ============   ============   ============   ============   ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.   Investment Securities and Mortgage-Backed Securities (Continued)


December 31, 2004                         Less than 12 Months        More than 12 Months               Total
                                         Fair        Unrealized      Fair        Unrealized      Fair        Unrealized
Description of Securities                Value         Loss          Value         Loss          Value         Loss
----------------------------------    -----------   -----------   -----------   -----------   -----------   -----------
U. S. Agencies                        $22,213,009   $   158,213   $14,319,483   $   469,849   $36,532,492   $   628,062
Corporate                               8,035,946       193,884     1,987,189        12,811    10,023,135       206,695
State and municipals                    6,201,899        87,327     3,704,320        19,047     9,906,219       106,374
Mutual funds and other stocks           3,736,821       213,179            --            --     3,736,821       213,179
Federal National Mortgage Assoc         4,822,725        39,432     8,041,562       141,020    12,864,287       180,452
Federal Home Loan Mortgage Corp.        2,670,813        28,545     4,569,664        33,018     7,240,477        61,563
Collateralized Mortgage Obligations     2,512,390        30,288     1,288,558        25,262     3,800,948        55,550

                                      -----------   -----------   -----------   -----------   -----------   -----------
Total temporarily impaired            $50,193,603   $   750,868   $33,910,776   $   701,007   $84,104,379   $ 1,451,875
                                      ===========   ===========   ===========   ===========   ===========   ===========

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

     Unrealized losses on other investments have not been recognized into income because the issuer(s) securities are of investment grade (except for a General Motors Acceptance Corp. bond), management has the intent and ability to hold for the foreseeable future and the decline in fair value is largely due to declines in market interest rates since the securities were purchased. The fair value is expected to recover as the securities(s) approach their maturity dates. The Company currently has a $2.0 million General Motors Acceptance Corp. (GMAC) bond, maturing October 15, 2010 which has a rating below investment grade. The unrealized loss at December 31, 2005 of $399,000 has not been considered other than temporary as GMAC is a profitable division of General Motors, and the Company has the intent and ability to retain the investment for a period of time sufficient to allow for recovery in the market value and that the repayment of the investment is probable at maturity.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.   Loans Receivable

     The components of loans receivable at December 31 are as follows:

                                                  2005                 2004

Residential                                  $ 103,836,529        $  99,036,242
Consumer loans                                  44,894,132           36,506,452
Commercial real estate                          54,318,438           44,719,672
Commercial loans                                33,633,148           30,703,689
                                             -------------        -------------
                                               236,682,247          210,966,055
Allowance for loan losses                       (1,958,974)          (1,981,504)
                                             -------------        -------------
      Net loans                              $ 234,723,273        $ 208,984,551
                                             =============        =============

     The Bank grants commercial, consumer and residential loans primarily throughout Madison and Oneida counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the counties.

     At December 31, 2005 and 2004 loans to officers and directors were approximately $2.7 million and $2.2 million respectively. During 2005 and 2004, $542,000 and $583,000 of new loans were made to officers and directors respectively. Net paydowns in aggregate on loans to officers and directors were approximately $74,000 and $1.3 million during 2005 and 2004 respectively.

     At December 31, 2005, FHLB advances are collateralized by residential mortgages in the amount of $45,229,153 pledged under a blanket collateral agreement.

     An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

                                          2005           2004           2003

Balance at beginning of year          $ 1,981,504    $ 2,115,387    $ 2,109,144
Loans charged off                        (520,714)      (697,827)      (725,263)
Recoveries                                138,184        113,944        200,943
Provision for loan losses                 360,000        450,000        530,563
                                      -----------    -----------    -----------
      Balance at end of year          $ 1,958,974    $ 1,981,504    $ 2,115,387
                                      ===========    ===========    ===========

     Impaired loans were as follows:

                                                            2005          2004

Impaired loans                                            $ 38,559      $ 79,410
Allocated allowance for loan losses                       $ 13,559      $ 54,410

Average of impaired loans during the year                 $ 54,708      $791,483
Cash-basis interest income recognized                     $  3,228      $ 94,178

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.   Loans Receivable (Continued)

     Nonperforming loans were as follows:

                                                            2005          2004

Loans past due over 90 days still on accrual             $       --     $     --
Nonaccrual loans                                         $  225,192     $595,252

     Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

     Loans having carrying values of $53,382 and $179,051 were transferred to other real estate in 2005 and 2004, respectively.

5.   Secondary Mortgage Market Activities

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balance of mortgage loans serviced for others was $96,612,105 and $95,190,344 at December 31, 2005 and 2004 respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits were approximately $992,700 and $927,500 at December 31, 2005 and 2004, respectively.

     The balance of mortgage servicing rights included in other assets at December 31, 2005 and 2004 was $336,628 and $353,797 respectively. For the year ended December 31, 2005 and 2004, $96,223 and $115,147 of mortgage servicing rights were capitalized, offset by amortization of the rights of $ 113,392 during 2005 and $112,865 during 2004. The fair value of capitalized mortgage servicing rights approximated book value as of year-end 2005 and 2004.

6.   Premises and Equipment

     Premises and equipment consist of the following at December 31:

                                                  2005                 2004

Land                                          $  1,498,204         $  1,494,669
Buildings                                       13,741,968           11,101,834
Equipment and fixtures                           6,466,382            5,910,842
Construction in progress                           546,937               90,570
                                              ------------         ------------
                                                22,253,491           18,597,915
Accumulated depreciation                        (9,550,069)          (8,743,624)
                                              ------------         ------------
   Net book value                             $ 12,703,422         $  9,854,291
                                              ============         ============

     Depreciation  expense was $993,655,  $964,624 and $1,056,538 in 2005,  2004
     and 2003 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

7.   Goodwill and Other Intangible Assets

     Other intangible assets consist of the following at December 31:

                                             As of December 31, 2005
                                  ----------------------------------------------
                                      Gross
                                    Carrying       Accumulated
                                      Value        Amortization         Net
                                  -------------   -------------    -------------

Core deposit intangible           $   1,250,057   $    (389,510)   $     860,547
Customer relationship intangible         21,993          (9,897)          12,096
                                  -------------   -------------    -------------
             Total                $   1,272,050   $    (399,407)   $     872,643
                                  =============   =============    =============

                                             As of December 31, 2004
                                  ----------------------------------------------
                                      Gross
                                    Carrying       Accumulated
                                      Value        Amortization         Net
                                  -------------   -------------    -------------

Core deposit intangible           $   1,250,057   $    (280,810)   $     969,247
Customer relationship intangible         21,993          (5,498)          16,495
                                  -------------   -------------    -------------
             Total                $   1,272,050   $    (286,308)   $     985,742
                                  =============   =============    =============

     Aggregate amortization expense was $113,099, $113,099, and $109,800 for 2005, 2004 and 2003.

     Estimated amortization expense for each of the next five years:

         2006                                             $113,099
         2007                                              113,099
         2008                                              112,000
         2009                                              108,701
         2010                                              108,700

     The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

                                    Banking      Insurance
                                  Activities     Activities       Total

Balance as of December 31, 2002   $ 5,577,913   $ 5,326,116   $10,904,029
Goodwill acquired                          --       728,163       728,163
                                  -----------   -----------   -----------
Balance as of December 31, 2003     5,577,913     6,054,279    11,632,192
Goodwill acquired                          --       651,599       651,599
                                  -----------   -----------   -----------
Balance as of December 31, 2004     5,577,913     6,705,878    12,283,791
Goodwill acquired                          --     1,207,206     1,207,206
                                  -----------   -----------   -----------
Balance as of December 31, 2005   $ 5,577,913   $ 7,913,084   $13,490,997
                                  ===========   ===========   ===========

     During 2000, the Company completed its acquisition of Bailey and Haskell Associates, Inc. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending in 2005. Additional goodwill in the amount of $1,196,035, $651,599 and $294,166 was recorded for the contingent purchase payments for 2005, 2004 and 2003 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.   Due to Depositors

     Amounts due to depositors at December 31 are as follows:

                                                        2005            2004

Non-interest bearing demand                         $ 51,044,371    $ 50,081,558
Savings                                               67,202,340      69,437,852
Money market and interest-bearing checking            73,457,169      66,344,070
Time deposits                                        108,649,151     114,969,018
Mortgage escrow funds                                    833,453         814,214
                                                    ------------    ------------
      Total due to depositors                       $301,186,484    $301,646,712
                                                    ============    ============

     At December 31, 2005 and 2004, time deposits with balances in excess of $100,000 totaled $27,382,273 and $27,736,651, respectively.

     The contractual maturity of time deposits as of December 31, are as follows:

                                  2005                           2004
                      ---------------------------   ---------------------------
      Maturity           Amount        Percent         Amount        Percent

One year or less      $ 64,756,566           59.6%  $ 72,134,904           62.8%
One to two years        23,877,508           22.0     16,315,599           14.2
Two to three years       8,212,184            7.6     16,322,490           14.2
Three to four years      4,300,169            4.0      5,632,840            4.9
Four to five years       7,425,853            6.8      4,493,475            3.9
Over five years             76,871            0.0         69,710            0.0
                      ------------   ------------   ------------   ------------
                      $108,649,151          100.0%  $114,969,018          100.0%
                      ============   ============   ============   ============

9.   Borrowings

     Outstanding borrowings as of December 31 are as follows:

                                                            2005         2004
Short-term borrowings:
    Federal Home Loan Bank outstanding line of credit   $10,870,000  $        --
    Federal Home Loan Bank advances                      23,000,000   13,500,000
Long-term borrowings:
    Federal Home Loan Bank advances                      43,400,000   50,900,000
                                                        -----------  -----------
                                                        $77,270,000  $64,400,000
                                                        ===========  ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

9.   Borrowings (Continued)

     Borrowings at December 31, 2005 have maturity dates as follows:

                                      Range of       Average
                                       Rates          Rate

Overnight Line of Credit               4.17%                      $ 10,870,000
2006                               1.93% - 5.33%       4.23%        23,000,000
2007                               4.21% - 6.36%       4.93%         3,000,000
2008                               3.75% - 5.00%       4.57%         7,900,000
2009                               4.42% - 5.65%       4.90%        17,000,000
2010                               4.40% - 6.74%       5.77%        10,500,000
Thereafter                             3.34%           3.34%         5,000,000

                                                                  ------------
                                                                  $ 77,270,000
                                                                  ============

     The Bank has available a $79,618,000 line of credit with the Federal Home Loan Bank of which $10,870,000 is outstanding at December 31, 2005. At December 31, 2005, borrowings are collateralized by pledged securities, which had a carrying value of $47,039,926 and residential mortgages in the amount of $45,229,153 pledged under a blanket collateral agreement. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2005. In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2005.

10.  Income Taxes

     The provision for income taxes for the years ended December 31, consists of the following:

                                   2005               2004               2003
Current:
    Federal                    $ 1,336,269        $   823,433        $   918,531
    State                          151,731            (33,646)            58,745
Deferred:
    Federal                        (96,269)           174,567            141,469
    State                           (1,731)            44,646             29,255
                               -----------        -----------        -----------
                               $ 1,390,000        $ 1,009,000        $ 1,148,000
                               ===========        ===========        ===========

     A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

                                                        2005     2004     2003

Federal statutory income tax rate                         34%      34%      34%
State tax, net of federal benefit                          2%       1%       1%
Tax exempt investment income                             (10)%    (12)%     (8)%
                                                        ----     ----     ----
      Effective tax rate                                  26%      23%      27%
                                                        ====     ====     ====

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.  Income Taxes (Continued)

     The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                        2005            2004
                                                          Asset (Liability)

Allowance for loan losses                           $   784,000     $   793,000
Depreciation                                            (74,000)       (114,000)
Investment securities                                 1,683,000         308,000
Pension benefits                                        132,000         121,000
Core deposit intangible                                (349,000)       (394,000)
Mortgage related fees                                  (260,000)       (268,000)
Other                                                     8,000         (18,000)
                                                    -----------     -----------
      Total deferred income tax asset, net          $ 1,924,000     $   428,000
                                                    ===========     ===========

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

     Information about changes in obligations and funded status of the defined benefit pension plan follows:

                                                       2005            2004
Change in benefit obligation:
    Benefit obligation at beginning of year         $ 5,156,585     $ 4,714,314
    Service cost                                             --         129,279
    Interest cost                                       305,661         310,053
    Actuarial loss                                           --         386,413
    Benefits paid                                      (332,420)       (174,940)
    Settlements                                              --        (110,769)
    Curtailments                                             --         (97,765)
                                                    -----------     -----------
      Benefit obligation at end of year             $ 5,129,826     $ 5,156,585
                                                    ===========     ===========

Change in plan assets, at fair value:
    Beginning plan assets                           $ 4,382,395     $ 4,242,959
    Actual return                                       107,896         326,491
    Benefits paid                                      (332,420)       (174,940)
    Employer contributions                               95,616          98,654
    Settlements                                              --        (110,769)
                                                    -----------     -----------
      Ending plan assets                            $ 4,253,487     $ 4,382,395
                                                    ===========     ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.  Benefit Plans (Continued)
                                                          2005          2004
Funded status (plan assets less benefit obligation)   $  (876,339)  $  (774,190)
Unrecognized loss                                       2,055,432     1,915,181
Additional minimum liability recognized                (2,055,432)   (1,944,093)
                                                      -----------   -----------
      (Accrued)/Prepaid expense                       $  (876,339)  $  (803,102)
                                                      ===========   ===========

     Amounts recognized in the balance sheet consist of:

                                                          2005          2004

Accrued benefit cost                                  $ 1,179,093   $ 1,140,991
Accumulated other comprehensive income                 (2,055,432)   (1,944,093)
                                                      -----------   -----------

               Net amount recognized                  $  (876,339)  $  (803,102)
                                                      ===========   ===========

     The accumulated benefit obligation for the pension plan was $5,129,826 and $5,156,585 at year-end 2005 and 2004 respectively.

     The net periodic pension cost for the years ended December 31 includes the following components:

                                                   2005       2004       2003

Service cost benefits earned during the period  $      --  $ 129,279  $ 267,080
Interest cost on projected benefit obligation     305,660    310,053    275,061
Expected return on plan assets                   (383,759)  (381,737)  (310,253)
Net amortization and deferral                     135,613     98,003     95,864
Curtailment credit                                     --   (357,195)        --
                                                ---------  ---------  ---------
      Net periodic pension cost (benefit)       $  57,514  $(201,597) $ 327,752
                                                =========  =========  =========

Additional Information                                                       2005         2004
    Increase in minimum liability included in other comprehensive income   $111,339    $731,454

Assumptions

Weighted-average assumptions used to determine
        benefit obligation at year-end
Discount rate                                                                 6.125%      6.125%
Rate of compensation increase                                                  0.00%       0.00%

Weighted-average assumptions used to determine
        net cost
Discount rate                                                                  6.13%       6.63%
Expected return on plan assets                                                 9.00%       9.00%
Rate of compensation increase                                                  0.00%       3.50%

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.  Benefit Plans (Continued)

     The Company's pension plan asset allocation at year-end 2005 and 2004, target allocation for 2006, and expected long-term rate of return by asset category are as follows:

                                           Percentage of            Weighted-
                             Target         Plan Assets         Average Expected
                           Allocation      at December 31        Long Term Rate
Asset Category                2006        2005        2004       of Return 2005

    Equity Securities              70%         20%         71%      5% - 10%
    Debt Securities                30%         80%         29%       2% - 6%
    Real Estate                     0%          0%          0%
    Other                           0%          0%          0%

                          -----------    --------------------
           Total                  100%        100%        100%        6-10%
                          ===========    ====================


     Plan assets are invested in twelve diversified investment funds at ING Life Insurance and Annuity Company. The investment funds are offered through a MAP Plus Group Annuity. There are eight equity mutual funds, two bond mutual funds, one fixed account and one money market fund currently used for Plan investments; each with its own investment objectives, investment strategies and risks, as detailed in each fund's prospectus. The Advisor, Benefit Consulting Group, LLC has been given discretion by the Plan Sponsor to determine the appropriate strategic asset allocation versus plan liabilities, as governed by the Trust's Statement of Investment Objectives and Guidelines. The investment goal is to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long-term.

     The Company expects to contribute $33,073 to the Plan for the year ending December 31, 2006.

     The following benefit payments are expected to be paid:

Fiscal year ending December 31:

           2006                                                     $ 300,000
           2007                                                       315,000
           2008                                                       331,000
           2009                                                       347,000
           2010                                                       365,000
           Years 2011 - 2015                                          211,600

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

     The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.  Benefit Plans (Continued)

                                                          2005          2004
Change in benefit obligation:
    Beginning benefit obligation                      $ 2,277,725   $ 2,097,129
    Service cost                                           19,700        19,500
    Interest cost                                         131,747       122,295
    Actuarial loss                                        157,027       207,754
    Benefits paid                                        (185,712)     (168,953)
                                                      -----------   -----------
      Ending benefit obligation                       $ 2,400,487   $ 2,277,725
                                                      ===========   ===========

Change in plan assets, at fair value:
    Beginning plan assets                             $ 2,565,487   $ 2,468,446
    Actual return on plan assets                          301,030       265,994
    Benefits paid                                        (185,712)     (168,953)
                                                      -----------   -----------
      Ending plan assets                              $ 2,680,805   $ 2,565,487
                                                      ===========   ===========

Funded status (plan assets less benefit obligation)   $   280,318   $   287,762
Unrecognized (gain)/loss                                  267,063       212,383
                                                      -----------   -----------
      (Accrued)/Prepaid expense                       $   547,381   $   500,145
                                                      ===========   ===========

     Amounts recognized in the balance sheet consisted of:

                                                           2005           2004

Prepaid benefit cost                                     $547,381       $500,145
Accrued benefit cost                                           --             --
Accumulated other comprehensive income                         --             --
                                                         --------       --------

               Net amount recognized                     $547,381       $500,145
                                                         ========       ========

     The accumulated benefit obligation for the pension plan was $2,400,487 and $2,277,725 at year-end 2005 and 2004 respectively.

     The net periodic pension cost for the years ended December 31 includes the following components:

                                                           2005          2004

Service cost benefits earned during the period          $  19,700     $  19,500
Interest cost on projected benefit obligation             131,747       122,295
Expected return on plan assets                           (198,683)     (192,765)
                                                        ---------     ---------
      Net periodic pension benefit                      $ (47,236)    $ (50,970)
                                                        =========     =========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.  Benefit Plans (Continued)

Additional Information                                                         2005         2004
    Increase in minimum liability included in other comprehensive income      $   --       $   --

Assumptions

Weighted-average assumptions used to determine
        benefit obligation at year-end
Discount rate                                                                  5.500%       6.000%
Rate of compensation increase                                                   0.00%        0.00%

Weighted-average assumptions used to determine
        net cost
Discount rate                                                                   5.50%        6.00%
Expected return on plan assets                                                  8.00%        8.00%
Rate of compensation increase                                                   0.00%        0.00%

     The Company's pension plan asset allocation at year-end 2005 and 2004, target allocation for 2006, and expected long-term rate of return by asset category are as follows:

                                          Percentage of            Weighted-
                            Target         Plan Assets         Average Expected
                          Allocation     at September 30,       Long Term Rate
Asset Category               2006        2005        2004       of Return 2005

    Equity Securities             60%       58.8%       64.7%         8%
    Debt Securities               40%       41.2%       34.9%         6%
    Other                          0%        0.0%        0.4%

                         -----------  ----------------------
           Total                 100%        100%        100%         8%
                         ===========  ======================


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

     The Company expects to contribute $0 for the year ending December 31, 2006.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.  Benefit Plans (Continued)

     The following benefit payments are expected to be paid:

      Fiscal year ending December 31:

               2006                                           $ 162,418
               2007                                             161,237
               2008                                             165,785
               2009                                             162,041
               2010                                             158,049
               Years 2011 - 2015                                806,842

     In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis. Effective January 2005, employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation. Prior to January 2005, the Company matched employee contributions up to 3% of compensation. Employer contributions associated with the plan amounted to $350,227, $196,672 and $205,527 for the years ended December 31, 2005, 2004 and 2003, respectively.

     The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP purchased 299,655 shares of common stock in the open market subsequent to the reorganization and offering. The purchase of the shares were funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 5.25% and 4.00% for 2005 and 2004, respectively. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding.

     Compensation expense approximated $358,000, $373,000 and $460,000 for the years ended 2005, 2004 and 2003, respectively. Of the 299,655 shares acquired on behalf of the ESOP 30,034 were released in December 31, 2005, 2004 and 2003. The estimated fair value of the remaining 59,080 shares held in suspense at December 31, 2005 is approximately $591,000.

12.  Stock Based Compensation Plans

     During 2000, shareholders approved the 2000 Stock Option Plan and Management Recognition and Retention Plan for directors, officers and key employees. Under the Stock Option Plan, up to 374,568 options have been authorized for grant of incentive stock options. The exercise price of options granted is equal to the market value of the Company's shares at the date of grant. All options granted expire by April 2010 and options vest and become exercisable ratably over a one to five-year period. The plan also has a reload feature which entitles the option holder, who has delivered common stock as payment of the exercise price for option stock, to a new option to acquire additional shares in the amount equal to the shares traded in. The option period during

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.  Stock Based Compensation Plans (Continued)

     which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised. Activity in these plans for 2005, 2004 and 2003 was as follows:

                                                          Range of                       Weighted Average
                                                          Option                          Exercise Price
                                       Options             Price              Shares          Shares
                                     Outstanding         Per Share         Exercisable     Outstanding
Outstanding at December 31, 2002           297,861    $4.722 - $12.367        94,686         $ 4.829
  Granted                                   31,454   $12.000 - $18.167
  Exercised                                (58,152)             $4.722
  Forfeited                                 (1,350)    $4.722- $12.000
                                     -------------
Outstanding at December 31, 2003           269,813    $4.722 - $18.167       125,813         $ 6.434
  Granted                                    9,381   $12.000 - $15.673
  Exercised                                (30,041)   $4.722 - $12.000
  Forfeited                                (12,315)    $4.722- $16.833
                                     -------------
Outstanding at December 31, 2004           236,838    $4.722 - $18.167       168,363         $ 6.358
  Granted                                   19,040    $12.000- $14.300
  Exercised                                (57,055)   $4.722 - $12.000
  Forfeited                                   (675)            $12.000
                                     -------------
Outstanding at December 31, 2005           198,148    $4.722 - $18.167       198,148         $ 7.309
                                     =============

     There were 9,243 shares available for future grants under the plan described above as of December 31, 2005 and 2004. At December 31, 2005, the weighted average information for outstanding and exercisable shares is as follows:

  Options Outstanding                                      Options Exercisable
                                     Weighted Average                 Weighted
       Range of                                Remaining               Average
       Exercise                    Exercise      Life                 Exercise
        Price             Shares     Price      (Years)      Shares     Price

    $3.633 - $5.45       141,315    $ 4.722       4.32      141,315    $ 4.722
   $9.084 - $10.90         4,465    $ 9.419       4.32        4,465    $ 9.419
   $10.90 - $12.717       16,777    $12.041       4.32       16,777    $12.041
  $12.717 - $14.534       18,689    $14.000       4.32       18,689    $14.000
  $14.534 - $16.350        6,600    $14.794       4.32        6,600    $14.794
  $16.350 - $18.167       10,302    $17.247       4.32       10,302    $17.247
                         -------    -------                 -------    -------
    Total/Average        198,148    $ 7.309       4.32      198,148    $ 7.309
                         =======    =======                 =======    =======

     During 2000, the Company awarded 166,000 shares of restricted stock under the Management Recognition and Retention Plan. The market value of shares awarded at the date of grant approximated $884,000 and has been recognized in the accompanying statement of condition as unearned stock-based compensation. The market value of the shares awarded will be recognized as compensation expense ratably over the five-year vesting period of the awards. In addition, in 2005, the Company awarded 1,800 shares of restricted stock from the unallocated shares under the plan having a market value of approximately $24,660 which has been recognized as additional unearned

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.  Stock Based Compensation Plans (Continued)

     stock-based compensation and will be recognized as compensation expense ratably over the one year vesting period of the awards. Compensation expense recorded in conjunction with this plan was $86,985, $212,476 and $207,407 for 2005, 2004 and 2003, respectively. Shares unallocated under the plan available for future awards were 10,886, 12,686 and 13,857 as of December 31, 2005, 2004 and 2003 respectively.

13.  Other Income and Expenses

     Other income and other expenses for the years ended December 31 consist of the following:

                                             2005          2004          2003
Other income:
    Service charges on deposit accounts $ 2,145,412 $ 2,021,276 $ 1,625,496 Commissions earned from the
      sale of financial products           8,163,291     7,724,357     6,750,504
    Cash surrender value increase            472,568       497,096       525,707
    Other                                    836,205       958,208     1,287,797
                                         -----------   -----------   -----------
      Total other income                 $11,617,476   $11,200,937   $10,189,504
                                         ===========   ===========   ===========

Other expenses:
    Salaries and employee benefits       $12,413,494   $11,430,202   $11,406,664
    Building occupancy and equipment       3,314,952     3,265,054     3,317,774
    FDIC and N.Y.S. assessment                85,571        59,011        96,043
    Advertising                              482,180       494,610       514,500
    Postage and telephone                    618,281       585,236       581,960
    Director compensation                    179,300       198,500       166,700
    Professional fees                        207,760       220,457       234,214
    Travel and meetings                      626,589       465,957       451,338
    Insurance                                269,939       287,456       223,335
    Dues and subscriptions                   190,463       184,042       162,133
    Service fees                             452,627       434,200       398,078
    ORE expenses                              26,014        15,942        29,329
    Contributions                             64,850        52,155        42,411
    Sales tax                                 12,665        20,258       134,860
    Other                                    551,734       489,414       558,182
    Intangible amortization                  113,099       113,099       109,800
    Extinguishment of debt                        --            --       298,055
                                         -----------   -----------   -----------
      Total other expenses               $19,609,518   $18,315,593   $18,725,376
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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14.  Disclosures about Fair Value of Financial Instruments (Continued)

     The estimated fair values of the Company's financial instruments at December 31:

                                                      (Amounts in Thousands)
                                                2005                            2004
                                    ----------------------------    ----------------------------
                                      Carrying       Estimated        Carrying       Estimated
                                       Amount        Fair Value        Amount        Fair Value
Financial assets:
    Cash and cash equivalents       $     12,877    $     12,877    $     15,033    $     15,033
    Investment securities                110,290         110,290         109,730         109,730
    Mortgage-backed securities            29,097          29,097          44,378          44,378
    Mortgage loans held for sale           1,354           1,354           2,894           2,894

    Loans receivable                     236,682         234,509         210,966         214,668
    Allowance for loan losses             (1,959)         (1,959)         (1,982)         (1,982)
                                    ------------    ------------    ------------    ------------
      Net loans                          234,723         232,550         208,984         212,686

    Accrued interest receivable            2,194           2,194           2,104           2,104
                                    ------------    ------------    ------------    ------------
      Total financial assets        $    390,535    $    388,362    $    383,123    $    386,825
                                    ============    ============    ============    ============

Financial liabilities:
    Due to depositors               $    301,196    $    282,511    $    301,647    $    304,395
    Borrowings                      $     77,270    $     77,054    $     64,400    $     66,004
    Accrued interest payable                 393             393             385             385
                                    ------------    ------------    ------------    ------------
      Total financial liabilities   $    378,859    $    359,958    $    366,432    $    370,784
                                    ============    ============    ============    ============

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

     At December 31, 2005 and 2004, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                               2005                       2004
                                     -------------------------   -------------------------
                                        Fixed       Variable        Fixed       Variable
                                         Rate         Rate           Rate          Rate
Financial instruments whose contract -------------------------   -------------------------
  amounts represent credit risk:
    Commitments to extend credit     $ 8,322,242   $   220,000   $12,495,479   $ 3,638,423
    Unused lines of credit             4,877,594    32,771,220     3,121,735    28,367,063

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

15.  Commitments (Continued)

     Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 4.75% to 7.00% and maturities ranging from 15 years to 30 years. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate.

     The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period including December 31, 2005 and 2004 was $3,866,000 and $3,766,000 respectively, which was represented by cash on hand or on deposit with the Federal Reserve Bank.

16.  Dividends and Restrictions

     The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations was $15,109,019 and $12,594,777 as of December 31, 2005 and 2004 respectively.

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

     The Board of Trustees of Oneida Financial MHC determines whether the MHC will waive or receive cash dividends declared by the Company each time the Company declares a cash dividend, which is expected to be on a semi-annual basis. The MHC may elect to receive dividends and utilize such funds to pay expenses or for other allowable purposes. The Office of Thrift Supervision (the "OTS") has indicated that it does not object to the waiver of cash dividends by MHC subject to the following: (I) the MHC must restrict the Company's retained earnings by the dollar amount of dividends waived by MHC, (ii) the Bank notifies OTS prior to paying any cash dividends to the Company if such a capital distribution becomes necessary; (iii) the Board of Trustees of the MHC must ratify the determination that the dividend waiver is consistent with the director's fiduciary duties to the members of the federally chartered mutual holding company. As of December 31, 2005 and 2004, the retained earnings of the Company that were restricted due to the dividend waiver by MHC were $7,135,031 and $5,368,034 respectively.

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

     Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, under capitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are as follows:

                                                                                                 To Be Well
                                                                                              Capitalized Under
                                                                        For Capital           Prompt Corrective
                                               Actual                Adequacy Purposes        Action Provisions
                                      -----------------------      ---------------------    --------------------
                                       Amount          Ratio          Amount      Ratio        Amount       Ratio
As of December 31, 2005:
    Total Capital
      (to Risk Weighted Assets)       $ 39,310,675     13.64%      $ 23,054,157     8%      $ 28,817,696     10%
    Tier I Capital
      (to Risk Weighted Assets)       $ 37,351,702     12.96%      $ 11,527,079     4%      $ 17,290,618      6%
    Tier I Capital
      (to Average Assets)             $ 37,351,702      8.80%      $ 16,970,157     4%      $ 21,212,696      5%

As of December 31, 2004:
    Total Capital
      (to Risk Weighted Assets)       $ 36,372,031     14.13%      $ 20,586,134     8%      $ 25,732,668     10%
    Tier I Capital
      (to Risk Weighted Assets)       $ 34,390,527     13.36%      $ 10,293,067     4%      $ 15,439,601      6%
    Tier I Capital
      (to Average Assets)             $ 34,390,527      8.35%      $ 16,474,440     4%      $ 20,593,050      5%

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.  Parent Company Statements

                            Condensed Balance Sheets

                                                            December 31,
                                                         2005          2004
Assets:
    Cash                                             $  1,530,025  $  3,210,154
    Investments, fair value                               320,000            --
    Investments in and advances to subsidiary          50,082,321    48,147,358
    Premises and equipment                              1,637,112     1,231,558
    Other assets                                          279,530       123,881
                                                     ------------  ------------
        Total assets                                 $ 53,848,988  $ 52,712,951
                                                     ============  ============

Liabilities and shareholders' equity:
    Other liabilities                                $    114,200  $     76,000
    Due to related parties                                146,498        (7,500)
    Shareholders' equity                               53,588,290    52,644,451
                                                     ------------  ------------
        Total liabilities and shareholders' equity   $ 53,848,988  $ 52,712,951
                                                     ============  ============

                         Condensed Statements of Income

                                                                Years Ended December 31,
                                                           2005           2004           2003
Revenue:
    Dividends from subsidiary                          $        --    $        --    $        --
    Interest on investments and deposits                    46,316         48,041        144,353
    Gain on sale of securities                                  --             --         79,191
    Rental income                                           90,000         90,000         30,700
                                                       -----------    -----------    -----------
        Total revenue                                      136,316        138,041        254,244
                                                       -----------    -----------    -----------

Expenses:
    Compensations and benefits                             112,045         80,000         19,700
    Other expenses                                         158,796        139,104        137,916
                                                       -----------    -----------    -----------
        Total expenses                                     270,841        219,104        157,616
                                                       -----------    -----------    -----------

        Income before taxes and equity
           in undistributed net income of subsidiary      (134,525)       (81,063)        96,628

Provision (benefit) for income taxes                       (30,000)        (9,000)        25,000
                                                       -----------    -----------    -----------

        Income before equity in undistributed
           net income of subsidiary                       (104,525)       (72,063)        71,628

Equity in undistributed net income:
    Subsidiary bank                                      3,962,102      3,363,637      3,050,053
                                                       -----------    -----------    -----------

        Net income                                     $ 3,857,577    $ 3,291,574    $ 3,121,681
                                                       ===========    ===========    ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.  Parent Company Statements (Continued)

                        Condensed Statements of Cash Flow

                                                                         Years Ended December 31,
                                                                    2005           2004           2003
Operating activities:
    Net income                                                  $ 3,857,577    $ 3,291,574    $ 3,121,681
    Adjustments to reconcile net income to
      net cash provided by operating activities:
        Depreciation expense                                         54,993         54,992         53,178
        Gain on sales of investments                                     --             --        (79,191)
        Amortization/accretion, net                                      --             --           (952)
        ESOP shares earned                                          358,065        373,356        459,521
        Other assets/liabilities, net                               152,846      1,043,692       (463,326)
        Equity in undistributed net income of subsidiary bank    (3,962,102)    (3,363,637)    (3,050,053)
                                                                -----------    -----------    -----------

        Net cash provided by operating activities                   461,379      1,399,977         40,858
                                                                -----------    -----------    -----------

Investing activities:
    Purchase of investments                                        (292,000)            --             --
    Proceeds from sales of investment securities                         --        500,000      2,081,467
    Purchase of premises and equipment                             (460,547)            --        (15,942)
                                                                -----------    -----------    -----------

        Net cash (used by) provided by investing activities        (752,547)       500,000      2,065,525
                                                                -----------    -----------    -----------

Financing activities:
    Purchase of treasury stock                                      (93,000)       (95,047)            --
    Dividends paid                                               (1,343,335)    (1,211,226)    (1,152,295)
    Exercise of stock options (using treasury stock)                 47,374        118,281         85,789
                                                                -----------    -----------    -----------

        Net cash used in financing activities                    (1,388,961)    (1,187,992)    (1,066,506)
                                                                -----------    -----------    -----------

        Net increase (decrease) in cash and cash equivalents     (1,680,129)       711,985      1,039,877

Cash and cash equivalents at beginning of year                    3,210,154      2,498,169      1,458,292
                                                                -----------    -----------    -----------

        Cash and cash equivalents at end of year                $ 1,530,025    $ 3,210,154    $ 2,498,169
                                                                ===========    ===========    ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.  Segment Information

     The Company has determined that it has two primary business segments, its banking franchise and its insurance activities. For the years ended December 31, 2005, 2004 and 2003, the Company's insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. Information about the Company is presented in the following table for the periods indicated:

                                                               2005
                                              Banking       Insurance
                                             Activities     Activities       Total
Net interest income                         $ 13,324,685   $         --   $ 13,324,685
Provision for loan losses                        360,000             --        360,000
                                            ------------   ------------   ------------
      Net interest income after provision
           for loan losses                    12,964,685             --     12,964,685

Other income                                   3,729,119      8,163,291     11,892,410
Other expenses                                11,449,477      7,053,287     18,502,764
Depreciation and amortization                    897,651        209,103      1,106,754
                                            ------------   ------------   ------------

        Income before taxes                    4,346,676        900,901      5,247,577

Income tax expense                             1,105,000        285,000      1,390,000
                                            ------------   ------------   ------------

        Net income                          $  3,241,676   $    615,901   $  3,857,577
                                            ------------   ------------   ------------

Total Assets                                $427,717,128   $ 12,531,750   $440,248,878
                                            ============   ============   ============

                                                               2005
                                              Banking       Insurance
                                             Activities     Activities       Total

Net interest income                         $ 12,826,651   $         --   $ 12,826,651
Provision for loan losses                        450,000             --        450,000
                                            ------------   ------------   ------------
      Net interest income after provision
           for loan losses                    12,376,651             --     12,376,651

Other income                                   2,515,159      7,724,357     10,239,516
Other expenses                                10,948,078      6,289,792     17,237,870
Depreciation and amortization                    922,805        154,918      1,077,723
                                            ------------   ------------   ------------

        Income before taxes                    3,020,927      1,279,647      4,300,574

Income tax expense                               624,000        385,000      1,009,000
                                            ------------   ------------   ------------

        Net income                          $  2,396,927   $    894,647   $  3,291,574
                                            ============   ============   ============

Total Assets                                $412,696,363   $ 11,237,890   $423,934,253
                                            ============   ============   ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.  Segment Information (Continued)

                                                               2003
                                              Banking       Insurance
                                             Activities     Activities        Total
Net interest income                         $ 12,571,461   $         --   $ 12,571,461
Provision for loan losses                        530,563             --        530,563
                                            ------------   ------------   ------------
      Net interest income after provision
           for loan losses                    12,040,898             --     12,040,898

Other income                                   4,203,655      6,750,504     10,954,159
Other expenses                                11,633,648      5,925,390     17,559,038
Depreciation and amortization                    989,464        176,874      1,166,338
                                            ------------   ------------   ------------

        Income before taxes                    3,621,441        648,240      4,269,681

Income tax expense                               928,000        220,000      1,148,000
                                            ------------   ------------   ------------

        Net income                          $  2,693,441   $    428,240   $  3,121,681
                                            ============   ============   ============


Total Assets                                $419,091,264   $ 10,191,971   $429,283,235
                                            ============   ============   ============

     The following represents a reconciliation of the Company's reported segment assets to consolidated assets as of December 31:

                                                        2005           2004
                                     Assets

Total assets for reportable segments               $ 440,248,878  $ 423,934,253
Elimination of intercompany cash balances             (3,487,743)    (1,324,887)
                                                   -------------  -------------


      Consolidated total                           $ 436,761,135  $ 422,609,366
                                                   =============  =============

     The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

20.  Quarterly Financial Data (Unaudited)

                          Interest  Net Interest   Net
    2005                   Income     Income     Income      Basic     Diluted

First Quarter             $  5,081   $  3,330   $    975   $   0.13   $   0.13
Second Quarter               5,134      3,322      1,022       0.13       0.13
Third Quarter                5,339      3,370        829       0.11       0.11
Fourth Quarter               5,458      3,303      1,031       0.14       0.13


    2004

First Quarter             $  4,894   $  3,183   $    722   $   0.10   $   0.09
Second Quarter               4,946      3,248        896       0.12       0.12
Third Quarter                4,868      3,157      1,086       0.14       0.14
Fourth Quarter               4,956      3,238        588       0.08       0.08

     During the fourth quarter of 2004, the company had a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in two government sponsored enterprises ("GSE"); the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") with a book value of $5.0 million.

21.  Acquisitions

     In October 2005, the Company signed a letter of intent to acquire the assets of Parsons, Cote & Company, Inc., an insurance agency for $206,655 cash and establish a note payable for $419,570 to be paid over 36 months with interest at 5.00% per annum. The acquisition is expected to close in the first quarter 2006.

     In December 2005, the Company signed a letter of intent to acquire the assets of Benefit Consulting Group L.L.C., an employee benefits consulting and retirement plan administration firm for $1.4 million cash and establish a note payable for $2.2 million to be paid over 24 months with interest at 5.00% per annum. The acquisition is expected to close early in 2006.

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

     In recent years management has increased the services and products provided by the Bank to the communities it serves by offering services through its insurance agency subsidiary, offering trust services, offering new loan and investment products, and seeking to expand into markets desiring the services of a community bank. The Bank offers internet banking services. Our special purpose commercial bank subsidiary ("SBC") allows the combined banking enterprise to solicit and service municipal deposit accounts from the various municipalities, school districts and other public funding sources throughout the market area.

     Originating One-to-Four Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of one-to-four family residential loans within Madison County and the surrounding counties. During the year ended December 31, 2005 and the year ended December 31, 2004, the Bank originated $30.7 million and $38.5 million, respectively, of one-to-four family mortgage loans. As of December 31, 2005, approximately $83.0 million, or 34.9% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $55.4 million were adjustable rate mortgage ("ARM") loans and $27.6 million had fixed rates of interest. During the past year, and as a result of the continuation of relatively low market interest rates throughout the year, the Bank's one-to-four family loan originations have been primarily fixed-rate loans. The Bank generally sells its fixed-rate one-to-four family loans. Such loans are sold without recourse to the Bank and on a servicing retained basis. During the year ended December 31, 2005 and December 31, 2004, the Bank sold $14.8 million and $18.6 million, respectively, in fixed-rate one-to-four family loans. ARM loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years adjusting annually thereafter, represented a lower than average percentage of total originations. Of the $30.7 million in one-to-four family loans originated during the twelve months ended December 31, 2005, $19.9 million had fixed rates of interest. The decrease in loan origination volume during 2005 is due to the reduction in loan refinance activity that represented a significant portion of 2004 loan originations.

     Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate Lending. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 2005, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $44.9 million, $54.3 million and $33.6 million, respectively. In the aggregate, these loans totaled $132.8 million, or 55.8%, of the Bank's total loan portfolio, as compared with $111.9 million or 52.3% of the total loan portfolio at December 31, 2004. Because the yields on these loans are generally higher than the yields on one-to-four family residential real estate loans, the Bank's goal over the next several years is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

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

     At December 31, 2005, the Bank's ratio of nonperforming loans to total assets was 0.05% compared to 0.14% and 0.04% at December 31, 2004 and 2003, respectively. At December 31, 2005, the Bank's ratio of allowance for loan losses to net loans was 0.83% compared to 0.94% and 1.05% for the prior periods. The Bank's ratio of net charge-offs to average loans for the year ended December 31, 2005 was 0.17% compared with a ratio of 0.28% and 0.26% during 2004 and 2003 respectively. The Bank's allowance for loan losses exceeded its nonperforming loans by 8.7 times at December 31, 2005, compared to 3.3 times coverage at December 31, 2004 and 11.7 times at year-end 2003.

     Improving Return on Equity Through Wholesale Arbitrage Transactions. Complementing the Bank's lending activities, the Bank invests in securities. In order to enhance its return on equity, the Bank has engaged in wholesale borrowing transactions with the Federal Home Loan Bank of New York ("FHLB") as a funding source for the purchase of investment securities and mortgage-backed securities. During 2005, the Bank selectively utilized this strategy to enhance earnings. An arbitrage transaction results in the leveraging of capital through borrowings that can be reinvested in securities which provide a positive spread between the borrowing rate and investment return. The Bank enters into these transactions in order to obtain a positive return on its capital rather than grow the loan portfolio by originating loans outside our market or accepting loans that do not fit the Bank's risk profile. For the year ended December 31, 2005, the Bank had average borrowings outstanding of $68.4 million at an average cost of 4.59% as compared with $65.8 million in average borrowings outstanding during 2004 at an average cost of 4.35%.

     Increasing Fee Income and Diversifying Income Sources. The Bank has sought to increase its income by increasing fee income and other sources of non-interest income. In this regard, the Bank continues to expand the insurance and financial services business of Bailey & Haskell Associates, Inc. ("B&H"), an insurance agency subsidiary of the Bank with six Central New York offices. The expansion of the Bank's financial services business has provided a new revenue source for the Company. Total revenue earned from the sale of financial products was $8.2 million during 2005 as compared with $7.7 million for 2004 and $6.8 million during 2003. In October, 2005, the Company signed a letter of intent to acquire the assets of Parsons, Cote & Company, Inc. an insurance agency in North Syracuse, NY. The acquisition is expected to close in the first quarter of 2006 and will be merged into B&H. In addition, in December 2005, the Company signed a letter of intent to acquire the assets of Benefit Consulting Group L.L.C., an employee benefits consulting and retirement plan administration firm. The acquisition is expected to close early in 2006 and will be an additional source of non-interest income.

     During 2005 the Bank continued a marketing program to attract new fee-based deposit accounts. This initiative was in conjunction with the implementation of a checking account overdraft program for new and existing customers. This program allows a customer to occasionally overdraw their account with the Bank honoring payment of the overdraft based upon a variety of account information and prior customer spending experience. The combination of new account generation and the fees derived from the overdraft program has resulted in a significant increase in deposit account service fee revenue. The Bank also offers its customers internet banking and e-commerce capabilities as well as debit cards. These products and services represent growing sources of fee income and customer retention tools. Service charges on deposit accounts totaled $2.1 million for the year ended December 31, 2005 compared with $2.0 million and $1.6 million for the comparable periods in 2004 and 2003, respectively.

     The Bank continues to grow and expand the visibility of its Trust Department. Management expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 2005, the Trust Department had $98.5 million in assets under management compared with $101.5 million at December 31, 2004. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 2005, loans serviced by the Bank for others totaled $96.6 million compared with $95.2 million at December 31, 2004.

Financial Condition

     Assets. Total assets at December 31, 2005 were $436.8 million, an increase of $14.2 million or 3.3%, from $422.6 million at December 31, 2004. The increase in total assets was primarily attributable to an increase in net loans receivable of $25.7 million, an increase in premises and equipment of $2.8 million and an increase of $1.2 million in goodwill. The increases were partially offset by a decrease in mortgage-backed securities of $15.3 million, a decrease in cash and cash equivalents of $2.2 million and a decrease in mortgage loans held for sale of $1.5 million.

     Management continues to seek to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. This strategy is supported through the origination for sale in the secondary market of lower yielding fixed-rate one-to-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans increased by $20.9 million during 2005. Residential real estate loans increased $4.8 million during 2005. The Bank continues to sell a majority of long-term newly originated fixed-rate residential mortgage loans into the secondary market without recourse and on a servicing retained basis. During the period of January 1, 2005 through December 31, 2005 a total of $14.8 million in fixed-rate residential mortgage loans were sold, compared with loan sales of $18.6 million during 2004.

     The increase in premises and equipment is the result of the construction of two banking offices replacing outdated facilities in Oneida and Chittenango, New York. The Bank currently has a purchase offer on the former Chittenango banking office in the amount of $1.2 million and the sale is expected to close in early 2006. In addition, the Company is constructing a 15,000 square foot insurance office located in Clay, New York which will replace three leased office locations. This building is expected to be completed by June 2006.

     The increase in goodwill is the result of the fourth contingent purchase consideration payment made relative to the October 2000 acquisition of Bailey & Haskell Associates, Inc. Goodwill in the amount of $1.2 million, $652,000 and $294,000 was recorded for the contingent purchase payments for 2005, 2004 and 2003 respectively. The fifth and final contingent purchase consideration payment is payable in 2006.

     The decrease in mortgage-backed securities is consistent with the Bank's strategy to originate and sell fixed rate one-to-four family residential real estate loans in the secondary market. The Bank reinvests loan sale and investment sale and maturity proceeds in other loan assets as new loan origination volume warrants. Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing the Bank to accommodate periods of increased loan demand. In addition, investing in mortgage-backed securities allows the Bank to acquire interest rate characteristics for overall balance sheet interest rate risk management and government agency guarantees as to the repayment of principal and interest.

     Liabilities. Total liabilities increased by $13.2 million or 3.6% to $383.2 million at December 31, 2005 from $370.0 million at December 31, 2004. The increase was primarily the result of an increase in borrowings of $12.9 million and an increase in other liabilities of $798,000 partially offset by a decrease in deposits of $460,000.

     Deposit accounts decreased to $301.2 million at December 31, 2005 from $301.6 million at December 31, 2004. Interest-bearing deposit accounts decreased by $1.4 million or 0.6%, partially offset by an increase in non-interest bearing deposit accounts of $962,000 or 1.9%, to $51.0 million at December 31, 2005 from $50.1 million at December 31, 2004. The increase in non-interest bearing deposit accounts resulted primarily from the Bank's emphasis on attracting low cost deposit accounts. Core deposit accounts which include checking, savings and money market accounts increased $5.8 million or 3.1% while higher cost time deposits decreased $6.3 million or 5.5%. The continued implementation of a marketing program to attract new fee-based deposit accounts has contributed to an increase in the Bank's core deposits.

     The increase in borrowings is a result of overnight advances on the Bank's line of credit with the Federal Home Loan Bank of New York. At December 31, 2005 the outstanding overnight line of credit was $10.9 million or 14.1% of total borrowings. The overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows. Absent the overnight line of credit, core borrowings increased $2.0 million or 3.1% from the level outstanding at December 31, 2004.

     Stockholders' Equity. Total stockholders' equity at December 31, 2005 was $53.6 million, an increase of $944,000 from $52.6 million at December 31, 2004. The increase in stockholders' equity reflects net income of $3.9 million. Unearned stock based compensation to be earned under the Company's 2000 Recognition and Retention Plan ("RRP") was reduced by $87,000 representing the stock based compensation earned by plan participants during 2005. Unearned common shares issued under the Bank's ESOP plan were reduced by $146,000 representing ESOP stock earned by plan participants during 2005. In addition, stockholders' equity also increased due to a reduction in treasury stock of 41,165 shares representing an increase of $47,000 as a result of the exercise of stock options by plan participants in connection with the Company's 2000 Stock Option Plan.

     Partially offsetting the increases in stockholders' equity was the payment of cash dividends to stockholders. Stockholders were paid semi-annual dividends during 2005 equal to $0.41 per share of common stock resulting in a reduction in stockholders' equity of $1.3 million. In addition, accumulated other comprehensive loss increased $2.1 million at December 31, 2005 resulting from a decrease in the market value of mortgage-backed and investment securities and an adjustment of the Company's minimum pension liability. Higher market interest rates resulted in an increase in the net unrealized loss on the Bank's available for sale securities. The Company's minimum pension liability at December 31, 2005 was $2.1 million as compared with $1.9 million at December 31, 2004.

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

     Net Margin Analysis. The following table sets forth certain information relating to the Bank for the years ending December 31, 2005, 2004 and 2003. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.

                                                                 For the Years Ending December 31,
                                                    2005                          2004                          2003
                                        ---------------------------  ----------------------------  ----------------------------
                                        Average              Yield/  Average               Yield/   Average              Yield/
                                        Balance   Interest    Rate   Balance    Interest    Rate    Balance   Interest    Rate
                                        -------   --------    ----   -------    --------    ----    -------   --------    ----
                                                                        (dollars in thousands)
Interest-earning assets:
  Loans receivable                      $226,940   $14,197    6.26%  $208,417   $ 12,907    6.19%  $204,119   $ 13,592    6.66%
  Investment and MBS securities          132,251     6,026    4.56%   147,553      6,043    4.10%   141,136      6,302    4.47%
  Federal funds                            1,349        49    3.63%     2,424         43    1.77%     8,767         94    1.07%
  Equity securities                       19,934       740    3.71%    18,422        671    3.64%    18,459        806    4.37%
==============================================================================================================================
Total interest-earning assets            380,474    21,012    5.52%   376,816     19,664    5.22%   372,481     20,794    5.58%
==============================================================================================================================

Non interest-earning assets:
  Cash and due from banks                 10,781                       10,389                        11,156
  Other assets                            41,566                       40,882                        39,625
                                        --------                     --------                      --------
    Total Assets                        $432,821                     $428,087                      $423,262
                                        ========                     ========                      ========

Interest-bearing liabilities:
  Money market deposits                 $ 44,352   $   706    1.59%  $ 39,041   $    324    0.83%  $ 38,818   $    481    1.24%
  Savings accounts                        73,036       395    0.54%    74,203        328    0.44%    71,342        440    0.62%
  Interest-bearing checking               29,348       132    0.45%    24,952         97    0.39%    15,982         78    0.49%
  Time deposits                          109,030     3,313    3.04%   117,203      3,227    2.75%   127,094      3,942    3.10%
  Borrowings                              68,372     3,141    4.59%    65,795      2,861    4.35%    68,757      3,282    4.77%
==============================================================================================================================
Total interest-bearing liabilities       324,138     7,687    2.37%   321,194      6,837    2.13%   321,993      8,223    2.55%
==============================================================================================================================

Non interest-bearing liabilities:
  Demand deposits                         50,490                       50,497                        47,884
  Other liabilities                        5,358                        5,693                         4,226
                                        --------                     --------                      --------
    Total liabilities                    379,986                      377,384                       374,103
                                        --------                     --------                      --------
  Stockholders' equity                    52,835                       50,703                        49,159
                                        --------                     --------                      --------
    Total Liabilities and
       Stockholders' Equity             $432,821                     $428,087                      $423,262
                                        ========                     ========                      ========

    Net interest income                            $13,325                      $ 12,827                      $ 12,571
                                                   -------                      --------                      --------
    Net interest spread                                       3.15%                         3.09%                         3.03%
                                                              ----                          ----                          ----
    Net earning assets                  $ 56,336                     $ 55,622                      $ 50,488
                                        --------                     --------                      --------
    Net interest margin                               3.50%                         3.40%                         3.37%
                                                   -------                      --------                      --------
    Ratio of interest-earning assets
      to interest-bearing liabilities               117.38%                       117.32%                       115.68%
                                                   -------                      --------                      --------

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

                                                       2005 vs. 2004                         2004 vs. 2003
                                              -------------------------------------------------------------------
                                              Increase / (Decrease)   Total     Increase / (Decrease)    Total
                                                    Due to           Increase/        Due to            Increase/
                                              --------------------              --------------------
                                              Volume      Rate      (Decrease)   Volume       Rate     (Decrease)
                                              -------------------------------------------------------------------

                                                                       (In Thousands)
Interest-earning assets:
  Loans receivable                            $ 1,159    $   131     $ 1,290    $   266    $  (951)     $  (685)
  Investment and mortgage-backed securities      (697)       680         (17)       263       (522)        (259)
  Federal funds                                   (39)        45           6       (113)        62          (51)
  Equity securities                                56         13          69         (1)      (134)        (135)
-----------------------------------------------------------------------------------------------------------------
   Total interest-earning assets              $   479    $   869     $ 1,348    $   415    $(1,545)     $(1,130)
-----------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Money market deposits                       $    85    $   297     $   382    $     2    $  (159)     $  (157)
  Savings accounts                                 (6)        73          67         13       (125)        (112)
  Interest-bearing checking                        20         15          35         35        (16)          19
  Time deposits                                  (248)       334          86       (272)      (443)        (715)
  Borrowings                                      118        162         280       (129)      (292)        (421)
-----------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities         $   (31)   $   881     $   850    $  (351)   $(1,035)     $(1,386)
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
    Net increase in net interest income                              $   498                            $   256
=================================================================================================================

Comparison of Operating Results for the Years Ended December 31, 2005 and December 31, 2004.

     General. Net income for the year ended December 31, 2005 increased by $566,000, to $3.9 million from $3.3 million for the year ended December 31, 2004. Basic earnings per share increased 15.9%, to $0.51 for the year ended December 31, 2005 as compared with the 2004 reported basic earnings per share of $0.44. The increase in net income was due primarily to an increase in net interest income, an increase in other income, a decrease in the provisions for loan losses and the loss on impairment of securities that impacted 2004. Partially offsetting the increases in income were increases in non-interest expense and the provision for income taxes.

     Interest and Dividend Income. Interest and dividend income increased by $1.3 million or 6.9%, to $21.0 million for the year ended December 31, 2005 from $19.7 million for the year ended December 31, 2004. The increase in interest income was due to increased market interest rates during the period, resulting in an increase in yield on interest earning assets. Interest and dividend income on mortgage-backed and other investment securities increased $52,000 to $6.8 million for the year ended December 31, 2005 from $6.7 million for the year ended December 31, 2004. Interest and fees on loans increased by $1.3 million for the year ended December 31, 2005 as compared with the same period in 2004. Interest income earned on federal funds sold increased $6,000 during 2005 as compared with the year ended December 31, 2004.

     The increase in income on loans resulted from an increase of $18.5 million in the average balance of loans to $226.9 million in 2005 from $208.4 million in 2004 as well as a 7 basis point increase in the average yield on loans to 6.26% from 6.19%. The increase in loans reflects management's strategy to emphasize the origination of consumer and commercial business loans for retention in the

Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed-rate residential real estate loans sold in the secondary market on a servicing retained basis. As of December 31, 2005 residential real estate loans totaled $103.8 million, an increase of $4.8 million from December 31, 2004. During the 2005 year a total of $14.8 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial real estate loans increased $9.6 million to $54.3 million at December 31, 2005 from $44.7 million at December 31, 2004. At December 31, 2005 total loans receivable were $238.0 million, as compared with $213.9 million at December 31, 2004, an increase of 11.3%. The increase in the yield on loans is a result of the higher market interest rates during 2005 as compared with 2004, notwithstanding the changes in the composition of the loan portfolio to higher yielding loans. The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of $15.3 million in the average balance of investment and mortgage-backed securities to $132.3 million at December 31, 2005 from $147.6 million at December 31, 2004 offset by an increase of 46 basis points in the average yield on investments and mortgage-backed securities. The decrease in the average balance on investment and mortgage-backed securities is the result of sales, maturities and repayments throughout the year to provide liquidity during periods of increased loan demand and deposit outflows.

     Interest income on federal funds sold increased as a result of an increase of 186 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve's actions during 2005 to increase short term interest rates. The increase in interest income on federal funds resulting from the increase in average yield earned was partially offset by a decrease in the average balance of federal funds sold during the 2005 period as compared with 2004. The decrease in the average balance of federal funds sold was due primarily to the increase in loans receivable during the year.

     Income from equity securities increased $69,000 due to an increase in the average balance of $1.5 million from $18.4 million as of December 31, 2004 to $19.9 million as of December 31, 2005 due to purchases during the year. Also contributing to the increase in income from equity securities was an increase in the average yield of 7 basis points. The increase in yield on equity securities was primarily the result of higher market interest rates available during 2005.

     Interest Expense. Interest expense was $7.7 million for the year ended December 31, 2005; an increase of $850,000, or 12.4% from $6.8 million for the year ended December 31, 2004. The increase in interest expense was primarily due to an increase in interest paid on deposit accounts during 2005 of $570,000, increasing to $4.5 million during 2005 from $4.0 million during 2004. In addition, borrowing expense increased to $3.1 million for 2005 compared with $2.9 million for 2004.

     The increase in interest expense paid on deposits was primarily due to an increase in the average rate paid on deposits as well as an increase in the average balance of interest-bearing deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, increased on average $8.5 million, or 6.2%, to $146.7 million at an average cost of 0.84% during 2005 from $138.2 million at an average cost of 0.54% during 2004. During the same period the average balance of time deposits decreased $8.2 million, or 7.0%, to $109.0 million in 2005 from $117.2 million during 2004 and the average rate paid on time deposits increased 29 basis points.

     The increase in the cost of retail deposits was primarily a result of an increase in market interest rates during 2005 resulting in increased rates of interest paid on retail deposits, particularly short-term, core deposits and variable rate deposit accounts. Time deposit accounts are typically offered at a fixed rate of interest for a fixed maturity period. The increase in market interest rates during 2005 is expected to result in a higher cost of funds for deposits during 2006.

     The increase in borrowing expense was due to the increase of 24 basis points in the average rate paid on borrowed funds and an increase in the average balance of borrowings outstanding in the 2005 period to $68.4 million as compared with $65.8 million during the 2004 period. The increase in the average rate paid on borrowed funds was due to higher rates on new advances during 2005 as compared with 2004.

     Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb probable incurred losses. In determining the appropriate level of the allowance for loan losses, management considers past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, current economic conditions, volume and type of lending activities and the levels of non-performing and other classified loans. The allowance is based on estimates and the ultimate losses that may occur may vary from such estimates. The evaluation considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Management assesses the allowance for loan losses on a quarterly basis and makes appropriate provisions for loan losses.

     The additions made to the allowance for loan losses during 2005 were deemed prudent due to the continued origination for retention in the Bank's loan portfolio of commercial real estate loans, commercial business loans and consumer loans during 2005 and 2004. During 2005 a total of $74.1 million of commercial real estate loans, commercial business loans and consumer loans were originated as compared with $61.1 million during 2004. At December 31, 2005 commercial real estate loans, commercial business loans and consumer loans totaled $132.8 million as compared with $111.9 million at December 31, 2004, an increase of 18.7%. Nonperforming loans remained at low levels during the years ended December 31, 2005 and 2004, totaling $225,000 at December 31, 2005 compared with $595,000 at December 31, 2004. Net charge-off activity for the year ended December 31, 2005 was $383,000 as compared with $583,000 in net charge-offs during 2004. The balance of the allowance for loan losses was $2.0 million or 0.83% of loans receivable at December 31, 2005 compared with $2.0 million or 0.94% of loans receivable at December 31, 2004.

     Non-interest Income. Non-interest income increased by $1.7 million, or 16.1%, to $11.9 million for the year ended December 31, 2005 from $10.2 million for the year ended December 31, 2004. The increase in other non-interest income was the result of an increase in net gains realized upon the sale of investment securities, primarily the result of a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in Fannie Mae and Freddie Mac with a total book value of $5.0 million in 2004. Absent the non-cash impairment charge during 2004, non-interest income increased $602,000 or 5.3%.

     The increase in other non-interest income was also attributable to an increase in revenue derived from the sale of financial products through the Company's insurance agency subsidiary, increasing $439,000 or 5.7% during 2005, and an increased level of service charges on deposit accounts, increasing $124,000, or 6.1% for the year ended December 31, 2005 compared with 2004.

     Commissions earned from the sale of financial products provided $8.2 million in revenue during 2005 compared with revenue derived from the insurance subsidiary of $7.7 million during 2004. The increase in revenue is a result of an increase in sales volume during 2005 as well as the establishment of a new Health Care Division during 2004 that contributed to the revenue increase in 2005.

     Deposit account service fees also contributed to the improvement in non-interest income, increasing to $2.1 million in income through December 31, 2005 from $2.0 million for the twelve months ending December 31, 2004. The combination of new account generation and the fees derived from the overdraft program resulted in the increase in deposit account service fee revenue.

     The Company experienced a decrease in income from the sale and servicing of fixed-rate residential real estate loans, which decreased to $369,000 during 2005 compared with $518,000 during 2004. The reduction is primarily the result of a reduction in the volume of loan refinancing activity in 2005 as compared with 2004. Revenue in the amount of $473,000 was recognized as a result of an increase in the cash surrender value of Bank-Owned Life Insurance ("BOLI") during 2005 as compared with $497,000 in revenue recognized during 2004. The reduction in revenue is the result of a decrease in the variable rate earned during the first half of 2005 on the insurance policies owned.

     Net investment security gains realized increased $1.2 million during the year ended December 31, 2005 as compared with the year ended December 31, 2004. The increase in net security gains was primarily due to a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in Fannie Mae and Freddie Mac with a book value of $5.0 million during fourth quarter 2004. This non-cash impairment charge resulted in a net loss on investment securities of $961,000 during 2004 compared with $275,000 in net security gains during 2005.

     Non-interest Expense. Non-interest expense increased by $1.3 million to $19.6 million for the year ended December 31, 2005 from $18.3 million for the year ended December 31, 2004. The increase was primarily due to salary and employee benefits expense which increased $983,000 to $12.4 million for the year ended December 31, 2005 from $11.4 million for the year ended December 31, 2004.

     Salaries, wages and other compensation paid to employees of the Company during 2005 was $9.5 million, an increase of $555,000 or 6.2%, as compared with compensation expense of $8.9 million during 2004. The increase in compensation expense was primarily the result of an increase in compensation expense paid to insurance sales representatives consistent with the increased level of commissions earned by the Company from the sale of financial products. In addition, employee benefit expenses of the Company increased during 2005, primarily the result of the curtailment of future benefits under the Company's defined benefit pension plan. The defined benefit pension plan was frozen as of June 15, 2004. The defined benefit pension plan freeze resulted in the recognition of pension income of $202,000 for the year ended December 31, 2004 as compared with pension expense of $37,000 for the 2005 plan year. With the defined benefit pension plan being frozen, the Company increased the employer match under the 401(k) plan during 2005 from up to 3% of compensation to matching up to 5% of compensation. This change resulted in an increase in employer matching contributions of $350,000 for the year ended December 31, 2005 compared to $197,000 for the year ended December 31, 2004.

     Travel expense increased $165,000 to $589,000 for December 31, 2005 compared to $424,000 for the year ended December 31, 2004. The increase is due to increased travel for both the Bank and insurance companies as well as an increase in the mileage rate and associated expenses during 2005. Amortization expense was $113,000 for both years ended December 31, 2005 and 2004. Other non-interest expense categories represent year over year variances consistent with the expansion of the Company's market, business lines and other factors.

     Provision for Income Taxes. Income tax expense was $1.4 million for the year ended December 31, 2005 an increase of $381,000 from the 2004 income tax provisions of $1.0 million. The increase in income tax provision is due to the decrease in tax exempt and tax preferred investment income of the Company which qualifies for dividends received deductions. The effective tax rate was 26% during 2005 as compared with 23% during 2004.


Comparison of Operating Results for the Years Ended December 31, 2004 and December 31, 2003.

     General. Net income for the year ended December 31, 2004 increased by $170,000, to $3.3 million from $3.1 million for the year ended December 31, 2003. Basic earnings per share increased 4.8%, to $0.44 for the year ended December 31, 2004 as compared with the 2003 reported basic earnings per share of $0.42. The increase in net income was due primarily to an increase in net interest income, a decrease in non-interest expenses, a decrease in the provision for income taxes and a decrease in the provisions for loan losses. The factors contributing to the improvement in net income for the year-ended December 31, 2004 as compared with 2003 were partially offset by a decrease in non-interest income resulting from an after-tax non-cash charge of $735,000 for the other-than-temporary impairment of preferred stock investments in two government sponsored enterprises ("GSE").

     Interest and Dividend Income. Interest and Dividend income decreased by $1.1 million or 5.4%, to $19.7 million for the year ended December 31, 2004 from $20.8 million for the year ended December 31, 2003. The decrease in interest income was due to decreased market interest rates during the period, resulting in a decrease in yield on interest earning assets. Interest and dividend income on mortgage-backed and other investment securities decreased $394,000, to $6.7 million for the year ended December 31, 2004 from $7.1 million for the year ended December 31, 2003. Interest and fees on loans decreased by $685,000 for the year ended December 31, 2004 as compared with the same period in 2003. Interest income earned on federal funds sold decreased $51,000 during 2004 as compared with the year ended December 31, 2003.

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

     The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of 37 basis points in the average yield on investments and mortgage-backed securities partially offset by an increase of $6.4 million in the average balance of investments and mortgage-backed securities. The decrease in the average yield on investment and mortgage-backed securities is the result of lower market interest rates during 2004 as compared with 2003. The increase in the average balance of investment and mortgage-backed securities is reflective of the decrease in the average balance in federal funds outstanding during 2004 as the Bank sought to achieve a higher rate of return than available on overnight investments.

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

     Income from equity securities decreased $135,000 due to a decrease in the average yield of 73 basis points. The decrease in yield on equity securities was primarily the result of lower market interest rates available during the first half of 2004 which corresponded with the rate change date at which a variable rate preferred equity investment of $3.0 million in Fannie Mae adjusted. The dividend rate was reduced 217 basis points to 1.37% for the next two year rate period for the Fannie Mae investment. The decrease in the dividend rate on the Fannie Mae preferred equity investment also negatively impacted the market value of the security resulting in the impairment charge incurred during the fourth quarter of 2004. Partially offsetting the decrease in income earned on the Fannie Mae equity investment was the Federal Home Loan Bank's ("FHLB") decision to resume quarterly dividend payments during 2004 previously suspended during 2003. FHLB stock is held as a condition of FHLB membership.

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

     The decrease in borrowing expense was due to the decrease in the average rate paid on borrowed funds of 42 basis points and a decrease in the average balance of borrowings outstanding in the 2004 period to $65.8 million as compared with $68.8 million during the 2003 period. The decrease in the average rate paid on borrowed funds was due to lower interest rates on new advances during 2004 as compared with 2003, the extinguishment of $3.0 million in borrowings in October 2003 at an average cost of 7.11% and adjustable rate advances repricing lower during the year.

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

     During the year ended December 31, 2004 provisions for loan losses totaled $450,000, compared with provisions for the same period in 2003 of $530,000. During the third quarter of 2003, the Company had classified a $2.0 million unsecured commercial loan relationship which had been impacted by a weak economy and the global shift in manufacturing. As a result, the Company increased its provision expense during 2003 to provide loan loss reserves associated primarily with the increased risk of this specific credit. The borrower's debt was voluntarily restructured during the third quarter of 2004 and as a result, the Company calculated the potential loss on the loan based on a liquidation value. In October 2004, the Company sold the impaired credit to another financial institution based on the liquidation value. The allocated allowance for loan losses was adequate to cover the sale value of the loan and provisions for loan losses were reduced during the fourth quarter of 2004 primarily due to the sale of this impaired loan. The Company believes that the overall level of the allowance at December 31, 2004 is adequate.

     The additions made to the allowance for loan losses during 2004 were deemed prudent due to the continued origination for retention in the Bank's loan portfolio of commercial real estate loans, commercial business loans and consumer loans during 2004 and 2003. During 2004 a total of $61.1 million of these higher risk loan types were originated as compared with $56.4 million during 2003. At December 31, 2004 commercial real estate loans, commercial business loans and consumer loans totaled $111.9 million as compared with $105.8 million at December 31, 2003, an increase of 5.8%. Nonperforming loans remained at low levels during the years ended December 31, 2004 and 2003, totaling $595,000 at December 31, 2004 compared with $181,000 at December 31, 2003. Net charge-off activity for the year ended December 31, 2004 was $583,000 as compared with $524,000 in net charge-offs during 2003. The balance of the allowance for loan losses was $2.0 million or 0.94% of loans receivable at December 31, 2004 compared with $2.1 million or 1.05% of loans receivable at December 31, 2003.

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

     The allowance for loan losses represents management's estimate of probable incurred credit losses in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the collateral value and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Allowance for Loan Losses section of the annual report.

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

     Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential monthly and bi-weekly adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify the Company's sources of revenue, particularly non-interest income and (iv) managing the Company's investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates and better matches the maturities of the Bank's certificate of deposit accounts.
Certificates of deposit that mature in one year or less, at December 31, 2005 totaled $64.8 million, or 20.0% of total interest-bearing liabilities. The wholesale arbitrage strategy of investing allows the Company to invest in longer-term assets while managing the additional interest rate risk with liabilities of similar maturity or repricing characteristics. Borrowed funds that mature in one year or less at December 31, 2005 totaled $33.9 million, or 10.4% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

     The Company uses a computer simulation model to assist in monitoring interest rate risk. As of December 31, 2005 a 200 basis point increase in market interest rates was estimated to have a negative impact of 2.0% on net interest income during 2006 while a 100 basis point decline in rates would have a negative impact of 1.9% on net interest income during 2006. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

     Credit Risk. The Bank's loan and corporate bond portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, standard lending and investment policies and loan underwriting criteria.

     Note 1 to the consolidated financial statements describes the accounting policies related to nonperforming loans and charge-offs and describes the methodologies used to develop the allowance for loan losses. The policies governing nonperforming loans and charge-offs are consistent with regulatory standards. The Bank maintains an allowance for loan losses sufficient to absorb estimated probable incurred losses in the loan portfolio. The evaluation of each element and the overall allowance are based on the size and current risk characteristics of the loan portfolio and include an assessment of individual problem loans, actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions.

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

     The securities investment policy is established by the Board of Directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets and desired risk parameters. In pursuing these objectives, management considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. The Bank will only purchase securities rated as investment grade by a nationally recognized investment rating agency. The ability of an issuer of a corporate debt instrument to repay the obligation is influenced by a number of factors including general economic conditions, cash flow, events in specific industries, regional crisis, bankruptcy and many other factors. Corporate bonds are not typically guaranteed beyond the Company's ability to repay and therefore may result in a loss to the Bank if conditions change from those in place at the time the investment was acquired.

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

     To date, neither the original claim nor the motion to amend has had an adverse impact on the local economy or real property values. In addition, title insurance companies continue to underwrite policies in the land claim area with no change in premiums or underwriting standards. The Bank requires title insurance on all residential real estate loans, excluding home equity loans. Both the State of New York and the Oneidas have indicated in their respective communications that individual landowners will not be adversely affected by the ongoing litigation. The Company continues to monitor the situation.

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

     Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and
(vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2005, cash and interest-bearing deposits totaled $12.9 million, or 2.9% of total assets.

     If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2005, the Bank had approximately $79.6 million available to it under the FHLB borrowing agreement of which $10.9 million was outstanding. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. The Bank also maintains lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2005 the Bank had approximately $10.0 million available to it under these borrowing arrangements.

     The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2005, the Bank had outstanding commitments to originate loans of $46.2 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

     Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2005, totaled $64.8 million. Based upon the Bank's experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

     In 2006, the Company plans to continue renovating and expanding the Bank's retail banking franchise and the insurance subsidiary's network of offices. The construction costs and equipment of these offices is expected to cost approximately $7.5 million. Management anticipates it will have sufficient funds available to meet its planned capital expenditures throughout 2006.

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

-------------------------------------------------------------

                                      MINIMUM

                                      REQUIRED     ACTUAL
-------------------------------------------------------------
Tier I Capital to Average Assets
                                      4%             8.80%
Tier I Capital to Risk-Weighted
Assets                                4%            12.96%
Total Capital to Risk-Weighted
Assets                                8%            13.64%
-------------------------------------------------------------

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. The Company has various financial obligations, including contractual obligations and commitments that may require future cash payments.

     Contractual Obligations: The following table presents as of December 31, 2005, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)              Payments Due In
=====================================================================================================================
Contractual          Note             One Year        One to            Three to        Over             Total
obligation           Reference        or Less         Three years       Five years      Five years
=====================================================================================================================

Long-term
debt*                     9           $  33,870       $    10,900       $   27,500       $   5,000       $   77,270

Certificates
of Deposit                8           $  64,757       $    32,089       $   11,726       $      77       $  108,649
*Excludes interest
---------------------------------------------------------------------------------------------------------------------


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

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2005. Further discussion of these commitments and off-balance sheet arrangements is included in Note 15 to the consolidated financial statements.

--------------------------------------------------------------------------------------------
(Dollars in thousands)
                              One          One to       Three to     Over
                              Year         Three        Five years   Five         Total
Commitments to extend credit: or Less      years                     years
Commercial                    $   28,741   $    1,500   $       --   $       --   $   30,241
Residential real estate            4,040           --           --           --        4,040
Revolving home equity lines          656          556          832        7,857        9,901
Consumer revolving credit          1,235           --           --           --        1,235
Standby letters of credit            774           --           --           --          774
--------------------------------------------------------------------------------------------

     Impact of New Accounting Standards. SFAS No. 123, Revised, requires companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date as well as the vesting periods provided, and so cannot currently be predicted. All options currently awarded were fully vested as of April 2005.

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

-------------------------------------------------------------

  Year        Quarter
              Ending                              Dividends
                           High       Low           Paid
-------------------------------------------------------------
2004      March 31
                           $17.65     $13.03     $0.1867
          June 30
                           $14.50     $ 8.74     $0.00
          September 30
                           $12.14     $10.00     $0.19
          December 31
                           $14.14     $11.01     $0.00
-------------------------------------------------------------

              Quarter
  Year        Ending                              Dividends
                           High       Low           Paid
-------------------------------------------------------------
2005      March 31
                           $14.30     $11.37     $0.20
          June 30
                           $17.20     $10.66     $0.00
          September 30
                           $14.00     $10.85     $0.21
          December 31
                           $11.90     $  9.82    $0.00
-------------------------------------------------------------


     As of December 31, 2005, there were 8,242,452 shares of the Company's common stock issued and approximately 757 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

     The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2005, as shown in the table above. The Board will review the dividend regularly and expects to maintain a regular semiannual dividend in the future, based upon the Company's earnings, financial condition and other factors.