Form 10-K, Exhibit 13
period 2006-12-31
ONEIDA FINANCIAL CORP
filed 2007-03-30
CIK 1070190

EXHIBIT 13

                       2006 ANNUAL REPORT TO STOCKHOLDERS

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2006 and 2005

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Oneida Financial Corp.
Oneida, New York

We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. accounting principles.

As discussed in Note 1, the Company adopted Staff Accounting Bulleting 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" and accordingly adjusted assets and liabilities at the beginning of 2006 with an offsetting adjustment to the opening balance of retained earnings.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
March 27, 2007
Cleveland, Ohio

Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2006 and 2005
--------------------------------------------------------------------------------

                                                                                 2006            2005
Assets
Cash and due from banks                                                     $  12,513,825   $  12,146,694
Federal funds sold                                                              6,196,350         730,323
                                                                            -------------   -------------
       Total cash and cash equivalents                                         18,710,175      12,877,017

Investment securities, at fair value                                           85,716,934     106,432,297
Mortgage-backed securities, at fair value                                      29,081,093      29,097,460

Mortgage loans held for sale                                                    1,581,354       1,353,732

Loans receivable                                                              247,940,422     236,682,247
Allowance for loan losses                                                      (2,080,913)     (1,958,974)
                                                                            -------------   -------------
       Net loans receivable                                                   245,859,509     234,723,273

Federal Home Loan Bank stock                                                    3,227,600       3,857,900
Premises and equipment, net                                                    17,427,771      12,703,422
Accrued interest receivable                                                     2,088,005       2,193,742
Cash surrender value - life insurance                                          11,675,590      11,238,009
Other assets                                                                    7,698,857       7,920,643
Goodwill                                                                       18,137,040      13,490,997
Other intangible assets                                                         1,733,011         872,643
                                                                            -------------   -------------

       Total Assets                                                         $ 442,936,939   $ 436,761,135
                                                                            =============   =============

Liabilities and Stockholders' Equity

Interest bearing deposits                                                   $ 260,172,614   $ 250,142,113
Non-interest bearing deposits                                                  53,097,399      51,044,371
Federal funds purchased                                                         4,000,000              --
Borrowings                                                                     61,400,000      77,270,000
Notes payable                                                                   1,410,959              --
Other liabilities                                                               4,456,181       4,716,361
                                                                            -------------   -------------
       Total liabilities                                                      384,537,153     383,172,845
                                                                            -------------   -------------

Stockholders' equity:
   Preferred stock, 1,000,000 shares authorized                                        --              --
   Common stock, $.01 par value, 20,000,000 shares authorized;
     8,322,452 and 8,242,452 shares issued                                         83,225          82,425
   Additional paid-in capital                                                  18,704,350      18,300,012
   Retained earnings                                                           44,579,507      41,710,740
   Accumulated other comprehensive loss                                        (1,786,692)     (3,091,015)
   Treasury stock (at cost, 541,621 and 549,412 shares)                        (3,038,926)     (3,074,292)
   Common shares issued under employee stock plans - unearned                    (141,678)       (288,176)
   Unearned stock-based compensation                                                   --         (51,404)
                                                                            -------------   -------------
       Total stockholders' equity                                              58,399,786      53,588,290
                                                                            -------------   -------------

       Total Liabilities and Stockholders' Equity                           $ 442,936,939   $ 436,761,135
                                                                            =============   =============

         The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2006, 2005 and 2004
--------------------------------------------------------------------------------

                                                               2006           2005            2004
Interest and dividend income:
   Interest and fees on loans                              $ 16,164,799   $ 14,197,105   $  12,907,040
   Interest and dividends on investment securities:
     U.S. Government and agency obligations                   1,436,634      1,465,414       1,758,334
     Corporate debt and equity obligations                    2,038,255      2,387,865       2,312,948
     Mortgage-backed securities                               1,278,233      1,585,572       1,512,351
     Tax exempt securities                                      916,936      1,171,125       1,114,856
     Other                                                      248,205        155,257          15,132
   Interest on federal funds sold
     and interest-earning deposits                              177,568         49,112          43,198
                                                           ------------   ------------   -------------

       Total interest and dividend income                    22,260,630     21,011,450      19,663,859
                                                           ------------   ------------   -------------

Interest expense:
   Savings deposits                                             483,296        395,480         328,094
   Money market and interest-bearing checking                 1,278,245        836,691         420,915
   Time deposits                                              4,202,134      3,313,306       3,227,095
   Federal funds purchased                                       35,799             --              --
   Short-term borrowings                                        673,905        339,640         110,101
   Long-term borrowings                                       2,772,769      2,801,648       2,751,003
                                                           ------------   ------------   -------------

       Total interest expense                                 9,446,148      7,686,765       6,837,208
                                                           ------------   ------------   -------------

       Net interest income                                   12,814,482     13,324,685      12,826,651

Provision for loan losses                                       280,000        360,000         450,000
                                                           ------------   ------------   -------------

       Net interest income after
         provision for loan losses                           12,534,482     12,964,685      12,376,651

Loss on impairment of securities                                     --             --      (1,050,000)
Net investment security gains                                   307,546        274,934          88,579
Other income                                                 16,671,167     11,617,476      11,200,937
Other expenses                                               23,789,303     19,609,518      18,315,593
                                                           ------------   ------------   -------------

       Income before income taxes                             5,723,892      5,247,577       4,300,574

Provision for income taxes                                    1,525,900      1,390,000       1,009,000
                                                           ------------   ------------   -------------

       Net Income                                          $  4,197,992   $  3,857,577   $   3,291,574
                                                           ============   ============   =============

Earnings per share - basic                                 $       0.55   $       0.51   $        0.44
                                                           ============   ============   =============

Earnings per share - diluted                               $       0.54   $       0.50   $        0.43
                                                           ============   ============   =============

         The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2006, 2005 and 2004
--------------------------------------------------------------------------------

                                                                         Additional
                                                    Common Stock           Paid-In        Retained     Comprehensive
                                                 Shares      Amount        Capital        Earnings         Income
Balance at December 31, 2003                   5,495,069   $   54,951   $ 17,551,620   $  37,143,624
Net income                                                                                 3,291,574   $   3,291,574
                                                                                                       -------------
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
         during period                                                                                    (1,921,767)
   Reclassification adjustment for losses
      included in net income                                                                                 961,421
                                                                                                       -------------
      Net unrealized holding losses                                                                         (960,346)
      Minimum pension liability adjustment                                                                  (731,454)
                                                                                                       -------------
   Other comprehensive loss before tax                                                                    (1,691,800)
   Income tax benefit                                                                                        676,720
                                                                                                       -------------
   Other comprehensive loss, net of tax                                                                   (1,015,080)
                                                                                                       -------------
Comprehensive income                                                                                   $   2,276,494
                                                                                                       =============
Three-for-two stock split effected in the
   form of a 50% stock dividend                2,747,383       27,474                        (27,474)
Shares issued under stock plans                                               18,092
Shares issued under ESOP plan                                                226,858
Shares earned under stock plans
Tax benefit from stock plans                                                 134,888
Common stock cash dividends: $.377 per share                                               (1,211,226)
Treasury stock purchased
Treasury stock reissued                                                       14,544
                                               -----------------------------------------------------

Balance at December 31, 2004                   8,242,452   $   82,425   $ 17,946,002   $  39,196,498
Net income                                                                                 3,857,577   $   3,857,577
                                                                                                       -------------
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
         during period                                                                                    (3,109,267)
   Reclassification adjustment for gains
      included in net income                                                                                (274,934)
                                                                                                       -------------
      Net unrealized holding losses                                                                       (3,384,201)
      Minimum pension liability adjustment                                                                  (111,339)
                                                                                                       -------------
   Other comprehensive loss before tax                                                                    (3,495,540)
   Income tax benefit                                                                                      1,398,216
                                                                                                       -------------
   Other comprehensive loss, net of tax                                                                   (2,097,324)
                                                                                                       -------------
Comprehensive income                                                                                   $   1,760,253
                                                                                                       =============
Shares issued under stock plans                                               16,160
Shares issued under ESOP plan                                                211,567
Shares earned under stock plans
Tax benefit from stock plans                                                 127,497
Common stock cash dividends: $.41 per share                                               (1,343,335)
Treasury stock purchased
Treasury stock reissued                                                       (1,214)
                                               -----------------------------------------------------

Balance at December 31, 2005                   8,242,452   $   82,425   $ 18,300,012   $  41,710,740              --
                                               =========   ==========   ============   =============

                                                                                Common Stock
                                                Accumulated                     Issued Under     Unearned
                                                   Other                          Employee         Stock
                                               Comprehensive      Treasury     Stock Plans -       Based
                                                Income(Loss)       Stock          Unearned     Compensation       Total
Balance at December 31, 2003                   $      21,389   $ (3,038,570)   $   (581,172)   $   (316,613)  $  50,835,229
Net income                                                                                                        3,291,574
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
        during period
   Reclassification adjustment for losses
     included in net income
      Net unrealized holding losses
      Minimum pension liability adjustment
   Other comprehensive loss before tax
   Income tax benefit
   Other comprehensive loss, net of tax           (1,015,080)                                                    (1,015,080)
Comprehensive income
Three-for-two stock split effected in the
   form of a 50% stock dividend                                                                                          --
Shares issued under stock plans                                                                     (18,092)             --
Shares issued under ESOP plan                                                        146,498                        373,356
Shares earned under stock plans                                                                     212,476         212,476
Tax benefit from stock plans                                                                                        134,888
Common stock cash dividends: $.377 per share                                                                     (1,211,226)
Treasury stock purchased                                             (95,047)                                       (95,047)
Treasury stock reissued                                              103,737                                        118,281
                                               ----------------------------------------------------------------------------

Balance at December 31, 2004                   $    (993,691)  $  (3,029,880)  $    (434,674)  $   (122,229)  $  52,644,451
Net income                                                                                                        3,857,577
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
        during period
   Reclassification adjustment for gains
     included in net income
      Net unrealized holding losses
      Minimum pension liability adjustment
   Other comprehensive loss before tax
   Income tax benefit
   Other comprehensive loss, net of tax           (2,097,324)                                                    (2,097,324)
Comprehensive income
Shares issued under stock plans                                                                     (16,160)             --
Shares issued under ESOP plan                                                        146,498                        358,065
Shares earned under stock plans                                                                      86,985          86,985
Tax benefit from stock plans                                                                                        127,497
Common stock cash dividends: $.41 per share                                                                      (1,343,335)
Treasury stock purchased                                             (93,000)                                       (93,000)
Treasury stock reissued                                               48,588                                         47,374
                                               -------------   ------------------------------------------------------------

Balance at December 31, 2005                   $  (3,091,015)  $  (3,074,292)  $    (288,176)  $    (51,404)  $  53,588,290
                                               =============   =============   =============   ============   =============

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2006, 2005 and 2004
--------------------------------------------------------------------------------

                                                                                 Additional
                                                            Common Stock           Paid-In        Retained     Comprehensive
                                                        Shares       Amount        Capital        Earnings         Income
Balance at December 31, 2005 (continued)               8,242,452   $   82,425   $ 18,300,012   $  41,710,740
Reclassification of unearned stock based
   compensation in accordance with SFAS No. 123R                                     (51,404)
Cumulative adjustment related to SAB 108 adoption                                                    184,253
Net income                                                                                         4,197,992   $   4,197,992
                                                                                                               -------------
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period                                                                                             2,101,309
   Reclassification adjustment for gains
      included in net income                                                                                        (307,546)
                                                                                                               -------------
      Net unrealized holding gains                                                                                 1,793,763
      Minimum pension liability adjustment                                                                           414,385
                                                                                                               -------------
   Other comprehensive income before tax                                                                           2,208,148
   Income tax provision                                                                                             (883,259)
                                                                                                               -------------
   Other comprehensive income, net of tax                                                                          1,324,889
                                                                                                               -------------
Comprehensive income                                                                                           $   5,522,881
                                                                                                               =============
Adjustment to initially apply SFAS No. 158
   net of tax, (Note 1)
Shares issued under stock plans                           80,000          800           (800)
Shares issued under ESOP plan                                                        195,141
Shares earned under stock plans                                                      229,779
Tax benefit from stock plans                                                          31,950
Common stock cash dividends: $.45 per share                                                       (1,513,478)
Treasury stock reissued                                                                 (328)
                                                       -----------------------------------------------------

Balance at December 31, 2006                           8,322,452   $   83,225   $ 18,704,350   $  44,579,507              --
                                                       =========   ==========   ============   =============

                                                Accumulated                     Issued Under     Unearned
                                                   Other                          Employee         Stock
                                               Comprehensive      Treasury     Stock Plans -       Based
                                                Income(Loss)       Stock          Unearned     Compensation       Total
Balance at December 31, 2005 (continued)       $  (3,091,015)  $  (3,074,292)  $    (288,176)  $    (51,404)  $  53,588,290
Reclassification of unearned stock based
   compensation in accordance with SFAS
      No. 123R                                                                                       51,404              --
Cumulative adjustment related to SAB 108
   adoption                                                                                                         184,253
Net income                                                                                                        4,197,992
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
         during period
   Reclassification adjustment for gains
      included in net income
      Net unrealized holding gains
      Minimum pension liability adjustment
   Other comprehensive income before tax
   Income tax provision
   Other comprehensive income, net of tax          1,324,889                                                      1,324,889
Comprehensive income
Adjustment to initially apply SFAS No. 158
   net of tax, (Note 1)                              (20,566)                                                       (20,566)
Shares issued under stock plans                                                                                          --
Shares issued under ESOP plan                                                        146,498                        341,639
Shares earned under stock plans                                                                                     229,779
Tax benefit from stock plans                                                                                         31,950
Common stock cash dividends: $.45 per share                                                                      (1,513,478)
Treasury stock reissued                                               35,366                                         35,038
                                               -------------   ------------------------------------------------------------

Balance at December 31, 2006                   $  (1,786,692)  $  (3,038,926)  $    (141,678)  $         --   $  58,399,786
                                               =============   =============   =============   ============   =============

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004
--------------------------------------------------------------------------------

                                                                      2006           2005           2004
Operating activities:
   Net income                                                     $  4,197,992   $  3,857,577   $  3,291,574
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation and amortization                               1,476,978      1,106,754      1,077,723
         Amortization of premiums and
            (accretion of discounts) on securities, net                 81,758        208,509        475,458
         Provision for loan losses                                     280,000        360,000        450,000
         Provision for deferred income taxes                           285,229        (98,000)       219,213
         (Gain) Loss on sale of premises and equipment                (132,027)        15,396        (15,249)
         (Gain) Loss on available for sale securities, net            (307,546)      (274,934)       961,421
         ESOP shares earned                                            341,639        358,065        373,356
         Stock compensation earned                                     229,779         86,985        212,476
         Loss (Gain) on sale of foreclosed assets                       17,185              -        (21,689)
         Gain on sale of loans                                        (142,469)      (161,132)      (229,045)
         Income taxes payable                                         (192,145)        79,203       (148,344)
         Accrued interest receivable                                   105,737        (89,608)        86,469
         Other assets                                                  (43,736)    (1,363,202)      (367,173)
         Other liabilities                                          (1,352,519)       798,158       (335,161)
         Origination of loans held for sale                        (17,242,456)   (13,304,521)   (19,520,127)
         Proceeds from sale of loans                                17,157,303     15,005,972     18,814,918
                                                                  ------------   ------------   ------------

         Net cash provided by operating activities                   4,760,702      6,585,222      5,325,820
                                                                  ------------   ------------   ------------

Investing activities:
   Purchase of investment securities                                (9,259,208)   (32,625,847)   (53,996,964)
   Proceeds of maturities, sales or calls
      from investment securities                                    31,883,800     29,724,694     64,439,643
   Purchase of mortgage-backed securities                           (5,086,281)    (8,531,200)   (10,741,755)
   Principal collected on and proceeds from
      sales of mortgage-backed securities                            5,212,971     22,834,766     17,631,723
   Net increase in loans                                           (11,506,154)   (26,152,104)   (10,976,996)
   Purchase of bank premises and equipment                          (6,418,547)    (3,858,181)      (617,287)
   Proceeds from sale of bank premises and equipment                   732,429              -         71,854
   Proceeds from sale of foreclosed assets                              72,733         53,382        316,021
   Purchase of insurance agency                                     (1,781,617)    (1,207,206)      (651,599)
   Purchase of employee benefits company                            (1,512,759)             -              -
                                                                  ------------   ------------   ------------

         Net cash provided (used in) by investing activities         2,337,367    (19,761,696)    (5,474,640)
                                                                  ------------   ------------   ------------

         The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Years Ended December 31, 2006, 2005 and 2004
--------------------------------------------------------------------------------

                                                                      2006           2005           2004
Financing activities:
   Net increase in demand deposits,
      savings, money market, interest-bearing checking and
      mortgagor's escrow accounts                                 $  2,708,805   $  5,859,639   $  7,911,751
   Net increase (decrease) in time deposits                          9,374,724     (6,319,867)   (11,780,247)
   Proceeds from borrowings                                         80,930,000     89,467,000     63,000,000
   Repayment of borrowings                                         (92,800,000)   (76,597,000)   (66,000,000)
   Cash dividends                                                   (1,513,478)    (1,343,335)    (1,211,226)
   Exercise of stock options (using treasury stock)                     35,038         47,374        118,281
   Purchase of treasury stock                                                -        (93,000)       (95,047)
                                                                  ------------   ------------   ------------

         Net cash (used in) provided by financing activities        (1,264,911)    11,020,811     (8,056,488)
                                                                  ------------   ------------   ------------

         Increase (decrease) in cash and cash equivalents            5,833,158     (2,155,663)     2,743,972

Cash and cash equivalents at beginning of year                      12,877,017     15,032,680     12,288,708
                                                                  ------------   ------------   ------------

         Cash and Cash Equivalents at End of Year                 $ 18,710,175   $ 12,877,017   $ 15,032,680
                                                                  ------------   ------------   ------------

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest on deposits and obligations                        $  9,524,670   $  7,695,565   $  6,835,184
      Income taxes                                                   1,105,000      1,171,285        970,800
   Non-cash operating activities:
      Minimum pension liability adjustment                             414,385       (111,339)      (731,454)
   Non-cash investing activities:
      Transfer of loans to foreclosed assets                            89,918         53,382        179,051
      Notes payable issued in connection with acquisition            2,593,325              -              -

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

      The Bank is located in Central New York with offices in the City of Oneida and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, and Bridgeport and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and State Bank of Chittenango (SBC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages. SBC is a special purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law. The Bank also owns one insurance and financial services subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices. During 2006, the Bank purchased an employee benefits consulting and retirement plan administration firm, Benefit Consulting Group Inc. (BCG) which has an office in central New York.

      Oneida Financial MHC, (the "Holding Company") a mutual holding company whose activity is not included in the accompanying financial statement, owns approximately 55.4% of the outstanding common stock of the Company at December 31, 2006. Salaries, employee benefits and rent approximating $21,000 were allocated from the Company to the MHC during 2006, 2005 and 2004.

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

      Investment Securities (including Mortgage-Backed Securities) (Continued)

      Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

      Federal Home Loan Bank (FHLB) Stock

      The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest additional amounts. FHLB stock is carried at cost and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

      Loans Held for Sale

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

      As of December 31, 2006, the Company has $1.6 million of mortgage loan forward sale commitments. The fair value of these commitments is not material.

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

      Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection or principal or interest is considered doubtful.

      All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

      Allowance for Loan Losses

      The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Quarterly, management evaluates the adequacy of the allowance and determines the appropriate level of provision for loan losses by applying a range of estimated loss percentages to each category of performing loans and classified loans. The allowance adjustment is based upon the net change in each portfolio category, as well as adjustments related to impaired loans, since the

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Allowance for Loan Losses (Continued)

      prior quarter. Management monitors and modifies the level of the allowance for loan losses to maintain it at a level which it considers adequate to provide for probable incurred loan losses.

      A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral dependent loans are measured for impairment based on the estimated fair value of the collateral.

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

      Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and other acquisitions. They are initially measured at fair value and then amortized over their estimated useful lives. Core deposit intangibles are being amortized over 11.5 years and acquired customer relationship intangible over 5 years.

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

      Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized costs. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the capitalized amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Mortgage Servicing Rights (Continued)

      Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

      Foreclosed Assets

      Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

      Bank Owned Life Insurance

      The Company has purchased life insurance policies on certain key officers. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

      Insurance

      Commissions from sales of insurance products are recorded as income when earned.

      Income Taxes

      Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

      Trust Department Assets

      Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on the accrual method, and are included in Other Income. At December 31, 2006, the Bank maintained 538 trust/fiduciary accounts, with total assets of $110.5 million under management as compared to 489 trust/fiduciary accounts with $98.5 million total assets at December 31, 2005.

      Employee Benefits

      Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) expense is the amount of matching contributions.

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

      Operating Segment

      Internal  financial  information  is primarily  reported and aggregated in
      three  lines  of  business;   banking,   insurance  and  employee  benefit
      consulting.

      Reclassification

      Some items in the prior year financial statements were reclassified to conform to the current presentation.

      Equity

      Common stock has $0.01 par and 20,000,000 shares authorized. In addition, one million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2006.

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

      Stock-Based Compensation

      Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment (FAS123R) for its share-based compensation plans. The Company previously accounted for these plans under the recognition and measurement principles of Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees," (APB 25) and related interpretations and disclosure requirements established by FAS 123, "Accounting for Stock-Based Compensation." Under APB 25, because the exercise price of the Company's employee stock options equaled the market price of the underlying stock on the date of grant, no compensation expense was recorded. The pro forma effects on income for stock options were instead disclosed in a footnote to the financial statements. Expense was recorded in the income statement for restricted stock awards.

      Under FAS 123R, all share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense in the income statement over the vesting period. The Company adopted FAS 123R using the modified prospective method. The cost for all share- based awards granted subsequent to January 1, 2006, represented the grant-date fair value that was estimated in accordance with the provisions of FAS 123R. Prior periods have not been restated. For 2006, adopting this standard resulted in a reduction of income before income taxes of $9,200, a reduction of net income of $6,800 and no change in basic and diluted earnings per share. The options granted were reload options for options exercised during the year. The reloaded options have the same features as the original awarded options. All original awarded options were vested as of April 2005.

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

                                                            2005             2004
      Net income:
         As reported                                   $   3,857,577    $   3,291,574
      Deduct: Total stock-based compensation
         expense determined under fair value
         based method, net of related tax effects            (78,298)         (58,348)
                                                       -------------    -------------
         Pro forma                                     $   3,779,279    $   3,233,226
                                                       =============    =============
      Earnings per share:
         As reported
            Basic                                      $        0.51    $        0.44
            Diluted                                    $        0.50    $        0.43
         Pro forma
            Basic                                      $        0.50    $        0.43
            Diluted                                    $        0.49    $        0.42

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

      Twelve Months Ended December 31, 2006      Income          Shares      Per Share
      Net income                              $ 4,197,992
                                              ===========
      Basic earnings per share                  4,197,992      7,633,365    $      0.55
                                                                            ===========
      Effect of dilutive securities:
         Stock options and awards                                 70,917
                                              -----------      ---------    -----------
            Diluted earnings per share        $ 4,197,992      7,704,282    $      0.54
                                              ===========      =========    ===========

      Twelve Months Ended December 31, 2005      Income          Shares      Per Share
      Net income                              $ 3,857,577
                                              ===========
      Basic earnings per share                  3,857,577      7,575,836    $      0.51
                                                                            ===========
      Effect of dilutive securities:
         Stock options and awards                                 98,909
                                              -----------      ---------    -----------
            Diluted earnings per share        $ 3,857,577      7,674,745    $      0.50
                                              ===========      =========    ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Earnings Per Share (Continued)

      Twelve Months Ended December 31, 2004      Income          Shares      Per Share
      Net income                              $ 3,291,574
                                              ===========
      Basic earnings per share                  3,291,574      7,476,137    $      0.44
                                                                            ===========
      Effect of dilutive securities:
         Stock options and awards                                156,907
                                              -----------      ---------    -----------
            Diluted earnings per share        $ 3,291,574      7,633,044    $      0.43
                                              ===========      =========    ===========

      Stock options for 54,559, 52,368 and 17,135 shares of common stock were not considered in computing diluted earnings per common share for 2006, 2005 and 2004 respectively because they were anti-dilutive.

      Treasury Stock

      Common stock that upon purchase is classified as treasury stock is recorded at cost. During 2006 and 2005, the Company purchased 5,634 and 23,640 shares classified as treasury stock at an average cost of $11.72 and $13.16 per share respectively. During 2006 and 2005, 13,425 and 57,055 shares of treasury stock were reissued at an average cost of $4.75 and $4.75, respectively. The shares reissued during 2006 and 2005 were issued on the exercise of stock options.

      Other Comprehensive Income (Loss)

      Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in minimum pension liability which are also recognized as separate components of equity.

      Other comprehensive income (loss) components and related tax effects were as follows:

                                                   2006           2005           2004
Unrealized gains (losses) on securities
   Unrealized holding gains (losses) arising
      during period                            $ 2,101,309    $(3,109,267)   $(1,921,767)
   Less: reclassification adjustment for
      (gains) losses realized in income           (307,546)      (274,934)       961,421
                                               -----------------------------------------
   Net unrealized gains (losses)                 1,793,763     (3,384,201)      (960,346)
   Tax effect                                     (717,505)     1,353,680        384,138
                                               -----------------------------------------
      Net-of-tax amount                          1,076,258     (2,030,521)      (576,208)
                                               -----------------------------------------
   Minimum pension liability                       414,385       (111,339)      (731,454)
   Tax effect                                     (165,754)        44,536        292,582
                                               -----------------------------------------
      Net-of-tax amount                            248,631        (66,803)      (438,872)
                                               -----------------------------------------
                                               $ 1,324,889    $(2,097,324)   $(1,015,080)
                                               =========================================

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      New Pronouncements

      FASB Statement No. 158:

      In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132( R). This Statement requires an employer recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer's fiscal year-end, starting in 2008. Adoption of the FASB did not have a material impact on the financial statements of Oneida Financial Corp.

      SAB 108:

      In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment and is recorded in opening retained earnings as of January 1, 2006. The Company applied the SAB 108 cumulative catch-up treatment for certain direct loan origination costs which had previously been expensed as incurred rather than deferred and then amortized over the life of the loan. The adjustment had accumulated since 2001 and management determined that no prior period's net income had been materially misstated. The cumulative adjustment resulted in an increase to loans for the estimated deferred loan origination costs of $307,089, with an $184,253 increase to beginning retained earnings, net of a decrease to deferred federal income taxes included in other assets of $122,836.

      Effect of Newly Issued But Not Yet Effective Accounting Standards

      In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment to FASB Statement No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interest in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity's first fiscal year that begins after September 15, 2006. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Effect of Newly Issued But Not Yet Effective Accounting Standards (Continued)

      In March 2006, The FASB issued Statement No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity's exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. Management does not expect the adoption of this statement will have a material impact on its consolidated financial position or results of operations.

      In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.

      In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

      In September 2006, the FASB Emerging Tax Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement. The required accrued liability will be based on either the post-employment or cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Company has not completed its evaluation of the impact of adoption of EITF 06-4.

      In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policy holder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Effect of Newly Issued But Not Yet Effective Accounting Standards (Continued)

      provides for a greater surrender value if all individual policies in a group are surrendered at the same time that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender the policy. This issue is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of this issue will have a material impact on the financial statements.

2.    Investment Securities and Mortgage-Backed Securities

      Investment securities and mortgage-backed securities consist of the following at December 31:

                                                                  2006
                                                   ---------------------------------------
                                                                     Gross Unrealized
                                                    Fair Value      Gains        Losses
      Investment Securities
         Available for sale portfolio:
         -----------------------------
           Debt securities:
             U.S. Agencies                         $36,245,166   $    13,321   $   659,172
             Corporate                              18,067,131        93,610       387,802
             State and municipals                   15,705,832        75,160       116,710
                                                   -----------   -----------   -----------
                                                    70,018,129       182,091     1,163,684
           Equity investments:
             Preferred and other equity stocks      12,942,822       378,739        45,417
             Mutual fund                             2,755,983            --        26,856
                                                   -----------   -----------   -----------
                                                   $85,716,934   $   560,830   $ 1,235,957
                                                   ===========   ===========   ===========
      Mortgage-Backed Securities
         Available for sale portfolio:
         -----------------------------
           Federal National Mortgage Association   $10,008,173   $    16,299   $   232,163
           Federal Home Loan Mortgage Corp.         16,196,889         2,310       376,608
           Government National Mortgage                988,709            --         5,110
           Small Business Administration                16,599            --            83
           Collateralized Mortgage Obligations       1,870,723            --        32,011
                                                   -----------   -----------   -----------
                                                   $29,081,093   $    18,609   $   645,975
                                                   ===========   ===========   ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2. Investment Securities and Mortgage-Backed Securities (Continued)

                                                                        2005
                                                      -----------------------------------------
                                                                          Gross Unrealized
                                                        Fair Value      Gains         Losses
   Investment Securities
      Available for sale portfolio:
      -----------------------------
        Debt securities:
          U.S. Agencies                               $  35,436,303   $       --   $  1,086,589
          Corporate                                      21,903,291       75,562        868,093
          State and municipals                           32,497,981      193,909        187,156
                                                      -------------   ----------   ------------
                                                         89,837,575      269,471      2,141,838
        Equity investments:
          Preferred and other equity stocks              13,904,717      132,006        456,790
          Mutual fund                                     2,690,005           --         92,834
                                                      -------------   ----------   ------------
                                                      $ 106,432,297   $  401,477   $  2,691,462
                                                      =============   ==========   ============
   Mortgage-Backed Securities
      Available for sale portfolio:
      -----------------------------
        Federal National Mortgage Association         $   8,937,483   $       21   $    288,686
        Federal Home Loan Mortgage Corp.                 18,034,265        1,749        461,522
        Small Business Administration                        22,958           --             --
        Collateralized Mortgage Obligations               2,102,754           --         57,835
                                                      -------------   ----------   ------------
                                                      $  29,097,460   $    1,770   $    808,043
                                                      =============   ==========   ============

      The fair value of available-for-sale debt securities at December 31, 2006 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                     Fair Value

      Due within one year                                           $11,739,100
      Due after one year through five years                          23,085,458
      Due after five years through ten years                         13,826,707
      Due after ten years                                            21,366,864
                                                                    -----------
         Total                                                       70,018,129
      Mortgage-backed securities                                     29,081,093
                                                                    -----------
         Total                                                      $99,099,222
                                                                    ===========

      Sales of available for sale securites were as follows

                                                   2006           2005          2004
            Proceeds                            $26,402,866   $36,948,055   $62,684,221
            Gross Gains                         $   379,215   $   603,656   $   453,487
            Gross Losses                        $    71,669   $   328,722   $ 1,414,908

      Investment securities with a carrying value of $61,842,457 and $61,595,468 at December 31, 2006 and 2005 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law. At year-end 2006 and 2005, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Investment Securities and Mortgage-Backed Securities (Continued)

      Securities with unrealized losses at year end 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2006                         Less than 12 Months           More than 12 Months                  Total
                                          Fair        Unrealized        Fair        Unrealized        Fair        Unrealized
Description of Securities                 Value          Loss           Value          Loss          Value           Loss
--------------------------------------------------   ------------   ------------   ------------   ------------   ------------
U.S. Agencies                         $    289,536   $        464   $ 28,355,474   $    658,708   $ 28,645,010   $    659,172
Corporate                                2,427,103         72,898     13,320,801        314,904     15,747,904        387,802
State and municipals                     1,170,122          6,575      5,668,785        110,135      6,838,907        116,710
Mutual funds and other stocks            7,648,067         72,273             --             --      7,648,067         72,273
Federal National Mortgage Assoc.           296,163          1,047      7,169,352        231,116      7,465,515        232,163
Government National Mortgage               988,709          5,110             --             --        988,709          5,110
Federal Home Loan Mortgage Corp.            49,728             73     15,091,177        376,535     15,140,905        376,608
Small Business Administration               16,599             83             --             --         16,599             83
Collateralized Mortgage Obligations             --             --      1,870,722         32,011      1,870,722         32,011
                                      ------------   ------------   ------------   ------------   ------------   ------------
Total temporarily impaired            $ 12,886,027   $    158,523   $ 71,476,311   $  1,723,409   $ 84,362,338   $  1,881,932
                                      ============   ============   ============   ============   ============   ============

December 31, 2005                         Less than 12 Months           More than 12 Months                  Total
                                          Fair        Unrealized        Fair       Unrealized         Fair        Unrealized
Description of Securities                 Value          Loss           Value         Loss           Value          Loss
--------------------------------------------------   ------------   ------------   ------------   ------------   ------------
U.S. Agencies                         $ 10,672,241   $    172,623   $ 24,764,062   $    913,966   $ 35,436,303   $  1,086,589
Corporate                                8,279,784        219,848     10,558,187        648,245     18,837,971        868,093
State and municipals                     6,647,580         57,230      4,855,154        129,926     11,502,734        187,156
Mutual funds and other stocks            7,454,159        266,180      3,666,556        283,444     11,120,715        549,624
Federal National Mortgage Assoc.         1,180,962         27,688      7,751,036        260,998      8,931,998        288,686
Federal Home Loan Mortgage Corp.        13,465,565        327,429      4,341,997        134,093     17,807,562        461,522
Collateralized Mortgage Obligations      1,530,919         42,922        571,836         14,913      2,102,755         57,835
                                      ------------   ------------   ------------   ------------   ------------   ------------
Total temporarily impaired            $ 49,231,210   $  1,113,920   $ 56,508,828   $  2,385,585   $105,740,038   $  3,499,505
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

      During 2004, the company had a non-cash charge of $1.1 million to record the other-than-temporary impairment of certain perpetual preferred stock investments in two government sponsored

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Investment Securities and Mortgage-Backed Securities (Continued)

      enterprises ("GSE"); the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") with a book value of $5.0 million. During 2006, the Fannie Mae stock investment of $2.4 million was sold with a gain of $43,000 realized on the sale.

      Unrealized losses on other investments have not been recognized into income because the issuer(s) securities are of investment grade (except for a General Motors Acceptance Corp. bond), management has the intent and ability to hold for the foreseeable future and the decline in fair value is largely due to declines in market interest rates since the securities were purchased. The fair value is expected to recover as the securities(s) approach their maturity dates. The Company currently has a $2.0 million General Motors Acceptance Corp. (GMAC) bond, maturing October 15, 2010 which has a rating below investment grade. The unrealized loss at December 31, 2006 and 2005 of $20,000 and $399,000 respectively has not been considered other than temporary as GMAC is a profitable division of General Motors, and the Company has the intent and ability to retain the investment for a period of time sufficient to allow for recovery in the market value and that the repayment of the investment is probable at maturity.

3.    Loans Receivable

      The components of loans receivable at December 31 are as follows:

                                                     2006             2005

      Residential                               $ 109,370,423    $ 103,836,529
      Consumer loans                               44,041,481       44,894,132
      Commercial real estate                       59,236,381       54,318,438
      Commercial loans                             35,292,137       33,633,148
                                                -------------    -------------
                                                  247,940,422      236,682,247
      Allowance for loan losses                    (2,080,913)      (1,958,974)
                                                -------------    -------------
         Net loans                              $ 245,859,509    $ 234,723,273
                                                =============    =============

      The Bank grants commercial, consumer and residential loans primarily throughout Madison and Oneida counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the counties.

      At December 31, 2006 and 2005 loans to officers and directors were approximately $3.1 million and $2.7 million respectively. During 2006 and 2005, $922,000 and $542,000 of new loans were made to officers and directors respectively. Net paydowns and repayments in aggregate on loans to officers and directors were approximately $646,000 and $74,000 during 2006 and 2005 respectively. Effect of changes in the composition of related parties was approximately $117,000 and $0 during 2006 and 2005 respectively.

      At December 31, 2006, FHLB advances are collateralized by residential mortgages in the amount of $48,164,979 pledged under a blanket collateral agreement.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.    Loans Receivable (Continued)

      An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

                                                          2006          2005           2004
      Balance at beginning of year                   $  1,958,974   $  1,981,504   $ 2,115,387
      Loans charged off                                  (426,567)      (520,714)     (697,827)
      Recoveries                                          268,506        138,184       113,944
      Provision for loan losses                           280,000        360,000       450,000
                                                     ------------   ------------   -----------
         Balance at end of year                      $  2,080,913   $  1,958,974   $ 1,981,504
                                                     ============   ============   ===========

      Impaired loans were as follows:

                                                         2006           2005

      Impaired loans                                 $         --   $     38,559
      Allocated allowance for loan losses            $         --   $     13,559

      Average of impaired loans during the year      $      7,712   $     54,708
      Cash-basis interest income recognized          $      1,366   $      3,228

      Nonperforming loans were as follows:

                                                          2006          2005

      Loans past due over 90 days still on accrual   $         --   $         --
      Nonaccrual loans                               $     51,093   $    225,192

      Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

      Loans having carrying values of $89,918 and $53,382 were transferred to foreclosed assets in 2006 and 2005, respectively.

4.    Secondary Mortgage Market Activities

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The principal balance of these loans at year end are as follow:

                                                         2006           2005
      Mortgage loan portfolios serviced for:
         FHLMC                                       $ 97,958,591   $ 96,612,105
         FHLB                                        $  1,285,842   $         --

      Custodial escrow balances maintained in connection with serviced loans were approximately $1,146,000 and $992,700 at December 31, 2006 and 2005, respectively.

      The balance of mortgage servicing rights included in other assets at December 31, 2006 and 2005 was $326,081 and $336,628 respectively. For the year ended December 31, 2006 and 2005, $98,629 and $96,223 of mortgage servicing rights were capitalized, offset by amortization of the rights of $109,176 during 2006 and $113,392 during 2005. The fair value of capitalized mortgage servicing rights approximated book value as of year-end 2006 and 2005.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5.    Premises and Equipment

      Premises and equipment consist of the following at December 31:

                                                        2006           2005

      Land                                          $  1,650,303   $  1,498,204
      Buildings                                       14,691,424     13,741,968
      Equipment and fixtures                           6,871,858      6,466,382
      Construction in progress                         3,745,455        546,937
                                                    ------------   ------------
                                                      26,959,040     22,253,491
      Accumulated depreciation                        (9,531,269)    (9,550,069)
                                                    ------------   ------------
         Net book value                             $ 17,427,771   $ 12,703,422
                                                    ============   ============

      Depreciation  expense was $1,093,796,  $993,655 and $964,624 in 2006, 2005 and 2004 respectively.

6.    Goodwill and Other Intangible Assets

      Other intangible assets consist of the following at December 31:

                                                             As of December 31, 2006
                                                    -----------------------------------------
                                                        Gross
                                                      Carrying      Accumulated
                                                        Value      Amortization       Net
                                                    ------------   ------------   -----------
      Core deposit intangible                       $  1,250,057   $   (498,211)  $   751,846
      Customer relationship intangible                 1,265,543       (284,378)      981,165
                                                    ------------   ------------   -----------
         Total                                      $  2,515,600   $   (782,589)  $ 1,733,011
                                                    ============   ============   ===========

                                                            As of December 31, 2005
                                                    -----------------------------------------
                                                        Gross
                                                       Carrying     Accumulated
                                                        Value      Amortization       Net
                                                    ------------   ------------   -----------
      Core deposit intangible                       $  1,250,057   $   (389,510)  $   860,547
      Customer relationship intangible                    21,993         (9,897)       12,096
                                                    ------------   ------------   -----------
         Total                                      $  1,272,050   $   (399,407)  $   872,643
                                                    ============   ============   ===========

      Aggregate amortization expense was $383,182, $113,099, and $113,099 for 2006, 2005 and 2004.

      Estimated amortization expense for each of the next five years:

         2007                            $ 349,304
         2008                              295,824
         2009                              251,770
         2010                              220,151
         2011                              195,928

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

6.    Goodwill and Other Intangible Assets (Continued)

      The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

                                             Banking       Insurance   Benefit Consulting
                                            Activities    Activities       Activities          Total
      Balance as of December 31, 2003      $ 5,577,913   $ 6,054,279   $               --   $ 11,632,192
      Goodwill acquired                             --       651,599                   --        651,599
                                           -----------   -----------   ------------------   ------------
      Balance as of December 31, 2004        5,577,913     6,705,878                   --     12,283,791
      Goodwill acquired                             --     1,207,206                   --      1,207,206
                                           -----------   -----------   ------------------   ------------
      Balance as of December 31, 2005        5,577,913     7,913,084                   --     13,490,997
      Goodwill acquired                             --     2,132,217            2,513,826      4,646,043
                                           -----------   -----------   ------------------   ------------
      Balance as of December 31, 2006      $ 5,577,913   $10,045,301   $        2,513,826   $ 18,137,040
                                           ===========   ===========   ==================   ============

      During 2000, the Company completed its acquisition of Bailey and Haskell Associates, Inc. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2005. Additional goodwill in the amount of $1,556,070, $1,196,035 and $651,599 was recorded for the contingent purchase payments made in 2006, 2005 and 2004 respectively.

      During 2006,  the Company  completed its  acquisition  of Parsons,  Cote &
      Company and Benefit Consulting Group LLC. Goodwill in the amount of $576,000 and intangible assets in the amount of $71,000 was recorded as part of the Parsons, Cote & Company acquisition. Goodwill in the amount of $2.5 million and intangible assets in the amount of $1.1 million was recorded as part of the acquisition of Benefit Consulting Group LLC.

7.    Due to Depositors

      Amounts due to depositors at December 31 are as follows:

                                                        2006           2005

      Non-interest bearing demand                  $  53,097,399   $  51,044,371
      Savings                                         63,482,406      67,202,340
      Money market and interest-bearing checking      77,771,403      73,457,169
      Time deposits                                  118,023,875     108,649,151
      Mortgage escrow funds                              894,930         833,453
                                                   -------------   -------------
         Total due to depositors                   $ 313,270,013   $ 301,186,484
                                                   =============   =============

      At December 31, 2006 and 2005, time deposits with balances in excess of $100,000 totaled $30,178,140 and $27,382,273, respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

7.    Due to Depositors (Continued)

      The contractual maturity of time deposits as of December 31, are as follows:

                                      2006                     2005
                            -----------------------   -----------------------
          Maturity             Amount       Percent      Amount       Percent

      One year or less      $ 80,337,097       68.1%  $ 64,756,566       59.6%
      One to two years        22,001,622       18.7     23,877,508       22.0
      Two to three years       6,373,324        5.4      8,212,184        7.6
      Three to four years      5,684,762        4.8      4,300,169        4.0
      Four to five years       3,565,469        3.0      7,425,853        6.8
      Over five years             61,601        0.0         76,871        0.0
                            ------------   --------   ------------   --------
                            $118,023,875      100.0%  $108,649,151      100.0%
                            ============   ========   ============   ========

8.    Borrowings and Notes Payable

      Outstanding borrowings as of December 31 are as follows:

                                                                 2006           2005
      Short-term borrowings:
         Federal Home Loan Bank outstanding line of credit   $         --   $  10,870,000
         Federal Home Loan Bank advances                        7,500,000      23,000,000
      Long-term borrowings:
         Federal Home Loan Bank advances                       53,900,000      43,400,000
                                                             ------------   -------------
                                                             $ 61,400,000   $  77,270,000
                                                             ============   =============

      Borrowings at December 31, 2006 have maturity dates as follows:

                                         Range of      Average
                                           Rates        Rate

      2007                             5.00% - 6.36%    5.48%    $  7,500,000
      2008                             3.75% - 5.73%    4.83%      14,400,000
      2009                             4.31% - 5.71%    5.01%      16,000,000
      2010                             4.40% - 6.74%    5.73%      12,500,000
      2011                                 5.74%        5.74%       1,000,000
      Thereafter                       3.34% - 5.00%    4.17%      10,000,000
                                                                 ------------
                                                                 $ 61,400,000
                                                                 ============

      The Bank has available a $84,819,600 line of credit with the Federal Home Loan Bank of which $0 is outstanding at December 31, 2006. At December 31, 2006, borrowings are collateralized by pledged securities, which had a carrying value of $42,143,009 and residential mortgages in the amount of $48,164,979 pledged under a blanket collateral agreement. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2006. In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2006.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.    Borrowings and Notes Payable (Continued)

      The Bank currently has notes payable outstanding of $1.4 million as of December 31, 2006. The balance as of December 31, 2005 was $0. Notes payable in the amount of $419,570 was established as part of the acquisition of Parsons, Cote & Company to be paid over 36 months with interest at 5.00% per annum. A note payable of $2.2 million was established as part of the acquisition of Benefit Consulting Group LLC to be paid over 24 months with interest to be paid at 5.00% per annum.

9.    Income Taxes

      The provision for income taxes for the years ended December 31, consists of the following:

                                         2006           2005           2004
      Current:
         Federal                     $  1,060,886   $  1,336,269   $    823,433
         State                            179,785        151,731        (33,646)
      Deferred:
         Federal                          240,014        (96,269)       174,567
         State                             45,215         (1,731)        44,646
                                     ------------   ------------   ------------
                                     $  1,525,900   $  1,390,000   $  1,009,000
                                     ============   ============   ============

      A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

                                                        2006     2005     2004

      Federal statutory income tax rate                   34%      34%      34%
      State tax, net of federal benefit                    2%       2%       1%
      Tax exempt investment income                        (9)%    (10)%    (12)%
                                                        ----     ----     ----
         Effective tax rate                               27%      26%      23%
                                                        ====     ====     ====

      The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                         2006          2005
                                                          Asset (Liability)

      Allowance for loan losses                       $   802,000   $   784,000
      Depreciation                                         38,000       (74,000)
      Investment securities                               695,000     1,683,000
      Pension benefits                                     14,000       132,000
      Core deposit intangible                            (343,000)     (349,000)
      Mortgage related fees                              (381,000)     (260,000)
      Other                                               (14,000)        8,000
      Deferred compensation                                74,000            --
      Prepaid expenses                                   (116,000)           --
                                                      -----------   -----------
         Total deferred income tax asset, net         $   769,000   $ 1,924,000
                                                      ===========   ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Benefit Plans

      The Bank provides a noncontributory defined benefit retirement accumulation plan (cash balance plan) covering substantially all employees. Under the plan, retirement benefits are primarily a function of the employee's years of service and level of compensation. As of June 15, 2004, the Bank had a plan amendment to freeze the plan benefits for plan participants. The Bank uses a December 31 measurement date for its pension plan.

      Information about changes in obligations and funded status of the defined benefit pension plan follows:

                                                                 2006            2005
      Change in benefit obligation:
         Benefit obligation at beginning of year            $  5,129,826    $   5,156,585
         Service cost                                                 --               --
         Interest cost                                           239,998          305,661
         Actuarial loss                                         (178,815)              --
         Benefits paid                                          (622,988)        (332,420)
                                                            ------------    -------------
            Benefit obligation at end of year               $  4,568,021    $   5,129,826
                                                            ============    =============
      Change in plan assets, at fair value:
         Beginning plan assets                              $  4,253,487    $   4,382,395
         Actual return                                           340,404          107,896
         Benefits paid                                          (622,988)        (332,420)
         Employer contributions                                   35,626           95,616
         Settlements                                                  --               --
                                                            ------------    -------------
            Ending plan assets                              $  4,006,529    $   4,253,487
                                                            ============    =============

                                                                 2006            2005
      Funded status (plan assets less benefit obligation)   $   (561,492)   $    (876,339)
      Unrecognized loss                                               --        2,055,432
      Additional minimum liability recognized                         --       (2,055,432)
                                                            ------------    -------------
            Net amount recognized                           $   (561,492)   $    (876,339)
                                                            ============    =============

      The accumulated benefit obligation for the pension plan was $4,568,021 and $5,129,826 at year-end 2006 and 2005 respectively.

      The net periodic pension cost for the years ended December 31 includes the following components:

                                                                2006           2005           2004
      Service cost benefits earned during the period        $        --    $        --    $   129,279
      Interest cost on projected benefit obligation             239,998        305,660        310,053
      Expected return on plan assets                           (356,383)      (383,759)      (381,737)
      Net amortization and deferral                             251,549        135,613         98,003
      Curtailment credit                                             --             --       (357,195)
                                                            -----------    -----------    -----------
         Net periodic pension cost (benefit)                $   135,164    $    57,514    $  (201,597)
                                                            ===========    ===========    ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

10.   Benefit Plans (Continued)

      Additional Information                                    2006         2005
         (Decrease) Increase in minimum liability included
            in other comprehensive income                    $ (414,385)   $  111,339

      Assumptions

      Weighted-average assumptions used to determine
         benefit obligation at year-end
      Discount rate                                                5.08%         6.13%
      Rate of compensation increase                                0.00%         0.00%

      Weighted-average assumptions used to determine
         net cost
      Discount rate                                                5.08%         6.13%
      Expected return on plan assets                               9.00%         9.00%
      Rate of compensation increase                                0.00%         0.00%

      The Company's pension plan asset allocation at year-end 2006 and 2005, target allocation for 2007, and expected long-term rate of return by asset category are as follows:

                                                Percentage of       Weighted-
                                    Target       Plan Assets    Average Expected
                                  Allocation   at December 31    Long Term Rate
      Asset Category                 2007        2006    2005    of Return 2007

         Equity Securities                70%      65%     20%      5% - 10%
         Debt Securities                  30%      35%     80%      2% - 6%
         Real Estate                       0%       0%      0%
         Other                             0%       0%      0%
                                  ----------   ---------------
            Total                        100%     100%    100%       6-10%
                                  ==========   ===============

      Plan assets are invested in twelve diversified investment funds at ING Life Insurance and Annuity Company. The investment funds are offered through a MAP Plus Group Annuity. There are eight equity mutual funds, two bond mutual funds, one fixed account and one money market fund currently used for Plan investments; each with its own investment objectives, investment strategies and risks, as detailed in each fund's prospectus. The Advisor, Benefit Consulting Group Inc. has been given discretion by the Plan Sponsor to determine the appropriate strategic asset allocation versus plan liabilities, as governed by the Trust's Statement of Investment Objectives and Guidelines. The investment goal is to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long-term.

      The Company expects to contribute $91,793 to the Plan for the year ending December 31, 2007.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Benefit Plans (Continued)

      The following benefit payments are expected to be paid:

      Fiscal year ending December 31:

      2007                     $    300,000
      2008                          315,000
      2009                          331,000
      2010                          347,000
      2011                          365,000
      Years 2012 - 2016           2,116,000

      State Bank of Chittenango participated in the New York State Bankers Retirement System plan which was a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits were primarily a function of the employee's years of service and level of compensation. The plan was frozen as of May 31, 2002. State Bank of Chittenango uses a September 30th measurement date for its pension plan.

      The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

                                                                2006             2005
      Change in benefit obligation:
         Beginning benefit obligation                       $  2,400,487    $  2,277,725
         Service cost                                             22,100          19,700
         Interest cost                                           127,479         131,747
         Actuarial loss                                         (138,420)        157,027
         Benefits paid                                          (191,941)       (185,712)
                                                            ------------    ------------
           Ending benefit obligation                        $  2,219,705    $  2,400,487
                                                            ============    ============
      Change in plan assets, at fair value:
         Beginning plan assets                              $  2,680,805    $  2,565,487
         Actual return on plan assets                            302,217         301,030
         Benefits paid                                          (191,941)       (185,712)
                                                            ------------    ------------
           Ending plan assets                               $  2,791,081    $  2,680,805
                                                            ============    ============
      Funded status (plan assets less benefit obligation)   $    571,376    $    280,318
      Unrecognized (gain)/loss                                        --         267,063
                                                            ------------    ------------
           Net amount recognized                            $    571,376    $    547,381
                                                            ============    ============

      The accumulated benefit obligation for the pension plan was $2,219,705 and $2,400,487 at year-end 2006 and 2005 respectively.

      The net periodic pension cost for the years ended December 31 includes the following components:

                                                               2006          2005
      Service cost benefits earned during the period        $   22,100    $   19,700
      Interest cost on projected benefit obligation            127,479       131,747
      Expected return on plan assets                          (207,850)     (198,683)
                                                            ----------    ----------
         Net periodic pension benefit                       $  (58,271)   $  (47,236)
                                                            ==========    ==========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Benefit Plans (Continued)

      Assumptions                                                 2006    2005

      Weighted-average assumptions used to determine
         benefit obligation at year-end
      Discount rate                                               6.25%   5.50%
      Rate of compensation increase                               0.00%   0.00%

      Weighted-average assumptions used to determine
         net cost
      Discount rate                                               6.25%   5.50%
      Expected return on plan assets                              7.50%   8.00%
      Rate of compensation increase                               0.00%   0.00%

      The Company's pension plan asset allocation at year-end 2006 and 2005, target allocation for 2007 and expected long-term rate of return by asset category are as follows:

                                               Percentage of         Weighted-
                                 Target         Plan Assets      Average Expected
                               Allocation    at September 30,     Long Term Rate
      Asset Category              2007        2006       2005     of Return 2006
         Equity Securities             60%    59.8%      58.8%         8%
         Debt Securities               40%    39.9%      41.2%         6%
         Other                          0%     0.3%       0.0%
                               ----------    ------------------
            Total                     100%     100%       100%         8%
                               ==========    ==================

      The New York State Bankers Retirement System (the "System") was established in 1938 to provide for the payment of benefits to employees of participating banks. The System utilizes two investment management firms each investing to achieve an allocation approximating 60% invested in equity securities and 40% invested in debt securities. Firm 1 is employed for expertise as a Value Manager and is allowed to invest approximately 68% of the portfolio in a certain amount of the equity portfolio in international securities while the equities managed by Firm 2 of approximately 32% are in a commingled Large Cap Equity Fund. The Fund is invested in a diversified portfolio of common or capital stocks, bonds, debentures, or preferred stocks or in other types of equity investment whether foreign or domestic. For the debt securities, Firm 1 manages a fixed income portfolio while Firm 2 manages a fixed income fund. Both portfolios' guidelines are set forth in the System's investment policy.

      The Company expects to contribute $0 for the year ending December 31, 2007.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Benefit Plans (Continued)

      The following benefit payments are expected to be paid:

      Fiscal year ending December 31:

               2007                                                  $  171,808
               2008                                                     167,972
               2009                                                     164,092
               2010                                                     159,956
               2011                                                     155,167
               Years 2012 - 2016                                        832,162

      In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis. Effective January 2005, employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation. Prior to January 2005, the Company matched employee contributions up to 3% of compensation. Employer contributions associated with the plan amounted to $378,526, $350,227 and $196,672 for the years ended December 31, 2006, 2005 and 2004, respectively.

      The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP purchased 299,655 shares of common stock which was funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 7.25% and 5.25% for 2006 and 2005, respectively. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding.

      Compensation expense approximated $342,000, $358,000 and $373,000 for the years ended 2006, 2005 and 2004, respectively. Of the 299,655 shares acquired on behalf of the ESOP 30,034 were released in December 31, 2006, 2005 and 2004. The estimated fair value of the remaining 29,045 shares held in suspense at December 31, 2006 is approximately $343,000.

11.   Stock Based Compensation Plans

      The Company has two share based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $229,779, $86,985 and $212,476 for 2006, 2005 and 2004. The
      total income tax benefit was $61,259, $23,042, and $49,847.

      Stock Option Plan

      The Company's 2000 Stock Option Plan, which is shareholder approved, permits the granting of share options to its directors, officer and key employees for up to 374,568 share of common stock. The exercise price of options granted is equal to the market value of the Company's shares at the date of grant. All options granted expire by April 2010 and options vest and become exercisable

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Stock Based Compensation Plans (Continued)

      ratably over a one to five-year period. The plan also has a reload feature which entitles the option holder, who has delivered common stock as payment of the exercise price for option stock, to a new option to acquire additional shares in the amount equal to the shares traded in. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised. The Company has a policy of using shares held as treasury stock to satisfy share option exercises. There were 9,243 shares available for future grants under the plan described above as of December 31, 2006 and 2005.

      The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company's common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The fair value of options granted was determined using the following weighted-average assumptions as of grant date:

                                            2006          2005          2004
                                        -----------   -----------   -----------
      Risk-free interest rate                 5.00%         4.27%         3.31%
      Expected stock price volatility        43.16%        43.01%        43.01%
      Expected dividend rate                  3.00%         3.00%         3.00%
      Expected life                     4.10 years    5.00 years    5.50 years

      A summary of the activity in the stock option plan for 2006 follows:

                                            Options          Range of       Weighted Average
                                          Outstanding         Option         Exercise Price
                                              and             Price              Shares         Intrinisc
                                          Exercisable       Per Share         Outstanding         Value
      Outstanding at December 31, 2005        198,148   $ 4.722 - $18.167   $          7.309   $ 1,012,316
         Granted                                2,444   $11.350 - $11.700
         Exercised                            (13,425)             $4.722
         Forfeited                               (675)             $4.722
                                          -----------
      Outstanding at December 31, 2006        186,492   $ 4.722 - $18.167   $          7.561   $   912,880
                                          ===========

      There was no unrecognized compensation cost for this plan as of December 31, 2006 as all shares are vested under the terms of the plan. New grants are for the reload option feature which are expensed at date of grant.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Stock Based Compensation Plans (Continued)

      Information related to the stock option plan during each year follows:

                                                         2006        2005       2004
                                                       --------   ---------   ---------
      Intrinsic value of options exercised             $ 88,238   $ 501,879   $ 145,293
      Cash received from option exercises                35,038      47,374     118,281
      Tax benefit realized from option exercises         31,950     127,497     134,888
      Weighted average fair value of options granted      3.719       4.817       4.750

      At December 31, 2006, the weighted average information for outstanding and exercisable shares is as follows:

                       Options Outstanding                    Options Exercisable
                                        Weighted Average                 Weighted
          Range of                                Remaining               Average
          Exercise                  Exercise        Life                 Exercise
            Price          Shares    Price         (Years)     Shares     Price
      $3.633 - $5.45      127,215   $  4.722         3.32     127,215    $  4.722
      $9.084 - $10.90       4,465   $  9.419         3.32       4,465    $  9.419
      $10.90 - $12.717     19,221   $ 11.985         3.32      19,221    $ 11.985
      $12.717 - $14.534    18,689   $ 14.000         3.32      18,689    $ 14.000
      $14.534 - $16.350     6,600   $ 14.794         3.32       6,600    $ 14.794
      $16.350 - $18.167    10,302   $ 17.247         3.32      10,302    $ 17.247
                          -------   --------                  -------    --------
         Total/Average    186,492   $  7.561         3.32     186,492    $  7.561
                          -------   --------                  -------    --------

      Recognition  Plan

      The Management Recognition and Retention Plan provides for the issuance of shares of restricted stock to directors, officers and key employees. Compensation expense equal to the market value of Oneida Financial Corp.'s stock on the grant date is recognized ratably over the five year vesting period for shares of restricted stock granted that will be fully vested at December 31, 2010. Compensation recorded in conjunction with these plans was $220,566, $86,985 and $212,476 for 2006, 2005, and 2004, respectively.
      Shares unallocated under the plan available for future awards were 12,886, 10,886 and 12,686 as of December 31, 2006, 2005 and 2004 respectively.

      A summary of changes in the Company's nonvested shares for the year follows:

                                                               Weighted Average
                                                                  Grant-Date
             Nonvested Shares                        Shares       Fair Value

      Nonvested at January 1, 2006                    10,886   $         51,407
         Granted                                      80,000
         Vested                                      (15,600)
         Forfeited                                        --
                                                    --------
      Nonvested at December 31, 2006                  75,286   $        855,320
                                                    ========

      As of December 31, 2006, there was a total of $813,218 of unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average of 4 years. The total fair value of shares vested during the years ended December 31, 2006 was $184,236.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.   Other Income and Expenses

      Other income and other expenses for the years ended December 31 consist of the following:

                                                         2006          2005         2004
            Other income:
               Service charges on deposit accounts   $ 2,362,258   $ 2,145,412   $ 2,021,276
               Commissions and fees on sales
                 of non-banking products              12,661,490     8,163,291     7,724,357
               Cash surrender value increase             494,472       472,568       497,096
               Other                                   1,152,947       836,205       958,208
                                                     -----------   -----------   -----------
                 Total other income                  $16,671,167   $11,617,476   $11,200,937
                                                     ===========   ===========   ===========

            Other expenses:
               Salaries and employee benefits        $15,491,443   $12,413,494   $11,430,202
               Building occupancy and equipment        3,646,718     3,314,952     3,265,054
               FDIC and N.Y.S. assessment                 90,869        85,571        59,011
               Advertising                               508,062       482,180       494,610
               Postage and telephone                     631,297       618,281       585,236
               Director compensation                     180,600       179,300       198,500
               Professional fees                         313,121       207,760       220,457
               Travel and meetings                       804,335       626,589       465,957
               Insurance                                 258,052       269,939       287,456
               Dues and subscriptions                    211,634       190,463       184,042
               Service fees                              469,390       452,627       434,200
               ORE expenses                               18,983        26,014        15,942
               Contributions                              67,928        64,850        52,155
               Sales tax                                  29,521        12,665        20,258
               Other                                     684,168       551,734       489,414
               Intangible amortization                   383,182       113,099       113,099
                                                     -----------   -----------   -----------
                 Total other expenses                $23,789,303   $19,609,518   $18,315,593
                                                     ===========   ===========   ===========

13.   Disclosures about Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      Carrying amounts is the estimated fair value for cash and cash equivalents, interest bearing deposits, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information on the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values of impaired loans are estimated using discounted cash flows. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is not considered material. The carrying amounts reported in the statements of condition for cash and cash equivalents are a reasonable estimate of fair value.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

13.   Disclosures about Fair Value of Financial Instruments (Continued)

      The estimated fair values of the Company's financial instruments at December 31:

                                                          (Amounts in thousands)
                                                        2006                    2005
                                               ----------------------   ----------------------
                                                Carrying    Estimated    Carrying    Estimated
                                                 Amount    Fair Value     Amount    Fair Value
            Financial assets:
               Cash and cash equivalents       $  18,710   $   18,710   $  12,877   $   12,877
               Investment securities              85,717       85,717     110,290      110,290
               Mortgage-backed securities         29,081       29,081      29,097       29,097
               Mortgage loans held for sale        1,581        1,584       1,354        1,354

               Loans receivable                  247,940      261,838     236,682      234,509
               Allowance for loan losses          (2,081)      (2,081)     (1,959)      (1,959)
                                               ---------   ----------   ---------   ----------
                 Net loans                       245,859      259,757     234,723      232,550

               Accrued interest receivable         2,088        2,088       2,194        2,194
                                               ---------   ----------   ---------   ----------
                 Total financial assets        $ 383,036   $  396,937   $ 390,535   $  388,362
                                               =========   ==========   =========   ==========

            Financial liabilities:
               Due to depositors               $ 313,270   $  316,517   $ 301,196   $  282,511
               Borrowings                         61,400       67,499      77,270       77,054
               Federal funds purchased             4,000        4,000          --           --
               Notes payable                       1,411        1,411          --           --
               Accrued interest payable              315          315         393          393
                                               ---------   ----------   ---------   ----------
                 Total financial liabilities   $ 380,396   $  389,742   $ 378,859   $  359,958
                                               =========   ==========   =========   ==========

14.   Commitments

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

      The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                                               2006                        2005
                                                     -------------------------   -------------------------
                                                        Fixed       Variable       Fixed        Variable
                                                         Rate         Rate          Rate          Rate
                                                     -----------   -----------   -----------   -----------
      Financial instruments whose contract amounts
         represent credit risk:
           Commitments to extend credit              $ 6,895,008   $   105,000   $ 8,322,242   $   220,000
           Unused lines of credit                      4,076,967    35,380,140     4,877,594    32,771,220

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14.   Commitments (Continued)

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

      The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period including December 31, 2006 and 2005 was $0 and $3,866,000 respectively, which was represented by cash on hand or on deposit with the Federal Reserve Bank.

15.   Dividends and Restrictions

      The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations was $7,279,104 and $6,563,976 as of December 31, 2006 and 2005 respectively.

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

      The Board of Trustees of Oneida Financial MHC determines whether the MHC will waive or receive cash dividends declared by the Company each time the Company declares a cash dividend, which is expected to be on a semi-annual basis. The MHC may elect to receive dividends and utilize such funds to pay expenses or for other allowable purposes. The Office of Thrift Supervision (the "OTS") has indicated that it does not object to the waiver of cash dividends by MHC subject to the following: (i) the Bank notifies OTS prior to paying any cash dividends to the Company if such a capital distribution becomes necessary and (ii) the Board of Trustees of the MHC must ratify the determination that the dividend waiver is consistent with the director's fiduciary duties to the members of the federally chartered mutual holding company.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

16.   Regulatory Matters

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

      Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, under capitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2006 and 2005, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are as follows:

                                                                                         To Be Well
                                                                                      Capitalized Under
                                                                  For Capital         Prompt Corrective
                                              Actual           Adequacy Purposes      Action Provisions
                                       --------------------   -------------------    -------------------
                                          Amount      Ratio      Amount     Ratio      Amount      Ratio
      As of December 31, 2006:
         Total Capital
           (to Risk Weighted Assets)   $39,203,925   13.36%   $23,521,967     8%     $29,402,459    10%
         Tier I Capital
           (to Risk Weighted Assets)   $37,045,402   12.63%   $11,760,984     4%     $17,641,576     6%
         Tier I Capital
           (to Average Assets)         $37,045,402    8.89%   $16,706,429     4%     $20,883,037     5%

      As of December 31, 2005:
         Total Capital
           (to Risk Weighted Assets)   $39,310,675   13.64%   $23,054,157     8%     $28,817,696    10%
         Tier I Capital
           (to Risk Weighted Assets)   $37,351,702   12.96%   $11,527,079     4%     $17,290,618     6%
         Tier I Capital
           (to Average Assets)         $37,351,702    8.80%   $16,970,157     4%     $21,212,696     5%

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.   Parent Company Statements

                            Condensed Balance Sheets

                                                            December 31,
                                                         2006          2005
Assets:
   Cash                                             $    613,087   $  1,530,025
   Investments, fair value                               426,000        320,000
   Investments in and advances to subsidiary          56,005,598     50,082,321
   Premises and equipment                              3,039,220      1,637,112
   Other assets                                           35,640        279,530
                                                    ------------   ------------
       Total assets                                 $ 60,119,545   $ 53,848,988
                                                    ============   ============

Liabilities and shareholders' equity:
   Other liabilities                                $    188,600   $    114,200
   Due to related parties                              1,531,159        146,498
   Shareholders' equity                               58,399,786     53,588,290
                                                    ------------   ------------
       Total liabilities and shareholders' equity   $ 60,119,545   $ 53,848,988
                                                    ============   ============

                         Condensed Statements of Income

                                                          Years Ended December 31,
                                                        2006         2005        2004
Revenue:
   Dividends from subsidiary                        $        --  $        --  $        --
   Interest on investments and deposits                  46,857       46,316       48,041
   Gain on sale of securities                                --           --           --
   Rental income                                        192,025       90,000       90,000
                                                    -----------  -----------  -----------
       Total revenue                                    238,882      136,316      138,041
                                                    -----------  -----------  -----------

Expenses:
   Compensations and benefits                           134,880      112,045       80,000
   Other expenses                                       166,794      158,796      139,104
                                                    -----------  -----------  -----------
       Total expenses                                   301,674      270,841      219,104
                                                    -----------  -----------  -----------

       Income before taxes and equity
         in undistributed net income of subsidiary      (62,792)    (134,525)     (81,063)

Benefit for income taxes                                (15,000)     (30,000)      (9,000)
                                                    -----------  -----------  -----------
       Loss before equity in undistributed
         net income of subsidiary                       (47,792)    (104,525)     (72,063)

Equity in undistributed net income:
   Subsidiary bank                                    4,245,784    3,962,102    3,363,637
                                                    -----------  -----------  -----------

       Net income                                   $ 4,197,992  $ 3,857,577  $ 3,291,574
                                                    ===========  ===========  ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.   Parent Company Statements (Continued)

                       Condensed Statements of Cash Flow

                                                                       Years Ended December 31,
                                                                   2006           2005          2004
Operating activities:
   Net income                                                  $ 4,197,992    $ 3,857,577    $ 3,291,574
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation expense                                         73,325         54,993         54,992
       ESOP shares earned                                          341,639        358,065        373,356
       Other assets/liabilities, net                               275,890       (128,649)     1,032,481
       Equity in undistributed net income of subsidiary bank    (4,245,784)    (3,962,102)    (3,363,637)
                                                               -----------    -----------    -----------

       Net cash provided by operating activities                   643,062        179,884      1,388,766
                                                               -----------    -----------    -----------
Investing activities:
   Purchase of investments                                              --       (292,000)            --
   Proceeds from sales of investment securities                         --             --        500,000
   Purchase of premises and equipment                           (1,475,433)      (460,547)            --
   Change in loans to Bank                                       1,393,873        281,495      1,124,171
                                                               -----------    -----------    -----------

       Net cash (used by) provided by investing activities         (81,560)      (471,052)     1,624,171
                                                               -----------    -----------    -----------
Financing activities:
   Purchase of treasury stock                                           --        (93,000)       (95,047)
   Dividends paid                                               (1,513,478)    (1,343,335)    (1,211,226)
   Exercise of stock options (using treasury stock)                 35,038         47,374        118,281
                                                               -----------    -----------    -----------

       Net cash used in financing activities                    (1,478,440)    (1,388,961)    (1,187,992)
                                                               -----------    -----------    -----------

       Net (decrease) increase in cash and cash equivalents       (916,938)    (1,680,129)     1,824,945

Cash and cash equivalents at beginning of year                   1,530,025      3,210,154      2,498,169
                                                               -----------    -----------    -----------

       Cash and cash equivalents at end of year                $   613,087    $ 1,530,025    $ 4,323,114
                                                               ===========    ===========    ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Segment Information

      The Company has determined that it has three primary business segments, its banking franchise, its insurance activities and employee benefit consulting activities. For the years ended December 31, 2006, 2005 and 2004, the Company's insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. For the year ended December 31, 2006, the benefit consulting activities consisted of those conducted through its wholly owned subsidiary, Benefit Consulting Group Inc. Information about the Company is presented in the following table for the periods indicated:

                                                                         2006
                                                  Banking      Insurance     Consulting
                                                Activities     Activities     Activities        Total
Net interest income                            $ 12,814,482   $         --   $         --   $ 12,814,482
Provision for loan losses                           280,000             --             --        280,000
                                               ------------   ------------   ------------   ------------
   Net interest income after provision for
     loan losses                                 12,534,482             --             --     12,534,482

Other income                                      4,317,223      9,597,394      3,064,096     16,978,713
Other expenses                                   12,005,792      7,912,277      2,394,256     22,312,325
Depreciation and amortization                     1,024,948        200,036        251,994      1,476,978
                                               ------------   ------------   ------------   ------------

     Income before taxes                          3,820,965      1,485,081        417,846      5,723,892

Income tax expense                                  918,000        480,000        127,900      1,525,900
                                               ------------   ------------   ------------   ------------

     Net income                                $  2,902,965   $  1,005,081   $    289,946   $  4,197,992
                                               ============   ============   ============   ============

Total Assets                                   $430,462,154   $ 13,798,385   $  4,102,303   $448,362,842
                                               ============   ============   ============   ============

                                                                         2005
                                                  Banking       Insurance     Consulting
                                                Activities     Activities     Activities       Total
Net interest income                            $ 13,324,685   $         --   $         --   $ 13,324,685
Provision for loan losses                           360,000             --             --        360,000
                                               ------------   ------------   ------------   ------------
   Net interest income after provision
     for loan losses                             12,964,685             --             --     12,964,685

Other income                                      3,729,119      8,163,291             --     11,892,410
Other expenses                                   11,449,477      7,053,287             --     18,502,764
Depreciation and amortization                       897,651        209,103             --      1,106,754
                                               ------------   ------------   ------------   ------------

     Income before taxes                          4,346,676        900,901             --      5,247,577

Income tax expense                                1,105,000        285,000             --      1,390,000
                                               ------------   ------------   ------------   ------------

     Net income                                $  3,241,676   $    615,901   $         --   $  3,857,577
                                               ============   ============   ============   ============

Total Assets                                   $427,717,128   $ 12,531,750   $         --   $440,248,878
                                               ============   ============   ============   ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Segment Information (Continued)

                                                                        2004
                                                  Banking      Insurance      Consulting
                                                Activities     Activities     Activities       Total
Net interest income                            $ 12,826,651   $         --   $         --   $ 12,826,651
Provision for loan losses                           450,000             --             --        450,000
                                               ------------   ------------   ------------   ------------
   Net interest income after provision
     for loan losses                             12,376,651             --             --     12,376,651

Other income                                      2,515,159      7,724,357             --     10,239,516
Other expenses                                   10,948,078      6,289,792             --     17,237,870
Depreciation and amortization                       922,805        154,918             --      1,077,723
                                               ------------   ------------   ------------   ------------

     Income before taxes                          3,020,927      1,279,647             --      4,300,574

Income tax expense                                  624,000        385,000             --      1,009,000
                                               ------------   ------------   ------------   ------------

     Net income                                $  2,396,927   $    894,647   $         --   $  3,291,574
                                               ============   ============   ============   ============

Total Assets                                   $412,696,363   $ 11,237,890   $         --   $423,934,253
                                               ============   ============   ============   ============

The following represents a reconciliation of the Company's reported segment assets to consolidated assets as of December 31:

                                                       2006           2005
                 Assets

Total assets for reportable segments              $ 448,362,842   $ 440,248,878
Elimination of intercompany cash balances            (5,425,903)     (3,487,743)
                                                  -------------   -------------

   Consolidated total                             $ 442,936,939   $ 436,761,135
                                                  -------------   -------------

The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.   Quarterly Financial Data (Unaudited)

                         Interest   Net Interest      Net
          2006            Income       Income       Income     Basic    Diluted

      First Quarter      $  5,345   $      3,188   $    928   $  0.12   $  0.12
      Second Quarter        5,529          3,235      1,047      0.14      0.14
      Third Quarter         5,656          3,214        815      0.11      0.11
      Fourth Quarter        5,731          3,178      1,408      0.18      0.17

          2005

      First Quarter      $  5,081   $      3,330   $    975   $  0.13   $  0.13
      Second Quarter        5,134          3,322      1,022      0.13      0.13
      Third Quarter         5,339          3,370        829      0.11      0.11
      Fourth Quarter        5,458          3,303      1,032      0.14      0.13

20.   Acquisitions

      On February 23, 2006, the Bank completed its acquisition of Parsons, Cote & Company, Inc., an insurance agency. The Bank paid $214,376 in cash and established a note payable for $419,570 to be paid over 36 months with interest at 5.00% per annum for fixed assets and other intangible assets. Goodwill in the amount of $576,000 and intangible assets in the amount of $71,000 was recorded in conjunction with the transaction. Parsons, Cote & Co., has been merged into Bailey and Haskell Associates, Inc.

      On June 28, 2006, the Bank completed its acquisition of Benefit Consulting Group LLC, an employee benefits consulting and retirement plan administration firm for $1.5 million in cash and established a note payable for $2.2 million to be paid over 24 months with interest at 5.00% per annum for intangible assets. There were no tangible assets acquired as part of the acquisition. Goodwill in the amount of $2.5 million and intangible assets in the amount of $1.1 million was recorded in conjunction with the transaction. The resulting company Benefit Consulting Group Inc. is a wholly-owned subsidiary of Oneida Savings Bank.

      On September 10, 2006, the Bank announced the signing of an agreement to acquire the Vernon Bank Corporation and its wholly owned subsidiary, the National Bank of Vernon. The acquisition is subject to the approvals of regulatory authorities. The stockholders of Vernon Bank Corporation have already approved the merger. Under the terms of the agreement, Oneida
      Savings Bank will pay $54.00 in cash for each of the 210,477 shares of common stock outstanding in Vernon Bank Corporation. The Bank expects to complete the merger in the second quarter 2007.

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

Operating Strategy

      In guiding the Bank's operations, management has implemented various strategies designed to enhance the institution's profitability consistent with safety and soundness considerations. These strategies include: (i) operating as a community bank that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) originating fixed-rate residential real estate loans primarily for resale in the secondary market and originating adjustable rate mortgage ("ARM") loans and hybrid ARM loans for retention by the Bank; (iii) increasing the level of higher yielding consumer, commercial real estate and commercial business loans; (iv) maintaining asset quality; and (v) increasing fee income and diversifying income sources.

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

      In recent years management has increased the services and products provided by the Bank to the communities it serves by offering services through its insurance agency subsidiary, offering trust services, offering new loan and deposit products, and seeking to expand into markets desiring the services of a community bank. Our special purpose commercial bank subsidiary ("SBC") allows the combined banking enterprise to solicit and service municipal deposit accounts from the various municipalities, school districts and other public funding sources throughout the market area. During 2006, the Bank completed its acquisition of Benefit Consulting Group LLC, an employee benefits consulting and retirement plan administration firm located in Syracuse, New York. This type of service was not offered prior to 2006. In addition, the Company is finishing completion of a new banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York. In September 2006, the Bank announced the signing of an agreement to acquire the Vernon Bank Corporation and its wholly owned subsidiary, the National Bank of Vernon. The Bank expects to complete the merger during the second quarter of 2007.

      Originating One-to-Four Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of one-to-four family residential loans within Madison County and the surrounding counties. As of December 31, 2006, approximately $85.9 million, or 34.4% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $60.0 million were adjustable rate mortgage ("ARM") loans and $25.9 million had fixed rates of interest. During the year ended December 31, 2006 and the year ended December 31, 2005, the Bank originated $30.5 million and $30.7 million, respectively, of one-to-four family mortgage loans. During the past year, and as a result of the continuation of relatively low market interest rates throughout the year, the Bank's one-to-four family loan originations have been primarily fixed-rate loans. The Bank generally sells its fixed-rate one-to-four family loans. Such loans are sold without recourse to the Bank and on a servicing retained basis. During the year ended December 31, 2006 and December 31, 2005, the Bank sold $17.0 million and $14.8 million, respectively, in fixed-rate one-to-four family loans. ARM loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years adjusting annually thereafter, represented a lower percentage of total originations. Of the $30.5 million in one-to-four family loans originated during the twelve months ended December 31, 2006, $21.9 million had fixed rates of interest. Loan origination volume has remained relatively stable during 2006 and 2005.

      Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate Lending. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 2006, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $44.0 million, $59.2 million and $35.3 million, respectively. In the aggregate, these loans totaled $138.6 million, or 55.5%, of the Bank's total loan portfolio, as compared with $132.8 million or 55.8% of the total loan portfolio at December 31, 2005. Because the yields on these loans are generally higher than the yields on one-to-four family residential real estate loans, the Bank's goal over the next several years is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

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

      At December 31, 2006, the Bank's ratio of nonperforming loans to total assets was 0.01% compared to 0.05% and 0.14% at December 31, 2005 and 2004, respectively. At December 31, 2006, the Bank's ratio of allowance for loan losses to net loans was 0.84% compared to 0.83% and 0.94% for the years ended December 31, 2005 and 2004. The Bank's ratio of net charge-offs to average loans for the year ended December 31, 2006 was 0.06% compared with a ratio of 0.17% and 0.28% during 2005 and 2004 respectively.

      Increasing Fee Income and Diversifying Income Sources. The Bank has sought to increase its income by increasing fee income and other sources of non-interest income. In this regard, the Bank continues to expand the insurance and financial services business of Bailey & Haskell Associates, Inc. ("B&H"), an insurance agency subsidiary of the Bank with six Central New York offices. The expansion of the Bank's financial services business has continued to provide an increasing revenue source for the Company. Total revenue earned from the sale of financial products was $9.6 million during 2006 as compared with $8.2 million for 2005 and $7.7 million during 2004. In February 2006, the Company completed its acquisition of Parsons, Cote & Company, Inc. an insurance agency in North Syracuse, NY. Subsequently, Parsons, Cote & Company, Inc. has been merged into B&H. In addition, in June 2006, the Company completed its acquisition of Benefit Consulting Group LLC, an employee benefits consulting and retirement plan administration firm. The resulting company Benefit Consulting Group Inc. is a wholly-owned subsidiary of Oneida Savings Bank. Benefit Consulting Group Inc. contributed $3.1 million in revenue during 2006.

      During 2006 the Bank continued a marketing program to attract new fee-based deposit accounts as well as the continued implementation of a checking account overdraft program for new and existing customers. This program allows a customer to occasionally overdraw their account with the Bank honoring payment of the overdraft based upon a variety of account information and prior customer spending experience. The combination of new account generation and the fees derived from the overdraft program has resulted in a significant increase in deposit account service fee revenue. The Bank also offers its customers internet banking and e-commerce capabilities as well as debit cards. These products and services represent growing sources of fee income and customer retention tools. Service charges on deposit accounts totaled $2.4 million for the year ended December 31, 2006 compared with $2.1 million and $2.0 million for the comparable periods in 2005 and 2004, respectively.

      The Bank continues to grow and expand the visibility of its Trust Department. Management expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 2006, the Trust Department had $110.5 million in assets under management compared with $98.5 million at December 31, 2005. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 2006, loans serviced by the Bank for others totaled $99.2 million compared with $96.6 million at December 31, 2005.

Financial Condition

      Assets. Total assets at December 31, 2006 were $442.9 million, an increase of $6.1 million or 1.4%, from $436.8 million at December 31, 2005. The increase in total assets was primarily attributable to an increase in net loans receivable of $11.1 million, an increase in premises and equipment of $4.7 million, an increase of $5.5 million in goodwill and other intangible assets and an increase in cash and cash equivalents of $5.8 million. The increases were partially offset by a decrease in investment securities of $20.7 million.

      Management continues to seek to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. This strategy is supported through the origination for sale in the secondary market of lower yielding fixed-rate one-to-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans increased by $5.7 million during 2006. Residential real estate loans increased $5.5 million during 2006. During the period of January 1, 2006 through December 31, 2006 a total of $17.0 million in fixed-rate residential mortgage loans were sold, compared with loan sales of $14.8 million during 2005.

      The increase in premises and equipment is the result of the construction of a 15,000 square foot insurance office in Clay, New York which replaced three leased office locations. This building was completed in July 2006. The Company also began construction of a new banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York which is expected to be completed during the first quarter of 2007. The estimated cost of constructing the facility is $6.0 million of which $3.7 million was capitalized as of December 31, 2006.

      The increase in goodwill is the result of the acquisitions of Parsons, Cote & Company and Benefit Consulting Group LLC which resulted in additional goodwill and other intangible assets of $5.5 million. In addition, the increase in goodwill is also due to the final contingent purchase consideration payment made relative to the acquisition of Bailey & Haskell Associates, Inc. Goodwill in the amount of $1.6 million, $1.2 million and $652,000 was recorded for the contingent purchase payments during 2006, 2005 and 2004 respectively.

      The increase in cash and cash equivalents of $5.8 million is due to the decrease in investment securities of $20.7 million offset by the decline in the borrowings from 2005 to 2006 of $15.9 million. The increase in cash was made in order to have on hand the acquisition price associated with the pending acquisition of Vernon Bank Corporation.

      The Bank reinvests loan sale and investment sale and maturity proceeds in other loan assets as new loan origination volume warrants. Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing the Bank to accommodate periods of increased loan demand.

      Liabilities. Total liabilities increased by $1.4 million or 0.4% to $384.5 million at December 31, 2006 from $383.2 million at December 31, 2005. The increase was primarily the result of an increase in deposits of $12.1 million, an increase in federal funds purchased of $4.0 million and an increase in other liabilities of $1.2 million offset by a decrease in borrowings of $15.9 million.

      Deposit accounts increased to $313.3 million at December 31, 2006 from $301.2 million at December 31, 2005. Interest-bearing deposit accounts decreased by $10.0 million or 4.0% and non-interest bearing deposit accounts increased $2.1 million or 4.0%, to $53.1 million at December 31, 2006 from $51.0 million at December 31, 2005. Core deposit accounts which include checking, savings and money market accounts increased $2.6 million. Time deposits increased $9.4 million or 8.6%.

      The decrease in borrowings is a result of not utilizing the overnight advances on the Bank's line of credit with the Federal Home Loan Bank of New York. At December 31, 2006 there was no outstanding overnight line of credit whereas the balance was $10.9 million as of December 31, 2005. The overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows. Absent the overnight line of credit, borrowings decreased $5.0 million or 7.5% to $61.4 million at December 31, 2006 from the level outstanding at December 31, 2005.

      Other liabilities increased $1.2 million to $5.9 million at December 31, 2006 from $4.7 million at December 31, 2005. Notes payable of $2.6 million were established during 2006 relating to the acquisitions of Parsons, Cote & Company and Benefit Consulting Group LLC and pay interest at 5% per annum over 24-26 months. As of December 31, 2006, notes payable outstanding was $1.4 million.

      Stockholders' Equity. Total stockholders' equity at December 31, 2006 was $58.4 million, an increase of $4.8 from $53.6 million at December 31, 2005. The increase in stockholders' equity reflects net income of $4.2 million. In addition,  accumulated  other  comprehensive  loss  decreased  $1.3  million  at
December 31, 2006 resulting from a increase in the market value of mortgage-backed and investment securities and an adjustment of the Company's minimum pension liability. Changes in interest rates resulted in a decrease in the net unrealized loss on the Bank's available for sale securities. The Company's minimum pension liability at December 31, 2006 was $1.6 million as compared with $2.1 million at December 31, 2005. Share based compensation earned under the Company's stock plans was $230,000 during 2006 as compared to $87,000 during 2005. Unearned common shares issued under the Bank's ESOP plan were reduced by $146,000 representing ESOP stock earned by plan participants during 2006. In addition, stockholders' equity also increased due to a reduction in treasury stock of 10,981 shares used to fund the exercise of stock options by plan participants in connection with the Company's 2000 Stock Option Plan.

      Partially offsetting the increases in stockholders' equity was the payment of cash dividends to stockholders. Stockholders were paid dividends during 2006 of $0.45 per share resulting in a reduction in stockholders' equity of $1.3 million.

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

      Net Margin Analysis. The following table sets forth certain information relating to the Bank for the years ending December 31, 2006, 2005 and 2004. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.

                                                        2006                        2005                         2004
                                           ---------------------------  ---------------------------  ----------------------------
                                            Average             Yield/   Average             Yield/   Average             Yield/
                                            Balance   Interest   Rate    Balance   Interest   Rate    Balance   Interest   Rate
                                           ---------  --------  ------  ---------  --------  ------  ---------  --------  -------
                                                                          ( dollars in thousands )
Interest-earning assets:
   Loans receivable                        $ 243,661  $ 16,165    6.63% $ 226,940  $ 14,197    6.26% $ 208,417  $ 12,907     6.19%
   Investment and MBS securities             107,479     5,080    4.73%   132,251     6,026    4.56%   147,553     6,043     4.10%
   Federal funds                               3,014       178    5.91%     1,349        49    3.63%     2,424        43     1.77%
   Equity securities                          17,677       838    4.74%    19,934       740    3.71%    18,422       671     3.64%
----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                371,831    22,261    5.99%   380,474    21,012    5.52%   376,816    19,664     5.22%
----------------------------------------------------------------------------------------------------------------------------------
Non interest-earning assets:
   Cash and due from banks                    10,440                       10,781                       10,389
   Other assets                               53,147                       41,566                       40,882
                                           ---------                    ---------                    ---------
      Total Assets                         $ 435,418                    $ 432,821                    $ 428,087
                                           =========                    =========                    =========
Interest-bearing liabilities:
   Money market deposits                   $  43,664  $  1,135    2.60% $  44,352  $    706    1.59% $  39,041  $    324     0.83%
   Savings accounts                           68,165       483    0.71%    73,036       395    0.54%    74,203       328     0.44%
   Interest-bearing checking                  30,979       143    0.46%    29,348       132    0.45%    24,952        97     0.39%
   Time deposits                             109,711     4,202    3.83%   109,030     3,313    3.04%   117,203     3,227     2.75%
   Borrowings                                 67,749     3,383    4.99%    68,372     3,139    4.59%    65,795     2,861     4.35%
   Notes payable                               1,016       100    9.84%        37         2    5.41%         0         0     0.00%
----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities           321,284     9,446    2.94%   324,175     7,687    2.37%   321,194     6,837     2.13%
----------------------------------------------------------------------------------------------------------------------------------
Non interest-bearing liabilities:
   Demand deposits                            51,737                       50,490                       50,497
   Other liabilities                           7,629                        5,321                        5,693
                                           ---------                    ---------                    ---------
      Total liabilities                      380,650                      379,986                      377,384
                                           ---------                    ---------                    ---------
   Stockholders' equity                       54,768                       52,835                       50,703
                                           ---------                    ---------                    ---------
      Total Liabilities and
         Stockholders' Equity              $ 435,418                    $ 432,821                    $ 428,087
                                           =========                    =========                    =========

      Net interest income                             $ 12,815                     $ 13,325                     $ 12,827
                                                      --------                     --------                     --------
      Net interest spread                                         3.05%                        3.15%                         3.09%
                                                                ------                       ------                       -------
      Net earning assets                   $  50,547                    $  56,299                    $  55,622
                                           ---------                    ---------                    ---------
      Net interest margin                                 3.45%                        3.50%                        3.40%
                                                      --------                     --------                     --------
      Ratio of interest-earning
         assets to interest-bearing
         liabilities                                    115.73%                      117.37%                      117.32%
                                                      --------                     --------                     --------

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

                                                                 2006 vs. 2005                         2005 vs. 2004
                                                       --------------------------------------------------------------------------
                                                        Increase / (Decrease)                 Increase / (Decrease)
                                                               Due to              Total              Due to             Total
                                                       ----------------------    Increase/   -----------------------   Increase/
                                                         Volume       Rate      (Decrease)     Volume       Rate       (Decrease)
                                                       --------------------------------------------------------------------------

                                                                                     (In Thousands)
Interest-earning assets:
   Loans receivable                                    $    1,109   $     859   $    1,968   $    1,159   $      131   $   1,290
   Investment and mortgage-backed securities               (1,171)        225         (946)        (697)         680         (17)
   Federal funds                                               98          31          129          (39)          45           6
   Equity securities                                         (107)        205           98           56           13          69
---------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets                    $      (71)  $   1,320   $    1,249   $      479   $      869   $   1,348
---------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Money market deposits                               $      (18)  $     447   $      429   $       85   $      297   $     382
   Savings accounts                                           (35)        123           88           (6)          73          67
   Interest-bearing checking                                    8           3           11           20           15          35
   Time deposits                                               26         863          889         (248)         334          86
   Borrowings                                                 (31)        275          244          118          162         280
   Notes payable                                               96           2           98          118          162         280
---------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities               $       46   $   1,713   $    1,759   $       87   $    1,043   $   1,130
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
      Net (decrease) increase in net interest income                            $     (510)                            $     218
=================================================================================================================================

Comparison of Operating Results for the Years Ended December 31, 2006 and December 31, 2005.

      General. Net income for the year ended December 31, 2006 increased by $340,000, to $4.2 million from $3.9 million for the year ended December 31, 2005. Basic earnings per share increased 7.8%, to $0.55 for the year ended December 31, 2006 as compared with the 2005 reported basic earnings per share of $0.51. The increase in net income was due primarily to an increase in other income and a decrease in the provision for loan losses. Partially offsetting the increases in income was a decrease in net interest income and increases in non-interest expense and the provision for income taxes. The decrease in net interest income is due primarily to a decrease in net earning assets and a decrease in net interest margin given the impact caused by rising short term rates and the inverted yield curve.

      Interest and Dividend Income. Interest and dividend income increased by $1.3 million or 5.9%, to $22.3 million for the year ended December 31, 2006 from $21.0 million for the year ended December 31, 2005. Interest and fees on loans increased by $2.0 million for the year ended December 31, 2006 as compared with the same period in 2005. Interest income earned on federal funds sold increased $129,000 during 2006 as compared with the year ended December 31, 2005. Offsetting these increases in income was interest and dividend income on mortgage-backed and other investment securities which decreased $848,000 to $5.9 million for the year ended December 31, 2006 from $6.8 million for the year ended December 31, 2005.

      The increase in income on loans resulted from an increase of $16.7 million in the average balance of loans to $243.7 million in 2006 from $226.9 million in 2005 as well as a 37 basis point increase in the average yield on loans to 6.63% from 6.26%. The increase in loans reflects management's strategy to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed-rate residential real estate loans sold in the secondary market on a servicing retained basis. As of December 31, 2006 residential real estate loans totaled $109.4 million, an increase of $5.5 million from December 31, 2005. During the 2006 year a total of $17.0 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial real estate loans increased $4.9 million to $59.2 million at December 31, 2006 from $54.3 million at December 31, 2005. At December 31, 2006 total loans receivable were $249.5 million as compared with $238.0 million at December 31, 2005, an increase of 4.8%. The increase in the yield on loans is a result of the higher market interest rates during 2006 as compared with 2005 and the changes in the composition of the loan portfolio to higher yielding loans.

      The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of $24.8 million in the average balance of investment and mortgage-backed securities to $107.5 million at December 31, 2006 from $132.3 million at December 31, 2005 offset by an increase of 17 basis points in the average yield on investments and mortgage-backed securities. The decrease in the average balance on investment and mortgage-backed securities is the result of sales, maturities and repayments throughout the year to provide liquidity during periods of increased loan demand and deposit outflows as well as provide liquidity for the acquisition of Vernon Bank Corporation.

      Interest income on federal funds sold increased as a result of an increase of 228 basis points in the average yield earned on federal funds sold as a result of the Federal Reserve's actions to increase short term interest rates. Contributing to the increase in interest income on federal funds was an increase in the average balance of federal funds sold during the 2006 period as compared with 2005. The increase in the average balance of federal funds sold reflects a decision to reallocate assets from investment securities during the year.

      Income from equity securities increased $98,000 due to an increase in the average yield of 103 basis points. The increase in average yield was offset by a decrease in the average balance of $2.3 million from $19.9 million as of December 31, 2005 to $17.7 million as of December 31, 2006 due to sales during the year.

      Interest Expense. Interest expense was $9.4 million for the year ended December 31, 2006 an increase of $1.8 million, or 22.9% from $7.7 million for the year ended December 31, 2005. The increase in interest expense was primarily due to an increase in interest paid on deposit accounts during 2006 of $1.4 million, increasing to $6.0 million during 2006 from $4.5 million during 2005. In addition, borrowing expense increased to $3.4 million for 2006 compared with $3.1 million for 2005.

      The increase in interest expense paid on deposits was primarily due to an increase in the average rate paid on deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, decreased on average $3.9 million, or 2.7%, to $142.8 million at an average cost of 1.23% during 2006 from $146.7 million at an average cost of 0.84% during 2005. During the same period the average balance of time deposits increased $681,000 or 0.6%, to $109.7 million in 2006 from $109.0 million during 2005 and the average rate paid on time deposits increased 79 basis points.

      The increase in the cost of retail deposits was primarily a result of an increase in market interest rates during 2006 resulting in increased rates of interest paid on retail deposits, particularly short-term, core deposits and variable rate deposit accounts. Time deposit accounts are typically offered at a fixed rate of interest for a fixed maturity period. The increase in short term market interest rates during 2006 are expected to continue to result in a higher cost of funds for deposits during 2007.

      The increase in borrowing expense was due to the increase of 40 basis points in the average rate paid on borrowed funds offset by a decrease in the average balance of borrowings outstanding in the 2006 period to $67.7 million as compared with $68.4 million during the 2005 period. The increase in the average rate paid on borrowed funds was due to higher short term rates during 2006 as compared with 2005.

      The increase in notes payable expense was due to the increase in average balance of $979,000 as well as an increase in the average yield outstanding. The notes payable represent balances owed to both Parsons, Cote & Company and Benefit Consulting Group LLC as part of the acquisition of those companies during the year.

      Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb probable incurred credit losses. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Management evaluates the adequacy of the allowance and determines the appropriate level of provision for loan losses by applying a range of estimated loss percentages to each category of performing and classified loans. The evaluation considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Management assesses the allowance for loan losses on a quarterly basis and makes appropriate provisions for loan losses.

      Provisions of $280,000 and $360,000 were made to the allowance for loan losses during the years ended December 31, 2006 and 2005, respectively. The additions made to the allowance for loan losses during 2006 were deemed prudent due to the continued origination for retention in the Bank's loan portfolio of commercial real estate loans, commercial business loans and consumer loans during 2006 and 2005. During 2006 a total of $57.4 million of commercial real estate loans, commercial business loans and consumer loans were originated as compared with $74.1 million during 2005. At December 31, 2006 commercial real estate loans, commercial business loans and consumer loans totaled $138.6 million as compared with $132.8 million at December 31, 2005, an increase of 4.3%. Nonperforming loans remained at low levels during the years ended December 31, 2006 and 2005, totaling $51,000 or 0.01% of total loans at December 31, 2006 compared with $225,000 or 0.05% of total loans at December 31, 2005. Net charge-off activity for the year ended December 31, 2006 was $158,000 as compared with $383,000 in net charge-offs during 2005. The balance of the allowance for loan losses was $2.1 million or 0.84% of loans receivable at December 31, 2006 compared with $2.0 million or 0.83% of loans receivable at December 31, 2005.

      Non-interest Income. Non-interest income increased by $5.1 million, or 42.8%, to $17.0 million for the year ended December 31, 2006 from $11.9 million for the year ended December 31, 2005. The increase in other non-interest income was the result of increases in commissions and fees earned on the sale of non-banking products and an increase in service charges on deposit accounts.

      Revenue derived from the Company's insurance agency subsidiary activities increased $1.4 million or 17.6% to $9.6 million during 2006 as compared with 2005 due in part to the February 2006 acquisition of a Syracuse, New York based insurance agency. During 2006, the Company also acquired a financial services and employee benefit consulting firm operating as Benefit Consulting Group Inc. This acquired business provided non-interest income of $3.1 million during 2006, a revenue source and business activity that did not exist for the Company prior to 2006.

      Deposit account service fees also contributed to the improvement in non-interest income, increasing to $2.4 million in income during December 31, 2006 from $2.1 million during December 31, 2005. The combination of new account generation and the fees derived from the overdraft program resulted in the increase in deposit account service fee revenue.

      The Company experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans. Such income increased to $419,000 during 2006 compared with $369,000 during 2005. The increase is primarily the result of an increase in the volume of loan activity in 2006 as compared with 2005. Revenue in the amount of $494,000 was recognized as a result of an increase in the cash surrender value of Bank-Owned Life Insurance ("BOLI") during 2006 as compared with $473,000 in revenue recognized during 2005. The increase in revenue is the result of an increase in the variable rate earned during 2006 on the insurance policies owned.

      Net investment securities gains realized increased $33,000 during the year ended December 31, 2006 as compared with the year ended December 31, 2005.

      Non-interest Expense. Non-interest expense increased by $4.2 million to $23.8 million for the year ended December 31, 2006 from $19.6 million for the year ended December 31, 2005. The increase was primarily due to salary and employee benefits expense which increased $3.1 million to $15.5 million for the year ended December 31, 2006 from $12.4 million for the year ended December 31, 2005.

      Salaries, wages and other compensation paid to employees of the Company during 2006 was $11.9 million, an increase of $2.4 million or 25.0%, as compared with compensation expense of $9.5 million during 2005. The increase in compensation expense was primarily the result of an increase in compensation expense paid to insurance sales representatives consistent with the increased level of commissions earned by the Company from the sale of financial products and the addition of employees following the acquisition of Benefit Consulting Group. In addition, the Company approved a 2006 Management Recognition and Retention Plan for directors, officers and key employees. The implementation of this plan resulted in benefit expense of $221,000 for 2006 as compared with $87,000 in 2005 which was for the 2000 Management Recognition and Retention Plan.

      Building occupancy and equipment expense increased $332,000 to $3.6 million for the year ended December 31, 2006 as compared to $3.3 million during 2005. The increase was largely due to the addition of Benefit Consulting Group Inc. which incurred $227,000 of expense during 2006.

      Provision for Income Taxes. Income tax expense was $1.5 million for the year ended December 31, 2006 an increase of $136,000 from the 2005 income tax provisions of $1.4 million. The increase in income tax provision is due to the decrease in tax exempt and tax preferred investment income of the Company which qualifies for dividends received deductions. The effective tax rate was 26.7% during 2006 as compared with 26.5% during 2005.

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

      Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis;
(iii) seeking to increase and diversify the Company's sources of revenue, particularly non-interest income and (iv) managing the Company's investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates and better matches the maturities of the Bank's certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2006 totaled $80.3 million, or 25.0% of total interest-bearing liabilities. As a result of the inverted yield curve we expect that the cost of retaining maturing certificates of deposit during 2007 will significantly increase our interest expense and pressure our interest rate spread and net interest margin. The wholesale arbitrage strategy of investing allows the Company to invest in longer-term assets while managing the additional interest rate risk with liabilities of similar maturity or repricing characteristics. Borrowed funds that mature in one year or less at December 31, 2006 totaled $7.5 million, or 2.3% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

      The Company uses a computer simulation model to assist in monitoring interest rate risk. As of December 31, 2006 a 200 basis point increase in market interest rates was estimated to have a positive impact of 0.3% on net interest income during 2007 while a 100 basis point decline in rates would have a negative impact of 1.1% on net interest income during 2007. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

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

      In February 2002, a joint statement was issued by the Oneidas, State of New York and the counties of Madison and Oneida, indicating that the framework for a settlement had been agreed upon subject to the approval by the State legislature and the federal government. The Oneidas of Wisconsin and the Stockbridge-Munsee Band of Mohican Indians have commenced separate actions in the United States District Court for the Northern District of New York to dispute and interrupt any settlement pending.

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

      Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and
(vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2006, cash and interest-bearing deposits totaled $18.7 million, or 4.2% of total assets.

      If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2006, the Bank has available an $84.8 million line of credit with the Federal Home Loan Bank of which $0 million was outstanding. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. The Bank also maintains lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2006 the Bank had approximately $10.0 million available to it under these borrowing arrangements.

      The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2006, the Bank had outstanding commitments to originate loans of $46.5 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

      Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2006, totaled $80.3 million. Based upon the Bank's experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

      In 2007, the Company is completing the renovation and expansion of the Bank's retail banking franchise. The construction costs and equipment of this is expected to cost approximately $6.0 million of which $3.7 million has been capitalized as of December 31, 2006. Management anticipates it will have sufficient funds available to meet its planned capital expenditures throughout 2007.

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

      Based on the foregoing, the Bank is currently classified as a "well capitalized" savings institution.

                                          MINIMUM
                                          REQUIRED   ACTUAL
                                          --------   ------
Tier I Capital to Average Assets             4%       8.89%
Tier I Capital to Risk-Weighted Assets       4%      12.63%
Total Capital to Risk-Weighted Assets        8%      13.36%

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. The Company has various financial obligations, including contractual obligations and commitments that may require future cash payments.

      Contractual Obligations: The following table presents as of December 31, 2006, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

        (Dollars in thousands)                                   Payments Due In
--------------------------------------   ---------------------------------------------------------------
                                Note     One Year   One to Three   Three to Five   Over Five
Contractual Obligation       Reference    or Less       Years          Years         Years       Total
-----------------------      ---------   --------   ------------   -------------   ---------   ---------
Certificates of Deposit          7       $ 80,337     $ 28,375       $   9,250     $      62   $ 118,024
Federal Funds Purchased          1       $  4,000                                              $   4,000
Borrowings                       8       $  7,500     $ 30,400       $  13,500     $  10,000   $  61,400
Notes payable                    8       $  1,411                                              $   1,411

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

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2006. Further discussion of these commitments and off-balance sheet arrangements is included in Note 14 to the consolidated financial statements.

In thousands)
                                   One        One to                 Over
                                   Year       Three     Three To     Five
Commitments to extend credit:      Or Less    years     Five years   years     Total
Commercial                         $ 31,335   $   --    $       --   $    --   $ 31,335
Residential real estate               2,939       --            --        --      2,939
Revolving home equity lines             389      383           714     8,889     10,375
Consumer revolving credit             1,228       --            --        --      1,228
Standby letters of credit               573        7            --        --        580

Impact of New Accounting Standards

      FASB Statement No. 158. In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132( R). This Statement requires an employer recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer's fiscal year-end, starting in 2008. Adoption of the FASB did not have a material impact on the financial statements of Oneida Financial Corp.

      SAB 108. In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment and is recorded in opening retained earnings as of January 1, 2006. The Company applied the SAB 108 cumulative catch-up treatment for certain direct loan origination costs which had previously been expensed as incurred rather than deferred and then amortized over the life of the loan. The adjustment had accumulated since 2001 and management determined that no prior period's net income had been materially misstated. The cumulative adjustment resulted in an increase to loans for the estimated deferred loan origination costs of $307,089, with an $184,253 increase to beginning retained earnings, net of a decrease to deferred federal income taxes included in other assets of $122,836.

Effect of Newly Issued But Not Yet Effective Accounting Standards

      In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment to FASB Statement No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interest in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity's first fiscal year that begins after September 15, 2006. Management does not expect the adoption of this statement to have a material impact on its consolidated financial position or results of operations.

      In March 2006, The FASB issued Statement No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity's exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. Management does not expect the adoption of this statement will have a material impact on its consolidated financial position or results of operations.

      In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not completed its evaluation of the impact of the adoption of this standard.

      In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN
48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

      In September 2006, the FASB Emerging Tax Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement. The required accrued liability will be based on either the post-employment or cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Company has not completed its evaluation of the impact of adoption of EITF 06-4.

      In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policy holder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender the policy. This issue is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of this issue will have a material impact on the financial statements.

      Market for Common Stock. The Company's common stock commenced trading on December 30, 1998. The table below provides information on the high and low trading prices of the common stock for the periods indicated, as reported on the Global Market System of the NASDAQ Stock Market, as well as the dividends paid during such periods. All information provided has been adjusted for the 3-for-2 stock split of April 23, 2002 and the 3-for-2 stock split of February 24, 2004. Oneida Financial Corp.'s common stock is traded on the NASDAQ market under the symbol "ONFC".

          Quarter                       Dividends             Quarter                       Dividends
Year      Ending       High     Low        Paid     Year      Ending       High      Low       Paid
----   ------------   ------   ------   ---------   ----   ------------   ------   ------   ---------
2005   March 31       $14.30   $11.37     $0.20     2006   March 31       $12.10   $10.21     $0.22
       June 30        $17.20   $10.66     $0.00            June 30        $12.18   $ 9.75     $0.00
       September 30   $14.00   $10.85     $0.21            September 30   $12.86   $10.76     $0.23
       December 31    $11.90   $ 9.82     $0.00            December 31    $12.10   $11.05     $0.00

      As of December 31, 2006, there were 8,322,452 shares of the Company's common stock issued and approximately 741 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

      The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2006, as shown in the table above. The Board will review the dividend regularly and expects to maintain a regular semiannual dividend in the future, based upon the Company's earnings, financial condition and other factors.

Stock Performance Graph

      Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning December 31, 2001, as reported by the Nasdaq Market, through December 31, 2006, (b) the cumulative total return on stocks included in the S&P 500 Index over such period, (c) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (d) the cumulative total return of publicly traded thrifts or thrift holding companies in the mutual holding company structure over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.

                           [PERFORMANCE GRAPH OMITTED]

                                                  Period Ending
                         ---------------------------------------------------------------
Index                    12/31/01   12/31/02   12/31/03   12/31/04   12/31/05   12/31/06
----------------------------------------------------------------------------------------
Oneida Financial Corp.    100.00     126.10     159.00     153.07     114.83     141.03
S&P 500                   100.00      76.63      96.85     105.56     108.73     123.54
MHC Thrifts               100.00     138.66     227.24     249.93     248.49     330.59
Nasdaq Bank Index         100.00     104.42     141.57     150.58     144.06     159.92

      Assuming an initial investment in the Common Stock of Oneida Financial Corp. of $100.00 at December 31, 2001, the cumulative total value with dividends reinvested would be $141.03 at December 31, 2006.