Form 10-K, Exhibit 13
period 2007-12-31
ONEIDA FINANCIAL CORP
filed 2008-03-27
CIK 1070190

EXHIBIT 13

                       2007 ANNUAL REPORT TO STOCKHOLDERS

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2007 and 2006

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Oneida Financial Corp.
Oneida, New York

We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
March 24, 2008
Livingston, New Jersey

Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2007 and 2006
--------------------------------------------------------------------------------

                                                                                                   2007             2006
Assets
Cash and due from banks                                                                      $   14,743,978   $   12,513,825
Federal funds sold                                                                                1,716,576        6,196,350
                                                                                             --------------   --------------
       Total cash and cash equivalents                                                           16,460,554       18,710,175

Investment securities, at fair value                                                             96,111,253       85,716,934
Mortgage-backed securities, at fair value                                                        46,583,345       29,081,093

Mortgage loans held for sale                                                                      3,593,329        1,581,354

Loans receivable                                                                                283,335,827      247,940,422
Allowance for loan losses                                                                        (2,511,310)      (2,080,913)
                                                                                             --------------   --------------
       Net loans receivable                                                                     280,824,517      245,859,509

Federal Home Loan Bank stock                                                                      3,403,700        3,227,600
Premises and equipment, net                                                                      22,532,492       17,427,771
Accrued interest receivable                                                                       2,657,712        2,088,005
Cash surrender value - life insurance                                                            14,480,218       11,675,590
Other assets                                                                                     10,234,472        7,698,857
Goodwill                                                                                         22,792,602       18,137,040
Other intangible assets                                                                           2,640,586        1,733,011
                                                                                             --------------   --------------

       Total Assets                                                                          $  522,314,780   $  442,936,939
                                                                                             ==============   ==============
Liabilities and Stockholders' Equity

Interest bearing deposits                                                                    $  334,444,264   $  260,172,614
Non-interest bearing deposits                                                                    65,685,030       53,097,399
Federal funds purchased                                                                                  --        4,000,000
Borrowings                                                                                       56,400,000       61,400,000
Notes payable                                                                                       158,274        1,410,959
Other liabilities                                                                                 6,286,988        4,456,181
                                                                                             --------------   --------------
       Total liabilities                                                                        462,974,556      384,537,153
                                                                                             --------------   --------------
Commitments and contingent liabilities (Note 14)                                                         --               --

Stockholders' equity:
   Preferred stock, 1,000,000 shares authorized                                                          --               --
   Common stock, $.01 par value, 20,000,000 shares authorized;
     8,322,452 shares issued                                                                         83,225           83,225
   Additional paid-in capital                                                                    19,053,113       18,704,350
   Retained earnings                                                                             46,434,898       44,579,507
   Accumulated other comprehensive loss                                                          (3,161,222)      (1,786,692)
   Treasury stock (at cost, 537,256 and 541,621 shares)                                          (3,069,790)      (3,038,926)
   Common shares issued under employee stock plans - unearned                                            --         (141,678)
                                                                                             --------------   --------------
       Total stockholders' equity                                                                59,340,224       58,399,786
                                                                                             --------------   --------------

       Total Liabilities and Stockholders' Equity                                            $  522,314,780   $  442,936,939
                                                                                             ==============   ==============

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2007, 2006 and 2005
--------------------------------------------------------------------------------

                                                                                       2007            2006           2005
Interest and dividend income:
   Interest and fees on loans                                                   $    18,551,557   $  16,164,799   $ 14,197,105
   Interest and dividends on investment securities:
     U. S. Government and agency obligations                                          1,727,445       1,436,634      1,465,414
     Corporate debt and equity obligations                                            2,080,557       2,038,255      2,387,865
     Mortgage-backed securities                                                       1,588,704       1,278,233      1,585,572
     Tax exempt securities                                                              600,702         916,936      1,171,125
     Other                                                                              294,781         248,205        155,257
   Interest on federal funds sold
     and interest-earning deposits                                                      829,079         177,568         49,112
                                                                                ---------------   -------------   ------------

       Total interest and dividend income                                            25,672,825      22,260,630     21,011,450
                                                                                ---------------   -------------   ------------
Interest expense:
   Savings deposits                                                                     569,628         483,296        395,480
   Money market and interest-bearing checking                                         2,095,836       1,278,245        836,691
   Time deposits                                                                      6,371,634       4,202,134      3,313,306
   Federal funds purchased                                                               53,120          35,799             --
   Short-term borrowings                                                                364,976         673,905        339,640
   Long-term borrowings                                                               2,572,589       2,772,769      2,801,648
                                                                                ---------------   -------------   ------------

       Total interest expense                                                        12,027,783       9,446,148      7,686,765
                                                                                ---------------   -------------   ------------
       Net interest income                                                           13,645,042      12,814,482     13,324,685

Provision for loan losses                                                                    --         280,000        360,000
                                                                                ---------------   -------------   ------------
       Net interest income after
         provision for loan losses                                                   13,645,042      12,534,482     12,964,685

Net investment security gains                                                           352,825         307,546        274,934
Other income                                                                         17,837,947      16,671,167     11,617,476
Other expenses                                                                       26,963,857      23,789,303     19,609,518
                                                                                ---------------   -------------   ------------
       Income before income taxes                                                     4,871,957       5,723,892      5,247,577

Provision for income taxes                                                            1,367,650       1,525,900      1,390,000
                                                                                ---------------   -------------   ------------

       Net Income                                                               $     3,504,307   $   4,197,992   $  3,857,577
                                                                                ===============   =============   ============

Earnings per share - basic                                                      $          0.46   $        0.55   $       0.51
                                                                                ===============   =============   ============

Earnings per share - diluted                                                    $          0.45   $        0.54   $       0.50
                                                                                ===============   =============   ============

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2007, 2006 and 2005
--------------------------------------------------------------------------------

                                                                                Additional
                                                            Common Stock          Paid-In       Retained     Comprehensive
                                                          Shares     Amount       Capital       Earnings         Income
Balance at December 31, 2004                            8,242,452   $ 82,425   $ 17,946,002   $ 39,196,498
Net income                                                                                       3,857,577   $   3,857,577
                                                                                                             -------------
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
      during period                                                                                             (3,109,267)
   Reclassification adjustment for gains included
      in net income                                                                                               (274,934)
                                                                                                             -------------
      Net unrealized holding losses                                                                             (3,384,201)
      Change in unrealized loss on pension benefits                                                               (111,339)
                                                                                                             -------------
   Other comprehensive loss before tax                                                                          (3,495,540)
   Income tax benefit                                                                                            1,398,216
                                                                                                             -------------
   Other comprehensive loss, net of tax                                                                         (2,097,324)
                                                                                                             -------------
Comprehensive income                                                                                         $   1,760,253
                                                                                                             =============
Shares issued under stock plans                                                      16,160
Shares issued under ESOP plan                                                       211,567
Shares earned under stock plans
Tax benefit from stock plans                                                        127,497
Common stock cash dividends: $.41 per share                                                     (1,343,335)
Treasury stock purchased
Treasury stock reissued                                                              (1,214)
                                                        --------------------------------------------------

Balance at December 31, 2005                            8,242,452   $ 82,425   $ 18,300,012   $ 41,710,740              --
Reclassification of unearned stock based
   compensation in accordance with SFAS No. 123R                                    (51,404)
Cumulative adjustment related to SAB 108 adoption                                                  184,253
Net income                                                                                       4,197,992   $   4,197,992
                                                                                                             -------------
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
      during period                                                                                              2,101,309
   Reclassification adjustment for gains included
      in net income                                                                                               (307,546)
                                                                                                             -------------
      Net unrealized holding gains                                                                               1,793,763
      Change in unrealized loss on pension benefits                                                                414,385
                                                                                                             -------------
   Other comprehensive income before tax                                                                         2,208,148
   Income tax provision                                                                                           (883,259)
                                                                                                             -------------
   Other comprehensive income, net of tax                                                                        1,324,889
                                                                                                             -------------
Comprehensive income                                                                                         $   5,522,881
                                                                                                             =============
Adjustment to initially apply SFAS No. 158
   net of tax, (Note 1)
Shares issued under stock plans                            80,000        800           (800)
Shares issued under ESOP plan                                                       195,141
Shares earned under stock plans                                                     229,779
Tax benefit from stock plans                                                         31,950
Common stock cash dividends: $.45 per share                                                     (1,513,478)
Treasury stock reissued                                                                (328)
                                                        --------------------------------------------------

Balance at December 31, 2006                            8,322,452   $ 83,225   $ 18,704,350   $ 44,579,507              --
                                                        =========   ========   ============   ============

                                                                                       Common Stock
                                                         Accumulated                   Issued Under     Unearned
                                                            Other                        Employee         Stock
                                                        Comprehensive     Treasury    Stock Plans -       Based
                                                         Income(Loss)      Stock         Unearned     Compensation       Total
Balance at December 31, 2004                            $    (993,691)  $(3,029,880)  $    (434,674)  $   (122,229)  $ 52,644,451
Net income                                                                                                              3,857,577
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
      during period
   Reclassification adjustment for gains included
      in net income
      Net unrealized holding losses
      Change in unrealized loss on pension benefits
   Other comprehensive loss before tax
   Income tax benefit
   Other comprehensive loss, net of tax                    (2,097,324)                                                 (2,097,324)
Comprehensive income
Shares issued under stock plans                                                                            (16,160)            --
Shares issued under ESOP plan                                                               146,498                       358,065
Shares earned under stock plans                                                                             86,985         86,985
Tax benefit from stock plans                                                                                              127,497
Common stock cash dividends: $.41 per share                                                                            (1,343,335)
Treasury stock purchased                                                    (93,000)                                      (93,000)
Treasury stock reissued                                                      48,588                                        47,374
                                                        -------------   ---------------------------------------------------------

Balance at December 31, 2005                            $  (3,091,015)  $(3,074,292)  $    (288,176)  $    (51,404)  $ 53,588,290
Reclassification of unearned stock based
   compensation in accordance with SFAS No. 123R                                                            51,404             --
Cumulative adjustment related to SAB 108 adoption                                                                         184,253
Net income                                                                                                              4,197,992
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
      during period
   Reclassification adjustment for gains included
      in net income
      Net unrealized holding gains
      Change in unrealized loss on pension benefits
   Other comprehensive income before tax
   Income tax provision
   Other comprehensive income, net of tax                   1,324,889                                                   1,324,889
Comprehensive income
Adjustment to initially apply SFAS No. 158
   net of tax, (Note 1)                                       (20,566)                                                    (20,566)
Shares issued under stock plans                                                                                                --
Shares issued under ESOP plan                                                               146,498                       341,639
Shares earned under stock plans                                                                                           229,779
Tax benefit from stock plans                                                                                               31,950
Common stock cash dividends: $.45 per share                                                                            (1,513,478)
Treasury stock reissued                                                      35,366                                        35,038
                                                        -------------   ----------------------------------------------------------

Balance at December 31, 2006                            $  (1,786,692)  $(3,038,926)  $    (141,678)  $         --   $ 58,399,786
                                                        =============   ===========   =============   ============   ============

                                   (Continued)

Oneida Financial Corp.

Years Ended December 31, 2007, 2006 and 2005
--------------------------------------------------------------------------------

                                                                                Additional
                                                            Common Stock          Paid-In       Retained     Comprehensive
                                                          Shares     Amount       Capital       Earnings         Income
Balance at December 31, 2006 (continued)                8,322,452   $ 83,225   $ 18,704,350   $ 44,579,507
Net income                                                                                       3,504,307   $   3,504,307
                                                                                                             -------------
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
      during period                                                                                             (2,167,052)
   Reclassification adjustment for gains included
      in net income                                                                                               (352,825)
                                                                                                             -------------
      Net unrealized holding losses                                                                             (2,519,877)
      Change in unrealized loss on pension benefits                                                                228,994
                                                                                                             -------------
   Other comprehensive loss before tax                                                                          (2,290,883)
   Income tax benefit                                                                                              916,353
                                                                                                             -------------
   Other comprehensive loss, net of tax                                                                         (1,374,530)
                                                                                                             -------------
Comprehensive income                                                                                         $   2,129,777
                                                                                                             =============
Shares issued under ESOP plan                                                       195,730
Shares earned under stock plans                                                     153,210
Common stock cash dividends: $.48 per share                                                     (1,648,916)
Treasury stock purchased
Treasury stock reissued                                                                (177)
                                                        --------------------------------------------------
Balance at December 31, 2007                            8,322,452   $ 83,225   $ 19,053,113   $ 46,434,898              --
                                                        =========   ========   ============   ============

                                                                                        Common Stock
                                                         Accumulated                    Issued Under     Unearned
                                                            Other                         Employee         Stock
                                                        Comprehensive     Treasury     Stock Plans -       Based
                                                         Income(Loss)       Stock         Unearned     Compensation      Total
Balance at December 31, 2006 (continued)                $  (1,786,692)  $ (3,038,926)  $    (141,678)  $         --   $ 58,399,786
Net income                                                                                                               3,504,307
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
      during period
   Reclassification adjustment for gains included
      in net income
      Net unrealized holding losses
      Change in unrealized loss on pension benefits
   Other comprehensive loss before tax
   Income tax benefit
   Other comprehensive loss, net of tax                    (1,374,530)                                                  (1,374,530)
Comprehensive income
Shares issued under ESOP plan                                                                141,678                       337,408
Shares earned under stock plans                                                                                            153,210
Common stock cash dividends: $.48 per share                                                                             (1,648,916)
Treasury stock purchased                                                     (65,159)                                      (65,159)
Treasury stock reissued                                                       34,295                                        34,118
                                                        -------------   ----------------------------------------------------------

Balance at December 31, 2007                            $  (3,161,222)  $ (3,069,790)  $          --   $         --   $ 59,340,224
                                                        =============   ============   =============   ============   ============

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31, 2007, 2006 and 2005
--------------------------------------------------------------------------------

                                                                                       2007             2006             2005
Operating activities:
   Net income                                                                     $   3,504,307    $   4,197,992    $   3,857,577
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                   1,954,067        1,476,978        1,106,754
      Amortization of premiums and (accretion of discounts) on securities, net           75,141           81,758          208,509
      Provision for loan losses                                                              --          280,000          360,000
      Provision for deferred income taxes                                               109,065          285,229          (98,000)
      (Gain) Loss on sale of premises and equipment                                     (15,000)        (132,027)          15,396
      (Gain) Loss on available for sale securities, net                                (352,825)        (307,546)        (274,934)
      ESOP shares earned                                                                337,408          341,639          358,065
      Stock compensation earned                                                         174,806          229,779           86,985
      Loss (Gain) on sale of foreclosed assets                                           (1,808)          17,185               --
      Gain on sale of loans                                                            (137,415)        (142,469)        (161,132)
      Income taxes payable                                                             (318,216)        (192,145)          79,203
      Accrued interest receivable                                                      (298,312)         105,737          (89,608)
      Other assets                                                                   (1,890,753)         (43,736)      (1,363,202)
      Other liabilities                                                                (328,794)      (1,352,519)         798,158
      Origination of loans held for sale                                            (19,949,867)     (17,242,456)     (13,304,521)
      Proceeds from sale of loans                                                    18,075,307       17,157,303       15,005,972
                                                                                  -------------    -------------    -------------

      Net cash provided by operating activities                                         937,111        4,760,702        6,585,222
                                                                                  -------------    -------------    -------------

Investing activities:
   Purchase of investment securities                                                (35,636,460)      (9,259,208)     (32,625,847)
   Proceeds of maturities, sales or calls from investment securities                 34,166,801       31,883,800       29,724,694
   Purchase of mortgage-backed securities                                           (21,842,837)      (5,086,281)      (8,531,200)
   Principal collected on and proceeds from sales of mortgage-backed securities      11,437,010        5,212,971       22,834,766
   Net increase in loans                                                             (9,004,402)     (11,506,154)     (26,152,104)
   Purchase of bank premises and equipment                                           (4,604,612)      (6,418,547)      (3,858,181)
   Proceeds from sale of bank premises and equipment                                     15,000          732,429               --
   Proceeds from sale of foreclosed assets                                               23,950           72,733           53,382
   Purchase of insurance agency                                                         (66,153)      (1,781,617)      (1,207,206)
   Purchase of employee benefits company                                               (131,417)      (1,512,759)              --
   Purchase of bank, net of cash received                                               907,934               --               --
                                                                                  -------------    -------------    -------------

      Net cash (used in) provided by investing activities                           (24,735,186)       2,337,367      (19,761,696)
                                                                                  -------------    -------------    -------------

                                   (Continued)

Oneida Financial Corp.

Years Ended December 31, 2007, 2006 and 2005
--------------------------------------------------------------------------------

                                                                                       2007             2006             2005
Financing activities:
   Net increase in demand deposits, savings, money market, interest-bearing
     checking and mortgagor's escrow accounts                                     $  15,924,715    $   2,708,805    $   5,859,639
   Net increase (decrease) in time deposits                                          16,303,696        9,374,724       (6,319,867)
   Proceeds from borrowings                                                          67,180,000       80,930,000       89,467,000
   Repayment of borrowings                                                          (76,180,000)     (92,800,000)     (76,597,000)
   Cash dividends                                                                    (1,648,916)      (1,513,478)      (1,343,335)
   Exercise of stock options (using treasury stock)                                      34,118           35,038           47,374
   Purchase of treasury stock                                                           (65,159)              --          (93,000)
                                                                                  -------------    -------------    -------------

       Net cash provided by (used in) financing activities                           21,548,454       (1,264,911)      11,020,811
                                                                                  -------------    -------------    -------------

       (Decrease) increase in cash and cash equivalents                              (2,249,621)       5,833,158       (2,155,663)

Cash and cash equivalents at beginning of year                                       18,710,175       12,877,017       15,032,680
                                                                                  -------------    -------------    -------------

       Cash and Cash Equivalents at End of Year                                   $  16,460,554    $  18,710,175    $  12,877,017
                                                                                  =============    =============    =============

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest on deposits and obligations                                         $  12,106,305    $   9,524,670    $   7,695,565
     Income taxes                                                                     1,615,000        1,105,000        1,171,285
   Non-cash investing activities:
     Transfer of loans to foreclosed assets                                              22,142           89,918           53,382
     Notes payable issued in connection with acquisition                                     --        2,593,325               --

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

      The Bank is located in Central New York with offices in the City of Oneida, Rome and South Utica and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, Bridgeport, Vernon and Westmoreland and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and State Bank of Chittenango (SBC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages. SBC is a special purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law. The Bank also owns one insurance and financial services subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices. During 2006, the Bank purchased an employee benefits consulting and retirement plan administration firm, Benefit Consulting Group Inc. (BCG) which has an office in central New York. During 2007, the Bank purchased Vernon Bank Corporation, the stock holding company for National Bank of Vernon which had offices in Vernon, Westmoreland and South Utica.

      Oneida Financial MHC, (the "Holding Company") a mutual holding company whose activity is not included in the accompanying financial statements, owns approximately 55.4% of the outstanding common stock of the Company at December 31, 2007. Salaries, employee benefits and rent approximating $21,000 were allocated from the Company to the MHC during 2007, 2006 and 2005.

      Use of Estimates

      To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, loan servicing rights, the evaluation of other-than-temporary impairment for securities whose fair value is less than amortized cost and fair values of financial instruments are particularly subject to change.

      Cash and Cash Equivalents

      Cash and cash equivalents include cash, deposits in other financial institutions with original maturities under 90 days and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

      Investment Securities (including Mortgage-Backed Securities)

      Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of the applicable income tax effect. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and determined using the specific identification method, except for

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Investment Securities (including Mortgage-Backed Securities) (Continued)

      mutual funds which is based on the average cost method. Declines in the fair value of securities below their cost that are other-than-temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

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

      As of December 31, 2007, the Company has $3.6 million of mortgage loan forward sale commitments. The fair value of these commitments is not material.

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

      Allowance for Loan Losses

      The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Allowance for Loan Losses (Continued)

      charged off. The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. Quarterly, management evaluates the adequacy of the allowance and determines the appropriate level of provision for loan losses by applying a range of estimated loss percentages to each category of performing loans and classified loans. The allowance adjustment is based upon the net change in each portfolio category, as well as adjustments related to impaired loans, since the prior quarter. Management monitors and modifies the level of the allowance for loan losses to maintain it at a level which it considers adequate to provide for probable incurred loan losses.

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

      Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank and other acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives. Core deposit intangibles are being amortized over a range of 10 to 12 years and acquired customer relationship intangible over 5 years.

      Mortgage Servicing Rights

      Servicing rights are recognized separately when they are acquired through sales of loans. For sales of mortgage loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values. The Company adopted SFAS No. 156 on January 1, 2007, and for sales of mortgage loans beginning in 2007, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Mortgage Servicing Rights (Continued)

      on a valuation model that calculates the present value of estimated future net servicing income based on certain assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

      Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amounts. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income.

      Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $295,526, $276,436 and $205,579 for the years ended December 31, 2007, 2006 and 2005.

      Foreclosed Assets

      Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

      Bank Owned Life Insurance

      The Company has purchased life insurance policies on certain key officers. Upon adoption of EITF 06-5, which is discussed further below, Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to adoption of EITF 06-5, the Company recorded owned life insurance at its cash surrender value.

      In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue requires disclosure when there are contractual restrictions on the Company's ability to surrender a policy. The adoption of EITF 06-5 on January 1, 2007 had no impact on the Company's financial condition or results of operations.

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

      The Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes ("FIN48"), as of January 1, 2007. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, which a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The adoption had no affect on the Company's financial statements.

      The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

      Trust Department Assets

      Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on the accrual method, and are included in Other Income. At December 31, 2007, the Bank maintained 541 trust/fiduciary accounts, with total assets of $137.5 million under management as compared to 538 trust/fiduciary accounts with $110.5 million total assets at December 31, 2006.

      Employee Benefits

      Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) expense is the amount of matching contributions. Deferred compensation allocates the benefits over years of service.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Loss Contingencies

      Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

      Operating Segment

      Internal  financial  information  is primarily  reported and aggregated in
      three  lines  of  business;   banking,   insurance  and  employee  benefit
      consulting.

      Reclassification

      Some items in the prior year financial statements were reclassified to conform to the current presentation.

      Equity

      Common stock has $0.01 par and 20,000,000 shares authorized. In addition, one million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2007.

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

      Stock-Based Compensation

      Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment (FAS123R), using the modified prospective transition method. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006.

      Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ended December 31, 2005, as all options had an exercise price equal to the market price of the underlying common stock at date of grant.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Stock-Based Compensation (Continued)

                                                                       2005
      Net income:
         As reported                                               $  3,857,577
      Deduct: Total stock-based compensation expense
         determined under fair value based method,
         net of related tax effects                                     (78,298)
                                                                   ------------
         Pro forma                                                 $  3,779,279
                                                                   ============
      Earnings per share:
         As reported
           Basic                                                   $       0.51
           Diluted                                                 $       0.50
         Pro forma
           Basic                                                   $       0.50
           Diluted                                                 $       0.49

      Earnings per Share

      Basic earnings per share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for the calculation unless unearned. Diluted earnings per share give effect to weighted average shares, which would be outstanding assuming the exercise of issued options and awards using the treasury stock method. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements. Earnings per common share have been computed based on the following for the years ended December 31:

Twelve Months Ended December 31, 2007           Income       Shares     Per Share
Net income                                   $ 3,504,307
                                             ===========
Basic earnings per share                       3,504,307    7,684,053   $    0.46
                                                                        =========
Effect of dilutive securities:
   Stock options and awards                                    67,485
                                             -----------   ----------   ---------
     Diluted earnings per share              $ 3,504,307    7,751,538   $    0.45
                                             ===========   ==========   =========

Twelve Months Ended December 31, 2006           Income       Shares     Per Share
Net income                                   $ 4,197,992
                                             ===========
Basic earnings per share                       4,197,992    7,633,365   $    0.55
                                                                        =========
Effect of dilutive securities:
   Stock options and awards                                    70,917
                                             -----------   ----------   ---------
     Diluted earnings per share              $ 4,197,992    7,704,282   $    0.54
                                             ===========   ==========   =========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Earnings per Share (Continued)

Twelve Months Ended December 31, 2005           Income       Shares     Per Share
Net income                                   $ 3,857,577
                                             ===========
Basic earnings per share                       3,857,577    7,575,836   $    0.51
                                                                        =========
Effect of dilutive securities:
   Stock options and awards                                    98,909
                                             -----------   ----------   ---------
     Diluted earnings per share              $ 3,857,577    7,674,745   $    0.50
                                             ===========   ==========   =========

      Stock options for 53,820, 54,559 and 52,368 shares of common stock were not considered in computing diluted earnings per common share for 2007, 2006 and 2005 respectively because they were anti-dilutive.

      Treasury Stock

      Common stock that upon purchase is classified as treasury stock is recorded at cost. During 2007 and 2006, the Company purchased 2,860 and 5,634 shares classified as treasury stock at an average cost of $9.61 and $11.72 per share respectively. During 2007 and 2006, 7,225 and 13,425 shares of treasury stock were reissued at an average cost of $4.75 and $4.75, respectively. The shares reissued during 2007 and 2006 were issued on the exercise of stock options.

      Other Comprehensive Income (Loss)

      Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in funded status of pension plans which are also recognized as separate components of equity.

      Other comprehensive income (loss) components and related tax effects were as follows:

                                                           2007           2006          2005
Unrealized (losses) gains on securities
   Unrealized holding (losses) gains arising
      during period                                    $ (2,167,052)  $ 2,101,309   $ (3,109,267)
   Less: reclassification adjustment for
      gains realized in income                             (352,825)     (307,546)      (274,934)
                                                       ------------------------------------------
   Net unrealized (losses) gains                         (2,519,877)    1,793,763     (3,384,201)
   Tax effect                                             1,007,951      (717,505)     1,353,680
                                                       ------------------------------------------
         Net-of-tax amount                               (1,511,926)    1,076,258     (2,030,521)
                                                       ------------------------------------------
   Change in unrealized loss on pension liability           228,994       414,385       (111,339)
   Tax effect                                               (91,598)     (165,754)        44,536
                                                       ------------------------------------------
         Net-of-tax amount                                  137,396       248,631        (66,803)
                                                       ------------------------------------------
                                                       $ (1,374,530)  $ 1,324,889   $ (2,097,324)
                                                       ==========================================

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Effect of Newly Issued But Not Yet Effective Accounting Standards

      In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company has not completed its evaluation of the impact of the adoption of this standard.

      In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Company on January 1, 2008. The Company has not completed its evaluation of the impact of the adoption of this standard.

      In September 2006, the FASB Emerging Tax Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement. The required accrued liability will be based on either the post-employment cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The impact of adoption was not material.

      On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings ("SAB 109"). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of a loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect the impact of this standard to be material.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Investment Securities and Mortgage-Backed Securities

      Investment securities and mortgage-backed securities consist of the following at December 31:

                                                                          2007
                                                       ------------------------------------------
                                                                             Gross Unrealized
                                                         Fair Value       Gains         Losses
Investment Securities
   Available for sale portfolio:
   -----------------------------
     Debt securities:
       U. S. Agencies                                  $   37,948,945   $  145,881   $    202,212
       Corporate                                           22,455,191       45,032      1,380,635
       State and municipals                                19,251,713      148,430         16,768
                                                       --------------   ----------   ------------
                                                           79,655,849      339,343      1,599,615
     Equity investments:
       Preferred and other equity stocks                   13,258,876           --      2,195,924
       Mutual fund                                          3,196,528           --        336,311
                                                       --------------   ----------   ------------
                                                       $   96,111,253   $  339,343   $  4,131,850
                                                       ==============   ==========   ============

Mortgage-Backed Securities
   Available for sale portfolio:
   -----------------------------
     Federal National Mortgage Association             $   15,481,031   $   98,407   $     98,517
     Federal Home Loan Mortgage Corp.                      21,826,180       46,496        110,645
     Government National Mortgage Assoc.                    2,466,782       25,943             --
     Small Business Administration                             14,303           --              6
     Collateralized Mortgage Obligations                    6,795,049       32,010         23,556
                                                       --------------   ----------   ------------
                                                       $   46,583,345   $  202,856   $    232,724
                                                       ==============   ==========   ============

                                                                          2006
                                                       ------------------------------------------
                                                                             Gross Unrealized
                                                          Fair Value      Gains         Losses
Investment Securities
   Available for sale portfolio:
   -----------------------------
     Debt securities:
       U. S. Agencies                                  $   36,245,166   $   13,321   $    659,172
       Corporate                                           18,067,131       93,610        387,802
       State and municipals                                15,705,832       75,160        116,710
                                                       --------------   ----------   ------------
                                                           70,018,129      182,091      1,163,684
     Equity investments:
       Preferred and other equity stocks                   12,942,822      378,739         45,417
       Mutual fund                                          2,755,983           --         26,856
                                                       --------------   ----------   ------------
                                                       $   85,716,934   $  560,830   $  1,235,957
                                                       ==============   ==========   ============

Mortgage-Backed Securities
   Available for sale portfolio:
   -----------------------------
     Federal National Mortgage Association             $   10,008,173   $   16,299   $    232,163
     Federal Home Loan Mortgage Corp.                      16,196,889        2,310        376,608
     Government National Mortgage Assoc.                      988,709           --          5,110
     Small Business Administration                             16,599           --             83
     Collateralized Mortgage Obligations                    1,870,723           --         32,011
                                                       --------------   ----------   ------------
                                                       $   29,081,093   $   18,609   $    645,975
                                                       ==============   ==========   ============

      The fair value of available-for-sale debt securities at December 31, 2007 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Investment Securities and Mortgage-Backed Securities (Continued)

                                                                     Fair Value

      Due within one year                                          $   8,956,443
      Due after one year through five years                           24,838,053
      Due after five years through ten years                          20,285,624
      Due after ten years                                             25,575,729
                                                                   -------------
         Total                                                        79,655,849
      Mortgage-backed securities                                      46,583,345
                                                                   -------------
         Total                                                     $ 126,239,194
                                                                   =============

                                             2007          2006          2005
Sales of available for sale securities
   were as follows
Proceeds                                 $ 22,928,266  $ 26,402,866  $ 36,948,055
Gross Gains                              $    372,074  $    379,215  $    603,656
Gross Losses                             $     19,249  $     71,669  $    328,722

      Investment securities with a carrying value of $73,767,388 and $61,842,457 at December 31, 2007 and 2006 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law. At year-end 2007 and 2006, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders' equity.

      Securities with unrealized losses at year end 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2007                            Less than 12 Months           More than 12 Months                 Total
                                              Fair        Unrealized      Fair        Unrealized        Fair        Unrealized
Description of Securities                    Value          Loss          Value           Loss          Value          Loss
------------------------------------------------------   -----------   ------------   -----------   ------------   ------------
U. S. Agencies                           $   4,289,788   $     7,558   $ 16,243,069   $   194,654   $ 20,532,857   $    202,212
Corporate                                    3,303,250       171,517     14,877,882     1,209,118     18,181,132      1,380,635
State and municipals                                --            --      3,070,883        16,768      3,070,883         16,768
Mutual funds and other stocks               12,655,404     2,532,235             --            --     12,655,404      2,532,235
Federal National Mortgage Assoc.               872,109         2,430      4,632,238        96,087      5,504,347         98,517
Government National Mortgage Assoc.                 --            --             --            --             --             --
Federal Home Loan Mortgage Corp.               979,766        11,022     11,064,251        99,623     12,044,017        110,645
Small Business Administration                   14,252             6             --            --         14,252              6
Collateralized Mortgage Obligations                 --            --      1,709,780        23,556      1,709,780         23,556
                                         -------------   -----------   ------------   -----------   ------------   ------------
Total temporarily impaired               $  22,114,569   $ 2,724,768   $ 51,598,103   $ 1,639,806   $ 73,712,672   $  4,364,574
                                         =============   ===========   ============   ===========   ============   ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Investment Securities and Mortgage-Backed Securities (Continued)

December 31, 2006                            Less than 12 Months           More than 12 Months                  Total
                                             Fair         Unrealized       Fair        Unrealized        Fair       Unrealized
Description of Securities                    Value           Loss         Value           Loss           Value         Loss
------------------------------------------------------   -----------   ------------   -----------   ------------   ------------
U. S. Agencies                           $     289,536   $       464   $ 28,355,474   $   658,708   $ 28,645,010   $    659,172
Corporate                                    2,427,103        72,898     13,320,801       314,904     15,747,904        387,802
State and municipals                         1,170,122         6,575      5,668,785       110,135      6,838,907        116,710
Mutual funds and other stocks                7,648,067        72,273             --            --      7,648,067         72,273
Federal National Mortgage Assoc.               296,163         1,047      7,169,352       231,116      7,465,515        232,163
Government National Mortgage Assoc.            988,709         5,110             --            --        988,709          5,110
Federal Home Loan Mortgage Corp.                49,728            73     15,091,177       376,535     15,140,905        376,608
Small Business Administration                   16,599            83             --            --         16,599             83
Collateralized Mortgage Obligations                 --            --      1,870,722        32,011      1,870,722         32,011
                                         -------------   -----------   ------------   -----------   ------------   ------------
Total temporarily impaired               $  12,886,027   $   158,523   $ 71,476,311   $ 1,723,409   $ 84,362,338   $  1,881,932
                                         =============   ===========   ============   ===========   ============   ============

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

      Unrealized losses on other investments have not been recognized into income because the issuer(s) securities are of investment grade (except for a General Motors Acceptance Corp. bond), management has the intent and ability to hold for the foreseeable future and the decline in fair value is largely due to declines in market interest rates since the securities were purchased. The fair value is expected to recover as the securities(s) approach their maturity dates. The Company currently has a $2.0 million General Motors Acceptance Corp. (GMAC) bond, maturing October 15, 2010 which has a rating below investment grade. The unrealized loss at December 31, 2007 and 2006 of $264,000 and $20,000 respectively has not been considered other than temporary in that the Company has the intent and ability to retain the investment for a period of time sufficient to allow for recovery in the market value and that the repayment of the investment is probable at maturity.

      The Company currently has a $2.5 million SLMA bond, maturing May 1, 2012 which is rated investment grade. The unrealized loss at December 31, 2007 and 2006 of $431,000 and $73,000 respectively has not been considered other-than-temporary in that the company has the intent and ability to retain the investment for a period of time sufficient to allow for recovery in the market value and that based on credit ratings and assessment of likelihood of default the Company has concluded it is probable that payment will be made at maturity.

      At December 31, 2007, the Company owned $6.5 and $1.0 million of FHLMC and SLMA preferred stock respectively. The unrealized loss on these preferred securities at December 31, 2007 totaled $1.7 million as compared to an unrealized gain of $120,000 at December 31, 2006. Based on forecasted recovery in prices based on expected future rate movements and market conditions, the Company has concluded that the unrealized losses on these preferred securities have not been considered other-than-temporary.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.    Loans Receivable

      The components of loans receivable at December 31 are as follows:

                                                    2007             2006

      Residential                             $  128,365,505   $  109,370,423
      Consumer loans                              43,776,873       44,041,481
      Commercial real estate                      71,260,110       59,236,381
      Commercial loans                            39,933,339       35,292,137
                                              --------------   --------------
                                                 283,335,827      247,940,422
      Allowance for loan losses                   (2,511,310)      (2,080,913)
                                              --------------   --------------
         Net loans                            $  280,824,517   $  245,859,509
                                              ==============   ==============

      The Bank grants commercial, consumer and residential loans primarily throughout Madison and Oneida counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the counties.

      At December 31, 2007 and 2006 loans to officers and directors were approximately $3.2 million and $3.1 million respectively. During 2007 and 2006, $628,000 and $922,000 of new loans were made to officers and directors respectively. Net paydowns and repayments in aggregate on loans to officers and directors were approximately $427,000 and $646,000 during 2007 and 2006 respectively. Effect of changes in the composition of related parties was approximately $106,000 and $117,000 during 2007 and 2006 respectively.

      At December 31, 2007, FHLB advances are collateralized by residential mortgages in the amount of $61,446,070 pledged under a blanket collateral agreement.

      An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

                                                     2007          2006           2005
Balance at beginning of year                     $ 2,080,913   $  1,958,974   $  1,981,504
Loans charged off                                   (230,877)      (426,567)      (520,714)
Recoveries                                           135,703        268,506        138,184
Provision for loan losses                                 --        280,000        360,000
NBV Acquisition                                      525,571             --             --
                                                 -----------   ------------   ------------
   Balance at end of year                        $ 2,511,310   $  2,080,913   $  1,958,974
                                                 ===========   ============   ============

Impaired loans were as follows:

                                                     2007          2006          2005
Impaired loans                                   $        --   $         --   $     38,559
Allocated allowance for loan losses              $        --   $         --   $     13,559

Average of impaired loans during the year        $        --   $      7,712   $     54,708
Cash-basis interest income recognized            $        --   $      1,366   $      3,228

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.    Loans Receivable (Continued)

      Nonperforming loans were as follows:

                                                         2007          2006
      Loans past due over 90 days still on accrual  $         --   $         --
      Nonaccrual loans                              $    375,414   $     51,093

      Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

      Loans having carrying values of $22,142 and $89,918 were transferred to foreclosed assets in 2007 and 2006, respectively.

4.    Secondary Mortgage Market Activities

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The principal balance of these loans at year end are as follow:

                                                        2007           2006

      Mortgage loan portfolios serviced for:
               FHLMC                                $ 93,504,591   $ 97,958,591
               FHLB                                 $  8,397,756   $  1,285,842

      Custodial escrow balances maintained in connection with serviced loans were approximately $1,265,000 and $1,146,000 at December 31, 2007 and 2006, respectively.

      Activity for mortgage servicing rights and the related valuation allowance follows:

                                          2007           2006           2005
      Servicing rights:
      Balance at beginning of year     $  326,081   $    336,628   $    353,797
      Additions                           117,026         98,629         96,223
      Disposals                                --             --             --
      Amortized to expense               (110,120)      (109,176)      (113,392)
                                       ----------   ------------   ------------
         Balance at end of year        $  332,987   $    326,081   $    336,628
                                       ==========   ============   ============

                                       ----------   ------------   ------------
      Valuation Allowance              $       --   $         --   $         --
                                       ==========   ============   ============

      The fair value of mortgage servicing rights approximated book value as of year-end 2007 and 2006. Fair value at year-end 2007 and 2006 was determined using a discount rate of 7.5%, prepayment speed 20% of and a weighted average default rate of 5%.

      The  weighted   average   amortization   period  is  8  years.   Estimated
      amortization expense for each of the next five years is:

                              2008            $  97,072
                              2009               70,167
                              2010               50,445
                              2011               36,036
                              2012               24,427

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5.    Premises and Equipment

      Premises and equipment consist of the following at December 31:

                                                      2007             2006

      Land                                       $    2,730,638   $   1,650,303
      Buildings                                      22,080,267      14,691,424
      Equipment and fixtures                          8,749,117       6,871,858
      Construction in progress                           82,105       3,745,455
                                                 --------------   -------------
                                                     33,642,127      26,959,040
      Accumulated depreciation                      (11,109,635)     (9,531,269)
                                                 --------------   -------------
         Net book value                          $   22,532,492   $  17,427,771
                                                 ==============   =============

      Depreciation expense was $1,406,308, $1,093,796 and $993,655 in 2007, 2006
      and 2005 respectively.

6.    Goodwill and Other Intangible Assets

      Other intangible assets consist of the following at December 31:

                                                      As of December 31, 2007
                                          ---------------------------------------------
                                              Gross
                                            Carrying      Accumulated
                                              Value       Amortization         Net
                                          ------------    ------------     ------------
Core deposit intangible                   $  2,705,391    $   (805,366)    $  1,900,025
Customer relationship intangible             1,265,543        (524,982)         740,561
                                          ------------    ------------     ------------
       Total                              $  3,970,934    $ (1,330,348)    $  2,640,586
                                          ============    ============     ============

                                                      As of December 31, 2006
                                          ---------------------------------------------
                                              Gross
                                            Carrying      Accumulated
                                              Value       Amortization          Net
                                          ------------    ------------     ------------
Core deposit intangible                   $  1,250,057    $   (498,211)    $    751,846
Customer relationship intangible             1,265,543        (284,378)         981,165
                                          ------------    ------------     ------------
       Total                              $  2,515,600    $   (782,589)    $  1,733,011
                                          ============    ============     ============

      Aggregate amortization expense was $547,759, $383,182, and $113,099 for 2007, 2006 and 2005.

      Estimated amortization expense for each of the next five years:

                 2008                  $ 540,585
                 2009                    470,070
                 2010                    411,990
                 2011                    361,307
                 2012                    312,507

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

6.    Goodwill and Other Intangible Assets (Continued)

      The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

                                              Banking        Insurance      Benefit Consulting
                                            Activities      Activities          Activities          Total
Balance as of December 31, 2004            $  5,577,913    $   6,705,878    $               --   $ 12,283,791
Goodwill acquired                                    --        1,207,206                    --      1,207,206
                                           ------------    -------------    ------------------   ------------
Balance as of December 31, 2005               5,577,913        7,913,084                    --     13,490,997
Goodwill acquired                                    --        2,132,217             2,513,826      4,646,043
                                           ------------    -------------    ------------------   ------------
Balance as of December 31, 2006               5,577,913       10,045,301             2,513,826     18,137,040
Goodwill acquired                             4,457,992           66,153               131,417      4,655,562
                                           ------------    -------------    ------------------   ------------
Balance as of December 31, 2007            $ 10,035,905    $  10,111,454    $        2,645,243   $ 22,792,602
                                           ============    =============    ==================   ============

      During 2000, the Company completed its acquisition of Bailey and Haskell Associates, Inc. Under the terms of the agreement, contingent purchase payments based on future performance levels were made over a five-year period ending December 31, 2005. Additional goodwill in the amount of $1,556,070 was recorded for the contingent purchase payment made in 2006 based on 2005 results. Additional goodwill in the amount of $1,196,035 was recorded for the contingent purchase payment made in 2005 based on 2004 results.

      During 2006,  the Company  completed its  acquisition  of Parsons,  Cote &
      Company and Benefit Consulting Group LLC. Goodwill in the amount of $576,000 and intangible assets in the amount of $71,000 was recorded as part of the Parsons, Cote & Company acquisition. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010. Additional goodwill in the amount of $66,153 was recorded for the contingent purchase payment made in 2007.

      During 2006, the Company completed its acquisition of Benefit Consulting Group LLC. Goodwill in the amount of $2.5 million and other intangible assets in the amount of $1.1 million were recorded as part of the acquisition of Benefit Consulting Group LLC. Under the terms of the agreement, continent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010. Additional goodwill in the amount of $131,417 was recorded for the contingent purchase payment made in 2007.

      During 2007, the Company completed its acquisition of Vernon Bank Corporation, the stock holding company of the National Bank of Vernon. Goodwill in the amount of $4.5 million and other intangible assets in the amount of $1.5 million were recorded as part of the acquisition.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

7.    Due to Depositors

      Amounts due to depositors at December 31 are as follows:

                                                       2007             2006

      Non-interest bearing demand                  $  65,685,030   $  53,097,399
      Savings                                         70,412,840      63,482,406
      Money market and interest-bearing checking     110,201,231      77,771,403
      Time deposits                                  152,898,233     118,023,875
      Mortgage escrow funds                              931,960         894,930
                                                   -------------   -------------
          Total due to depositors                  $ 400,129,294   $ 313,270,013
                                                   =============   =============

      At December 31, 2007 and 2006, time deposits with balances in excess of $100,000 totaled $47,029,375 and $30,178,140, respectively.

      The contractual maturity of time deposits as of December 31, are as follows:

                                        2007                    2006
                            -----------------------   -------------------------
           Maturity            Amount      Percent       Amount      Percent

      One year or less      $ 119,077,952     77.9%   $ 80,337,097        68.1%
      One to two years         20,172,112     13.2      22,001,622        18.7
      Two to three years        6,642,426      4.3       6,373,324         5.4
      Three to four years       3,680,983      2.4       5,684,762         4.8
      Four to five years        3,324,760      2.2       3,565,469         3.0
      Over five years                  --      0.0          61,601         0.0
                            -------------  -------    ------------   ---------
                            $ 152,898,233    100.0%   $118,023,875       100.0%
                            =============  =======    ============   =========

8.    Borrowings and Notes Payable

      Outstanding borrowings as of December 31 are as follows:

                                                        2007           2006

      Short-term borrowings:
         Federal Home Loan Bank advances           $  15,900,000   $   7,500,000
      Long-term borrowings:
         Federal Home Loan Bank advances              40,500,000      53,900,000
                                                   -------------   -------------
                                                   $  56,400,000   $  61,400,000
                                                   =============   =============

      Borrowings at December 31, 2007 have maturity dates as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.    Borrowings and Notes Payable (Continued)

                                        Range of    Average
                                         Rates        Rate

      2008                           3.75% - 5.73%   4.78%     $ 15,900,000
      2009                           4.31% - 5.71%   5.01%       16,000,000
      2010                           4.40% - 6.74%   5.73%       12,500,000
      2011                               5.74%       5.74%        1,000,000
      2012                               3.34%       3.34%        5,000,000
      Thereafter                     5.00% - 5.33%   5.06%        6,000,000
                                                               ------------
                                                               $ 56,400,000
                                                               ============

      The Bank has available a $90,778,600 line of credit with the Federal Home Loan Bank of which $0 is outstanding at December 31, 2007. At December 31, 2007, borrowings are collateralized by pledged securities, which had a carrying value of $73,767,388 and residential mortgages in the amount of $61,446,070 pledged under a blanket collateral agreement. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2007. In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2007.

      The Bank currently has notes payable outstanding of $158,000 as of December 31, 2007. The balance as of December 31, 2006 was $1.4 million. Notes payable in the amount of $419,570 was established as part of the acquisition of Parsons, Cote & Company to be paid over 36 months with interest at 5.00% per annum. A note payable of $2.2 million was established as part of the acquisition of Benefit Consulting Group LLC to be paid over 24 months with interest to be paid at 5.00% per annum.

9.    Income Taxes

      The provision for income taxes for the years ended December 31, consists of the following:

                                         2007          2006           2005
      Current:
         Federal                     $ 1,154,383    $ 1,060,886    $ 1,336,269
         State                           104,202        179,785        151,731
      Deferred:
         Federal                          21,267        240,014        (96,269)
         State                            87,798         45,215         (1,731)
                                     -----------    -----------    -----------
                                     $ 1,367,650    $ 1,525,900    $ 1,390,000
                                     ===========    ===========    ===========

      A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follow

                                                         2007      2006   2005

      Federal statutory income tax rate                   34%       34%    34%
      State tax, net of federal benefit                    3%        2%     2%
      Tax exempt investment income                        (4)%      (5)%   (8)%
      Other                                               (5)%      (4)%   (2)%
                                                         ---       ---    ---
         Effective tax rate                               28%       27%    26%
                                                         ---       ---    ---

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

9.    Income Taxes (Continued)

      The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                            2007          2006
                                                            Asset (Liability)
Allowance for loan losses                                $   919,000    $ 802,000
Deferred compensation                                        254,000       74,000
Investment security charges                                  181,000      174,000
Unrealized losses on securities available for sale         1,529,000      521,000
Depreciation                                                 (53,000)      38,000
Pension benefits                                            (147,000)      14,000
Mortgage related fees                                       (315,000)    (381,000)
Intangible amortization                                      (88,000)     (47,000)
Purchase accounting adjustments                             (422,000)    (296,000)
Prepaid expenses                                            (188,000)    (116,000)
Other                                                        (15,000)     (14,000)
                                                         -----------    ---------
   Total deferred income tax asset, net                  $ 1,655,000    $ 769,000
                                                         ===========    =========

      The adoption of FIN 48 at January 1, 2007 had no impact on the Company's financial statements. At January 1, 2007 and December 31, 2007, the Company had no unrecognized tax benefits recorded. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

      The total amount of interest and penalties recorded in the income statement for the year ended December 31, 2007 was $0. In addition, there was no amount accrued for interest and penalties at December 31, 2007.

      The Company is subject to U.S. federal income tax as well as New York state income tax. The Company is no longer subject to federal or state examinations for tax years prior to 2004. The tax years 2004-2006 remain open to federal and state examination.

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

      Information about changes in obligations and funded status of the defined benefit pension plan follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Benefit Plans (Continued)

                                                                      2007           2006
Change in benefit obligation:
   Benefit obligation at beginning of year                        $ 4,568,021    $ 5,129,826
   Service cost                                                            --             --
   Interest cost                                                      220,862        239,998
   Actuarial loss                                                    (124,326)      (178,815)
   Benefits paid                                                     (352,071)      (622,988)
                                                                  -----------    -----------
     Benefit obligation at end of year                            $ 4,312,486    $ 4,568,021

Change in plan assets, at fair value:
   Beginning plan assets                                          $ 4,006,529    $ 4,253,487
   Actual return                                                      223,726        340,404
   Benefits paid                                                     (352,071)      (622,988)
   Employer contributions                                             131,985         35,626
   Settlements                                                             --             --
                                                                  -----------    -----------
     Ending plan assets                                           $ 4,010,169    $ 4,006,529
                                                                  -----------    -----------

Funded status at year end (plan assets less benefit obligation)   $  (302,317)   $  (561,492)
                                                                  ===========    ===========

      Amounts recognized in accumulated other comprehensive income at December 31 consist of:

                                                                      2007           2006
Net actuarial loss (gain)                                         $ 1,527,069    $ 1,641,047
Prior service cost (credit)                                                --             --
                                                                  -----------    -----------
                                                                  $ 1,527,069    $ 1,641,047
                                                                  ===========    ===========

      The accumulated benefit obligation for the pension plan was $4,312,486 and $4,568,021, at year-end 2007 and 2006 respectively.

      The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

                                                       2007           2006           2005
Service cost benefits earned during the period      $       --    $        --    $        --
Interest cost on projected benefit obligation          220,870        239,998        305,660
Expected return on plan assets                        (292,236)      (356,383)      (383,759)
Net amortization and deferral                           58,154        251,549        135,613
                                                    ----------    -----------    -----------
   Net periodic pension (benefit) cost              $  (13,212)   $   135,164    $    57,514

Net loss (gain)                                       (113,978)      (448,661)       111,339
Prior service cost (credit)                                 --             --             --
Amortization of prior service cost                          --             --             --
                                                    ----------    -----------    -----------
   Total recognized in other comprehensive income     (113,978)      (448,661)       111,339
                                                    ----------    -----------    -----------
   Total recognized in net periodic benefit
     cost and other comprehensive income            $ (127,190)   $  (313,497)   $   168,853
                                                    ----------    -----------    -----------

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Benefit Plans (Continued)

      The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $63,000 and $0 respectively.

Assumptions                                                   2007    2006    2005

Weighted-average assumptions used to determine
   benefit obligation at year-end
Discount rate                                                 5.18%   5.08%   6.13%

Weighted-average assumptions used to determine
   net cost
Discount rate                                                 5.18%   5.08%   6.13%
Expected return on plan assets                                7.50%   9.00%   9.00%

      The Company's pension plan asset allocation at year-end 2007 and 2006, target allocation for 2008, and expected long-term rate of return by asset category are as follows:

                                              Percentage of            Weighted-
                             Target            Plan Assets         Average Expected
                           Allocation         at December 31        Long Term Rate
Asset Category                2008            2007      2006           of Return
   Equity Securities               70%         65%       43%            5% - 10%
   Debt Securities                 30%         35%       57%            2% - 6%
   Other                            0%          0%        0%
                           ----------         --------------
      Total                       100%        100%      100%              6-9%
                           ==========         ==============

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

      The Company expects to contribute $90,000 to the Plan for the year ending December 31, 2008.

      The following benefit payments are expected to be paid:

          Fiscal year ending December 31:

              2008                                      $   350,000
              2009                                          368,000
              2010                                          386,000
              2011                                          405,000
              2012                                          425,000
              Years 2013 - 2017                           2,468,000

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Benefit Plans (Continued)

      State Bank of Chittenango participated in the New York State Bankers Retirement System plan which was a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits were primarily a function of the employee's years of service and level of compensation. The plan was frozen as of May 31, 2002. State Bank of Chittenango uses a September 30 measurement date for its pension plan.

      The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

                                                                      2007           2006
Change in benefit obligation:
   Beginning benefit obligation                                   $ 2,219,705    $ 2,400,487
   Service cost                                                        24,400         22,100
   Interest cost                                                      133,564        127,479
   Actuarial gain (loss)                                               95,738       (138,420)
   Benefits paid                                                     (209,608)      (191,941)
                                                                  -----------    -----------
     Ending benefit obligation                                    $ 2,263,799    $ 2,219,705
                                                                  -----------    -----------
Change in plan assets, at fair value:
   Beginning plan assets                                          $ 2,791,081    $ 2,680,805
   Actual return on plan assets                                       413,884        302,217
   Benefits paid                                                     (209,608)      (191,941)
                                                                  -----------    -----------
      Ending plan assets                                          $ 2,995,357    $ 2,791,081
                                                                  -----------    -----------
Funded status at year end (plan assets less benefit obligation)   $   731,558    $   571,376
                                                                  -----------    -----------

      Amounts recognized in accumulated other comprehensive income at December 31 consist of:

                                                                      2007          2006
Net actuarial loss (gain)                                         $   (80,740)   $    34,276
Prior service cost (credit)                                                --             --
                                                                  -----------    -----------
                                                                  $   (80,740)   $    34,276
                                                                  ===========    ===========

      The accumulated benefit obligation for the pension plan was $2,263,799 and $2,219,705 at year-end 2007 and 2006 respectively.

      The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Benefit Plans (Continued)

                                                       2007          2006           2005
Service cost benefits earned during the period      $   24,400    $    22,100    $    19,700
Interest cost on projected benefit obligation          133,564        127,479        131,747
Expected return on plan assets                        (203,130)      (207,850)      (198,683)
                                                    ----------    -----------    -----------
   Net periodic pension benefit                     $  (45,166)   $   (58,271)   $   (47,236)

Net loss (gain)                                       (115,016)        34,276             --
Prior service cost (credit)                                 --             --             --
Amortization of prior service cost                          --             --             --
                                                    ----------    -----------    -----------
   Total recognized in other comprehensive income     (115,016)        34,276             --
                                                    ----------    -----------    -----------
   Total recognized in net periodic benefit
     cost and other comprehensive income            $ (160,182)   $   (23,995)   $   (47,236)
                                                    ----------    -----------    -----------

      The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $0 and $0 respectively.

Assumptions                                               2007           2006           2005
Weighted-average assumptions used to determine
   benefit obligation at year-end
Discount rate                                             6.25%          6.25%          5.50%

Weighted-average assumptions used to determine
   net cost
Discount rate                                             6.25%          6.25%          5.50%
Expected return on plan assets                            7.50%          7.50%          8.00%

      The Company's pension plan asset allocation at year-end 2007 and 2006, target allocation for 2008 and expected long-term rate of return by asset category are as follows:

                                             Percentage of            Weighted-
                           Target             Plan Assets         Average Expected
                         Allocation         at September 30,       Long Term Rate
Asset Category              2008           2007        2006           of Return
Equity Securities                60%        58%        60.0%              8%
Debt Securities                  40%        40%        40.0%              6%
Other                             0%         2%         0.0%
                          ----------       -----------------
   Total                         100%      100%         100%            7.5%
                          ----------       -----------------

      The New York State Bankers Retirement System (the "System") was established in 1938 to provide for the payment of benefits to employees of participating banks. The System utilizes two investment management firms each investing to achieve an allocation approximating 60% invested in equity securities and 40% invested in debt securities. Firm 1 is employed for expertise as a Value Manager and is allowed to invest approximately 68% of the portfolio. The equities managed by Firm 1 are invested in international securities while the equities managed by Firm 2 of approximately 32% are in a commingled Large Cap Equity Fund. The Fund is invested in a

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Benefit Plans (Continued)

      diversified portfolio of common or capital stocks, bonds, debentures, or preferred stocks or in other types of equity investment whether foreign or domestic. For the debt securities, Firm 1 manages a fixed income portfolio while Firm 2 manages a fixed income fund. Both portfolios' guidelines are set forth in the System's investment policy.

      The Company expects to contribute $0 for the year ending December 31, 2008.

      The following benefit payments are expected to be paid:

         Fiscal year ending December 31:

                2008                                $   106,482
                2009                                    104,080
                2010                                    101,308
                2011                                     98,405
                2012                                    110,168
                Years 2013 - 2017                     1,121,156

      In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis. Employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation. Employer contributions associated with the plan amounted to $493,218, $378,526 and $350,227 for the years ended December 31, 2007, 2006 and 2005, respectively.

      The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP purchased 299,655 shares of common stock which was funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 8.25% and 7.25% for 2007 and 2006, respectively. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding.

      Compensation expense approximated $337,000, $342,000 and $358,000 for the years ended 2007, 2006 and 2005, respectively. Of the 299,655 shares acquired on behalf of the ESOP 29,045, 30,034 and 30,034 were released in December 31, 2007, 2006 and 2005. As of December 31, 2007, all shares had been released and allocated to participants.

11.   Stock Based Compensation Plans

      The Company has two share based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $174,806, $229,779 and $86,985 for 2007, 2006 and 2005. The
      total income tax benefit was $67,300, $88,500, and $33,500.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Stock Based Compensation Plans (Continued)

      Stock Option Plan

      The Company's 2000 Stock Option Plan, which is shareholder approved, permits the granting of share options to its directors, officer and key employees for up to 374,568 share of common stock. The exercise price of options granted is equal to the market value of the Company's shares at the date of grant. All options granted expire by April 2010 and options vest and become exercisable ratably over a one to five-year period. The plan also has a reload feature which entitles the option holder, who has delivered common stock as payment of the exercise price for option stock, to a new option to acquire additional shares in the amount equal to the shares traded in. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised. The Company has a policy of using shares held as treasury stock to satisfy share option exercises. There were 9,243 shares available for future grants under the plan described above as of December 31, 2007 and 2006.

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

                                                 2007       2006         2005
                                                ------   ----------   ----------
        Risk-free interest rate                    N/A        5.00%        4.27%
        Expected stock price volatility            N/A       43.16%       43.01%
        Expected dividend rate                     N/A        3.00%        3.00%
        Expected life                              N/A   4.10 years   5.00 years

      A summary of the activity in the stock option plan for 2007 follows:

                                            Options         Range of       Weighted Average
                                          Outstanding        Option         Exercise Price
                                              and             Price             Shares        Intrinsic
                                          Exercisable       Per Share         Outstanding       Value
Outstanding at December 31, 2006              186,492   $4.722 - $18.167   $          7.561   $ 622,824
  Granted                                          --                 --
  Exercised                                    (7,225)            $4.722
  Forfeited                                        --                 --
                                          -----------
Outstanding at December 31, 2007              179,267   $4.722 - $18.167   $          7.676   $ 587,508
                                          -----------

      There was no unrecognized compensation cost for this plan as of December 31, 2007 as all shares are vested under the terms of the plan. There were no new grants during the year.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Stock Based Compensation Plans (Continued)

      Information related to the stock option plan during each year follows:

                                                        2007        2006        2005
                                                     ---------   ---------   ---------
Intrinsic value of options exercised                 $  49,378   $  88,238   $ 501,879
Cash received from option exercises                     34,118      35,038      47,374
Tax benefit realized from option exercises                  --      31,950     127,497
Weighted average fair value of options granted              --       3.719       4.817

      At December 31, 2007, the weighted average information for outstanding and exercisable shares is as follows:

                         Options Outstanding                 Options Exercisable
                                       Weighted Average                 Weighted
          Range of                              Remaining                Average
          Exercise                   Exercise     Life                  Exercise
            Price          Shares      Price     (Years)     Shares       Price

       $3.633 - $5.45      119,990   $  4.722        2.32    119,990    $  4.722
       $9.084 - $10.90       4,465   $  9.419        2.32      4,465    $  9.419
      $10.90 - $12.717      19,221   $ 11.985        2.27     19,221    $ 11.985
      $12.717 - $14.534     18,689   $ 14.000        2.32     18,689    $ 14.000
      $14.534 - $16.350      6,600   $ 14.794        2.32      6,600    $ 14.794
      $16.350 - $18.167     10,302   $ 17.247        2.32     10,302    $ 17.247
                          --------   --------               --------    --------
        Total/Average      179,267   $  7.676        2.31    179,267    $  7.676
                          --------   --------               --------    --------

      Recognition Plan

      The Management Recognition and Retention Plan provides for the issuance of shares of restricted stock to directors, officers and key employees. Compensation expense equal to the market value of Oneida Financial Corp.'s stock on the grant date is recognized ratably over the five year vesting period for shares of restricted stock granted that will be fully vested at December 31, 2010. Compensation recorded in conjunction with these plans was $174,806, $220,566 and $86,985 for 2007, 2006, and 2005, respectively.
      Shares unallocated under the plan available for future awards were 12,886, 12,886 and 10,886 as of December 31, 2007, 2006 and 2005 respectively.

      A summary of changes in the Company's nonvested shares for the year follows:

                                                               Weighted Average
                                                                  Grant-Date
              Nonvested Shares                      Shares        Fair Value

         Nonvested at January 1, 2007                 62,400   $          11.44
           Granted                                        --
           Vested                                    (16,800)
           Forfeited                                      --
                                                   ---------
         Nonvested at December 31, 2007               45,600   $          11.44
                                                   ---------

      As of December 31, 2007, there was a total of $638,414 of unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average of 3 years. The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005 were $164,552, $184,236 and $421,200 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.   Other Income and Expenses

      Other income and other expenses for the years ended December 31 consist of the following:

                                                                         2007            2006            2005
Other income:
  Service charges on deposit accounts                               $   2,546,514   $   2,362,258   $   2,145,412
  Commissions and fees on sales
    of non-banking products                                            13,520,891      12,661,490       8,163,291
  Cash surrender value increase                                           626,385         494,472         472,568
  Other                                                                 1,144,157       1,152,947         836,205
                                                                    -------------   -------------   -------------
    Total other income                                              $  17,837,947   $  16,671,167   $  11,617,476
                                                                    =============   =============   =============

Other expenses:
  Salaries and employee benefits                                    $  16,984,755   $  15,491,443   $  12,413,494
  Building occupancy and equipment                                      4,427,212       3,646,718       3,314,952
  FDIC and N.Y.S. assessment                                               94,849          90,869          85,571
  Advertising                                                             577,474         508,062         482,180
  Postage and telephone                                                   717,718         631,297         618,281
  Director compensation                                                   242,508         180,600         179,300
  Professional fees                                                       372,793         313,121         207,760
  Travel and meetings                                                     918,049         804,335         626,589
  Insurance                                                               388,703         258,052         269,939
  Dues and subscriptions                                                  205,661         211,634         190,463
  Service fees                                                            566,729         469,390         452,627
  ORE expenses                                                             26,344          18,983          26,014
  Contributions                                                            83,178          67,928          64,850
  Sales tax                                                                 8,376          29,521          12,665
  Other                                                                   801,749         684,168         551,734
  Intangible amortization                                                 547,759         383,182         113,099
                                                                    -------------   -------------   -------------
    Total other expenses                                            $  26,963,857   $  23,789,303   $  19,609,518
                                                                    =============   =============   =============

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

13. Disclosures about Fair Value of Financial Instruments (Continued)

      The estimated fair values of the Company's financial instruments at December 31:

                                                    (Amounts in thousands)
                                                2007                       2006
                                      -------------------------   ------------------------
                                       Carrying      Estimated     Carrying    Estimated
                                        Amount      Fair Value      Amount     Fair Value
Financial assets:
  Cash and cash equivalents           $   16,461   $     16,461   $   18,710   $   18,710
  Investment securities                   96,111         96,111       85,717       85,717
  Mortgage-backed securities              46,583         46,583       29,081       29,081
  Mortgage loans held for sale             3,593          3,601        1,581        1,584

  Loans receivable                       283,336        300,213      247,940      261,838
  Allowance for loan losses               (2,511)        (2,511)      (2,081)      (2,081)
                                      ----------   ------------   ----------   ----------
    Net loans                            280,825        297,702      245,859      259,757

  Accrued interest receivable              2,658          2,658        2,088        2,088
                                      ----------   ------------   ----------   ----------
    Total financial assets            $  446,231   $    463,116   $  383,036   $  396,937
                                      ==========   ============   ==========   ==========
Financial liabilities:
  Due to depositors                   $  400,129   $    401,347   $  313,270   $  316,517
  Borrowings                              56,400         61,059       61,400       67,499
  Federal funds purchased                     --             --        4,000        4,000
  Notes payable                              158            158        1,411        1,411
  Accrued interest payable                   341            341          315          315
                                      ----------   ------------   ----------   ----------
    Total financial liabilities       $  457,028   $    462,905   $  380,396   $  389,742
                                      ==========   ============   ==========   ==========

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

      The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                                             2007                        2006
                                                   -------------------------   ------------------------
                                                      Fixed       Variable        Fixed       Variable
                                                      Rate          Rate          Rate          Rate
                                                   -------------------------   ------------------------
Financial instruments whose contract
  amounts represent credit risk:
    Commitments to extend credit                   $8,933,003   $  2,793,143   $6,895,008   $   105,000
    Unused lines of credit                          3,005,597     43,002,311    4,076,967    35,380,140

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

      The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period including December 31, 2007 and 2006 was $137,000 and $0 respectively, which was represented by cash on hand or on deposit with the Federal Reserve Bank.

15.   Dividends and Restrictions

      The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations was $7,054,147 and $7,279,104 as of December 31, 2007 and 2006 respectively.

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

16.   Regulatory Matters

      The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

16.   Regulatory Matters (Continued)

      subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

      Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, under capitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2007 and 2006, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are as follows:

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                       For Capital             Prompt Corrective
                                                Actual              Adequacy Purposes         Action Provisions
                                        -----------------------   ----------------------   ------------------------
                                             Amount       Ratio       Amount       Ratio       Amount        Ratio
As of December 31, 2007:
   Total Capital
     (to Risk Weighted Assets)          $   35,220,978    10.18%  $   27,681,916    8%     $   34,602,395     10%
   Tier I Capital
     (to Risk Weighted Assets)          $   32,709,667     9.45%  $   13,840,958    4%     $   20,761,437      6%
   Tier I Capital
     (to Average Assets)                $   32,709,667     6.60%  $   19,829,967    4%     $   24,787,459      5%

As of December 31, 2006:
   Total Capital
     (to Risk Weighted Assets)          $   39,203,925    13.36%  $   23,521,967    8%     $   29,402,459     10%
   Tier I Capital
     (to Risk Weighted Assets)          $   37,045,402    12.63%  $   11,760,984    4%     $   17,641,576      6%
   Tier I Capital
     (to Average Assets)                $   37,045,402     8.89%  $   16,706,429    4%     $   20,883,037      5%

      The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and new dividends. Management believes this test is met.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.   Parent Company Statements

                            Condensed Balance Sheets

                                                                                           December 31,
                                                                                      2007             2006
Assets:
   Cash                                                                         $       824,278   $        613,087
   Investments, fair value                                                                   --            426,000
   Investments in and advances to subsidiary                                         58,355,965         56,005,598
   Premises and equipment                                                             3,221,259          3,039,220
   Other assets                                                                          20,886             35,640
                                                                                ---------------   ----------------
     Total assets                                                               $    62,422,388   $     60,119,545
                                                                                ===============   ================

Liabilities and shareholders' equity:
   Other liabilities                                                            $        76,169   $        188,600
   Due to related parties                                                             3,005,995          1,531,159
   Shareholders' equity                                                              59,340,224         58,399,786
                                                                                ---------------   ----------------
     Total liabilities and shareholders' equity                                 $    62,422,388   $     60,119,545
                                                                                ===============   ================

                         Condensed Statements of Income

                                                                            Years Ended December 31,
                                                                    2007             2006              2005
Revenue:
   Dividends from subsidiary                                   $           --   $            --   $             --
   Interest on investments and deposits                                52,941            46,857             46,316
   Rental income                                                      307,935           192,025             90,000
                                                               --------------   ---------------   ----------------
     Total revenue                                                    360,876           238,882            136,316
                                                               --------------   ---------------   ----------------

Expenses:
   Compensations and benefits                                          93,739           134,880            112,045
   Other expenses                                                     254,117           166,794            158,796
                                                               --------------   ---------------   ----------------
     Total expenses                                                   347,856           301,674            270,841
                                                               --------------   ---------------   ----------------

     Income before taxes and equity
       in undistributed net income of subsidiary                       13,020           (62,792)          (134,525)

Benefit for income taxes                                                   --           (15,000)           (30,000)
                                                               --------------   ---------------   ----------------
     Income (loss) before equity in undistributed
       net income of subsidiary                                        13,020           (47,792)          (104,525)

Equity in undistributed net income:
   Subsidiary bank                                                  3,491,287         4,245,784          3,962,102
                                                               --------------   ---------------   ----------------

     Net income                                                $    3,504,307   $     4,197,992   $      3,857,577
                                                               ==============   ===============   ================

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.   Parent Company Statements (Continued)

                        Condensed Statements of Cash Flow

                                                                             Years Ended December 31,
                                                                     2007             2006              2005
Operating activities:
   Net income                                                  $    3,504,307   $     4,197,992   $      3,857,577
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation expense                                           105,377            73,325             54,993
       ESOP shares earned                                             337,408           341,639            358,065
       Other assets/liabilities, net                                  (44,077)          275,890           (128,649)
       Equity in undistributed net income of subsidiary bank       (3,491,287)       (4,245,784)        (3,962,102)
                                                               --------------   ---------------   ----------------

       Net cash provided by operating activities                      411,728           643,062            179,884
                                                               --------------   ---------------   ----------------

Investing activities:
   Purchase of investments                                                 --                --           (292,000)
   Proceeds from sales of investment securities                       292,000                --                 --
   Purchase of premises and equipment                                (287,416)       (1,475,433)          (460,547)
   Change in due from related parties                               1,474,836         1,393,873            281,495
                                                               --------------   ---------------   ----------------

       Net cash provided by (used in) investing activities          1,479,420           (81,560)          (471,052)
                                                               --------------   ---------------   ----------------
Financing activities:

   Purchase of treasury stock                                         (65,159)               --            (93,000)
   Dividends paid                                                  (1,648,916)       (1,513,478)        (1,343,335)
   Exercise of stock options (using treasury stock)                    34,118            35,038             47,374
                                                               --------------   ---------------   ----------------

       Net cash used in financing activities                       (1,679,957)       (1,478,440)        (1,388,961)
                                                               --------------   ---------------   ----------------

       Net increase (decrease) in cash and cash equivalents           211,191          (916,938)        (1,680,129)

Cash and cash equivalents at beginning of year                        613,087         1,530,025          3,210,154
                                                               --------------   ---------------   ----------------

       Cash and cash equivalents at end of year                $      824,278   $       613,087   $      1,530,025
                                                               --------------   ---------------   ----------------

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Segment Information

      The Company has determined that it has three primary business segments, its banking franchise, its insurance activities and employee benefit consulting activities. For the years ended December 31, 2007, 2006 and 2005, the Company's insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. For the year ended December 31, 2007 and 2006, the benefit consulting activities consisted of those conducted through its wholly owned subsidiary, Benefit Consulting Group Inc. Information about the Company is presented in the following table for the periods indicated:

                                                                       2007
                                              Banking        Insurance     Consulting
                                             Activities     Activities     Activities        Total
Net interest income                        $  13,645,042   $         --   $         --   $  13,645,042
Provision for loan losses                             --             --             --              --
                                           -------------   ------------   ------------   -------------
   Net interest income after provision
      for loan losses                         13,645,042             --             --      13,645,042

Other income                                   4,669,881      9,925,204      3,595,687      18,190,772
Other expenses                                13,802,743      8,197,710      3,009,337      25,009,790
Depreciation and amortization                  1,492,222        236,843        225,002       1,954,067
                                           -------------   ------------   ------------   -------------

     Income before taxes                       3,019,958      1,490,651        361,348       4,871,957

Income tax expense                               759,650        500,000        108,000       1,367,650
                                           -------------   ------------   ------------   -------------

     Net income                            $   2,260,308   $    990,651   $    253,348   $   3,504,307
                                           =============   ============   ============   =============

Total Assets                               $ 505,109,464   $ 19,631,205   $  4,083,910   $ 528,824,579
                                           =============   ============   ============   =============

                                                                       2006
                                              Banking        Insurance     Consulting
                                             Activities     Activities     Activities        Total
Net interest income                        $  12,814,482   $         --   $         --   $  12,814,482
Provision for loan losses                        280,000             --             --         280,000
                                           -------------   ------------   ------------   -------------
   Net interest income after provision
      for loan losses                         12,534,482             --             --      12,534,482

Other income                                   4,317,223      9,597,394      3,064,096      16,978,713
Other expenses                                12,005,792      7,912,277      2,394,256      22,312,325
Depreciation and amortization                  1,024,948        200,036        251,994       1,476,978
                                           -------------   ------------   ------------   -------------

     Income before taxes                       3,820,965      1,485,081        417,846       5,723,892

Income tax expense                               918,000        480,000        127,900       1,525,900
                                           -------------   ------------   ------------   -------------

     Net income                            $   2,902,965   $  1,005,081   $    289,946   $   4,197,992
                                           =============   ============   ============   =============

Total Assets                               $ 430,462,154   $ 13,798,385   $  4,102,303   $ 448,362,842
                                           =============   ============   ============   =============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Segment Information (Continued)

                                                                       2005
                                              Banking        Insurance     Consulting
                                             Activities     Activities     Activities        Total
Net interest income                        $  13,324,685   $         --   $         --   $  13,324,685
Provision for loan losses                        360,000             --             --         360,000
                                           -------------   ------------   ------------   -------------
   Net interest income after provision
      for loan losses                         12,964,685             --             --      12,964,685

Other income                                   3,729,119      8,163,291             --      11,892,410
Other expenses                                11,449,477      7,053,287             --      18,502,764
Depreciation and amortization                    897,651        209,103             --       1,106,754
                                           -------------   ------------   ------------   -------------

     Income before taxes                       4,346,676        900,901             --       5,247,577

Income tax expense                             1,105,000        285,000             --       1,390,000
                                           -------------   ------------   ------------   -------------

     Net income                            $   3,241,676   $    615,901   $         --   $   3,857,577
                                           =============   ============   ============   =============

Total Assets                               $ 427,717,128   $ 12,531,750   $         --   $ 440,248,878
                                           =============   ============   ============   =============

      The following represents a reconciliation of the Company's reported segment assets to consolidated assets as of December 31:

                                                       2007            2006
                           Assets

      Total assets for reportable segments        $ 528,824,579   $ 448,362,842
      Elimination of intercompany cash balances      (6,509,799)     (5,425,903)
                                                  -------------   -------------

         Consolidated total                       $ 522,314,780   $ 442,936,939
                                                  =============   =============

      The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

19.   Quarterly Financial Data (Unaudited)

                           Interest   Net Interest     Net
          2007              Income       Income       Income    Basic   Diluted

      First Quarter        $  5,716   $      3,088   $   748   $ 0.10   $  0.10
      Second Quarter          6,440          3,435       754     0.10      0.10
      Third Quarter           6,659          3,542       931     0.12      0.12
      Fourth Quarter          6,858          3,580     1,072     0.14      0.14

          2006

      First Quarter        $  5,345   $      3,188   $   928   $ 0.12   $  0.12
      Second Quarter          5,529          3,235     1,047     0.14      0.14
      Third Quarter           5,656          3,214       815     0.11      0.11
      Fourth Quarter          5,731          3,178     1,408     0.18      0.17

20.   Business Combinations

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

      On April 2, 2007, the Bank completed its acquisition of Vernon Bank Corporation, the stock holding company of the National Bank of Vernon. Under the terms of the agreement, Oneida Savings Bank paid $11.4 million or $54.00 in cash for each of the 210,447 outstanding shares of common stock of Vernon Bank Corporation. The merger was an opportunity to enhance technological capabilities, expand product lines and broaden the branch network in contiguous markets for our collective customer base. The results of Vernon Bank Corporation have been included in the consolidated financial statements since April 2, 2007. Assets acquired as a result of the acquisition totaled $66.9 million and resulted in additional goodwill and core deposit intangibles of approximately $5.9 million. Amortization expense of the core deposit intangible was $198,455 for the twelve months ended December 31, 2007. The core deposit intangible is being amortized using a 10-year accelerated method amortization term. Goodwill will not be amortized but will instead be evaluated periodically for impairment. Goodwill and intangible assets are not deductible for tax purposes.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

20.   Business Combinations (Continued)

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Oneida Savings Bank is in the process of obtaining third party valuations for certain assets; thus the purchase price allocation is subject to refinement.

                                                                        At
                                                                  April 2, 2007
                                                                   (unaudited)
      Cash and cash equivalents                                   $  12,272,073
      Investment and mortgage-backed securities                      18,263,277
      Loans receivable, net                                          25,982,748
      Property, plant and equipment                                   1,906,417
      Goodwill                                                        4,457,992
      Intangible assets                                               1,455,334
      Bank-owned life insurance                                       2,237,936
      Other assets                                                      294,644
                                                                  -------------
           Total assets acquired                                     66,870,421

      Deposits                                                      (54,630,871)
      Other liabilities                                                (875,412)

                                                                  -------------
           Net Assets Acquired                                    $  11,364,138
                                                                  =============

      The following table presents pro forma information as if the acquisition had occurred at the beginning of 2007 and 2006. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed dates.

                                                        2007           2006
                                                    ------------   ------------
                                                            (unaudited)
       Net Interest income                          $ 14,185,344   $ 14,788,494

       Net income                                   $  3,342,300   $  3,822,195
                                                    ============   ============

       Basic earnings per share                     $       0.44   $       0.50
                                                    ============   ============
       Diluted earnings per share                   $       0.43   $       0.50
                                                    ============   ============

   Management's Discussion and Analysis of Financial Condition and Results of
                                   Operations

      This section presents Management's Discussion and Analysis of and Changes to the Company's Consolidated Financial Condition and Results of Operations should be read in conjunction with the Company's financial statements and notes thereto included herein.

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

      Community Banking. The Oneida Savings Bank, the wholly owned subsidiary of Oneida Financial Corp., was established in Oneida, New York in 1866 and has been operating continuously since that time. Throughout its history, the Bank has been committed to meeting the financial needs of the communities it serves and providing quality service to its customers. Management believes that the Bank can be more effective than many of its competitors in serving its customers because of its ability to promptly and effectively respond to customer needs and inquiries. The Bank's ability to succeed in its service area is enhanced by the stability of senior management. Senior Management has an average tenure with the Bank of fifteen years and each individual who comprises senior management has over twenty years experience in the banking industry.

      In recent years management has increased the services and products provided by the Bank to the communities it serves by offering services through its insurance agency subsidiary, offering trust services, offering new loan and deposit products, and seeking to expand into markets desiring the services of a community bank. Our special purpose commercial bank subsidiary ("SBC") allows the combined banking enterprise to solicit and service municipal deposit accounts from the various municipalities, school districts and other public funding sources throughout the market area. During 2007, the Bank completed its acquisition of Vernon Bank Corporation and its wholly owned subsidiary, the National Bank of Vernon ("NBV"). In addition, the Company completed a new banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York. During 2006, the Bank completed its acquisition of Benefit Consulting Group LLC, an employee benefits consulting and retirement plan administration firm located in Syracuse, New York. This type of service was not offered prior to 2006.

      Originating One-to-Four Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of one-to-four family residential loans within Madison County and the surrounding counties. As of December 31, 2007, approximately $99.6 million, or 34.7% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $62.6 million were adjustable rate mortgage ("ARM") loans and $37.0 million had fixed rates of interest. During the year ended December 31, 2007 and the year ended December 31, 2006, the Bank originated $35.2 million and $30.5 million, respectively, of one-to-four family mortgage loans. During the past year, the Bank's one-to-four family loan originations have been primarily fixed-rate loans. The Bank generally sells its fixed-rate one-to-four family loans. Such loans are sold without recourse to the Bank and on a servicing retained basis. During the year ended December 31, 2007 and December 31, 2006, the Bank sold $17.9 million and $17.0 million, respectively, in fixed-rate one-to-four family loans. ARM loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years adjusting annually thereafter, represented a lower percentage of total originations. Of the $35.2 million in one-to-four family loans originated during the twelve months ended December 31, 2007, $24.3 million had fixed rates of interest. Loan origination volume has remained relatively stable during 2007 and 2006.

      Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate Lending. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 2007, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $43.8 million, $71.3 million and $39.9 million, respectively. In the aggregate, these loans totaled $155.0 million, or 54.0%, of the Bank's total loan portfolio, as compared with $138.6 million or 55.5% of the total loan portfolio at December 31, 2006. Because the yields on these loans are generally higher than the yields on one-to-four family residential real estate loans, the Bank's goal is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

      Maintaining Asset Quality. The Bank's asset quality reflects our conservative underwriting standards, the diligence of our loan collection personnel and the stability of the local economy. In addition, the Bank invests in mortgage-backed securities issued by federal government agencies and other investment securities, including U.S. Government securities and federal agency obligations. The Bank also invests in corporate debt and trust preferred securities. The Bank will only purchase investment securities which are rated investment grade or higher by Moody's Investment Rating Service.

      At December 31, 2007, the Bank's ratio of nonperforming loans to total assets was 0.07% compared to 0.01% and 0.05% at December 31, 2006 and 2005, respectively. At December 31, 2007, the Bank's ratio of allowance for loan losses to net loans was 0.88% compared to 0.84% and 0.83% for the years ended December 31, 2006 and 2005. The Bank's ratio of net charge-offs to average loans for the year ended December 31, 2007 was 0.04% compared with a ratio of 0.06% and 0.17% during 2006 and 2005 respectively.

      Increasing Fee Income and Diversifying Income Sources. The Bank has sought to increase its income by increasing fee income and other sources of non-interest income. In this regard, the Bank continues to expand the insurance and financial services business of Bailey & Haskell Associates, Inc. ("B&H"), an insurance agency subsidiary of the Bank with five Central New York offices. The expansion of the Bank's financial services business has continued to provide an increasing revenue source for the Company. Total revenue earned from the sale of financial products was $9.9 million during 2007 as compared with $9.6 million for 2006 and $8.2 million during 2005. In February 2006, the Company completed its acquisition of Parsons, Cote & Company, Inc. an insurance agency in North Syracuse, NY. Subsequently, Parsons, Cote & Company, Inc. has been merged into B&H. In addition, in June 2006, the Company completed its acquisition of Benefit Consulting Group LLC, an employee benefits consulting and retirement plan administration firm. The resulting company Benefit Consulting Group Inc. is a wholly-owned subsidiary of Oneida Savings Bank. Benefit Consulting Group Inc. contributed $3.6 million and $3.1 million in revenue during 2007 and 2006 respectively.

      During 2007 the Bank continued a marketing program to attract new fee-based deposit accounts as well as the implementation of a checking account overdraft program for new and existing customers. The overdraft program allows a customer to occasionally overdraw their account with the Bank honoring payment of the overdraft based upon a variety of account information and prior customer spending experience. The combination of new account generation and the fees derived from the overdraft program has resulted in a significant increase in deposit account service fee revenue. The Bank also offers its customers internet banking and e-commerce capabilities as well as debit cards. These products and services represent growing sources of fee income. Service charges on deposit accounts totaled $2.5 million for the year ended December 31, 2007 compared with $2.4 million and $2.1 million for the comparable periods in 2006 and 2005, respectively.

      The Bank continues to expand the visibility of its Trust Department. Management expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 2007, the Trust Department had $137.5 million in assets under management compared with $110.5 million at December 31, 2006. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 2007, loans serviced by the Bank for others totaled $101.9 million compared with $99.2 million at December 31, 2006.

Financial Condition

      Assets. Total assets at December 31, 2007 were $522.3 million, an increase of $79.4 million or 17.9%, from $442.9 million at December 31, 2006. The increase in total assets was primarily attributable to the acquisition of NBV completed on April 2, 2007. Assets acquired as a result of the acquisition totaled $66.9 million. The acquisition provided $26.0 million in loans receivable, net and $18.3 million in mortgage-backed and investment securities. The acquisition resulted in additional goodwill and deposit intangibles of approximately $5.9 million.

      Management continues to seek to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. This strategy is supported through the origination for sale in the secondary market of lower yielding fixed-rate one-to-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans increased by $16.4 million during 2007. Through the acquisition of NBV, total consumer, commercial business and commercial real estate loans acquired were $15.3 million. Residential real estate loans increased $19.0 million during 2007, of which $10.7 million was attributable to the acquisition. During the period of January 1, 2007 through December 31, 2007 a total of $17.9 million in fixed-rate residential mortgage loans were sold, compared with loan sales of $17.0 million during 2006.

      The increase in premises and equipment was partially due to the acquisition of NBV. Fixed assets in the amount of $1.9 million were acquired presenting the fair value of bank buildings and equipment. In addition, the Bank completed its construction of a banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York.

      Cash and cash equivalents decreased $2.2 million due to the purchase of Vernon Bank Corporation, a decline in borrowings and increases in investment and mortgage-backed securities and loans. This was partially offset by increases in deposits.

      The Bank reinvests proceeds from loan sales and investment sales and investment security maturities in other loans as new loan origination volume warrants. Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing the Bank to accommodate periods of increased loan demand.

      Liabilities. Total liabilities increased by $78.5 million or 20.4% to $463.0 million at December 31, 2007 from $384.5 million at December 31, 2006. The increase was primarily the result of an increase in deposits of $86.9 million, partially offset by a decrease in borrowings of $9.0 million.

      Deposit accounts increased to $400.1 million at December 31, 2007 from $313.3 million at December 31, 2006. Interest-bearing deposit accounts decreased by $74.2 million or 28.5% and non-interest bearing deposit accounts increased $12.6 million or 23.7%, to $65.7 million at December 31, 2007 from $53.1 million at December 31, 2006. Core deposit accounts which include checking, savings and money market accounts increased $51.9 million or 26.6%. Time deposits increased $34.9 million or 29.6%. The increase in deposit accounts resulted primarily from the acquisition of NBV, which provided approximately $54.6 million in deposits.

      Borrowings decreased $5.0 million or 8.1% to $56.4 million at December 31, 2007 from the level outstanding at December 31, 2006. The decrease in borrowings is result of not renewing a portion of the advances that matured during the year. At December 31, 2007 and 2006 there were no outstanding overnight lines of credit. The overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows.

      Other liabilities increased $578,000 to $6.4 million at December 31, 2007 from $5.9 million at December 31, 2006. Notes payable of $2.6 million were established during 2006 relating to the acquisitions of Parsons, Cote & Company and Benefit Consulting Group LLC that had a cost of 5% per annum payable over 24-36 months. As of December 31, 2007, notes payable outstanding was $158,000.

      Stockholders' Equity. Total stockholders' equity at December 31, 2007 was $59.3 million, an increase of $900,000 from $58.4 million at December 31, 2006. The increase in stockholders' equity reflects net income of $3.5 million. The increase was partially offset by a decrease in accumulated other comprehensive loss of $1.4 million at December 31, 2007 resulting from a decrease in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits. Changes in interest rates resulted in an increase in the net unrealized loss on the Bank's available for sale securities. Share based compensation earned under the Company's stock plans was $175,000 during 2007 as compared to $230,000 during 2007. Unearned common shares issued under the Bank's ESOP plan were reduced by $146,000 representing ESOP stock earned by plan participants during 2007. As of December 31, 2007, all shares have been released and allocated to participants.

      Partially offsetting the increases in stockholders' equity was the payment of cash dividends to stockholders. Stockholders were paid dividends during 2007 of $0.48 per share resulting in a reduction in stockholders' equity of $1.6 million.

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

      Average Balance Sheet. The following table sets forth certain information relating to the Bank for the years ending December 31, 2007, 2006 and 2005. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.

                                                                      For the Years Ending December 31,
                                                        2007                         2006                         2005
                                            ---------------------------  ---------------------------  ---------------------------
                                             Average             Yield/   Average             Yield/   Average             Yield/
                                             Balance   Interest   Rate    Balance   Interest   Rate    Balance   Interest   Rate
                                            ---------  --------  ------  ---------  --------  ------  ---------  --------  ------
                                                                            (dollars in thousands)
Interest-earning assets:
   Loans receivable                         $ 271,789  $ 18,552   6.83%  $ 243,661  $ 16,165   6.63%  $ 226,940  $ 14,197   6.26%
   Investment and MBS securities              107,120     5,442   5.08%    107,479     5,080   4.73%    132,251     6,026   4.56%
   Federal funds                               15,814       829   5.24%      3,014       178   5.91%      1,349        49   3.63%
   Equity securities                           13,648       850   6.23%     17,677       838   4.74%     19,934       740   3.71%
---------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                 408,371    25,673   6.29%    371,831    22,261   5.99%    380,474    21,012   5.52%
---------------------------------------------------------------------------------------------------------------------------------
Non interest-earning assets:
   Cash and due from banks                     14,771                       10,440                       10,781
   Other assets                                71,107                       53,147                       41,566
                                            ---------                    ---------                    ---------
     Total Assets                           $ 494,249                    $ 435,418                    $ 432,821
                                            =========                    =========                    =========
Interest-bearing liabilities:
   Money market deposits                    $  58,370  $  1,831   3.14%  $  43,664  $  1,135   2.60%  $  44,352  $    706   1.59%
   Savings accounts                            74,332       570   0.77%     68,165       483   0.71%     73,036       395   0.54%
   Interest-bearing checking                   36,024       265   0.74%     30,979       143   0.46%     29,348       132   0.45%
   Time deposits                              138,651     6,372   4.60%    109,711     4,202   3.83%    109,030     3,313   3.04%
   Borrowings                                  59,710     2,948   4.94%     67,749     3,383   4.99%     68,372     3,139   4.59%
   Notes payable                                  836        42   5.02%      1,016       100   9.84%         37         2   5.41%
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities            367,923    12,028   3.27%    321,284     9,446   2.94%    324,175     7,687   2.37%
---------------------------------------------------------------------------------------------------------------------------------
Non interest-bearing liabilities:
   Demand deposits                             61,187                       51,737                       50,490
   Other liabilities                            6,661                        7,629                        5,321
                                            ---------                    ---------                    ---------
     Total liabilities                        435,771                      380,650                      379,986
                                            ---------                    ---------                    ---------
   Stockholders' equity                        58,478                       54,768                       52,835
                                            ---------                    ---------                    ---------
     Total Liabilities and
       Stockholders' Equity                 $ 494,249                    $ 435,418                    $ 432,821
                                            =========                    =========                    =========

     Net interest income                               $ 13,645                     $ 12,815                     $ 13,325
                                                       --------                     --------                     --------
     Net interest spread                                          3.02%                        3.05%                        3.15%
                                                                 ------                       ------                       ------
     Net earning assets                     $  40,448                    $  50,547                    $  56,299
                                            ---------                    ---------                    ---------
     Net interest margin                                   3.34%                        3.45%                        3.50%
                                                       --------                     --------                     --------
     Ratio of interest-earning assets
       to interest-bearing liabilities                   110.99%                      115.73%                      117.37%
                                                       --------                     --------                     --------

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

                                                                             Years Ended December 31,
                                                     ------------------------------------------------------------------------
                                                                2007 vs. 2006                        2006 vs. 2005
                                                     ------------------------------------------------------------------------
                                                     Increase / (Decrease)                Increase / (Decrease)
                                                            Due to              Total             Due to             Total
                                                     ---------------------    Increase/   ---------------------    Increase/
                                                       Volume       Rate     (Decrease)     Volume       Rate     (Decrease)
                                                     ------------------------------------------------------------------------
                                                                                 (In Thousands)
Interest-earning assets:
   Loans receivable                                  $    1,920   $    467   $    2,387   $    1,109   $    859   $    1,968
   Investment and mortgage-backed securities                (18)       380          362       (1,171)       225         (946)
   Federal funds                                            671        (20)         651           98         31          129
   Equity securities                                       (251)       263           12         (107)       205           98
-----------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets                   $    2,322   $  1,090   $    3,412   $      (71)  $  1,320   $    1,249
-----------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Money market deposits                             $      461   $    235   $      696   $      (18)  $    447   $      429
   Savings accounts                                          47         40           87          (35)       123           88
   Interest-bearing checking                                 37         85          122            8          3           11
   Time deposits                                          1,330        840        2,170           26        863          889
   Borrowings                                              (397)       (38)        (435)         (31)       275          244
   Notes payable                                             (9)       (49)         (58)          96          2           98
-----------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities              $    1,469   $  1,113   $    2,582   $       46   $  1,713   $    1,759
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
     Net increase (decrease) in net interest income                          $      830                           $     (510)
=============================================================================================================================

Comparison of Operating Results for the Years Ended December 31, 2007 and December 31, 2006.

      General. Net income for the year ended December 31, 2007 decreased by $694,000, to $3.5 million from $4.2 million for the year ended December 31, 2006. Basic earnings per share decreased 16.4%, to $0.46 for the year ended December 31, 2007 as compared with the 2006 reported basic earnings per share of $0.55. The decrease in net income was due primarily to an increase in other expenses. Partially offsetting the increase in expenses was an increase in net interest income and non-interest income and decreases in the provision for loan losses and the provision for income taxes.

      Interest and Dividend Income. Interest and dividend income increased by $3.4 million or 15.3%, to $25.7 million for the year ended December 31, 2007 from $22.3 million for the year ended December 31, 2006. Interest and fees on loans increased by $2.4 million for the year ended December 31, 2007 as compared with the same period in 2006. Interest income earned on federal funds sold increased $651,000 during 2007 as compared with the year ended December 31, 2006. Interest and dividend income on mortgage-backed and other investment securities increased $374,000 to $6.3 million for the year ended December 31, 2007 from $5.9 million for the year ended December 31, 2006.

      The increase in income on loans resulted from an increase of $28.1 million in the average balance of loans to $271.8 million in 2007 from $243.7 million in 2006 as well as a 20 basis point increase in the average yield on loans to 6.83% from 6.63%. The increase in loans reflects the acquisition of NBV and management's strategy to emphasize the origination of consumer and commercial business loans for retention in the Bank's portfolio while maintaining a consistent level of residential real estate loans with excess production of longer-term fixed-rate residential real estate loans sold in the secondary market on a servicing retained basis. As of December 31, 2007 residential real estate loans totaled $132.0 million, an increase of $21.0 million from December 31, 2006. During the 2007 year a total of $17.9 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial real estate loans increased $12.0 million to $71.3 million at December 31, 2007 from $59.2 million at December 31, 2006. At December 31, 2007 total loans receivable were $286.9 million as compared with $249.5 million at December 31, 2006, an increase of 15.0%. The increase in the yield on loans is a result of the higher market interest rates during 2007 as compared with 2006 and the changes in the composition of the loan portfolio to higher yielding loans.

      The increase in interest income from investment and mortgage-backed securities was the result of an increase of 35 basis points in the average yield on investment and mortgage-backed securities off set by a decrease of $359,000 in the average balance of investment and mortgage-backed securities to $107.1 million at December 31, 2007 from $107.5 million at December 31, 2006. The decrease in the average balance on investment and mortgage-backed securities is the result of sales, maturities and repayments early in the year to provide liquidity during periods of increased loan demand and deposit outflows as well as provide liquidity for the acquisition of Vernon Bank Corporation offset by the acquisition of investment and mortgage-backed securities.

      Interest income on federal funds sold increased as a result of an increase in the average balance of federal funds sold of $12.8 million to $15.8 million during the 2007 period as compared with $3.0 million 2006. The increase in the average balance of federal funds sold reflects a decision to reallocate assets from investment securities during the year.

      Income from equity securities increased $12,000 due to an increase in the average yield of 149 basis points. The increase in average yield was offset by a decrease in the average balance of $4.1 million from $17.7 million as of December 31, 2006 to $13.6 million as of December 31, 2007 due to sales during the year and an increase in the unrealized loss on securities.

      Interest Expense. Interest expense was $12.0 million for the year ended December 31, 2007 an increase of $2.6 million, or 27.3% from $9.4 million for the year ended December 31, 2006. The increase in interest expense was primarily due to an increase in interest paid on deposit accounts during 2007 of $3.0 million, increasing to $9.0 million during 2007 from $6.0 million during 2006. In addition, borrowing expense decreased to $3.0 million for 2007 compared with $3.4 million for 2006.

      The increase in interest expense paid on deposits was primarily due to an increase in the average balance of deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, increased on average $25.9 million, or 18.1%, to $168.7 million at an average cost of 1.58% during 2007 from $142.8 million at an average cost of 1.23% during 2006. During the same period the average balance of time deposits increased $29.0 million or 26.4%, to $138.7 million in 2007 from $109.7 million during 2006 and the average rate paid on time deposits increased 77 basis points.

      The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in the 2007 period to $59.7 million as compared with $67.7 million during the 2006 period. The average rate paid on borrowed funds decreased 5 basis points to 4.94% for the 2007 period.

      The decrease in notes payable expense was due to the decrease in average balance of $180,000 as well as a decrease in the average yield outstanding. The notes payable represent the balances owed to Parsons, Cote & Company and Benefit Consulting Group LLC as part of the acquisition of the companies during the year ended December 31, 2006.

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

      For the year ended December, 31 2007, there was no provision for loan losses made as compared with 2006 when a provision of $280,000 was made to the allowance for loan losses. The decrease in provisions made during 2007 was primarily the result of the continued low delinquency levels during the year. Nonperforming loans remained at low levels during the years ended December 31, 2007 and 2006, totaling $375,000 or 0.07% of total loans at December 31, 2007 compared with $51,000 or 0.01% of total loans at December 31, 2006. Net charge-off activity for the year ended December 31, 2007 was $95,000 as compared with $158,000 in net charge-offs during 2006. The balance of the allowance for loan losses was $2.5 million or 0.88% of loans receivable at December 31, 2007 compared with $2.1 million or 0.84% of loans receivable at December 31, 2006.

      Non-interest Income. Non-interest income increased by $1.2 million, or 7.1%, to $18.2 million for the year ended December 31, 2007 from $17.0 million for the year ended December 31, 2006. The increase in other non-interest income was the result of increases in commissions and fees earned on the sale of non-banking products and an increase in service charges on deposit accounts.

      Revenue derived from the Company's insurance agency subsidiary activities increased $328,000 or 3.4% to $9.9 million during 2007 as compared with 2006. Revenue derived from the Company's financial services and employee benefit consulting division provided non-interest income of $3.6 million during 2007, an increase of $532,000 or 17.4% compared to 2006. The financial services and employee benefit consulting division was acquired in 2006.

      Deposit account service fees also contributed to the improvement in non-interest income, increasing to $2.5 million in income during December 31, 2007 from $2.4 million during December 31, 2006. The combination of fees charged on new accounts generated and acquired resulted in the increase in deposit account service fee revenue.

      The Company experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans. Such income increased to $433,000 during 2007 compared with $419,000 during 2006. The increase is primarily the result of an increase in the volume of loan activity in 2007 as compared with 2006. Revenue in the amount of $626,000 was recognized as a result of an increase in the cash surrender value of Bank-Owned Life Insurance ("BOLI") during 2007 as compared with $494,000 in revenue recognized during 2006. The increase in revenue is the result of an increase in the variable rate earned during 2007 on the insurance policies owned in addition to the acquisition of $2.2 million in NBV insurance policies.

      Net investment securities gains realized increased $45,000 during the year ended December 31, 2007 as compared with the year ended December 31, 2006.

      Non-interest Expense. Non-interest expense increased by $3.2 million to $27.0 million for the year ended December 31, 2007 from $23.8 million for the year ended December 31, 2006. The increase was primarily due to salary and employee benefits expense which increased $1.5 million to $17.0 million for the year ended December 31, 2007 from $15.5 million for the year ended December 31, 2006. Building occupancy and equipment also increased $780,000 to $4.4 million for the 2007 period as compared to $3.6 million during the same period in 2006.

      Salaries, wages and other compensation paid to employees of the Company during 2007 was $13.4 million, an increase of $1.5 million or 13.0%, as compared with compensation expense of $11.9 million during 2006. The increase in compensation expense was primarily the result of the addition of NBV employees and the office in Griffiss Park. In 2006, the Company approved a Management Recognition and Retention Plan for directors, officers and key employees. The expense associated with this benefit was $175,000 for 2007 as compared with $221,000 in the 2006 implementation year of the Plan.

      Building occupancy and equipment expense increased $780,000 to $4.4 million for the year ended December 31, 2007 as compared to $3.6 million during 2006. The increase was due to the addition of four banking offices during 2007.

      Provision for Income Taxes. Income tax expense was $1.4 million for the year ended December 31, 2007 a decrease of $158,000 from the 2006 income tax provisions of $1.5 million. The decrease in income tax provision reflects the decrease in net income for the year ended December 31, 2007. The effective tax rate was 28.1% during 2007 as compared with 26.7% during 2006. The increase in the effective tax rate is due to the decrease in tax exempt and tax preferred investment income of the Company which qualifies for dividends received deductions.

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

      The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are recorded in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, the valuation of mortgage servicing assets, the fair value of investment securities and the evaluation of other-than-temporary impairment on securities whose fair value is less than amortized cost, actuarial assumptions associated with the Company's pension plan and the fair value methodologies used to review the carrying value of goodwill to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

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

      All of our investment securities are classified as available for sale and recorded at current market value on our statement of condition. Unrealized gains or losses, net of the deferred tax effect, are reported in other comprehensive income as a separate component of stockholders' equity. Recorded values are based on prices obtained from nationally recognized resources or securities dealer's valuations. We conduct a quarterly review and evaluation of the securities portfolios to determine if any declines in fair value are other than temporary. Any valuation decline that is determined to be other than temporary would require us to write down the security to fair value through a charge to current period operations.

      The valuation of the Company's obligations associated with pension plans utilizes various actuarial assumptions. These assumptions include discount rate and expected return on plan assets. Specific discussion of the assumptions used by management is discussed in Note 10.

      Although goodwill is not subject to amortization, we must test the carrying value for impairment at least annually or more frequently if events or circumstances indicate that the asset might be impaired. Impairment testing requires that the fair value of each of the reporting units be compared to the carrying amount of its net assets, including goodwill. Determining the fair value of reporting units requires us to use a high degree of subjective judgment. We utilize discounted cash flow valuation models that incorporate such variables as revenue growth rates, expense trends, interest rates, and terminal values. Future changes in the economic environment or operations of our reporting units could cause changes to these variables, which could result in impairment being identified.

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

      Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis;
(iii) seeking to increase and diversify the Company's sources of revenue, particularly non-interest income and (iv) managing the Company's investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates and better matches the maturities of the Bank's certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2007 totaled $119.1 million, or 32.4% of total interest-bearing liabilities. Borrowed funds that mature in one year or less at December 31, 2007 totaled $15.9 million, or 4.3% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

      The Company uses a computer simulation model to assist in monitoring interest rate risk. As of December 31, 2007 a 200 basis point increase in market interest rates was estimated to have a negative impact of 0.11% on net interest income during 2007 while a 200 basis point decline in rates would have a negative impact of 2.0% on net interest income during 2007. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

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

      The securities investment policy is established by the Board of Directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets and desired risk parameters. In pursuing these objectives, management considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. The Bank will only purchase securities rated as investment grade by a nationally recognized investment rating agency. The ability of an issuer of a corporate debt instrument to repay the obligation is influenced by a number of factors including general economic conditions, cash flow, events in specific industries, regional crisis, bankruptcy and many other factors. Corporate bonds are not typically guaranteed beyond the Company's ability to repay and therefore may result in a loss to the Bank if conditions change from those in place at the time the investment was acquired. The Bank conducts a quarterly evaluation of the securities portfolio to determine if any declines in fair value are other-than-temporary. Part of this analysis includes forecasting of rate projections and investment spreads over bond indices as compared to historical performance. Fluctuations in market conditions could impact the evaluation and outcome of projections.

      Concentration Risk. The Bank's lending activities are primarily conducted in Madison and Oneida Counties, located in Central New York State, and the towns and villages in adjacent counties. The Bank's mortgage loan portfolio, consisting primarily of loans on residential real property located in its market area, is subject to risks associated with the local economy. If the local economy, national economy or real estate market weakens, the financial condition and results of operations of the Bank could be adversely affected. A weakening in the local real estate market or a decline in the local economy could increase the number of delinquent or nonperforming loans and reduce the value of the collateral securing such loans, which would reduce the Bank's net income.

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

      Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and
(vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2007, cash and interest-earning deposits totaled $16.5 million, or 3.2% of total assets.

      If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2007, the Bank has available a $90.8 million line of credit with the Federal Home Loan Bank of which no amounts were outstanding. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. The Bank also maintains lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2007 the Bank had approximately $10.0 million available to it under these borrowing arrangements.

      The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2007, the Bank had outstanding commitments to originate loans of $57.7 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

      Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2007, totaled $119.1 million. Based upon the Bank's experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

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

-------------------------------------------------------------
                                             MINIMUM
                                            REQUIRED   ACTUAL
-------------------------------------------------------------
Tier I Capital to Average Assets               4%       6.60%
Tier I Capital to Risk-Weighted Assets         4%       9.45%
Total Capital to Risk-Weighted Assets          8%      10.18%
-------------------------------------------------------------

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. The Company has various financial obligations, including contractual obligations and commitments that may require future cash payments.

      Contractual Obligations: The following table presents as of December 31, 2007, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

---------------------------------------------------------------------------------------------------------
     (Dollars in thousands)                                      Payments Due In
---------------------------------------------------------------------------------------------------------
                             Note      One Year    One to Three   Three to Five   Over Five
Contractual Obligation    Reference    or Less        Years          Years          Years         Total
---------------------------------------------------------------------------------------------------------
Certificates of Deposit        7      $  119,078   $     26,814   $       7,006          --   $   152,898
---------------------------------------------------------------------------------------------------------
Borrowings                     8      $   15,900   $     28,500   $       6,000   $   6,000   $    56,400
---------------------------------------------------------------------------------------------------------
Notes payable                  8      $      158             --              --          --   $       158
---------------------------------------------------------------------------------------------------------

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

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2007. Further discussion of these commitments and off-balance sheet arrangements is included in Note 14 to the consolidated financial statements.

-------------------------------------------------------------------------------------------
       (In thousands)
                                               One to                    Over
                                 One Year      Three      Three to       Five
Commitments to extend credit:     or Less      years     Five years     years       Total
-------------------------------------------------------------------------------------------
Commercial                      $   37,109   $   2,679   $      549   $       1   $  40,338
Residential real estate              3,132          --           --          --       3,132
Revolving home equity lines            387         590        1,273      10,198      12,448
Consumer revolving credit            1,444          --           --          --       1,444
Standby letters of credit              362          10           --          --         372
-------------------------------------------------------------------------------------------

Effect of Newly Issued But Not Yet Effective Accounting Standards

      In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company has not completed its evaluation of the impact of the adoption of this standard.

      In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Company on January 1, 2008. The Company has not completed its evaluation of the impact of the adoption of this standard.

      In September 2006, the FASB Emerging Tax Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement. The required accrued liability will be based on either the post-employment or cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The impact of adoption of the issue was not material to the Company's operations and results of operations.

      On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings ("SAB 109"). Previously SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of a loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains this view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect the impact of this standard to be material.

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

-----------------------------------------------------------------------------------------------------------
          Quarter                         Dividends              Quarter                          Dividends
Year      Ending        High      Low        Paid      Year      Ending        High       Low        Paid
-----------------------------------------------------------------------------------------------------------
2006   March 31       $ 12.10   $ 10.21   $    0.22   2007    March 31       $ 12.40   $  11.00   $    0.24

       June 30        $ 12.18   $  9.75   $    0.00           June 30        $ 12.50   $  11.18   $    0.00

       September 30   $ 12.86   $ 10.76   $    0.23           September 30   $ 13.00   $  11.43   $    0.24

       December 31    $ 12.10   $ 11.05   $    0.00           December 31    $ 11.85   $   9.61   $    0.00
-----------------------------------------------------------------------------------------------------------

      As of December 31, 2007, there were 8,322,452 shares of the Company's common stock issued and approximately 723 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

      The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2007, as shown in the table above. The Board will review the dividend regularly and expects to maintain a regular semiannual dividend in the future, based upon the Company's earnings, financial condition and other factors.

      Stock Performance Graph. Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning December 31, 2002, as reported by the Nasdaq Market, through December 31, 2007, (b) the cumulative total return on stocks included in the S&P 500 Index over such period,(c) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (d) the cumulative total return of publicly traded thrifts or thrift holding companies in the mutual holding company structure over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.

[THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

                                                Period Ending
                         ------------------------------------------------------------------
Index                       12/31/02   12/31/03   12/31/04   12/31/05   12/31/06   12/31/07
-------------------------------------------------------------------------------------------
Oneida Financial Corp.       100.00     126.09     121.39      91.06     111.84      94.86
S&P 500                      100.00     126.38     137.75     141.88     161.20     166.89
MHC Thrifts                  100.00     163.88     180.25     179.20     238.41     202.66
NASDAQ Bank Index            100.00     129.93     144.21     137.97     153.15     119.35

      Assuming an initial investment in the Common Stock of Oneida Financial Corp. of $100.00 at December 31, 2002, the cumulative total value with dividends reinvested would be $94.86 at December 31, 2007.