Form 10-K, Exhibit 13
period 2008-12-31
ONEIDA FINANCIAL CORP
filed 2009-03-25
CIK 1070190

EXHIBIT 13

                       2008 ANNUAL REPORT TO STOCKHOLDERS

Oneida Financial Corp.

Consolidated Financial Statements

December 31, 2008 and 2007

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Oneida Financial Corp.
Oneida, New York

We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
March 24, 2009
Livingston, New Jersey

Oneida Financial Corp.

Consolidated Statements of Condition
December 31, 2008 and 2007
--------------------------------------------------------------------------------

                                                                       2008            2007
Assets
Cash and due from banks                                           $  13,223,027   $  14,743,978
Federal funds sold                                                       71,036       1,716,576
                                                                  -------------   -------------
         Total cash and cash equivalents                             13,294,063      16,460,554

Trading securities                                                    5,941,476              --
Investment securities, available for sale                            60,433,449      95,811,253
Mortgage-backed securities, available for sale                       74,329,705      46,583,345

Mortgage loans held for sale                                            740,730       3,593,329

Loans receivable                                                    304,375,976     283,335,827
Allowance for loan losses                                            (2,624,283)     (2,511,310)
                                                                  -------------   -------------
         Net loans receivable                                       301,751,693     280,824,517

Federal Home Loan Bank stock                                          3,784,200       3,403,700
Premises and equipment, net                                          21,789,766      22,532,492
Accrued interest receivable                                           2,659,074       2,657,712
Bank owned life insurance                                            15,019,970      14,480,218
Other assets                                                         15,322,202      10,534,472
Goodwill                                                             22,963,439      22,792,602
Other intangible assets                                               2,100,001       2,640,586
                                                                  -------------   -------------

         Total Assets                                             $ 540,129,768   $ 522,314,780
                                                                  =============   =============

Liabilities and Stockholders' Equity

Interest bearing deposits                                         $ 364,911,270   $ 334,444,264
Non-interest bearing deposits                                        60,786,827      65,685,030
Borrowings                                                           52,825,000      56,400,000
Notes payable                                                            12,481         158,274
Other liabilities                                                     9,324,948       6,286,988
                                                                  =============   =============
         Total liabilities                                          487,860,526     462,974,556
                                                                  -------------   -------------
Commitments and contingent liabilities (Note 14)                             --              --

Stockholders' equity:
   Preferred stock, 1,000,000 shares authorized                              --              --
   Common stock, $.01 par value, 20,000,000 shares authorized;
      8,322,452 shares issued                                            83,225          83,225
   Additional paid-in capital                                        19,221,421      19,053,113
   Retained earnings                                                 41,584,629      46,434,898
   Accumulated other comprehensive loss                              (5,562,481)     (3,161,222)
   Treasury stock (at cost, 533,106 and 537,256 shares)              (3,057,552)     (3,069,790)
   Common shares issued under employee stock plans - unearned                --              --
                                                                  -------------   -------------
         Total stockholders' equity                                  52,269,242      59,340,224
                                                                  -------------   -------------
         Total Liabilities and Stockholders' Equity               $ 540,129,768   $ 522,314,780
                                                                  =============   =============

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Income
Years Ended December 31, 2008, 2007 and 2006
--------------------------------------------------------------------------------

                                                            2008           2007           2006
Interest and dividend income:
   Interest and fees on loans                          $  18,535,294   $ 18,551,557   $ 16,164,799
   Interest and dividends on investment securities:
      U. S. Government and agency obligations              1,371,440      1,727,445      1,436,634
      Corporate debt and equity obligations                2,232,170      2,080,557      2,038,255
      Mortgage-backed securities                           3,377,135      1,588,704      1,278,233
      Tax exempt securities                                  809,620        600,702        916,936
      Other                                                  239,026        294,781        248,205
   Interest on federal funds sold
      and interest-earning deposits                          169,340        829,079        177,568
                                                       -------------   ------------   ------------

         Total interest and dividend income               26,734,025     25,672,825     22,260,630
                                                       -------------   ------------   ------------

Interest expense:
   Savings deposits                                          602,747        569,628        483,296
   Money market and interest-bearing checking              1,892,303      2,095,836      1,278,245
   Time deposits                                           6,020,667      6,371,634      4,202,134
   Federal funds purchased                                        --         53,120         35,799
   Short-term borrowings                                     288,187        364,976        673,905
   Long-term borrowings                                    2,277,416      2,572,589      2,772,769
                                                       -------------   ------------   ------------

         Total interest expense                           11,081,320     12,027,783      9,446,148
                                                       -------------   ------------   ------------
         Net interest income                              15,652,705     13,645,042     12,814,482
Provision for loan losses                                    525,000             --        280,000
                                                       =============   ============   ============

         Net interest income after
            provision for loan losses                     15,127,705     13,645,042     12,534,482

Net investment security gains                                 62,854        352,825        307,546
Loss on impairment of securities                          (1,021,845)            --             --
Changes in fair value of trading securities               (7,674,699)            --             --
Other income                                              18,318,255     17,837,947     16,671,167
Other expenses                                            28,712,160     26,963,857     23,789,303
                                                       =============   ============   ============
         (Loss) Income before income taxes                (3,899,890)     4,871,957      5,723,892

(Benefit) Provision for income taxes                      (2,222,800)     1,367,650      1,525,900
                                                       -------------   ------------   ------------
         Net (Loss) Income                              $ (1,677,090)  $  3,504,307   $  4,197,992
                                                       =============   ============   ============
(Loss) Earnings per share - basic                      ($       0.22)  $       0.46   $       0.55
                                                       =============   ============   ============
(Loss) Earnings per share - diluted                    ($       0.22)  $       0.45   $       0.54
                                                       =============   ============   ============

    The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2008, 2007 and 2006
--------------------------------------------------------------------------------

                                                                             Additional
                                                         Common Stock          Paid-In       Retained     Comprehensive
                                                       Shares     Amount       Capital       Earnings         Income
Balance at December 31, 2005                         8,242,452   $ 82,425   $ 18,300,012   $ 41,710,740              --
Reclassification of unearned stock based
   compensation in accordance with SFAS No. 123R                                 (51,404)
Cumulative adjustment related to SAB 108 adoption                                               184,253
Net income                                                                                    4,197,992   $   4,197,992
                                                                                                          -------------
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
      during period                                                                                           2,101,309
   Reclassification adjustment for gains included
      in net income                                                                                            (307,546)
                                                                                                          -------------
      Net unrealized holding gains                                                                            1,793,763
      Change in unrealized loss on pension benefits                                                             414,385
                                                                                                          -------------
   Other comprehensive income before tax                                                                      2,208,148
   Income tax provision                                                                                        (883,259)
                                                                                                          -------------
   Other comprehensive income, net of tax                                                                     1,324,889
                                                                                                          -------------
Comprehensive income                                                                                      $   5,522,881
                                                                                                          =============
Adjustment to initially apply SFAS No. 158
   net of tax
Shares issued under stock plans                         80,000        800           (800)
Shares issued under ESOP plan                                                    195,141
Shares earned under stock plans                                                  229,779
Tax benefit from stock plans                                                      31,950
Common stock cash dividends: $.45 per share                                                  (1,513,478)
Treasury stock reissued                                                             (328)
                                                     ---------------------------------------------------

Balance at December 31, 2006                         8,322,452   $ 83,225   $ 18,704,350   $ 44,579,507              --
Net income                                                                                    3,504,307   $   3,504,307
                                                                                                          -------------
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
      during period                                                                                          (2,167,052)
   Reclassification adjustment for gains included
      in net income                                                                                            (352,825)
                                                                                                          -------------
      Net unrealized holding losses                                                                          (2,519,877)
      Change in unrealized loss on pension benefits                                                             228,994
                                                                                                          -------------
   Other comprehensive loss before tax                                                                       (2,290,883)
   Income tax benefit                                                                                           916,353
                                                                                                          -------------
   Other comprehensive loss, net of tax                                                                      (1,374,530)
                                                                                                          -------------
Comprehensive income                                                                                      $   2,129,777
                                                                                                          =============
Shares issued under ESOP plan                                                    195,730
Shares earned under stock plans                                                  153,210
Common stock cash dividends: $.48 per share                                                  (1,648,916)
Treasury stock purchased
Treasury stock reissued                                                             (177)
                                                     ---------------------------------------------------

Balance at December 31, 2007                         8,322,452   $ 83,225   $ 19,053,113   $ 46,434,898              --
                                                     ---------   --------   ------------   ------------

                                                                                    Common Stock
                                                      Accumulated                   Issued Under     Unearned
                                                         Other                        Employee        Stock
                                                     Comprehensive     Treasury    Stock Plans -      Based
                                                      Income(Loss)      Stock         Unearned     Compensation       Total
Balance at December 31, 2005                         $  (3,091,015)  $(3,074,292)  $    (288,176)  $    (51,404)  $ 53,588,290
Reclassification of unearned stock based
   compensation in accordance with SFAS No. 123R                                                         51,404             --
Cumulative adjustment related to SAB 108 adoption                                                                      184,253
Net income                                                                                                           4,197,992
   Other comprehensive income, net of tax
   Unrealized gains on securities arising
      during period
   Reclassification adjustment for gains
      included in net income
      Net unrealized holding gains
      Change in unrealized loss on pension benefits
   Other comprehensive income before tax
   Income tax provision
   Other comprehensive income, net of tax                1,324,889                                                   1,324,889
Comprehensive income
Adjustment to initially apply SFAS No. 158
   net of tax                                              (20,566)                                                    (20,566)
Shares issued under stock plans                                                                                             --
Shares issued under ESOP plan                                                            146,498                       341,639
Shares earned under stock plans                                                                                        229,779
Tax benefit from stock plans                                                                                            31,950
Common stock cash dividends: $.45 per share                                                                         (1,513,478)
Treasury stock reissued                                                   35,366                                        35,038
                                                     -------------   ----------------------------------------------------------
Balance at December 31, 2006                         $  (1,786,692)  $(3,038,926)  $    (141,678)  $         --   $ 58,399,786
Net income                                                                                                           3,504,307
   Other comprehensive income, net of tax
   Unrealized losses on securities arising
      during period
   Reclassification adjustment for gains included
      in net income
      Net unrealized holding losses
      Change in unrealized loss on pension benefits
   Other comprehensive loss before tax
   Income tax benefit
   Other comprehensive loss, net of tax                 (1,374,530)                                                 (1,374,530)
Comprehensive income
Shares issued under ESOP plan                                                            141,678                       337,408
Shares earned under stock plans                                                                                        153,210
Common stock cash dividends: $.48 per share                                                                         (1,648,916)
Treasury stock purchased                                                 (65,159)                                      (65,159)
Treasury stock reissued                                                   34,295                                        34,118
                                                     -------------   ----------------------------------------------------------

Balance at December 31, 2007                         $  (3,161,222)  $(3,069,790)  $          --   $         --   $ 59,340,224
                                                     -------------   -----------   -------------   ------------   ------------

                                   (Continued)

Oneida Financial Corp.

Years Ended December 31, 2008, 2007 and 2006
--------------------------------------------------------------------------------

                                                                                 Additional
                                                           Common Stock            Paid-In       Retained    Comprehensive
                                                        Shares      Amount         Capital       Earnings    Income (Loss)
Balance at December 31, 2007 (continued)              8,322,452   $   83,225   $  19,053,113   $46,434,898
Reclassification adjustment to initally
   apply SFAS 159, net of tax                                                                   (1,519,341)
Adjustment to intially apply measurement provisions
   of SFAS No. 158                                                                                   8,215
Net loss                                                                                        (1,677,090)  $  (1,677,090)
                                                                                                             -------------
   Other comprehensive loss, net of tax
   Unrealized losses on securities arising
      during period                                                                                             (5,001,265)
   Reclassification adjustment for losses included
      in net income                                                                                                958,991
                                                                                                             -------------
      Net unrealized holding losses                                                                             (4,042,274)
      Change in unrealized loss on pension benefits                                                             (2,375,636)
                                                                                                             -------------
   Other comprehensive loss before tax                                                                          (6,417,910)
   Income tax benefit                                                                                            2,567,164
                                                                                                             -------------
   Other comprehensive loss, net of tax                                                                         (3,850,746)
                                                                                                             -------------
Comprehensive loss                                                                                           $  (5,527,836)
                                                                                                             =============
Shares earned under stock plans                                                      165,654
Tax benefit from stock plans                                                           2,822
Common stock cash dividends: $.48 per share                                                     (1,662,053)
Treasury stock purchased
Treasury stock reissued                                                                 (168)
                                                      -----------------------------------------------------

Balance at December 31, 2008                          8,322,452   $   83,225   $  19,221,421   $41,584,629              --
                                                      ---------   ----------   -------------   -----------

                                                                                      Common Stock
                                                        Accumulated                   Issued Under     Unearned
                                                          Other                         Employee         Stock
                                                      Comprehensive      Treasury    Stock Plans -       Based
                                                       Income(Loss)       Stock        Unearned      Compensation      Total
Balance at December 31, 2007 (continued)              $  (3,161,222)  $ (3,069,790)  $          --   $         --   $59,340,224
Reclassification adjustment to initally
   apply SFAS 159, net of tax                             1,519,341                                                          --
Adjustment to intially apply measurement provisions
   of SFAS No. 158                                          (69,854)                                                    (61,639)
Net loss                                                                                                             (1,677,090)
   Other comprehensive loss, net of tax
   Unrealized losses on securities arising
      during period
   Reclassification adjustment for losses included
      in net income
      Net unrealized holding losses
      Change in unrealized loss on pension benefits
   Other comprehensive loss before tax
   Income tax benefit
   Other comprehensive loss, net of tax                  (3,850,746)                                                 (3,850,746)
Comprehensive loss
Shares earned under stock plans                                                                                         165,654
Tax benefit from stock plans                                                                                              2,822
Common stock cash dividends: $.48 per share                                                                          (1,662,053)
Treasury stock purchased                                                   (20,277)                                     (20,277)
Treasury stock reissued                                                     32,515                                       32,347
                                                      -------------   ---------------------------------------------------------

Balance at December 31, 2008                          $  (5,562,481)  $ (3,057,552)  $          --   $         --   $52,269,242
                                                      -------------   ------------   -------------   ------------   -----------

         The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.

Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007 and 2006
--------------------------------------------------------------------------------

                                                                 2008            2007            2006
Operating activities:
   Net (loss) income                                        $  (1,677,090)  $   3,504,307   $   4,197,992
   Adjustments to reconcile net (loss) income to
      net cash provided by operating activities:
      Depreciation and amortization                             2,149,989       1,954,067       1,476,978
      Amortization of premiums and
         (accretion of discounts) on securities, net               95,508          75,141          81,758
      Net change in fair value of trading securities            7,674,699              --              --
      Provision for loan losses                                   525,000              --         280,000
      Provision for deferred income taxes                      (2,853,698)        109,065         285,229
      Gain on sale of premises and equipment                     (135,395)        (15,000)       (132,027)
      Loss (gain) on available for sale securities, net           958,991        (352,825)       (307,546)
      ESOP shares earned                                               --         337,408         341,639
      Stock compensation earned                                   165,654         174,806         229,779
      Loss (gain) on sale of foreclosed assets                     29,249          (1,808)         17,185
      Gain on sale of loans                                      (134,809)       (137,415)       (142,469)
      Income taxes payable                                        355,719        (318,216)       (192,145)
      Accrued interest receivable                                  (1,362)       (298,312)        105,737
      Other assets                                             (1,434,917)     (1,890,753)        (43,736)
      Other liabilities                                         1,289,366        (328,794)     (1,352,519)
      Origination of loans held for sale                      (15,719,216)    (19,949,867)    (17,242,456)
      Proceeds from sale of loans                              18,706,624      18,075,307      17,157,303
                                                            -------------   -------------   -------------

      Net cash provided by operating activities                 9,994,312         937,111       4,760,702
                                                            -------------   -------------   -------------

Investing activities:
   Purchase of investment securities                          (19,875,241)    (35,636,460)     (9,259,208)
   Proceeds of maturities, sales or calls
      from investment securities                               36,219,376      34,166,801      31,883,800
   Purchase of mortgage-backed securities                     (57,799,310)    (21,842,837)     (5,086,281)
   Principal collected on and proceeds from
      sales of mortgage-backed securities                      30,373,671      11,437,010       5,212,971
   Net increase in loans                                      (21,711,825)     (9,004,402)    (11,506,154)
   Purchase of bank premises and equipment                       (870,449)     (4,604,612)     (6,418,547)
   Proceeds from sale of bank premises and equipment              139,166          15,000         732,429
   Proceeds from sale of foreclosed assets                        230,400          23,950          72,733
   Purchase of insurance agency                                   (72,567)        (66,153)     (1,781,617)
   Purchase of employee benefits company                         (129,044)       (131,417)     (1,512,759)
   Purchase of bank, net of cash received                          (8,800)        907,934              --
                                                            -------------   -------------   -------------

      Net cash (used in) provided by investing activities     (33,504,623)    (24,735,186)      2,337,367
                                                            -------------   -------------   -------------

                                   (Continued)

Oneida Financial Corp.

Years Ended December 31, 2008, 2007 and 2006
--------------------------------------------------------------------------------

                                                                 2008           2007             2006
Financing activities:
   Net increase in demand deposits,
      savings, money market, interest-bearing checking
      and mortgagor's escrow accounts                       $  22,642,526   $  15,924,715   $   2,708,805
   Net increase in time deposits                                2,926,277      16,303,696       9,374,724
   Proceeds from borrowings                                    50,825,000      67,180,000      80,930,000
   Repayment of borrowings                                    (54,400,000)    (76,180,000)    (92,800,000)
   Cash dividends                                              (1,662,053)     (1,648,916)     (1,513,478)
   Exercise of stock options (using treasury stock)                32,347          34,118          35,038
   Purchase of treasury stock                                     (20,277)        (65,159)             --
                                                            -------------   -------------   -------------
         Net cash provided by (used in) financing
            activities                                         20,343,820      21,548,454      (1,264,911)
                                                            -------------   -------------   -------------

         (Decrease) increase in cash and cash equivalents      (3,166,491)     (2,249,621)      5,833,158

Cash and cash equivalents at beginning of year                 16,460,554      18,710,175      12,877,017
                                                            -------------   -------------   -------------

         Cash and Cash Equivalents at End of Year           $  13,294,063   $  16,460,554   $  18,710,175
                                                            -------------   -------------   -------------
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest on deposits and obligations                  $  11,125,771   $  12,106,305   $   9,524,670
      Income taxes                                                551,000       1,615,000       1,105,000
   Non-cash investing activities:
      Transfer of loans to foreclosed assets                      259,649          22,142          89,918
      Notes payable issued in connection with acquisition              --              --       2,593,325

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

      The Bank is located in Central New York with offices in the City of Oneida, Rome and South Utica and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, Bridgeport, Vernon and Westmoreland and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and State Bank of Chittenango (SBC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages. SBC is a special purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law. The Bank also owns one insurance and financial services subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices. During 2006, the Bank purchased an employee benefits consulting and retirement plan administration firm, Benefit Consulting Group Inc. (BCG) which has an office in central New York. During 2007, the Bank purchased Vernon Bank Corporation, the stock holding company for National Bank of Vernon which had offices in Vernon, Westmoreland and South Utica. During the first quarter 2008 the Bank renamed our MacDonald/Yando Agency Inc. subsidiary to "Workplace Health Solutions, Inc."("WHS") WHS is designed to develop a series of proactive medical services to help mitigate and prevent work related injuries. This subsidiary was designed to complement our other subsidiaries with an overall philosophy of innovative risk management services.

      Oneida Financial MHC, (the "Holding Company") a mutual holding company whose activity is not included in the accompanying financial statements, owns approximately 55.4% of the outstanding common stock of the Company at December 31, 2008. Salaries, employee benefits and rent approximating $21,000 were allocated from the Company to the MHC during 2008, 2007 and 2006.

      Use of Estimates

      To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, mortgage servicing rights, the evaluation of other-than-temporary impairment for securities whose fair value is less than amortized cost and fair values of financial instruments are particularly subject to change.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Trading Assets

      Securities in which the fair value option has been elected are considered trading assets and are recorded at fair value with changes in fair value included in earnings. Interest and dividends are included in net interest income based on the contractual amount of interest income. Cash flows from the purchase and sale of securities for which the fair value option has been elected are shown as investing activities within the consolidated statement of cash flows.

      Investment Securities (including Mortgage-Backed Securities)

      Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

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

      Concentration of Credit Risk

      Most of the Company's business activities is with customers located throughout Madison and Oneida Counties. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy in those counties.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Bank Owned Life Insurance

      The Company has purchased life insurance policies on certain key officers. In accordance with EITF 06-5, Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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

      Long Term Assets

      Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

      Loan Commitments

      Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

      Mortgage Servicing Rights

      Servicing rights are recognized separately when they are acquired through sales of loans. When mortgage loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

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

      recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

      Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $329,920, $295,526 and $276,436 for the years ended December 31, 2008, 2007 and 2006.

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

      Trust Department Assets

      Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on the accrual method, and are included in Other Income. At December 31, 2008, the Bank maintained 555 trust/fiduciary accounts, with total assets of $105.8 million under management as compared to 541 trust/fiduciary accounts with $137.5 million total assets at December 31, 2007.

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

      Stock-Based Compensation

      Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company's common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

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

      Earnings per Share

      Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for the calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and awards using the treasury stock method. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

      Other Comprehensive Income (Loss)

      Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes unrealized gains and losses on securities available for sale and changes in funded status of pension plans which are also recognized as separate components of equity.

      Loss Contingencies

      Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

      Restrictions on Cash

      Cash on hand or on deposit with the Federal Reserve Bank was required to meet regulatory reserve and clearing requirements. These balances do not earn interest.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Equity

      Common stock has $0.01 par and 20,000,000 shares authorized. In addition, one million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2008.

      Treasury Stock

      Common stock that upon purchase is classified as treasury stock is recorded at cost. During 2008 and 2007, the Company purchased 2,700 and 2,860 shares classified as treasury stock at an average cost of $7.51 and $9.61 per share respectively. During 2008 and 2007, 6,850 and 7,225 shares of treasury stock were reissued at an average cost of $4.75 and $4.75, respectively. The shares reissued during 2008 and 2007 were issued on the exercise of stock options.

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

      Segments

      Internal financial information is primarily reported and aggregated in four lines of business; banking, insurance, employee benefit consulting and risk management activities.

      Reclassification

      Some items in the prior year financial statements were reclassified to conform to the current presentation.

      Adoption of New Accounting Standards

      In September 2006, the FASB issued Statement No. 157, Fair Value Measurements ("FAS 157"). This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of this adoption was not material. In October 2008, the FASB issued Staff Position
      (FSP) 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active. This FSP clarifies the application of FAS 157 in a market that is not active. The impact of adoption was not material.

      In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("FAS 159"). The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard was effective

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Adoption of New Accounting Standards (Continued)

      for the Company on January 1, 2008. The Company has elected the fair value option for certain common and preferred equity securities as of January 1, 2008. The cumulative effect of the adoption was to decrease retained earnings by $1.5 million, net of tax. The change in fair value for the year ended December 31, 2008 was a $7.7 million loss realized in the income statement.

      In September 2006, the FASB Emerging Tax Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants' employment or retirement. The required accrued liability will be based on either the post-employment cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue was effective for fiscal years beginning after December 15, 2007. The impact of adoption was not material.

      On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings ("SAB 109"). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of a loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of this adoption was not material.

      In December 2007, The SEC issued SAB No. 110, which expresses the views of the SEC regarding the use of a "simplified" method, as discussed in SAB No. 107, in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123(R), Share-Based Payment. The SEC concluded that a company could, under certain circumstances, continue to use the simplified method for share option grants after December 31, 2007. The Company does not use the simplified method for share options and therefore SAB No. 110 has no impact on the Company's consolidated financial statements.

      Effect of Newly Issued But Not Yet Effective Accounting Standards

      In December 2007, the FASB issued FAS No. 141 (revised 2007), Business Combinations ("FAS 141(R)"), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141
      (R) is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Corporations' results of operations or financial position.

      In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51" ("SFAS No. 160"), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.    Summary of Significant Accounting Policies (Continued)

      Effect of Newly Issued But Not Yet Effective Accounting Standards (Continued)

      interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company does not expect the adoption of FAS No. 160 to have a significant impact on its results of operations or financial position.

2.    Investment Securities and Mortgage-Backed Securities

      Investment securities and mortgage-backed securities consist of the following at December 31:

                                                                    2008
                                                  ----------------------------------------
                                                                      Gross Unrealized
                                                   Fair Value       Gains         Losses
      Investment Securities
         Available for sale portfolio:
         -----------------------------
            Debt securities:
               U. S. Agencies                     $ 21,204,602   $   215,847   $    13,254
               Corporate                            21,881,531            --     5,920,405
               State and municipals                 17,347,316       223,495       149,804
                                                  ------------   -----------   -----------
                                                  $ 60,433,449   $   439,342   $ 6,083,463
                                                  ============   ===========   ===========
      Mortgage-Backed Securities
         Available for sale portfolio:
         -----------------------------
            Fannie Mae                            $ 19,839,984   $   282,417   $    82,617
            Freddie Mac                             23,190,488       416,112        82,672
            Government National Mortgage Assoc.     24,447,460       533,185        24,422
            Small Business Administration               12,908            --           188
            Collateralized Mortgage Obligations      6,838,865            --       730,105
                                                  ------------   -----------   -----------
                                                  $ 74,329,705   $ 1,231,714   $   920,004
                                                  ============   ===========   ===========

                                                                    2007
                                                  ----------------------------------------
                                                                      Gross Unrealized
                                                   Fair Value       Gains         Losses
      Investment Securities
         Available for sale portfolio:
         -----------------------------
            Debt securities:
               U. S. Agencies                     $ 37,948,945   $   145,881   $   202,212
               Corporate                            24,955,191        45,032     1,380,635
               State and municipals                 19,251,713       148,430        16,768
                                                  ------------   -----------   -----------
                                                    82,155,849       339,343     1,599,615
            Equity investments:
               Preferred and other equity stocks    10,458,876            --     2,195,924
               Mutual fund                           3,196,528            --       336,311
                                                  ------------   -----------   -----------
                                                  $ 95,811,253   $   339,343   $ 4,131,850
                                                  ============   ===========   ===========
      Mortgage-Backed Securities
         Available for sale portfolio:
         -----------------------------
            Fannie Mae                            $ 15,677,918   $    98,407   $   103,498
            Freddie Mac                             22,192,902        52,094       110,666
            Government National Mortgage Assoc.      2,887,874        27,382            --
            Small Business Administration               14,303            --             6
            Collateralized Mortgage Obligations      5,810,348        24,973        18,554
                                                  ------------   -----------   -----------
                                                  $ 46,583,345   $   202,856   $   232,724
                                                  ============   ===========   ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Investment Securities and Mortgage-Backed Securities (Continued)

      The fair value of available-for-sale debt securities at December 31, 2008 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                 Fair Value

      Due within one year                      $   1,659,237
      Due after one year through five years       13,286,950
      Due after five years through ten years      25,643,134
      Due after ten years                         19,844,128
                                               -------------
         Total                                    60,433,449
      Mortgage-backed securities                  74,329,705
                                               -------------
         Total                                 $ 134,763,154
                                               =============

      Sales and write-downs of available for sale securities were as follows:

                         2008           2007           2006

      Proceeds       $ 31,666,785   $ 22,928,266   $ 26,402,866
      Gross Gains    $    200,727   $    372,074   $    379,215
      Gross Losses   $  1,159,718   $     19,249   $     71,669

      The tax benefit (provision) related to these net realized gains and losses was ($546,529), $99,038 and $81,992 respectively.

      Investment securities with a carrying value of $79,845,752 and $73,767,388 at December 31, 2008 and 2007 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law. At year-end 2008 and 2007, there were no holdings of securities of any one issuer, other than the U.S. Government, its agencies and government sponsored enterprises, in an amount greater than 10% of stockholders' equity.

      Securities with unrealized losses at year end 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Investment Securities and Mortgage-Backed Securities (Continued)

      December 31, 2008                         Less than 12 Months          More than 12 Months                 Total
                                                Fair        Unrealized       Fair        Unrealized       Fair        Unrealized
      Description of Securities                 Value          Loss          Value          Loss          Value          Loss
      --------------------------------------------------   -----------   ------------   -----------   ------------   -----------
      U. S. Agencies                        $  1,588,769   $    13,254   $         --   $        --   $  1,588,769   $    13,254
      Corporate                                7,203,397       676,419     11,278,133     5,243,986     18,481,530     5,920,405
      State and municipals                     4,346,876       149,804             --            --      4,346,876       149,804
      Fannie Mae                               4,481,752        60,422      1,192,322        22,195      5,674,074        82,617
      Freddie Mac                              3,919,533        79,349        119,495         3,323      4,039,028        82,672
      Government National Mortgage Assoc       1,115,863        24,422             --            --      1,115,863        24,422
      Small Business Administration               12,845           188             --            --         12,845           188
      Collateralized Mortgage Obligations      6,837,590       730,103          1,275             2      6,838,865       730,105
                                            ------------   -----------   ------------   -----------   ------------   -----------
      Total temporarily impaired            $ 29,506,625   $ 1,733,961   $ 12,591,225   $ 5,269,506   $ 42,097,850   $ 7,003,467
                                            ============   ===========   ============   ===========   ============   ===========

      December 31, 2007                         Less than 12 Months          More than 12 Months                 Total
                                                Fair        Unrealized       Fair        Unrealized       Fair        Unrealized
      Description of Securities                 Value          Loss          Value          Loss          Value          Loss
      ----------------------------------------------------------------   ------------   -----------   ------------   ------------
      U. S. Agencies                        $  4,289,788   $     7,558   $ 16,243,069   $   194,654   $ 20,532,857   $   202,212
      Corporate                                3,303,250       171,517     14,877,882     1,209,118     18,181,132     1,380,635
      State and municipals                            --            --      3,070,883        16,768      3,070,883        16,768
      Mutual funds and other stocks           12,655,404     2,532,235             --            --     12,655,404     2,532,235
      Fannie Mae                                 872,109         2,430      4,829,125       101,068      5,701,234       103,498
      Freddie Mac                                979,766        11,022     11,074,006        99,644     12,053,772       110,666
      Small Business Administration               14,252             6             --            --         14,252             6
      Collateralized Mortgage Obligations             --            --      1,504,138        18,554      1,504,138        18,554
                                            ------------   -----------   ------------   -----------   ------------   -----------
      Total temporarily impaired            $ 22,114,569   $ 2,724,768   $ 51,599,103   $ 1,639,806   $ 73,713,672   $ 4,364,574
                                            ============   ===========   ============   ===========   ============   ===========

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

      The Company has a $1.0 million Lehman Brothers Holding Inc. medium term fixed rate note. The security has been considered other-than-temporarily impaired as a result of Lehman Brothers having filed for Chapter 11 bankruptcy protection on September 15, 2008. As a result, the Company recorded a non-cash charge to earnings of $1.0 million during 2008.

      Unrealized losses on other investments have not been recognized into income because the issuer(s) securities are of investment grade (except for a General Motors Acceptance Corp. bond and five trust preferred securities), management has the intent and ability to hold for the foreseeable future and the decline in fair value is largely due to declines in market interest rates since the securities

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

2.    Investment Securities and Mortgage-Backed Securities (Continued)

      were purchased. The fair value is expected to recover as the securities(s) approach their maturity dates.

      The Company  currently has a $2.0 million General Motors  Acceptance Corp.
      (GMAC) bond, maturing October 15, 2010 which has a rating below investment grade. This is a variable rate note based on the three month Treasury bill. The unrealized loss at December 31, 2008 and 2007 of $1.1 million and $264,000 respectively has not been considered other-than-temporary in that the Company has the intent and ability to retain the investment for a period of time sufficient to allow for recovery in the market value and that the repayment of the investment is probable at maturity.

      The Company currently has $9.2 million of trust preferred securities as of December 31, 2008. Of the $9.2 million, $4.5 million have variable rates of interest. The unrealized loss at December 31, 2008 and 2007 on the nine securities totaled $2.5 million and $442,000 respectively. Five of the securities totaling $6.6 million have been rated below investment grade as of December 31, 2008. As of December 31, 2008, through review of the current and expected cash flow analysis based on the credit quality of the underlying collateral, default probabilities and anticipated losses given the default assumptions and stress tests performed on these securities, none of the trust preferred securities have been considered other-than-temporarily impaired as of December 31, 2008.

      The Company currently has a $2.5 million SLMA bond, maturing May 1, 2012 which is rated investment grade. This is a variable rate note based on the consumer price index. The unrealized loss at December 31, 2008 and 2007 of $875,000 and $431,000 respectively has not been considered other-than-temporary in that the Company has the intent and ability to retain the investment for a period of time sufficient to allow for recovery in the market value and that based on credit ratings and assessment of likelihood of default the Company has concluded it is probable that payment will be made at maturity.

      The Company currently has a $2.5 million Strats-Goldman Sachs bond, maturing February 15, 2034 which is rated investment grade. This is a variable rate note based on Libor. The unrealized loss at December 31, 2008 and 2007 of $990,000 and $128,000 respectively has not been considered other-than-temporary in that the Company has the intent and ability to retain the investment for a period of time sufficient to allow for recovery in the market value and that based on credit ratings and the assessment of likelihood of default the Company has concluded it is probable that payment will be made at maturity.

3.    Loans Receivable

      The components of loans receivable at December 31 are as follows:

                                                    2008             2007

      Residential                               $ 148,097,760    $ 128,365,505
      Consumer loans                               46,817,598       43,776,873
      Commercial real estate                       67,218,848       71,260,110
      Commercial loans                             42,241,770       39,933,339
                                                -------------    -------------
                                                  304,375,976      283,335,827
      Allowance for loan losses                    (2,624,283)      (2,511,310)
                                                -------------    -------------
         Net loans                              $ 301,751,693    $ 280,824,517
                                                =============    =============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

3.    Loans Receivable (Continued)

      At December 31, 2008 and 2007 loans to officers and directors were approximately $4.1 million and $3.2 million respectively. During 2008 and 2007, $1.7 million and $628,000 of new loans were made to officers and directors respectively. Net paydowns and repayments in aggregate on loans to officers and directors were approximately $883,000 and $427,000 during 2008 and 2007 respectively. Effect of changes in the composition of related parties was approximately $124,000 and $106,000 during 2008 and 2007 respectively.

      At December 31, 2008, Federal Home Loan Bank advances are collateralized by residential mortgages in the amount of $71,682,372 pledged under a blanket collateral agreement.

      An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

                                                         2008          2007           2006
      Balance at beginning of year                    $ 2,511,310   $ 2,080,913   $ 1,958,974
      Loans charged off                                  (526,196)     (230,877)     (426,567)
      Recoveries                                          114,169       135,703       268,506
      Provision for loan losses                           525,000            --       280,000
      NBV Acquisition                                          --       525,571            --
                                                      -----------   -----------   -----------
         Balance at end of year                       $ 2,624,283   $ 2,511,310   $ 2,080,913
                                                      ===========   ===========   ===========

      Impaired loans were as follows:

                                                         2008          2007           2006
      Impaired loans                                  $        --   $        --   $        --
      Allocated allowance for loan losses             $        --   $        --   $        --

      Average of impaired loans during the year       $        --   $        --   $     7,712
      Cash-basis interest income recognized           $        --   $        --   $     1,366

      Nonperforming loans were as follows:
                                                          2008          2007

      Loans past due over 90 days still on accrual    $       --    $        --
      Nonaccrual loans                                $   512,612   $   375,414

      Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

      Loans having carrying values of $259,649 and $22,142 were transferred to foreclosed assets in 2008 and 2007, respectively.

4.    Fair Value

      Statement 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.    Fair Value (Continued)

            Level  1:  Quoted  prices   (unadjusted)  for  identical  assets  or
            liabilities in active markets that the entity has the ability to access as of the measurement date.

            Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

            Level 3:  Significant  unobservable  inputs that reflect a reporting
            entity's  own  assumptions   about  the   assumptions   that  market
            participants would use in pricing an asset or liability.

      The fair value of trading securities and securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs). Due to current market conditions as well as the limited trading activity of certain securities, the market values using significant unobservable inputs are prepared using Level 3 inputs.

      Trust Preferred Securities which are issued by financial institutions and insurance companies were historically priced using Level 2 inputs, the decline in the level of observable inputs and market activity in this class of investments by the measurement date has been significant and resulted in unreliable external pricing. Broker pricing and bid/ask spreads, when available, vary widely. The once active market has become comparatively inactive. As such, these investments are now priced using Level 3 inputs.

      The Company has developed an internal model for pricing these securities. Information such as historical and current performance of the underlying collateral, deferral/default rates, collateral coverage ratios, break in yield calculations, cash flow projections, liquidity and credit premiums required by a market participant, and financial trend analysis with respect to the individual issuing financial institutions and insurance companies, are utilized in determining individual security valuations. Due to current market conditions as well as the limited trading activity of these securities, the market value of the securities is highly sensitive to assumption changes and market volatility.

      Assets and Liabilities Measured on a Recurring Basis
      ----------------------------------------------------

      Assets and liabilities measured at fair value on a recurring basis are summarized below:

                                                         Fair Value Measurements
                                                       at December 31, 2008 Using
                                            ------------------------------------------------
                                            Quoted Prices in     Significant
                                             Active Markets         Other        Significant
                                             for Identical       Observable     Unobservable
                                                 Assets            Inputs          Inputs
                                               (Level 1)          (Level 2)       (Level 3)
      Assets:
         Trading securities                  $            --    $  3,921,096    $  2,020,380
         Available for sale securities                    --     123,287,058      11,476,096

      The level 3 assets include trust preferred securities and corporate debt and equity securities.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.    Fair Value (Continued)

      The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

                                                         Fair Value Measurements Using Significant
                                                               Unobservable Inputs (Level 3)
                                                      -----------------------------------------------
                                                         Trading       Available for
                                                       Securities     Sale Securities       Total
      Beginning balance, January 1, 2008              $  1,996,527    $     8,454,996    $ 10,451,523
      Total gains or losses (realized/unrealized)
         Included in earnings
            Interest income on securities                  (39,228)           (22,692)        (61,920)
            Other changes in fair value                     63,081             (8,384)         54,697
            Gains (losses) on sale of securities                --                 --              --
         Included in other comprehensive income                 --         (2,091,890)     (2,091,890)
      Purchases, issuances, and settlements                     --                 --              --
      Transfers in and/or out of Level 3                        --          5,144,066       5,144,066
                                                      ------------    ---------------    ------------
      Ending balance, December 31, 2008               $  2,020,380    $    11,476,096    $ 13,496,476
                                                      ------------    ---------------    ------------

      The table below summarizes changes in unrealized gains and losses recorded in earnings for the year ended December 31, 2008 for Level 3 assets that are still held at December 31, 2008:

                                                         Changes to Unrealized Gains/Losses
                                                     Related to Assets Still Held at Reporting
                                                     Date for the Year Ended December 31, 2008
                                                  -----------------------------------------------
                                                    Trading        Available for
                                                   Securities     Sale Securities       Total
      Interest income on securities               $    (39,228)   $       (22,692)   $    (61,920)
      Other changes in fair value                       63,081             (8,384)         54,697
                                                  ------------    ---------------    ------------
      Total                                       $     23,853    $       (31,076)   $     (7,223)
                                                  ============    ===============    ============

      Fair value of Financial Instruments

      Carry amount and estimated fair values of financial instruments, not previously presented, at year end were as follows:

                                                                   (Amounts in thousands)
                                                                 2008                   2007
                                                        ---------------------   ---------------------
                                                        Carrying   Estimated    Carrying   Estimated
                                                         Amount    Fair Value    Amount    Fair Value
      Financial assets:
         Cash and cash equivalents                      $ 13,294   $   13,294   $ 16,461   $   16,461
         Loans receivable, net                           301,752      317,625    280,825      297,702
         Federal Home Loan Bank stock                      3,784          N/A      3,404          N/A
         Accrued interest receivable                       2,659        2,659      2,658        2,658
      Financial liabilities:
         Deposits                                       $425,698   $  421,101   $400,129   $  401,347
         Federal Home Loan Bank advances                  52,825       52,788     56,400       61,059
         Notes payable                                        12           12        158          158
         Accrued interest payable                            332          332        341          341

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

4.    Fair Value (Continued)

      The methods and assumptions used to estimate the fair value are described as follows:

      Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of debt is based on current rates for similar financing. It is not practicable to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability. The fair value of off-balance-sheet items is not considered material.

      Fair Value Option

      In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The Company has elected to adopt this standard for the preferred and common equity securities as of January 1, 2008. The Company has elected to adopt this standard for these securities as they do not have stated maturity values and the fair value fluctuates with market changes and using fair value appears to be an appropriate measure.

      The following table summarizes the impact of adopting the fair value option as of January 1, 2008:

                                                                                          Balance Sheet
                                                    Balance Sheet     Net Gain/(Loss)    January 1, 2008
                                                   January 1, 2008         upon         after Adoption of
                                                  Prior to Adoption      Adoption       Fair Value Option
      Assets:
         Investment securities                    $      11,123,169   $    (2,532,235)  $      11,123,169
                                                                      ===============

      Cumulative effect of adoption (pre-tax)                              (2,532,235)
      Tax impact                                                            1,012,894
      Cumulative effect adjustment (net of tax)                       ---------------
         Decrease to retained earnings                                $    (1,519,341)
                                                                      ===============

      The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets and liabilities carried at fair value for the year ended December 31, 2008:

                                 Changes in Fair Values for the year ended December 31, 2008 for Items Measured at Fair Value
                                        Pursuant to Election of the Fair Value Option
                                 -----------------------------------------------------------
                                                                              Total Changes
                                                                             in Fair Values
                                     Other                                     Included in
                                   Gains and       Interest     Interest     Current Period
                                     Losses         Income       Expense        Earnings
      Trading securities          $ (7,674,699)    $     --     $     --     $   (7,674,699)

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5.    Secondary Mortgage Market Activities

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The principal balance of these loans at year end are as follow:

                                                  2008           2007

      Mortgage loan portfolios serviced for:
            Freddie Mac                       $ 83,133,952   $ 93,504,591
            Federal Home Loan Bank            $ 18,970,092   $  8,397,756

      Custodial escrow balances maintained in connection with serviced loans were approximately $1,275,000 and $1,265,000 at December 31, 2008 and 2007, respectively.

      Activity for mortgage servicing rights and the related valuation allowance follows:

                                            2008         2007         2006
      Servicing rights:
      Balance at beginning of year        $ 332,987    $ 326,081    $ 336,628
      Additions                              95,935      117,026       98,629
      Disposals                                  --           --           --
      Amortized to expense                 (108,712)    (110,120)    (109,176)
                                          ---------    ---------    ---------
         Balance at end of year           $ 320,210    $ 332,987    $ 326,081
                                          =========    =========    =========

      Valuation Allowance                 $      --    $      --    $      --
                                          =========    =========    =========

      The fair value of mortgage servicing rights approximated book value as of year-end 2008 and 2007. Fair value at year-end 2008 and 2007 was determined using a discount rate of 7.5%, prepayment speed of 20% and a weighted average default rate of 5%.

      The  weighted   average   amortization   period  is  8  years.   Estimated
      amortization expense for each of the next five years is:

                              2009                 $92,917
                              2010                  67,107
                              2011                  48,460
                              2012                  34,675
                              2013                  24,618

6.    Premises and Equipment

      Premises and equipment consist of the following at December 31:

                                                   2008            2007

      Land                                     $  2,814,483    $  2,730,638
      Buildings                                  22,914,538      22,080,267
      Equipment and fixtures                     10,262,948       8,749,117
      Construction in progress                      184,692          82,105
                                               ------------    ------------
                                                 36,176,661      33,642,127
      Accumulated depreciation                  (14,386,895)    (11,109,635)
                                               ============    ============
         Net book value                        $ 21,789,766    $ 22,532,492
                                               ============    ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

6.    Premises and Equipment (Continued)

      Depreciation  expense was  $1,609,404,  $1,406,308 and $1,093,796 in 2008,
      2007 and 2006 respectively.

7.    Goodwill and Other Intangible Assets

      Other intangible assets consist of the following at December 31:

                                                       As of December 31, 2008
                                               ----------------------------------------
                                                  Gross
                                                Carrying     Accumulated
                                                  Value      Amortization       Net
                                               -----------   ------------   -----------
      Core deposit intangible                  $ 2,705,391   $ (1,158,828)  $ 1,546,563
      Customer relationship intangible           1,265,543       (712,105)      553,438
                                               -----------   ------------   -----------
         Total                                 $ 3,970,934   $ (1,870,933)  $ 2,100,001
                                               ===========   ============   ===========

                                                       As of December 31, 2007
                                               ----------------------------------------
                                                  Gross
                                                Carrying     Accumulated
                                                  Value      Amortization       Net
                                               -----------   ------------   -----------
      Core deposit intangible                  $ 2,705,391   $   (805,366)  $ 1,900,025
      Customer relationship intangible           1,265,543       (524,982)      740,561
                                               -----------   ------------   -----------
         Total                                 $ 3,970,934   $ (1,330,348)  $ 2,640,586
                                               ===========   ============   ===========

      Aggregate amortization expense was $540,585, $547,759, and $383,182 for 2008, 2007 and 2006. Estimated amortization expense for each of the next five years:

             2009                              $470,070
             2010                               411,990
             2011                               361,307
             2012                               312,507
             2013                               263,014

      The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

                                          Banking        Insurance     Benefit Consulting
                                         Activities      Activities        Activities          Total
      Balance as of December 31, 2005   $  5,577,913    $  7,913,084   $               --     $ 13,490,997
      Goodwill acquired                           --       2,132,217            2,513,826        4,646,043
                                        ------------    ------------   ------------------     ------------
      Balance as of December 31, 2006      5,577,913      10,045,301            2,513,826       18,137,040
      Goodwill acquired                    4,457,992          66,153              131,417        4,655,562
                                        ============    ============   ==================     ============
      Balance as of December 31, 2007     10,035,905      10,111,454            2,645,243       22,792,602
      Goodwill acquired                      (30,774)         72,567              129,044          170,837
                                        ------------    ------------   ------------------     ------------
      Balance as of December 31, 2008   $ 10,005,131    $ 10,184,021   $        2,774,287     $ 22,963,439
                                        ============    ============   ==================     ============

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

      During 2006,  the Company  completed its  acquisition  of Parsons,  Cote &
      Company and Benefit Consulting Group LLC. Goodwill in the amount of $576,000 and intangible assets in the amount of $71,000 was recorded as part of the Parsons, Cote & Company acquisition. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010. Additional goodwill in the amount of $72,567 was recorded for the contingent purchase payment made in 2008. Additional goodwill in the amount of $66,153 was recorded for the contingent purchase payment made in 2007.

      During 2006, the Company completed its acquisition of Benefit Consulting Group LLC. Goodwill in the amount of $2.5 million and other intangible assets in the amount of $1.1 million were recorded as part of the acquisition of Benefit Consulting Group LLC. Under the terms of the agreement, continent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010. Additional goodwill in the amount of $129,044 was recorded for the contingent purchase payment made in 2008. Additional goodwill in the amount of $131,417 was recorded for the contingent purchase payment made in 2007.

      During 2007, the Company completed its acquisition of Vernon Bank Corporation, the stock holding company of the National Bank of Vernon. Goodwill in the amount of $4.4 million and other intangible assets in the amount of $1.5 million were recorded as part of the acquisition.

8.    Due to Depositors

      Amounts due to depositors at December 31 are as follows:

                                                         2008           2007

      Non-interest bearing demand                    $ 60,786,827   $ 65,685,030
      Savings                                          74,241,962     70,412,840
      Money market and interest-bearing checking      133,748,368    110,201,231
      Time deposits                                   155,824,510    152,898,233
      Mortgage escrow funds                             1,096,430        931,960
                                                     ------------   ------------
         Total due to depositors                     $425,698,097   $400,129,294
                                                     ============   ============

      At December 31, 2008 and 2007, time deposits with balances in excess of $100,000 totaled $45,851,817 and $47,029,375, respectively.

      The contractual maturity of time deposits as of December 31, are as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8.    Due to Depositors (Continued)

                                         2008                    2007
                               ----------------------   ----------------------
           Maturity               Amount      Percent      Amount      Percent

      One year or less         $124,083,627      79.6%  $119,077,952      77.9%
      One to two years           17,526,028      11.2     20,172,112      13.2
      Two to three years          7,092,806       4.6      6,642,426       4.3
      Three to four years         3,744,525       2.4      3,680,983       2.4
      Four to five years          3,353,795       2.2      3,324,760       2.2
      Over five years                23,729       0.0             --       0.0
                               ------------   -------   ------------   -------
                               $155,824,510     100.0%  $152,898,233     100.0%
                               ------------   -------   ------------   -------

9.    Borrowings and Notes Payable

      Outstanding borrowings as of December 31 are as follows:

                                                                  2008           2007
      Short-term borrowings:
         Federal Home Loan Bank overnight line of credit      $ 3,825,000    $        --
         Federal Home Loan Bank advances                       18,000,000     15,900,000
      Long-term borrowings:
         Federal Home Loan Bank advances                       31,000,000     40,500,000
                                                              -----------    -----------
                                                              $52,825,000    $56,400,000
                                                              ===========    ===========

      Borrowings at December 31, 2008 have maturity dates as follows:

                                            Range of     Average
                                             Rates         Rate

      Overnight line of credit                0.44%       0.44%    $  3,825,000
      2009                               2.93% - 5.71%    4.78%      18,000,000
      2010                               2.87% - 6.74%    4.82%      19,000,000
      2011                                    5.74%       5.74%       1,000,000
      2012                                    3.34%       3.34%       5,000,000
      2013                                    5.00%       5.00%       5,000,000
      Thereafter                              5.33%       5.33%       1,000,000
                                                                   ------------
                                                                   $ 52,825,000
                                                                   ============

      The Bank has available a $104,730,400 line of credit with the Federal Home Loan Bank of which $3,825,000 is outstanding at December 31, 2008. Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. At December 31, 2008, borrowings are collateralized by pledged securities, which had a carrying value of $79,845,752 and residential mortgages in the amount of $71,682,372 pledged under a blanket collateral agreement. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2008. In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2008.

      The Bank currently has notes payable outstanding of $12,000 as of December 31, 2008. The balance as of December 31, 2007 was $158,000. Notes payable in the amount of $419,570 was established as part of the acquisition of Parsons, Cote & Company to be paid over 36 months with

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

9.    Borrowings and Notes Payable (Continued)

      interest at 5.00% per annum. A note payable of $2.2 million was established as part of the acquisition of Benefit Consulting Group LLC to be paid over 24 months with interest to be paid at 5.00% per annum.

10.   Income Taxes

      The provision for income taxes for the years ended December 31, consists of the following:

                                           2008          2007          2006
      Current:
         Federal                       $   626,812    $ 1,154,383   $ 1,060,886
         State                               4,086        104,202       179,785
      Deferred:
         Federal                        (2,322,612)        21,267       240,014
         State                            (531,086)        87,798        45,215
                                       -----------    -----------   -----------
                                       $(2,222,800)   $ 1,367,650   $ 1,525,900
                                       ===========    ===========   ===========

      A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follow

                                                       2008   2007    2006

      Federal statutory income tax rate                  34%    34%     34%
      State tax, net of federal benefit                   9%     3%      2%
      Tax exempt investment income                        7%    (4)%    (5)%
      Other                                               7%    (5)%    (4)%
                                                       ----   ----    ----
         Effective tax rate                              57%    28%     27%
                                                       ----   ----    ----

      The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                                                      2008           2007
                                                                       Asset (Liability)
      Allowance for loan losses                                   $   972,000    $   919,000
      Deferred compensation                                           228,000        254,000
      Investment security charges/adjustments                       4,536,000        181,000
      Unrealized losses on securities available for sale            2,133,000      1,529,000
      Pension benefits                                                789,000       (147,000)
      Depreciation                                                   (296,000)       (53,000)
      Mortgage related fees                                          (336,000)      (315,000)
      Intangible amortization                                        (158,000)       (88,000)
      Purchase accounting adjustments                                (426,000)      (422,000)
      Prepaid expenses                                               (307,000)      (188,000)
      Other                                                           (65,000)       (15,000)
                                                                  -----------    -----------
         Total deferred income tax asset, net                     $ 7,070,000    $ 1,655,000
                                                                  ===========    ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

10.   Income Taxes (Continued)

      The adoption of FIN 48 at January 1, 2007 had no impact on the Company's financial statements. At December 31, 2008 and December 31, 2007, the Company had no unrecognized tax benefits recorded. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

      The Company recognizes interest and penalties related to income tax matters as part of income tax expense. At December 31, 2008 and December 31, 2007, there were no amounts accrued for interest and penalties.

      The Company is subject to U.S. federal income tax as well as New York state income tax. The Company is no longer subject to federal or state examinations for tax years prior to 2005. The tax years 2005-2007 remain open to federal and state examination.

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

      Information about changes in obligations and funded status of the defined benefit pension plan follows:

                                                                            2008           2007
      Change in benefit obligation:
         Benefit obligation at beginning of year                         $ 4,312,486    $ 4,568,021
         Service cost                                                             --             --
         Interest cost                                                       212,080        220,862
         Actuarial gain (loss)                                                61,346       (124,326)
         Benefits paid                                                      (332,513)      (352,071)
                                                                         -----------    -----------
            Benefit obligation at end of year                            $ 4,253,399    $ 4,312,486

      Change in plan assets, at fair value:
         Beginning plan assets                                           $ 4,010,169    $ 4,006,529
         Actual return                                                    (1,013,908)       223,726
         Benefits paid                                                      (332,513)      (352,071)
         Employer contributions                                               83,480        131,985
         Settlements                                                              --             --
                                                                         -----------    -----------
            Ending plan assets                                           $ 2,747,228    $ 4,010,169
                                                                         -----------    -----------
      Funded status at year end (plan assets less benefit obligation)    $(1,506,171)   $  (302,317)
                                                                         ===========    ===========

      Amounts recognized in accumulated other comprehensive income at December 31 consist of:

                                                                            2008           2007
      Net actuarial loss (gain)                                          $ 2,828,011    $ 1,527,069
      Prior service cost (credit)                                                 --             --
                                                                         -----------    -----------
                                                                         $ 2,828,011    $ 1,527,069
                                                                         ===========    ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      The accumulated benefit obligation for the pension plan was $4,253,399 and $4,312,486, at year-end 2008 and 2007 respectively.

      The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

                                                                        2008           2007           2006
      Service cost benefits earned during the period                 $        --    $        --    $        --
      Interest cost on projected benefit obligation                      212,080        220,870        239,998
      Expected return on plan assets                                    (291,424)      (292,236)      (356,383)
      Net amortization and deferral                                       65,736         58,154        251,549
                                                                     -----------    -----------    -----------
         Net periodic pension (benefit) cost                         $   (13,608)   $   (13,212)   $   135,164

      Net loss (gain)                                                  1,300,942       (113,978)      (448,661)
      Prior service cost (credit)                                             --             --             --
      Amortization of prior service cost                                      --             --             --
                                                                     -----------    -----------    -----------
         Total recognized in other comprehensive income                1,300,942       (113,978)      (448,661)
         Total recognized in net periodic benefit
                                                                     -----------    -----------    -----------
         cost and other comprehensive income                         $ 1,287,334    $  (127,190)   $  (313,497)
                                                                     ===========    ===========    ===========

      The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $146,000 and $0 respectively.

      Assumptions                                         2008    2007     2006

      Weighted-average assumptions used to determine
         benefit obligation at year-end
      Discount rate                                       5.06%   5.18%    5.08%

      Weighted-average assumptions used to determine
         net cost
      Discount rate                                       5.18%   5.08%    6.13%
      Expected return on plan assets                      7.50%   7.50%    9.00%

      The Company's pension plan asset allocation at year-end 2008 and 2007, target allocation for 2009, and expected long-term rate of return by asset category are as follows:

                                             Percentage of          Weighted-
                                Target        Plan Assets       Average Expected
                              Allocation     at December 31      Long Term Rate
      Asset Category             2009       2008       2007          of Return

        Equity Securities             65%     50%        65%        5% - 10%
        Debt Securities               35%     50%        35%         2% - 6%
        Other                          0%      0%         0%
                              ----------    ----------------
           Total                     100%    100%       100%          6-9%
                              ==========    ================

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

      The Company expects to contribute $200,000 to the Plan for the year ending December 31, 2009.

      The following benefit payments are expected to be paid:

          Fiscal year ending December 31:

            2009                                        $    350,000
            2010                                             368,000
            2011                                             386,000
            2012                                             405,000
            2013                                             425,000
            Years 2014 - 2018                              2,468,000

      State Bank of Chittenango participated in the New York State Bankers Retirement System plan which was a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits were primarily a function of the employee's years of service and level of compensation. The plan was frozen as of May 31, 2002. State Bank of Chittenango uses a December 31 measurement date for its pension plan.

      In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires that defined benefit plan assets and obligations are to be measured as of the date of the employer's fiscal year-end, starting in 2008. Through 2007, the Company utilized the early measurement date option available under FASB Statement No. 87 "Employers' Accounting for Pensions", and measured the funded status of the defined benefit plan assets and obligations as of September 30th each year. In accordance with the adoption provisions, the net periodic benefit cost for the period between the September 30 measurement date and the 2008 fiscal year end measurement were allocated proportionately between amounts to be recognized as an adjustment to retained earnings and net period benefit cost for the fiscal year. As a result of this adoption, the Company increased January 1, 2008 opening retained earnings by $8,215, increased deferred income taxes by $41,093, decreased the pension liability by $102,732 and debited accumulated other comprehensive income for $69,854.

      The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

                                                                                   2008          2007
        Change in benefit obligation:
           Beginning benefit obligation                                         $ 2,250,073   $ 2,219,705
           Service cost                                                              27,200        24,400
           Interest cost                                                            134,793       133,564
           Actuarial gain (loss)                                                    158,930        92,669
           Benefits paid                                                           (219,440)     (206,539)
                                                                                -----------   -----------
              Ending benefit obligation                                           2,351,556     2,263,799
           Transition adjustment                                                $        --   $   (13,726)
                                                                                -----------   -----------
              Adjusted obligation at end of year                                $ 2,351,556   $ 2,250,073
                                                                                -----------   -----------
        Change in plan assets, at fair value:
           Beginning plan assets                                                $ 2,878,899   $ 2,791,081
           Actual return on plan assets                                            (706,850)      413,884
           Benefits paid                                                           (219,440)     (209,608)
                                                                                -----------   -----------
              Ending plan assets                                                  1,952,609     2,995,357
           Transition adjustment                                                         --      (116,458)
                                                                                -----------   -----------
              Adjusted fair value of plan assets at end of year                 $ 1,952,609   $ 2,878,899
                                                                                -----------   -----------
        Funded status at end of year                                            $  (398,947)  $   731,558
           Transition adjustment                                                         --      (102,732)
                                                                                -----------   -----------
        Funded status at year end (plan assets less benefit obligation)         $  (398,947)  $   628,826
                                                                                ===========   ===========

      Amounts recognized in accumulated other comprehensive income at December 31 consist of:

                                                                     2008       Transition       2007
      Net actuarial loss (gain)                                   $ 1,110,377   $    35,683   $   (80,740)
      Prior service cost (credit)                                          --            --            --
                                                                  -----------   -----------   -----------
                                                                  $ 1,110,377   $    35,683   $   (80,740)
                                                                  ===========   ===========   ===========

      The accumulated benefit obligation for the pension plan was $2,351,556 and $2,250,073 at year-end 2008 and 2007 respectively.

      The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

                                                                     2008       Transition     2007          2006
      Service cost benefits earned during the period              $    27,200   $    6,800   $   24,400   $   22,100
      Interest cost on projected benefit obligation                   134,793       33,874      133,564      127,479
      Expected return on plan assets                                 (208,914)     (54,365)    (203,130)    (207,850)
                                                                  -----------   ----------   ----------   ----------
         Net periodic pension benefit                             $   (46,921)  $  (13,691)  $  (45,166)  $  (58,271)

      Net loss (gain)                                               1,074,694           --     (115,016)      34,276
      Prior service cost (credit)                                          --           --           --           --
      Amortization of prior service cost                                   --           --           --           --
                                                                  -----------   ----------   ----------   ----------
         Total recognized in other comprehensive income             1,074,694           --     (115,016)      34,276
                                                                  -----------   ----------   ----------   ----------
         Total recognized in net periodic benefit
            cost and other comprehensive income                   $ 1,027,773   $  (13,691)  $ (160,182)  $  (23,995)
                                                                  ===========   ==========   ==========   ==========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $56,480 and $0 respectively.

      Assumptions                                          2008    2007    2006

      Weighted-average assumptions used to determine benefit obligation at year-end

      Discount rate                                        6.03%   6.25%   6.25%

      Weighted-average assumptions used to determine net cost

      Discount rate                                        6.25%   6.25%   6.25%
      Expected return on plan assets                       7.50%   7.50%   7.50%

      The Company's pension plan asset allocation at year-end 2008 and 2007, target allocation for 2009 and expected long-term rate of return by asset category are as follows:

                                              Percentage of       Weighted-
                                  Target       Plan Assets     Average Expected
                                Allocation   at December 31,    Long Term Rate
      Asset Category              2009         2008    2007       of Return

         Equity Securities              60%       50%     58%         8%
         Debt Securities                40%       43%     40%         6%
         Other                           0%        7%      2%
                                ----------   ---------------
            Total                      100%      100%    100%       7.5%
                                ==========   ===============

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

      The Company expects to contribute $0 for the year ending December 31, 2009.

      The following benefit payments are expected to be paid:

          Fiscal year ending December 31:

                  2009                                  $ 194,224
                  2010                                    190,141
                  2011                                    185,745
                  2012                                    180,939
                  2013                                    177,748
                  Years 2014 - 2018                       873,106

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

11.   Benefit Plans (Continued)

      In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a pre-tax basis. Employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation. Employer contributions associated with the plan amounted to $531,426, $493,218 and $378,526 for the years ended December 31, 2008, 2007 and 2006, respectively.

      The Bank provides The Oneida Savings Bank Employee Stock Ownership Plan with all employees meeting the age and service requirements eligible to participate in the Plan. Employees are eligible for the Plan if they are twenty-one years of age and have one year of service with at least 1,000 hours. The ESOP purchased 299,655 shares of common stock which was funded by a loan from the Company payable in ten equal installments over 10 years bearing a variable interest rate of prime at the beginning of the year which was 8.25% for 2007. Loan payments are to be funded by cash contributions from the Bank. The loan can be prepaid without penalty. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. As loan payments are made, shares are committed to be released and subsequently allocated to employee accounts at each calendar year end. Compensation expense is recognized related to the shares committed to be released based on the average market price during the period. Cash dividends received on unallocated shares are used to pay debt service. For the purpose of computing earnings per share, unallocated ESOP shares are not considered outstanding.

      In 2008, the Company made a discretionary contribution to the plan and recorded compensation expense of $200,000 for the plan to purchase additional shares to allocate to participants. Compensation expense approximated $337,000 and $342,000 for the years ended 2007 and 2006, respectively. Of the 299,655 shares acquired on behalf of the ESOP 29,045 and 30,034 were released in December 31, 2007 and 2006. As of December 31, 2007, all shares had been released and allocated to participants.

12.   Stock Based Compensation Plans

      The Company has two share based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $165,654, $174,806 and $229,779 for 2008, 2007 and 2006. The
      total income tax benefit was $63,777, $67,300, and $88,500.

      Stock Option Plan

      The Company's 2000 Stock Option Plan, which is shareholder approved, permits the granting of share options to its directors, officer and key employees for up to 374,568 share of common stock. The exercise price of options granted is equal to the market value of the Company's shares at the date of grant. All options granted expire by April 2010 and options vest and become exercisable ratably over a one to five-year period. The plan also has a reload feature which entitles the option holder, who has delivered common stock as payment of the exercise price for option stock, to a new option to acquire additional shares in the amount equal to the shares traded in. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised. The Company has a policy of using shares held as treasury stock to satisfy share option exercises. There were 9,243 shares available for future grants under the plan described above as of December 31, 2008 and 2007.

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

                                                2008   2007      2006
                                                ----   ----  -----------
        Risk-free interest rate                  N/A    N/A        5.00%
        Expected stock price volatility          N/A    N/A       43.16%
        Expected dividend rate                   N/A    N/A        3.00%
        Expected life                            N/A    N/A   4.10 years

      A summary of the activity in the stock option plan for 2008 follows:

                                                  Options        Range of        Weighted Average
                                                Outstanding       Option          Exercise Price
                                                    and            Price              Shares        Intrinsic
                                                Exercisable      Per Share          Outstanding       Value
      Outstanding at December 31, 2007              179,267   $4.722 - $18.167   $          7.676   $ 587,508
         Granted                                         --                 --
         Exercised                                   (6,850)            $4.722
         Forfeited                                   (3,450)            12.000
                                                -----------
      Outstanding at December 31, 2008              168,967   $4.722 - $18.167   $          7.707   $ 315,434
                                                ===========

      There was no unrecognized compensation cost for this plan as of December 31, 2008 as all shares are vested under the terms of the plan. There were no new grants during the year.

      Information related to the stock option plan during each year follows:

                                                               2008       2007       2006
                                                             --------   --------   --------
      Intrinsic value of options exercised                   $ 26,164   $ 49,378   $ 88,238
      Cash received from option exercises                      32,348     34,118     35,038
      Tax benefit realized from option exercises                   --         --     31,950
      Weighted average fair value of options granted               --         --      3,719

      At December 31, 2008, the weighted average information for outstanding and exercisable shares is as follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

12.   Stock Based Compensation Plans (Continued)

                      Options Outstanding                   Options Exercisable
                                      Weighted Average                 Weighted
           Range of                             Remaining               Average
           Exercise                  Exercise     Life                 Exercise
            Price           Shares     Price     (Years)     Shares      Price

        $3.633 - $5.45     113,140   $  4.722        1.32   113,140    $  4.722
        $9.084 - $10.90      4,465   $  9.419        1.32     4,465    $  9.419
       $10.90 - $12.717     15,771   $ 11.985        1.32    15,771    $ 11.985
       $12.717 - $14.534    18,689   $ 14.000        1.32    18,689    $ 14.000
       $14.534 - $16.350     6,600   $ 14.794        1.32     6,600    $ 14.794
       $16.350 - $18.167    10,302   $ 17.247        1.32    10,302    $ 17.247
                           -------   --------               -------    --------
         Total/Average     168,967   $  7.707        1.32   168,967    $  7.707
                           -------   --------               -------    --------

      Recognition Plan

      The Management Recognition and Retention Plan provides for the issuance of shares of restricted stock to directors, officers and key employees. Compensation expense equal to the market value of Oneida Financial Corp.'s stock on the grant date is recognized ratably over the five year vesting period for shares of restricted stock granted that will be fully vested at December 31, 2010. Compensation recorded in conjunction with these plans was $165,654, $174,806 and $220,566 for 2008, 2007, and 2006,
      respectively. Shares unallocated under the plan available for future awards were 15,286, 12,886 and 12,886 as of December 31, 2008, 2007 and
      2006 respectively.

      A summary of changes in the Company's nonvested shares for the year follows:

                                                        Weighted Average
                                                           Grant-Date
               Nonvested Shares                Shares      Fair Value

        Nonvested at January 1, 2008           45,600   $          11.44
           Granted                                 --
           Vested                             (14,800)
           Forfeited                           (2,400)
                                              -------
        Nonvested at December 31, 2008         28,400   $          11.44
                                              =======

      As of December 31, 2008, there was a total of $500,216 of unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average of 3 years. The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006 were $111,148, $164,552 and $184,236 respectively.

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

13.   Other Income and Expenses

      Other income and other expenses for the years ended December 31 consist of the following:

                                                          2008          2007           2006
       Other income:
          Service charges on deposit accounts          $ 2,775,053   $ 2,546,514   $ 2,362,258
          Commissions and fees on sales
             of non-banking products                    13,618,392    13,520,891    12,661,490
          Cash surrender value increase                    587,602       626,385       494,472
          Other                                          1,337,208     1,144,157     1,152,947
                                                       -----------   -----------   -----------
             Total other income                        $18,318,255   $17,837,947   $16,671,167
                                                       ===========   ===========   ===========
       Other expenses:
          Salaries and employee benefits               $18,127,522   $16,984,755   $15,491,443
          Building occupancy and equipment               4,739,353     4,427,212     3,646,718
          FDIC and N.Y.S. assessment                       121,300        94,849        90,869
          Advertising                                      551,311       577,474       508,062
          Postage and telephone                            697,763       717,718       631,297
          Director compensation                            220,609       242,508       180,600
          Professional fees                                462,027       372,793       313,121
          Travel and meetings                              826,206       918,049       804,335
          Insurance                                        257,052       388,703       258,052
          Dues and subscriptions                           185,356       205,661       211,634
          Service fees                                     597,377       566,729       469,390
          ORE expenses                                      11,898        26,344        18,983
          Contributions                                     59,020        83,178        67,928
          Sales tax                                          6,783         8,376        29,521
          Other                                          1,307,998       801,749       684,168
          Intangible amortization                          540,585       547,759       383,182
                                                       -----------   -----------   -----------
             Total other expenses                      $28,712,160   $26,963,857   $23,789,303
                                                       ===========   ===========   ===========

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

      The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

                                                            2008                       2007
                                                 -------------------------   -------------------------
                                                    Fixed       Variable        Fixed       Variable
                                                    Rate          Rate          Rate          Rate
                                                 -------------------------   -------------------------
      Financial instruments whose contract
         amounts represent credit risk:
            Commitments to extend credit         $ 7,556,680   $ 4,528,250   $ 8,933,003   $ 2,793,143
            Unused lines of credit                 2,573,940    43,797,752     3,005,597    43,002,311

      Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 4.65% to 7.75% and maturities ranging from 15 years

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14.   Commitments (Continued)

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

      The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period including December 31, 2008 and 2007 was $852,000 and $987,000 respectively, which was represented by cash on hand
      or  on  deposit  with  the  Federal   Reserve  Bank.

15.   Dividends and Restrictions

      The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations was $1,200,762 and $7,054,147 as of December 31, 2008 and 2007 respectively.

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

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

16.   Regulatory Matters (Continued)

      Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2008 and 2007, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are as follows:

                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                      For Capital          Prompt Corrective
                                                    Actual         Adequacy Purposes       Action Provisions
                                          ---------------------   --------------------   --------------------
                                             Amount      Ratio       Amount      Ratio      Amount      Ratio
      As of December 31, 2008:
         Total Capital
            (to Risk Weighted Assets)     $ 37,214,182   10.21%   $ 29,164,557     8%    $ 36,456,596    10%
         Tier I Capital
            (to Risk Weighted Assets)     $ 34,589,899    9.49%   $ 14,582,279     4%    $ 21,873,418     6%
         Tier I Capital
            (to Average Assets)           $ 34,589,899    6.64%   $ 20,836,854     4%    $ 26,046,068     5%

      As of December 31, 2007:
         Total Capital
            (to Risk Weighted Assets)     $ 35,220,978   10.18%   $ 27,681,916     8%    $ 34,602,395    10%
         Tier I Capital
            (to Risk Weighted Assets)     $ 32,709,667    9.45%   $ 13,840,958     4%    $ 20,761,437     6%
         Tier I Capital
            (to Average Assets)           $ 32,709,667    6.60%   $ 19,829,967     4%    $ 24,787,459     5%

      The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances and new dividends. Management believes this test is met.

17.   Parent Company Statements

      Condensed financial information of Oneida Financial Corp. follows:

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.   Parent Company Statements (Continued)

                                      Condensed Balance Sheets

                                                                                      December 31,
                                                                                   2008          2007
      Assets:
         Cash                                                                   $    37,385   $   824,278
         Investments in and advances to subsidiary                               53,008,623    58,355,965
         Premises and equipment                                                          --     3,221,259
         Other assets                                                                74,030        20,886
                                                                                -----------   -----------
            Total assets                                                        $53,120,038   $62,422,388
                                                                                ===========   ===========

      Liabilities and shareholders' equity:
         Other liabilities                                                      $        --   $    76,169
         Due to related parties                                                     850,796     3,005,995
         Shareholders' equity                                                    52,269,242    59,340,224
                                                                                -----------   -----------
            Total liabilities and shareholders' equity                          $53,120,038   $62,422,388
                                                                                ===========   ===========

                                 Condensed Statements of Income

                                                                          Years Ended December 31,
                                                                    2008           2007          2006
      Revenue:
         Dividends from subsidiary                               $        --    $        --   $        --
         Interest on investments and deposits                         13,571         52,941        46,857
         Rental income                                                51,322        307,935       192,025
                                                                 -----------    -----------   -----------
            Total revenue                                             64,893        360,876       238,882
                                                                 -----------    -----------   -----------
      Expenses:
         Compensations and benefits                                   23,360         93,739       134,880
         Other expenses                                              153,620        254,117       166,794
                                                                 -----------    -----------   -----------
            Total expenses                                           176,980        347,856       301,674
                                                                 -----------    -----------   -----------
            (Loss) Income before taxes and equity
               in undistributed net income of subsidiary            (112,087)        13,020       (62,792)

      Benefit for income taxes                                       (35,000)            --       (15,000)
                                                                 -----------    -----------   -----------
            (Loss) Income before equity in undistributed
               net income of subsidiary                              (77,087)        13,020       (47,792)
      Equity in undistributed net (loss) income:
         Subsidiary bank                                          (1,600,003)     3,491,287     4,245,784
                                                                 -----------    -----------   -----------

            Net (loss) income                                    $(1,677,090)   $ 3,504,307   $ 4,197,992
                                                                 ===========    ===========   ===========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

17.   Parent Company Statements (Continued)

                        Condensed Statements of Cash Flow

                                                                                     Years Ended December 31,
                                                                                2008           2007           2006
      Operating activities:
         Net (loss) income                                                  $(1,677,090)   $ 3,504,307    $ 4,197,992
         Adjustments to reconcile net (loss) income to
           net cash provided by operating activities:
             Depreciation expense                                                16,976        105,377         73,325
             ESOP shares earned                                                      --        337,408        341,639
             Other assets/liabilities, net                                     (125,882)       (44,077)       275,890
             Equity in undistributed net loss (income) of subsidiary bank     1,600,003     (3,491,287)    (4,245,784)
                                                                            -----------    -----------    -----------

             Net cash (used by) provided by operating activities               (185,993)       411,728        643,062
                                                                            -----------    -----------    -----------
      Investing activities:
         Proceeds from sales of investment securities                                --        292,000             --
         Purchase of premises and equipment                                          --       (287,416)    (1,475,433)
         Disposition of premises and equipment                                3,204,282             --             --
         Change in due from related parties                                  (2,155,199)     1,474,836      1,393,873
                                                                            -----------    -----------    -----------

             Net cash provided by (used in) investing activities              1,049,083      1,479,420        (81,560)
                                                                            -----------    -----------    -----------
      Financing activities:
         Purchase of treasury stock                                             (20,277)       (65,159)            --
         Dividends paid                                                      (1,662,053)    (1,648,916)    (1,513,478)
         Exercise of stock options (using treasury stock)                        32,347         34,118         35,038
                                                                            -----------    -----------    -----------

             Net cash used in financing activities                           (1,649,983)    (1,679,957)    (1,478,440)
                                                                            -----------    -----------    -----------
             Net (decrease) increase in cash and cash equivalents              (786,893)       211,191       (916,938)
      Cash and cash equivalents at beginning of year                            824,278        613,087      1,530,025
                                                                            -----------    -----------    -----------
             Cash and cash equivalents at end of year                       $    37,385    $   824,278    $   613,087
                                                                            ===========    ===========    ===========

18.   Earnings per Share

      Earnings per common share have been computed based on the following for the years ended December 31:

      Twelve Months Ended December 31, 2008       Income        Shares     Per Share
      Net loss                                 $(1,677,090)
                                               ===========
      Basic loss per share                      (1,677,090)   7,728,405    ($   0.22)
                                                                           =========
      Effect of dilutive securities:
         Stock options and awards                                    --
                                               -----------    ---------    ---------
           Diluted loss per share              $(1,677,090)   7,728,405    ($   0.22)
                                               ===========    =========    =========

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

18.   Earnings per Share (Continued)

      Twelve Months Ended December 31, 2007       Income        Shares     Per Share
      Net income                               $ 3,504,307
                                               ===========
      Basic earnings per share                   3,504,307    7,684,053    $    0.46
                                                                           =========
      Effect of dilutive securities:
         Stock options and awards                                67,485
                                               -----------    ---------    ---------
           Diluted earnings per share          $ 3,504,307    7,751,538    $    0.45
                                               ===========    =========    =========

      Twelve Months Ended December 31, 2006       Income        Shares     Per Share
      Net income                               $ 4,197,992
                                               ===========
      Basic earnings per share                   4,197,992    7,633,365    $    0.55
                                                                           =========
      Effect of dilutive securities:
         Stock options and awards                                70,917
                                               -----------    ---------    ---------
           Diluted earnings per share          $ 4,197,992    7,704,282    $    0.54
                                               ===========    =========    =========

      Stock options for 106,675, 53,820 and 54,559 shares of common stock were not considered in computing dilutive earnings per common share for 2008, 2007, and 2006 respectively because they were anti-dilutive.

19.   Other Comprehensive Income (Loss)

      Other comprehensive income (loss) components and related tax effects were as follows:

                                                                     2008           2007           2006
      Unrealized (losses) gains on securities
         Unrealized holding (losses) gains arising
           during period                                         $(5,001,265)   $(2,167,052)   $ 2,101,309
         Less: reclassification adjustment for
           losses (gains) realized in income                         958,991       (352,825)      (307,546)
                                                                 ------------------------------------------
         Net unrealized (losses) gains                            (4,042,274)    (2,519,877)     1,793,763
         Tax effect                                                1,616,910      1,007,951       (717,505)
                                                                 ------------------------------------------
             Net-of-tax amount                                    (2,425,364)    (1,511,926)     1,076,258
                                                                 ------------------------------------------
         Change in unrealized loss on pension liability           (2,375,636)       228,994        414,385
         Tax effect                                                  950,254        (91,598)      (165,754)
                                                                 ------------------------------------------
             Net-of-tax amount                                    (1,425,382)       137,396        248,631
                                                                 ------------------------------------------
                                                                 $(3,850,746)   $(1,374,530)   $ 1,324,889
                                                                 ==========================================

20.   Segment Information

      The Company has determined that it has four primary business segments, its banking franchise, its insurance activities, its employee benefit consulting activities and its risk management activities. For the years ended December 31, 2008, 2007 and 2006, the Company's insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. For the years ended December 31, 2008, 2007 and 2006, the benefit consulting activities consisted of those conducted through its wholly owned subsidiary, Benefit Consulting Group Inc. For the year ended December 31, 2008, the risk management activities consisted of those conducted through its wholly owned subsidiary Workplace Health Solutions Inc.; a segment that did not exist

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

20.   Segment Information (Continued)

      prior to 2008. Information about the Company is presented in the following table for the periods indicated:

                                                                                   2008
                                                                                                   Risk
                                                  Banking        Insurance      Consulting      Management
                                                 Activities      Activities     Activities      Activities         Total
      Net interest income                      $  15,652,705   $          --   $         --   $          --    $  15,652,705
      Provision for loan losses                      525,000              --             --              --          525,000
                                               -------------   -------------   -----------------------------   -------------
         Net interest income after provision
             for loan losses                      15,127,705              --             --              --       15,127,705
      Other (loss) income                         (3,933,827)      8,483,321      5,015,527         119,544        9,684,565
      Other expenses                              14,497,015       7,620,924      4,052,298         391,934       26,562,171
      Depreciation and amortization                1,714,045         249,640        185,224           1,080        2,149,989
                                               -------------   -------------   -----------------------------   -------------
           (Loss) Income before taxes             (5,017,182)        612,757        778,005        (273,470)      (3,899,890)
      Income tax (benfit) expense                 (2,773,000)        330,500        325,000        (105,300)      (2,222,800)
                                               -------------   -------------   -----------------------------   -------------
           Net (loss) income                   $  (2,244,182)  $     282,257   $    453,005   $    (168,170)   $  (1,677,090)
                                               =============   =============   =============================   =============
      Total Assets                             $ 523,447,403   $  15,607,987   $  4,857,175   $      57,552    $ 543,970,117
                                               =============   =============   =============================   =============

                                                                          2007
                                                  Banking       Insurance     Consulting
                                                Activities     Activities     Activities        Total
      Net interest income                      $ 13,645,042   $         --   $         --   $ 13,645,042
      Provision for loan losses                          --             --             --             --
                                               ------------   ------------   ------------   ------------
         Net interest income after provision
             for loan losses                     13,645,042             --             --     13,645,042
      Other income                                4,669,881      9,925,204      3,595,687     18,190,772
      Other expenses                             13,802,743      8,197,710      3,009,337     25,009,790
      Depreciation and amortization               1,492,222        236,843        225,002      1,954,067
                                               ------------   ------------   ------------   ------------

           Income before taxes                    3,019,958      1,490,651        361,348      4,871,957
      Income tax expense                            759,650        500,000        108,000      1,367,650
                                               ------------   ------------   ------------   ------------

           Net income                          $  2,260,308   $    990,651   $    253,348   $  3,504,307
                                               ============   ============   ============   ============
      Total Assets                             $505,109,464   $ 19,631,205   $  4,083,910   $528,824,579
                                               ============   ============   ============   ============

Oneida Financial Corp.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

20.   Segment Information (Continued)

                                                                          2006
                                                  Banking       Insurance     Consulting
                                                Activities     Activities     Activities        Total
      Net interest income                      $ 12,814,482   $         --   $         --   $ 12,814,482
      Provision for loan losses                     280,000             --             --        280,000
                                               ------------   ------------   ------------   ------------
         Net interest income after provision
             for loan losses                     12,534,482             --             --     12,534,482
      Other income                                4,317,223      9,597,394      3,064,096     16,978,713
      Other expenses                             12,005,792      7,912,277      2,394,256     22,312,325
      Depreciation and amortization               1,024,948        200,036        251,994      1,476,978
                                               ------------   ------------   ------------   ------------

           Income before taxes                    3,820,965      1,485,081        417,846      5,723,892
      Income tax expense                            918,000        480,000        127,900      1,525,900
                                               ------------   ------------   ------------   ------------

           Net income                          $  2,902,965   $  1,005,081   $    289,946   $  4,197,992
                                               ============   ============   ============   ============
      Total Assets                             $430,462,154   $ 13,798,385   $  4,102,303   $448,362,842
                                               ============   ============   ============   ============

      The following represents a reconciliation of the Company's reported segment assets to consolidated assets as of December 31:

                        Assets                         2008            2007

      Total assets for reportable segments        $ 543,970,117   $ 528,824,579
      Elimination of intercompany cash balances      (3,840,349)     (6,509,799)
                                                  -------------   -------------
         Consolidated total                       $ 540,129,768   $ 522,314,780
                                                  =============   =============

      The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

21.   Quarterly Financial Data (Unaudited)

                       Interest   Net Interest        Net
           2008         Income       Income      Income (Loss)    Basic   Diluted
      First Quarter    $  6,725   $      3,723   $         429   $ 0.06   $  0.06
      Second Quarter      6,718          3,867             646     0.08      0.08
      Third Quarter       6,651          3,924          (4,428)   (0.57)    (0.57)
      Fourth Quarter      6,639          4,139           1,676     0.22      0.22

           2007
      First Quarter    $  5,716   $      3,088   $         748   $ 0.10   $  0.10
      Second Quarter      6,440          3,435             754     0.10      0.10
      Third Quarter       6,659          3,542             931     0.12      0.12
      Fourth Quarter      6,858          3,580           1,072     0.14      0.14

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

Operating Strategy

      In guiding the Bank's operations, management has implemented various strategies designed to enhance the institution's profitability consistent with safety and soundness considerations. These strategies include: (i) operating as a community bank that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) operating complementary financial service businesses as bank subsidiaries in the areas of insurance, financial advisory and business consulting activities; (iii) originating fixed-rate residential real estate loans primarily for resale in the secondary market and originating adjustable rate mortgage ("ARM") loans and hybrid ARM loans for retention by the Bank; (iv) increasing the level of higher yielding consumer, commercial real estate and commercial business loans; (v) maintaining asset quality; and (vi) increasing fee income and diversifying income sources.

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

      In recent years management has increased the services and products provided by the Bank and through its subsidiaries to the communities it serves. In addition, the Bank offers trust services, new loan and deposit products, and looks for expansion into contiguous markets desiring the services of a community bank. In addition, the Company operates a banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York.

      Financial Service Subsidiaries. In recent years the Company has increased the services and products it offers through its insurance agency, benefit consulting and risk management subsidiaries of the Bank. The Company initially entered the insurance and financial services business with the acquisition of Bailey & Haskell Associates, Inc. ("B&H"), an insurance agency subsidiary of the Bank with six Central New York offices. The expansion of the Bank's financial services business has continued to provide an increasing revenue source for the Company. Total revenue earned from the sale of financial products was $8.5 million during 2008 as compared with $9.9 million for 2007 and $9.6 million during 2006. The Company's acquisition of Parsons, Cote & Company, Inc., an insurance agency in North Syracuse, NY in 2006 was merged into B&H. The Company acquired Benefit Consulting Group LLC, an employee benefits consulting and retirement plan administration firm in 2006. The resulting company Benefit Consulting Group Inc. ("BCG") is a wholly-owned subsidiary of Oneida Savings Bank. Total revenue earned by Benefit Consulting Group Inc. was $5.0 million during 2008 as compared to $3.6 million and $3.1 million in revenue during 2007 and 2006 respectively. The decrease in revenue during 2008 for B&H and an increase in revenue for BCG was largely the result of the transfer of the financial services and life insurance division to Benefit Consulting Group as of January 2008 to better align the services of the various entities. During 2008, the Company renamed the MacDonald/Yando Agency Inc. subsidiary to Workplace Health Solutions Inc. ("WHS") which is designed to develop a series of proactive medical services to help mitigate and prevent work related injuries. This subsidiary was designed to complement our other subsidiaries with an overall philosophy of innovative risk management services. Total revenue earned by WHS during 2008 was $120,000.

      Originating One-to-Four Family Loans for Resale in the Secondary Market and Retaining ARM Loans. Historically, the Bank has emphasized the origination of one-to-four family residential loans within Madison County and the surrounding counties. As of December 31, 2008, approximately $109.2 million, or 35.8% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $75.5 million were adjustable rate mortgage ("ARM") loans and $33.7 million had fixed rates of interest. During the year ended December 31, 2008 and the year ended December 31, 2007, the Bank originated $44.2 million and $35.2 million, respectively, of one-to-four family mortgage loans. During the past year, the Bank's one-to-four family loan originations have been primarily fixed-rate loans. The Bank generally sells its fixed-rate one-to-four family loans. Such loans are sold without recourse to the Bank and on a servicing retained basis. During 2008 we did not have any impairment of mortgages servicing rights. During the year ended December 31, 2008 and December 31, 2007, the Bank sold $18.6 million and $17.9 million, respectively, in fixed-rate one-to-four family loans. ARM loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years adjusting annually thereafter, represented a lower percentage of total originations. Of the $44.2 million in one-to-four family loans originated during the twelve months ended December 31, 2008, $23.9 million had fixed rates of interest. Loan origination volume has remained relatively stable during 2008 and 2007.

      Complementing the Bank's Traditional Mortgage Lending by Increasing Consumer, Commercial Business and Commercial Real Estate Lending. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At December 31, 2008, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $46.8 million, $67.2 million and $42.2 million, respectively. In the aggregate, these loans totaled $156.2 million, or 51.2%, of the Bank's total loan portfolio, as compared with $155.0 million or 54.0% of the total loan portfolio at December 31, 2007. Because the yields on these loans are generally higher than the yields on one-to-four family residential real estate loans, the Bank's goal is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

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

      At December 31, 2008, the Bank's ratio of nonperforming loans to total assets was 0.09% compared to 0.07% and 0.01% at December 31, 2007 and 2006, respectively. At December 31, 2008, the Bank's ratio of allowance for loan losses to net loans was 0.87% compared to 0.88% and 0.84% for the years ended December 31, 2007 and 2006. The Bank's ratio of net charge-offs to average loans for the year ended December 31, 2008 was 0.15% compared with a ratio of 0.04% and 0.06% during 2007 and 2006 respectively.

      Increasing Fee Income and Diversifying Income Sources. The Bank continues to increase its income by increasing fee income and other sources of non-interest income through traditional banking sources and its insurance and financial services businesses.

      During 2008 the Bank continued a marketing program to attract new fee-based deposit accounts as well as the implementation of a checking account overdraft program for new and existing customers. The overdraft program allows a customer to occasionally overdraw their account with the Bank honoring payment of the overdraft based upon a variety of account information and prior customer spending experience. The combination of new account generation and the fees derived from the overdraft program has resulted in a significant increase in deposit account service fee revenue. The Bank also offers its customers internet banking and e-commerce capabilities as well as debit cards. These products and services represent growing sources of fee income. Service charges on deposit accounts totaled $2.8 million for the year ended December 31, 2008 compared with $2.5 million and $2.4 million for the comparable periods in 2007 and 2006, respectively.

      The Bank continues to emphasize its Trust Department. Management expects that fees generated by the Trust Department will increase as the assets under management grow. At December 31, 2008, the Trust Department had $105.8 million in assets under management compared with $137.5 million at December 31, 2007. The decrease in assets from 2007 to 2008 was a result of market value declines. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At December 31, 2008, loans serviced by the Bank for others totaled $102.1 million compared with $101.9 million at December 31, 2007.

Financial Condition

      Assets. Total assets at December 31, 2008 were $540.1 million, an increase of $17.8 million or 3.4%, from $522.3 million at December 31, 2007. The increase in total assets was primarily attributable to an increase in loans receivable and mortgage-backed securities.

      Management continues to seek to increase the Bank's consumer and commercial business loan portfolios with the intent of increasing the average yield on the Bank's interest-earning assets. This strategy is supported through the origination for sale in the secondary market of lower yielding fixed-rate one-to-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans increased by $1.3 million during 2008. Residential real estate loans increased $19.7 million during 2008. During the period of January 1, 2008 through December 31, 2008 a total of $18.6 million in fixed-rate residential mortgage loans were sold, compared with loan sales of $17.9 million during 2007.

      Mortgage-backed securities increased $27.7 million and were $74.3 million at December 31, 2008 as compared with $46.6 million at December 31, 2007. Investment securities decreased $35.4 million and were $60.4 million at December 31, 2008 as compared to $95.8 million at December 31, 2007. The decrease in investment securities was due to sales and calls on investment securities as well as the adoption of FAS 159, The Fair Value Option of Financial Assets and Financial Liabilities, resulting in the reclassification of certain investment securities to that of trading securities. The proceeds from the sales and calls of the investment securities were reinvested into mortgage-backed securities. Trading securities were $5.9 million at December 31, 2008 and represent common and preferred equity securities that the Bank has elected to adjust to fair value in accordance with FAS 159. The reclassification requires that the change in fair value be reflected through the income statement.

      Cash and cash equivalents decreased $3.2 million due to a decline in borrowings and increases in investment and mortgage-backed securities and loans.

      The Bank reinvests proceeds from loan sales and investment sales and investment security maturities in other loans as new loan origination volume warrants. Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing the Bank to accommodate periods of increased loan demand.

      Liabilities. Total liabilities increased by $24.9 million or 5.4% to $487.9 million at December 31, 2008 from $463.0 million at December 31, 2007. The increase was primarily the result of an increase in deposits of $25.6 million, partially offset by a decrease in borrowings of $3.6 million.

      Deposit accounts increased to $425.7 million at December 31, 2008 from $400.1 million at December 31, 2007. Interest-bearing deposit accounts increased by $30.5 million or 9.1% and non-interest bearing deposit accounts decreased $4.9 million or 7.5%, to $60.8 million at December 31, 2008 from $65.7 million at December 31, 2007. Core deposit accounts which include checking, savings and money market accounts increased $22.6 million or 9.2%. Time deposits increased $2.9 million or 1.9%. The increase in deposit accounts resulted primarily from an increase in municipal deposits offered through Oneida Savings Bank's limited purpose commercial banking subsidiary, State Bank of Chittenango. Municipal deposits increased $25.2 million to $54.9 million at December 31, 2008 from $29.7 million at December 31, 2007.

      Borrowings decreased $3.6 million or 6.4% to $52.8 million at December 31, 2008 from the level outstanding at December 31, 2007. The decrease in borrowings is result of not renewing a portion of the advances that matured during the year. At December 31, 2008, there were $3.8 million outstanding overnight lines of credit. At December 31, 2007 there were no outstanding overnight lines of credit. The overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows.

      Other liabilities increased $3.0 million to $9.3 million at December 31, 2008 from $6.3 million at December 31, 2007. The increase in other liabilities is due to an increase in accrued pension benefits as a result of plan assets being less than benefit obligations as well as actuarial losses incurred by the plans given the market volatility that occurred during 2008. Notes payable of $2.6 million were established during 2006 relating to the acquisitions of Parsons, Cote & Company and Benefit Consulting Group LLC that had a cost of 5% per annum payable over 24-36 months. As of December 31, 2008, notes payable outstanding was $12,000.

      Stockholders' Equity. Total stockholders' equity at December 31, 2008 was $52.3 million, a decrease of $7.0 million from $59.3 million at December 31, 2007. The decrease in stockholders' equity reflects the net loss of $3.9 million. In addition, there was a decrease in accumulated other comprehensive loss of $2.4 million at December 31, 2008 resulting from a decrease in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits. Changes in interest rates and market volatility resulted in an increase in the net unrealized loss on the Bank's available for sale securities. The payment of cash dividends to stockholders also resulted in a decrease in stockholders' equity. Stockholders were paid dividends during 2008 of $0.48 per share resulting in a reduction in stockholders' equity of $1.6 million.

      Partially offsetting the decreases in stockholders' equity was share based compensation earned under the Company's stock plans which was $166,000 during 2008 as compared to $175,000 during 2007.

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

      Average Balance Sheet. The following table sets forth certain information relating to the Bank for the years ending December 31, 2008, 2007 and 2006. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Income on non-accruing loans has been excluded from the yield calculations in this table.

                                                                    For the Years Ending December 31,
                                                     2008                           2007                           2006
                                        ----------------------------   ----------------------------   ----------------------------
                                         Average              Yield/    Average              Yield/   Average               Yield/
                                         Balance   Interest    Rate     Balance   Interest    Rate    Balance    Interest    Rate
                                        --------   --------   ------   --------   --------   ------   --------   --------   ------
                                                                          (dollars in thousands)
Interest-earning assets:
   Loans receivable                     $293,499   $ 18,535     6.32%  $271,789   $ 18,552     6.83%  $243,661   $ 16,165     6.63%
   Investment and MBS securities         143,987      7,379     5.12%   107,120      5,442     5.08%   107,479      5,080     4.73%
   Federal funds                           7,342        169     2.30%    15,814        829     5.24%     3,014        178     5.91%
   Equity securities                      12,814        651     5.08%    13,648        850     6.23%    17,677        838     4.74%
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets            457,642     26,734     5.84%   408,371     25,673     6.29%   371,831     22,261     5.99%
-----------------------------------------------------------------------------------------------------------------------------------

Non interest-earning assets:
   Cash and due from banks                11,725                         14,771                         10,440
   Other assets                           74,999                         71,107                         53,147
                                        --------                       --------                       --------
      Total Assets                      $544,366                       $494,249                       $435,418
                                        ========                       ========                       ========
Interest-bearing liabilities:
   Money market deposits                $ 83,115   $  1,654     1.99%  $ 58,370   $  1,831     3.14%  $ 43,664   $  1,135     2.60%
   Savings accounts                       77,266        603     0.78%    74,332        570     0.77%    68,165        483     0.71%
   Interest-bearing checking              40,459        238     0.59%    36,024        265     0.74%    30,979        143     0.46%
   Time deposits                         159,933      6,020     3.76%   138,651      6,372     4.60%   109,711      4,202     3.83%
   Borrowings                             56,194      2,561     4.56%    59,710      2,948     4.94%    67,749      3,383     4.99%
   Notes payable                              88          5     5.68%       836         42     5.02%     1,016        100     9.84%
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities       417,055     11,081     2.66%   367,923     12,028     3.27%   321,284      9,446     2.94%
-----------------------------------------------------------------------------------------------------------------------------------

Non interest-bearing liabilities:
   Demand deposits                        63,711                         61,187                         51,737
   Other liabilities                       7,559                          6,661                          7,629
                                        --------                       --------                       --------
      Total liabilities                  488,325                        435,771                        380,650
                                        --------                       --------                       --------
   Stockholders' equity                   56,041                         58,478                         54,768
                                        --------                       --------                       --------
      Total Liabilities and
         Stockholders' Equity           $544,366                       $494,249                       $435,418
                                        ========                       ========                       ========

      Net interest income                          $ 15,653                       $ 13,645                       $ 12,815
                                                   --------                       --------                       --------
      Net interest spread                                       3.18%                          3.02%                          3.05%
                                                              ------                         ------                         ------
      Net earning assets                $ 40,587                       $ 40,448                       $ 50,547
                                        --------                       --------                       --------
      Net interest margin                              3.42%                          3.34%                          3.45%
                                                   --------                       --------                       --------
      Ratio of interest-earning
         assets to interest-bearing
         liabilities                                 109.73%                        110.99%                        115.73%
                                                   --------                       --------                       --------

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

                                                                       Years Ended December 31,
                                               -------------------------------------------------------------------------
                                                         2008 vs. 2007                       2007 vs. 2006
                                               -------------------------------------------------------------------------
                                                Increase / (Decrease)                Increase / (Decrease)
                                                       Due to              Total             Due to             Total
                                               ----------------------    Increase/   ---------------------    Increase/
                                                Volume         Rate     (Decrease)    Volume        Rate     (Decrease)
                                               -------------------------------------------------------------------------
                                                                                   (In Thousands)
Interest-earning assets:
   Loans receivable                            $  1,371      $ (1,388)  $      (17)  $  1,920    $     467   $    2,387
   Investment and mortgage-backed securities      1,889            48        1,937        (18)         380          362
   Federal funds                                   (195)         (465)        (660)       671          (20)         651
   Equity securities                                (42)         (157)        (199)      (251)         263           12
------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets            $  3,023      $ (1,962)  $     1,061  $  2,322    $   1,090   $    3,412
------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Money market deposits                       $    492      $   (669)  $     (177)  $    461    $     235   $      696
   Savings accounts                                  23            10           33         47           40           87
   Interest-bearing checking                         26           (53)         (27)        37           85          122
   Time deposits                                    801        (1,153)        (352)     1,330          840        2,170
   Borrowings                                      (160)         (227)        (387)      (397)         (38)        (435)
   Notes payable                                    (43)            6          (37)        (9)         (49)         (58)
------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities       $  1,139      $ (2,086)  $     (947)  $  1,469    $   1,113   $    2,582
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in net interest income                    $    2,008                           $      830
------------------------------------------------------------------------------------------------------------------------

Comparison of Operating Results for the Years Ended December 31, 2008 and December 31, 2007.

      General. For the year ended December 31, 2008 we incurred a net loss of $1.7 million compared to net income of $3.5 million for the year ended December 31, 2007. For the year ended December 31, 2008, the basic net loss per share was $0.22 as compared with the 2007 reported basic earnings per share of $0.46. The net loss was largely due to noncash investment charges of $8.7 million, an increase in the provision for loan loss reserve and an increase in other expenses. Partially offsetting the factors attributable to the net loss was an increase in net interest income and non-interest income and a decrease in the provision for income taxes. The net income from operations for the year ending December 31, 2008, which excludes a non-cash impairment charge of a medium term note and the non-cash charge to earnings recognized in the connection with the adoption of FASB 159 (The Fair Value Option of Financial Assets and Financial Liabilities) of $8.7 million, net of $3.5 million in income taxes, was $3.5 million or $0.45 per basic share. This compares to net income from operations for the year ending December 31, 2007 of $3.5 million, or $0.46 per basic share. Net income excluding the non-cash charge to earnings remained stable as other income remained stable, and other expenses increased offsetting an increase in net interest income. The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes the exclusion of these items enables management to perform a more effective evaluation and comparison of the Company's results and assess performance in relation to the Company's ongoing operations.

      Interest and Dividend Income. Interest and dividend income increased by $1.0 million or 3.9%, to $26.7 million for the year ended December 31, 2008 from $25.7 million for the year ended December 31, 2007. Interest and fees on loans decreased by $17,000 for the year ended December 31, 2008 as compared with the same period in 2007. Interest income earned on federal funds sold decreased $660,000 during 2008 as compared with the year ended December 31, 2007. Interest and dividend income on mortgage-backed and other investment securities increased $1.7 million to $8.0 million for the year ended December 31, 2008 from $6.3 million for the year ended December 31, 2007.

      The decrease in income on loans resulted from a decrease of 51 basis points in the average yield on loans to 6.32% from 6.83% partially offset by an increase of $21.7 million in the average balance of loans to $293.5 million in 2008 from $271.8 million in 2007. As of December 31, 2008 residential real estate loans totaled $148.8 million, an increase of $16.9 million from December 31, 2007. During the 2008 year a total of $18.6 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial loans increased $2.3 million to $42.2 million at December 31, 2008 from $39.9 million at December 31, 2007. At December 31, 2008 total loans receivable were $305.1 million as compared with $286.9 million at December 31, 2007, an increase of 6.3%. The decrease in the yield on loans is a result of lower market interest rates during 2008 as compared with 2007, and the changes in the composition of the loan portfolio to residential real estate loans.

      The increase in interest income from investment and mortgage-backed securities was the result of an increase of $36.9 million in the average balance of investment and mortgage-backed securities to $144.0 million at December 31, 2008 from $107.1 million at December 31, 2007 as well as an increase of 4 basis points in the average yield on investment and mortgage-backed securities. The increase in the average balance on investment and mortgage-backed securities is the result of purchases during the year reflecting the increase in municipal deposits that require collateral to be pledged against the balances.

      Interest income on federal funds sold decreased as a result of a decrease in the average balance of federal funds sold of $8.5 million to $7.3 million during the 2008 period as compared with $15.8 million at December 31, 2007 as well as a 294 decrease in the average yield. The decrease in the average balance of federal funds sold reflects a decision in 2008 to reallocate assets to investment securities.

      Income from equity securities decreased $199,000 due to a decrease in the average yield of 115 basis points. In addition, the average balance decreased $834,000 from $13.6 million as of December 31, 2007 to $12.8 million as of December 31, 2008.

      Interest Expense. Interest expense was $11.1 million for the year ended December 31, 2008 a decrease of $947,000, or 7.9% from $12.0 million for the year ended December 31, 2007. The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2008 of $500,000, decreasing to $8.5 million during 2008 from $9.0 million during 2007. In addition, borrowing expense decreased to $2.6 million for 2008 compared with $3.0 million for 2007.

      The decrease in interest expense paid on deposits was primarily due to a decrease in the average yield of deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, increased on average $32.1 million, or 19.1%, to $200.8 million at an average cost of 1.24% during 2008 from $168.7 million at an average cost of 1.58% during 2007. During the same period the average balance of time deposits increased $21.2 million or 15.3%, to $159.9 million in 2008 from $138.7 million during 2007 and the average rate paid on time deposits increased 84 basis points.

      The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in the 2008 period to $56.2 million as compared with $59.7 million during the 2007 period. The average rate paid on borrowed funds decreased 38 basis points to 4.56% for the 2008 period.

      The decrease in notes payable expense was due to the decrease in average balance of $738,000 as well as a decrease in the average yield outstanding. The notes payable represent the balances owed to Parsons, Cote & Company and Benefit Consulting Group LLC as part of the acquisition of the companies during the year ended December 31, 2006.

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

      For the year ended December, 31 2008, there was a provision of $525,000 made to the allowance for loan loss as compared with no provision made for the year ended December 31, 2007. Management continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. Nonperforming loans remained at low levels during the years ended December 31, 2008 and 2007, totaling $513,000 or 0.09% of total assets at December 31, 2008 compared with $375,000 or 0.07% of total assets at December 31, 2007. Net charge-off activity for the year ended December 31, 2008 was $526,000 as compared with $95,000 in net charge-offs during 2007. The balance of the allowance for loan losses was $2.6 million or 0.87% of loans receivable at December 31, 2008 compared with $2.5 million or 0.88% of loans receivable at December 31, 2007.

      Non-interest Income. Non-interest income decreased by $8.5 million, or 46.7%, to $9.7 million for the year ended December 31, 2008 from $18.2 million for the year ended December 31, 2007. The decrease in non-interest income was primarily due to a change in fair value of $7.7 million that was recognized in connection with the adoption of FAS 159 for certain preferred and common equity securities including Freddie Mac preferred securities. In addition to the noncash charge due to FAS 159, the Company also recorded an other-than-temporary impairment charge on a Lehman Brothers medium term note.

      Revenue derived from the Company's subsidiaries increased $98,000 or 0.7% to $13.6 million during 2008 as compared with 2007.

      Deposit account service fees also contributed to the improvement in non-interest income, increasing to $2.8 million in income during December 31, 2008 from $2.5 million during December 31, 2007. The combination of fees charged on new accounts generated and acquired resulted in the increase in deposit account service fee revenue.

      The Company experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans. Such income increased to $465,000 during 2008 compared with $433,000 during 2007. The increase is primarily the result of an increase in the volume of loan activity in 2008 as compared with 2007.

      Net investment securities losses realized were $8.6 million for the year ended December 31, 2008 as compared to net investment securities gains of $353,000 for the year ended December 31, 2007. The net investment losses recognized in 2008 were the result of fair value non-cash adjustments for certain investments securities which resulted in cumulative charges against earnings of $7.7 million and a non-cash impairment charge recorded for the Company's investment in a medium term note in Lehman Brothers Holdings of $1.0 million during 2008 resulting in a complete write-down of this investment as the Company cannot reasonably conclude collection is probable. These non-cash investment charges were partially offset by realized investment gains of $63,000 during the year ended December 31, 2008.

      Non-interest Expense. Non-interest expense increased by $1.7 million to $28.7 million for the year ended December 31, 2008 from $27.0 million for the year ended December 31, 2007. The increase was primarily due to salary and employee benefits expense which increased $1.1 million to $18.1 million for the year ended December 31, 2008 from $17.0 million for the year ended December 31, 2007. Building occupancy and equipment also increased $312,000 to $4.7 million for the 2008 period as compared to $4.4 million during the same period in 2007.

      Salaries, wages and other compensation paid to employees of the Company during 2008 was $18.1 million, an increase of $1.1 million or 6.5%, as compared with compensation expense of $17.0 million during 2007. The increase in compensation expense was primarily the result of the addition of NBV employees and the office in Griffiss Park. In 2006, the Company approved a Management Recognition and Retention Plan for directors, officers and key employees. The expense associated with this benefit was $166,000 for 2008 as compared with $175,000 in the 2007.

      Building occupancy and equipment expense increased $312,000 to $4.7 million for the year ended December 31, 2008 as compared to $4.4 million during 2007. The increase was due to the addition of four banking offices during 2007. Non-interest expense is expected to significantly increase in 2009 as a result of the Bank being assessed significantly higher deposit insurance premiums including a special assessment expected to be between 10 and 20 basis points.

      Provision for Income Taxes. Income tax benefit was $2.2 million for the year ended December 31, 2008 a decrease of $3.6 million from the 2007 income tax provision of $1.4 million. The decrease in income tax provision reflects the decrease in net income for the year ended December 31, 2008. The effective tax rate was 57.0% during 2008 as compared with 28.1% during 2007. The decrease in the effective tax rate is due to an increase in tax exempt and tax preferred investment income of the Company which qualifies for dividends received deductions.

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

      The increase in interest income from investment and mortgage-backed securities was the result of an increase of 35 basis points in the average yield on investment and mortgage-backed securities offset by a decrease of $359,000 in the average balance of investment and mortgage-backed securities to $107.1 million at December 31, 2007 from $107.5 million at December 31, 2006. The decrease in the average balance on investment and mortgage-backed securities is the result of sales, maturities and repayments early in the year to provide liquidity during periods of increased loan demand and deposit outflows as well as provide liquidity for the acquisition of Vernon Bank Corporation offset by the acquisition of investment and mortgage-backed securities.

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

      The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are recorded in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, the valuation of mortgage servicing assets, the fair value of trading securities and investment securities and the evaluation of other-than-temporary impairment on securities whose fair value is less than amortized cost, actuarial assumptions associated with the Company's pension plan and the fair value methodologies used to review the carrying value of goodwill to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

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

      All of our debt securities are classified as available for sale and recorded at current market value on our statement of condition. Unrealized gains or losses, net of the deferred tax effect, are reported in other comprehensive income as a separate component of stockholders' equity. Recorded values are based on prices obtained from nationally recognized resources or securities dealer's valuations. We conduct a quarterly review and evaluation of the securities portfolios to determine if any declines in fair value are other than temporary. Any valuation decline that is determined to be other than temporary would require us to write down the security to fair value through a charge to current period operations.

      Securities in which the fair value option has been elected, which include both common and preferred equity securities, are classified as trading assets and are recorded at fair value on our statement of condition. Changes in fair value are included in earnings.

      The estimation of fair value is significant to several of our assets, including trading securities and securities available for sale. Fair values are determined based on third party sources, when available. Furthermore, accounting principles generally accepted in the United States require disclosure of the fair value of financial instruments as a part of the notes to the consolidated financial statements. Fair values may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates and the shape of the yield curve.

      Fair values for securities available for sale are typically based on quoted market prices. If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities or level 3 values.
Note 4 to the consolidated financial statements provides additional information on how we determine level 3 values.

      The valuation of the Company's obligations associated with pension plans utilizes various actuarial assumptions. These assumptions include discount rate and expected return on plan assets. Specific discussion of the assumptions used by management is discussed in Note 11.

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

Management of Market Risk

      The Bank's most significant form of market risk is interest rate risk, as the majority of the Bank's assets and liabilities are sensitive to changes in interest rates. Ongoing monitoring and management of this risk is an important component of the Company's asset and liability management process. The Bank does not own any trading assets other than common and preferred equity securities classified as trading in accordance with FAS 159. The Bank does not engage in hedging transactions, such as interest rate swaps and caps, other than forward sale commitments on certain committed mortgage loans. The Bank's interest rate risk management program focuses primarily on evaluating and managing the composition of the Bank's assets and liabilities in the context of various interest rate scenarios. Factors beyond Management's control, such as market interest rates and competition, also have an impact on interest income and interest expense.

      Interest Rate Risk. In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one- to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis;
(iii) seeking to increase and diversify the Company's sources of revenue, particularly non-interest income and (iv) managing the Company's investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates and better matches the maturities of the Bank's certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2008 totaled $124.1 million, or 29.5% of total interest-bearing liabilities. Borrowed funds that mature in one year or less at December 31, 2008 totaled $21.8 million, or 5.2% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.

      The Company uses a computer simulation model to assist in monitoring interest rate risk. As of December 31, 2008 a 200 basis point increase in market interest rates was estimated to have a negative impact of 3.32% on net interest income during 2009 while a 300 basis point increase in rates would have a negative impact of 6.36% on net interest income during 2009. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.

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

      Liquidity Risk. The objective of liquidity management is to ensure the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Company, are met, taking into account all on-and off-balance sheet funding demands. Liquidity management also includes ensuring cash flow needs are met at a reasonable cost. Liquidity risk arises from the possibility the Company may not be able to satisfy current or future financial commitments, or the Company may become unduly reliant on alternative funding sources. The Company maintains a liquidity risk management policy to address and manage this risk. The policy identifies the primary sources of liquidity, establishes procedures for monitoring and measuring liquidity, and establishes minimum liquidity requirements which comply with regulatory guidance. The policy also includes a contingency funding plan to address liquidity needs in the event of an institution-specific or a systemic financial market crisis. The liquidity position is continually monitored and reported on monthly to the Asset/Liability Management Committee.

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

      Liquidity management is both a short-term and long-term responsibility of Management. The Bank adjusts its investments in liquid assets based upon Management's assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and
(vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2008, cash and interest-earning deposits totaled $13.3 million, or 2.5% of total assets.

      If the Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. The Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2008, the Bank has available a $104.7 million line of credit with the Federal Home Loan Bank of which $3.8 million was outstanding at December 31, 2008. In addition, the Bank can utilize investment and mortgage-backed securities as collateral for repurchase agreements. The Bank also maintains lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2008 the Bank had approximately $10.0 million available to it under these borrowing arrangements.

      The Bank must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2008, the Bank had outstanding commitments to originate loans of $58.5 million. The Bank anticipates that it will have sufficient funds to meet current loan commitments.

      Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2008, totaled $124.1 million. Based upon the Bank's experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank.

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

--------------------------------------------------------------------------------
                                                          MINIMUM
                                                          REQUIRED    ACTUAL
--------------------------------------------------------------------------------
Tier I Capital to Average Assets                             4%        6.64%

Tier I Capital to Risk-Weighted Assets                       4%        9.49%
--------------------------------------------------------------------------------
Total Capital to Risk-Weighted Assets                        8%       10.21%
--------------------------------------------------------------------------------

Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. The Company has various financial obligations, including contractual obligations and commitments that may require future cash payments.

      Contractual Obligations: The following table presents as of December 31, 2008, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

------------------------------------------------------------------------------------------------------
      (Dollars in thousands)                                  Payments Due In
------------------------------------------------------------------------------------------------------
                             Note      One Year   One to Three   Three to Five   Over Five
Contractual Obligation    Reference    or Less        Years          Years         Years       Total
------------------------------------------------------------------------------------------------------
Certificates of Deposit       8       $ 124,084   $     24,619   $       7,098   $      24   $ 155,825
------------------------------------------------------------------------------------------------------
Borrowings                    9       $  21,825   $     20,000   $      10,000   $   1,000   $  52,825
------------------------------------------------------------------------------------------------------
Notes payable                 9       $      12             --              --          --   $      12
------------------------------------------------------------------------------------------------------

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

The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2008. Further discussion of these commitments and off-balance sheet arrangements is included in Note 14 to the consolidated financial statements.

--------------------------------------------------------------------------------------
       (In thousands)
                                           One to                 Over
                                One Year   Three     Three to     Five
Commitments to extend credit:   or Less    years     Five years   years     Total
--------------------------------------------------------------------------------------
Commercial                      $ 31,727   $ 2,655   $      633   $    --   $ 35,015
Residential real estate            5,341        --           --        --      5,341
Revolving home equity lines          288       628        2,330    13,099     16,345
Consumer revolving credit          1,365        --           --        --      1,365
Standby letters of credit            390        --           --        --        390
--------------------------------------------------------------------------------------

Effect of Newly Issued But Not Yet Effective Accounting Standards

      In December 2007, the FASB issued FAS No. 141 (Revised 2007), Business Combinations ("FAS 141(R)"), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. FAS No. 141(R) is effective for fiscal years beginning on or after December 31, 2008. Earlier adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

      In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51" ("SFAS No. 160"), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company does not expect the adoption of FAS No. 160 to have a significant impact on its results of operations or financial position.

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

--------------------------------------------------------------------------------------------------------
          Quarter                         Dividends            Quarter                        Dividends
Year      Ending      High      Low          Paid    Year       Ending     High      Low         Paid
--------------------------------------------------------------------------------------------------------
2007   March 31       $ 12.40   $ 11.00   $    0.24  2008   March 31       $ 10.99   $ 8.71   $    0.24
       June 30        $ 12.50   $ 11.18   $    0.00         June 30        $ 11.45   $ 9.00   $    0.00
       September 30   $ 13.00   $ 11.43   $    0.24         September 30   $ 11.25   $ 8.50   $    0.24
       December 31    $ 11.85   $  9.61   $    0.00         December 31    $  9.97   $ 6.99   $    0.00
--------------------------------------------------------------------------------------------------------

      As of December 31, 2008, there were 8,322,452 shares of the Company's common stock issued and approximately 708 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.

      The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2008, as shown in the table above. The Board will review the dividend regularly and expects to maintain a regular semiannual dividend in the future, based upon the Company's earnings, financial condition and other factors.

      Stock Performance Graph. Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning December 31, 2003, as reported by the Nasdaq Market, through December 31, 2008, (b) the cumulative total return on stocks included in the S&P 500 Index over such period,(c) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (d) the cumulative total return of publicly traded thrifts or thrift holding companies in the mutual holding company structure over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.

                            Total Return Performance

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

                                                  Period Ending
                         ----------------------------------------------------------------
Index                    12/31/03   12/31/04   12/31/05   12/31/06   12/31/07   12/31/08
-----------------------------------------------------------------------------------------
Oneida Financial Corp.     100.00      96.27      72.22      88.70      75.23      61.78
S&P 500                    100.00     108.99     112.26     127.55     132.06      81.23
MHC Thrifts                100.00     109.98     109.35     145.48     123.66     127.03
NASDAQ Bank Index          100.00     110.99     106.18     117.87      91.85      69.88

      Assuming an initial investment in the Common Stock of Oneida Financial Corp. of $100.00 at December 31, 2003, the cumulative total value with dividends reinvested would be $61.78 at December 31, 2008.