Form 10-K, Exhibit 13
period 2009-12-31
ONEIDA FINANCIAL CORP
filed 2010-03-12
CIK 1070190

Exhibit 13
Oneida Financial Corp.
2009 Annual Report to Stockholders
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
     This section presents Management’s Discussion and Analysis of and Changes to the Company’s Consolidated Financial Condition and Results of Operations and should be read in conjunction with the Company’s financial statements and notes thereto included herein.
     When used in this Annual Report the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
     The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements and should read in conjunction with the business and financial information regarding Oneida Financial Corp. provided in the consolidated financial statements and corresponding notes to the financial statements.
Overview
     Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of deposits and Federal Home Loan Bank advances and other borrowings. Net interest income is a function of our interest rate spread, which is the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, as well as a function of the average balance of interest-earning assets compared to interest-bearing liabilities. Also contributing to our earnings is noninterest income, which consists primarily of service charges and fees on loan and deposit products and services, fees from our insurance agency, benefits consulting and risk management subsidiaries and fees from trust services, and net gains and losses on sale of investments. Interest income and noninterest income are offset by provisions for loan losses, general administrative and other expenses, including employee compensation and benefits and occupancy and equipment costs, as well as by state and federal income tax expense.
     Our results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations.
Business Strategy
     In guiding our operations, we seek to implement various strategies designed to enhance the institution’s profitability consistent with safety and soundness considerations. These strategies include a continuing focus on our community banking franchise while distinguishing our company as a complete financial services provider, and by promoting and continuing to expand our insurance, consulting and risk management businesses. We believe these strategies will enable us to continue to grow our assets, while providing superior service to our customers, remaining focused on high asset quality, continuing to grow and diversify revenue and generating favorable returns to our stockholders. The following are the key elements of our business strategy:
     Continuing Our Community Oriented Focus. We have been committed to meeting the financial needs of the communities we serve and providing quality service to our customers. We believe we can be more effective than many of our competitors in serving our customers because of our ability to promptly and effectively respond to customer needs and inquiries. Our ability to succeed in our communities is enhanced by the stability of senior management. Senior management has an average tenure with Oneida Savings Bank of over 20 years and each individual who comprises senior management has over 25 years experience in the banking industry.
     Our community focus is further supported by the community service activities of our employees and the charitable activities of The Oneida Savings Bank Charitable Foundation. Our foundation was established in December 1998 in connection with our initial public offering. The foundation provides funds to eligible nonprofit organizations to help them carry out unique, innovative projects in specific fields of interest. The foundation’s goal is to fund projects that will enhance the quality of life in the communities served by Oneida Savings Bank.
     Expanding Our Geographic Reach. Since 1998, we have grown our traditional community banking franchise organically and through acquisitions of banks and nonbank corporations that offer trust services, insurance sales, financial services, employee benefits consulting and risk management services. The expansion into insurance and other financial services businesses has enabled Oneida Savings Bank to evolve from a traditional savings bank to a full-service financial services organization. We plan to continue to seek opportunities to grow our business through a combination of de novo branching and complementary acquisitions in our existing market and contiguous markets. We will consider acquisition opportunities that expand our geographic reach in banking, insurance or other complementary financial service businesses, although we do not currently have any agreements or understandings regarding any specific acquisition.
     Continuing to Improve Earnings and Diversify Income Sources. We continue to seek ways of increasing our income by increasing our fee income and other sources of non-interest income through traditional banking sources and insurance and financial services businesses.
•	Community Banking. We continue to actively market our core banking products to attract new fee-based deposit accounts and checking account related services to new and existing customers. We offer our customers internet banking, an account overdraft program, e-commerce capabilities and debit cards as an account retention tool and to increase non-interest income. These products and services represent continuing sources of fee income. We also emphasize our trust department services with the expectation that fees generated by the trust department will increase as the assets under management grow. In addition, we receive fee income from servicing loans sold in the secondary market.

•	Financial Service Subsidiaries. In recent years, we have increased the services and products we offer through our insurance agency, benefits consulting, and risk management subsidiaries. We initially entered the insurance and financial services business with the acquisition in 2000 of Bailey & Haskell Associates, Inc., which operates as an insurance agency subsidiary of Oneida Savings Bank with six New York offices and an office in South Carolina. We acquired Benefit Consulting Group LLC, an employee benefits consulting and retirement plan administration firm in 2006. The resulting company, Benefit Consulting Group Inc., is also a wholly owned subsidiary of Oneida Savings Bank. The expansion of our financial services business has continued to provide an increasing revenue source. During 2008, we established Workplace Health Solutions, Inc. a wholly owned subsidiary of Oneida Savings Bank, to develop a series of risk management services to help mitigate and prevent work related injuries, and to assist injured workers and their employers when a workplace injury occurs. This subsidiary was designed to complement our other subsidiaries with an overall philosophy of innovative risk management services. We intend to continue to expand our financial services businesses to increase our earnings and diversify our revenue sources.
     Growing Our Loan Portfolios. We intend to grow our loan portfolios while continuing to exercise prudent loan underwriting and administration standards.
•	Emphasizing Origination of Commercial Real Estate, Consumer and Commercial Business Loans. We have sought to increase commercial real estate, consumer and commercial business lending in a controlled, safe and sound manner. Because these loans generally have higher yields and shorter terms than one-to-four family residential mortgage loans, our goal is to increase the origination of these loans consistent with safety and soundness considerations. At December 31, 2009, our loan portfolio was composed of 19.8% commercial real estate loans, 14.4% consumer loans and 13.0% commercial business loans.
•	Continuing the Origination of One-to-Four Family Real Estate Loans. Historically, Oneida Savings Bank has emphasized the origination of one-to-four family residential mortgage loans within Madison and Oneida counties and the surrounding counties. During 2009, our one-to-four family mortgage loan originations have been primarily fixed-rate loans. We generally sell our fixed-rate one-to-four family loan originations and such loans are sold without recourse and on a servicing-retained basis. During the years ended December 31, 2009 and 2008, we sold $55.9 million and $18.6 million, respectively, in fixed-rate one-to-four family mortgage loans. In addition, adjustable-rate mortgage (“ARM”) loans and hybrid ARM loans, which have a fixed rate of interest for the first three to five years and adjust annually thereafter, represented a lower percentage of total originations. Residential real estate loan origination volume, particularly fixed-rate originations, increased significantly during 2009 compared with 2008 due to declining market interest rates and a reduction of non-bank mortgage brokers competing in the market area.
     Continuing Our Conservative Underwriting Standards and Maintaining our Strong Asset Quality. We continue to maintain exceptional asset quality and reserve coverage. At December 31, 2009, our non performing loans totaled $551,000 or 0.18% of total loans and our ratio of allowance for loan losses to total nonperforming loans was 526.5%. Our asset quality reflects our conservative underwriting standards, the diligence and experience of our loan collection personnel and the stability of the local economy. As part of our evaluation of our asset quality, we also use an independent third party loan review firm to evaluate certain parts of the loan portfolio on a semiannual basis. Finally, we have not and do not plan to originate or participate in any sub-prime or Alt-A lending programs or loans.
     Growing Our Core Deposit Base. Oneida Savings Bank is a market leader in offering deposit accounts in the communities we serve. We continue to emphasize offering core deposits to individuals, businesses and municipalities located in our market area. Core deposits represent our best opportunity to develop customer relationships that enable us to cross sell the products and services of our complementary subsidiaries. Core deposits are our least costly source of funds which improves our interest rate spread and also contribute non-interest income from account related services.
Financial Condition
     Assets. Total assets at December 31, 2009 were $590.5 million, an increase of $50.4 million, or 9.3%, from $540.1 million at December 31, 2008. The increase in total assets was primarily attributable to an increase in cash equivalents and investment securities.
     Management continues to maintain a diversified loan portfolio mix. This strategy is supported through the origination and retention of consumer and commercial business loans with the intent of increasing the average yield on our interest-earning assets, and the origination for sale in the secondary market of lower yielding fixed-rate one-to-four family residential real estate loans. Total consumer, commercial business and commercial real estate loans decreased by $2.3 million during 2009. The decrease in consumer, commercial business and commercial real estate loans was primarily due to a decrease in demand, particularly automobile lending, and commercial borrowers reducing their outstanding commercial line of credit balances during 2009. Residential real estate loans decreased $4.0 million during 2009. During the year ended December 31, 2009, a total of $55.9 million in fixed-rate residential mortgage loans were sold, compared with loan sales of $18.6 million during 2008.
     Oneida Savings Bank reinvests proceeds from loan sales and investment sales and investment security maturities in other loans as new loan origination volume warrants. Investment and mortgage-backed securities provide improved liquidity as compared with individual mortgage loans thereby allowing Oneida Savings Bank to accommodate periods of increased loan demand.
     Mortgage-backed securities decreased $8.6 million, or 11.6%, to $65.7 million at December 31, 2009 as compared with $74.3 million at December 31, 2008. The decrease in mortgage-backed securities is primarily the result of the repayment and sales of securities during 2009. Investment securities increased $36.1 million, or 60.0%, to $96.5 million at December 31, 2009 as compared to $60.4 million at December 31, 2008. The increase in investment securities was due to the increase in municipal deposits which require full collateralization with treasury, agency and municipal securities.
     We adopted The Fair Value Option of Financial Assets and Financial Liabilities, resulting in the reclassification of certain investment securities to that of trading securities as of January 1, 2008. Trading securities increased $1.7 million, or 28.8%, to $7.6 million at December 31, 2009 as compared with $5.9 million at December 31, 2008 and represent common and preferred equity securities that we have elected to adjust to fair value. The increase in trading securities represents the increase in fair value during 2009 and was reflected through the income statement.
     Cash and cash equivalents increased $26.2 million or 197.4% to $39.5 million at December 31, 2009 from $13.3 million at December 31, 2008. The increase in cash and cash equivalents was due to our intention to maintain a higher level of cash liquidity, an increase in deposits and maintaining a larger cash balance with the Federal Reserve Bank of New York for more favorable risk-based capital treatment.

     Liabilities. Total liabilities increased by $46.1 million or 9.5% to $531.4 million at December 31, 2009 from $485.3 million at December 31, 2008. The increase was primarily the result of an increase in deposits of $63.7 million, partially offset by a decrease in borrowings of $21.8 million.
     Deposit accounts increased $63.7 million, or 15.0%, to $489.4 million at December 31, 2009 from $425.7 million at December 31, 2008. Interest-bearing deposit accounts increased by $61.5 million, or 16.8%, to $426.4 million at December 31, 2009 from $364.9 million at December 31, 2008. Non-interest bearing deposit accounts increased $2.2 million, or 3.6%, to $63.0 million at December 31, 2009 from $60.8 million at December 31, 2008. Core deposit accounts which include checking, savings and money market accounts increased $62.6 million or 23.3%. Time deposits increased $1.1 million or 0.7%. The increase in core deposit accounts was distributed throughout our existing retail banking branch network and as a result of an increase in municipal deposits offered through our limited purpose commercial banking subsidiary, State Bank of Chittenango. Municipal deposits increased $31.1 million to $86.0 million at December 31, 2009 from $54.9 million at December 31, 2008.
     Borrowings decreased $21.8 million, or 41.3%, to $31.0 million at December 31, 2009 from $52.8 million at December 31, 2008. The decrease in borrowings was due to our decision not to renew a portion of the advances that matured during the year. At December 31, 2009, our FHLBNY overnight line of credit facility was not in use. At December 31, 2008, there was $3.8 million outstanding in the overnight line of credit facility. Overnight advances are accessed from time to time to fund loan originations and short-term deposit outflows.
     Other liabilities increased $4.2 million, or 61.8%, to $11.0 million at December 31, 2009 from $6.8 million at December 31, 2008. The increase in other liabilities is primarily due to an increase in future dated commissions and premiums payable in our insurance subsidiary at December 31, 2009.
     Stockholders’ Equity. Total stockholders’ equity at December 31, 2009 was $59.1 million, an increase of $4.3 million, or 7.8%, from $54.8 million at December 31, 2008. The increase in stockholders’ equity reflects the contribution of net income of $4.1 million. In addition, there was an increase in accumulated other comprehensive income of $1.6 million at December 31, 2009 resulting from an increase in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits. Changes in interest rates and market volatility resulted in a decrease in the net unrealized loss on our available for sale securities.
     Partially offsetting the increases in stockholders’ equity was the payment of cash dividends to stockholders. Stockholders were paid dividends during 2009 of $0.48 per share resulting in a reduction in stockholders’ equity of $1.7 million. Share based compensation earned under our stock plans was $259,000 during 2009 as compared to $166,000 during 2008.
Analysis of Net Interest Income
     Oneida Savings Bank’s principal business has historically consisted of offering savings accounts and other deposits to the general public and using the funds from such deposits to make loans secured by residential and commercial real estate, as well as consumer and commercial business loans. Oneida Savings Bank also invests a significant portion of its assets in investment securities and mortgage-backed securities both of which have classifications of available for sale and held to maturity. Our results of operations depend primarily upon net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and interest paid on interest-bearing liabilities, such as deposits and borrowings. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as the changing interest rates when differences exist in the repricing of assets and liabilities.

     Average Balance Sheet. The following table sets forth certain information relating to our average balances, average yields and costs, and certain other information for the years ending December 31, 2009, 2008 and 2007. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Non-accrual loans have been included in the average balances.

	For the Years Ending December 31,
	2009			2008			2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				( dollars in thousands )
Interest-earning assets:
Loans receivable	$298,449	$17,761	5.95%	$293,499	$18,535	6.32%	$271,789	$18,552	6.83%
Investment and MBS securities	154,151	6,905	4.48%	143,987	7,379	5.12%	107,120	5,442	5.08%
Federal funds	13,723	37	0.27%	7,342	169	2.30%	15,814	829	5.24%
Equity securities	6,290	298	4.74%	12,814	651	5.08%	13,648	850	6.23%

Total interest-earning assets	472,613	25,001	5.29%	457,642	26,734	5.84%	408,371	25,673	6.29%

Non interest-earning assets:
Cash and due from banks	13,188			11,725			14,771
Other assets	75,112			74,999			71,107

Total Assets	$560,913			$544,366			$494,249

Interest-bearing liabilities:
Money market deposits	$117,472	$1,516	1.29%	$83,115	$1,654	1.99%	$58,370	$1,831	3.14%
Savings accounts	80,714	488	0.60%	77,266	603	0.78%	74,332	570	0.77%
Interest-bearing checking	46,359	139	0.30%	40,459	238	0.59%	36,024	265	0.74%
Time deposits	153,870	3,734	2.43%	159,933	6,020	3.76%	138,651	6,372	4.60%
Borrowings	36,235	1,697	4.68%	56,194	2,561	4.56%	59,710	2,948	4.94%
Notes payable	1	0	0.00%	88	5	5.68%	836	42	5.02%

Total interest-bearing liabilities	434,651	7,574	1.74%	417,055	11,081	2.66%	367,923	12,028	3.27%

Non interest-bearing liabilities:
Demand deposits	60,024			63,711			61,187
Other liabilities	10,740			6,867			6,661

Total liabilities	505,415			487,633			435,771

Stockholders’ equity	55,498			56,733			58,478

Total Liabilities and Stockholders’ Equity	$560,913			$544,366			$494,249

Net interest income		$17,427			$15,653			$13,645

Net interest spread			3.55%			3.18%			3.02%

Net earning assets	$37,962			$40,587			$40,448

Net interest margin		3.69%			3.42%			3.34%

Ratio of interest-earning assets to interest-bearing liabilities		108.73%			109.73%			110.99%

     Rate and Volume Analysis. The following table presents the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by current rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Years Ended December 31,
	2009 vs. 2008			2008 vs. 2007
	Increase / (Decrease)		Total	Increase / (Decrease)		Total
	Due to		Increase/	Due to		Increase/
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	( In Thousands)
Interest-earning assets:
Loans receivable	$295	$(1,069)	$(774)	$1,371	$(1,388)	$(17)
Investment and mortgage-backed securities	455	(929)	(474)	1,889	48	1,937
Federal funds	17	(149)	(132)	(195)	(465)	(660)
Equity securities	(309)	(44)	(353)	(42)	(157)	(199)

Total interest-earning assets	$458	$(2,191)	$(1,733)	$3,023	$(1,962)	$1,061

Interest-bearing liabilities:
Money market deposits	$443	$(581)	$(138)	$492	$(669)	$(177)
Savings accounts	21	(136)	(115)	23	10	33
Interest-bearing checking	18	(117)	(99)	26	(53)	(27)
Time deposits	(147)	(2,139)	(2,286)	801	(1,153)	(352)
Borrowings	(935)	71	(864)	(160)	(227)	(387)
Notes payable	—	(5)	(5)	(43)	6	(37)

Total interest-bearing liabilities	$(600)	$(2,907)	$(3,507)	$1,139	$(2,086)	$(947)

Net increase (decrease) in net interest income			$1,774			$2,008

Comparison of Operating Results for the Years Ended December 31, 2009 and December 31, 2008.
     General. Net income for the year ended December 31, 2009 was $4.1 million compared to a net loss of $1.7 million for the year ended December 31, 2008. For the year ended December 31, 2009, the basic net income per share was $0.53 as compared with the 2008 reported basic loss per share of $0.22. The increase in net income is primarily the result of an increase in net interest income, an increase in non-interest income and an increase in the fair value of trading securities. These increases in income were partially offset by an increase in non-interest expense, an increase in income tax provision, an increase in net investment losses and an increase in provision for loan losses during 2009 as compared with 2008. The net loss in 2008 was largely due to noncash investment charges of $8.7 million, an increase in the provision for loan loss reserve and an increase in non-interest expenses. Partially offsetting the factors attributable to the net loss were increases in net interest income and non-interest income and a decrease in the provision for income taxes.
     The net income from operations for the year ending December 31, 2009, which excludes non-cash impairment charges incurred on eight trust preferred securities of $2.3 million and the non-cash benefit to earnings recognized in the connection with the increase in market value of our trading securities of $1.7 million, net of $130,000 in income taxes, was $4.6 million or $0.58 per basic share. This compares to net income from operations for the year ending December 31, 2008 of $3.5 million, or $0.45 per basic share. Net income excluding the non-cash charges and benefits to earnings increased due primarily to an increase in net interest income, an increase in investment gains realized and an increase in non-interest income, partially offset by an increase in non-interest expense, provisions for loan losses and income tax provisions. We believe these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of our business, and facilitate investors’ assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe the exclusion of these items enables management to perform a more effective evaluation and comparison of our results and assess performance in relation to our ongoing operations.
     Interest and Dividend Income. Interest and dividend income decreased by $1.7 million, or 6.5%, to $25.0 million for the year ended December 31, 2009 from $26.7 million for the year ended December 31, 2008. Interest and fees on loans decreased by $774,000 for the year ended December 31, 2009 as compared with the same period in 2008. Interest and dividend income on mortgage-backed and other investment securities decreased $827,000 to $7.2 million for the year ended December 31, 2009 from $8.0 million for the year ended December 31, 2008. Interest income earned on federal funds sold decreased $132,000 during 2009 as compared with the year ended December 31, 2008.
     The decrease in income on loans resulted from a decrease of 37 basis points in the average yield on loans to 5.95% from 6.32% partially offset by an increase of $4.9 million in the average balance of loans to $298.4 million in 2009 from $293.5 million in 2008. As of December 31, 2009, residential real estate loans totaled $144.1 million, a decrease of $4.0 million from December 31, 2008. During 2009, a total of $55.9 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial loans decreased $3.4 million to $38.8 million at December 31, 2009 from $42.2 million at December 31, 2008. At December 31, 2009, total loans receivable were $298.7 million as compared with $305.1 million at December 31, 2008, a decrease of 2.1%. The decrease in the yield on loans is a result of lower market interest rates during 2009 as compared with 2008.
     The decrease in interest income from investment and mortgage-backed securities was the result of a decrease of 64 basis points in the average yield earned to 4.48% from 5.12% partially offset by an increase of $10.2 million in the average balance of investment and mortgage-backed securities to $154.2 million at December 31, 2009 from $144.0 million at December 31, 2008. The increase in the average balance on investment and mortgage-backed securities is the result of purchases during the year reflecting the increase in municipal deposits that require collateral to be pledged against the balances.
     Interest income on federal funds sold decreased as a result of a decrease of 203 basis points in the average yield partially offset by an increase in the average balance of federal funds sold of $6.4 million to $13.7 million during the 2009 period as compared with $7.3 million at December 31, 2008. The decrease in the yield is due to decreases in interest rates paid on federal funds during the period. The increase in the average balance of federal funds sold reflects a decision in 2009 to increase the total liquidity of Oneida Financial Corp.
     Income from equity securities decreased $353,000 due to a decrease in the average yield of 34 basis points. In addition, the average balance decreased $6.5 million from $12.8 million as of December 31, 2008 to $6.3 million as of December 31, 2009.
     Interest Expense. Interest expense decreased $3.5 million, or 31.5%, to $7.6 million for the year ended December 31, 2009 from $11.1 million for the year ended December 31, 2008. The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2009 of $2.6 million, decreasing to $5.9 million during 2009 from $8.5 million during 2008. In addition, borrowing expense decreased to $1.7 million for 2009 compared with $2.6 million for 2008.
     The decrease in interest expense paid on deposits was primarily due to a decrease in the average cost of deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, experienced an increase in the average balance of $43.7 million, or 21.8%, to $244.5 million at an average cost of 0.88% during 2009 from $200.8 million at an average cost of 1.24% during 2008. During the same period the average balance of time deposits decreased $6.1 million or 3.8%, to $153.9 million in 2009 from $159.9 million during 2008 and the average rate paid on time deposits decreased 133 basis points.
     The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in the 2009 period to $36.2 million as compared with $56.2 million during the 2008 period, offset by a 12 basis point increase in the average rate paid on borrowed funds to 4.68% for the 2009 period.
     The decrease in notes payable expense was due to the decrease in average balance of $87,000 as well as a decrease in the average yield outstanding. The notes payable represent the balances owed to Parsons, Cote & Company and Benefit Consulting Group LLC as part of the acquisition of the companies during the year ended December 31, 2006 which were paid in full during 2009 according to the terms of the notes.

     Provision for Loan Losses. Provision for loan losses increased $235,000, or 44.8%, to $760,000 for the year ended December 31, 2009 as compared with a provision of $525,000 for the year ended December 31, 2008. Oneida Savings Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb probable incurred credit losses. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Management evaluates the adequacy of the allowance and determines the appropriate level of provision for loan losses by applying a range of estimated loss percentages to each category of performing and classified loans. The evaluation considers volume changes in the loan portfolio mix in response to changes in loan asset origination and retention toward consumer and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional residential real estate lending. Management continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions making appropriate provisions for loan losses on a quarterly basis.
     The increase in the provision from 2008 to 2009 was a result of an increase in charge-offs taken during 2009 and provisions for loan impairments which were partially offset by a decrease in loan balances. During 2009, we identified an impaired commercial lending relationship with a principal balance of $2.2 million as of December 31, 2009. At December 31, 2009, a specific reserve of $570,000 had been established for that loan. As of December 31, 2009, the borrower of the impaired loan has made all payments as agreed. Nonperforming loans remained at low levels during the years ended December 31, 2009 and 2008, totaling $551,000 or 0.09% of total assets at December 31, 2009 compared with $513,000 or 0.09% of total assets at December 31, 2008. Net charge-off activity for the year ended December 31, 2009 was $483,000 as compared with $412,000 in net charge-offs during 2008. The balance of the allowance for loan losses was $2.9 million or 0.98% of loans receivable at December 31, 2009 compared with $2.6 million or 0.87% of loans receivable at December 31, 2008.
     Non-interest Income. Non-interest income consists of non-interest income, changes in fair value of trading securities, net gains on sales of securities as well as net impairment losses recognized in earnings. Non-interest income increased by $11.4 million, or 117.5%, to $21.1 million for the year ended December 31, 2009 from $9.7 million for the year ended December 31, 2008. The increase in non-interest income was primarily due to a positive net fair value adjustment of $1.7 million for the increase in market value of our trading securities at December 31, 2009 from the prior year end. This compares with a net decrease in the fair value for the 2008 period of $7.7 million that was recognized in connection with the adoption of fair value accounting for certain preferred and common equity securities including Freddie Mac preferred securities. In addition, we also recorded other-than-temporary impairment charges in both 2009 and 2008 periods.
     Revenue derived from Oneida Savings Bank’s subsidiaries increased $2.2 million or 16.3% to $15.8 million during 2009 as compared with $13.6 million during 2008. Insurance subsidiary revenue of Bailey & Haskell Associates was $9.7 million for the year ended December 31, 2009 as compared with $8.5 million during 2008. The increase in insurance subsidiary revenue is primarily due to increased sales volume and a high level of account revenue retention from the prior year. Consulting activities of Benefit Consulting Group generated revenue of $5.7 million for the year ended December 31, 2009 as compared with $5.0 million during 2008. The increase in consulting revenue is primarily the result of an increase in employee benefit consulting services and increased pension administration revenue resulting from required pension plan amendments prepared for clients. Risk management activities of Workplace Health Solutions generated $491,000 of revenue for the year ended December 31, 2009 as compared with $120,000 in revenue during 2008. The increase in risk management revenue was the result of continued client growth for this new subsidiary established at the beginning of 2008.
     Deposit account service fees decreased to $2.6 million during the year ended December 31, 2009 from $2.8 million during 2008. The combination of fee reductions and the higher account balances currently maintained resulted in the decrease in deposit account service fee revenue.
     We experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans. Such income increased to $985,000 during 2009 compared with $465,000 during 2008. The increase is primarily the result of an increase in the volume of loan activity in 2009 as compared with 2008.
     We have identified the preferred and common equity securities we hold in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the year ended December 31, 2009 the market value of our trading securities increased $1.7 million as compared with a decrease of $7.7 million in the 2008 period. The 2008 period was negatively impacted by the significant decline in value of Freddie Mac perpetual preferred stock following the announcement by the United States Treasury and the FHFA that Freddie Mac was placed under conservatorship during September 2008.

     Net investment losses for the year ended December 31, 2009 were $1.5 million as compared with net investment losses of $959,000 during 2008. The net investment loss was the result of a non-cash impairment charge of $2.3 million recorded for the year ended December 31, 2009 for eight trust preferred securities which were determined to be other-than-temporarily impaired. The trust preferred securities are diversified pools of collateralized debt obligations primarily issued by domestic financial institutions and their holding companies. Partially offsetting the non-cash impairment charge were investment gains resulting from our decision to realize a portion of the appreciation in our mortgage-backed and investment securities portfolio resulting in net gains realized of $788,000 during 2009. For the year ended December 31, 2008, we recorded a non-cash other-than-temporary impairment charge on a Lehman Brothers medium term note of $1.0 million following their bankruptcy announcement in September 2008, partially offset by realized net investment gains of $63,000 during 2008.
     Non-interest Expense. Non-interest expense increased by $3.7 million or 12.9% to $32.4 million for the year ended December 31, 2009 from $28.7 million for the year ended December 31, 2008. The increase was primarily due to an increase in operating expenses associated with our insurance agency and consulting subsidiaries associated with commissions paid concurrent with revenue increases. In addition, an increase in premiums being assessed by the Federal Deposit Insurance Corporation for the current calendar year has resulted in additional non-interest expense of $970,000 for the year ended December 31, 2009 as compared with the same period in 2008.
     Salaries, wages and other compensation paid to the employees of Oneida Financial Corp. during 2009 was $20.4 million, an increase of $2.3 million, or 12.7%, as compared with compensation expense of $18.1 million during 2008. The increase in compensation expense was primarily the result of the increase in sales of insurance and other non-banking products through our subsidiaries resulting in an increase in commissions paid and employee benefit expense. In 2006, Oneida Financial Corp. approved a Management Recognition and Retention Plan for directors, officers and key employees. The expense associated with this benefit was $180,000 for 2009 as compared with $166,000 in 2008. In addition, we recognized compensation expense in connection with the exercise of stock options during 2009 of $78,000 as compared with no compensation expense recognized in 2008 related to the exercise of stock options.
     Building occupancy and equipment expense increased $9,000, or 0.2%, to $4.7 million for the year ended December 31, 2009 as compared to $4.7 million during 2008.
     Non-interest expense was negatively impacted during 2009 as a result of Oneida Savings Bank being assessed significantly higher deposit insurance premiums, including a special assessment of 5 basis points on its assets. Deposit insurance premiums and assessments during 2009 totaled $1.0 million as compared with FDIC premiums of $58,000 during 2008. At the end of 2009, the FDIC required all banks to prepay their base deposit insurance premiums for the next three years. This new requirement resulted in Oneida Financial Corp. transferring $2.4 million to the FDIC representing a prepaid assessment for 2010, 2011 and 2012. We anticipate additional FDIC insurance assessments beyond the current assessment level.
     Provision for Income Taxes. Provision for income taxes was $1.2 million for the year ended December 31, 2009 an increase of $3.4 million from the 2008 income tax benefit recorded of $2.2 million. The increase in income tax provision reflects the increase in net income for the year ended December 31, 2009. The effective tax rate was 22.7% during 2009. The increase in income tax provision is due to a return to profitability in 2009 and the special tax treatment received in 2008 for the investment losses recognized by holders of Freddie Mac preferred stock.
Comparison of Operating Results for the Years Ended December 31, 2008 and December 31, 2007.
     General. For the year ended December 31, 2008 we incurred a net loss of $1.7 million compared to net income of $3.5 million for the year ended December 31, 2007. For the year ended December 31, 2008, the basic net loss per share was $0.22 as compared with the 2007 reported basic earnings per share of $0.45. The net loss was largely due to noncash investment charges of $8.7 million, an increase in the provision for loan loss reserve and an increase in non-interest expenses. Partially offsetting the factors attributable to the net loss was an increase in net interest income and non-interest income and a decrease in the provision for income taxes.

     The net income from operations for the year ending December 31, 2008, which excludes a non-cash impairment charge of a medium term note and the non-cash charge to earnings recognized in connection with the adoption of fair value accounting for certain common and preferred equity securities of $8.7 million, net of $3.5 million in income taxes, was $3.5 million or $0.45 per basic share. This compares to net income from operations for the year ending December 31, 2007 of $3.5 million, or $0.45 per basic share. Net income excluding the non-cash charge to earnings remained stable as non-interest income remained stable, and non-interest expenses increased offsetting an increase in net interest income. We believe these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of our business, and facilitate investors’ assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe the exclusion of these items enables management to perform a more effective evaluation and comparison of our results and assess performance in relation to Oneida Financial Corp.’s ongoing operations.
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
     The decrease in income on loans resulted from a decrease of 51 basis points in the average yield on loans to 6.32% from 6.83% partially offset by an increase of $21.7 million in the average balance of loans to $293.5 million in 2008 from $271.8 million in 2007. As of December 31, 2008, residential real estate loans totaled $148.8 million, an increase of $16.9 million from December 31, 2007. During 2008, a total of $18.6 million in fixed-rate residential real estate loans were sold in the secondary market. In addition, commercial loans increased $2.3 million to $42.2 million at December 31, 2008 from $39.9 million at December 31, 2007. At December 31, 2008, total loans receivable were $305.1 million as compared with $286.9 million at December 31, 2007, an increase of 6.3%. The decrease in the yield on loans is a result of lower market interest rates during 2008 as compared with 2007, and the changes in the composition of the loan portfolio to residential real estate loans.
     The increase in interest income from investment and mortgage-backed securities was the result of an increase of $36.9 million in the average balance of investment and mortgage-backed securities to $144.0 million at December 31, 2008 from $107.1 million at December 31, 2007 as well as an increase of 4 basis points in the average yield on investment and mortgage-backed securities. The increase in the average balance of investment and mortgage-backed securities is the result of purchases during the year reflecting the increase in municipal deposits that require collateral to be pledged against the balances.
     Interest income on federal funds sold decreased as a result of a decrease in the average balance of federal funds sold of $8.5 million to $7.3 million during 2008 as compared with $15.8 million during 2007 as well as a 294 basis point decrease in the average yield. The decrease in the yield is due to the decreases in interest rates paid on federal funds during the period. The decrease in the average balance of federal funds sold reflects a decision in 2008 to reallocate assets to investment securities.
     Income from equity securities decreased $199,000 due primarily to a decrease in the average yield of 115 basis points. In addition, the average balance decreased $834,000 from $13.6 million during 2007 to $12.8 million during 2008.
     Interest Expense. Interest expense decreased by $947,000, or 7.9%, to $11.1 million for the year ended December 31, 2008 from $12.0 million for the year ended December 31, 2007. The decrease in interest expense was primarily due to a decrease in interest paid on deposit accounts during 2008 of $523,000, decreasing to $8.5 million during 2008 from $9.0 million during 2007. In addition, borrowing expense decreased to $2.6 million for 2008 compared with $3.0 million for 2007.
     The decrease in interest expense paid on deposits was primarily due to a decrease in the average yield of deposits. Core deposits, including money market accounts, savings accounts and interest-bearing checking accounts, experienced an increase in the average balance of $32.1 million, or 19.1%, to $200.8 million at an average cost of 1.24% during 2008 from $168.7 million at an average cost of 1.58% during 2007. During the same period the average balance of time deposits increased $21.2 million or 15.3%, to $159.9 million in 2008 from $138.7 million during 2007 and the average rate paid on time deposits increased 84 basis points.
     The decrease in borrowing expense was due to the decrease in the average balance of borrowings outstanding in the 2008 period to $56.2 million as compared with $59.7 million during the 2007 period. The average rate paid on borrowed funds decreased 38 basis points to 4.56% for the 2008 period.

     The decrease in notes payable expense was due to the decrease in average balance of $748,000 as well as a decrease in the average yield outstanding. As noted above, the notes payable represent the balances owed to Parsons, Cote & Company and Benefit Consulting Group LLC as part of the acquisition of the companies during the year ended December 31, 2006.
     Provision for Loan Losses. For the year ended December, 31 2008, there was a provision of $525,000 made to the allowance for loan loss as compared with no provision made for the year ended December 31, 2007. The increase in the provision from 2007 to 2008 was largely due to the increase in nonperforming loans, an increase in charge-offs that had taken place during the year as well as an increase in loan growth. Nonperforming loans remained at low levels during the years ended December 31, 2008 and 2007, totaling $513,000 or 0.09% of total assets at December 31, 2008 compared with $375,000 or 0.07% of total assets at December 31, 2007. Net charge-off activity for the year ended December 31, 2008 was $412,000 as compared with $95,000 in net charge-offs during 2007. The balance of the allowance for loan losses was $2.6 million or 0.87% of loans receivable at December 31, 2008 compared with $2.5 million or 0.88% of loans receivable at December 31, 2007.
     Non-interest Income. Non-interest income decreased by $8.5 million, or 46.7%, to $9.7 million for the year ended December 31, 2008 from $18.2 million for the year ended December 31, 2007. The decrease in non-interest income was primarily due to a change in fair value of $7.7 million that was recognized in connection with the adoption of fair value accounting for certain preferred and common equity securities including Freddie Mac preferred securities. In addition to the noncash charge due to fair value accounting, we also recorded an other-than-temporary impairment charge on a Lehman Brothers medium term note.
     Revenue derived from Oneida Savings Bank’s subsidiaries increased $98,000 or 0.7% to $13.6 million during 2008 as compared with $13.5 million during 2007. Insurance subsidiary revenue of Bailey & Haskell Associates was $8.5 million for the year ended December 31, 2008 as compared with $9.9 million for 2007. Consulting activities of Benefit Consulting Group generated revenue of $5.0 million for the year ended December 31, 2008 as compared with $3.6 million in revenue for 2007. The decrease in insurance subsidiary revenue and the increase in consulting subsidiary revenue is primarily due to the transfer of the financial services and life insurance sales divisions from Bailey & Haskell Associates to Benefit Consulting Group during 2008 to better align the services of the various subsidiaries. Risk management activities generated $120,000 of revenue for the year ended December 31, 2008 in this new subsidiary established at the beginning of 2008.
     Deposit account service fees also contributed to the improvement in non-interest income, increasing to $2.8 million during December 31, 2008 from $2.5 million during December 31, 2007. The combination of fees charged on new accounts generated and acquired resulted in the increase in deposit account service fee revenue.
     We experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans. Such income increased to $465,000 during 2008 compared with $433,000 during 2007. The increase is primarily the result of an increase in the volume of loan activity in 2008 as compared with 2007.
     Net investment securities losses realized were $8.6 million for the year ended December 31, 2008 as compared to net investment securities gains of $353,000 for the year ended December 31, 2007. The net investment losses recognized in 2008 were the result of fair value non-cash adjustments for certain investments securities which resulted in cumulative charges against earnings of $7.7 million and a non-cash impairment charge recorded for our investment in a medium term note in Lehman Brothers Holdings of $1.0 million during 2008 resulting in a complete write-down of this investment as we cannot reasonably conclude collection is probable. These non-cash investment charges were partially offset by realized investment gains of $63,000 during the year ended December 31, 2008.
     Non-interest Expense. Non-interest expense increased by $1.7 million, or 6.3%, to $28.7 million for the year ended December 31, 2008 from $27.0 million for the year ended December 31, 2007. The increase was primarily due to salary and employee benefits expense which increased $1.1 million to $18.1 million for the year ended December 31, 2008 from $17.0 million for the year ended December 31, 2007.
     The increase in compensation expense was primarily the result of the addition of National Bank of Vernon employees and the office in Griffiss Park. In 2006, Oneida Financial Corp. approved a Management Recognition and Retention Plan for directors, officers and key employees. The expense associated with this benefit was $166,000 for 2008 as compared with $175,000 in the 2007.
     Building occupancy and equipment expense increased $312,000 to $4.7 million for the year ended December 31, 2008 as compared to $4.4 million during 2007. The increase was due to the addition of four banking offices during 2007.

     Provision for Income Taxes. Income tax benefit was $2.2 million for the year ended December 31, 2008 a decrease of $3.6 million from the 2007 income tax provision of $1.4 million. The decrease in income tax provision reflects the decrease in net income for the year ended December 31, 2008. The 2008 tax benefit is compared with an effective tax rate of 28.1% during 2007. The decrease in the income tax provision in 2008 is due to an increase in tax exempt and tax preferred investment income of Oneida Financial Corp. which qualifies for dividends received deductions and the special tax treatment received in 2008 for the investment losses recognized by holders of Freddie Mac preferred stock.
Application of Critical Accounting Policies
     Oneida Financial Corp.’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.
     The most significant accounting policies followed by Oneida Financial Corp. are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are recorded in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses, the fair value of trading securities and investment securities and the evaluation of other-than-temporary impairment on securities whose fair value is less than amortized cost, actuarial assumptions associated with Oneida Financial Corp.’s pension plan and the fair value methodologies used to review the carrying value of goodwill to be the accounting areas that require the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.
     The allowance for loan losses represents management’s estimate of probable incurred credit losses in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the collateral value and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and a discussion of the factors driving changes in the amount of the allowance for loan losses is included in the Allowance for Loan Losses section of the annual report.
     As of December 31, 2009, $47.7 million of securities were considered held to maturity and are carried at amortized cost on our statement of condition. Securities available for sale, which represented $114.5 million at December 31, 2009, are recorded at current market value on our statement of condition. Unrealized gains or losses, net of the deferred tax effect, are reported in other comprehensive income as a separate component of stockholders’ equity. Recorded values are based on prices obtained from nationally recognized resources or securities dealer’s valuations. We conduct a quarterly review and evaluation of the securities portfolios to determine if any declines in fair value are other than temporary. Any valuation decline that is determined to be other than temporary would require us to write down the security to fair value through a charge to current period operations.
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
     The valuation of our obligation associated with pension plans utilizes various actuarial assumptions. These assumptions include discount rate and expected return on plan assets. Specific discussion of the assumptions used by management is discussed in Note 11.
     Although goodwill is not subject to amortization, we must test the carrying value for impairment at least annually or more frequently if events or circumstances indicate that the asset might be impaired. Impairment testing requires that the fair value of each of the reporting units be compared to the carrying amount of its net assets, including goodwill. Determining the fair value of reporting units requires us to use a high degree of subjective judgment. We utilize discounted cash flow valuation models that incorporate such variables as revenue growth rates, expense trends, interest rates, and terminal values. Management also reviews current acquisition multiples with consideration of market conditions surrounding those acquisitions. Management will compare multiples of revenue, EBITDA as well as book value as a determination of fair value. Future changes in the economic environment or operations of our reporting units could cause changes to these variables, which could result in impairment being identified.
Management of Market Risk and Other Risks
     Our most significant form of market risk is interest rate risk, as the majority of our assets and liabilities are sensitive to changes in interest rates. Ongoing monitoring and management of this risk is an important component of our asset and liability management process. We do not own any trading assets other than common and preferred equity securities classified as trading in accordance with fair value accounting. We do not engage in hedging transactions, such as interest rate swaps and caps, other than forward sale commitments on certain mortgage loan commitments. Our interest rate risk management program focuses primarily on evaluating and managing the composition of our assets and liabilities in the context of various interest rate scenarios. Factors beyond Management’s control, such as market interest rates and competition, also have an impact on interest income and interest expense.
     Interest Rate Risk. In recent years, the we have used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of adjustable-rate residential mortgage loans, adjustable-rate commercial mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated longer-term fixed rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; (iii) seeking to increase and diversify our sources of revenue, particularly non-interest income and (iv) managing our investment activities in a prudent manner in the context of overall balance sheet asset/liability management. Investing in shorter-term securities will generally bear lower yields as compared to longer-term investments, but improves our position for increases in market interest rates and better matches the maturities of our certificate of deposit accounts. Certificates of deposit that mature in one year or less, at December 31, 2009 totaled $123.4 million, or 28.4% of total interest-bearing liabilities. Borrowed funds that mature in one year or less at December 31, 2009 totaled $19.0 million, or 4.4% of total interest-bearing liabilities. Management believes that this balanced approach to investing will reduce the exposure to interest rate fluctuations and will enhance long-term profitability.
     Net Income and Portfolio Value Analysis. Our interest rate sensitivity is monitored by management through the use of a net income model and a net portfolio value (“NPV”) model which generates estimates of the change in our net income and NPV over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets and liabilities. The model assumes estimated loan prepayment rates and reinvestment rates. The following sets forth our net interest income and NPV as of December 31, 2009.

Change in
Interest Rates	Net Interest Income			Net Portfolio Value
In Basis Points	Dollars	Dollar	Percent	Dollars	Dollar	Percent
(Rate Shock)	Amount	Change	Change	Amount	Change	Change
	(Dollars in Thousands)
+300	$16,732	$(695)	(3.99)%	$39,089	$(19,109)	(32.83)%
+200	$17,054	$(373)	(2.14)%	$48,239	$(9,960)	(17.11)%
+100	$17,281	$(146)	(0.84)%	$54,597	$(3,602)	(6.19)%
Static	$17,427	$—	—%	$58,198	$—	—%

     The following sets forth our net interest income and NPV as of December 31, 2008.

Change in
Interest Rates	Net Interest Income			Net Portfolio Value
In Basis Points	Dollars	Dollar	Percent	Dollars	Dollar	Percent
(Rate Shock)	Amount	Change	Change	Amount	Change	Change
	(Dollars in Thousands)
+300	$14,657	$(996)	(6.36)%	$36,281	$(14,709)	(28.85)%
+200	$15,133	$(520)	(3.32)%	$43,728	$(7,262)	(14.24)%
+100	$15,450	$(203)	(1.30)%	$48,848	$(2,142)	(4.20)%
Static	$15,653	$—	—%	$50,990	$—	—%
     As of December 31, 2009, a 200 basis point increase in market interest rates was estimated to have a negative impact of 2.14% on net interest income during 2010 while a 300 basis point increase in rates would have a negative impact of 3.99% on net interest income during 2010. This analysis is based on numerous assumptions including the nature and timing of interest rate levels, prepayment on loans and securities, deposit decay rates, pricing decisions on loans and deposits and other assumptions, and should not be relied upon as being indicative of expected operating results.
     There are certain shortcomings inherent in the methodology used in the above interest rate risk measurements. Modeling changes in net interest income and NPV requires the making of certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income in the table assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.
     Credit Risk. Our loan and investment portfolios are subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection, standard lending and investment policies and loan underwriting criteria.
     Note 1 to the consolidated financial statements describes the accounting policies related to nonperforming loans and charge-offs and describes the methodologies used to develop the allowance for loan losses. The policies governing nonperforming loans and charge-offs are consistent with regulatory standards. We maintain an allowance for loan losses sufficient to absorb estimated probable incurred losses in the loan portfolio. The evaluation of each element and the overall allowance are based on the size and current risk characteristics of the loan portfolio and include an assessment of individual problem loans, actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions.
     While management considers the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, delinquencies or loss rates, and management’s intent with regard to asset disposition options. In addition, the allowance for loan losses is periodically reviewed by the bank regulatory agencies as an integral part of their examination process. Based on their review, the agencies may require us to adjust the allowance for loan losses based on their judgments about information available to them at the time of their review.

     The securities investment policy is established by the Board of Directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets and desired risk parameters. In pursuing these objectives, management considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. We will only purchase securities rated as investment grade by a nationally recognized investment rating agency. The ability of an issuer of a corporate debt instrument to repay the obligation is influenced by a number of factors including general economic conditions, cash flow, events in specific industries, regional crisis, bankruptcy and many other factors. Corporate bonds are not typically guaranteed beyond their ability to repay and therefore may result in a loss to us if conditions change from those in place at the time the investment was acquired. We conduct a quarterly evaluation of the securities portfolio to determine if any declines in fair value are other-than-temporary. Part of this analysis includes forecasting of rate projections and investment spreads over bond indices as compared to historical performance. Fluctuations in market conditions could impact the evaluation and outcome of projections.
     Concentration Risk. Our lending activities are primarily conducted in Madison and Oneida Counties, located in Central New York State, and the adjacent counties. Our mortgage loan portfolio, consisting primarily of loans on residential real property located in its market area, is subject to risks associated with the local economy. If the local economy, national economy or real estate market weakens, our financial condition and results of operations could be adversely affected. A weakening in the local real estate market or a decline in the local economy could increase the number of delinquent or nonperforming loans and reduce the value of the collateral securing such loans, which would reduce our net income.
     Legal Proceedings. We and our subsidiaries are subject to various legal actions arising in the normal course of business. For a complete discussion see Form 10-K “ITEM 3. LEGAL PROCEEDINGS”.
     Liquidity Risk. The objective of liquidity management is to ensure the cash flow requirements of depositors and borrowers, as well as the operating cash needs of our business, are met, taking into account all on- and off-balance sheet funding demands. Liquidity management also includes ensuring cash flow needs are met at a reasonable cost. Liquidity risk arises from the possibility that we may not be able to satisfy current or future financial commitments, or may become unduly reliant on alternative funding sources. We maintain a liquidity risk management policy to address and manage this risk. The policy identifies the primary sources of liquidity, establishes procedures for monitoring and measuring liquidity, and establishes minimum liquidity requirements which comply with regulatory guidance. The policy also includes a contingency funding plan to address liquidity needs in the event of an institution-specific or a systemic financial market crisis. The liquidity position is continually monitored and reported on monthly to the Asset/Liability Management Committee.
     Our primary sources of funds are deposits; FHLB borrowings; proceeds from the principal and interest payments on loans and mortgage-related, debt and equity securities; and to a lesser extent, proceeds from the sale of fixed rate residential real estate loans and additional borrowing ability available as needed. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales and borrowings are greatly influenced by general interest rates, economic conditions and competition.
     Liquidity management is both a short-term and long-term responsibility of Management. We adjust our investments in liquid assets based upon Management’s assessment of (i) expected loan demand, (ii) projected purchases of investment and mortgage-backed securities, (iii) acquisition activities, (iv) expected deposit flows, (v) yields available on interest-bearing deposits, and (vi) liquidity of its asset/liability management program. Excess liquidity is generally invested in interest-earning overnight deposits, federal funds sold and other short-term U.S. agency obligations. At December 31, 2009, cash and interest-earning deposits totaled $39.5 million, or 6.7% of total assets.
     If Oneida Savings Bank requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB. Oneida Savings Bank may borrow from the FHLB under a blanket agreement, which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding balance as collateral to secure the amounts borrowed. At December 31, 2009, Oneida Savings Bank has available a $109.9 million line of credit with the Federal Home Loan Bank of which none was outstanding at December 31, 2009. In addition, we can utilize investment and mortgage-backed securities as collateral for repurchase agreements. We also maintain lines of credit with various commercial banks as an additional source of short-term borrowing. At December 31, 2009 we had approximately $10.0 million available to it under these borrowing arrangements.
     We must also maintain adequate levels of liquidity to satisfy loan commitments. At December 31, 2009, we had outstanding commitments to originate loans of $63.0 million. We anticipate that it will have sufficient funds to meet current loan commitments.

     Certificates of deposit, which are scheduled to mature in one year or less from December 31, 2009, totaled $123.4 million. Based upon our experience and current pricing strategy, Management believes that a significant portion of such deposits will remain with the Bank. Deposits less than $100,000 totaled $279.2 million at December 31, 2009.
     Management believes that our liquidity policies and sources are effective to satisfy current and anticipated financial commitments.
     Capital Requirements. The FDIC has adopted risk-based capital guidelines to which Oneida Savings Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Oneida Savings Bank is required to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the Bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk.
     These guidelines divide a savings bank’s capital into two tiers. The first tier (“Tier I”) includes common equity, retained earnings, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets (except mortgage servicing rights and purchased credit card relationships subject to certain limitations). Supplementary (“Tier II”) capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions.
     Based on the foregoing, Oneida Savings Bank is currently classified as a “well capitalized” savings institution. The following table sets forth information regarding Oneida Savings Bank’s capital levels as of December 31, 2009.

		To Be Well
		Capitalized Under
	Minimum	Prompt Corrective
	Required	Action Provisions	Actual
Tier I Capital to Average Assets	4%	5%	7.19%
Tier I Capital to Risk-Weighted Assets	4%	6%	10.00%
Total Capital to Risk-Weighted Assets	8%	10%	10.73%
Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. We have various financial obligations, including contractual obligations and commitments that may require future cash payments.
     Contractual Obligations: The following table presents as of December 31, 2009, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

(Dollars in thousands)		Payments Due In
Contractual Obligation	Note Reference	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Certificates of Deposit	8	$123,358	$22,385	$11,156	$4	$156,903
Borrowings	9	$19,000	$6,000	$6,000	—	$31,000
     Commitments and Off-Balance Sheet Arrangements: In the normal course of business, to meet the financing needs of its customers and to reduce its exposure to fluctuations in interest rates, we are a party to financial instruments with off-balance sheet risk, held for purposes other than trading. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument, for loan commitments and standby letters of credit, is represented by the contractual amount of those instruments, assuming that the amounts are fully advanced and that collateral or other security is of no value. We use the same credit policies in making such commitments as it does for on-balance sheet loans. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management’s credit evaluation of the borrower. Commitments to originate loans, unused lines of credit, and unadvanced portions of construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Therefore, the amounts presented below do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments that we issue to guarantee the performance by a customer to a third party. These guarantees are issued primarily to support public and private borrowing arrangements, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.
     The following table details the amounts and expected maturities of significant commitments and off-balance sheet arrangements as of December 31, 2009. Further discussion of these commitments and off-balance sheet arrangements is included in Note 14 to the consolidated financial statements.

	One Year	One to	Three to	Over
Commitments to extend credit:	or Less	Three years	Five years	Five years	Total
		(In thousands)
Commercial real estate and commercial business	$39,197	$473	$1,000	$—	$40,670
Residential real estate	4,224	—	—	—	4,224
Revolving home equity lines	302	732	3,119	12,236	16,389
Consumer revolving credit	1,308	—	—	—	1,308
Standby letters of credit	360	—	—	—	360
Impact of Inflation and Changing Prices
     Our consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.
     Market for Common Stock. The Company’s common stock commenced trading on December 30, 1998. The table below provides information on the high and low trading prices of the common stock for the periods indicated, as reported on the Capital Market System of the NASDAQ Stock Market, as well as the dividends paid during such periods. All information provided has been adjusted for the 3-for-2 stock split of April 23, 2002 and the 3-for-2 stock split of February 24, 2004. Oneida Financial Corp.’s common stock is traded on the NASDAQ market under the symbol “ONFC”.

	Price Per Share		Cash
	High	Low	Dividend Per Share
2009

Fourth quarter	$9.95	$8.25	$—
Third quarter	11.75	7.06	0.24
Second quarter	11.25	7.35	—
First quarter	9.00	7.00	0.24

2008

Fourth quarter	$11.50	$6.99	$—
Third quarter	11.25	8.80	0.24
Second quarter	11.49	9.00	—
First quarter	11.37	8.71	0.24
     As of December 31, 2009, there were 8,322,452 shares of the Company’s common stock issued and approximately 701 shareholders of record. The shareholders of record include banks and brokers who act as nominees, each of whom may represent more than one shareholder.
     The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2009, as shown in the table above. The Board will review the dividend regularly and expects to maintain a regular semiannual dividend in the future, based upon the Company’s earnings, financial condition and other factors.

Oneida Financial Corp.
All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.
Separate financial statements for new Oneida Financial Corp. have not been included in this prospectus because new Oneida Financial Corp., which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Oneida Financial Corp.
Oneida, New York
We have audited the accompanying consolidated statements of condition of Oneida Financial Corp. as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oneida Financial Corp. as of December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
March 12, 2010
Livingston, New Jersey

Oneida Financial Corp.
Consolidated Statements of Condition
December 31, 2009 and 2008

	2009	2008
Assets

Cash and due from banks	$35,433,901	$13,223,027
Federal funds sold	4,103,101	71,036

Total cash and cash equivalents	39,537,002	13,294,063

Trading securities	7,627,280	5,941,476
Securities available for sale	114,532,578	134,763,154
Securities held to maturity (fair value 2009 $47,966,244)	47,692,150	—

Mortgage loans held for sale	687,424	740,730

Loans receivable	298,052,583	304,375,976
Allowance for loan losses	(2,900,587)	(2,624,283)

Net loans receivable	295,151,996	301,751,693

Federal Home Loan Bank stock	2,664,800	3,784,200
Premises and equipment, net	21,274,516	21,789,766
Accrued interest receivable	2,468,977	2,659,074
Bank owned life insurance	15,712,187	15,019,970
Other assets	18,344,389	15,322,202
Goodwill	23,183,101	22,963,439
Other intangible assets	1,629,931	2,100,001

Total Assets	$590,506,331	$540,129,768

Liabilities and Stockholders’ Equity

Interest bearing deposits	$426,367,669	$364,911,270
Non-interest bearing deposits	62,996,738	60,786,827
Borrowings	31,000,000	52,825,000
Notes payable	—	12,481
Other liabilities	11,025,751	6,764,948

Total liabilities	531,390,158	485,300,526

Commitments and contingent liabilities (Note 14)	—	—

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 8,322,452 shares issued	83,225	83,225
Additional paid-in capital	19,481,956	19,221,421
Retained earnings	44,024,272	41,584,629
Accumulated other comprehensive loss	(3,960,866)	(5,562,481)
Treasury stock (at cost, 490,620 and 533,106 shares)	(3,071,414)	(3,057,552)

Total stockholders’ equity — controlling interest	56,557,173	52,269,242
Noncontrolling interest	2,559,000	2,560,000

Total stockholders’equity	59,116,173	54,829,242

Total Liabilities and Stockholders’ Equity	$590,506,331	$540,129,768

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.
Consolidated Statements of Income
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Interest and dividend income:
Interest and fees on loans	$17,761,357	$18,535,294	$18,551,557
Interest and dividends on investment securities:
U. S. Government and agency obligations	1,068,409	1,371,440	1,727,445
Corporate debt and equity obligations	1,333,524	2,232,170	2,080,557
Mortgage-backed securities	3,481,521	3,377,135	1,588,704
Tax exempt securities	988,844	809,620	600,702
Other	330,233	239,026	294,781
Interest on federal funds sold and interest-earning deposits	37,324	169,340	829,079

Total interest and dividend income	25,001,212	26,734,025	25,672,825

Interest expense:
Savings deposits	488,033	602,747	569,628
Money market and interest-bearing checking	1,654,830	1,892,303	2,095,836
Time deposits	3,734,008	6,020,667	6,371,634
Federal funds purchased	—	—	53,120
Short-term borrowings	245,156	288,187	364,976
Long-term borrowings	1,451,765	2,277,416	2,572,589

Total interest expense	7,573,792	11,081,320	12,027,783

Net interest income	17,427,420	15,652,705	13,645,042

Provision for loan losses	760,000	525,000	—

Net interest income after provision for loan losses	16,667,420	15,127,705	13,645,042

Other-than-temporary loss
Total impairment loss	(2,908,143)	(1,021,845)	—
Loss recognized in other comprehensive income	613,302	—	—

Net impairment loss recognized in earnings	(2,294,841)	(1,021,845)	—
Net gains on sales of securities	787,842	62,854	352,825
Changes in fair value of trading securities	1,725,032	(7,674,699)	—
Non-interest income	20,884,330	18,318,255	17,837,947
Non-interest expenses	32,445,506	28,712,160	26,963,857

Income (Loss) before income taxes	5,324,277	(3,899,890)	4,871,957

Provision (Benefit) for income taxes	1,210,920	(2,222,800)	1,367,650

Net Income (Loss)	$4,113,357	$(1,677,090)	$3,504,307

Earnings (Loss) per share — basic	$0.53	($0.22)	$0.45

Earnings (Loss) per share — diluted	$0.52	($0.22)	$0.45

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2009, 2008 and 2007

								Common Stock
						Accumulated		Issued Under
			Additional			Other		Employee
	Common Stock		Paid-In	Retained	Comprehensive	Comprehensive	Treasury	Stock Plans -	Noncontrolling
	Shares	Amount	Capital	Earnings	Income	Income(Loss)	Stock	Unearned	Interest	Total
Balance at December 31, 2006	8,322,452	$83,225	$18,704,350	$44,579,507	—	$(1,786,692)	$(3,038,926)	$(141,678)	$60,000	$58,459,786
Net income				3,504,307	$3,504,307					3,504,307

Other comprehensive income, net of tax
Unrealized losses on securities arising during period					(2,167,052)
Reclassification adjustment for gains included in net income					(352,825)

Net unrealized holding losses					(2,519,877)
Change in unrealized loss on pension benefits					228,994

Other comprehensive loss before tax					(2,290,883)
Income tax benefit					916,353

Other comprehensive loss, net of tax					(1,374,530)	(1,374,530)				(1,374,530)

Comprehensive income					$2,129,777

Shares issued under ESOP plan			195,730					141,678		337,408
Shares earned under stock plans			153,210							153,210
Common stock cash dividends: $.48 per share				(1,648,916)						(1,648,916)
Stock repurchased									(1,000)	(1,000)
Treasury stock purchased							(65,159)			(65,159)
Treasury stock reissued			(177)				34,295			34,118

Balance at December 31, 2007	8,322,452	$83,225	$19,053,113	$46,434,898	—	$(3,161,222)	$(3,069,790)	$—	$59,000	$59,399,224
Reclassification adjustment to initially apply fair value guidance, net of tax				(1,519,341)		1,519,341				—
Adjustment to initially apply measurement provisions of pension guidance				8,215		(69,854)				(61,639)
Net loss				(1,677,090)	$(1,677,090)					(1,677,090)

Other comprehensive loss, net of tax
Unrealized losses on securities arising during period
					(5,001,265)
Reclassification adjustment for losses included in net income					958,991

Net unrealized holding losses					(4,042,274)
Change in unrealized loss on pension benefits					(2,375,636)

Other comprehensive loss before tax					(6,417,910)
Income tax benefit					2,567,164

Other comprehensive loss, net of tax					(3,850,746)	(3,850,746)				(3,850,746)

Comprehensive loss					$(5,527,836)

Shares earned under stock plans			165,654							165,654
Tax benefit from stock plans			2,822							2,822
Common stock cash dividends: $.48 per share				(1,662,053)						(1,662,053)
Stock issued									2,501,000	2,501,000
Treasury stock purchased							(20,277)			(20,277)
Treasury stock reissued			(168)				32,515			32,347

Balance at December 31, 2008	8,322,452	$83,225	$19,221,421	$41,584,629	—	$(5,562,481)	$(3,057,552)	$—	$2,560,000	$54,829,242

(Continued)

Oneida Financial Corp.
Consolidated Statements of Stockholders’ Equity (Continued)
Years Ended December 31, 2009, 2008 and 2007

								Common Stock
						Accumulated		Issued Under
			Additional			Other		Employee
	Common Stock		Paid-In	Retained	Comprehensive	Comprehensive	Treasury	Stock Plans -	Noncontrolling
	Shares	Amount	Capital	Earnings	Income (Loss)	Income(Loss)	Stock	Unearned	Interest	Total
Balance at December 31, 2008 (continued)	8,322,452	$83,225	$19,221,421	$41,584,629		$(5,562,481)	$(3,057,552)	$—	$2,560,000	$54,829,242
Net income				4,113,357	$4,113,357					4,113,357

Other comprehensive loss, net of tax
Unrealized gains on securities arising during period					514,308
Reclassification adjustment for losses included in net income					1,506,999

Net unrealized holding losses					2,021,307
Change in unrealized loss on pension benefits					648,051

Other comprehensive income before tax					2,669,358
Income tax benefit					1,067,743

Other comprehensive income, net of tax					1,601,615	1,601,615				1,601,615

Comprehensive income					$5,714,972

Shares earned under stock plans			258,830							258,830
Tax benefit from stock plans			3,608							3,608
Common stock cash dividends: $.48 per share				(1,673,714)						(1,673,714)
Stock repurchased									(1,000)	(1,000)
Treasury stock purchased							(379,976)			(379,976)
Treasury stock reissued			(1,903)				366,114			364,211

Balance at December 31, 2009	8,322,452	$83,225	$19,481,956	$44,024,272	—	$(3,960,866)	$(3,071,414)	$—	$2,559,000	$59,116,173

The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.
Consolidated Statements of Cash Flows
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Operating activities:
Net (loss) income	$4,113,357	$(1,677,090)	$3,504,307
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,078,087	2,149,989	1,954,067
Amortization of premiums and (accretion of discounts) on securities, net	242,344	95,508	75,141
Net change in fair value of trading securities	(1,725,032)	7,674,699	—
Provision for loan losses	760,000	525,000	—
Provision for deferred income taxes	349,184	(2,853,698)	109,065
Gain on sale of premises and equipment	—	(135,395)	(15,000)
Loss (gain) on available for sale securities, net	1,506,999	958,991	(352,825)
ESOP shares earned	—	—	337,408
Stock compensation earned	258,830	165,654	174,806
Loss (gain) on sale of foreclosed assets	61,762	29,249	(1,808)
Gain on sale of loans	(343,622)	(134,809)	(137,415)
Income taxes payable	(16,549)	355,719	(318,216)
Accrued interest receivable	190,097	(1,362)	(298,312)
Other assets	(3,818,757)	(502,167)	(1,146,961)
Other liabilities	4,896,373	(1,211,634)	(328,794)
Earnings on bank owned life insurance, net	(692,217)	(552,250)	(566,692)
Origination of loans held for sale	(55,882,280)	(15,719,216)	(19,949,867)
Proceeds from sale of loans	56,279,208	18,706,624	18,075,307

Net cash provided by operating activities	8,257,784	7,873,812	1,114,211

Investing activities:
Purchase of securities available for sale	(54,791,609)	(77,674,551)	(57,479,297)
Proceeds from sales of securities available for sale	31,953,561	31,666,785	22,928,266
Maturities and calls of securities available for sale	20,813,063	24,355,809	16,328,554
Principal collected on securities available for sale	22,614,146	10,570,453	6,346,991
Purchase of securities held to maturity	(50,040,459)	—	—
Maturities and calls of securities held to maturity	1,000,000	—	—
Principal collected on securities held to maturity	1,300,916	—	—
Purchase of FHLB stock	(600,200)	(4,329,000)	(1,207,400)
Redemption of FHLB Stock	1,119,400	3,948,500	1,031,300
Net decrease (increase) in loans	5,404,815	(21,711,825)	(9,004,402)
Purchase of bank premises and equipment	(1,092,767)	(870,449)	(4,604,612)
Proceeds from sale of bank premises and equipment	—	139,166	15,000
Proceeds from sale of foreclosed assets	373,120	230,400	23,950
Purchase of insurance agency	(84,245)	(72,567)	(66,153)
Purchase of employee benefits company	(135,417)	(129,044)	(131,417)
Purchase of bank, net of cash received	—	(8,800)	907,934

Net cash used in investing activities	(22,165,676)	(33,885,123)	(24,911,286)

(Continued)

Oneida Financial Corp.
Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
Financing activities:
Net increase in demand deposits, savings, money market, interest-bearing checking and mortgagor’s escrow accounts	$62,587,639	$22,642,526	$15,924,715
Net increase in time deposits	1,078,671	2,926,277	16,303,696
Proceeds from borrowings	2,975,000	50,825,000	67,180,000
Repayment of borrowings	(24,800,000)	(54,400,000)	(76,180,000)
Cash dividends	(1,673,714)	(1,662,053)	(1,648,916)
Stock issued — minority interest	—	2,501,000	—
Stock repurchased — minority interest	(1,000)	—	(1,000)
Exercise of stock options (using treasury stock)	364,211	32,347	34,118
Purchase of treasury stock	(379,976)	(20,277)	(65,159)

Net cash provided by financing activities	40,150,831	22,844,820	21,547,454

Increase (decrease) in cash and cash equivalents	26,242,939	(3,166,491)	(2,249,621)

Cash and cash equivalents at beginning of year	13,294,063	16,460,554	18,710,175

Cash and Cash Equivalents at End of Year	$39,537,002	$13,294,063	$16,460,554

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and obligations	$7,753,508	$11,125,771	$12,106,305
Income taxes	875,285	551,000	1,615,000
Non-cash investing activities:
Transfer of loans to foreclosed assets	434,882	259,649	22,142
The accompanying notes are an integral part of the consolidated financial statements.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies
Nature of Operations

The consolidated financial statements include Oneida Financial Corp. (the “Company”) and its wholly-owned subsidiary, Oneida Savings Bank (the “Bank”). Inter-company transactions and balances are eliminated in consolidation.

The Bank is located in Central New York with offices in the City of Oneida, Rome and South Utica and the Villages of Cazenovia, Hamilton, Canastota, Camden, Chittenango, Bridgeport, Vernon and Westmoreland and owns two banking related subsidiaries; Oneida Preferred Funding Corporation (OPFC) and The State Bank of Chittenango (SBC). The Bank is engaged primarily in accepting deposits and providing various types of loans to the community. The Bank also provides trust and brokerage services. OPFC, a Real Estate Investment Trust, primarily engages in investing activities of residential and commercial real estate mortgages. SBC is a limited purpose commercial bank subsidiary which is permitted to accept municipal deposit accounts from various municipalities, school districts and other public sources; a source of funds not available to the Bank under New York Law. The Bank also owns one insurance and risk management subsidiary; Bailey & Haskell Associates, Inc. (B&H) which has six central New York offices. During 2006, the Bank purchased an employee benefits consulting and retirement plan administration firm, Benefit Consulting Group Inc. (BCG) which has an office in central New York. During 2007, the Bank purchased Vernon Bank Corporation, the stock holding company for National Bank of Vernon which had offices in Vernon, Westmoreland and South Utica. Workplace Health Solutions was established in January 2008 as a risk management company with services to help mitigate and prevent work related injuries. This subsidiary was developed to complement the products and services offered by our other subsidiaries with an overall philosophy of innovative risk management services.

Oneida Financial MHC, (the “Holding Company”) a mutual holding company whose activity is not included in the accompanying financial statements, owns approximately 55.2% of the outstanding common stock of the Company at December 31, 2009. Salaries, employee benefits and rent approximating $21,000 were allocated from the Company to the MHC during 2009, 2008 and 2007.

Subsequent Events

The Company reviews subsequent events for recognition and disclosure.

Use of Estimates

To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, mortgage servicing rights, deferred tax assets, the evaluation of other-than-temporary impairment for securities whose fair value is less than amortized cost and fair values of financial instruments are particularly subject to change.

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

Investment Securities (including Mortgage-Backed Securities)

Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other-than-temporary are reflected as realized losses. The Company evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. In determining OTTI for debt securities, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market value decline was affected by macroeconomic conditions, and (4) whether the Company has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred origination fees and costs and the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies (Continued)

Loans (Continued)

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Concentration of Credit Risk

Most of the Company’s business activity is with customers located throughout Madison and Oneida Counties. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy in those counties.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. Loans that have been classified but not considered impaired or homogenous loans not evaluated for impairment but which are classified are considered part of the general component of the allowance but are calculated using a higher estimated loss percentage. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. Quarterly, management evaluates the adequacy of the allowance and determines the appropriate level of provision for loan losses by applying a range of estimated loss percentages to each category of performing loans and classified loans. The allowance adjustment is based upon the net change in each portfolio category, as well as adjustments related to impaired loans, since the prior quarter. Management monitors and modifies the level of the allowance for loan losses to maintain it at a level which it considers adequate to provide for probable incurred loan losses.

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principle or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral dependent loans are measured for impairment based on the estimated fair value of the collateral. Loans, for which the terms have been modified, and for which the borrower

Oneida Financial Corp.
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

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

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $641,358, $329,920 and $295,526 for the years ended December 31, 2009, 2008 and 2007.

Federal Home Loan Bank (FHLB) Stock

The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest additional amounts. FHLB stock is carried at cost and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Foreclosed Assets

Assets acquired through or instead of loan foreclosure are initially recorded at lower of cost or fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
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

Goodwill and Other Intangible Assets

All goodwill resulted from business combinations prior to January 1, 2009 and represents the excess of the purchase price over the fair value of the net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. The Company has selected December 31 as the date to perform the annual impairment test.

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

The Company adopted guidance issued by the FASB with respect to accounting for uncertainty in income taxes as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax

Oneida Financial Corp.
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued)

examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Insurance

Commissions from sales of insurance are recorded as income when earned.

Trust Department Assets

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded as earned, and are included Non-Interest Income. At December 31, 2009, the Bank maintained 553 trust/fiduciary accounts, with total assets of $116.8 million under management as compared to 555 trust/fiduciary accounts with $105.8 million of total assets at December 31, 2008.

Employee Benefits

Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) expense is the amount of matching contributions. Deferred compensation allocates the benefits over years of service.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Employee Stock Ownership Plan

The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of stockholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Earnings per Share

Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for the calculation unless unearned. All outstanding unvested share-based payment awards that contain nonforfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share includes the dilutive effect of additional potential common shares

Oneida Financial Corp.
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies (Continued)

Earnings per Share (Continued)

issuable under stock options and awards using the treasury stock method. Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Other Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale and changes in funded status of pension plans which are also recognized as separate components of equity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.

Restrictions on Cash

The Bank is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period including December 31, 2009 and 2008 was $850,000 and $850,000 respectively, which was represented by cash on hand or on deposit with the Federal Reserve Bank. Balances with the Federal Reserve Bank earn nominal interest.

Equity

Common stock has $0.01 par and 20,000,000 shares authorized. In addition, one million shares of serial preferred stock were authorized. There is no serial preferred stock outstanding as of December 31, 2009.

Dividend Restrictions

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to shareholders.

Treasury Stock

Common stock that upon purchase is classified as treasury stock is recorded at cost. During 2009 and 2008, the Company purchased 34,645 and 2,700 shares classified as treasury stock at an average cost of $10.97 and $7.51 per share respectively. During 2009 and 2008, 77,131 and 6,850 shares of treasury stock were reissued at an average cost of $4.75 and $4.75, respectively. The shares reissued during 2009 and 2008 were issued on the exercise of stock options.

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

Oneida Financial Corp.
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies (Continued)

Segments

Internal financial information is primarily reported and aggregated in four lines of business; banking, insurance, employee benefit consulting and risk management activities.

Reclassification

Some items in the prior year financial statements were reclassified to conform to the current presentation.

Adoption of New Accounting Standards

In December 2007, the FASB issued guidance that establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. The guidance is effective for fiscal years beginning on or after December 15, 2008. The adoption of this standard did not have an impact on the Company’s results of operations or financial position.

In September 2006, the FASB issued guidance that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance also establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The guidance was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued guidance that delayed the effective date of this fair value guidance for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of this adoption was not material.

In December 2007, the FASB issued guidance that changes the accounting and reporting for minority interests, which is recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. The guidance was effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. The presentation and disclosure requirements have been applied retrospectively for all periods presented. The adoption of this standard resulted in a reclassification of $60,000 from other liabilities to equity as of December 31, 2006. The adoption of this standard did not have an impact on the results of operations. The noncontrolling interest represents the preferred shareholder minority interest in Oneida Preferred Funding Corp, a real estate investment trust.

In June 2009, the FASB replaced The Hierarchy of Generally Accepted Accounting Principles, with the FASB Accounting Standards Codification (The Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification was effective for financial statements issued for periods ending after September 15, 2009.

In June 2008, the FASB issued guidance which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, included in the earnings allocation in computing earnings per share (EPS) under the two-class method. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend

Oneida Financial Corp.
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards (Continued)

equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented were to be adjusted retrospectively (including interim financial statements, summaries of earnings and, selected financial data) to conform to the provisions of this guidance. The impact of this adoption was not material.

In December 2008, the FASB issued guidance on an employer’s disclosure about plan assets of a defined benefit pension or post retirement plan. These additional disclosures include disclosure of investment policies and fair value disclosures of plan assets, including fair value hierarchy. The guidance also includes a technical amendment that requires a nonpublic entity to disclose net period benefit cost for each annual period for which a statement of income is presented. This guidance is effective for fiscal years ending after December 15, 2009. Upon initial application, provisions of the new guidance are not required for earlier periods that are presented for comparative purposes. The new disclosures have been presented in the notes to the consolidated financial statements.

In April 2009, the FASB amended existing guidance for determining whether impairment is other-than-temporary for debt securities. The guidance requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized as impairment in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income and 2) OTTI related to credit loss, which must be recognized in the income statement. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. Additionally, disclosures about other-than-temporary impairments for debt and equity securities were expanded.

This guidance was effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. This guidance was adopted April 1, 2009. There was no transfers between retained earnings and accumulated other comprehensive income upon adoption of this guidance. As a result of implementing this guidance, the amount of other-than-temporary impairment recognized in the income statement for the year ended December 31, 2009 was $2.3 million. Had the standard not been issued, the other-than- temporary impairment that would have been recognized in income for the period would have been $2.9 million.

In April, 2009, the FASB issued guidance that emphasizes that the objective of a fair value measurement does not change even when market activity for the asset or liability has decreased significantly. Fair value is the price that would be received for an asset sold or paid to transfer a liability in an orderly transaction (that is, not forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. When observable transactions or quoted prices are not considered orderly, then little if any weight should be assigned to the indication of the asset or liability’s fair value. Adjustments to those transactions or prices should be applied to determine the appropriate fair value. The guidance, which was applied prospectively, was effective for interim and annual reporting periods ending after June 15, 2009, early adoption for periods ending after March 15, 2009. The adoption of this guidance did not have an impact on the consolidated financial statements.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies (Continued)

Adoption of New Accounting Standards (Continued)

In August 2009, the FASB amended existing guidance for the fair value measurement of liabilities by clarifying that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with existing fair value guidance. The amendments in this guidance also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance was effective for the first reporting period beginning after issuance. The adoption of this guidance did not have an impact on the consolidated financial statements.

Effect of Newly Issued But Not Yet Effective Accounting Standards

In June 2009, the FASB amended previous guidance related to transfers of financial assets and eliminates the concept of a qualifying special purpose entity. This guidance must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. This guidance must be applied to transfers occurring on or after the effective date. Additionally, on and after the effective date, the concept of a qualifying special purpose entity is no longer relevant for accounting purposes. Therefore, formerly qualifying special purpose entities should be evaluated for consolidation by reporting entities on and after the effective date in accordance with the applicable consolidation guidelines. The disclosure provisions were also amended and apply to transfers that occurred both before and after the effective date of this guidance. The Company does not expect that the adoption to have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB amended guidance for consolidation of variable interest entity guidance by replacing the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. Additional disclosures about an enterprise’s involvement in variable interest entities are also required. This guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Early adoption is prohibited. The Company does not expect that the adoption to have a material impact on the Company’s consolidated financial statements.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2. Investment Securities and Mortgage-Backed Securities
The following table summarizes the amortized cost and fair value of the available-for-sale securities and held-to-maturity investment securities portfolio at December 31, 2009 and 2008 and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) are as follows. There were no held-to-maturity investments at December 31, 2008.

		2009
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$23,951,698	$162,684	$230,648	$23,883,734
Corporate	16,739,255	246,263	779,971	16,205,547
Trust preferred securities	9,435,890	—	3,515,126	5,920,764
State and municipals	17,643,641	486,916	142,555	17,988,002
Small Business Administration	12,243	—	143	12,100

	$67,782,727	$895,863	$4,668,443	$64,010,147

Mortgage-backed securities
Fannie Mae	$16,418,038	$548,210	$42,357	$16,923,891
Freddie Mac	14,901,761	574,751	5,833	15,470,679
Government National Mortgage Assoc.	11,982,885	330,582	15,243	12,298,224
Collateralized Mortgage Obligations	6,758,271	49,957	978,591	5,829,637

	$50,060,955	$1,503,500	$1,042,024	$50,522,431

Total available-for-sale	$117,843,682	$2,399,363	$5,710,467	$114,532,578

Held-to-Maturity
Investment Securities
Debt securities:
U. S. Agencies	$22,975,417	$113,368	$164,311	$22,924,474
State and municipals	8,615,302	335,117	25,410	8,925,009
Small Business Administration	886,546	—	3,865	882,681

	$32,477,265	$448,485	$193,586	$32,732,164

Mortgage-backed securities
Fannie Mae	$9,964,536	$42,842	$—	$10,007,378
Government National Mortgage Assoc.	5,250,349	3,629	27,276	5,226,702

	$15,214,885	$46,471	$27,276	$15,234,080

Total held-to-maturity	$47,692,150	$494,956	$220,862	$47,966,244

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)

		2008
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$21,002,009	$215,847	$13,254	$21,204,602
Corporate	16,052,259	—	3,378,655	12,673,604
Trust preferred securities	11,749,677	—	2,541,750	9,207,927
State and municipals	17,273,625	223,495	149,804	17,347,316
Small Business Administration	13,096	—	188	12,908

	$66,090,666	$439,342	$6,083,651	$60,446,357

Mortgage-backed securities
Fannie Mae	19,640,184	$282,417	$82,617	$19,839,984
Freddie Mac	22,857,048	416,112	82,672	23,190,488
Government National Mortgage Assoc.	23,938,697	533,185	24,422	24,447,460
Collateralized Mortgage Obligations	7,568,970	—	730,105	6,838,865

	$74,004,899	$1,231,714	$919,816	$74,316,797

Total available for sale	$140,095,565	$1,671,056	$7,003,467	$134,763,154

The amortized cost and fair value of the investment securities portfolio are shown by expected maturities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2009
	Amortized	Fair
	Cost	Value
Available-for-sale
Within one year	$6,055,255	$5,960,786
After one year through five years	15,477,926	15,267,625
After five years through ten years	28,431,307	28,772,022
After ten years	17,818,239	14,009,714

Total	$67,782,727	$64,010,147

Held-to-maturity
Within one year	$53,179	$53,593
After one year through five years	7,160,000	7,272,752
After five years through ten years	19,602,014	19,554,985
After ten years	5,662,072	5,850,834

Total	$32,477,265	$32,732,164

	December 31, 2008
	Amortized	Fair
	Cost	Value
Available-for-sale
Within one year	$3,645,788	$3,659,301
After one year through five years	16,711,146	14,686,950
After five years through ten years	25,639,849	25,643,133
After ten years	20,093,883	16,456,973

Total	$66,090,666	$60,446,357

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)
Sales and write-downs of available-for-sale securities were as follows:

	2009	2008	2007
Proceeds	$31,953,561	$31,666,785	$22,928,266
Gross Gains	$790,839	$200,727	$372,074
Gross Losses	$2,297,838	$1,159,718	$19,249
The tax (benefit) provision related to these net realized gains and losses was ($583,058), ($371,034) and $136,508 respectively.
Investment securities with a carrying value of $112,007,067 and $79,845,752 at December 31, 2009 and 2008 respectively were pledged to collateralize borrowing arrangements, secure public deposits and for other purposes required or permitted by law. At year-end 2009 and 2008, there were no holdings of securities of any one issuer, other than the U.S. Government, its agencies and government sponsored enterprises, in an amount greater than 10% of stockholders’ equity.
The following table summarizes the investment securities with unrealized losses at December 31, 2009 and 2008 aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2009	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Available-for-Sale
U. S. Agencies	$15,767,782	$230,648	$—	$—	$15,767,782	$230,648
Corporate	—	—	7,167,660	779,971	7,167,660	779,971
Trust preferreds			5,920,764	3,515,126	5,920,764	3,515,126
State and municipals	1,914,637	17,465	2,921,616	125,090	4,836,253	142,555
Small Business Administration	12,100	143	—	—	12,100	143
Fannie Mae	2,621,059	42,357	—	—	2,621,059	42,357
Freddie Mac	464,352	5,833	—	—	464,352	5,833
Government National Mortgage Assoc	1,418,705	15,243	—	—	1,418,705	15,243

Collateralized Mortgage Obligations	1,400,904	37,314	3,544,626	941,277	4,945,530	978,591

Total available-for-sale	$23,599,539	$349,003	$19,554,666	$5,361,464	$43,154,205	$5,710,467

Held-to-Maturity
U. S. Agencies	$11,812,292	$164,311	$—	$—	$11,812,292	$164,311
State and municipals	2,157,214	25,410	—	—	2,157,214	25,410
Small Business Administration	882,681	3,865	—	—	882,681	3,865
Government National Mortgage Assoc	3,015,496	27,276	—	—	3,015,496	27,276

Total held-to-maturity	$17,867,683	$220,862	$—	$—	$17,867,683	$220,862

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2. Investment Securities and Mortgage-Backed Securities (Continued)

December 31, 2008	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Available-for-sale
U. S. Agencies	$1,588,769	$13,254	$—	$—	$1,588,769	$13,254
Corporate	7,203,397	676,419	2,070,206	2,702,236	9,273,603	3,378,655
Trust preferreds			9,207,927	2,541,750	9,207,927	2,541,750
State and municipals	4,346,876	149,804	—	—	4,346,876	149,804
Small Business Administration	12,908	188	—	—	12,908	188
Fannie Mae	4,481,752	60,422	1,192,322	22,195	5,674,074	82,617
Freddie Mac	3,919,533	79,349	119,495	3,323	4,039,028	82,672
Government National Mortgage Assoc	1,115,863	24,422	—	—	1,115,863	24,422

Collateralized Mortgage Obligations	6,837,590	730,103	1,275	2	6,838,865	730,105

Total available-for-sale	$29,506,688	$1,733,961	$12,591,225	$5,269,506	$42,097,913	$7,003,467

As of December 31, 2009, the Company’s security portfolio consisted of 286 securities, 73 of which were in an unrealized loss position. The majority of the unrealized losses are related to the Company’s agency, mortgage-backed securities, corporate and trust preferred securities as discussed below.
U.S. Agency and Agency Mortgage-Backed Securities
Fannie Mae, Freddie Mac, Ginnie Mae and the Small Business Administration guarantee the contractual cash flows of our agency and mortgage-backed securities. Fannie Mae and Freddie Mac are institutions which the government has affirmed its commitment to support. Our Ginnie Mae mortgage-backed securities are backed by the full faith and credit of the U.S. Government.
At December 31, 2009, of the forty-two U.S. Government sponsored enterprise agency and mortgage-backed securities in an unrealized loss position in our available-for-sale and held-to-maturity portfolios, none were in a continuous unrealized loss position for 12 months or more. The unrealized losses at December 31, 2009 were primarily attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these agency and mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2009.
Non-Agency Collateralized Mortgage Obligations.
All of our non-agency collateralized mortgage obligations carry various amounts of credit enhancement and none are collateralized with subprime loans. These securities were purchased based on the underlying loan characteristics such as loan to value ratio, credit scores, property type, location and the level of credit enhancement. Current characteristics of each security are reviewed regularly by management. If the level of credit loss coverage is sufficient, it indicates that we will receive all of the originally scheduled cash flows.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)
At December 31, 2009, of the five non-agency collateralized mortgage obligations in an unrealized loss position; four were in a continuous unrealized loss position of 12 months or more. All were rated Aaa or better at time of purchase. Two are currently rated below investment grade. We have assessed these securities in an unrealized loss position at December 31, 2009 and determined that the decline in fair value was temporary except for one collateralized mortgage obligation. The Bank currently has a $1.0 million obligation rated below investment grade that based on expected cash flows, delinquencies and credit support that the Company has considered impaired. The unrealized losses at December 31, 2009 and 2008 were $237,000 and $224,000 respectively. The one security had an OTTI loss of $25,000 of which $13,100 was recorded as expense during the period and $12,000 was recorded in other comprehensive income. This security remains classified as available-for-sale at December 31, 2009. For the other securities, we believe the decline in fair value was caused by the significant widening in liquidity spreads across sectors related to the continued illiquidity and uncertainty in the markets and not the credit quality of the individual issuer or underlying assets. In making this determination, we considered the period of time the securities were in a loss position, the percentage decline in comparison to the securities’ amortized cost, the financial condition of the issuer, and the delinquency or default rates of the underlying collateral. The Company monitors to insure it has adequate credit support. In addition, we do not intend to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery. Included in the four securities with unrealized losses considered temporary was a $1.4 million collateralized mortgage obligation, maturing August 25, 2035 which has an interest rate of 5.5% and is rated below investment grade. The unrealized loss on this security was $422,000 and $90,000 at December 31, 2009 and 2008, respectively.

Corporate Debt and Municipal Securities
At December 31, 2009, of the seventeen corporate debt and municipal securities in an unrealized loss position, seven were in a continuous unrealized loss position of 12 months or more. We have assessed these securities and determined that the decline in fair value was temporary. In making this determination, we considered the period of time the securities were in a loss position, the percentage decline in comparison with the securities’ amortized cost, the financial condition of the issuer, and the delinquency or default rates based on the applicable bond ratings. In addition, we do not have the intent to sell these securities and it is not more likely than not that we will be required to sell these securities before the recovery of their cost basis, which may be at maturity. Included in the nine securities whose unrealized loss position exceeds 12 months was a $2.0 million General Motors Acceptance Corp. (GMAC) bond, maturing October 15, 2010 which has a rating below investment grade. This is a variable rate note based on the three month Treasury bill whose unrealized loss was $100,000 and $1.1 million at December 31, 2009 and December 31, 2008 respectively. In addition, also included was a $2.5 million Sallie Mae (SLMA) bond, maturing May 1, 2012 which is rated below investment grade. This is a variable rate note based on the consumer price index. The unrealized loss at December 31, 2009 and December 31, 2008 was $402,000 and $875,000, respectively. Both GMAC and SLMA are paying as agreed.

Trust Preferred Securities
The Company currently has $5.9 million invested in nine trust preferred securities as of December 31, 2009 whose unrealized losses have been in a continuous loss position exceeding 12 months or

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)
more. Of the $5.9 million, $1.9 million have variable rates of interest. $1.9 million of the investments are on nonaccrual as of December 31, 2009. The unrealized losses at December 31, 2009 and December 31, 2008 on the nine securities totaled $3.5 million and $2.5 million respectively. All of the securities are rated below investment grade as of December 31, 2009. The issuers of these securities are primarily banks, but some of the pools do include a limited number of insurance companies. The Company uses the OTTI evaluation model to compare the present value of expected cash flows to the previous estimates to ensure there are no adverse changes in cash flows during the quarter. The OTTI model considers the structure and term of the trust preferred securities and the financial condition of the underlying issuers, the timing and amount of interest and principal payments of the underlying issuers, and the allocation of the payments to the note classes. The current estimate of expected cash flows is based on the most recent trustee reports and any other relevant market information including announcements of interest payment deferrals or defaults of underlying trust preferred securities. Assumptions used in the models are as follows:

Significant inputs at December 31, 2009
Annual prepayment	0% annually, 100% at maturity
Projected specific defaults/deferrals	19.50% - 52.26%
Projected severity of loss on specific defaults/deferrals	85% - 100%
Projected additional defaults:
QTR 1 — 2010	1% (not annualized)
Thereafter	0.50% applied annually
Projected severity of loss on additional defaults	85% - 100%
Present value discount rates	5.39% - 9.48%
The discount rates range can vary depending on the index the instruments are tied to as well as the spread for each instrument. In addition, three of the nine trust preferred securities are fixed rate instruments. Upon completion of the December 31, 2009 analysis, our model indicated other-than-temporary impairment on eight of these securities, all of which experienced additional defaults or deferrals during the period.
These eight securities had OTTI losses of $2.9 million of which $2.3 million was recorded as expense during the period and $600,000 was recorded in other comprehensive income. These eight securities remain classified as available-for-sale at December 31, 2009. It is possible that the underlying collateral of these securities will perform worse than expectations including an increase in deferrals/defaults above projections, which may lead to adverse changes in cash flows on these securities and potential future other-than-temporary impairment losses. Events that may trigger material declines in fair value for these securities in the future would include, but are not limited to, deterioration of credit metrics, such as significantly higher levels of defaults, and severity of loss on the underlying collateral and further illiquidity.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)
The table below presents a roll-forward of the credit losses recognized in earnings for the twelve months ended December 31, 2009:

Beginning Balance	$—
Amounts related to credit loss for which an other-than temporary impairment was not previously recognized	2,294,841

Additions/Subtractions
Amounts realized for securities sold during the period	—
Amounts related to securities for which the company intends to sell or that it will be more likely than not that the company will be required to sell prior to recovery of amortized cost basis	—
Reductions for increases in cash flows expected to be collected that are recognized over the remaining life of the security	—
Increases to the amount related to the credit loss for which other-than-temporary was previously recognized	—

Ending Balance December 31, 2009	$2,294,841

The Company has a $1.0 million Lehman Brothers Holding Inc. medium term fixed rate note. The security has been considered other-than-temporarily impaired as a result of Lehman Brothers having filed for Chapter 11 bankruptcy protection on September 15, 2008. As a result, the Company recorded a non-cash charge to earnings of $1.0 million during 2008.
Unrealized losses on other investments have not been recognized into income because the issuer(s) securities are of investment grade (except as indicated above), management does not intend to sell and it is more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the bond(s) approach maturity.
3.	Loans Receivable
The components of loans receivable at December 31 are as follows:

	2009	2008
Residential	$144,118,057	$148,097,760
Consumer loans	43,010,889	46,817,598
Commercial real estate	72,127,037	67,218,848
Commercial loans	38,796,600	42,241,770

	298,052,583	304,375,976
Allowance for loan losses	(2,900,587)	(2,624,283)

Net loans	$295,151,996	$301,751,693

At December 31, 2009 and 2008 loans to officers and directors were approximately $7.1 million and $4.1 million respectively. During 2009 and 2008, $1.6 million and $1.7 million of new loans were made to officers and directors respectively. Net pay downs and repayments in aggregate on loans to officers and directors were approximately $1.6 million and $883,000 during 2009 and 2008 respectively. Effect of changes in the composition of related parties was approximately $3.1 million and $124,000 during 2009 and 2008 respectively.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
3.	Loans Receivable (Continued)
At December 31, 2009, Federal Home Loan Bank advances are collateralized by residential mortgages in the amount of $72,574,283 pledged under a blanket collateral agreement.
An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

	2009	2008	2007
Balance at beginning of year	$2,624,283	$2,511,310	$2,080,913
Loans charged off	(693,066)	(526,196)	(230,877)
Recoveries	209,640	114,169	135,703
Provision for loan losses	760,000	525,000	—
NBV Acquisition	—	—	525,571

Balance at end of year	$2,900,857	$2,624,283	$2,511,310

Impaired loans were as follows:

	2009	2008	2007
Impaired loans	$2,158,500	$—	$—
Allocated allowance for loan losses	$569,978	$—	$—

Average of impaired loans during the year	$1,060,019	$—	$—
Cash-basis interest income recognized	$106,862	$—	$—
Nonperforming loans were as follows:

	2009	2008
Loans past due over 90 days still on accrual	$—	$—
Nonaccrual loans	$551,409	$512,612
Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
Loans having carrying values of $434,882 and $259,649 were transferred to foreclosed assets in 2009 and 2008, respectively.
4.	Fair Value
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
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

Oneida Financial Corp.
Notes to Consolidated Financial Statements
4.	Fair Value (Continued)
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The company uses the following methods and significant assumptions to estimate the fair value of each type of financial instrument.
Securities: The fair values of trading securities and investment securities are determined by quoted market prices, if available (Level 1 inputs). For securities where quoted prices are not available, fair values are calculated based on market price of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality. Defaults and deferrals on individual securities are reviewed and incorporated into the calculations. During times when trading is more liquid, broker quotes are used (if available) to validate the model .
Trust Preferred Securities which are issued by financial institutions and insurance companies were historically priced using Level 2 inputs. The decline in the level of observable inputs and market activity in this class of investments by the measurement date has been significant and resulted in unreliable external pricing. Broker pricing and bid/ask spreads, when available, vary widely. The once active market has become comparatively inactive. As such, these investments are now priced using Level 3 inputs.
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
Corporate securities were historically priced using Level 2 inputs. Due to the lack of market of similar type investments, one of our corporate securities is considered Level 3. The Company does obtain some broker quotes on this investment based on trading desk information in which the prices are heavily influenced by unobservable market inputs.
Common and preferred equity securities are generally priced using Level 1 or Level 2 inputs due to the market activity of these types of securities. One of the preferred securities is considered level 3 pricing due to the limited trading activity of the individual security in the market and lack of certain brokers providing quotes on this type of security. The company does obtain available, if any broker quotes, reviews past history of contractual payments and financial condition of the corporation in determining an appropriate market value for this type of security.
Impaired Loans: Estimates of fair value used for other collateral supporting commercial loans generally is not observable in the marketplace and therefore, such valuations have been classified as Level 3. Impaired loans had a principal balance of $2.2 million with a valuation allowance of $570,000 as of December 31, 2009 resulting in an additional provision for loan losses of $570,000 for the year then ended. There were no impaired loans as of December 31, 2008.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
4.	Fair Value (Continued)
Loan Servicing Rights: Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively based on a valuation model that calculates the present value of estimated future net servicing income.
Loans Held for Sale: Loans held for sale are carried at the lower of cost or fair value, as determined by outstanding commitments, from third party investors.
Assets measured at fair value on a recurring basis for which the Company has elected the fair value option, are summarized below:

		Fair Value Measurements
		at December 31, 2009 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Trading securities
Common and preferred equities	$7,627,280	$—	$5,568,437	$2,058,843
Available for sale securities
U.S. Agency	23,883,734	—	23,883,734	—
Corporate	16,205,547	—	13,955,547	2,250,000
Trust preferreds	5,920,764	—	—	5,920,764
State and municipal	17,988,002	—	17,988,002	—
Small Business Administration	12,100	—	12,100	—
Residential mortgage-backed securities	44,692,794	—	44,692,794	—
Collateralized mortgage obligations	5,829,637	—	5,829,637	—

Total	$122,159,858	$—	$111,930,251	$10,229,607

		Fair Value Measurements
		at December 31, 2008 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Assets:
Trading securities
Common and preferred equities	$5,941,476	$—	$3,921,096	$2,020,380
Available for sale securities
U.S. Agency	21,204,602	—	21,204,602	—
Corporate	12,673,604	—	11,173,604	1,500,000
Trust preferreds	9,207,927	—	—	9,207,927
State and municipal	17,347,316	—	17,347,316	—
Small Business Administration	12,908	—	12,908	—
Residential mortgage-backed securities	67,477,932	—	66,709,763	768,169
Collateralized mortgage obligations	6,838,865	—	6,838,865	—

Total	$140,704,630	$—	$127,208,154	$13,496,476

Oneida Financial Corp.
Notes to Consolidated Financial Statements
4.	Fair Value (Continued)
The table below presents a reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2009:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Trading		Trust	Collateralized
	Securities	Corporate	Preferreds	Mortgage Obligations	Total
Beginning balance, January 1, 2009	$2,020,380	$1,500,000	$9,207,927	$768,169	$13,496,476
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	(39,228)	440	(18,890)	6,948	(50,730)
Other changes in fair value	77,691	—	—	—	77,691
Net impairment losses recognized in earnings	—	—	(2,281,741)	(13,100)	(2,294,841)
Included in other comprehensive income	—	749,560	(986,532)	(184,769)	(421,741)
Purchases, issuances, and settlements	—	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	(577,248)	(577,248)

Ending balance, December 31, 2009	$2,058,843	$2,250,000	$5,920,764	$—	$10,229,607

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Trading		Trust	Collateralized
	Securities	Corporate	Preferreds	Mortgage Obligations	Total
Beginning balance, January 1, 2008	$1,996,527	$2,360,000	$6,094,996	$—	$10,451,523
Total gains or losses (realized/unrealized)
Included in earnings
Interest income on securities	(39,228)	440	(23,271)	139	(61,920)
Other changes in fair value	63,081	—	(8,384)	—	54,697
Gains (losses) on sale of securities	—	—	—	—	—
Included in other comprehensive income	—	(860,440)	(1,167,178)	(64,272)	(2,091,890)
Purchases, issuances, and settlements	—	—	—	—	—
Transfers in and/or out of Level 3	—	—	4,311,764	832,302	5,144,066

Ending balance, December 31, 2008	$2,020,380	$1,500,000	$9,207,927	$768,169	$13,496,476

Mortgage servicing rights are carried at the lower of cost or fair value. There was no valuation allowance for mortgage servicing rights as of December 31, 2009 and 2008, and no charges included in earnings were reported for the years then ended.
The carrying amounts and estimated fair values of financial instruments, at December 31, 2009 and December 31, 2008 are as follows:

Oneida Financial Corp.
Notes to Consolidated Financial Statements
4.	Fair Value (Continued)

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(Amounts in thousands)
Financial assets:
Cash and cash equivalents	$39,537	$39,537	$13,294	$13,294
Investment securities, held-to-maturity	47,692	47,966	N/A	N/A
Loans held for sale	687	700	$741	$749
Loans receivable, net	295,152	297,331	301,752	317,625
Federal Home Loan Bank stock	2,665	N/A	3,784	N/A
Accrued interest receivable	2,469	2,469	2,659	2,659
Financial liabilities:
Deposits	$489,364	$476,171	$425,698	$421,101
Federal Home Loan Bank advances	31,000	31,335	52,825	52,788
Notes payable	—	—	12	12
Accrued interest payable	117	117	332	332
The methods and assumptions, not previously presented, used to estimate fair value are described as follows:
Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. The method for determining the fair values for securities were described previously. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of debt is based on current rates for similar financing. It is not practicable to determine the fair value of Federal Home Loan Bank stock due to restrictions placed on its transferability. The fair value of off-balance-sheet items is not considered material.
Fair Value Option
The Company adopted “The Fair Value Option for Financial Assets and Liabilities” on January 1, 2008. This guidance permits, but does not require, companies to measure many financial instruments and certain other items at fair value. The decision to elect the fair value option is made individually for each instrument and is irrevocable once made. Changes in fair value for the selected instruments are recorded in earnings. The Company has elected to adopt this standard for common and preferred equity securities as they do not have stated maturity values and the fair value fluctuates with market changes and using fair value appears to be an appropriate measure.
The following table summarizes the impact of adopting the fair value option as of January 1, 2008:

Oneida Financial Corp.
Notes to Consolidated Financial Statements
4. Fair Value (Continued)

			Balance Sheet
	Balance Sheet	Net Gain/(Loss)	January 1, 2008
	January 1, 2008	upon	after Adoption of
	Prior to Adoption	Adoption	Fair Value Option
Securities available for sale transferred to trading account assets:
Amortized cost	$13,655,404	$(2,532,235)	$11,123,169
Unrealized depreciation	(2,532,235)	2,532,235	—

Net transferred to trading account	$11,123,169	$—	$11,123,169

Cumulative effect of adoption (pre-tax)		(2,532,235)
Tax impact		1,012,894

Cumulative effect adjustment (net of tax)
Decrease to retained earnings		$(1,519,341)

The following table presents the amount of gains and losses from fair value changes included in income before income taxes for financial assets and liabilities carried at fair value for the years ended December 31, 2009 and 2008:

Changes in Fair Values for the year ended December 31, 2009
for Items Measured at Fair Value
Pursuant to Election of the Fair Value Option
Total Changes
in Fair Values
	Other			Included in
	Gains and	Interest	Interest	Current Period
	Losses	Income	Expense	Earnings
Trading securities	$1,725,032	$(39,228)	$—	$1,685,804

Changes in Fair Values for the year ended December 31, 2008
for Items Measured at Fair Value
Pursuant to Election of the Fair Value Option
Total Changes
in Fair Values
	Other			Included in
	Gains and	Interest	Interest	Current Period
	Losses	Income	Expense	Earnings
Trading securities	$(7,674,699)	$(39,228)	$—	$(7,713,927)
5. Secondary Mortgage Market Activities
Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The principal balance of these loans at year end are as follow:

	2009	2008
Mortgage loan portfolios serviced for:
Freddie Mac	$111,043,793	$83,133,952
Federal Home Loan Bank	$15,252,193	$18,970,092

Oneida Financial Corp.
Notes to Consolidated Financial Statements
5. Secondary Mortgage Market Activities (Continued)
Custodial escrow balances maintained in connection with serviced loans were approximately $1,528,000 and $1,275,000 at December 31, 2009 and 2008, respectively.
Activity for mortgage servicing rights and the related valuation allowance follows:

	2009	2008	2007
Balance at beginning of year	$320,210	$332,987	$326,081
Additions	331,104	95,935	117,026
Disposals	—	—	—
Amortized to expense	(150,564)	(108,712)	(110,120)

Balance at end of year	$500,750	$320,210	$332,987

Valuation Allowance	$—	$—	$—

The fair value of mortgage servicing rights approximated book value as of year-end 2009 and 2008. Fair value at year-end 2009 was determined using a discount rate of 6.25%, prepayment speed of 20% and a weighted average default rate of 5%. Fair value at year end 2008 was determined using a discount rate of 7.5%, prepayment speed of 20% and a weighted average default rate of 5%.
The weighted average amortization period is 8 years. Estimated amortization expense for each of the next five years is:

2010	$142,562
2011	103,927
2012	75,382
2013	54,346
2014	38,888
6. Premises and Equipment
Premises and equipment consist of the following at December 31:

	2009	2008
Land	$2,814,483	$2,814,483
Buildings	23,803,681	22,914,538
Equipment and fixtures	10,605,092	10,262,948
Construction in progress	44,312	184,692

	37,267,568	36,176,661
Accumulated depreciation	(15,993,052)	(14,386,895)

Net book value	$21,274,516	$21,789,766

Depreciation expense was $1,608,017, $1,609,404 and $1,406,308 in 2009, 2008 and 2007 respectively.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
7. Goodwill and Other Intangible Assets
Other intangible assets consist of the following at December 31:

	As of December 31, 2009
	Gross
	Carrying	Accumulated
	Value	Amortization	Net
Core deposit intangible	$2,705,391	$(1,485,828)	$1,219,563
Customer relationship intangible	1,265,543	(855,175)	410,368

Total	$3,970,934	$(2,341,003)	$1,629,931

	As of December 31, 2008
	Gross
	Carrying	Accumulated
	Value	Amortization	Net
Core deposit intangible	$2,705,391	$(1,158,828)	$1,546,563
Customer relationship intangible	1,265,543	(712,105)	553,438

Total	$3,970,934	$(1,870,933)	$2,100,001

Aggregate amortization expense was $470,070, $540,585, and $547,759 for 2009, 2008 and 2007.
Estimated amortization expense for each of the next five years:

2010	$411,990
2011	361,307
2012	312,507
2013	263,014
2014	125,946
The changes in the carrying amount of goodwill for the year ended December 31 is as follows:

	Banking	Insurance	Benefit Consulting
	Activities	Activities	Activities	Total
Balance as of December 31, 2006	$5,577,913	$10,045,301	$2,513,826	$18,137,040
Goodwill acquired	4,457,992	66,153	131,417	4,655,562

Balance as of December 31, 2007	10,035,905	10,111,454	2,645,243	22,792,602
Goodwill acquired	(30,774)	72,567	129,044	170,837

Balance as of December 31, 2008	10,005,131	10,184,021	2,774,287	22,963,439
Goodwill acquired	—	84,245	135,417	219,662

Balance as of December 31, 2009	$10,005,131	$10,268,266	$2,909,704	$23,183,101

During 2006, the Company completed its acquisition of Parsons, Cote & Company and Benefit Consulting Group LLC. Goodwill in the amount of $576,000 and intangible assets in the amount of $71,000 were recorded as part of the Parsons, Cote & Company acquisition. Under the terms of the agreement, contingent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010. Additional goodwill in the amount of $84,245, $72,567 and $66,153 was recorded for the contingent purchase payment made in 2009, 2008 and 2007 respectively.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
7. Goodwill and Other Intangible Assets (Continued)
During 2006, the Company completed its acquisition of Benefit Consulting Group LLC. Goodwill in the amount of $2.5 million and other intangible assets in the amount of $1.1 million were recorded as part of the acquisition of Benefit Consulting Group LLC. Under the terms of the agreement, continent purchase payments based on future performance levels may be made over a five-year period ending December 31, 2010. Additional goodwill in the amount of $135,417, $129,044 and $131,417 was recorded for the contingent purchase payment made in 2009, 2008 and 2007 respectively.
During 2007, the Company completed its acquisition of Vernon Bank Corporation, the stock holding company of the National Bank of Vernon. Goodwill in the amount of $4.4 million and other intangible assets in the amount of $1.5 million were recorded as part of the acquisition.
Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step test. Step 1 includes the determination of the carrying value of our reporting units, including the existing goodwill and intangible assets, and estimating the fair value of the reporting units. We determined the fair value of our reporting units and compared them to their carrying amount. If the carrying amount of the reporting units exceeds their fair value, we are required to perform a second step to the impairment test. Our annual impairment analysis as of December 31, 2009 indicated that a step 2 analysis was not required. As of December 31, 2009 and 2008, no impairment was recorded for goodwill.
8. Due to Depositors
Amounts due to depositors at December 31 are as follows:

	2009	2008
Non-interest bearing demand	$62,996,738	$60,786,827
Savings	81,889,687	74,241,962
Money market and interest-bearing checking	186,526,234	133,748,368
Time deposits	156,903,181	155,824,510
Mortgage escrow funds	1,048,567	1,096,430
Total due to depositors	$489,364,407	$425,698,097

At December 31, 2009 and 2008, time deposits with balances in excess of $100,000 totaled $56,688,882 and $45,851,817, respectively.
     The contractual maturity of time deposits as of December 31, are as follows:

	2009		2008
Maturity	Amount	Percent	Amount	Percent
One year or less	$123,357,912	78.6%	$124,083,627	79.6%
One to two years	16,630,577	10.6	17,526,028	11.2
Two to three years	5,754,751	3.7	7,092,806	4.6
Three to four years	3,669,521	2.3	3,744,525	2.4
Four to five years	7,485,961	4.8	3,353,795	2.2
Over five years	4,459	0.0	23,729	0.0

	$156,903,181	100.0%	$155,824,510	100.0%

Oneida Financial Corp.
Notes to Consolidated Financial Statements
9. Borrowings
Outstanding borrowings as of December 31 are as follows:

	2009	2008
Short-term borrowings:
Federal Home Loan Bank overnight line of credit	$—	$3,825,000
Federal Home Loan Bank advances	19,000,000	18,000,000
Long-term borrowings:
Federal Home Loan Bank advances	12,000,000	31,000,000

	$31,000,000	$52,825,000

Borrowings at December 31, 2009 have maturity dates as follows:

	Range of	Average
	Rates	Rate
2010	2.87% - 6.74%	4.82%	19,000,000
2011	5.74%	5.74%	1,000,000
2012	3.34%	3.34%	5,000,000
2013	5.00%	5.00%	5,000,000
2014	5.33%	5.33%	1,000,000
Thereafter			—

			$31,000,000

The Bank has available a $109,922,600 line of credit with the Federal Home Loan Bank of which $0 is outstanding at December 31, 2009. Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. At December 31, 2009, borrowings are collateralized by pledged securities, which had a carrying value of $7.6 million and residential mortgages in the amount of $72,574,283 pledged under a blanket collateral agreement. The Bank also has available a $5,000,000 unsecured line of credit with Key Bank of which $0 is outstanding at December 31, 2009. In addition, the Bank also has available a $5,000,000 unsecured line of credit with M&T Bank of which $0 is outstanding at December 31, 2009.
10. Income Taxes
The provision for income taxes for the years ended December 31, consists of the following:

	2009	2008	2007
Current:
Federal	$865,283	$626,812	$1,154,383
State	(3,547)	4,086	104,202
Deferred:
Federal	299,057	(2,322,612)	21,267
State	50,127	(531,086)	87,798

	$1,210,920	$(2,222,800)	$1,367,650

A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follow

Oneida Financial Corp.
Notes to Consolidated Financial Statements
10.	Income Taxes (Continued)

	2009	2008	2007
Federal statutory income tax rate	34%	34%	34%
State tax, net of federal benefit	1%	9%	3%
Tax exempt investment income	(7)%	7%	(4)%
Earnings from bank owned life insurance	(4)%	5%	(4)%
Other	(1)%	2%	(1)%

Effective tax rate	23%	57%	28%

The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

	2009	2008
	Asset (Liability)
Allowance for loan losses	$1,093,000	$972,000
Deferred compensation	296,000	228,000
Investment security charges/adjustments	4,162,000	4,536,000
Unrealized losses on securities available for sale	1,324,000	2,133,000
Pension benefits	514,000	789,000
Depreciation	(388,000)	(296,000)
Mortgage related fees	(389,000)	(336,000)
Intangible amortization	(257,000)	(158,000)
Purchase accounting adjustments	(314,000)	(426,000)
Prepaid expenses	(316,000)	(307,000)
Other	(72,000)	(65,000)

Total deferred income tax asset, net	$5,653,000	$7,070,000

At December 31, 2009 and December 31, 2008, the Company had no unrecognized tax benefits recorded. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.
The Company recognizes interest and penalties related to income tax matters as part of income tax expense. At December 31, 2009 and December 31, 2008, there were no amounts accrued for interest and penalties.
The Company is subject to U.S. federal income tax as well as New York state income tax. The Company is no longer subject to federal or state examinations for tax years prior to 2006. The tax years 2006-2008 remain open to federal and state examination.
11.	Benefit Plans
The Bank provides a noncontributory defined benefit retirement accumulation plan (cash balance plan) covering substantially all employees. Under the plan, retirement benefits are primarily a function of the employee’s years of service and level of compensation. As of June 15, 2004, the Bank had a plan amendment to freeze the plan benefits for plan participants. The Bank uses a December 31 measurement date for its pension plan.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
11.	Benefit Plans (Continued)
Information about changes in obligations and funded status of the defined benefit pension plan follows:

	2009	2008
Change in benefit obligation:
Benefit obligation at beginning of year	$4,253,399	$4,312,486
Service cost	—	—
Interest cost	163,330	212,080
Actuarial gain (loss)	58,741	61,346
Benefits paid	(186,805)	(332,513)

Benefit obligation at end of year	$4,288,665	$4,253,399

Change in plan assets, at fair value:
Beginning plan assets	$2,747,228	$4,010,169
Actual return	509,000	(1,013,908)
Benefits paid	(186,805)	(332,513)
Employer contributions	164,000	83,480
Settlements	—	—

Ending plan assets	$3,233,423	$2,747,228

Funded status at year end (plan assets less benefit obligation)	$(1,055,242)	$(1,506,171)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	2009	2008
Net actuarial loss (gain)	$2,436,186	$2,828,011
Prior service cost (credit)	—	—

	$2,436,186	$2,828,011

The accumulated benefit obligation for the pension plan was $4,288,665 and $4,253,399, at year-end 2009 and 2008 respectively.
The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

	2009	2008	2007
Service cost benefits earned during the period	$—	$—	$—
Interest cost on projected benefit obligation	163,330	212,080	220,870
Expected return on plan assets	(205,187)	(291,424)	(292,236)
Net amortization and deferral	146,753	65,736	58,154

Net periodic pension (benefit) cost	$104,896	$(13,608)	$(13,212)

Net loss (gain)	(391,825)	1,300,942	(113,978)
Prior service cost (credit)	—	—	—
Amortization of prior service cost	—	—	—
Total recognized in other comprehensive income	(391,825)	1,300,942	(113,978)

Total recognized in net periodic benefit cost and other comprehensive income	$(286,929)	$1,287,334	$(127,190)

Oneida Financial Corp.
Notes to Consolidated Financial Statements
11.	Benefit Plans (Continued)
The estimated net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $146,000.

Assumptions	2009	2008	2007
Weighted-average assumptions used to determine benefit obligation at year-end
Discount rate	3.97%	5.06%	5.18%
Weighted-average assumptions used to determine net cost
Discount rate	5.06%	5.18%	5.08%
Expected return on plan assets	7.50%	7.50%	7.50%
Plan Assets
The Company’s overall investment strategy is to achieve a mix of approximately 65% of investments for long-term growth and 35% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers. The target allocations for plan assets are shown in the table below. Equity securities primarily include investments in common stock. Fixed income securities include corporate bonds, government issues and mortgage-backed securities. Other fixed income securities include a money market account and checking account.
The weighted average expected long-term rate of return is estimated based on current trends in the plan assets as well as projected future rates of return on those assets. The following assumptions were used in determining the long-term rate of return:

Equity securities	Dividend discount model, the smoothed earnings yield model and the equity risk premium model

Fixed income securities	Current yield to maturity and forecasts of future yields
The long term rate of return considers historical returns. There were no adjustments made to historical returns.
The plan is not prohibited from investing in any investments as long as they meet fiduciary standards as set forth in the plan document.
The Company’s pension plan asset allocation at year-end 2009 and 2008, target allocation for 2010, and expected long-term rate of return by asset category are as follows:

		Percentage of		Weighted-
	Target	Plan Assets		Average Expected
	Allocation	at December 31		Long Term Rate
Asset Category	2010	2009	2008	of Return
Equity Securities	65%	29%	50%	10%
Debt Securities	35%	71%	50%	5%
Other	0%	0%	0%

Total	100%	100%	100%	8%

Oneida Financial Corp.
Notes to Consolidated Financial Statements
11.	Benefit Plans (Continued)
The fair value of the plan assets, as previously defined, at December 31, 2009, by asset category, is as follows:

		Fair Value Measurements
		at December 31, 2009 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Equities
Common stock	$948,360	$948,360	$—	$—
Fixed income securities
Corporate bonds	581,348	—	581,348	—
Government issues	1,277,704	—	1,277,704	—
FHLMC	142,795	—	142,795	—
FNMA	133,939	—	133,939	—
Other fixed income securities	149,277	—	149,277	—

Total	$3,233,423	$948,360	$2,285,063	$—

There were no plan assets measured at fair value using significant unobservable inputs (Level 3) for period ending December 31, 2009.
The Company expects to contribute $200,000 to the Plan for the year ending December 31, 2010.
     The following benefit payments are expected to be paid:

Fiscal year ending December 31:
2010	$350,000
2011	368,000
2012	386,000
2013	405,000
2014	425,000
Years 2015 - 2019	2,468,000
State Bank of Chittenango participated in the New York State Bankers Retirement System (the System) plan which was a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits were primarily a function of the employee’s years of service and level of compensation. The plan was frozen as of May 31, 2002. State Bank of Chittenango uses a December 31 measurement date for its pension plan.
In September 2006, the FASB issued guidance which requires that defined benefit plan assets and obligations to be measured as of the date of the employer’s fiscal year-end, starting in 2008. Through 2007, the Company utilized the early measurement date, and measured the funded status of the defined benefit plan assets and obligations as of September 30th each year. In accordance with the new guidance, the net periodic benefit cost for the period between the September 30 measurement date and the 2008 fiscal year end measurement were allocated proportionately between amounts to be recognized as an adjustment to retained earnings and net period benefit cost

Oneida Financial Corp.
Notes to Consolidated Financial Statements
11.	Benefit Plans (Continued)
for the fiscal year. As a result, the Company increased January 1, 2008 opening retained earnings by $8,215, increased deferred income taxes by $41,093, decreased the pension liability by $102,732 and debited accumulated other comprehensive income for $69,854.
The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

	2009	2008
Change in benefit obligation:
Beginning benefit obligation	$2,351,556	$2,250,073
Service cost	26,716	27,200
Interest cost	135,800	134,793
Actuarial gain (loss)	39,755	158,930
Benefits paid	(221,788)	(219,440)

Ending benefit obligation	$2,332,039	$2,351,556

Change in plan assets, at fair value:
Beginning plan assets	$1,952,609	$2,878,899
Actual return on plan assets	370,819	(706,850)
Contributions	60,000	—
Benefits paid	(213,981)	(219,440)

Ending plan assets	2,169,447	1,952,609

Funded status at end of year	$(162,592)	$(398,947)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	2009	2008	2007
Net actuarial loss (gain)	$854,151	$1,110,377	$(80,740)
Prior service cost (credit)	—	—	—

	$854,151	$1,110,377	$(80,740)

The accumulated benefit obligation for the pension plan was $2,332,039 and $2,351,556 at year-end 2009 and 2008 respectively.
The net periodic pension cost and other amounts recognized in other comprehensive income for the years ended December 31 includes the following components:

	2009	2008	Transition	2007
Service cost benefits earned during the period	$26,716	$27,200	$6,800	$24,400
Interest cost on projected benefit obligation	135,800	134,793	33,874	133,564
Expected return on plan assets	(139,125)	(208,914)	(54,365)	(203,130)
Amortization of net loss	56,480	—	—	—

Net periodic pension benefit	$79,871	$(46,921)	$(13,691)	$(45,166)
Net loss (gain)	(199,746)	1,074,694	—	(115,016)
Prior service cost (credit)	—	—	—	—
Amortization of net loss	(56,480)	—	—	—

Total recognized in other comprehensive income	(256,226)	1,074,694	—	(115,016)

Total recognized in net periodic benefit cost and other comprehensive income	$(176,355)	$1,027,773	$(13,691)	$(160,182)

Oneida Financial Corp.
Notes to Consolidated Financial Statements
11.	Benefit Plans (Continued)
The estimated net loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $42,783.

Assumptions	2009	2008	2007
Weighted-average assumptions used to determine benefit obligation at year-end
Discount rate	6.03%	6.03%	6.25%

Weighted-average assumptions used to determine net periodic pension cost
Discount rate	6.03%	6.25%	6.25%
Expected return on plan assets	7.50%	7.50%	7.50%
Plan Assets
The Company’s overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers. The target allocations for System assets are shown in the table below. Cash equivalents consist primarily of short term investment funds. Equity securities primarily include investments in common stock and depository receipts.
Fixed income securities include corporate bonds, government issues and mortgage-backed securities. Other financial instruments primarily include rights and warrants.
The weighted average expected long-term rate of return is estimated based on current trends in the System’s assets as well as projected future rates of return on those assets and reasonable actuarial assumptions based on the guidance provided by ASOP No. 27 for long term inflation, and the real and nominal rate of investment return for a specific mix of asset classes. The following assumptions were used in determining the long-term rate of return:

Equity securities	Dividend discount model, the smoothed earnings yield model and the equity risk premium model

Fixed income securities	Current yield to maturity and forecasts of future yields

Other financial instruments	Comparison of the specific investment’s risk to that of fixed income and equity instruments and using judgment
The long term rate of return considers historical returns. Adjustments were made to historical returns in order to reflect expectations of future returns. These adjustments were due to factor forecasts by economists and long-term U.S. Treasury yields to forecast long-term inflation. In addition, forecasts by economists and others for long-term GDP growth were factored into the development of assumptions for earnings growth and per capital income.
Effective March 2009, the System revised its investment guidelines. The System currently prohibits its investment managers from purchasing the following investments; (1) Equity securities in emerging market countries as defined by the Morgan Stanley Emerging Markets Index, short sales, unregistered securities and margin purchases; (2) fixed income securities that are of BBB quality or less, CMOs that have an inverse floating rate and whose payments don’t include principal or which aren’t certified and guaranteed by the U.S. Government, ABS that aren’t issued or guaranteed by the U.S. or its agencies or its instrumentalities, non-agency residential subprime or ALT-A MBS and structured notes; and (3) other financial instruments such as unhedged currency exposure in

Oneida Financial Corp.
Notes to Consolidated Financial Statements
11.	Benefit Plans (Continued)
countries not defined as “high income economies” by the World Bank. All other investments not prohibited by the System are permitted. At December 31, 2009, the System holds certain investments which are no longer deemed acceptable to acquire. These positions will be liquidated when the investment managers deem that such liquidation is in the best interest of the System.
The Company’s pension plan asset allocation at year-end 2009 and 2008, target allocation for 2010 and expected long-term rate of return by asset category are as follows:

		Percentage of		Weighted-
	Target	Plan Assets		Average Expected
	Allocation	at December 31,		Long Term Rate
Asset Category	2010	2009	2008	of Return
Cash equivalents	0 - 20%	14%	10%	0%
Equity securities	40 - 60%	46%	48%	4.6%
Fixed income securities	40 - 60%	40%	41%	2.1%
Other financial instruments	0 - 5%	0%	1%	0%

Total		100%	100%	6.7%

The following table represents the Plan’s fair value hierarchy for its financial assets (investments), as defined previously measured at fair value on a recurring basis as of December 31, 2009:

		Fair Value Measurements
		at December 31, 2009 Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Plan Assets:
Cash equivalents
Short term investment funds	$294,071	$294,071	$—	$—
Equities
Common stock	970,858	970,858
Depository receipts	13,581	13,581
Other equities	10,764	10,764
Fixed income securities
Corporate bonds	206,883		206,883
Government issues	361,394		361,394
Collateralized mortgage obligations	52,565		52,565
FHLMC	87,836		87,836
FNMA	135,382		135,382
GNMA I	23,881		23,881
Other fixed income securities	12,232		12,232

Total	$2,169,447	$1,289,274	$880,173	$—

The table below presents a reconciliation of all plan assets measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2009:

Oneida Financial Corp.
Notes to Consolidated Financial Statements
11. Benefit Plans (Continued)

Beginning balance, January 1, 2009	$790,000
Actual return on plan assets:
Relating to assets still held at the reporting date	321,000
Relating to assets sold during the period	(348,000)
Purchases, sales, and settlements, net	(763,000)
Transfers in and/or out of Level 3	—

Ending balance, December 31, 2009	$—

The Company expects to contribute $0 for the year ending December 31, 2010.
The following benefit payments are expected to be paid:

Fiscal year ending December 31:
2010	$187,950
2011	183,155
2012	178,245
2013	179,926
2014	174,926
Years 2015 - 2019	846,413
In addition to the retirement plan, the Company sponsors a 401(k) savings plan which enables employees who meet the plan’s eligibility requirements to defer income on a pre-tax basis. Employees may elect to contribute a portion of their compensation, with the Company matching the contribution up to 5% of compensation. Employer contributions associated with the plan amounted to $570,401, $531,426 and $493,218 for the years ended December 31, 2009, 2008 and 2007, respectively.
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
Compensation expense approximated $337,000 for the year ended 2007. Of the 299,655 shares acquired on behalf of the ESOP 29,045 were released in December 31, 2007. As of December 31, 2007, all shares had been released and allocated to participants. In 2009 and 2008, the Company made a discretionary contribution to the plan and recorded compensation expense of $300,000 and $200,000 respectively for the plan to purchase additional shares to allocate to participants.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
12.	Stock Based Compensation Plans
The Company has two share based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $258,830, $165,654 and $174,806 for 2009, 2008 and 2007. The total income tax benefit was $99,649, $63,777, and $67,300.
Stock Option Plan
The Company’s 2000 Stock Option Plan, which is shareholder approved, permits the granting of share options to its directors, officer and key employees for up to 374,568 share of common stock. The exercise price of options granted is equal to the market value of the Company’s shares at the date of grant. All options granted expire by April 2010 and options vest and become exercisable ratably over a one to five-year period. The plan also has a reload feature which entitles the option holder, who has delivered common stock as payment of the exercise price for option stock, to a new option to acquire additional shares in the amount equal to the shares traded in. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised. The Company has a policy of using shares held as treasury stock to satisfy share option exercises. There were 9,243 shares available for future grants under the plan described above as of December 31, 2009 and 2008. Compensation recorded in conjunction with these plans was $78,543, $0 and $0 for 2009, 2008, and 2007, respectively.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The fair value of options granted was determined using the following weighted-average assumptions as of grant date:

	2009	2008	2007
Risk-free interest rate	0.50%	N/A	N/A
Expected stock price volatility	62.09%	N/A	N/A
Expected dividend rate	3.00%	N/A	N/A
Expected life	0.94	N/A	N/A
A summary of the activity in the stock option plan for 2009 follows:

	Options	Range of	Weighted Average
	Outstanding	Option	Exercise Price
	and	Price	Shares	Intrinsic
	Exercisable	Per Share	Outstanding	Value
Outstanding at December 31, 2008	168,967	$4.722 - $18.167	$7.707	$315,434
Granted	31,839	$10.750 - $11.250
Exercised	(77,131)	$4.722
Forfeited	(1,500)	14.773

Outstanding at December 31, 2009	122,175	$4.722 - $18.167	$10.401	$152,346

Oneida Financial Corp.
Notes to Consolidated Financial Statements
12.	Stock Based Compensation Plans (Continued)
There was no unrecognized compensation cost for this plan as of December 31, 2009 as all shares are vested under the terms of the plan. New grants are for the reload option feature which are expensed at date of grant.
Information related to the stock option plan during each year follows:

	2009	2008	2007
Intrinsic value of options exercised	$489,449	$26,164	$49,378
Cash received from option exercises	9,326	32,348	34,118
Shares received from option exercises	31,839	—	—
Tax benefit realized from option exercises	—	—	—
Weighted average fair value of options granted	2.467	—	—
At December 31, 2009, the weighted average information for outstanding and exercisable shares is as follows:

	Options Outstanding			Options Exercisable
		Weighted Average			Weighted
Range of			Remaining		Average
Exercise		Exercise	Life		Exercise
Price	Shares	Price	(Years)	Shares	Price
$4.722 - $5.45	36,009	$4.722	0.32	36,009	$4.722
$9.084 - $10.90	11,118	$10.216	0.32	11,118	$10.216
$10.90 - $12.717	40,957	$11.532	0.32	40,957	$11.532
$12.717 - $14.534	18,689	$14.000	0.32	18,689	$14.000
$14.534 - $16.350	5,100	$14.800	0.32	5,100	$14.800
$16.350 - $18.167	10,302	$17.247	0.32	10,302	$17.247

Total/Average	122,175	$10.401	0.32	122,175	$10.401

Recognition Plan
The Management Recognition and Retention Plan provides for the issuance of shares of restricted stock to directors, officers and key employees. Compensation expense equal to the market value of Oneida Financial Corp.’s stock on the grant date is recognized ratably over the five year vesting period for shares of restricted stock granted that will be fully vested at December 31, 2010. Compensation recorded in conjunction with these plans was $180,287, $165,654 and $174,806 for 2009, 2008, and 2007, respectively. Shares unallocated under the plan available for future awards were 11,286, 15,886 and 12,886 as of December 31, 2009, 2008 and 2007 respectively.
A summary of changes in the Company’s nonvested shares for the year follows:

		Weighted Average
		Grant-Date
Nonvested Shares	Shares	Fair Value
Nonvested at January 1, 2009	28,800	$11.44
Granted	4,000	8.98
Vested	(16,400)	11.14
Forfeited	—

Nonvested at December 31, 2009	16,400	$11.14

Oneida Financial Corp.
Notes to Consolidated Financial Statements
12.	Stock Based Compensation Plans (Continued)
As of December 31, 2009, there was a total of $165,376 of unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average of 2 years. The total fair value of shares vested during the years ended December 31, 2009, 2008 and 2007 were $146,780, $111,148 and $164,552 respectively.
13.	Non-Interest Income and Expenses
Non-interest income and non-interest expenses for the years ended December 31 consist of the following:

	2009	2008	2007
Non-interest income:
Service charges on deposit accounts	$2,615,542	$2,775,053	$2,546,514
Commissions and fees on sales of non-banking products	15,836,266	13,618,392	13,520,891
Cash surrender value increase	696,916	587,602	626,385
Other	1,735,606	1,337,208	1,144,157

Total non-interest income	$20,884,330	$18,318,255	$17,837,947

Non-interest expenses:
Salaries and employee benefits	$20,425,328	$18,127,522	$16,984,755
Building occupancy and equipment	4,748,134	4,739,353	4,427,212
FDIC and N.Y.S. assessment	1,121,204	121,300	94,849
Advertising	542,817	551,311	577,474
Postage and telephone	681,307	697,763	717,718
Director compensation	243,185	220,609	242,508
Professional fees	386,333	462,027	372,793
Travel and meetings	752,836	826,206	918,049
Insurance	344,388	257,052	388,703
Dues and subscriptions	167,944	185,356	205,661
Service fees	720,755	597,377	566,729
ORE expenses	38,423	11,898	26,344
Contributions	87,497	59,020	83,178
Sales tax	4,279	6,783	8,376
Other	1,455,056	1,239,498	795,774
Minority interest dividends	255,950	68,500	5,975
Intangible amortization	470,070	540,585	547,759

Total non-interest expenses	$32,445,506	$28,712,160	$26,963,857

14.	Commitments
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
The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows:

Oneida Financial Corp.
Notes to Consolidated Financial Statements
14.	Commitments (Continued)

	2009		2008
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$10,373,320	$2,034,200	$7,556,680	$4,528,250
Unused lines of credit	1,663,317	48,880,467	2,573,940	43,797,752
Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 4.36% to 6.75% and maturities ranging from 15 years to 30 years. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate.
15.	Dividends and Restrictions
The Company’s ability to pay dividends to its shareholders is largely dependent on the Bank’s ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. Retained earnings of the Bank are subject to certain restrictions under New York State Banking regulations. The amount of retained earnings legally available for dividends under these regulations was $703,565 and $1,891,284 as of December 31, 2009 and 2008 respectively.
In addition, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has indicated that banking organizations could generally pay dividends only out of current operating earnings.
The Board of Trustees of Oneida Financial MHC determines whether the MHC will waive or receive cash dividends declared by the Company each time the Company declares a cash dividend, which is expected to be on a semi-annual basis. The MHC may elect to receive dividends and utilize such funds to pay expenses or for other allowable purposes. The Office of Thrift Supervision (the “OTS”) has indicated that it does not object to the waiver of cash dividends by MHC subject to the following: (i) the Bank notifies OTS prior to paying any cash dividends to the Company if such a capital distribution becomes necessary and (ii) the Board of Trustees of the MHC must ratify the determination that the dividend waiver is consistent with the director’s fiduciary duties to the members of the federally chartered mutual holding company.
16.	Regulatory Matters
The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting

Oneida Financial Corp.
Notes to Consolidated Financial Statements
16.	Regulatory Matters (Continued)
practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2009, the Bank meets all capital adequacy requirements to which it is subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2009 and 2008, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
The Bank’s actual capital amounts and ratios are as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total Capital (to Risk Weighted Assets)	$42,634,376	10.73%	$31,799,429	8%	$39,749,286	10%
Tier I Capital (to Risk Weighted Assets)	$39,733,789	10.00%	$15,899,714	4%	$23,849,572	6%
Tier I Capital (to Average Assets)	$39,733,789	7.19%	$22,101,172	4%	$27,626,465	5%

As of December 31, 2008:
Total Capital (to Risk Weighted Assets)	$37,214,182	10.21%	$29,164,557	8%	$36,456,596	10%
Tier I Capital (to Risk Weighted Assets)	$34,589,899	9.49%	$14,582,279	4%	$21,873,418	6%
Tier I Capital (to Average Assets)	$34,589,899	6.64%	$20,836,854	4%	$26,046,068	5%
The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances and new dividends. Management believes this test is met.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
17. Parent Company Statements
     Condensed financial information of Oneida Financial Corp. follows:
Condensed Balance Sheets

	December 31,
	2009	2008
Assets:
Cash	$149,797	$37,385
Investments in and advances to subsidiary	59,735,244	53,008,623
Other assets	187,772	74,030

Total assets	$60,072,813	$53,120,038

Liabilities and shareholders’ equity:
Other liabilities	$139,500	$—
Due to related parties	817,140	850,796
Shareholders’ equity	59,116,173	52,269,242

Total liabilities and shareholders’ equity	$60,072,813	$53,120,038

Condensed Statements of Income

	Years Ended December 31,
	2009	2008	2007
Revenue:
Dividends from subsidiary	$2,000,000	$—	$—
Interest on investments and deposits	725	13,571	52,941
Rental income	—	51,322	307,935

Total revenue	2,000,725	64,893	360,876

Expenses:
Compensations and benefits	139,500	23,360	93,739
Other expenses	171,436	153,620	254,117

Total expenses	310,936	176,980	347,856

Income (loss) before taxes and equity in undistributed net income of subsidiary	1,689,789	(112,087)	13,020

Benefit for income taxes	(120,000)	(35,000)	—

Income (loss) before equity in undistributed net income of subsidiary	1,809,789	(77,087)	13,020

Equity in undistributed net income (loss):
Subsidiary bank	2,303,568	(1,600,003)	3,491,287

Net income (loss)	$4,113,357	$(1,677,090)	$3,504,307

Oneida Financial Corp.
Notes to Consolidated Financial Statements
17. Parent Company Statements (Continued)
Condensed Statements of Cash Flow

	Years Ended December 31,
	2009	2008	2007
Operating activities:
Net income (loss)	$4,113,357	$(1,677,090)	$3,504,307
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	—	16,976	105,377
ESOP shares earned	—	—	337,408
Other assets/liabilities, net	25,757	(125,882)	(44,077)
Equity in undistributed net loss (income) of subsidiary bank	(2,303,568)	1,600,003	(3,491,287)

Net cash provided by (used by) operating activities	1,835,546	(185,993)	411,728

Investing activities:
Proceeds from sales of investment securities	—	—	292,000
Purchase of premises and equipment	—	—	(287,416)
Disposition of premises and equipment	—	3,204,282	—
Change in due from related parties	(33,655)	(2,155,199)	1,474,836

Net cash (used in) provided by investing activities	(33,655)	1,049,083	1,479,420

Financing activities:
Purchase of treasury stock	(379,976)	(20,277)	(65,159)
Dividends paid	(1,673,714)	(1,662,053)	(1,648,916)
Exercise of stock options (using treasury stock)	364,211	32,347	34,118

Net cash (used in) provided by financing activities	(1,689,479)	(1,649,983)	(1,679,957)

Net increase (decrease) in cash and cash equivalents	112,412	(786,893)	211,191

Cash and cash equivalents at beginning of year	37,385	824,278	613,087

Cash and cash equivalents at end of year	$149,797	$37,385	$824,278

Oneida Financial Corp.
Notes to Consolidated Financial Statements
18. Earnings per Share
Earnings per common share have been computed based on the following for the years ended December 31:

	2009	2008	2007
Basic
Distributed earnings allocated to common stock	$1,659,891	$1,640,933	$1,618,964
Undistributed earnings allocated to common stock	2,434,505	(3,320,069)	1,844,445

Net earnings allocated to common stock	$4,094,396	$(1,679,136)	$3,463,409

Weighted average common shares outstanding including shares considered participating securities	7,789,021	7,757,205	7,729,653
Less: Average participating securities	(16,400)	(28,800)	(45,600)

Weighted average shares	7,772,621	7,728,405	7,684,053

Basic earnings per share	$0.53	$(0.22)	$0.45

Diluted
Net earnings allocated to common stock	$4,094,396	$(1,679,136)	$3,463,409

Weighted average common shares outstanding for basic	7,772,621	7,728,405	7,684,053
Dilutive effect of stock options	27,949	54,592	67,485

Weighted average shares	7,800,570	7,782,997	7,751,538

Diluted earnings per share	$0.52	$(0.22)	$0.45

Stock options for 86,166, 106,675 and 53,820 shares of common stock were not considered in computing dilutive earnings per common share for 2009, 2008, and 2007 respectively because they were anti-dilutive.
19. Other Comprehensive Income (Loss)
Other comprehensive income (loss) components and related tax effects were as follows:

Oneida Financial Corp.
Notes to Consolidated Financial Statements
19. Other Comprehensive Income (Loss) (Continued)

	2009	2008	2007
Unrealized (losses) gains on available for sale securities Available for sale securities:
Unrealized holding gains (losses) on securities arising during period	$3,422,451	$(3,979,420)	$(2,167,052)
Less: reclassification adjustment for (gains) realized in income	(787,842)	(62,854)	(352,825)

Net unrealized gains (losses)	2,634,609	(4,042,274)	(2,519,877)
Tax effect	(1,053,844)	1,616,910	1,007,951

Net-of-tax amount	1,580,765	(2,425,364)	(1,511,926)

Other-than-temporary impaired securities:
Unrealized holding (losses) on securities arising during period	$(2,908,143)	$(1,021,845)	$—
Less: reclassification adjustment for losses realized in income	2,294,841	1,021,845	—

Net unrealized (losses)	(613,302)	—	—
Tax effect	245,321	—	—

Net-of-tax amount	(367,981)	—	—

Change in unrealized loss on pension liability	648,051	(2,375,636)	228,994
Tax effect	(259,220)	950,254	(91,598)

Net-of-tax amount	388,831	(1,425,382)	137,396

	$1,601,615	$(3,850,746)	$(1,374,530)

The following is a summary of the accumulated other comprehensive income balances, net of tax:

	Balance	Current	Balance
	at	Period	at
	12/31/2008	Change	12/31/2009
Unrealized (losses) gains on securities available for sale	$(3,199,447)	$1,212,783	$(1,986,664)
Unrealized loss on pension benefits	(2,363,034)	388,832	(1,974,202)

Total	$(5,562,481)	$1,601,615	$(3,960,866)

20. Segment Information
The Company has determined that it has four primary business segments, its banking franchise, its insurance activities, its employee benefit consulting activities and its risk management activities. For the years ended December 31, 2009, 2008 and 2007, the Company’s insurance activities consisted of those conducted through its wholly owned subsidiary, Bailey & Haskell Associates, Inc. For the years ended December 31, 2009, 2008 and 2007, the benefit consulting activities consisted of those conducted through its wholly owned subsidiary, Benefit Consulting Group Inc. For the year ended December 31, 2009 and 2008, the risk management activities consisted of those conducted through its wholly owned subsidiary Workplace Health Solutions Inc.; a segment that did not exist prior to 2008. Information about the Company is presented in the following table for the periods indicated:

Oneida Financial Corp.
Notes to Consolidated Financial Statements
20. Segment Information (Continued)

	2009
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total
Net interest income	$17,427,420	$—	$—	$—	$17,427,420
Provision for loan losses	760,000	—	—	—	760,000

Net interest income after provision for loan losses	16,667,420	—	—	—	16,667,420

Non-interest income	5,266,097	9,694,191	5,650,646	491,429	21,102,363
Non-interest expenses	16,545,145	8,580,478	4,532,450	709,346	30,367,419
Depreciation and amortization	1,699,210	223,847	153,430	1,600	2,078,087

Income (loss) before taxes	3,689,162	889,866	964,766	(219,517)	5,324,277

Income tax expense (benefit)	517,720	378,000	405,200	(90,000)	1,210,920

Net income (loss)	$3,171,442	$511,866	$559,566	$(129,517)	$4,113,357

Total Assets	$571,983,646	$19,962,553	$4,389,768	$89,526	$596,425,493

	2008
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total
Net interest income	$15,652,705	$—	$—	$—	$15,652,705
Provision for loan losses	525,000	—	—	—	525,000

Net interest income after provision for loan losses	15,127,705	—	—	—	15,127,705

Non-interest (loss) income	(3,933,827)	8,483,321	5,015,527	119,544	9,684,565
Non-interest expenses	14,497,015	7,620,924	4,052,298	391,934	26,562,171
Depreciation and amortization	1,714,045	249,640	185,224	1,080	2,149,989

(Loss) Income before taxes	(5,017,182)	612,757	778,005	(273,470)	(3,899,890)

Income tax (benefit) expense	(2,773,000)	330,500	325,000	(105,300)	(2,222,800)

Net (loss) income	$(2,244,182)	$282,257	$453,005	$(168,170)	$(1,677,090)

Total Assets	$523,447,403	$15,607,987	$4,857,175	$57,552	$543,970,117

Oneida Financial Corp.
Notes to Consolidated Financial Statements
20. Segment Information (Continued)

	2007
	Banking	Insurance	Consulting
	Activities	Activities	Activities	Total
Net interest income	$13,645,042	$—	$—	$13,645,042
Provision for loan losses	—	—	—	—

Net interest income after provision for loan losses	13,645,042	—	—	13,645,042

Non-interest income	4,669,881	9,925,204	3,595,687	18,190,772
Non-interest expenses	13,802,743	8,197,710	3,009,337	25,009,790
Depreciation and amortization	1,492,222	236,843	225,002	1,954,067

Income before taxes	3,019,958	1,490,651	361,348	4,871,957

Income tax expense	759,650	500,000	108,000	1,367,650

Net income	$2,260,308	$990,651	$253,348	$3,504,307

Total Assets	$505,109,464	$19,631,205	$4,083,910	$528,824,579

The following represents a reconciliation of the Company’s reported segment assets to consolidated assets as of December 31:

Assets	2009	2008
Total assets for reportable segments	$596,425,493	$543,970,117
Elimination of intercompany cash balances	(5,919,162)	(3,840,349)

Consolidated total	$590,506,331	$540,129,768

The accounting policies of the segment are the same as those described in the summary of significant accounting policies.
21. Quarterly Financial Data (Unaudited)

	Interest	Net Interest	Net
2009	Income	Income	Income (Loss)	Basic	Diluted
	(Dollars in thousands)
First Quarter	$6,232	$4,059	$1,114	$0.14	$0.14
Second Quarter	6,225	4,291	1,069	0.14	0.14
Third Quarter	6,234	4,442	696	0.09	0.09
Fourth Quarter	6,311	4,635	1,234	0.16	0.16

2008

First Quarter	$6,725	$3,723	$429	$0.06	$0.06
Second Quarter	6,718	3,867	646	0.08	0.08
Third Quarter	6,651	3,924	(4,428)	(0.57)	(0.57)
Fourth Quarter	6,639	4,139	1,676	0.22	0.22

Oneida Financial Corp.
Notes to Consolidated Financial Statements
22. Adoption of Plan of Conversion and Reorganization (unaudited)
On February 9, 2010, the Board of Directors of Oneida Financial, MHC (“MHC”) and Oneida Savings Bank (“Bank”) adopted a Plan of Conversion and Reorganization providing for the conversion of the MHC into the capital stock form of organization resulting in the formation of a new federally-chartered stock holding company, Oneida Financial Corp. - New (“Holding Company”). Under the plan, the existing shares of the Company’s common stock owned by Public Stockholders will be converted pursuant to an exchange ratio into shares of common stock of the Holding Company (“Holding Company Common Stock”). Simultaneously, with the Conversion and Reorganization, the Holding Company will conduct a stock offering which represents the 55.2% ownership interest in Oneida Financial Corp. now owned by the MHC. The Conversion will result in the Bank being wholly owned by a state-chartered stock holding company which is owned by public stockholders. Shares of conversion stock will be offered in a subscription offering in descending order of priority to eligible deposit account holders, the Bank’s tax qualified employee benefit plan, then to other depositors of the Bank. Any shares of the Stock Holding Company’s common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to natural persons residing in the bank’s market area.
Upon completion of the plan, the public will own 100% of the outstanding stock of the Holding Company. The Holding Company will own 100% of the Bank. The Bank may not pay dividends to the Holding Company if the dividends would cause the Bank to fall below the “well capitalized” capital threshold.
The Holding Company intends to contribute approximately 50% of the proceeds of the offering to the Bank. The balance will be retained as the Holding Company’s initial capitalization and may be used for general business purposes including investment in securities, repurchasing shares of its common stock, paying dividends as well as to effect corporate transactions, including mergers, acquisitions and branch expansions. The funds received by the Bank will be used for general business purposes including originating loans and purchasing securities and may also be used for growth through expansion of the branch office network.
The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) the MHC’s ownership interest in the Company’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC used in the prospectus. The plan of conversion also provides the establishment of a bank liquidation account at the Bank to support the Holding Company’s liquidation account. The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of the Holding Company and the Bank or a liquidation solely of the Bank. Specifically, in the unlikely event that either the Bank or the Holding Company and the Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to eligible depositors of their interests in the liquidation account maintained by the Holding Company.
Offering costs will be deferred and deducted from the proceeds of the shares sold in the stock offering. If the offering is not completed, all costs will be charged to expense. At December 31, 2010 (unaudited), approximately $83,000 of expense has been incurred.