Form 10-K/A, Exhibit 13
period 2009-12-31
ONEIDA FINANCIAL CORP
filed 2010-05-28
CIK 1070190

Exhibit 13
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

     Oneida Financial Corp. invests in bank-owned life insurance to provide a funding source for benefit plan obligations. Bank-owned life insurance also generally provides non-interest income that is nontaxable. Federal regulations generally limit the investment in bank-owned life insurance to 25% of the sum of Oneida Savings Banks’ tier 1 capital and its allowance for loan losses. At December 31, 2009, this limit was $10.6 million, and our investment in bank-owned life insurance at that date totaled $15.7 million. We exceeded the limit as a result of acquiring bank-owned life insurance as part of a small bank acquisition as well as a large capital reduction in 2008 due to the write down of our Freddie Mac preferred stock. After the completion of the conversion and offering, it is expected that we will no longer exceed the limit as a result of the increased capital from the offering.
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
     Stockholders’ Equity. Total stockholders’ equity at December 31, 2009 was $59.1 million, an increase of $4.3 million, or 7.8%, from $54.8 million at December 31, 2008. The increase in stockholders’ equity reflects the contribution of net income of $4.1 million. In addition, there was an increase in accumulated other comprehensive income (“AOCI”) of $1.6 million at December 31, 2009 resulting from an increase in the market value of mortgage-backed and investment securities and the change in the unrealized loss on pension benefits. Changes in interest rates and market volatility resulted in a decrease in the net unrealized loss on our available for sale securities. The unrealized losses are primarily related to our trust preferred securities in both periods. The change in AOCI is also the result of recognizing a portion of the unrealized losses from the prior period as an other-than-temporary impairment charge in the current period which is recognized through earnings and therefore a decrease in net income in the current period. During 2009, the amount of OTTI charged to earnings was $1.8 million net of income taxes as compared with $440,000 net of taxes in 2008 and no OTTI charged to earnings in 2007.
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

Comparison of Operating Results for the Years Ended December 31, 2009 and December 31, 2008
     General. Net income for the year ended December 31, 2009 was $4.1 million compared to a net loss of $1.7 million for the year ended December 31, 2008. For the year ended December 31, 2009, the basic net income per share was $0.53 as compared with the 2008 reported basic loss per share of $0.22. The increase in net income is primarily the result of an increase in net interest income, an increase in non-interest income and an increase in the fair value of trading securities. These increases in income were partially offset by an increase in non-interest expense, an increase in income tax provision, an increase in net investment losses and an increase in provision for loan losses during 2009 as compared with 2008. The net loss in 2008 was largely due to noncash investment charges of $8.7 million, an increase in the provision for loan losses and an increase in non-interest expenses. Partially offsetting the factors attributable to the net loss were increases in net interest income and non-interest income and a decrease in the provision for income taxes.
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
     The increase in the provision from 2008 to 2009 was a result of an increase in charge-offs taken during 2009 and provisions for loan impairments which were partially offset by a decrease in loan balances. During 2009, we identified an impaired commercial lending relationship with a principal balance of $2.2 million as of December 31, 2009. At December 31, 2009, a specific allowance of $570,000 had been established for that loan. As of December 31, 2009, the borrower of the impaired loan has made all payments as agreed. Nonperforming loans remained at low levels during the years ended December 31, 2009 and 2008, totaling $551,000 or 0.09% of total assets at December 31, 2009 compared with $513,000 or 0.09% of total assets at December 31, 2008. Net charge-off activity for the year ended December 31, 2009 was $483,000 as compared with $412,000 in net charge-offs during 2008. The balance of the allowance for loan losses was $2.9 million or 0.98% of loans receivable at December 31, 2009 compared with $2.6 million or 0.87% of loans receivable at December 31, 2008.
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
     We experienced an increase in income from the sale and servicing of fixed-rate residential real estate loans. Such income increased to $985,000 during 2009 compared with $465,000 during 2008. The increase is primarily the result of an increase in the volume of loan activity in 2009 as compared with 2008. ‘

     We have identified the preferred and common equity securities we hold in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the year ended December 31, 2009 the market value of our trading securities increased $1.7 million as compared with a decrease of $7.7 million in the 2008 period. The 2008 period was negatively impacted by the significant decline in value of Freddie Mac perpetual preferred stock following the announcement by the United States Treasury and the FHFA that Freddie Mac was placed under conservatorship during September 2008.
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
Comparison of Operating Results for the Years Ended December 31, 2008 and December 31, 2007
     General. For the year ended December 31, 2008 we incurred a net loss of $1.7 million compared to net income of $3.5 million for the year ended December 31, 2007. For the year ended December 31, 2008, the basic net loss per share was $0.22 as compared with the 2007 reported basic earnings per share of $0.45. The net loss was largely due to noncash investment charges of $8.7 million, an increase in the provision for loan losses and an increase in non-interest expenses. Partially offsetting the factors attributable to the net loss was an increase in net interest income and non-interest income and a decrease in the provision for income taxes.
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
Application of Critical Accounting Policies
     Oneida Financial Corp.’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation allowance to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.
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

(Dollars in thousands)		Payments Due In
		One Year or	One to Three	Three to Five	Over Five
Contractual Obligation	Note Reference	Less	Years	Years	Years	Total
Certificates of Deposit	8	$123,358	$22,385	$11,156	$4	$156,903
Borrowings	9	$19,000	$6,000	$6,000	—	$31,000

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
     The Board of Directors of the Company declared two semiannual cash dividends during the year ended December 31, 2009, as shown in the table above. The Board will review the dividend regularly and expects to maintain a regular semiannual dividend in the future, based upon the Company’s earnings, financial condition and other factor.
     Stock Performance Graph. Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the Common Stock for the period beginning December 31, 2004, as reported by the Nasdaq Market, through December 31, 2009, (b) the cumulative total return on stocks included in the S&P 500 Index over such period,(c) the cumulative total return on stocks included in the Nasdaq Bank Index over such period, and (d) the cumulative total return of publicly traded thrifts or thrift holding companies in the mutual holding company structure over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.

	Period Ending
Index	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
Oneida Financial Corp.	100.00	75.02	92.13	78.14	64.17	81.03
S&P 500	100.00	103.00	117.03	121.16	74.53	92.01
MHC Thrifts	100.00	99.42	132.27	112.43	115.50	101.13
NASDAQ Bank Index	100.00	95.67	106.20	82.76	62.96	51.31

     Assuming an initial investment in the Common Stock of Oneida Financial Corp. of $100.00 at December 31, 2003, the cumulative total value with dividends reinvested would be $81.03 at December 31, 2009.

Oneida Financial Corp.
Consolidated Financial Statements
December 31, 2009 and 2008

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

Oneida Financial Corp.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2009, 2008 and 2007

								Common Stock
						Accumulated		Issued Under
			Additional			Other		Employee
	Common Stock		Paid-In	Retained	Comprehensive	Comprehensive	Treasury	Stock Plans -	Noncontrolling
	Shares	Amount	Capital	Earnings	Income	Income (Loss)	Stock	Unearned	Interest	Total
Balance at December 31, 2006	8,322,452	$83,225	$18,704,350	$44,579,507	—	$(1,786,692)	$(3,038,926)	$(141,678)	$60,000	$58,459,786
Net income				3,504,307	$3,504,307					3,504,307

Other comprehensive income, net of tax
Unrealized losses on securities arising during period					(2,167,052)
Reclassification adjustment for gains included in net income					(352,825)

Net unrealized holding losses					(2,519,877)
Change in unrealized loss on pension benefits					228,994

Other comprehensive loss before tax					(2,290,883)
Income tax benefit					916,353

Other comprehensive loss, net of tax					(1,374,530)	(1,374,530)				(1,374,530)

Comprehensive income					$2,129,777

Shares issued under ESOP plan			195,730					141,678		337,408
Shares earned under stock plans			153,210							153,210
Common stock cash dividends: $.48 per share				(1,648,916)						(1,648,916)
Stock repurchased									(1,000)	(1,000)
Treasury stock purchased							(65,159)			(65,159)
Treasury stock reissued			(177)				34,295			34,118

Balance at December 31, 2007	8,322,452	$83,225	$19,053,113	$46,434,898	—	$(3,161,222)	$(3,069,790)	$—	$59,000	$59,399,224
Reclassification adjustment to initially apply fair value guidance, net of tax				(1,519,341)		1,519,341				—
Adjustment to initially apply measurement provisions of pension guidance				8,215		(69,854)				(61,639)
Net loss				(1,677,090)	$(1,677,090)					(1,677,090)

Other comprehensive loss, net of tax
Unrealized losses on securities arising during period					(5,001,265)
Reclassification adjustment for losses included in net income					958,991

Net unrealized holding losses					(4,042,274)
Change in unrealized loss on pension benefits					(2,375,636)

Other comprehensive loss before tax					(6,417,910)
Income tax benefit					2,567,164

Other comprehensive loss, net of tax					(3,850,746)	(3,850,746)				(3,850,746)

Comprehensive loss					$(5,527,836)

Shares earned under stock plans			165,654							165,654
Tax benefit from stock plans			2,822							2,822
Common stock cash dividends: $.48 per share				(1,662,053)						(1,662,053)
Stock issued									2,501,000	2,501,000
Treasury stock purchased							(20,277)			(20,277)
Treasury stock reissued			(168)				32,515			32,347

Balance at December 31, 2008	8,322,452	$83,225	$19,221,421	$41,584,629	—	$(5,562,481)	$(3,057,552)	$—	$2,560,000	$54,829,242

(Continued)

Oneida Financial Corp.
Consolidated Statements of Stockholders’ Equity (Continued)
Years Ended December 31, 2009, 2008 and 2007

								Common Stock
						Accumulated		Issued Under
			Additional			Other		Employee
	Common Stock		Paid-In	Retained	Comprehensive	Comprehensive	Treasury	Stock Plans -	Noncontrolling
	Shares	Amount	Capital	Earnings	Income (Loss)	Income (Loss)	Stock	Unearned	Interest	Total
Balance at December 31, 2008 (continued)	8,322,452	$83,225	$19,221,421	$41,584,629		$(5,562,481)	$(3,057,552)	$—	$2,560,000	$54,829,242
Net income				4,113,357	$4,113,357					4,113,357

Other comprehensive loss, net of tax
Unrealized gains on securities arising during period					514,308
Reclassification adjustment for losses included in net income					1,506,999

Net unrealized holding losses					2,021,307
Change in unrealized loss on pension benefits					648,051

Other comprehensive income before tax					2,669,358
Income tax benefit					1,067,743

Other comprehensive income, net of tax					1,601,615	1,601,615				1,601,615

Comprehensive income					$5,714,972

Shares earned under stock plans			258,830							258,830
Tax benefit from stock plans			3,608							3,608
Common stock cash dividends: $.48 per share				(1,673,714)						(1,673,714)
Stock repurchased									(1,000)	(1,000)
Treasury stock purchased							(379,976)			(379,976)
Treasury stock reissued			(1,903)				366,114			364,211

Balance at December 31, 2009	8,322,452	$83,225	$19,481,956	$44,024,272	—	$(3,960,866)	$(3,071,414)	$—	$2,559,000	$59,116,173

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
A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principle or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral dependent loans are measured for impairment based on the estimated fair value of the collateral. Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

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
Mortgage Servicing Rights (Continued)
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
Bank Owned Life Insurance (Continued)
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
The Company adopted guidance issued by the FASB with respect to accounting for uncertainty in income taxes as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.
The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Oneida Financial Corp.
Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)
Income Taxes (Continued)
All companies included in the consolidated financial statements operate under tax sharing agreements and are allocated income taxes based on their operating income and applicable effective income tax rate. All amounts due to or from are settled annually.

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

Earnings per Share
Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period, excluding outstanding participating securities. ESOP shares are considered outstanding for the calculation unless unearned. Unvested share-based payment awards that contain nonforfeitable dividends are participating securities and are included in the computation of earnings per share pursuant to the two-class method. The Company has determined that its outstanding non-vested stock awards are participating securities. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and awards using the treasury

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
This guidance was effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. This guidance was adopted April 1, 2009. There was no transfers between retained earnings and accumulated other comprehensive income upon adoption of this guidance. As a result of implementing this guidance, the amount of other-than-temporary impairment recognized in the income statement for the year ended December 31, 2009 was $2.3 million. Had the standard not been issued, the other-than-temporary impairment that would have been recognized in income for the period would have been $2.9 million.
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

	2009
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$23,951,698	$162,684	$230,648	$23,883,734
Corporate	16,739,255	246,263	779,971	16,205,547
Trust preferred securities	9,435,890	—	3,515,126	5,920,764
State and municipals	17,643,641	486,916	142,555	17,988,002
Small Business Administration	12,243	—	143	12,100

	$67,782,727	$895,863	$4,668,443	$64,010,147

Mortgage-backed securities
Fannie Mae	$16,418,038	$548,210	$42,357	$16,923,891
Freddie Mac	14,901,761	574,751	5,833	15,470,679
Government National Mortgage Assoc	11,982,885	330,582	15,243	12,298,224
Collateralized Mortgage Obligations	6,758,271	49,957	978,591	5,829,637

	$50,060,955	$1,503,500	$1,042,024	$50,522,431

Total available-for-sale	$117,843,682	$2,399,363	$5,710,467	$114,532,578

Held-to-Maturity
Investment Securities
Debt securities:
U. S. Agencies	$22,975,417	$113,368	$164,311	$22,924,474
State and municipals	8,615,302	335,117	25,410	8,925,009
Small Business Administration	886,546	—	3,865	882,681

	$32,477,265	$448,485	$193,586	$32,732,164

Mortgage-backed securities
Fannie Mae	$9,964,536	$42,842	$—	$10,007,378
Government National Mortgage Assoc	5,250,349	3,629	27,276	5,226,702

	$15,214,885	$46,471	$27,276	$15,234,080

Total held-to-maturity	$47,692,150	$494,956	$220,862	$47,966,244

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)

	2008
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Available-for-sale
Investment Securities
Debt securities:
U. S. Agencies	$21,002,009	$215,847	$13,254	$21,204,602
Corporate	16,052,259	—	3,378,655	12,673,604
Trust preferred securities	11,749,677	—	2,541,750	9,207,927
State and municipals	17,273,625	223,495	149,804	17,347,316
Small Business Administration	13,096	—	188	12,908

	$66,090,666	$439,342	$6,083,651	$60,446,357

Mortgage-backed securities
Fannie Mae	19,640,184	$282,417	$82,617	$19,839,984
Freddie Mac	22,857,048	416,112	82,672	23,190,488
Government National Mortgage Assoc	23,938,697	533,185	24,422	24,447,460
Collateralized Mortgage Obligations	7,568,970	—	730,105	6,838,865

	$74,004,899	$1,231,714	$919,816	$74,316,797

Total available for sale	$140,095,565	$1,671,056	$7,003,467	$134,763,154

The amortized cost and fair value of the investment securities portfolio are shown by expected maturities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2009
	Amortized	Fair
	Cost	Value
Available-for-sale
Within one year	$6,055,255	$5,960,786
After one year through five years	15,477,926	15,267,625
After five years through ten years	28,431,307	28,772,022
After ten years	17,818,239	14,009,714

Total	$67,782,727	$64,010,147

Held-to-maturity
Within one year	$53,179	$53,593
After one year through five years	7,160,000	7,272,752
After five years through ten years	19,602,014	19,554,985
After ten years	5,662,072	5,850,834

Total	$32,477,265	$32,732,164

	December 31, 2008
	Amortized	Fair
	Cost	Value
Available-for-sale
Within one year	$3,645,788	$3,659,301
After one year through five years	16,711,146	14,686,950
After five years through ten years	25,639,849	25,643,133
After ten years	20,093,883	16,456,973

Total	$66,090,666	$60,446,357

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)
Sales of available-for-sale securities were as follows:

	2009	2008	2007
Proceeds	$31,953,561	$31,666,785	$22,928,266
Gross Gains	$790,839	$200,727	$372,074
Gross Losses	$2,997	$137,873	$19,249
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
When OTTI occurs, for either debt securities or purchased beneficial interest that, on the purchase date, were rated below AA, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of this investment.
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
At December 31, 2009, of the five non-agency collateralized mortgage obligations in an unrealized loss position; four were in a continuous unrealized loss position of 12 months or more. All were rated Aaa or better at time of purchase. Two are currently rated below investment grade. We have assessed these securities in an unrealized loss position at December 31, 2009 and determined that the decline in fair value was temporary except for one collateralized mortgage obligation. The Bank currently has a $1.0 million obligation rated below investment grade that based on expected cash flows, delinquencies and credit support that the Company has considered impaired. The unrealized losses at December 31, 2009 and 2008 were $237,000 and $224,000 respectively. The one security had an OTTI loss of $25,000 of which $13,100 was recorded as expense during the period and $12,000 was recorded in other comprehensive income. This security remains classified as available-for-sale at December 31, 2009. For the other securities, we believe the decline in fair value was caused by the significant widening in liquidity spreads across sectors related to the continued illiquidity and uncertainty in the markets and not the credit quality of the individual issuer or underlying assets. In making this determination, we considered the period of time the securities were in a loss position, the percentage decline in comparison to the securities’ amortized cost, the financial condition of the issuer, and the delinquency or default rates of the underlying collateral. The Company monitors to insure it has adequate credit support. Included in the four securities with unrealized losses considered temporary

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
Trust Preferred Securities
The Company currently has $5.9 million invested in nine trust preferred securities as of December 31, 2009 whose unrealized losses have been in a continuous loss position exceeding 12 months or more. All of the trust preferred securities are pooled issuances. Of the $5.9 million, $1.9 million have variable rates of interest. $1.9 million of the investments are on nonaccrual as of December 31, 2009. The unrealized losses at December 31, 2009 and December 31, 2008 on the nine securities totaled $3.5 million and $2.5 million respectively.
The following table provides detailed information related to the trust preferred securities held as of December 31, 2009:

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)

									Expected
							Number of	Actual	Additional	Excess
							Banks and	Deferrals and	Deferrals and	Subordination
							Insurance	Defaults	Defaults	Defaults
							Companies	as % of	as % of	as % of
		Book	Fair	Unrealized	Realized	Lowest	Currently	Original	Performing	Performing
Description	Class	Value (2)	Value	Loss	Loss (2) (3)	Rating (1)	Performing	Collateral	Collateral	Collateral
Preferred Term Ltd	Mezz	$1,152,210	$958,575	$(193,635)	$63,571	Caa1	26	19.46%	10.90%	-5.14%
Preferred Term Ltd	Mezz	2,296,355	1,840,465	(455,890)	137,710	Caa1	26	19.46%	10.90%	-5.14%
Preferred Term Ltd	Mezz	1,530,903	1,226,977	(303,926)	91,807	Caa1	26	19.46%	10.90%	-5.14%
Preferred Term X	B-3	1,137,043	512,977	(624,066)	839,207	Ca	39	38.57%	12.39%	-50.46%
Preferred Term XV	B-2	944,573	462,075	(482,498)	55,427	Ca	57	23.58%	12.88%	-21.28%
Preferred Term XV	B-3	951,305	470,466	(480,839)	48,695	Ca	57	23.58%	12.88%	-21.28%
Preferred Term XXVI	C-1	985,191	276,459	(708,732)	—	C	45	24.99%	14.37%	-17.90%
Preferred Term XXVI	D-1	—	—	—	496,788	N/R	45	24.99%	14.37%	-26.82%
MMCF IX	B-2	438,310	172,770	(265,540)	548,536	Caa3	24	27.74%	12.39%	-37.33%

		$9,435,890	$5,920,764	$(3,515,126)	$2,281,741

(1)	The table above presents ratings information as of December 31, 2009. The securities had “investment grade” ratings by Moody’s (Baa2 or better) at the time of purchase, but have since been downgraded by the ratings agencies

(2)	Book value has been reduced by realized losses to reflect a new amortized cost basis.

(3)	Represents life to date cumulative loss recognized in the income statement.
The structuring of trust preferred securities generally provide for a waterfall approach to absorbing losses whereby lower tranches are initially impacted and more senior tranches are impacted after lower tranches can no longer absorb losses. Likewise, the waterfall approach also applies to principal and interest payments received, as senior tranches have priority over lower tranches in the receipt of payments. In addition, there may be multiple classes within a single tranche that react differently to assumptions utilized in cash flow models due to the different features of the class such as fixed rate, floating rate, or a combination of both. In determining the amount of “currently performing” collateral for purposes of the table above, the total amount of issuers’ balances outstanding have been reduced by the amount in deferral and default. Also, for some of the securities, management has further reduced the total performing balance for the effects of issuers’ subsequent announcements of their intent to defer on the next applicable payment, and for other relevant circumstances through the date of issuance of the financial statements. Management considered all such announcements and circumstances known to us in evaluating the pooled trust preferred securities for OTTI as of December 31, 2009.
In the table above, “Excess Subordination Defaults as % of Performing Collateral” (Excess Subordination Ratio) was calculated as follows: Total face value of performing collateral minus Face value of all outstanding note balances not subordinate to our investment, divided by Total face value of performing collateral. The Excess Subordination Ratio measures the extent to which there may be tranches within each pooled trust preferred structure available to absorb credit losses before the Company’s securities would be adversely impacted. In 2008 and 2009, the amount of deferrals and defaults on the pools described above rose significantly, which has resulted in substantial reductions in the amounts of performing collateral. As a result, the negative Excess Subordination Ratio percentages shown in the table signify there is no support from subordinate tranches available to absorb losses before the Company’s securities would be adversely impacted. A negative Subordination Ratio is not definitive, in isolation, for determining whether or not OTTI should be

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)
recorded for a pooled trust preferred security. Other factors affect the timing and amount of cash flows available for payments to the note holders (investors), including the excess interest paid by the issuers (the issuers typically pay higher rates of interest than are paid out to the note holders).
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

Significant inputs at December 31, 2009
Annual prepayment	0% annually, 100% at maturity
Projected severity of loss on specific defaults/deferrals	85% - 100%
Projected additional defaults:
QTR 1 — 2010	1% (not annualized)
Thereafter	0.50% applied annually
Projected severity of loss on additional defaults	85% - 100%
Present value discount rates for OTTI	5.39% - 9.48%
Present value discount rates for fair value	12%
The discount rates range can vary depending on the index the instruments are tied to as well as the spread for each instrument. The Company uses market-based yield indicators as a baseline for determining appropriate discount rates, and then adjusts the resulting discount rates on the basis of its credit and structural analysis of specific trust preferred securities. The Company looks principally to market yields to maturity for investment grade and non investment grade trust preferred securities for which there is an active and liquid market. The next step is to make a series of adjustments to reflect the differences that nevertheless exist between these products (both credit and structural) and, most importantly, to reflect idiosyncratic credit performance differences (both actual and projected) between these products and the underlying collateral in the specific trust preferred securities. In addition, utilization of the individual trust preferred investment’s interest crediting rate and if applicable, margin index, is utilized in calculating the expected cash flows.
Prepayments can occur at the discretion of the issuer on predetermined call increments. The call provision allows the issuer to prepay some or the entire outstanding debt obligation on the fifth year and every fifth year thereafter. Due to the general weakness of the financial sector and the regulatory requirements to maintain and increase the capitalization of U.S. banks, the Company concluded that the issuers were unlikely to prepay their outstanding debt obligation and thereby reducing their individual capital ratios during this difficult economic cycle.
The Company reviews each issuer individually for projected future deferrals and defaults. The purpose of the individual issuer review is to determine if an individual issuer demonstrates a

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)
significant likelihood of potential deferral/default so as to require a further addition to the projected additional default percentages as outlined in the above table. This review includes obtaining quarterly financial information and monitoring news releases and pertinent information relative to those issuers. The Company specifically reviews certain financial ratios including Fitch Score and “Texas Ratio” as well as capital adequacy and participation in the Troubled Asset Relief Program of each issuer. The Company believes the “Texas Ratio (“TR”)” is a prominent indicator of the stress a financial institution is experiencing. The TR is calculated by dividing nonperforming assets and loans, including past due 90 days or more, by the sum of tangible equity and loan loss reserves. Management judgmentally establishes various credit criteria, and combinations of credit criteria and those issuers meeting some combination of such criteria are considered additional deferrals as of the reporting date. Based on the results of this analysis, the Company ensures that actual deferrals/defaults as well as forecasted deferrals/defaults of specific institutions are appropriately factored into the cash flow projections for each security. The default and recovery probabilities for each piece of collateral were formed based on the evaluation of collateral credit and a review of historical default data and current/near term operating conditions. For collateral that has already deferred, the Company assumes a recovery of 15% of par after 24 months. There is no recovery estimated for actual defaulted issuers. Projected deferrals are modeled in a consistent manner with actual deferrals. Upon completion of the December 31, 2009 analysis, our model indicated other-than temporary impairment on eight of these securities, all of which experienced additional defaults or deferrals during the period.
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
The table below presents a roll-forward of the credit losses recognized in earnings for the twelve months ended December 31, 2009:

Beginning Balance	$1,021,845
Amounts related to credit loss for which an other-than temporary impairment was not previously recognized	2,294,841

Additions/Subtractions
Amounts realized for securities sold during the period	—
Amounts related to securities for which the company intends to sell or that it will be more likely than not that the company will be required to sell prior to recovery of amortized cost basis	—
Reductions for increases in cash flows expected to be collected that are recognized over the remaining life of the security	—
Increases to the amount related to the credit loss for which other-than-temporary was previously recognized	—

Ending Balance December 31, 2009	$3,316,686

Oneida Financial Corp.
Notes to Consolidated Financial Statements
2.	Investment Securities and Mortgage-Backed Securities (Continued)
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
3.	Loans Receivable
The components of loans receivable at December 31 are as follows:

	2009	2008
Residential one to four family	$144,118,057	$148,097,760
Consumer loans	43,010,889	46,817,598
Commercial real estate	72,127,037	67,218,848
Commercial loans	38,796,600	42,241,770

	298,052,583	304,375,976
Allowance for loan losses	(2,900,587)	(2,624,283)

Net loans	$295,151,996	$301,751,693

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

Oneida Financial Corp.
Notes to Consolidated Financial Statements
3. Loans Receivable (Continued)
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

Oneida Financial Corp.
Notes to Consolidated Financial Statements
4. Fair Value (Continued)
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

Oneida Financial Corp.
Notes to Consolidated Financial Statements
4. Fair Value (Continued)

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
4. Fair Value (Continued)

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
5. Secondary Mortgage Market Activities
Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The principal balance of these loans at year end are as follow:

	2009	2008	2007
Mortgage loan portfolios serviced for:
Freddie Mac	$111,043,793	$83,133,952	$93,504,591
Federal Home Loan Bank	$15,252,193	$18,970,092	$8,397,756
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

The fair value of mortgage servicing rights approximated book value as of year-end 2009 and 2008 and such balances are included in Other Assets in the Consolidated Statement of Condition. Fair value at year-end 2009 was determined using a discount rate of 6.25%, prepayment speed of 20%

Oneida Financial Corp.
Notes to Consolidated Financial Statements
5. Secondary Mortgage Market Activities (Continued)
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

Oneida Financial Corp.
Notes to Consolidated Financial Statements
8. Due to Depositors
Amounts due to depositors at December 31 are as follows:

	2009	2008
Non-interest bearing demand	$62,996,738	$60,786,827
Savings	81,889,687	74,241,962
Money market and interest-bearing checking	186,526,234	133,748,368
Time deposits	156,903,181	155,824,510
Mortgage escrow funds	1,048,567	1,096,430

Total due to depositors	$489,364,407	$425,698,097

At December 31, 2009 and 2008, time deposits with balances in excess of $100,000 totaled $56,688,882 and $45,851,817, respectively. Time deposits with balances in excess of the $250,000 FDIC insurance limit per the Temporary Liquidity Guarantee Program at December 31, 2009 and 2008 totaled $24,334,683 and $19,862,835, respectively.
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

Oneida Financial Corp.
Notes to Consolidated Financial Statements
9. Borrowings (Continued)
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
10. Income Taxes
The provision for income taxes for the years ended December 31, consists of the following:

	2009	2008	2007
Current:
Federal	$865,283	$626,812	$1,154,383
State	(3,547)	4,086	104,202
Deferred:
Federal	299,057	(2,322,612)	21,267
State	50,127	(531,086)	87,798

	$1,210,920	$(2,222,800)	$1,367,650

A reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follow

	2009	2008	2007
Federal statutory income tax rate	34%	(34)%	34%
State tax, net of federal benefit	1%	(9)%	3%
Tax exempt investment income	(7)%	(7)%	(4)%
Earnings from bank owned life insurance	(4)%	(5)%	(4)%
Other	(1)%	(2)%	(1)%

Effective tax rate expense (benefit)	23%	(57)%	28%

Oneida Financial Corp.
Notes to Consolidated Financial Statements
10. Income Taxes (Continued)
The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

	2009	2008
	Asset (Liability)
Allowance for loan losses	$1,093,000	$972,000
Deferred compensation	296,000	228,000
Investment security charges/adjustments	4,162,000	4,536,000
Unrealized losses on securities available for sale	1,324,000	2,133,000
Pension benefits	514,000	789,000

subtotal deferred tax assets	7,389,000	8,658,000
Depreciation	(388,000)	(296,000)
Mortgage related fees	(389,000)	(336,000)
Intangible amortization	(257,000)	(158,000)
Purchase accounting adjustments	(314,000)	(426,000)
Prepaid expenses	(316,000)	(307,000)
Other	(72,000)	(65,000)

subtotal deferred tax liability	(1,736,000)	(1,588,000)

Total deferred income tax asset, net	$5,653,000	$7,070,000

Realization of deferred tax assets is dependent upon the ability to carryback deductions to prior periods when the deferred tax assets are realized and/or in generating sufficient taxable income in future periods. Based on the Company’s history of taxable income and expected future taxable income, a valuation allowance has not been established.
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
The following table represents a reconciliation of the change in benefit obligation, plan assets and funded status of the plan as of December 31:

	2009	2008
Change in benefit obligation:
Beginning benefit obligation	$2,351,556	$2,250,073
Service cost	26,716	27,200
Interest cost	135,800	134,793
Actuarial gain (loss)	39,755	158,930
Benefits paid	(221,788)	(219,440)

Ending benefit obligation	$2,332,039	$2,351,556

Change in plan assets, at fair value:
Beginning plan assets	$1,952,609	$2,878,899
Actual return on plan assets	370,819	(706,850)
Contributions	60,000	—
Benefits paid	(213,981)	(219,440)

Ending plan assets	2,169,447	1,952,609

Funded status at end of year	$(162,592)	$(398,947)

Amounts recognized in accumulated other comprehensive income at December 31 consist of:

	2009	2008
Net actuarial loss (gain)	$854,151	$1,110,377
Prior service cost (credit)	—	—

	$854,151	$1,110,377

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
The Company’s pension plan asset allocation at year-end 2009 and 2008, target allocation for 2010 and expected long-term rate of return by asset category are as follows:

		Percentage of		Weighted-
	Target	Plan Assets		Average Expected
	Allocation	at December 31,		Long Term Rate
Asset Category	2010	2009	2008	of Return
Cash equivalents	0-20%	14%	10%	0%
Equity securities	40-60%	46%	48%	4.6%
Fixed income securities	40-60%	40%	41%	2.1%
Other financial instruments	0-5%	0%	1%	0%

Total		100%	100%	6.7%

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
The Bank’s actual capital amounts and ratios are as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009:
Total Capital (to Risk Weighted Assets)	$42,634,376	10.73%	$31,799,429	8%	$39,749,286	10%
Tier I Capital (to Risk Weighted Assets)	$39,733,789	10.00%	$15,899,714	4%	$23,849,572	6%
Tier I Capital (to Average Assets)	$39,733,789	7.19%	$22,101,172	4%	$27,626,465	5%

As of December 31, 2008:
Total Capital (to Risk Weighted Assets)	$37,214,182	10.21%	$29,164,557	8%	$36,456,596	10%
Tier I Capital (to Risk Weighted Assets)	$34,589,899	9.49%	$14,582,279	4%	$21,873,418	6%
Tier I Capital (to Average Assets)	$34,589,899	6.64%	$20,836,854	4%	$26,046,068	5%
The following represents a reconciliation of Bank capital to regulatory capital as of December 31:

	December 31,
	2009	2008
GAAP equity	$59,735,244	$55,568,623
Accumulated other comprehensive income	3,960,866	3,199,447
Goodwill, net of applicable deferred taxes	(22,754,115)	(22,644,452)
Intangible assets, net of applicable deferred taxes	(1,158,131)	(1,501,698)
Disallowed portion of mortgage servicing rights	(50,075)	(32,021)

Tier 1 Capital	$39,733,789	$34,589,899

General regulatory allowance for loan losses	2,900,587	2,624,283

Total Capital	$42,634,376	$37,214,182

Oneida Financial Corp.
Notes to Consolidated Financial Statements
16. Regulatory Matters (Continued)
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

Oneida Financial Corp.
Notes to Consolidated Financial Statements
17. Parent Company Statements (Continued)
Condensed Statements of Cash Flow

	Years Ended December 31,
	2009	2008	2007
Operating activities:
Net income (loss)	$4,113,357	$(1,677,090)	$3,504,307
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	—	16,976	105,377
ESOP shares earned	—	—	337,408
Other assets/liabilities, net	25,757	(125,882)	(44,077)
Equity in undistributed net loss (income) of subsidiary bank	(2,303,568)	1,600,003	(3,491,287)

Net cash provided by (used by) operating activities	1,835,546	(185,993)	411,728

Investing activities:
Proceeds from sales of investment securities	—	—	292,000
Purchase of premises and equipment	—	—	(287,416)
Disposition of premises and equipment	—	3,204,282	—
Change in due from related parties	(33,655)	(2,155,199)	1,474,836

Net cash (used in) provided by investing activities	(33,655)	1,049,083	1,479,420

Financing activities:
Purchase of treasury stock	(379,976)	(20,277)	(65,159)
Dividends paid	(1,673,714)	(1,662,053)	(1,648,916)
Exercise of stock options (using treasury stock)	364,211	32,347	34,118

Net cash (used in) provided by financing activities	(1,689,479)	(1,649,983)	(1,679,957)

Net increase (decrease) in cash and cash equivalents	112,412	(786,893)	211,191
Cash and cash equivalents at beginning of year	37,385	824,278	613,087

Cash and cash equivalents at end of year	$149,797	$37,385	$824,278

18.	Earnings per Share
Earnings per common share have been computed based on the following for the years ended December 31:

	2009	2008	2007
Net income (loss) per consolidated statements of income	$4,113,357	$(1,677,090)	$3,504,307
Net earnings (loss) allocated to participating securities	(18,961)	(2,046)	(40,898)

Net earnings (loss) allocated to common stock	$4,094,396	$(1,679,136)	$3,463,409

Basic
Distributed earnings allocated to common stock	$1,659,891	$1,640,933	$1,618,964
Undistributed earnings (loss) allocated to common stock	2,434,505	(3,320,069)	1,844,445

Net earnings (loss) allocated to common stock	$4,094,396	$(1,679,136)	$3,463,409

Weighted average common shares outstanding including shares considered participating securities	7,789,021	7,757,205	7,729,653
Less: Average participating securities	(16,400)	(28,800)	(45,600)

Weighted average shares	7,772,621	7,728,405	7,684,053

Basic earnings (loss) per share	$0.53	$(0.22)	$0.45

Diluted
Net earnings (loss) allocated to common stock	$4,094,396	$(1,679,136)	$3,463,409

Weighted average common shares outstanding for basic	7,772,621	7,728,405	7,684,053
Dilutive effect of stock options	27,949	54,592	67,485

Weighted average shares	7,800,570	7,782,997	7,751,538

Diluted earnings (loss) per share	$0.52	$(0.22)	$0.45

Stock options for 86,166, 106,675 and 53,820 shares of common stock were not considered in computing dilutive earnings per common share for 2009, 2008, and 2007 respectively because they were anti-dilutive.

Oneida Financial Corp.
Notes to Consolidated Financial Statements
19.	Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related tax effects were as follows:

	2009	2008	2007
Unrealized (losses) gains on available for sale securities
Available for sale securities:
Unrealized holding gains (losses) on securities arising during period	$3,422,451	$(3,979,420)	$(2,167,052)
Less: reclassification adjustment for (gains) realized in income	(787,842)	(62,854)	(352,825)

Net unrealized gains (losses)	2,634,609	(4,042,274)	(2,519,877)
Tax effect	(1,053,844)	1,616,910	1,007,951

Net-of-tax amount	1,580,765	(2,425,364)	(1,511,926)

Other-than-temporary impaired securities:
Unrealized holding (losses) on securities arising during period	$(2,908,143)	$(1,021,845)	$—

Less: reclassification adjustment for losses realized in income	2,294,841	1,021,845	—
Net unrealized (losses)	(613,302)	—	—
Tax effect	245,321	—	—

Net-of-tax amount	(367,981)	—	—

Change in unrealized loss on pension liability	648,051	(2,375,636)	228,994
Tax effect	(259,220)	950,254	(91,598)

Net-of-tax amount	388,831	(1,425,382)	137,396

	$1,601,615	$(3,850,746)	$(1,374,530)

The following is a summary of the change in accumulated other comprehensive income balances, net of tax from December 31, 2008 to December 31, 2009.

	Balance	Current	Balance
	at	Period	at
	12/31/2008	Change	12/31/2009
Unrealized (losses) gains on securities available for sale	$(3,199,447)	$1,212,783	$(1,986,664)
Unrealized loss on pension benefits	(2,363,034)	388,832	(1,974,202)

Total	$(5,562,481)	$1,601,615	$(3,960,866)

The following is a summary of the accumulated other comprehensive income balances included in stockholders’ equity at December 31, 2009:

	Gross		Balance at
	Balance at	Tax	12/31/2009
	12/31/2009	Effect	net of tax
Unrealized (losses) gains on securities available for sale	$(3,311,104)	$1,324,440	$(1,986,664)
Unrealized loss on pension benefits	(3,290,337)	1,316,135	(1,974,202)

Total	$(6,601,441)	$2,640,575	$(3,960,866)

Oneida Financial Corp.
Notes to Consolidated Financial Statements
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

Oneida Financial Corp.
Notes to Consolidated Financial Statements
20. Segment Information (Continued)

	2008
				Risk
	Banking	Insurance	Consulting	Management
	Activities	Activities	Activities	Activities	Total
Net interest income	$15,652,705	$—	$—	$—	$15,652,705
Provision for loan losses	525,000	—	—	—	525,000

Net interest income after provision for loan losses	15,127,705	—	—	—	15,127,705

Non-interest (loss) income	(3,933,827)	8,483,321	5,015,527	119,544	9,684,565
Non-interest expenses	14,497,015	7,620,924	4,052,298	391,934	26,562,171
Depreciation and amortization	1,714,045	249,640	185,224	1,080	2,149,989

(Loss) Income before taxes	(5,017,182)	612,757	778,005	(273,470)	(3,899,890)

Income tax (benefit) expense	(2,773,000)	330,500	325,000	(105,300)	(2,222,800)

Net (loss) income	$(2,244,182)	$282,257	$453,005	$(168,170)	$(1,677,090)

Total Assets	$523,447,403	$15,607,987	$4,857,175	$57,552	$543,970,117

	2007
	Banking	Insurance	Consulting
	Activities	Activities	Activities	Total
Net interest income	$13,645,042	$—	$—	$13,645,042
Provision for loan losses	—	—	—	—

Net interest income after provision for loan losses	13,645,042	—	—	13,645,042

Non-interest income	4,669,881	9,925,204	3,595,687	18,190,772
Non-interest expenses	13,802,743	8,197,710	3,009,337	25,009,790
Depreciation and amortization	1,492,222	236,843	225,002	1,954,067

Income before taxes	3,019,958	1,490,651	361,348	4,871,957

Income tax expense	759,650	500,000	108,000	1,367,650

Net income	$2,260,308	$990,651	$253,348	$3,504,307

Total Assets	$505,109,464	$19,631,205	$4,083,910	$528,824,579

Oneida Financial Corp.
Notes to Consolidated Financial Statements
20.	Segment Information (Continued)
The following represents a reconciliation of the Company’s reported segment assets to consolidated assets as of December 31:

	2009	2008
Assets
Total assets for reportable segments	$596,425,493	$543,970,117
Elimination of intercompany cash balances	(5,919,162)	(3,840,349)

Consolidated total	$590,506,331	$540,129,768

The accounting policies of the segment are the same as those described in the summary of significant accounting policies.

21.	Quarterly Financial Data (Unaudited)

	Interest	Net Interest	Net
	Income	Income	Income (Loss)	Basic	Diluted
	(Dollars in thousands)
2009

First Quarter	$6,232	$4,059	$1,114	$0.14	$0.14
Second Quarter	6,225	4,291	1,069	0.14	0.14
Third Quarter	6,234	4,442	696	0.09	0.09
Fourth Quarter	6,311	4,635	1,234	0.16	0.16

2008

First Quarter	$6,725	$3,723	$429	$0.06	$0.06
Second Quarter	6,718	3,867	646	0.08	0.08
Third Quarter	6,651	3,924	(4,428)	(0.57)	(0.57)
Fourth Quarter	6,639	4,139	1,676	0.22	0.22
22.	Adoption of Plan of Conversion and Reorganization (unaudited)

On February 9, 2010, the Board of Directors of Oneida Financial, MHC (“MHC”) and Oneida Savings Bank (“Bank”) adopted a Plan of Conversion and Reorganization providing for the conversion of the MHC into the capital stock form of organization resulting in the formation of a new state-chartered stock holding company, Oneida Financial Corp. — New (“Holding Company”). Under the plan, the existing shares of the Company’s common stock owned by Public Stockholders will be converted pursuant to an exchange ratio into shares of common stock of the Holding Company (“Holding Company Common Stock”). Simultaneously, with the Conversion and Reorganization, the Holding Company will conduct a stock offering which represents the 55.0% ownership interest in Oneida Financial Corp. now owned by the MHC. The Conversion will result in the Bank being wholly owned by a state-chartered stock holding company which is owned by public stockholders. Shares of conversion stock will be offered in a subscription offering in descending order of priority to eligible deposit account holders, the Bank’s tax qualified employee benefit plan, then to other depositors of the Bank. Any shares of the Holding Company’s common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to natural persons residing in the bank’s market area.
Upon completion of the plan, the public will own 100% of the outstanding stock of the Holding Company. The Holding Company will own 100% of the Bank. The Bank may not pay dividends to

Oneida Financial Corp.
Notes to Consolidated Financial Statements
22.	Adoption of Plan of Conversion and Reorganization (unaudited) (Continued)
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
Offering costs will be deferred and deducted from the proceeds of the shares sold in the stock offering. If the offering is not completed, all costs will be charged to expense. At February 28, 2010 (unaudited), approximately $83,000 of expense has been incurred.